As filed with the U.S. Securities and Exchange Commission on July 28, 2026

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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PBT Land and Minerals, Inc.
(Exact name of registrant as specified in its charter)

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Texas	6792	42-3391247
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Pine Street, Suite 1010
Abilene, TX, 79601
(325) 677-6177
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Eric L. Oliver
c/o SoftVest Advisors, LLC
400 Pine Street, Suite 1010
Abilene, TX, 79601
(325) 677-6177
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies of all communications, including communications sent to agent for service, should be sent to:

Eduardo Gallardo Colin J. Diamond Chris Centrich Paul Hastings LLP 609 Main Street, Suite 2500 Houston, Texas 77002 (713) 860-7300	Ricky Torlincasi Blackbeard Operating, LLC 1751 River Run, Suite 405 Fort Worth, Texas 76107 (432) 242-0050	Douglas E. McWilliams Thomas G. Zentner Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 28, 2026

SPECIAL MEETING OF HOLDERS OF UNITS OF BENEFICIAL INTEREST
OF
PERMIAN BASIN ROYALTY TRUST

PBT Land and Minerals, Inc., a newly-formed Texas corporation (together with its subsidiaries, unless otherwise indicated or the context otherwise requires, “New PBT,” “we,” “us” or “our”) is furnishing this proxy statement/prospectus and enclosed proxy card (the “Proxy Card”) to holders of units of beneficial interest (the “Trust Units”) of the Permian Basin Royalty Trust (the “Trust,” and such holders, “Unitholders”), in connection with the solicitation of proxies for use at the special meeting of Unitholders scheduled to be held on            , 2026 at            Central Time, at the offices of Argent Trust Company, 4200 South Hulen Street, Suite 217, Fort Worth, Texas 76109 (such meeting, together with any adjournments, continuations or postponements thereof, and any meeting called in lieu thereof, the “Special Meeting”).

New PBT is an affiliate of SoftVest, L.P. (“SoftVest, L.P.”), a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units. SoftVest, L.P. created New PBT to facilitate the business combination described below and owns New PBT solely for that purpose.

SoftVest has requested the Special Meeting for Unitholders to consider and vote on an amendment to the Trust’s Royalty Trust Indenture (the “Indenture Amendment”) that would permit consummation of a business combination (the “Business Combination”) whereby New PBT would acquire (i) a majority of the assets and liabilities of the Trust and (ii) approximately 68,000 acres of surface estate and a 15% effective royalty interest associated with certain acreage and certain mineral interests owned directly or indirectly by Blackbeard Holdings, LLC (“Blackbeard Holdings”). Blackbeard Operating, LLC, a subsidiary of Blackbeard Holdings, is the operator of oil and gas interests in the Waddell Ranch, in Crane County, Texas, in which the Trust currently holds a 75% net overriding royalty interest (equivalent to a net profits interest), which represents most of the value of the Trust. A copy of the proposed Indenture Amendment is attached to this proxy statement/prospectus as Annex A.

As a part of the proposed Business Combination, (i) the Trust will terminate and Unitholders will receive one share of Class A common stock, par value $0.0001 per share, of New PBT (“Class A Shares”) for each Trust Unit they own, (ii) the Trust’s 75% net overriding royalty interest in the Waddell Ranch oil and gas interests will effectively be converted into a cost-free 15% effective royalty interest that will be owned by New PBT and that eliminates cost exposure associated with the development and production of oil and gas and is expected to generate more predictable and consistent cash flow for Unitholders going forward as investors in New PBT and (iii) the Trust’s interest in the Waddell Ranch Properties, which currently underlies the net profits interest (“NPI”) structure, will be transferred to Blackbeard Operating through the Unburdened Mineral Interest Lease (as defined herein), resulting in Blackbeard Operating assuming all operating costs and capital obligations associated with the interest while New PBT retains the cost-free royalty interest described above. In addition, New PBT is expected to derive additional revenue from all operations on lands that will be owned by New PBT going forward. This provides meaningful diversification beyond oil and gas royalties alone and contributes significant real assets to the business of New PBT.

Following the Business Combination, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure. New PBT will be a holding company, the sole material assets of which will consist of units of its subsidiary PBT Land and Minerals OpCo, LLC (“OpCo” and such units, “OpCo units”). OpCo LLC in turn will directly or indirectly own the operating subsidiaries through which New PBT will conduct its business. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate the financial results of OpCo and its subsidiaries.

Class A Shares, which Unitholders will receive, are expected to be listed for trading on the New York Stock Exchange (the “NYSE”) and NYSE Texas under the symbol “PBT”. If the Business Combination is completed, the Trust will terminate, and the Trust Units will no longer be listed on the NYSE and will be deregistered under the Exchange Act. The OpCo units and corresponding shares of Class B common stock, par value $0.0001 per share, of New PBT (“Class B Shares” and, together with the Class A Shares, the “New PBT Common Stock”) will not be traded on an exchange.

As part of the Business Combination and the Blackbeard and Greybeard Subscription (as defined below), Blackbeard Security Holdings, LLC, a subsidiary of Blackbeard Holdings (“Blackbeard Security”), and Greybeard Energy LLC, an affiliate of Blackbeard Holdings (“Greybeard Energy”), will receive a combination of (i) Class A Shares, and (ii) OpCo units and a corresponding number of Class B Shares.

Concurrently with the solicitation of proxies pursuant to this proxy statement/prospectus, New PBT is conducting a rights offering (the “Rights Offering”) pursuant to which Unitholders are being offered the right to subscribe for additional Class A Shares on a pro rata basis. Each holder of Trust Units has received a non-transferable right to purchase             Class A Share at a subscription price of $            per share. Please review carefully the prospectus contained in the Registration Statement on Form S-1 (File No. 333-            ), including the risk factors and other disclosures contained therein, before making any investment decision with respect to the Rights Offering. Pursuant to the Commitment and Backstop Agreement, dated as of July 28, 2026 (the “Commitment Agreement”), each of SoftVest, L.P. and Horizon Kinetics Asset Management LLC (“Horizon Kinetics” and together, the “Backstop Purchasers”) has agreed (a) to exercise in full the subscription rights allocated to it in the Rights Offering, including their over-subscription rights, and (b) to purchase, at the subscription price applicable to the Rights Offering, an equal portion (50% each) of up to $71.2 million Class A Shares that are not subscribed for by other Unitholders in the Rights Offering (the “Backstop Commitment”). In addition, pursuant to the Commitment Agreement, Blackbeard Security and Greybeard Energy have agreed to purchase, at the subscription price applicable to the Rights Offering, in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended, an aggregate of            Class A Shares (the “Blackbeard and Greybeard Subscription”). This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Security and Greybeard Energy would be entitled to purchase in the Rights Offering as a combined 40.7% shareholder of New PBT following Closing. The closing of each of the Rights Offering, the Backstop Commitment and the Blackbeard and Greybeard Subscription is conditioned on the closing of the Business Combination.

Following the Business Combination, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding New PBT Common Stock, and (iii) New PBT will be the managing member of OpCo.

The terms of the Business Combination are set forth in a Combination Agreement, dated as of July 28, 2026, that was entered into by New PBT, PBT Sub, Inc. (a wholly owned subsidiary of New PBT), OpCo, Blackbeard Holdings, LLC, Blackbeard Security, and Greybeard Energy (the “Combination Agreement”). Neither the Trust nor the Trustee is a party to the Combination Agreement, nor have they made any recommendation or endorsement of the Combination Agreement or the Business Combination. A copy of the Combination Agreement is attached to this proxy statement/prospectus as Annex B.

Information about the Special Meeting, the Combination Agreement, the Business Combination and the other business to be considered at the Special Meeting is contained in this proxy statement/prospectus. We urge you to carefully read the entire proxy statement/prospectus and the annexes and documents incorporated by reference. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 14 of the proxy statement/prospectus.

This solicitation is being conducted by New PBT, SoftVest, L.P., SoftVest Advisors, LLC (“SoftVest Advisors”), SoftVest GP I, LLC (“SoftVest GP”) and Eric L. Oliver (“Mr. Oliver” and, together with SoftVest, L.P., SoftVest Advisors and SoftVest GP, “SoftVest” and SoftVest together with New PBT, the “Participants”). SoftVest, L.P. has entered into a voting and support agreement with Blackbeard, under which it has agreed to vote its Trust Units in favor of the approval of the proposals to be considered at the Special Meeting.

SoftVest, L.P. will sell New PBT to the Trust before the consummation of the Business Combination for one dollar, and, like other Unitholders, it will receive its distribution of Class A Shares from the Trust based on its pro rata ownership of Trust Units immediately before the Business Combination.

THIS SOLICITATION IS NOT ON BEHALF OF THE TRUSTEE OR THE TRUST, AND THE SECURITIES BEING OFFERED HEREBY ARE NOT BEING OFFERED BY THE TRUSTEE OR THE TRUST. THE TRUSTEE HAS NOT MADE, AND IS NOT EXPECTED TO MAKE, A RECOMMENDATION FOR OR AGAINST THE APPROVAL OF THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING.

The record date for the Special Meeting is the close of business on            , 2026 (the “Record Date”).

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting — This Proxy Statement and our Proxy Card are available at: www.proxyvote.com

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or the securities to be issued under this proxy statement/prospectus or has passed judgment upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is            , 2026, and it is first being mailed or otherwise delivered to Unitholders on or about            , 2026.

ADDITIONAL INFORMATION

The Trust files annual, quarterly and current reports and other business and financial information with the Securities and Exchange Commission (the “SEC”), and the SEC maintains a website located at http://www.sec.gov containing this information. You can also obtain these documents, free of charge from the Trust, at http://www.pbt-permian.com. The information contained on, or that may be accessed through, the Trust’s website is not incorporated by reference into, and is not a part of, this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about the Trust from documents that are not attached to this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from New PBT’s proxy solicitor at the following address and telephone number:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, NY 10005

Holders may call toll-free: (877) 283-0318
Banks and brokers call: (212) 784-6885

If you would like to request any documents, please do so by            , 2026, which is five business days prior to the date of the Special Meeting, in order to receive them before the Special Meeting.

For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, please see the section entitled “Where You Can Find More Information.”

Notwithstanding the incorporation by reference of Trust filings and business and financial information hereby, neither the Trust nor the Trustee are making a solicitation in this proxy statement/prospectus, nor are they offering any securities in this proxy statement/prospectus.

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ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 (Registration No. 333-            ) filed with the SEC by New PBT, constitutes the prospectus of New PBT under the Securities Act of 1933, as amended, with respect to the Class A Shares to be issued to the Trust and distributed pro rata to the Unitholders pursuant to the Combination Agreement. This document also constitutes a proxy statement under the Securities Exchange Act of 1934, as amended, with respect to the Special Meeting of Unitholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated            , 2026. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Unitholders nor the issuance by New PBT of Class A Shares and Class B Shares and the issuance by OpCo of OpCo units pursuant to the Combination Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning the Trust contained in this proxy statement/prospectus or incorporated by reference has been provided by the Trust, and the information concerning Blackbeard and its affiliates contained in this proxy statement/prospectus has been provided by Blackbeard. Notwithstanding the inclusion of information regarding the Trust hereby, neither the Trust nor the Trustee are making a solicitation in this proxy statement/prospectus, nor are they offering any securities in this proxy statement/prospectus.

HELPFUL INFORMATION

As used herein and unless otherwise specifically indicated, the following terms have the meanings set forth below:

Bbl.    One stock tank barrel, of 42 U.S. gallons liquid volume, used in this proxy statement/prospectus in reference to crude oil or other liquid hydrocarbons.

Blackbeard.    Blackbeard Holdings and its subsidiaries, but excluding USLG Legacy.

Blackbeard Holdings.    Blackbeard Holdings, LLC, a Delaware limited liability company indirectly owned by NGP and members of Blackbeard Holdings’ management.

Blackbeard Operating.    Blackbeard Operating, LLC, a Delaware limited liability company and subsidiary of Blackbeard Holdings, which is a large privately held and vertically integrated energy producer in the Permian Basin in West Texas.

Blackbeard Parties.    Blackbeard Holdings, Blackbeard Security and Greybeard Energy, collectively.

Blackbeard Security.    Blackbeard Security Holdings, LLC, a Texas limited liability company and affiliate of Blackbeard Holdings.

Blackbeard Transferred Entities.    MineralCo, USLG ExCo, USLG Legacy, and their respective Subsidiaries (if any).

Boe.    Barrel of oil equivalent.

Btu.    British thermal unit, which is the heat required to raise the temperature of one pound of liquid water by one degree Fahrenheit.

CBP.    Central Basin Platform.

Class A Shares.    Shares of Class A common stock, par value $0.0001 per share, of New PBT.

Class B Shares.    Shares of Class B common stock, par value $0.0001 per share, of New PBT.

Closing.    The Blackbeard Contribution Closing (as defined in the Combination Agreement included as Annex B hereto).

Closings.    The PBT Contribution Closing and the Blackbeard Contribution Closing (as defined in the Combination Agreement included as Annex B hereto), together.

Closing Date.    The date on which Closing occurs.

Code.    The Internal Revenue Code of 1986, as amended.

Combination Agreement.    The Combination Agreement, dated as of July 28, 2026, by and among New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security, and Greybeard Energy.

Credit Facilities.    The (a) Credit Agreement dated as of August 29, 2019, by and among Blackbeard Operating, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time (the “BBO Credit Facility”), (b) Credit Agreement dated as of March 31, 2025, by and among Greybeard Holdings, as borrower, the lenders from time to time party thereto and BOKF, NA dba Bank of Texas, as administrative agent, as amended, modified or supplemented from time to time (the “Greybeard Credit Facility”) and (c) Credit Agreement dated as of June 1, 2026, by and among USLG Legacy, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time, as the context may require (the “JPM Credit Facility”).

Credit Facility Consents.    Collectively, any consents and/or amendments required under the Credit Facilities with respect to the transactions contemplated under the Combination Agreement.

Cutlass Sands Ranch.    Approximately 14,300 surface acres in Crane County, Texas owned by USLG.

DUCs.    Drilled-but-uncompleted production wells.

E&P.    Exploration & Production segment of the oil and gas industry.

Exchange Act.    Securities Exchange Act of 1934, as amended.

Greybeard Assets.    Hydrocarbon mineral interests, fee mineral interests, royalty interests, leases, servitudes, and related contracts held by Greybeard Energy that will be transferred to New PBT in connection with Closing, including 2,300 NRAs located in the Permian Basin in West Texas.

Greybeard Energy.    Greybeard Energy, LLC, a Delaware limited liability company.

Greybeard Holdings.    Greybeard Holdings, LLC, a Delaware limited liability company.

Greybeard-OpCo Contribution.    The contribution to OpCo by, and OpCo unit issuance to, Greybeard Energy described in the Combination Agreement.

Hilcorp.    Hilcorp Permian CT TXNM, LLC, a Delaware limited liability company.

Hilcorp Acquisition.    The acquisition by Blackbeard Operating and USLG Legacy of certain assets held by Hilcorp, which closed on May 30, 2025.

Hilcorp Assets.    40,400 NRAs and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas that were acquired as part of the Hilcorp Acquisition.

Horizon Kinetics.    Horizon Kinetics Asset Management LLC.

Intended Tax Treatment.    With respect to, (i) the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), a transaction described in Section 351(a) of the Code, (ii) the NewCo-NewCo Sub Contribution a transaction described in Section 351(a) of the Code, (iii) the Section 1031 Exchange as a like-kind exchange under Section 1031 of the Code, and (iv) each of the NewCo-OpCo Contribution, the NewCo Sub-OpCo Contribution, the Blackbeard Security-OpCo Contribution, and the Greybeard-OpCo Contribution as a contribution of property described in Section 721(a) of the Code, subject to Section 707(a)(2)(B) of the Code and its implementing Treasury Regulations (provided that any transfers (or deemed transfers) of cash shall be treated to the maximum extent permitted as a reimbursement of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d)).

Mcf.    One thousand cubic feet.

MineralCo.    Pirate Fee MineralCo, LLC, a Texas limited liability company to be formed by Blackbeard Operating.

MMBtu.    One million Btus.

NewCo Parties.    New PBT, New PBT Sub and OpCo, collectively.

New PBT.    PBT Land and Minerals, Inc., a Texas corporation, and, unless otherwise indicated or the context otherwise requires, each of its subsidiaries, including OpCo.

New PBT Board.    The board of directors of New PBT immediately after Closing.

New PBT Bylaws.    The A&R Bylaws of New PBT, substantially in the form attached as Annex D to this proxy statement/prospectus.

New PBT Charter.    The A&R Certificate of Formation of New PBT, substantially in the form attached as Annex C to this proxy statement/prospectus.

New PBT Common Stock.    The Class A Shares and Class B Shares.

New PBT Predecessor.    The oil and natural gas mineral interests, land operations, and other assets and liabilities held by Blackbeard Holdings that will be transferred to New PBT in connection with Closing, presented as PBT Land and Minerals, Inc. Predecessor and also US Land Guild Corp. Predecessor in the financial statements included elsewhere in this proxy statement/prospectus.

New PBT Preferred Stock.    The preferred stock, par value $0.0001 per share, of New PBT.

New PBT Sub.    PBT Sub, Inc., a Texas corporation and wholly owned subsidiary of New PBT.

NGLs.    Natural gas liquids.

NGP.    A family of private equity funds managed by NGP Energy Capital Management, L.L.C., including NGP Natural Resources X, L.P., NGP Natural Resources XI, L.P. and NGP Natural Resources XII, L.P.

Nile Midstream.    Nile Midstream, LLC, a Delaware limited liability company and a leading provider of midstream services to oil and natural gas operators in the Permian Basin that operates on USLG’s surface acreage.

NPI-Burdened Mineral Interests.    All of Blackbeard Operating’s (and after the consummation of the Blackbeard Pre-Closing Restructuring, MineralCo’s) right, title and interest in and to all hydrocarbon and mineral interests in the Waddell Ranch that are burdened by the Trust’s Waddell Ranch Interest, together with all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against third parties and claims for adjustments and refunds, in each case to the extent attributable to any such hydrocarbon and mineral interests, as further described in the Combination Agreement.

NRAs.    A Net Royalty Acre, amounting to a 12.5% (or one-eighth) mineral and royalty ownership interest.

OpCo.    PBT Land and Minerals OpCo, LLC, a Texas limited liability company and a subsidiary of New PBT.

OpCo LLC Agreement.    The A&R Limited Liability Company Agreement of OpCo that will be entered into as of Closing.

PBT Competing Proposal.    Any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of the Trust, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding equity securities of the Trust representing more than 20% of the voting power of the Trust, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of the Trust, representing more than 20% of the consolidated assets of the Trust.

PBT Contribution Closing Date.    The date on which the PBT Contribution Closing (as defined in the Combination Agreement included as Annex B hereto) occurs.

PBT Excluded Assets.    Means (i) an amount in cash equal to the lesser of (a) the cash on-hand of the Trust as of the Closing Date or, and (b) $1.75 million, which amount is to be retained by the Trustee as a reserve for contingent liabilities pursuant to Section 9.03 of the PBT Trust Indenture, (ii) other than the amount in cash contemplated by clause (i) of this definition, any other cash, cash equivalents, marketable securities and bank deposits (including checks and wire transfers, ACH transactions and drafts deposited or available for deposit for the account of the Trust) held by or on behalf of the Trust, including any amounts paid to the Trust pursuant to the terms and conditions of the Settlement Agreement on or prior to the Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended), (iii) PBT and its Affiliates’ right, title and interest in and to any amounts payable under the Texas Royalty Conveyance on or prior to the Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended, and (iv) the NewCo Legacy Securities (as defined in the Combination Agreement).

Pirate Ranch.    Approximately 7,800 surface acres in Crane County, Texas held by USLG.

Port Royal Ranch or East Ranch.    Approximately 14,000 surface acres in Crane County, Texas held by USLG.

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PUDs.    Proved undeveloped reserves.

SEC.    The U.S. Securities and Exchange Commission.

Securities Act.    The Securities Act of 1933, as amended.

Settlement Agreement.    That certain Settlement Agreement and Release, dated as of August 19, 2025, by and between the Trustee and Blackbeard Operating, as amended.

Smugglers Cove Ranch.    Approximately 8,300 surface acres in Crane County, Texas.

SoftVest Advisors.    SoftVest Advisors, LLC, a registered investment adviser and the investment adviser to SoftVest, L.P.

SoftVest GP.    SoftVest GP I, LLC, the general partner of SoftVest, L.P.

SoftVest, L.P.    SoftVest, L.P., the sole owner of New PBT prior to its transfer to the Trust.

Termination Date.    11:59 p.m. (New York City time) on December 31, 2026, as such date may be extended.

TBOC.    The Texas Business Organizations Code.

Texas Royalty Interests.    The net overriding royalty interest conveyed to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, pursuant to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, and filed of record in Crane County.

Tortuga Ranch.    Approximately 4,700 surface acres in Crane County, Texas.

Transactions.    The transactions contemplated by the Combination Agreement and the Exchange Agreement.

Trust.    Permian Basin Royalty Trust, an express trust created under the laws of the State of Texas.

Trust Interests.    All of the Trust’s right, title and interest in and to the (i) Waddell Ranch Interest, (ii) the Texas Royalty Interests, (iii) the Settlement Agreement and (iv) any and all other rights, properties, and assets of the Trust, of every kind and nature, character and description, whether real personal or mixed, tangible or intangible, accrued or contingent, wherever located and whether or not reflected in on the books and records of the Trust (other than the PBT Excluded Assets).

USLG.    The oil and natural gas mineral interests and land operations owned by Blackbeard Holdings and Greybeard Energy that will be contributed directly or indirectly to New PBT in connection with Closing.

USLG Business.    The ownership and operation of the Blackbeard Transferred Entities, the NPI-Burdened Mineral Interests, and USLG Legacy and USLG ExCo, and other activities conducted in connection with such ownership and operation or that are incidental thereto.

USLG ExCo.    USLG ExchangeCo, LLC, a Texas limited liability company to be formed by USLG Legacy.

USLG Legacy.    US Land Guild, LLC, a Delaware limited liability company and wholly owned subsidiary of Blackbeard Holdings.

Waddell Ranch Interest.    The net overriding royalty interest conveyed to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, pursuant to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust — Waddell Ranch) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, and filed of record in the Crane County, Texas Deed Records under Volume 274, Page 639.

West Ranch.    Collectively, the Cutlass Sands Ranch, Pirate Ranch, Smugglers Cove Ranch and Tortuga Ranch, consisting of approximately 35,100 surface acres in Crane County, Texas.

MARKET AND INDUSTRY DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which USLG’s operations, including their respective market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, including Enverus and the U.S. Energy Information Administration (EIA), on assumptions made by us based on such sources and knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We have not independently verified this third-party information. The industry in which USLG operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors — Risks Relating to USLG’s Business.”

ANNEXES

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the Business Combination, the Combination Agreement and the Transactions and certain procedures for the Unitholders to vote their Trust Units and other matters with respect to the Special Meeting. We urge you to carefully read the entirety of this proxy statement/prospectus, including the annexes to this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you with respect to the Business Combination, the Combination Agreement and the Transactions and the matters related to the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION:

Q:     What will happen in the Business Combination and what will Unitholders receive?

A:     Following the Business Combination, New PBT would own (i) a majority of the assets and liabilities of the Trust and (ii) USLG, including approximately 68,000 acres of surface estate and a 15% effective royalty interest associated with certain acreage and certain mineral interests owned directly or indirectly by Blackbeard Holdings. Blackbeard Operating, a subsidiary of Blackbeard Holdings, is the operator of the oil and gas interests in the Waddell Ranch, in Crane County, Texas, in which the Trust currently holds a 75% net overriding royalty interest (equivalent to a net profits interest), which represents most of the value of the Trust.

As a part of the Business Combination, (i) the Trust will terminate and Unitholders will receive one Class A Share, which has both voting and economic rights with respect to New PBT, for each Trust Unit they own, (ii) the Trust’s 75% net overriding royalty interest in the Waddell Ranch oil and gas interests will be effectively converted into a cost-free 15% effective royalty interest that will be owned by New PBT and that eliminates cost exposure associated with the development and production of oil and gas and is expected to generate more predictable and consistent cash flow for New PBT investors going forward and (iii) the Trust’s interest in the Waddell Ranch Properties, which currently underlies the NPI structure, will be transferred to Blackbeard Operating through the Unburdened Mineral Interest Lease, resulting in Blackbeard Operating assuming all operating costs and capital obligations associated with the interest while New PBT retains the cost-free royalty interest described above. In addition, New PBT is expected to derive additional revenue from all operations on lands that will be wholly owned by New PBT going forward. This provides meaningful diversification beyond oil and gas royalties alone and contributes significant real assets to the business of New PBT.

The Combination Agreement, which governs the terms of the Business Combination, is attached to this proxy statement/prospectus as Annex B. For a more complete discussion of the proposed Business Combination, its effects and the other Transactions, please see the section entitled “The Business Combination.”

Q:     What will Blackbeard Security and Greybeard Energy receive?

A:     Following Closing, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. New PBT will be a holding company, the sole material assets of which will consist of units of OpCo, which in turn will directly or indirectly own the operating subsidiaries through which New PBT will conduct its business. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business, and will consolidate the financial results of OpCo and its subsidiaries.

As a part of the Business Combination, Blackbeard Security and its affiliate Greybeard Energy will receive economic, non-voting OpCo units and a corresponding number of Class B Shares. Class B Shares will have voting but no economic rights with respect to New PBT.

Each OpCo unit, together with the corresponding Class B Share, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one Class A Share. The OpCo LLC Agreement requires New PBT to take all actions with respect to its interests, including OpCo units, to maintain at all times a one-to-one ratio between the number of Class A Shares (or other equity securities of New PBT, other than the Class B Shares) that are outstanding and the number of OpCo units (or other equity securities in OpCo) owned by New PBT.

x

Following the Business Combination, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will have the right (the “Redemption Right”) to cause OpCo to redeem all or a portion of its units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the right (the “Call Right”) to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled.

Q:     What equity stake will Unitholders and Blackbeard hold in New PBT following the Business Combination?

A:     Immediately following the Business Combination, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding New PBT Common Stock, and (iii) New PBT will be the managing member of OpCo.

Q:     If I am a Unitholder, how will I receive the Class A Shares to which I am entitled?

A:     In connection with Closing, the Trust will terminate and distribute to the Unitholders all Class A Shares it receives in the Business Combination, on a pro rata basis and otherwise on the terms and conditions set forth in the Trust’s Royalty Trust Indenture (as amended by the Indenture Amendment).

For more information about the receipt of Class A Shares in connection with the Business Combination, see the section entitled “The Combination Agreement — Closing of the Business Combination.”

Q:     What will be the composition of the New PBT Board following the completion of the Business Combination?

A:     Following Closing, the New PBT Board will consist of seven directors: Eric Oliver (Chairman); Jordan Barrett; Ricky Burnett; Brian Ferguson; Peter Ray; Kaleb Smith and             .

Q:     Will the Class A Shares that I acquire in connection with the Business Combination receive a dividend?

A:     After Closing, as a holder of Class A Shares, you will receive the same dividends on your Class A Shares that all other holders of Class A Shares will receive for any dividend with a record date that occurs after Closing. Although we currently expect New PBT to pay regular dividends to holders of Class A Shares, the New PBT Board will have sole discretion to declare dividend payments.

Q:     Will the Class A Shares received in connection with the Business Combination be traded on an exchange?

A:     Yes. It is a condition to the consummation of the Business Combination that the Class A Shares be authorized for listing on the NYSE, subject to official notice of issuance, and the Class A Shares are expected to be listed for trading on the NYSE and NYSE Texas under the symbol “PBT.” Trust Units currently trade on the NYSE under the symbol “PBT.” When the Business Combination is completed, Trust Units will cease to be traded on the NYSE.

For additional information, please see the section entitled “The Business Combination — Stock Exchange Listing.”

Q:     What are the material U.S. federal income tax consequences of the Business Combination to the Unitholders?

A:     The Trust is classified as a grantor trust for U.S. federal income tax purposes. In accordance with such tax classification, the Trust is generally disregarded for U.S. federal income tax purposes and the Unitholders are treated as directly owning their proportionate share of the Trust’s assets and liabilities. Accordingly, for

U.S. federal income tax purposes, (i) the contribution by the Trust of its assets to New PBT as part of the Business Combination will be treated as a contribution by each Unitholder of its proportionate share of the Trust’s assets (subject to a proportionate share of any Trust liabilities) to New PBT in exchange for Class A Shares, and (ii) the receipt of Class A Shares by the Unitholders will be disregarded.

Assuming that the Business Combination is completed as currently contemplated, for U.S. federal income tax purposes, the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination, the exercise of any Subscription Rights and the purchase of Class A Shares pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment (if applicable), is intended to qualify as a contribution governed by Section 351(a) of the Code. Assuming that such contribution and receipt is so treated, Unitholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination.

For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination to U.S. holders (as defined below), see the section entitled “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination.” Tax matters can be complicated, and the tax consequences of the Business Combination to a particular Unitholder will depend on such Unitholder’s particular facts and circumstances. Each Unitholder is strongly encouraged to consult with its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Business Combination to it.

Q:     What are the expected U.S. federal income tax consequences for a Unitholder of the ownership and disposition of Class A Shares following the completion of Business Combination?

A:     The Trust is classified as a grantor trust for U.S. federal income tax purposes. In accordance with such tax classification, the Trust is generally disregarded for U.S. federal income tax purposes and Unitholders are treated as directly owning their proportionate share of the Trust’s assets and liabilities. As such, Unitholders generally are subject to U.S. federal income tax directly on their proportionate share of income, gain, deductions and credits of the Trust, and a distribution of cash to a Unitholder by the Trust generally is not taxable for U.S. federal income tax purposes. In addition, a Unitholder generally will recognize capital gain or loss on a disposition of its Trust Units as though it disposed of its proportionate share of the Trust’s assets, except that any amounts treated as recapture of deductions for depletion generally will be recharacterized as ordinary income.

In contrast, New PBT is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. Because New PBT will be classified as corporation for U.S. federal income tax purposes, any future distribution of cash by New PBT will constitute dividends to the extent paid from New PBT’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles, and will be reported to such owner on IRS Form 1099-DIV. Distributions in excess of New PBT’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, will be treated as a non-taxable return of capital, reducing a holder’s adjusted tax basis in such holder’s Class A Shares (but not below zero) and, to the extent the distribution exceeds such holder’s adjusted tax basis, as capital gain from the sale or exchange of Class A Shares. In addition, a holder of Class A Shares who is a U.S. holder generally will recognize capital gain or loss on a taxable disposition of its Class A Shares, and a holder of Class A Shares who is a non-U.S. holder whose ownership of Class A Shares exceeds certain levels will be subject to U.S. federal income tax upon a taxable disposition of Class A Shares. Non-U.S. holders may also be subject to withholding tax on distributions on or dispositions of Class A Shares.

For a discussion of the treatment of U.S. holders, see the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination — Tax Consequences to U.S. Holders of Owning and Disposing of Class A Shares Received in the Business Combination.” For a discussion of the treatment of non-U.S. holders see the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination — Tax Consequences to Non-U.S. Holders of Owning and Disposing of Class A Shares Received in the Business Combination.”

Q:     When do you expect to complete the Business Combination?

A:     We currently expect to complete the Business Combination in the second half of calendar year 2026. However, we cannot predict the actual date on which the Business Combination will be completed, nor can we ensure that the Business Combination will be completed, because completion is subject to conditions beyond our control. Please see the sections entitled “The Business Combination — Regulatory Approval”, “The Combination Agreement — Conditions to the Completion of the Business Combination” and “Summary — The Business Combination and the Combination Agreement.”

Q:     What happens if the Business Combination is not completed?

A:     If Unitholders do not approve the Indenture Amendment Proposal, or if the Business Combination is not completed for any other reason, Unitholders will not receive any shares of New PBT. Instead, the Trust will remain an independent public trust and Trust Units will continue to be listed and traded on the NYSE and registered under the Exchange Act, and the Trust will continue to file periodic reports with the SEC.

Q:     What will happen to the Trust after the Business Combination?

A:     If the Indenture Amendment Proposal is approved and the Business Combination is completed, a majority of the assets and liabilities of the Trust will be transferred out of the Trust into New PBT and the Trust will terminate and distribute Class A Shares received for such transfer to Unitholders on a pro rata basis and otherwise on the terms and conditions set forth in the Trust’s Royalty Trust Indenture (as amended by the Indenture Amendment).

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING:

Q:     What is the Rights Offering?

A:     Concurrently with the solicitation of proxies pursuant to this proxy statement/prospectus, New PBT is conducting the Rights Offering, pursuant to which Unitholders are being offered the right to subscribe for additional Class A Shares on a pro rata basis. Each holder of a Trust Unit has received a non-transferable right to purchase              Class A Share at a subscription price of $           per share (each a “Subscription Right”). Please review carefully the prospectus contained in the Registration Statement on Form S-1 (File No. 333-            ), including the risk factors and other disclosures contained therein, before making any investment decision with respect to the Rights Offering.

         Pursuant to the Commitment Agreement, each of SoftVest, L.P. and Horizon Kinetics has agreed (a) to exercise in full the Subscription Rights allocated to it in the Rights Offering, including their over-subscription rights, and (b) to purchase, at the subscription price applicable to the Rights Offering, an equal portion (50% each) of up to $71.2 million Class A Shares that are not subscribed for by other Unitholders in the Rights Offering. In addition, pursuant to the Commitment Agreement, Blackbeard Security and Greybeard Energy have agreed to purchase, at the subscription price applicable to the Rights Offering, in a private placement exempt from the registration requirements under the Securities Act, an aggregate of              Class A Shares. This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Security and Greybeard Energy would be entitled to purchase in the Rights Offering as a combined 40.7% shareholder of New PBT following Closing. The closing of each of the Rights Offering, the Backstop Commitment and the Blackbeard and Greybeard Subscription is conditioned on the closing of the Business Combination.

Q:     Why are we conducting the Rights Offering?

A:     We believe that the Rights Offering will strengthen New PBT’s financial position by enabling the repayment of indebtedness and capitalizing New PBT in a way that reflects its long-term strategic objectives.

Q:     How will the proceeds from the Rights Offering be used?

A:     We intend to use the net proceeds from the Rights Offering for general corporate purposes, including payment of fees relating to the Business Combination, and the repayment of indebtedness.

Q:     Am I required to exercise my Subscription Rights in the Rights Offering if I vote to approve the Indenture Amendment Proposal or any other Proposal at the Special Meeting?

A:     No. How you vote with respect to any proposal presented at the Special Meeting does not affect your decision about whether to exercise your Subscription Rights.

Q:     How do I exercise my Subscription Rights?

A:     You should be receiving concurrently with this proxy statement/prospectus a separate prospectus with information about the Rights Offering and the instructions that you must follow to exercise your Subscription Rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING:

Q:     What are Unitholders being asked to approve?

A:     Unitholders are being asked to approve the following three proposals:

•        an amendment to the Trust Indenture to effect the Business Combination pursuant to the Combination Agreement and related transaction documents (the “Indenture Amendment Proposal”);

•        the PBT Land and Minerals, Inc. Omnibus Incentive Plan (the “2026 Incentive Plan Proposal”); and

•        an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the Indenture Amendment Proposal and the 2026 Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Indenture Amendment Proposal and the 2026 Incentive Plan Proposal, the “Proposals”).

         Your approval of the Indenture Amendment Proposal effectively signifies your approval of all the other transactions that are part of or connected to the Business Combination, including, without limitation, the transfer of a majority of the Trust’s assets to New PBT, completion of the Rights Offering, completion of the Blackbeard and Greybeard Subscription, us entering into the Shareholders’ Agreement (as defined below) with SoftVest, L.P., Blackbeard Security and Greybeard Energy, execution of the Exchange Agreement (as defined below), and termination of the Trust. None of these transactions, nor any other matters contemplated by the Combination Agreement, can be completed without Unitholders approving the Indenture Amendment Proposal.

Q:     Who can vote?

A:     Only Unitholders as of the close of business on             , 2026 (the “Record Date”) will be entitled to vote at the Special Meeting. If you are a Unitholder of record on the Record Date, you will retain the voting rights in connection with the Special Meeting even if you sell such Trust Units after the Record Date. Accordingly, it is important that you vote the Trust Units held by you on the Record Date or grant a proxy to vote such Trust Units on the Proxy Card, even if you sell such Trust Units after such date. We have been advised by the Trustee that, as of the Record Date, we can expect 46,608,796 Trust Units to be outstanding. Each Trust Unit is entitled to one vote at the Special Meeting.

Q:     What is the required quorum at the Special Meeting?

A:     According to the Trust Indenture, for purposes of the Special Meeting there will be a quorum if the holders of a majority of the outstanding Trust Units are present in person or by proxy.

Q:     How do I vote by proxy?

A:     If your Trust Units are held in your name, you may vote by proxy as follows:

•        Vote by Internet:    Please access the website linked on your Proxy Card and follow the on-screen instructions or scan the QR code with your smartphone. You will be required to provide the unique control number printed on your Proxy Card and should have your Proxy Card available when you access the voting website.

•        Vote by Telephone:    Please call toll-free from the U.S. or Canada the phone number listed on your Proxy Card and follow the simple instructions provided. You will be required to provide the unique control number printed on your Proxy Card and should have your Proxy Card available when you call.

•        Vote by Mail:    If you do not have access to a touch-tone telephone or to the Internet or wish to vote by mail, please sign, date and return the Proxy Card in the envelope provided, or mail to: PBT Land and Minerals, Inc., c/o D.F. King & Co., Inc., 28 Liberty Street, 53rd Floor, New York, New York 10005.

You may vote by Internet or telephone 24 hours a day, 7 days a week until 10:59 P.M. Central Time the day before the Special Meeting. Your Internet or telephone vote authorizes the named proxies to vote your Trust Units in the same manner as if you had executed a Proxy Card.

The Internet and telephone voting procedures use a control number that appears on your Proxy Card to authenticate you as a Unitholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by Internet or telephone, you do not need to return the Proxy Card.

Q:     How do I vote Trust Units that I hold through a broker, bank or other custodian?

A:     If you hold Trust Units through someone else, such as a broker, bank or other custodian, you will receive voting material from that firm. You can complete the voting form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to access and utilize those voting methods. If you hold your Trust Units in a stock brokerage account or by a bank or other custodian, you will not be able to vote in person at the Special Meeting, unless you have previously requested and obtained a “legal proxy” from your broker, bank or other custodian and present it at the Special Meeting.

Q:     What if I plan to attend the Special Meeting, should I still submit a Proxy Card?

A:     Yes. Whether or not you plan to attend the Special Meeting, we urge you to submit a Proxy Card. Returning the enclosed Proxy Card will not affect your right to attend and vote at the Special Meeting.

Q:     What if I want to revoke my proxy?

A:     If you are a Unitholder of record, you can revoke your proxy at any time prior to the time a vote is taken by (a) submitting a duly executed proxy bearing a later date or submitting a later proxy using the Internet or telephone voting procedures described above, (b) filing a later-dated written revocation with an agent of the Trust, or (c) attending and voting at the Special Meeting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation.

If you hold your Trust Units in a brokerage account or by a bank or other custodian, unless you have obtained a “legal proxy” from your bank, broker or other custodian, you will need to follow the instructions provided by your bank, broker or other custodian to revoke your voting form or submit a new voting form.

Q:     What Unitholder vote is required to approve each of the proposals?

A:     Your vote “FOR” each Proposal presented at the Special Meeting is very important and you are encouraged to submit a proxy as soon as possible. The Business Combination cannot be completed without, among other things, the approval of the Indenture Amendment Proposal by Unitholders.

Indenture Amendment Proposal.    Approval of the Indenture Amendment Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Indenture Amendment Proposal.

2026 Incentive Plan Proposal.    Approval of the 2026 Incentive Plan Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the 2026 Incentive Plan Proposal.

Adjournment Proposal.    The proposal to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal requires the affirmative vote of Unitholders who, as of the Record Date, held Trust Units representing a majority of the Trust Units represented in person or by proxy at the Special Meeting. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Adjournment Proposal.

For additional information, please see the section entitled “The Special Meeting — Vote Required.”

Q:     How many votes may I cast?

A:     Each issued and outstanding Trust Unit entitles its holder of record to one vote on each matter to be considered at the Special Meeting. The Unitholders of record on the Record Date are the only Unitholders that are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of Trust Units in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q:     What do I need to do now?

A:     After you have carefully read and considered the information contained in this proxy statement/prospectus, please submit your proxy via the internet or by telephone in accordance with the instructions set forth on the proxy card or voting instruction form you received, or complete, sign, date and return the proxy card or voting instruction form in the self-addressed, stamped envelope provided as soon as possible so that your shares will be represented and voted at the Special Meeting.

For additional information on voting procedures, please see the section entitled “The Special Meeting.”

Q:     How will my proxy be voted?

A:     If you are a record holder and submit your proxy via the internet, by telephone, or by properly completing, signing, dating and returning the enclosed proxy card or voting instruction form, your proxy will be voted in accordance with your instructions. Should the enclosed proxy card be returned without instructions on how you wish to vote on the Indenture Amendment Proposal, the 2026 Incentive Plan Proposal or the Adjournment Proposal, your proxy card will be deemed to grant such authority and will be voted “FOR” the Indenture Amendment Proposal, the 2026 Incentive Plan Proposal and/or the Adjournment Proposal, as the case may be. For additional information on voting procedures, please see the section entitled “The Special Meeting — How to Vote” and “The Special Meeting — Revocation of Proxies.”

Q:     Who will count the votes?

A:     The votes at the Special Meeting will be tabulated and certified by the inspector of elections appointed by the Trustee.

Q:     Where can I find the voting results of the Special Meeting?

A:     The Trust intends to announce the preliminary voting results at the Special Meeting and to disclose detailed, final voting results in a Current Report on Form 8-K, which it will file with the SEC within four business days of the Special Meeting (or, if final results are not available at that time, within four business days of the date on which final results become available).

Q:     Are there any risks that I should consider as a Unitholder in deciding how to vote?

A:     Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of the Trust contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:     Who can answer any questions I may have about the Special Meeting or the Business Combination?

A:     If you are a Unitholder and have any questions about the Special Meeting or the Business Combination, or if you need additional copies of this proxy statement/prospectus or documents incorporated by reference herein, the applicable enclosed proxy card or voting instructions, you should contact:

D.F. King & Co., Inc.

Holders may call toll-free: (877) 283-0318
Banks and brokers call: (212) 784-6885

E-mail: PBT@dfking.com

SUMMARY

The following summary highlights information contained elsewhere in this proxy statement/prospectus. It may not contain all the information that may be important to you. You should read this entire proxy statement/prospectus carefully in its entirety, including the annexes. A copy of the Combination Agreement is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Additional, important information, which you are urged to also read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

The Parties to the Business Combination (see page 99)

PBT Land and Minerals, Inc.

New PBT is a wholly owned subsidiary of SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units. SoftVest, L.P. created New PBT solely for the purpose of facilitating the Business Combination and the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the Registration Statement on Form S-1 relating to the Rights Offering. SoftVest, L.P. will transfer full ownership of New PBT to the Trust before the Business Combination is completed. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination, the Combination Agreement, the Rights Offering, the Backstop Commitment or the Blackbeard and Greybeard Subscription.

New PBT was incorporated in the State of Texas on June 18, 2026. New PBT’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Sub, Inc.

New PBT Sub is a wholly owned subsidiary of New PBT. New PBT Sub was formed solely for the purpose of completing the Business Combination. New PBT Sub has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

New PBT Sub was incorporated in the State of Texas on June 25, 2026. New PBT Sub’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Land and Minerals OpCo, LLC

OpCo is a wholly owned subsidiary of New PBT. OpCo was formed solely for the purpose of completing the Business Combination. OpCo has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

OpCo was formed in the State of Texas on June 25, 2026. OpCo’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

Blackbeard Holdings, LLC

Blackbeard Holdings is a privately held energy company with headquarters located in Fort Worth, Texas. Blackbeard Holdings’ extensive and diversified resource portfolio is strategically positioned to effectively address the current and future demands of the energy sector. Since its establishment, Blackbeard Holdings’ primary focus has been on the acquisition, optimization, and development of low-risk, producing energy properties. As a result, Blackbeard Holdings has cultivated a high-margin business marked by diversified assets, a robust balance sheet, attractive reinvestment opportunities, and a corporate culture that places significant emphasis on environmental stewardship and servant leadership.

Blackbeard Holdings is formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Holdings’ principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107, its telephone number is (432) 242-0050 and its website is https://www.blackbeardoperating.com.

Greybeard Energy, LLC

Greybeard Energy is an affiliate of Blackbeard Holdings and holds 2,300 NRAs located in the Permian Basin in West Texas held that will be transferred to New PBT in connection with the Business Combination.

Greybeard Energy is incorporated under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Greybeard Energy’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Blackbeard Security Holdings, LLC

Blackbeard Security is an affiliate of Blackbeard Holdings. Blackbeard Security was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Security’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Permian Basin Royalty Trust

The Trust is an express trust created under the laws of the State of Texas by the Permian Basin Royalty Trust Indenture (the “Trust Indenture”), initially entered into on November 1, 1980, between Southland Royalty Company (the “Settlor”) and The First National Bank of Fort Worth, as trustee. Argent Trust Company, a Tennessee chartered trust company, is the current trustee of the Trust (the “Trustee”).

At the inception of the Trust, the Settlor conveyed to the initial trustee, to hold on behalf of the Trust beneficiaries, net overriding royalty interests consisting of: (1) a 75% net overriding royalty interest carved out of the Settlor’s fee mineral interests in the Waddell Ranch properties in Crane County, Texas (the “Waddell Ranch Properties” and such Trust Interests, the “Waddell Ranch Interests”), and (2) a 95% net overriding royalty interest carved out of the Settlor’s major producing royalty properties in Texas (the “Texas Royalty Properties” and such Trust Interests, the “Texas Royalty Interests”). Blackbeard Operating is the operator of the Waddell Ranch Properties.

The Waddell Ranch Interests are derived from participating minerals and are burdened by all the production costs associated with production; as such, they function more like a net profits interest. The Texas Royalty Interests are derived from various royalty and mineral interests that are not burdened by production costs. The Waddell Ranch Interests represent most of the value of the Trust.

The principal office of the Trust is located at 3838 Oak Lawn Ave, Suite 1720, Dallas, Texas 75219 (telephone number (855) 588-7839). Neither the Trust nor the Trustee is a party to the Combination Agreement, nor are they (i) making any solicitation or recommendation to Unitholders with respect to the Business Combination or the Combination Agreement, or (ii) offering any securities hereby.

The Business Combination and the Combination Agreement and the Exchange Agreement (see pages 99 and 114)

On July 28, 2026, New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security and Greybeard Energy entered into the Combination Agreement. New PBT Sub, Blackbeard Holdings and certain of its affiliates will also enter into an exchange agreement providing for the exchange through which the Trust’s 75% net overriding royalty interest in the Waddell Ranch oil and gas interests will be effectively converted into a cost-free 15% effective royalty interest that will be owned by New PBT (the “Exchange Agreement”) at Closing. Following the Business Combination, New PBT would own (i) a majority of the assets and liabilities of the Trust and (ii) USLG.

As a part of the proposed Business Combination, (i) Unitholders will receive one Class A Share for each Trust Unit they own, (ii) as described above, the Trust’s 75% net overriding royalty interest in the Waddell Ranch oil and gas interests will effectively be converted into a cost-free 15% effective royalty interest that will be owned by New PBT and that eliminates cost exposure associated with the development and production of oil and gas and is expected to generate more predictable and consistent cash flow for New PBT investors going forward and (iii) the Trust’s interest in the Waddell Ranch Properties, which currently underlies the NPI structure, will be transferred to Blackbeard Operating through the Unburdened Mineral Interest Lease, resulting in Blackbeard Operating assuming all operating costs and capital obligations associated with the interest while New PBT retains the cost-free royalty interest described above. In addition, New PBT is expected to derive additional revenue from all operations on lands that will be owned by New PBT going forward. This provides meaningful diversification beyond oil and gas royalties alone and contributes significant real assets to the business of New PBT.

Following the Business Combination, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. New PBT will be a holding company, the sole material assets of which will consist of units of its subsidiary, OpCo, which in turn will directly or indirectly own the operating subsidiaries through which New PBT will conduct its business. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate the financial results of OpCo and its subsidiaries. Class A Shares, which Unitholders will receive, are expected to be listed for trading on the NYSE and NYSE Texas under the symbol “PBT”. As part of the Business Combination and the Blackbeard and Greybeard Subscription, Blackbeard Security and Greybeard Energy will receive a combination of (i) Class A Shares and (ii) OpCo units and a corresponding number of Class B Shares. The Class A Shares will have both voting and economic rights with respect to New PBT. Class B Shares will have voting but no economic rights with respect to New PBT. Each Class A Share and Class B Share will have one vote per share and generally will vote together as a single class.

Each OpCo unit, together with the corresponding Class B Share, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one Class A Share. The OpCo LLC Agreement requires New PBT to take all actions with respect to its interests, including OpCo units, to maintain at all times a one-to-one ratio between the number of Class A Shares (or other equity securities of New PBT, other than the Class B Shares) that are outstanding and the number of OpCo units (or other equity securities in OpCo) owned by New PBT. For additional information, please see the section entitled “Description of New PBT Securities.”

Following the Business Combination, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will have the Redemption Right to cause OpCo to redeem all or a portion of its units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled.

Following the Business Combination, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding New PBT Common Stock, and (iii) New PBT will be the managing member of OpCo.

The terms and conditions of the Business Combination are contained in the Combination Agreement, a copy of which is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Combination Agreement carefully and in its entirety, as it is the primary legal document that governs the Business Combination.

Reasons for the Business Combination (see page 103)

SoftVest considered a number of options for its investment in the Trust in consultation with outside legal and financial advisors. These options included whether to support and present the Business Combination to Unitholders or, in the alternative, whether to sponsor the conversion of the Trust into a standalone corporation or support it remaining in its current form with potential amendments to the Trust Indenture. Following this assessment, SoftVest determined that the Business Combination is in the best interests of Unitholders for a number of reasons, including the following:

•        Elimination of Waddell Ranch Interests cost exposure.    The effective conversion of the Trust’s Waddell Ranch Interests into a cost-free 15% effective royalty interest eliminates cost exposure associated with the development and production of its oil and gas assets and is expected to generate more predictable and consistent cash flow for current Unitholders going forward.

•        Land Holdings — Rebuilding a Historic Land and Minerals Business.    USLG’s approximate 68,000 surface acres are expected to contribute revenue from all operations on its lands. This provides meaningful diversification beyond oil and gas royalties alone and contributes significant real assets to the business of New PBT.

•        Proven Operator with Demonstrated Track Record.    Blackbeard has grown production on the Waddell Ranch on the Central Basin Platform from approximately 3,000 barrels per day to over 35,000 barrels per day over the past several years, demonstrating a repeatable model for value creation across the platform and unlocking bypassed reserves through the application of horizontal pad development and modern completion techniques.

•        Platform for Future Growth.    New PBT would be positioned to acquire additional surface and royalty interests across the Central Basin Platform, leveraging proprietary operating experience accumulated by Blackbeard Holdings over the past six years.

•        Diverse Leadership.    A board of directors composed of seven members is anticipated to reflect a diversity of expertise, perspectives and backgrounds.

•        Texas Corporate Legal Regime.    Following the Business Combination, current Unitholders will benefit from the protections of the Texas legal regime for corporations as shareholders of New PBT, including the ability to elect directors on an annual basis.

•        Greater Trading Liquidity.    New PBT Common Stock should be eligible for inclusion in certain indices, which we believe will make the stock more attractive for institutional investors, thereby promoting demand and increasing trading liquidity.

SoftVest also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Combination Agreement, as more fully set forth beginning on page 114.

SoftVest beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units, and we believe its interests are generally aligned with those of other Unitholders. However, neither SoftVest nor any of its affiliates or respective representatives has any fiduciary or other obligations to the Trust, the Trustee or any other Unitholders.

Support Agreement (see page 138)

In connection with the execution of the Combination Agreement, SoftVest, L.P. entered into the Support Agreement with Blackbeard Security, pursuant to which, among other things, SoftVest, L.P. has agreed at any meeting of the Unitholders, and at any adjournment or postponement thereof, and in connection with any written consent of the Unitholders or in any other circumstance in which the vote, consent or other approval of the Unitholders is sought, SoftVest, L.P. will:

•        appear at such meeting (in person or by proxy) or otherwise cause the Trust Units held by SoftVest, L.P. as of the record date of such meeting to be counted as present thereat for purposes of calculating a quorum; and

•        vote, in person or by proxy, or, if applicable, deliver (or cause to be delivered) a written consent with respect to, all of the Trust Units that SoftVest, L.P. is entitled to vote at the time of any vote or action by written consent (i) in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions, (ii) in favor of any proposal to adjourn a meeting of the Unitholders to solicit additional proxies in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions if there are not sufficient votes at the time of such meeting to obtain the approval of the Indenture Amendment Proposal, and (iii) against any action or agreement that (x) would reasonably be expected to materially impair, impede, interfere with, or delay the consummation of the Transactions, (y) relates to any asset purchase, lease or disposition by the Trust or any of its subsidiaries that has not been approved by Blackbeard Security (other than, for the avoidance of doubt, any such purchase, lease or disposition contemplated by the Combination Agreement) or (z) would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of New PBT and its subsidiaries under the Combination Agreement or SoftVest, L.P. under the Support Agreement.

Prior to the termination of the Support Agreement, SoftVest, L.P. agrees to use its reasonable best efforts to convene a meeting of the Unitholders for the purpose of obtaining the approval of the Indenture Amendment Proposal as promptly as reasonably practicable following the clearance of this proxy statement/prospectus by the SEC and the declaration of effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

In addition, SoftVest, L.P. has also agreed in the Support Agreement to certain restrictions on the transfer of Trust Units, including agreeing not to (without the prior written consent of Blackbeard Security) take any of the following actions, subject to certain exceptions for “permitted transfers”:

•        entering into a voting trust or enter another agreement or arrangement with respect to any such securities or grant any proxy or power of attorney with respect thereto;

•        selling, assigning, transferring, encumbering, otherwise disposing of any Trust Units held by SoftVest, L.P.; or

•        entering into any contract, option or other arrangement, understanding or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of or transfer of any interest in or the voting of such securities.

Prior to the termination of the Support Agreement, SoftVest, L.P. shall not, and shall direct its controlled affiliates and its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any PBT Competing Proposal (as defined in the Support Agreement) or the making of any proposal that could reasonably be expected to lead to a PBT Competing Proposal; (ii) participate in discussions or negotiations with, furnish non-public information relating to the Trust to any Person in connection with a PBT Competing Proposal to any Person (other than the Parties to the Combination Agreement and their respective affiliates and representatives) that SoftVest, L.P. knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a PBT Competing Proposal; (iii) enter into or approve any agreement, letter of intent, agreement in principle, acquisition agreement or other agreement relating to a PBT Competing Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing.

The Support Agreement will automatically terminate upon the earliest to occur of (i) the consummation of the Transactions, (ii) the termination of the Combination Agreement in accordance with its terms, or (iii) the mutual written agreement of the parties to the Support Agreement.

The Support Agreement is attached as Annex H to this proxy statement/prospectus.

The Shareholders’ Agreement (see page 136)

In connection with the Business Combination, we intend to enter into a shareholders agreement (the “Shareholders Agreement”) with Blackbeard Security, Greybeard Energy and SoftVest, L.P. The Shareholders’ Agreement will provide Blackbeard Security and Greybeard Energy the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, (i) for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 25% of the New PBT Common Stock, to designate two individuals (such persons the “Blackbeard Nominees”) to be nominated for election (or re-election)to our

Board, and (ii) for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock, to designate one Blackbeard Nominee to be nominated for election (or re-election) to our Board.

The Shareholders’ Agreement will also provide SoftVest, L.P. the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as SoftVest, L.P. and its permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, to designate one individual (the “SoftVest Nominee”) that qualifies as an independent director to be nominated for election (or re-election) to our Board. Until the second anniversary of the Blackbeard Contribution Closing, such SoftVest Nominee will serve as the Chairperson of the Board, if elected.

In addition, the Shareholders’ Agreement will provide that, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as both (x) Blackbeard Security and Greybeard Energy and their respective permitted transferees, collectively beneficially own more than 25% of the New PBT Common Stock, and (y) SoftVest, L.P. and its permitted transferees, beneficially owns at least 5% of the New PBT Common Stock, we will nominate our CEO and three independent directors agreed to in good faith by Blackbeard Security, Greybeard and SoftVest, L.P. for election to the Board. Blackbeard Security, Greybeard and SoftVest, L.P. will consider in good faith that one of such three independent directors will be a representative of another significant shareholder of New PBT.

The Shareholders’ Agreement will also provide that for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock and for so long as SoftVest, L.P. and its permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, the Board will be composed of seven directors.

The Shareholders’ Agreement will also provide that, subject to certain customary exceptions for transfers to permitted transferees, Blackbeard Security, Greybeard Energy, SoftVest, L.P., and their respective permitted transferees may not transfer New PBT Common Stock or securities of New PBT convertible into New PBT Common Stock for 90 days following the Blackbeard Contribution Closing.

Unless earlier terminated by the mutual agreement, the Shareholders’ Agreement shall immediately and automatically terminate (i) with respect to Blackbeard Security and Greybeard Holdings, when Blackbeard Security and Greybeard Holdings together with its permitted transferees cease to beneficially own at least 5% of the New PBT Common Stock and (ii) with respect to SoftVest, L.P., when SoftVest, L.P. together with its permitted transferees ceases to beneficially own at least 5% of the New PBT Common Stock. Notwithstanding the foregoing, with respect to Blackbeard Security, Greybeard and SoftVest, L.P., certain provisions of the Shareholders’ Agreement relating to confidentiality restrictions will survive termination for a period up to two years following the first date on which such person ceases to hold greater than 5% of the issued and outstanding New PBT Common Stock. See “Certain Agreements Related to the Transactions — Shareholders’ Agreement.”

The form of Shareholders’ Agreement substantially in the form expected to be entered into at Closing is attached as Annex G to this proxy statement/prospectus.

The Registration Rights Agreement (see page 136)

In connection with the Business Combination, we intend to enter into a registration rights agreement (the “Registration Rights Agreement”) with Blackbeard Security, Greybeard Energy, SoftVest, L.P. and Horizon Kinetics, which will provide customary demand and piggyback registration rights upon completion of the Transactions. See “Certain Agreements Related to the Transactions — Registration Rights Agreement.”

The form of Registration Rights Agreement substantially in the form expected to be entered into at Closing is attached as Annex F to this proxy statement/prospectus.

Information about the Special Meeting (see page 181)

The Special Meeting will take place on            , 2026 at            , at the offices of Argent Trust Company, 4200 South Hulen Street, Suite 217, Fort Worth, Texas 76109. The Special Meeting is being held to consider and vote on the following proposals:

•        Indenture Amendment Proposal:    To vote on a proposal to approve and adopt the terms of Amendment No. 3 to the Trust Indenture, a copy of which is attached as Annex A to this proxy statement/prospectus, to effect the Business Combination.

•        2026 Incentive Plan Proposal:    To vote on a proposal to approve and adopt the terms of the 2026 Incentive Plan, a copy of which is attached as Annex E to this proxy statement/prospectus.

•        Adjournment Proposal:    To vote on a proposal to authorize an adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal.

The Record Date for the determination of the Unitholders entitled to receive notice of, and to vote at, the Special Meeting is the close of business on            , 2026. Only Unitholders who held Trust Units of record on the Record Date are entitled to vote at the Special Meeting. Each Trust Unit entitles its holder of record to one vote on each matter to be considered at the Special Meeting. Unitholders are entitled to vote on each proposal presented.

In order for business to be conducted at the Special Meeting, a quorum must be present. According to the Trust Indenture, for purposes of the Special Meeting there will be a quorum if the holders of a majority of the outstanding Trust Units are present in person or by proxy.

Approval of the Indenture Amendment Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Indenture Amendment Proposal.

Approval of the 2026 Incentive Plan Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the 2026 Incentive Plan Proposal.

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal requires the affirmative vote of Unitholders who, as of the Record Date, held Trust Units representing a majority of the Trust Units represented in person or by proxy at the Special Meeting. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Adjournment Proposal.

We have been advised by the Trustee that, as of the Record Date there will be 46,608,796 Trust Units outstanding. As of the Record Date,            of such outstanding Trust Units will be owned by SoftVest. Pursuant to the Support Agreement, SoftVest has agreed to attend the Special Meeting and vote its shares in favor of each proposal listed above.

Your approval of the Indenture Amendment Proposal effectively signifies your approval of all the other transactions that are part of or connected to the Business Combination, including, without limitation, the transfer of a majority of the Trust’s assets to New PBT, completion of the Rights Offering, completion of the Blackbeard and Greybeard Subscription, us entering into the Shareholders’ Agreement with SoftVest, L.P., Blackbeard Security and Greybeard Energy, execution of the Exchange Agreement, and termination of the Trust. None of these transactions, nor any other matters contemplated by the Combination Agreement, can be completed without Unitholders approving the Indenture Amendment Proposal.

Governance of New PBT (see page 106)

At the PBT Contribution Closing (as defined herein), New PBT will take all requisite action to cause the certificate of formation of New PBT and the bylaws of New PBT in effect as of immediately prior the PBT Contribution Closing to be amended and restated to be substantially in the form attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Board of Directors of New PBT

The business and affairs of New PBT will be managed by or under the direction of the New PBT Board following Closing. Following Closing, the New PBT Board will consist of seven directors: Eric Oliver (Chairman), Jordan Barrett, Ricky Burnett, Brian Ferguson, Peter Ray, Kaleb Smith and            .

Officers of New PBT

Following Closing, the officers of New PBT will be Jordan Barrett (CEO), Alyssa Stephens (CFO) and Ricky Torlincasi (General Counsel).

Regulatory Approval (see page 106)

Hart Scott-Rodino Approval

The Closings are subject to the receipt or waiver of certain required regulatory approvals, including the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Under the HSR Act and the rules promulgated thereunder, certain transactions may not be completed until notification and report forms have been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the FTC (the “Federal Trade Commission”), and until certain waiting periods (and any extension thereof) have been terminated or have expired. The HSR Act requires us and Blackbeard to observe a 30-calendar-day waiting period after the submission of our respective HSR filings before consummating the Business Combination, unless the waiting period is earlier terminated. If either agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, the parties will observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request.

At any time before or after the transaction is completed, notwithstanding termination of the waiting periods under the HSR Act, the FTC or DOJ could take action under U.S. antitrust laws in opposition to the transaction, including (i) seeking to enjoin completion of the transaction, (ii) conditioning approval of the transaction upon the divestiture of assets of the Trust, Blackbeard or their respective subsidiaries, or (iii) imposing restrictions on New PBT’s post-transaction operations.

In addition, U.S. state attorneys general could take such action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the transaction or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.

The parties to the Combination Agreement must use reasonable best efforts to take all necessary actions to obtain all approvals of governmental authorities required to complete the Business Combination. For a description of the parties’ obligations with respect to regulatory and other governmental approvals related to the Transactions, please see the section of this proxy statement/prospectus entitled “The Business Combination — Regulatory Approval.”

Securities and Exchange Commission

New PBT has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of Class A Shares issuable to the Trust and the distribution of the Class A Shares to Unitholders will be registered with the SEC.

NYSE

In addition, the completion of the Business Combination is subject to approval for listing on the NYSE of the Class A Shares to be issued following the Business Combination, subject to official notice of issuance.

Material U.S. Federal Income Tax Consequences of the Business Combination (see page 107)

The Trust is classified as a grantor trust for U.S. federal income tax purposes. In accordance with such tax classification, the Trust is generally disregarded for U.S. federal income tax purposes and the Unitholders are treated as directly owning their proportionate share of the Trust’s assets and liabilities. Accordingly, for U.S. federal income tax purposes, (i) the contribution by the Trust of its assets to New PBT as part of the Business Combination will be treated as a contribution by each Unitholder of its proportionate share of the Trust’s assets (subject to a proportionate share of any Trust liabilities) to New PBT in exchange for Class A Shares, and (ii) the receipt of Class A Shares by the Unitholders will be disregarded.

Assuming that the Business Combination is completed as currently contemplated, for U.S. federal income tax purposes, the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination, the exercise of any Subscription Rights and the purchase of Class A Shares pursuant to the Blackbeard and the Greybeard Subscription and the Backstop Commitment (if applicable) is intended to qualify as a contribution governed by Section 351(a) of the Code. Assuming that such contribution and receipt is so treated, generally Unitholders that receive Class A Shares as a part of the Business Combination generally will (not taking into account any exercise of Subscription Rights) (i) not recognize any gain or loss upon the contribution by the Trust of its assets to New PBT or the receipt of Class A Shares as a part of the Business Combination, (ii) have a tax basis in the Class A Shares received equal to the tax basis of the Trust’s assets attributable to the holder’s Trust Units surrendered in exchange therefor; and (iii) have a holding period for the Class A Shares received that should be divided by fair market value between (1) with respect to the value of all of the Trust’s assets other than receivables, a holding period that includes such holder’s holding period in the Trust’s assets attributable to its Trust Units and (2) with respect to the value of the Trust’s assets attributable to receivables, a holding period that begins on the PBT Contribution Closing Date.

It is not a condition to the parties’ obligations to complete the Business Combination that the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination, the exercise of any Subscription Rights and the purchase of Class A Shares pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment (if applicable) be treated as a contribution governed by Section 351(a) of the Code. None of the parties have sought or intend to seek any ruling from the IRS regarding the qualification of such contribution and receipt of the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination as a contribution governed by Section 351(a) of the Code. However, in connection with the effectiveness of this proxy statement/prospectus, Paul Hastings LLP will provide an opinion to the effect that the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination should be treated for U.S. federal income tax purposes as a contribution governed by Section 351(a) of the Code.

For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination to U.S. Holders, see the section entitled “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination.” Tax matters can be complicated, and the tax consequences of the Business Combination to a particular Unitholder will depend on such Unitholder’s particular facts and circumstances. Each Unitholder is strongly encouraged to consult with its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Business Combination to it.

Stock Exchange Listing (see page 113)

The parties anticipate that Class A Shares will be listed on the NYSE and NYSE Texas under the symbol “PBT.” If the Transactions are completed, the Trust will be terminated and the Trust Units will no longer be listed on the NYSE.

Conditions to the Completion of the Business Combination (see page 131)

We expect to complete the Business Combination after all of the conditions to the Business Combination in the Combination Agreement are satisfied or waived, including after the Indenture Amendment Proposal has been approved by the Unitholders. We currently expect that the Business Combination will be completed in the second half of calendar year 2026. However, we cannot predict the actual date on which the Business Combination will be completed (or that it will be completed at all) because it is subject to conditions beyond our control.

In addition to the approval of the Indenture Amendment Proposal by the Unitholders, the parties’ obligation to complete the Business Combination is also subject to the satisfaction (or, to the extent permitted by applicable law and in accordance with the Combination Agreement, waiver) of other conditions, including:

•        authorization of the listing on the NYSE of the Class A Shares to be issued in connection with the Business Combination;

•        the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order by the SEC or pending or threatened written action seeking such a stop order);

•        the applicable waiting period under the HSR Act relating to the completion of the Business Combination having expired or terminated early;

•        the absence of any order or law after the date of the Combination Agreement having the effect of enjoining or prohibiting the completion of the Business Combination;

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement);

•        the performance by the other parties of their respective covenants and agreements contained in the Combination Agreement in all material respects; and

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for any party.

We cannot provide assurance as to when or if all of the conditions to the Business Combination can or will be satisfied or waived by the appropriate party. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section of this proxy statement/prospectus titled “The Combination Agreement — Conditions to Completion of the Transactions” beginning on page 131.

Termination of the Combination Agreement; Expenses (see page 133)

The Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to Closing, (with any termination by Blackbeard Holdings also being an effective termination by Greybeard Energy and any termination by New PBT also being an effective termination by the New PBT Sub and OpCo):

•        by mutual written consent of Blackbeard Holdings and New PBT;

•        by either Blackbeard Holdings or New PBT:

•        if Closing will not have been consummated on or prior to 11:59 p.m. (New York City time) on December 31, 2026 (as such date may be extended, the “Termination Date”); provided, that neither Blackbeard Holdings nor New PBT will have the right to terminate the Combination Agreement pursuant to this subsection if any action of such person (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy, and in the case of purported termination by New PBT, New PBT Sub or OpCo) or failure of such person (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy, and in the case of purported termination by New PBT, New PBT Sub or OpCo) to perform or comply with the covenants and agreements of such party set forth in the Combination Agreement will have resulted in, or materially contributed to, the failure of Closing to be consummated by the Termination Date and such action or failure to perform constitutes a breach of the Combination Agreement;

•        if any court of competent jurisdiction or other governmental entity in any jurisdiction in which the parties have material business operations will have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions, and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that no party will have the right to terminate the Combination

Agreement pursuant to this subsection in the event that (x) such person’s (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy’s, and in the case of purported termination by New PBT, New PBT Sub or OpCo’s) breach of the Combination Agreement has resulted in, or materially contributed to, such final and nonappealable judgment, order, injunction, rule, decree, or other action being taken or issued, or (y) without limitation of clause (x), such person (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy, and in the case of purported termination by New PBT, New PBT Sub or OpCo) has failed to comply with its obligations under the Combination Agreement with respect to the removal of such judgment, order, injunction, rule, decree, ruling or other action;

•        if approval of the Indenture Amendment Proposal is not obtained at the Special Meeting; or

•        if at any meeting of the Unitholders, the Unitholders approve any action, proposal, transaction or agreement that is a PBT Competing Proposal or if the Trust enters into any definitive agreement relating to a PBT Competing Proposal;

•        by New PBT,

•        if Blackbeard or Greybeard Energy has breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in the Combination Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in the Combination Agreement and (ii) cannot be cured by the Termination Date; provided, that New PBT will have given Blackbeard written notice, delivered at least 45 days prior to such termination, stating New PBT’s intention to terminate the Combination Agreement pursuant to this subsection and the basis for such termination. New PBT will not have the right to terminate the Combination Agreement pursuant to this subsection if any New PBT, New PBT Sub or OpCo is then in material breach of any of its covenants or agreements set forth in the Combination Agreement; or

•        by Blackbeard Holdings,

•        if New PBT, New PBT Sub or OpCo has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Combination Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in the Combination Agreement, and (B) cannot be cured by the Termination Date; provided, that Blackbeard Holdings will have given New PBT written notice, delivered at least 45 days prior to such termination, stating Blackbeard Holdings’ intention to terminate the Combination Agreement pursuant to this subsection and the basis for such termination. Blackbeard Holdings will not have the right to terminate the Combination Agreement pursuant to this subsection if Blackbeard Holdings or Greybeard Energy is then in material breach of any of its covenants or agreements set forth in the Combination Agreement.

The party desiring to terminate the Combination Agreement will give written notice of such termination to the other party setting forth the basis on which such party is terminating the Combination Agreement.

Accounting Treatment (see page 107)

The Business Combination is accounted for as asset acquisitions, with New PBT Predecessor determined to be the accounting acquirer, because neither set of the acquired activities and assets from Trust Contribution and Greybeard Assets meets the definition of a business under ASC 805. For accounting purposes, the acquisition of Trust Contribution and Greybeard Assets by New PBT Predecessor will be treated as New PBT Predecessor issuing shares for the net assets of Trust Contribution and Greybeard Assets in the form of New PBT Common Stock and OpCo units, with the consideration being allocated to the acquired assets based on their relative fair values. No goodwill or gain from bargain purchase is recognized, and transaction costs directly related to the asset acquisitions are capitalized as a component of their respective purchase prices.

Rights of Unitholders Will Change as a Result of the Business Combination (see page 189)

Upon the consummation of the Business Combination, Unitholders will become shareholders of New PBT, and their rights will be governed by Texas law and the governing corporate documents of New PBT as adopted in connection with Closing. The differences between the governing corporate documents of the Trust that are currently in effect and the governing documents of New PBT that will be in effect at the Closing are described in detail in the section entitled “Comparison of Unitholder Rights and Corporate Governance Matters.”

Risk Factors (see page 14)

In evaluating the Combination Agreement and the Business Combination, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” of this proxy statement/prospectus, including, among others, the following, together with the other information included or incorporated by reference into this proxy statement/prospectus:

Risks Relating to the Business Combination

•        The Combination Agreement and proposed Business Combination were not negotiated by the Trust or the Trustee.

•        The Business Combination is subject to conditions, some or all of which may not be satisfied, and may not be completed on a timely basis, if at all. Failure to complete the Business Combination on a timely basis or at all could have adverse effects on the Trust.

•        The Blackbeard Contribution Closing may not occur even if the PBT Contribution Closing has been consummated.

•        The unaudited pro forma condensed combined financial information set forth in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of New PBT after the completion of the Business Combination.

•        Completion of the Business Combination may trigger change in control or other provisions in agreements to which the Trust or USLG are a party, which may have an adverse impact on New PBT’s business and results of operations after the Business Combination.

•        The Class A Shares to be received by Unitholders upon completion of the Business Combination will have different rights from Trust Units.

•        The Business Combination will involve substantial costs.

Risks Relating to New PBT

•        New PBT will be a holding company. New PBT’s sole material asset will be its equity interest in OpCo, and New PBT will accordingly be dependent upon distributions from OpCo to pay taxes, cover its corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, and pay any dividends on Class A Shares.

•        The market price for Class A Shares following the completion of the Business Combination may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of the Trust.

•        The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and New PBT’s actual financial position and results of operations after the Business Combination may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

•        Declaration, payment and amounts of dividends, if any, to holders of Class A Shares will be uncertain.

•        Following the Business Combination, Blackbeard will own over 40% of New PBT Common Stock, and their interests could differ from the interests of our other shareholders.

•        Affiliates of Blackbeard and SoftVest will have the right to appoint all or a majority of the members of the New PBT Board of Directors until their ownership of New PBT Common Stock falls under certain ownership thresholds.

•        Provisions of New PBT’s organizational documents could delay or prevent a change in control, limit shareholder actions and make it more difficult for shareholders to effect changes in its management.

Risks Relating to USLG’s Business

•        USLG’s revenues are dependent on Blackbeard’s and other operators’ E&P activities on the properties underlying USLG’s mineral and royalty interests. If such companies do not maintain drilling, completion and production, the demand for the use of USLG’s land and resources, as well as the royalties that USLG receives from the production of oil, natural gas and NGLs, and related activities on our land, could be reduced, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

•        Because USLG receives a significant portion of its revenue from its relationships with Nile Midstream, any development that materially and adversely affects its business, operations or financial condition could have a material adverse impact on USLG.

•        Substantially all of USLG’s current revenues are derived from drilling, completion and production activities on its land that are substantially influenced by, and royalty payments that are based on, the price at which oil, natural gas and NGLs trade. Prices of oil, natural gas and NGLs are volatile due to factors beyond USLG’s control. A substantial or extended decline in commodity prices may adversely affect USLG’s business, financial condition, results of operations and cash flows.

•        Drilling for and producing oil, natural gas and NGLs are high-risk activities with many uncertainties that may materially adversely affect USLG’s business, financial condition, results of operations and cash flows.

•        USLG’s business is difficult to evaluate because it has a limited operating history.

•        A deterioration in general economic, business, political or industry conditions could materially adversely affect USLG’s results of operations, financial condition and cash flows.

Risks Relating to Environmental and Regulatory Matters

•        Oil, natural gas and NGLs operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for USLG’s customers, and failure to comply could result in USLG’s customers incurring significant liabilities, either of which may impact USLG’s customers’ willingness to operate on USLG’s surface acreage and/or develop USLG’s mineral and royalty interests, and may subject USLG to strict, as well as joint and several, liability for contamination resulting from such failure, even if USLG does not have control over such operations.

•        Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could cause certain of USLG’s customers to incur increased costs, additional operating restrictions or delays and fewer potential drilling locations.

•        Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as USLG’s customers’ ability to dispose of produced water gathered from such activities, which could have a material adverse effect on their future business, which in turn could have a material adverse effect on USLG’s business.

•        Restrictions on the ability of USLG’s customers to obtain water may have an adverse effect on USLG’s financial condition, results of operations and cash flows.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, you should consider carefully the following risk factors, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Business Combination

The Combination Agreement and Proposed Business Combination Were Not Negotiated by the Trust or the Trustee.

Given the limited powers of the Trust and the Trustee under the Trust Indenture, neither the Trust nor the Trustee participated in the negotiations of the Combination Agreement or Business Combination. The negotiations were instead conducted by SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units, at SoftVest, L.P.’s initiative. Neither SoftVest, L.P. nor any of its affiliates has the power or authority to bind the Trust or the Trustee, or act on behalf of either of them or other Unitholders. For that reason, the Business Combination can only occur if the Unitholders approve the Indenture Amendment Proposal, which approves and adopts the Combination Agreement. The amendment also instructs the Trustee to facilitate the consummation of the Business Combination.

We believe SoftVest, L.P.’s interests are generally aligned with those of other Unitholders. However, neither SoftVest, L.P. nor any of its affiliates or respective representatives has any fiduciary or other obligations to the Trust, the Trustee or any other Unitholders. The Trustee is not expected to make a recommendation for or against the Indenture Amendment Proposal or generally with respect to the Business Combination or the Combination Agreement. Therefore, Unitholders are strongly encouraged to carefully review the information in this proxy statement/prospectus, including all annexes and information incorporated by reference, so that they can make their own determination as to whether to approve the Proposals at the Special Meeting.

None of New PBT, the Trust or the Trustee received any opinion from an investment bank regarding the fairness of the Business Combination from a financial point of view, or any other matter.

The Business Combination is subject to conditions, some or all of which may not be satisfied, and may not be completed on a timely basis, if at all. Failure to complete the Business Combination on a timely basis or at all could have adverse effects on the Trust.

The completion of the Business Combination is subject to a number of conditions, including, among others, (i) the approval by the Trust’s Unitholders of the Indenture Amendment Proposal and (ii) certain regulatory approvals, including the expiration or termination of any applicable waiting period under the HSR Act, which make the completion and timing of the Business Combination uncertain. For a more detailed discussion regarding conditions to the Business Combination, see “The Combination Agreement — Conditions to the Completion of the Business Combination,” beginning on page 131. Also, the parties to the Combination Agreement may terminate the Combination Agreement if the Business Combination has not been consummated on or before December 31, 2026, subject to certain exceptions.

If the Business Combination is not completed, the Trust’s ongoing business, financial condition, financial results and stock price could be materially adversely affected, and the Trust would forego any benefit of completing the Business Combination. Without realizing any of the benefits of having completed the Business Combination, the Trust will be subject to a number of risks, including that the market price of Trust Units could decline to the extent that the current market price reflects a market assumption that the Business Combination will be completed.

Similarly, delays in the completion of the Business Combination could, among other things, result in negative effects associated with uncertainty about completion of the Business Combination.

The Blackbeard Contribution Closing may not occur even if the PBT Contribution Closing has been consummated.

The contribution of substantially all of the Trust’s assets to New PBT (which will occur at the PBT Contribution Closing) will occur at least four business days before the time when Blackbeard is required to contribute the USLG Business to New PBT (which will occur at the Blackbeard Contribution Closing). If an event occurs during those four business days that causes the conditions to the Blackbeard Contribution Closing not to be satisfied such that the Blackbeard Contribution Closing does not occur, Unitholders will not receive Class A Shares and New PBT will remain as a wholly owned subsidiary of the Trust. The tax consequences to Unitholders with respect to the contribution of substantially all of the Trust’s assets to New PBT and indirectly owning and disposing of the Class A Shares through their ownership and disposition of Trust Units will be the same in all material respects to the treatment if the Blackbeard Contribution Closing (and Business Combination) had actually occurred. In such circumstance we intend to work with the Trust and the Trustee to take appropriate steps to cause the distribution of the Class A Shares (which will have no interest in the USLG Business) to Unitholders, but we cannot provide assurances as to the timing of such distribution, or whether it will occur at all. For a discussion of the tax consequences of the contribution by the Trust of its assets to New PBT, the exchange of Trust Units for Class A Shares and of owning and disposing Class A Shares, see “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination.”

The unaudited pro forma condensed combined financial information set forth in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of New PBT after the completion of the Business Combination.

The unaudited pro forma condensed combined financial information set forth in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New PBT’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. Further, New PBT’s actual results and financial position after the Business Combination may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this proxy statement/prospectus, that New PBT Predecessor will be identified as the accounting acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed at the date of the completion of the Business Combination. Subsequent to the Closing Date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 145 for more information.

Completion of the Business Combination may trigger change in control or other provisions in agreements to which the Trust or USLG Legacy are a party, which may have an adverse impact on New PBT’s business and results of operations after the Business Combination.

The completion of the Business Combination may trigger change in control or other provisions in agreements to which the Trust or USLG Legacy are a party, although at this time we are not aware of any. If the Trust or USLG Legacy are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if the Trust or USLG Legacy are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to New PBT after the completion of the Business Combination. Any of the foregoing or similar developments may have an adverse impact on New PBT’s business and operations after the completion of the Business Combination.

The Class A Shares to be received by Unitholders upon completion of the Business Combination will have different rights from Trust Units.

The terms of the Trust Indenture are in some respects materially different from the terms of the New PBT Charter, the New PBT Bylaws and Texas law that will govern New PBT. See “Comparison of Unitholder Rights and Corporate Governance Matters” beginning on page 189 for a discussion of the different rights associated with Trust Units and Class A Shares.

The U.S. federal income tax treatment of New PBT’s operations and the ownership and disposition of Class A Shares following the Business Combination will be different from the U.S. federal income tax treatment of the Trust’s operations and the ownership and dispositions of Trust Units.

The Trust is classified as a grantor trust for U.S. federal income tax purposes. In accordance with this such tax classification, the Trust is generally disregarded for U.S. federal income tax purposes and Unitholders are treated as directly owning their proportionate share of the Trust’s assets and liabilities. As such, Unitholders generally are subject to U.S. federal income tax directly on their proportionate share of income, gain, deductions and credits of the Trust, and a distribution of cash to a Unitholder by the Trust generally is not taxable for U.S. federal income tax purposes. In addition, a Unitholder generally will recognize capital gain or loss on a disposition of its Trust Units as though it disposed of its proportionate share of the Trust’s assets, except that any amounts treated as recapture of deductions for depletion generally will be recharacterized as ordinary income.

In contrast, New PBT is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. Because New PBT will be classified as corporation for U.S. federal income tax purposes, any future distribution of cash by New PBT will constitute dividends to the extent paid from New PBT’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles, and will be reported to such owner on IRS Form 1099-DIV. Distributions in excess of New PBT’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, will be treated as a non-taxable return of capital, reducing a holder’s adjusted tax basis in such holder’s Class A Shares (but not below zero) and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of Class A Shares. In addition, a U.S. holder generally will recognize capital gain or loss on a taxable disposition of its Class A Shares, and a non-U.S. holder whose ownership of Class A Shares exceeds certain levels will be subject to U.S. federal income tax upon a taxable disposition of Class A Shares. Non-U.S. holders may also be subject to withholding tax on distributions on or dispositions of Class A Shares.

For a discussion of the treatment of U.S. holders, see the section entitled “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination — Tax Consequences to U.S. Holders of Owning and Disposing of Class A Shares Received in the Business Combination”. For a discussion of the treatment of non-U.S. holders see the section entitled “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination — Tax Consequences to Non-U.S. Holders of Owning and Disposing of Class A Shares Received in the Business Combination”.

The Business Combination will involve substantial costs.

SoftVest and Blackbeard have incurred, and expect to continue to incur, substantial costs associated with the Business Combination, including, among others, fees paid to financial, legal and accounting advisors, proxy solicitation costs and filing fees and regulatory costs, which are expected to exceed $50 million. The Combination Agreement, if adopted by Unitholders, provides that these costs will be paid by New PBT.

If the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders as part of the Business Combination were to fail to qualify as a contribution governed by Section 351(a) of the Code or if the IRS were to successfully challenge any aspect of the Intended Tax Treatment, U.S. holders of Trust Units and/or New PBT could be required to pay substantial U.S. federal income taxes.

Assuming that the Business Combination is completed as currently contemplated, for U.S. federal income tax purposes, the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination, the exercise of any Subscription Rights and the purchase of Class A Shares pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment (if applicable), is intended to qualify as a contribution governed by Section 351(a) of the Code. It is not a condition to the parties’ obligations to complete the Business Combination that such contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders be treated as a contribution governed by Section 351(a) of the Code or that the Transactions qualify for the Intended Tax Treatment. None of the parties have sought or intend to seek any ruling from the IRS regarding the qualification of such contribution as a contribution governed by Section 351(a) of the Code or regarding the qualification of any aspect of the Transactions for the Intended Tax Treatment. In connection with the effectiveness of this proxy statement/prospectus, Paul Hastings LLP will provide an opinion to the effect that the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business

Combination, together with certain other transactions occurring as part of the Business Combination should be treated for U.S. federal income tax purposes as a contribution governed by Section 351(a) of the Code. However, no assurance can be given that such contribution and receipt will so qualify or that the IRS will not challenge such qualification or the qualification of any aspect of the Transactions for the Intended Tax Treatment or that a court would not sustain such a challenge. If such contribution and receipt were to fail to qualify as a contribution under Section 351(a) of the Code or if the IRS were to successfully challenge any aspect of the Intended Tax Treatment, U.S. holders of Trust Units and/or New PBT could be required to pay substantial U.S. federal income taxes. For a more complete description of the U.S. federal income tax consequences to U.S. holders of Trust Units of the Business Combination to U.S. holders, see the section entitled “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination.”

Risks Relating to New PBT

New PBT will be a holding company. New PBT’s sole material asset following the completion of the Business Combination will be its equity interest in OpCo, and New PBT will accordingly be dependent upon distributions from OpCo to pay taxes, cover its corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, and pay any dividends on Class A Shares.

After giving effect to the Transactions, New PBT will be a holding company and will have no material assets other than its equity interest in OpCo. New PBT will have no independent means of generating revenue. To the extent funds of OpCo are legally available for distribution, subject to any restrictions contained in any agreement to which OpCo or its subsidiaries is bound, OpCo generally will be required to make distributions to all OpCo unitholders (including New PBT) on a pro rata basis (i) in such amounts as are necessary to cause a distribution to New PBT sufficient to enable New PBT to timely satisfy its tax liabilities, and (ii) to the extent the income tax liabilities of certain OpCo unitholders (other than New PBT) with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions) exceed amounts otherwise distributed by OpCo, in amounts generally intended to allow such other OpCo unitholders to satisfy such excess income tax liabilities, which such additional distributed amounts may be re-contributed to OpCo in exchange for additional OpCo units at the election of certain holders (including New PBT). In addition, as the managing member of OpCo, New PBT may cause OpCo to make pro rata distributions of available cash to all of its unitholders, including to New PBT, in an amount sufficient to allow New PBT to fund dividends to its shareholders in accordance with New PBT’s dividend policy, to the extent the New PBT Board declares such dividends. Therefore, while New PBT expects to pay dividends on Class A Shares in amounts determined from time to time by the New PBT Board in the future, New PBT’s ability to do so may be limited to the extent OpCo and its subsidiaries are limited in their ability to make these and other distributions to New PBT, including due to the restrictions under any New PBT credit facility. Additionally, if OpCo makes such distributions, Blackbeard Security and Greybeard Energy, as OpCo unitholders, will be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because New PBT must pay taxes, amounts ultimately distributed as dividends to holders of Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to Blackbeard Security and Greybeard Energy (in their capacity as holders of OpCo units) on a per unit basis. The OpCo LLC Agreement will also require OpCo to make non-pro rata payments to New PBT to reimburse it for corporate and other overhead expenses, and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, which payments will not be treated as distributions under the OpCo LLC Agreement. To the extent that New PBT needs funds and OpCo or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect New PBT’s liquidity and financial condition. This and other aspects of our organizational structure following Closing may adversely impact the future trading market for the New PBT Common Stock.

The market price for Class A Shares following the completion of the Business Combination may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of the Trust.

Upon consummation of the Business Combination, existing Unitholders will hold Class A Shares. USLG’s and the Trust’s businesses differ and, accordingly, the results of operations of New PBT will be affected by some factors that are different from those currently or historically affecting the results of operations of USLG or the Trust. The results of operations of New PBT may also be affected by factors different from those that currently affect or have historically affected either USLG or the Trust.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and New PBT’s actual financial position and results of operations after the Business Combination may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and is not necessarily indicative of what New PBT’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. New PBT’s actual results and financial position after the Business Combination may differ materially and adversely from the unaudited pro forma condensed combined financial statement included in this proxy statement/prospectus.

Declaration, payment and amounts of dividends, if any, to holders of Class A Shares will be uncertain.

Although we currently expect New PBT to pay regular dividends to holders of Class A Shares, the amount of dividends, if any, that are declared or paid to holders of Class A Shares, will depend on a number of factors. The New PBT Board will have sole discretion to determine the dividend policy of New PBT, including whether any dividends will be declared, when dividends, if any, are declared, and the amount of such dividends. New PBT expects that such determination would be based on a number of considerations, including New PBT’s results of operations and capital management plans and the market price of New PBT shares, the availability of funds to New PBT, debt covenant limitations, New PBT’s access to capital markets as well as industry practice and other factors, deemed relevant by the New PBT Board. In addition, New PBT’s ability to pay dividends and the amount of any dividends ultimately paid in respect of Class A Shares will, in each case, be subject to New PBT receiving funds, directly or indirectly, from OpCo. Furthermore, the ability of OpCo to make distributions to New PBT will depend on satisfying applicable law with respect to such distributions. There can be no guarantee that holders of Class A Shares will receive or be entitled to dividends.

Following the Business Combination, Blackbeard will own over 40% of New PBT Common Stock, and their interests could differ from the interests of our other shareholders.

As a result of the Business Combination, Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the shares of New PBT Common Stock. Therefore, following the Business Combination, Blackbeard Security and Greybeard Energy will have considerable influence or effective veto control regarding the outcome of any transaction or action that requires shareholder approval, including mergers, acquisitions, amendments to our charter and various corporate governance actions.

Affiliates of Blackbeard and SoftVest will have the right to appoint all or a majority of the New PBT Board of Directors until their ownership of New PBT Common Stock falls under certain ownership thresholds.

In connection with the Business Combination, we intend to enter into the Shareholders’ Agreement with Blackbeard Security, Greybeard Energy and SoftVest, L.P. The Shareholders’ Agreement will provide Blackbeard Security and Greybeard Energy the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, (i) for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 25% of the New PBT Common Stock, to designate two Blackbeard Nominees to be nominated for election (or re-election) to our Board, and (ii) for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock, to designate one Blackbeard Nominee to be nominated for election (or re-election) to our Board.

The Shareholders’ Agreement will also provide SoftVest, L.P. the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as SoftVest, L.P. and its permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, to designate one individual (the “SoftVest Nominee”) that qualifies as an independent director to be nominated for election (or re-election) to our Board. Until the second anniversary of the Blackbeard Contribution Closing, such SoftVest Nominee will serve as the Chairperson of the Board, if elected.

In addition, the Shareholders’ Agreement will provide that, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as both (x) Blackbeard Security and Greybeard Energy and their respective permitted transferees, collectively beneficially own more than 25% of the New PBT Common Stock, and (y) SoftVest, L.P. and its permitted transferees, beneficially owns at least 5% of the New PBT Common Stock, we will nominate our CEO and three independent directors agreed to in good faith by Blackbeard Security, Greybeard and SoftVest, L.P. for election to the Board. Blackbeard Security, Greybeard and SoftVest, L.P. will consider in good faith that one of such three independent directors will be a representative of another significant shareholder of New PBT.

The Shareholders’ Agreement will also provide that for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock and for so long as SoftVest, L.P. and its permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, the Board will be composed of seven directors.

New PBT may not have sufficient available cash to pay any quarterly dividend on Class A Shares, New PBT’s cash available for dividends may vary significantly from quarter to quarter and the New PBT Board may in the future modify or revoke New PBT’s cash dividend policy at any time at its discretion. New PBT’s dividend policy could limit our ability to grow and make acquisitions.

New PBT may not have sufficient cash available to pay base or variable dividends on its Class A Shares each quarter. Furthermore, its cash dividend policy will not require it to pay dividends on a quarterly basis or otherwise. The amount of cash New PBT has to distribute each quarter principally will depend upon the amount of royalty income OpCo and its subsidiaries generate, which is dependent upon the volumes of production sold and the prices that its operators realize from the sale of such production. In addition, the actual amount of cash New PBT will have to distribute each quarter under its cash dividend policy will be reduced by payments in respect of income taxes, debt service and other contractual obligations and fixed charges, increases in reserves for future operating or capital needs that the New PBT Board may determine is appropriate, lease bonus income, distribution equivalent rights payments and preferred dividends, if any, and any common share repurchases. Additionally, if OpCo makes distributions to fund any such dividends on our Class A Shares, Blackbeard Security and Greybeard Energy, as OpCo unitholders, will be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because New PBT must pay taxes, amounts ultimately distributed as dividends to holders of Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to Blackbeard Security and Greybeard Energy on a per unit basis. The New PBT Board may further modify or revoke its dividend policy at any time in the future at its discretion. As a result, quarterly dividends paid to holders of Class A Shares may vary significantly from quarter to quarter and may be zero.

As a result of New PBT’s cash dividend policy, New PBT will have limited cash available to reinvest in its business or to fund acquisitions, and New PBT will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund its acquisitions and growth capital expenditures. As such, to the extent the New PBT is unable to finance growth externally, its dividend policy will significantly impair its ability to grow.

To the extent that New PBT issues additional shares in connection with any acquisitions or growth capital expenditures or as in-kind dividends, the payment of dividends on those additional shares may increase the risk that New PBT will be unable to maintain or increase our per share dividend level.

Provisions of New PBT’s organizational documents could delay or prevent a change in control, limit shareholder actions and make it more difficult for shareholders to effect changes in its management.

New PBT’s organizational documents contain provisions that could have the effect of discouraging, delaying or preventing a change in control or changes in management or the New PBT Board, even if such changes would be beneficial to holders of Class A Shares. These provisions include, among others, advance-notice procedures and other procedural requirements for shareholder nominations and proposals, and the authority of the New PBT Board to issue New PBT Preferred Stock with rights and preferences designated by the New PBT Board. These provisions could discourage unsolicited acquisition proposals or activist campaigns, reduce the likelihood that shareholders receive a premium for their shares in connection with a change in control and adversely affect the market price of Class A Shares.

The exclusive-forum provisions in our organizational documents could limit our shareholders’ ability to choose the judicial forum for disputes with us or our directors, officers or other employees.

The New PBT Charter provides that, unless New PBT consents in writing to the selection of an alternative forum, the Texas Business Court in the First Business Court Division of the State of Texas (or, if that court is not then accepting filings or lacks jurisdiction, the U.S. District Court for the Northern District of Texas, Dallas Division, or, if that court also lacks jurisdiction, the state district court of Dallas County, Texas) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New PBT, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of New PBT to New PBT or its shareholders, including any claim alleging the aiding and abetting of such a breach, (iii) any action asserting a claim against New PBT or any current or former director, officer or other employee of New PBT arising pursuant to any provision of the TBOC, the New PBT Charter or the New PBT Bylaws (each as may be amended from time to time), or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of the New PBT Charter or the New PBT Bylaws, (v) any action asserting a claim related to or involving New PBT that is governed by the internal affairs doctrine, (vi) any other action asserting a claim against New PBT, its directors, officers, or employees constituting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, and (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. In addition, the New PBT Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Notwithstanding the foregoing, the Texas exclusive-forum provision will not apply to any direct claims under the Exchange Act or to any other claim for which the federal courts of the United States have exclusive jurisdiction. These provisions may discourage lawsuits against New PBT’s directors and officers by limiting the forums in which such lawsuits may be brought and by requiring shareholders to bring certain claims in the courts of the State of Texas or the federal courts located therein. Although similar provisions have been upheld in some circumstances, a court could determine that such a provision is inapplicable or unenforceable. If a court were to find the exclusive forum provision in the New PBT Charter to be inapplicable or unenforceable with respect to one or more types of actions, New PBT may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, results of operations and financial condition.

In certain circumstances, OpCo will be required to make tax distributions to the OpCo unitholders, including New PBT, and such tax distributions may be substantial. To the extent New PBT receives tax distributions in excess of its actual tax liabilities and retains such excess cash, other OpCo unitholders would benefit from such accumulated cash balances if they exercise their Redemption Right.

To the extent OpCo has available cash, OpCo generally will be required, subject to any restrictions contained in any agreement to which OpCo is bound, to make distributions out of legally available funds to all OpCo unitholders (including New PBT) on a pro rata basis (i) in such amounts as are necessary to cause a distribution to New PBT sufficient to enable New PBT to timely satisfy its tax liabilities, and (ii) to the extent the income tax liabilities of certain OpCo unitholders (other than New PBT) with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions) exceed amounts otherwise distributed by OpCo, in amounts generally intended to allow such other OpCo unitholders to satisfy such excess income tax liabilities, which such additional distributed amounts may be re-contributed to OpCo in exchange for additional OpCo units at the election of certain holders (including New PBT). The amount of such excess tax distributions will be determined based on certain assumptions, including an assumed individual income tax rate, and will be calculated after taking into account other distributions (including other tax distributions) made by OpCo.

Because tax distributions will be made pro rata based on ownership and due to, among other items, differences between the tax rates applicable to New PBT and the assumed individual income tax rate used in the calculation and requirements under the applicable tax rules that OpCo’s net taxable income be allocated disproportionately to its unitholders in certain circumstances, tax distributions may significantly exceed the actual tax liability for many of the OpCo unitholders, including New PBT. If New PBT were to retain the excess cash it receives, the other OpCo unitholders would benefit from any value attributable to such accumulated cash balances upon their exercise of the Redemption Right. However, New PBT expects to take steps to eliminate any material cash balances, including by exercising its right to re-contribute such excess cash to OpCo in exchange for additional OpCo units. Following any such contribution, OpCo will recapitalize its outstanding units to the extent necessary to cause the aggregate number of units held by New PBT to equal the number of Class A Shares outstanding, and corresponding adjustments will be made to the number of Class B Shares outstanding to the extent necessary to cause each OpCo unitholder (other than New PBT) to hold one Class B Share per OpCo unit held by it.

The tax distributions to the OpCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to make tax distributions (and that are not re-contributed to OpCo) will not be available for reinvestment in our business.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, New PBT and OpCo might be subject to potentially significant tax inefficiencies.

New PBT and OpCo intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo units pursuant to the Redemption Right or other transfers of units of OpCo could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and New PBT and OpCo intend to operate such that exchanges or other transfers of units of OpCo qualify for one or more such safe harbors. For example, we intend to limit the number of holders of OpCo units, and the OpCo LLC Agreement, which will be entered into in connection with the Closing, will provide for limitations on the ability of holders of OpCo units to transfer their OpCo units and will provide New PBT, as managing member of OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of holders of OpCo units to redeem their OpCo units pursuant to the Redemption Right to the extent we believe it is necessary to ensure that OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for New PBT and for OpCo, including as a result of New PBT’s inability to file a consolidated U.S. federal income tax return with OpCo. In addition, we would no longer receive the benefit of certain increases in tax basis received in connection with the redemption of OpCo units pursuant to the Redemption Right.

USLG relies on Blackbeard to provide certain managerial functions, and pursuant to the Master Services Agreement, New PBT will rely on Blackbeard for certain managerial functions following the Business Combination.

Blackbeard provides managerial functions for USLG. USLG depends to a significant degree on the diligence, skill and network of business contacts of the Blackbeard management team and other key personnel to achieve USLG’s business objectives. Certain services required by USLG for the operation of USLG’s business, including general and administrative services, geological, geophysical and reserve engineering, lease and land administration, marketing, accounting, operational services, information technology services, compliance, insurance maintenance and management of outside professionals, are provided by Blackbeard. USLG’s reliance on Blackbeard for such services could have a material adverse effect on USLG’s business, financial condition and results of operations.

Following the Business Combination, pursuant to the Master Services Agreement, Blackbeard will provide general and administrative services, including, but not limited to, information technology, reporting services, engineering services and land administrative services, to New PBT. Our reliance on Blackbeard for such services could have a material adverse effect on our business, financial condition and results of operations. For more information on the Master Services Agreement, please see “Executive Compensation — Executive Compensation Arrangements for New PBT — Master Services Agreement” elsewhere in this proxy statement/prospectus.

New PBT’s organizational structure following the Business Combination will confer certain benefits upon Blackbeard Security and Greybeard, as OpCo unitholders, that will not benefit the holders of Class A Shares to the same extent as it will benefit Blackbeard Security and Greybeard.

New PBT’s organizational structure following the Business Combination will confer certain benefits upon Blackbeard Security and Greybeard, as OpCo unitholders, that will not benefit the holders of Class A Shares to the same extent as it will benefit Blackbeard Security and Greybeard. New PBT will be a holding company and will have no material assets other than its equity interest in OpCo. As the managing member of OpCo, New PBT may cause OpCo to make pro rata distributions of available cash to all of its unitholders, including to New PBT, in an amount sufficient to allow New PBT to fund dividends on its Class A Shares in accordance with New PBT’s dividend policy, to the extent the New PBT Board declares such dividends. Therefore, while New PBT expects to pay dividends on Class A Shares in amounts determined from time to time by the New PBT Board in the future, New PBT’s ability to do so may be limited to the extent OpCo and its subsidiaries are limited in their ability to make these and other distributions to New PBT, including due to the restrictions under the outstanding New PBT credit facility. Additionally, if OpCo makes such distributions, Blackbeard Security and Greybeard Energy, as OpCo unitholders, will be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because New PBT must pay taxes, amounts ultimately distributed as dividends to holders of Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to Blackbeard Security and Greybeard Energy on a per unit basis. This and other aspects of New PBT’s organizational structure may adversely impact the future trading market for the Class A Shares.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities (including as a result of an examination of our income or other tax returns) could adversely affect New PBT’s business, cash flows and financial position.

New PBT and its subsidiaries will be subject to various complex and evolving U.S. federal, state and local taxes. U.S. federal, state and local tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on New PBT’s business, cash flows and financial position.

In addition, New PBT and its subsidiaries may be subject to examinations of their income, sales or other tax returns by U.S. federal, state, or local taxing authorities. An adverse outcome arising from such an examination could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on New PBT’s business, cash flows and financial position.

Risks Relating to USLG’s Business

USLG’s revenues are dependent on Blackbeard’s and other operators’ E&P activities on the properties underlying USLG’s mineral and royalty interests. If such companies do not maintain drilling, completion and production, the demand for the use of USLG’s land and resources, as well as the royalties that USLG receives from the production of oil, natural gas and NGLs, and related activities on USLG’s land, could be reduced, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

USLG is not an E&P company and decisions to pursue development of a potential drilling location are made by operators on and around USLG’s properties and not by USLG. Once acreage is leased to operators, USLG is dependent on its customers to develop its properties, construct infrastructure and commence other operations on and around its land. Any development that materially and adversely affects Blackbeard and USLG’s other operators including a reduction in the expected number of wells to be drilled on USLG’s acreage by Blackbeard or its other operators, or the failure of Blackbeard or USLG’s other operators to act in its best interests and/or adequately and efficiently develop and operate USLG’s acreage could have an adverse effect on its expected growth and operational results.

The willingness and ability of companies to continue operations and development activities on and around USLG’s land is dependent on a variety of factors that are outside of their and USLG’s control, including:

•        the demand for and supply of oil, natural gas and NGLs;

•        capital expenditures, including costs required for drilling, completion and production activities, which could be significantly more than anticipated;

•        the ability to access, and cost of, capital;

•        prevailing oil, natural gas and NGLs prices;

•        the availability of supplies and resources, including suitable drilling equipment, production and transportation infrastructure and qualified operating personnel;

•        the producers’ expected return on investment on projects and in wells drilled on or around USLG’s land as compared to opportunities in other areas; and

•        regulatory developments.

The agreements USLG enters into and the sand, water and other resources that USLG or its customers sell are substantially dependent on its customers’ operations and/or drilling, completion and production on or around its land. Blackbeard and other operators may elect not to undertake development activities, or may undertake such activities in an unanticipated fashion, which may result in significant fluctuations in USLG’s results of operations. If Blackbeard or other operators were to reduce their development activities or otherwise reduce production on USLG’s properties, USLG’s revenues may also be substantially adversely affected.

Any development and production activities on USLG’s properties by Blackbeard are subject to its reasonable discretion. The level, success and timing of drilling and development activities on USLG’s properties, and whether Blackbeard elects to drill any additional wells on USLG’s properties, depends on a number of factors that will be largely outside of USLG’s control, including: commodity prices; the timing and amount of capital expenditures by it, which could be significantly more than anticipated; the ability of Blackbeard to access capital; the availability, high cost or shortages of rigs and other suitable drilling equipment, raw materials, supplies and oilfield services; the availability of production and transportation infrastructure and qualified operating personnel; regulatory restrictions; Blackbeard’s expertise, operating efficiency and financial resources; approval of other participants in drilling wells; Blackbeard’s expected return on investment in wells drilled on USLG’s properties as compared to opportunities in other areas; the selection of technology; the selection of counterparties for the sale of production; and the rate of production of the reserves.

For the year ended December 31, 2025, New PBT Predecessor received approximately 91% of its total revenue from Blackbeard (inclusive of revenue received from Nile Midstream). While USLG expects these revenue streams to be recurring, its contracts with Blackbeard and other operators, which represent substantially all of its revenues, typically do not contain minimum volume commitment provisions for production amounts, land use or resources to be purchased. As a result, USLG’s revenues are dependent on ongoing demand from these customers, which may decrease due to factors beyond its control. Once acreage is leased to operators, USLG’s customers make all decisions as to their operations on and around, investments in, and production from, USLG’s land, and USLG’s revenues are dependent upon decisions made by such companies, among other factors. There can be no assurance that USLG’s customers will take actions or make decisions that will be beneficial to USLG, which could result in adverse effects on its results of operations, cash flows and financial position.

Because USLG receives a significant portion of its revenue from its relationships with Nile Midstream, any development that materially and adversely affects its business, operations or financial condition could have a material adverse impact on USLG.

Nile Midstream is one of USLG’s most significant customers in the use of its land and its resources. Nile Midstream is expected to play an increasingly important role in USLG’s financial performance over the long term. Accordingly, USLG is indirectly subject to the business risks faced by Nile Midstream. Any development that materially and adversely affects Nile Midstream’s businesses, operations or financial condition could have a material adverse impact on USLG.

In addition, Nile Midstream does not own all of the land on which its infrastructure is located, and certain portions of such infrastructure located outside of USLG’s land are subject to leases, rights-of-way and easements with third parties. Such infrastructure is necessary to deliver oil, natural gas and water volumes to USLG’s land, and if Nile Midstream were to lose these rights or be required to relocate its infrastructure, USLG’s business could be materially and adversely affected as a result of such delivery interruptions. If Nile Midstream is unable to enter into favorable contracts or to obtain the necessary regulatory and land use approvals on favorable terms, it may not be able to construct and operate its assets as anticipated, or at all, which could negatively affect USLG’s results of operations, cash flows and financial position.

Substantially all of USLG’s current revenues are derived from drilling, completion and production activities on its land that are substantially influenced by, and royalty payments that are based on, the price at which oil, natural gas and NGLs trade. Prices of oil, natural gas and NGLs are volatile due to factors beyond USLG’s control. A substantial or extended decline in commodity prices may adversely affect USLG’s business, financial condition, results of operations and cash flows.

USLG’s revenues, operating results and the carrying value of its mineral and royalty interests depend significantly upon the prevailing prices for oil, natural gas and NGLs, through the royalty payments it receives and the operations of customers on and around its land.

Historically, the markets for oil, natural gas and NGLs have been volatile, and they are likely to continue to be volatile. For example, the respective conflicts with Iran and between Russia and Ukraine and Israel and Hamas have contributed to significant increases and volatility in the price for oil, natural gas and NGLs. Wide fluctuations in oil, natural gas and NGLs prices may result from relatively minor changes in the supply of or demand for oil, natural gas and NGLs, market uncertainty and other factors that are beyond USLG’s and its customers’ control, including:

•        worldwide and regional economic conditions, including the potential for a recession in the U.S. or worldwide, elevated interest rates and associated policies of the Federal Reserve, impacting the supply and demand for oil, natural gas and NGLs;

•        changes in seasonal temperatures, including the number of heating degree days during winter months and cooling degree days during summer months;

•        U.S. federal, state and local and foreign governmental regulation, including U.S. and international trade policies and any resultant tariffs, and taxes;

•        the level of oil, natural gas and NGLs exploration, development and production;

•        the level of oil, natural gas and NGLs inventories;

•        prevailing prices, and expectations regarding future prices, on local price indexes in the areas in which USLG owns land and/or mineral and royalty interests;

•        the proximity, capacity, cost and availability of gathering and transportation facilities;

•        localized and global supply and demand fundamentals and transportation availability;

•        the cost of exploring for, developing, producing and transporting oil, natural gas and NGLs reserves;

•        weather conditions, such as severe storms, earthquakes and flooding, and other natural disasters;

•        technological advances affecting energy consumption, including those related to new and emerging technologies;

•        the price and availability of alternative fuels, including the development of alternative fuels;

•        speculative trading in oil, natural gas and NGLs derivative contracts;

•        increased end-user conservation;

•        political and economic conditions, such as the conflicts in Ukraine and the Middle East, including the closure of the Strait of Hormuz by Iran, in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

•        actions of the Organization of Petroleum Exporting Countries (“OPEC” and collectively with its allies, “OPEC+”), including the ability and willingness of the members of OPEC+ and other exporting nations to agree to and maintain oil price and production controls, including any anticipated increases in supply from Russia and OPEC, particularly Saudi Arabia;

•        the uncertainty in capital and commodities markets and the ability of companies in the energy sector to access capital;

•        expectations about future commodity prices; and

•        the possibility of terrorist or physical, electronic and cybersecurity breaches and the consequences of any such attacks or breaches.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil, natural gas and NGLs price movements with any certainty. From the beginning of 2022 through December 2025, NYMEX WTI spot prices ranged from $55.44 to $123.64 per Bbl, and the NYMEX Henry Hub spot price of natural gas has ranged from $1.21 to $30.72 per MMBtu, with five-year highs reached in 2022 and 2026, respectively. The war in Ukraine, the Israel-Hamas conflict, increased hostilities in the Middle East (including the conflict with Iran), elevated interest rates, global supply chain disruptions, concerns about a potential economic downturn or recession, recent measures to combat persistent inflation, and actions taken by OPEC+ continue to contribute to economic and pricing volatility. If the prices of oil, natural gas and NGLs decline, USLG’s operations and financial condition may be materially and adversely affected through a reduction in the use of its land and its resources and/or its customers’ services, as well as reduced revenues generated by USLG’s mineral and royalty interests. Moreover, while U.S. natural gas prices are correlated with global oil price movements, they are also affected by local weather, transportation and consumption patterns. Further, NGLs are made up of ethane, propane, isobutane, normal butane and natural gasoline, all of which have different uses and different pricing characteristics, which adds further volatility to the pricing of NGLs. Although USLG has not historically entered into any hedging arrangements, it may choose to use various derivative instruments in the future in connection with anticipated oil, natural gas and NGLs sales to minimize the impact of commodity price fluctuations. However, USLG cannot hedge the entire exposure of its operations from commodity price volatility. To the extent it does not hedge against commodity price volatility, or its hedges are not effective, USLG’s results of operations and financial position may be diminished.

USLG cannot reasonably predict whether production levels will remain at current levels or the impact the full extent of the events above may have on its industry and its business. In addition, oil, natural gas and NGLs prices may reduce the amount of oil, natural gas and NGLs that can be produced economically by operators on or around USLG’s land, which may reduce their willingness to develop USLG’s properties and/or use USLG’s or its customers’ services. This may result in, among other things, USLG’s having to make substantial downward adjustments to USLG’s estimated proved reserves, which could negatively impact USLG’s ability to fund its operations. If this occurs, if production estimates change or if exploration or development results deteriorate, the successful efforts method of accounting principles may require USLG to write down, as a non-cash charge to earnings, the carrying value of its oil, natural gas and NGLs properties. Operators on and around its land could also determine during periods of low commodity prices to shut in or curtail production from wells on USLG’s properties. In addition, they could determine during periods of low commodity prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. Specifically, they may abandon any well if they reasonably believe that the well can no longer produce oil, natural gas and NGLs in commercially paying quantities.

Other significant factors that are likely to continue to affect commodity prices in future periods include, but are not limited to, the effect of U.S. energy, monetary and trade policies, U.S. and global economic conditions and political developments, including the current U.S. administration’s trade, energy and environmental policies, all of which are beyond USLG’s control. USLG’s business may be also adversely impacted by any future government rule, regulation or order that may impose production limits, as well as pipeline capacity, storage constraints and transportation delays.

Drilling for and producing oil, natural gas and NGLs are high-risk activities with many uncertainties that may materially adversely affect USLG’s business, financial condition, results of operations and cash flows.

The drilling activities of Blackbeard and the operators on USLG’s properties will be subject to many risks. For example, USLG will not be able to assure investors that wells drilled by Blackbeard or other operators on USLG’s properties will be productive. Drilling for oil, natural gas and NGLs often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient oil, natural gas or NGLs to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies used do not provide conclusive knowledge prior to drilling a well that oil, natural gas or NGLs are present or that it can be produced economically. The costs of exploration, exploitation and development activities are subject to numerous uncertainties beyond USLG’s control, and increases in those costs can adversely affect the economics of a project. Further, operations on and around USLG’s land may be curtailed, delayed, canceled or otherwise negatively impacted as a result of other factors, including:

•        declines in oil or natural gas prices;

•        infrastructure limitations;

•        the high cost of equipment, materials and services, shortages thereof or delays related thereto;

•        unexpected operational events, pipeline ruptures or spills, adverse weather conditions, facility malfunctions or title problems;

•        compliance with and changes to environmental and other governmental requirements;

•        hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives, and the regulations, restrictions, moratoria and bans thereon;

•        unusual or unexpected geological formations;

•        environmental hazards, such as oil, natural gas or well fluids spills or releases, pipeline or tank ruptures and discharges of toxic gas;

•        fires, blowouts, craterings and explosions;

•        uncontrollable flows of oil, natural gas or well fluids; and

•        pipeline capacity curtailments.

In addition to causing curtailments, delays and cancellations of operations, many of these events could result in substantial losses to USLG’s customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution, contamination or other environmental damage, clean-up responsibilities, loss of wells, regulatory investigations and penalties, suspension of operations and repairs required to resume operations. In the event that planned operations, including the drilling of development wells, are delayed or cancelled, or existing wells or development wells have lower than anticipated production due to one or more of the factors above or for any other reason, USLG’s financial condition, results of operations and cash flows may be materially adversely affected.

USLG’s customers may ordinarily maintain insurance against various losses and liabilities arising from their operations; however, insurance against all operational risks is not available to them. Additionally, they may elect not to obtain insurance if they believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on their business activities, financial condition and results of operations, and in turn, USLG’s business.

Blackbeard’s development and exploratory drilling efforts and its well operations may not be profitable or achieve targeted returns.

Blackbeard Holdings owns a significant amount of unproved resources, which it expects to further its development efforts. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. USLG cannot assure you that all prospects will be economically viable or that Blackbeard will not abandon its investments, including with respect to USLG’s properties. Additionally, USLG cannot assure you that undeveloped acreage leased by Blackbeard will be profitably developed, that wells drilled by Blackbeard in prospects that it pursues will be productive or that Blackbeard will recover all or any portion of its investment in such unproved property or wells, each of which could negatively affect USLG’s results of operations, cash flows and financial position.

USLG’s business is difficult to evaluate because it has a limited operating history.

New PBT Predecessor has historically not been an existing stand-alone legal entity, but rather it is a combination of certain of the assets that will be contributed to OpCo or subsidiaries of OpCo in connection with the Business Combination. As a result, New PBT Predecessor’s prior operating history and historical financial statements may not be a reliable basis for evaluating its business prospects or the future value of Class A Shares and may make it difficult to assess its ability to operate profitably.

Any acquisitions of additional surface acreage and/or mineral and royalty interests that USLG completes will be subject to substantial risks.

USLG may pursue opportunistic future land and/or mineral and royalty interest acquisitions that it expects to complement or expand its current position. It may not be able to identify attractive acquisition opportunities, and even if it does so, it may not be able to complete the acquisition on commercially acceptable terms, or at all. No assurance can be given that USLG will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms, or at all, or successfully acquire such identified properties.

Even if USLG makes acquisitions that it believes will increase its cash generated from operations, these acquisitions may nevertheless result in a decrease in its cash flows due to, among other things, operators or customers refraining from conducting activities, such as development and production activities, on such acquired assets. Any acquisition involves potential risks, including, among other things:

•        the validity of USLG’s assumptions about estimated proved reserves, as it pertains to mineral and royalty interests, the suitability of such properties for its customers’ anticipated activities, future production and volume and timing of future production, prices, revenues, capital expenditures, the operating expenses and costs its customers would incur to develop its properties;

•        a decrease in its liquidity by using a significant portion of its cash generated from operations or incurring debt to finance acquisitions;

•        a significant increase in its interest expense or financial leverage if USLG incurs debt to finance acquisitions;

•        the assumption of unknown liabilities, losses or costs for which USLG is not indemnified or for which any indemnity USLG receives is inadequate;

•        mistaken assumptions about the overall cost of equity or debt;

•        USLG’s inability to obtain satisfactory title to the assets we acquire;

•        potential environmental and other liabilities;

•        any restrictive covenants or other use restrictions that would prohibit or restrict the ability to engage in certain activities on the target property;

•        regulatory, permitting and other similar matters; and

•        the occurrence of other significant changes, such as impairment of oil and natural gas properties, goodwill or other intangible assets, asset devaluation or restructuring charges.

The accuracy of USLG’s assessments of suitable acquisition targets is inherently uncertain. Although USLG will perform a review of the subject properties that it believes to be generally consistent with industry practices, the accuracy of these assessments may not reveal all existing or potential problems or fully assess their deficiencies and capabilities. Inspections may not always be performed for the totality of such properties, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. For example, acquiring oil and natural gas properties requires USLG to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, USLG performs a review of the subject properties, but such a review will not necessarily reveal all existing or potential problems. In the course of its due diligence, USLG may not inspect every well or pipeline. USLG cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. As a result, such properties may not produce as projected, and/or USLG may be unable to determine the actual reserve potential of such properties.

Such acquisitions may require substantial capital expenditures, and USLG may need capital in excess of the amounts it retains in its business. Furthermore, USLG cannot assure you that it will be able to access other external capital on terms favorable to it or at all. Additionally, its ability to secure financing or access the capital markets could be adversely affected if financial institutions and institutional lenders elect not to provide funding for traditional energy companies in connection with the adoption of sustainable lending initiatives or are required to adopt policies that have the effect of reducing the funding available thereto. If it is unable to fund its capital requirements, USLG may be unable to complete acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its results of operations and free cash flow.

Further, future growth may place strains on USLG’s resources, possibly negatively affecting its results of operations, cash flows and financial positions. Its ability to grow based on such acquisitions will depend on numerous factors, including the investment by USLG’s customers in infrastructure on and around its land, the amount of use of its resources, the results of operations and drilling on and around USLG’s land and its ability to maintain or enter into new relationships with customers.

Project areas on USLG’s properties, which are in various stages of development, may not yield oil or natural gas in commercially viable quantities.

Project areas on USLG’s properties are in various stages of development, ranging from project areas with current drilling or production activity to project areas that have limited drilling or production history. If the wells in the process of being completed do not produce sufficient revenues or if dry holes are drilled, USLG’s financial condition, results of operations and cash available for distribution may be materially affected.

The decision to pursue development of USLG’s properties will be made by operators on and around USLG’s properties and not by USLG.

Recovery of oil and natural gas underlying its mineral and royalty interests requires significant capital expenditures and successful drilling operations, and the decision to pursue development of a potential drilling location will be made by operators on and around USLG’s properties and not by USLG. There is no guarantee that such operators will fund capital expenditures and development at the pace USLG has assumed or that the results of the development will be as estimated. Increases in costs to drill and develop its properties, or decreases in commodity prices, may result in the delay of the development of USLG’s properties or may result in some projects becoming uneconomical.

If there are delays in drilling its properties, USLG’s DUCs may not be converted to producing wells in a timeframe consistent with its historic conversion cycles, and the permits on USLG’s DUCs may expire if those wells are not further developed within a specified period of time. As a result, in environments where costs to produce are high or commodity prices are depressed, operators on and around USLG’s properties may halt or reduce drilling activities.

USLG may not be successful in pursuing additional commercial opportunities on its land from non-traditional energy production and other users.

One of USLG’s strategies is to expand the use of its land and resources by customers not engaged in traditional energy development. USLG may not be able to correctly identify such commercial opportunities or may be unsuccessful in attracting industry participants to develop projects on its land or to use its resources. The rapidly evolving and competitive nature of many of the industries USLG is targeting for such development makes it difficult to evaluate the future prospects of these projects. In addition, USLG has limited insight into emerging trends that may adversely affect the development of such projects on its land, the use of its resources or otherwise, and these potential customers, if they were to materialize, would encounter the risks and difficulties frequently experienced by growing companies and project developers in rapidly changing industries, including unpredictable and volatile revenues, increased expenses, an uncertain regulatory environment, novel litigation and corresponding outcomes and changes in business conditions. The viability of this business strategy and the resulting demand for the use of USLG’s land and resources by such potential customers will be affected by many factors outside of its control and may not be successful.

The construction by customers of new infrastructure on and around USLG’s land is subject to regulatory, construction, supply chain and other risks common in the development and operation of facilities and other infrastructure.

USLG receives a portion of its revenues through agreements pursuant to which its customers develop infrastructure on its land. These infrastructure projects involve numerous regulatory, environmental, political and legal uncertainties, including political opposition by environmental groups, local groups and other advocates. Such opposition can take many forms, including the delay or denial of required governmental permits, organized protests, attempts to block or sabotage operations on or around USLG’s land, intervention in regulatory or administrative proceedings related to USLG’s customers’ permitting efforts or otherwise involving their assets, or lawsuits or other actions designed to prevent, disrupt or delay the operation of USLG’s customers’ assets or their business. There can be no assurance that such infrastructure will be developed at all or that these projects will be completed on schedule or at an economical cost, and USLG may not realize the anticipated benefits of such projects.

USLG’s customers may also encounter technical difficulties during the construction of such infrastructure leading to a reduction in capacity or a shorter useful life. Moreover, USLG’s customers may undertake expansion projects to capture anticipated future growth that does not materialize or for which they are unable to acquire new customers. As a result, the new facilities and infrastructure developed by USLG’s customers on and around its land may not be able to attract enough demand to achieve their expected investment return, which could materially and adversely affect USLG’s results of operations, cash flows and financial position.

In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property or the environment or lead to extended interruptions of operations. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception or changes in governmental policies, priorities and direction could cause the permits USLG’s customers require to conduct their operations on and around USLG’s land to be withheld, delayed or burdened by requirements that restrict their ability to profitably conduct their business. Any such event that delays or otherwise interrupts the revenues generated by operations on and around USLG’s land, or which causes them to make significant expenditures not covered by insurance, could adversely affect payments to USLG in respect of use of existing infrastructure as well as future development of infrastructure on and around its land.

USLG or its customers may be unable to obtain and renew permits necessary for operations, which could materially and adversely affect USLG’s results of operations, cash flows and financial position.

USLG’s or its customers’ ability to conduct operations is subject to a variety of required permits from various governmental authorities, which may limit such operations, including those associated with oil and natural gas drilling, completion and production activities, disposal or transport of produced water and other hazardous materials or wastes, construction, stormwater, water use, air emissions, mining, and other activities that may be conducted in association with operations on USLG’s land. The public often has the right to comment on permit applications and otherwise participate in the permitting process, including through court intervention. In addition, governmental authorities at the federal state and local levels often retain significant discretion over these types of permits and may exercise that discretion based on shifting governmental policies, priorities and direction. Accordingly, permits required to conduct USLG’s or its customers’ operations may not be issued, maintained or renewed, may not be issued or renewed in a timely fashion or may involve requirements that restrict USLG’s or its customers’ ability to economically conduct operations. Limitations on USLG’s or its customers’ ability to conduct operations due to the inability to obtain or renew necessary permits or similar approvals could materially and adversely affect its results of operations, cash flows and financial position.

A significant portion of USLG’s properties are located in the CBP, making USLG vulnerable to risks associated with geographic concentration in a single geographic area.

A significant portion of USLG’s properties are located in the CBP in Texas, making USLG vulnerable to risks associated with geographic concentration in that sub-basin. In particular, USLG and its customers may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from oil and natural gas wells in this area, availability of equipment and materials, facilities, personnel or services, market limitations, governmental regulation and political activities, processing or transportation capacity constraints, natural disasters, adverse weather conditions, water shortages or other drought-related conditions or interruption of the processing or transportation of oil and natural gas, each of which could have a material adverse effect on USLG’s results of operations, cash flows and financial position. In addition, the effect of fluctuations on supply and demand may become more pronounced on its business as the CBP is a narrow sub-basin of the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions.

Additionally, USLG’s sand royalties may be adversely affected by risks associated with its geographic concentration, including the presence of a limited number of potential customers on or near USLG’s land, competition with adjacent landowners to provide an attractive development site for such resources, particularly if such landowners are closer to the location of oil and natural gas development activity, and legislation or regulatory initiatives limiting the utilization of sand in the CBP, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

During the year ended December 31, 2025, Blackbeard sold substantially all of the production from USLG’s mineral and royalty interests to a limited number of purchasers. The loss of any purchaser, if not replaced, could reduce USLG’s revenues and have a material adverse effect on its financial condition and results of operations.

For the year ended December 31, 2025, Plains Marketing, L.P., Anchor Crude Marketing, LLC and Energy Transfer Crude Marketing LLC and certain of their subsidiaries accounted for approximately 99% of all oil produced from USLG’s properties that was sold by Blackbeard; Targa Resources Corp. and DCP Operating Company and certain of their subsidiaries accounted for approximately 100% of all gas and NGLs produced from USLG’s properties that was sold by Blackbeard. Blackbeard depends upon a limited number of significant purchasers for the sale of production from USLG’s mineral and royalty interests. The loss of any of these customers, should USLG’s operators be unable to replace them, could adversely affect USLG’s revenues and have a material adverse effect on its financial condition and results of operations. USLG cannot assure you that any of its customers will continue to do business with it and/or its operators or that continued access to suitably liquid markets for future production will be available.

Competition in the energy industry is intense, which may adversely affect USLG’s and its customers’ ability to succeed.

The energy industry is intensely competitive, and USLG’s customers compete with other companies that may have greater resources. Many of these companies explore for and produce oil, natural gas and NGLs and conduct midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. In addition, these companies may have a greater ability to continue operational activities during periods of low oil, natural gas and NGLs market prices. USLG’s customers’ larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than they can, which would adversely affect their competitive position. USLG’s customers may have fewer financial and human resources than many companies in their industry and may be at a disadvantage in bidding for developmental, transportation, gathering or exploratory prospects and producing or servicing oil, natural gas and NGLs properties. Furthermore, the oil and natural gas industry has experienced recent consolidation amongst some operators, which has resulted in certain instances of combined companies with larger resources. Such combined companies may compete against USLG’s customers or, in the case of consolidation amongst USLG’s customers, may choose to focus their operations on areas outside of USLG’s properties. Further, USLG’s customers previously operated in an area in the CBP that did not have a lot of activities. However, more operators and other competitors are entering into the CBP, which may result in higher prices and expenses, and fewer opportunities, for USLG’s customers. In addition, USLG’s ability to acquire additional properties upon which potential customers may operate and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

SEC rules could limit USLG’s ability to book additional PUDs in the future.

SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five years after the date of booking. As of December 31, 2025 and 2024, approximately 32% and 30% of USLG’s total proved reserves were classified as PUDs, respectively. The PUDs located in East Ranch that were booked in USLG’s year-end 2025 reserves report were based on a limited number of offset well results that existed at that time in the immediately surrounding area. As a result of successful delineation drilling in East Ranch in 2025, East Ranch wells are expected to comprise an increasing proportion of Blackbeard’s drilling activity in the future.

This requirement may limit USLG’s ability to book additional PUDs as operators on USLG’s properties pursue their drilling programs. Moreover, USLG may be required to write-down its PUDs if those wells are not drilled within the required five-year timeframe. Furthermore, USLG makes its determinations about their estimated drilling schedules from any development plans of its affiliated operators, provisions in the relevant lease agreement and the historical drilling activity, rig locations, production data and permit trends, as well as investor presentations and other public statements of the operators on USLG’s properties. Any development and production activities on USLG’s properties are subject to its operators’ reasonable discretion, and the level, success and timing of drilling and development activities on its properties, and whether its operators elect to drill any additional wells on its acreage, depends on a number of factors that will be largely outside of its control. The accuracy of any such determination is inherently uncertain and subject to a number of assumptions and factors outside of USLG’s control. A reduction in the expected number of wells to be drilled by the operators on its properties or the failure of such operators to adequately and efficiently develop and operate its properties could have an adverse effect on USLG’s results of operations.

USLG relies on operators on its properties, third parties and government databases for information regarding its mineral and royalty interests and, to the extent that information is incorrect, incomplete, lost or otherwise inaccessible, its financial and operational information and projections may be incorrect.

As an owner of mineral and royalty interests, USLG relies on the operators of its properties to notify it of information regarding production on its properties in a timely and complete manner, as well as the accuracy of information obtained from third parties and government databases. USLG uses this information to evaluate its operations and cash flows, as well as to predict its expected production and possible future locations. To the extent USLG does not timely receive this information or the information is incomplete or incorrect, its results may be incorrect and its ability to project potential growth may be materially adversely affected. If any of such third party or government databases or systems were to fail for any reason, including as a result of a cyberattack or systems outage, possible consequences include loss of communication links and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any of the foregoing consequences could material adversely affect USLG’s business.

USLG has not entered into hedging arrangements with respect to the oil and natural gas production from its properties, and it will be exposed to the impact of decreases in the price of oil and natural gas.

USLG has not entered into hedging arrangements to establish, in advance, a price for the sale of the oil and natural gas produced from its properties, although it may enter into such arrangements in the future. As a result, USLG may realize the benefit of any short-term increase in the price of oil and natural gas, but it will not be protected against decreases in price, and if the price of oil and natural gas decreases significantly, USLG’s business, results of operation and cash available for distribution may be materially adversely affected.

Estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these proved reserve estimates or underlying assumptions will materially affect the quantities and present value of USLG’s proved reserves.

It is not possible to measure underground accumulation of oil, natural gas or NGLs in an exact way. Oil, natural gas and NGLs reserve engineering is not an exact science and requires subjective estimates of underground accumulations of oil, natural gas and NGLs and assumptions concerning future oil, natural gas and NGLs prices, production levels, ultimate recoveries and operating and development costs. Numerous uncertainties are inherent in estimating quantities of oil and natural gas reserves. Estimates of USLG’s proved reserves were prepared using SEC pricing and are based upon average commodity prices over the 12 months prior to the determination date, which may not reflect actual prices received for production related to such assets. For example, USLG’s SEC pricing proved reserve volumes and PV-10, as disclosed in this proxy statement/prospectus, are based on assumed commodity prices of $65.34 per Bbl of oil and $3.387 per MMBtu of natural gas as of December 31, 2025, which, in the case of oil, are near the low end of the five-year NYMEX forward curve range of $63.30 to $79.34 per Bbl and, in the case of natural gas, near the midpoint of the five-year NYMEX forward curve range of $2.81 to $4.71 per Mcf (as of July 14, 2026). Accordingly, you are cautioned not to place undue weight on USLG’s proved reserve volumes or PV-10, based on such pricing when evaluating USLG’s financial condition. These estimates are complex and require significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. The reports relating to such assets rely upon various assumptions, including assumptions regarding future oil and natural gas prices, USLG’s drilling program, production levels and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates and the timing of development expenditures may turn out to be incorrect. Estimates of USLG’s proved reserves and related valuations included in this proxy statement/prospectus were prepared by CG&A. CG&A, USLG’s independent petroleum engineering firm, conducted a detailed review of all relevant properties for the periods covered by its reserve reports using information provided by USLG.

Over time, USLG may make material changes to reserve estimates taking into account the results of actual drilling, testing and production and changes in prices. In estimating reserves, USLG and its reserve engineers make certain assumptions that may prove to be incorrect, including assumptions regarding future oil and natural gas prices, production levels and operating and development costs. In addition, certain assumptions regarding future oil, natural gas and NGLs prices, production levels and operating and development costs may prove incorrect. A substantial portion of these reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. As a result, estimated quantities of reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any significant variance from these assumptions to actual figures could greatly affect the estimates of such reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and future cash generated from operations. Numerous changes over time to the assumptions on which USLG’s reserve estimates are based, as described above, often result in the actual quantities of oil, natural gas and NGLs that are ultimately recovered being different from such reserve estimates. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for unproved undeveloped acreage.

USLG’s proved undeveloped reserves may not ultimately be developed or produced by the operators of its mineral and royalty interests or may take longer to develop than anticipated.

As of December 31, 2025, 9,425 Mboe of USLG’s 13,917 Mboe total estimated proved reserves, or 68%, were proved developed reserves. USLG’s remaining total estimated proved reserves are classified as PUDs and may not be ultimately developed or produced by the operators of its mineral and royalty interests. Conversion of PUDs into producing volumes requires significant capital expenditures and successful drilling and development by such operators. The reserve data included in the reserves reports of CG&A, its independent petroleum engineer, assume that substantial capital expenditures by such operators are required to develop such PUDs. USLG cannot be certain that the estimated costs of the development of these PUDs are accurate, that USLG’s operators will develop the properties underlying its mineral and royalty interests in accordance with any publicly announced schedule or that the results of such development will be as estimated. The development of USLG’s PUDs may take longer than expected as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, lack of proximity to, and shortage of capacity of, transportation facilities, equipment failures or accidents and shortages or delays in the availability of drilling rigs, equipment, personnel and services and compliance with governmental requirements, and may require higher levels of capital expenditures from the operators than anticipated. Delays in the development of USLG’s PUDs, increases in costs to drill and develop PUDs or decreases or continued volatility in commodity prices will reduce the future net cash flows of USLG’s estimated undeveloped reserves and may result in some projects becoming uneconomic for the operators of USLG’s mineral and royalty interests.

The present value of future net revenues from New PBT Predecessor’s proved reserves and those of the Hilcorp Assets and the Greybeard Assets, as reflected in the standardized measure and PV-10 value related thereto, will not necessarily be the same as the current market value of the estimated proved oil and natural gas reserves related thereto.

You should not assume that the present value of future net revenues from New PBT Predecessor’s proved reserves and those of the Hilcorp Assets and the Greybeard Assets, as reflected in the standardized measure and PV-10 value related thereto, is the current market value of such estimated oil and natural gas reserves. USLG currently bases the estimated discounted future net revenues from New PBT Predecessor’s proved reserves and the proved reserves of Hilcorp Assets and the Greybeard Assets on SEC pricing. Accordingly, you are cautioned not to place undue weight on such reserve volumes, PV-10 or standardized measure based on such pricing when evaluating USLG’s financial condition or an investment in Class A Shares. USLG is dependent on its operators who will be affected by factors such as:

•        actual prices received for crude oil, natural gas and NGLs;

•        actual cost of development and production expenditures;

•        the amount and timing of actual production;

•        transportation and processing; and

•        changes in governmental regulations or taxation.

The timing of both the production and expenses in connection with the development and production of, and investment in, its oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor USLG uses when calculating discounted future net revenues at PV-10 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with USLG or the energy industry in general. Actual future prices and costs may differ materially from those used in the present value estimates.

USLG may experience delays in the payment of royalties and fees and be unable to replace customers or operators on its land that do not make required payments to it, and USLG may not be able to terminate its agreements with defaulting customers or operators that declare bankruptcy.

USLG may experience delays in receiving royalty, fee and other payments from its customers or operators on its land. A failure on the part of such company to make royalty payments typically gives USLG the right to terminate the lease agreement, repossess the property and enforce payment obligations under the agreement. If USLG repossessed any of its mineral and royalty interests, it would seek a replacement operator. However, USLG might not be able to find a replacement operator and, if it did, USLG might not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, with respect to a customer or operator that is subject to a proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), USLG’s right to enforce or terminate the agreement for any defaults, including non-payment, may be substantially delayed or otherwise impaired. In general, in a proceeding under the Bankruptcy Code, the bankrupt customer or operator would have a substantial period of time to decide whether to ultimately reject or assume USLG’s agreement, which could prevent the execution of a new agreement or the assignment of the existing agreement to another customer or operator. In the event that the customer or operator rejected the agreement, USLG’s ability to collect amounts owed would be substantially delayed, and its ultimate recovery may be only a fraction of the amount owed or nothing. In addition, even if it is able to enter into a new agreement with a new customer or operator, the replacement customer or operator may not achieve the same levels of activity on or around USLG’s land at the same price as the customer or operator it replaced.

If commodity prices decrease to a level such that USLG’s future undiscounted cash flows from its mineral and royalty interests are less than their carrying value, USLG may be required to take write-downs of the carrying values of its mineral and royalty interests.

Accounting rules require that USLG periodically review the carrying value of its mineral and royalty interests for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, production data, economics and other factors, and the continuing evaluation of development plans, USLG may be required to write down the carrying value of its mineral and royalty interests. USLG evaluates the carrying amount of its proved oil, natural gas and NGLs properties for impairment whenever events or changes in circumstances indicate that a property’s carrying amount may not be recoverable. If the carrying value exceeds the estimated undiscounted future cash flows, USLG would estimate the fair value of its mineral and royalty interests and record an impairment charge for any excess of the carrying value of the mineral and royalty interests over the estimated fair value of the mineral and royalty interests. Factors used to estimate fair value may include estimates of proved reserves, future commodity prices, future production estimates and a commensurate discount rate. Should capitalized costs exceed this ceiling, an impairment would be recognized. The risk that USLG will be required to recognize impairments of its oil, natural gas and NGLs reserves increases during periods of low commodity prices. In addition, impairments would occur if USLG were to experience sufficient downward adjustments to its estimated proved reserves or the present value of estimated future net revenues. An impairment recognized in one period may not be reversed in a subsequent period. USLG may incur impairment charges in the future, which could materially adversely affect its results of operations for the periods in which such charges are taken.

The unavailability, high cost or shortages of equipment, raw materials, supplies or personnel may restrict or result in increased costs for USLG’s customers related to their operations on and around USLG’s land.

The energy industry is cyclical, which can result in shortages of equipment, raw materials, supplies and personnel. When shortages occur, the costs and delivery times of equipment and supplies increase and demand for, and incentive costs and wage rates of, qualified personnel also rise with increases in demand. In addition, capital and operating costs in the energy industry have generally risen during periods of increasing commodity prices as operators seek to increase production to capitalize on higher commodity prices. USLG cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. In accordance with customary industry practice, the operators on and around USLG’s land rely on independent third-party service providers to provide many of the services and equipment necessary to drill new wells. The cost of oilfield services typically fluctuates based on demand for those services, and the increase in commodity prices and supply constraints due to tariffs, the conflicts in Ukraine and the Middle East, elevated interest rates and associated policies of the Federal Reserve or otherwise, have increased the cost of oilfield services. While USLG believes the operators on and around its land currently have strong relationships with the oilfield service companies they contract with, there is no assurance that such operators will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. If such operators are unable to secure the equipment and supplies they require at reasonable costs, USLG’s financial condition and results of operations could suffer. In situations where cost inflation exceeds commodity price inflation, USLG’s profitability and cash flow, and the ability of the operators on its land to complete development activities as scheduled and on budget, may be negatively impacted. Any delay in USLG’s customers’ operations could reduce its financial condition and cash flows.

Sand operations are subject to operating risks that are often beyond the control of the mine operator. These risks can adversely affect production levels and costs, which could adversely affect sand production from USLG’s land.

USLG does not operate the sand mines on its land, but USLG’s customers that conduct such operations are subject to risks normally encountered in the mining industry generally and the sand mining industry in particular. These risks include:

•        changes in the price and availability of transportation, natural gas or electricity;

•        unanticipated ground, grade or water conditions;

•        unusual or unexpected geological formations;

•        pit wall failures or surface rock falls;

•        inclement or hazardous weather conditions, as well as any effects of climate change;

•        environmental hazards, contamination and industrial accidents;

•        changes in applicable laws and regulations (or the interpretation thereof);

•        inability to maintain necessary permits or mining or water rights;

•        restrictions on blasting operations;

•        inability to obtain necessary mining or production equipment or replacement parts;

•        fires, explosions or industrial accidents or other accidents;

•        technical difficulties or key equipment failures;

•        labor disputes;

•        late delivery of supplies; and

•        facility shutdowns in response to environmental regulatory actions.

Any of these risks could result in damage to current and future mining properties or facilities on USLG’s land, personal injury, environmental damage, delays in mining or processing, losses or possible legal liability. Any prolonged downtime or shutdowns at any of the mining properties or production facilities on USLG’s land could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

In addition, transportation and related logistics costs are a significant component of the total delivered cost of sand for oil and natural gas operations. As a result, the cost of transporting sand to the well site is a key factor in USLG’s customers’ purchasing decisions. The development of additional in-basin sand mines that are closer to areas of drilling activity could reduce demand for sand produced from USLG’s land. For example, a number of companies have announced plans to develop or acquire, are currently developing or expanding, or have recently acquired or completed sand mine projects in the Permian Basin that may be closer to ongoing development activity. Any such reduction in demand for sand from USLG’s land could materially affect USLG’s results of operations, cash flows and financial position.

USLG may be subject to claims for personal injury and property damage, or for catastrophic events, which could materially and adversely affect its results of operations, cash flows and financial position.

USLG’s customers’ operations will be subject to all of the hazards and operating risks associated with their operations, which include oil and natural gas drilling, completion and production activities, sand mining, production and distribution of water, water and waste disposal and any other operations that may occur on USLG’s properties. These hazards may include the risk of fire, explosions, blowouts, seismic events, surface cratering, uncontrollable flows of oil, natural gas, NGLs and produced water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as oil and NGL spills, natural gas leaks and ruptures or discharges of toxic gases, release of hazardous materials into the environment and worker safety and health issues. The occurrence of any of these events could result in substantial losses to USLG’s customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations.

Litigation arising from operations on USLG’s properties may cause USLG to be named as a defendant in lawsuits asserting potentially large claims, including claims for defense, indemnity and exemplary damages. USLG generally seek indemnity from USLG’s customers for liabilities arising from their operations on its land, and USLG maintains what it believes is customary and reasonable insurance to protect its business against these potential losses, but such indemnity and insurance may not be adequate to cover USLG’s liabilities, and USLG is not fully protected or insured against all risks.

Subject to certain exceptions, USLG’s customers assume responsibility for, including control and removal of, all other pollution or contamination that may result from their operations on USLG’s properties. USLG may have liability in such cases if it is grossly negligent or commits willful acts, or as owners of the land under laws that impose strict liability for pollution clean-up, such as CERCLA (as defined herein). USLG’s customers generally agree to indemnify and defend USLG against claims relating to damage or loss of a well, reservoir, geological formation, underground strata or water resources, or the loss of oil, natural gas, mineral or water, but sometimes such indemnity and defense is subject to exceptions for claims for gross negligence or willful misconduct, and USLG may not be able to collect under these indemnities if the applicable customer is in financial distress. USLG’s customers also generally assume responsibility for claims arising from their employees’ personal injury or death, or the damage or loss of their property, to the extent that their employees are injured or their properties are damaged by operations on USLG’s properties, but sometimes such indemnity and defense is subject to exceptions for claims resulting from USLG’s gross negligence or willful misconduct, and USLG may not be able to collect under these indemnities if the applicable customer is in financial distress. Further, USLG might not succeed in enforcing such contractual risk allocation or might incur an unforeseen liability falling outside the scope of such risk allocation.

The occurrence of any of these events could result in interruption of USLG’s customers’ operations or substantial losses to USLG or its customers, which could materially and adversely affect USLG’s results of operations, cash flows and financial position.

If any operators on USLG’s properties suspend its right to receive royalty payments pursuant to its mineral and royalty interests due to title defects or other issues, USLG’s business, financial condition, results of operations and cash flows may be adversely affected.

USLG typically does not incur the expense of a title examination prior to acquiring oil and natural gas leases or undivided interests in oil and natural gas leases or other developed rights. Prior to acquiring a specific mineral and royalty interest, USLG may rely upon the judgment of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office, as USLG is not required to, and under certain circumstances it may elect not to, incur the expense of retaining lawyers to examine the title to its mineral and royalty interests. Upon a change in ownership of mineral and royalty interests, and at regular intervals pursuant to routine audit procedures at an operator’s discretion, the operator of the underlying property has the right to investigate and verify the title and ownership of mineral and royalty interests with respect to the properties it operates. It is also the normal practice in the energy industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil or natural gas well is to be drilled prior to drilling to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, such as obtaining affidavits of heirship or causing an estate to be administered. Such curative work entails expense, and the operator may elect to proceed with a well despite defects to the title identified in the preliminary title opinion. Furthermore, title issues may arise at a later date that were not initially detected in any title review or examination. Leases can be vulnerable to title deficiencies due to a mix of federal, state, tribal and private land or the history of land ownership in the area, resulting in complex and alternating chains of title. The existence of a material title deficiency can render a mineral and royalty interest worthless and can materially adversely affect USLG’s business results of operations, financial condition and cash flows. No assurance can be given that USLG will not suffer a monetary loss from title defects or title failure.

If any title or ownership issues are not resolved to its reasonable satisfaction in accordance with customary industry standards, an operator may suspend the related royalty payment. If an operator on USLG’s properties is not satisfied with the documentation it provides to validate its ownership, it may place USLG’s royalty payment in suspense until such issues are resolved, at which time USLG would receive in full the payments that would have been made during the suspension period, without interest. USLG’s failure to cure any title defects may delay or prevent USLG from utilizing the associated mineral and royalty interest. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in the assignment of leasehold rights in properties in which USLG holds a mineral and royalty interest, its business and results of operations may be adversely affected.

USLG’s insurance coverage may not fully cover its losses, and USLG may in the future encounter increased costs related to, and lack of availability of, insurance.

While USLG maintains insurance coverage at levels that it believes to be reasonable and prudent, it can provide no assurance that its current levels of insurance will be sufficient to cover any losses that it has incurred or may incur in the future, whether due to deductibles, coverage challenges or other limitations. Additionally, USLG may not be able to maintain adequate insurance in the future at rates or on other terms that it considers commercially reasonable. Additionally, insurance will not cover many types of interruptions or events that might occur and will not cover all risks associated with USLG’s business. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. The occurrence of a significant event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in, or denial of, the payment of a major insurance claim, could materially and adversely affect USLG’s results of operations, cash flows and financial position.

A deterioration in general economic, business, political or industry conditions could materially adversely affect USLG’s results of operations, financial condition and cash flows.

Concerns over global economic conditions, energy costs, U.S. and international trade policy, geopolitical issues, including conflicts between Russia and Ukraine and in the Middle East, including the Israel-Hamas conflict and conflict with Iran, inflation, elevated interest rates, instability in the banking industry, the availability and cost of credit and slow economic growth in the United States have contributed to economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile commodity prices, and declining business and consumer confidence, may have a significant adverse impact on global financial markets and commodity prices. For example, an oversupply of oil, natural gas or NGLs due to reduced demand as a result of slower global economic growth could lead to a severe decline in worldwide oil, natural gas and NGLs prices. Further, USLG’s customers may also experience supply chain constraints and inflationary pressure on their cost structures, which could impact the revenues USLG receives from them. USLG’s customers also may face shortages of equipment, raw materials, supplies, commodities, labor and services, which may prevent them from executing their development plans on or around USLG’s land, including regarding drilling and completion of wells, construction of infrastructure and the extraction of resources on USLG’s land. These supply chain constraints and inflationary pressures may continue to adversely impact USLG’s customers’ operating costs and, if they are unable to manage their supply chain, it may impact their ability to procure materials and equipment in a timely and cost-effective manner, if at all, which could materially and adversely affect the revenues received in respect of operations on or around USLG’s land.

Cyber incidents or attacks targeting systems and infrastructure used by the energy industry may adversely impact USLG’s operations, and a cyber incident or systems failure could result in information theft, data corruption and operational disruption and USLG’s results of operations, cash flows or financial position may be adversely impacted.

USLG and its customers, and the energy industry generally, increasingly rely on information technology systems and digital technologies to operate their respective businesses. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. The U.S. government has issued public warnings that specifically indicate energy assets could be targets of cybersecurity threats. USLG’s technologies, systems and networks, and those of USLG’s customers, affiliates and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized access, release, gathering, monitoring, misuse, loss or destruction of proprietary, personal and other information, or other disruption of business operations. USLG’s information technology and other systems for protecting against cybersecurity risks may not be sufficient, and some of these networks and systems are managed by third-party service providers and are not under its direct control. USLG regularly enters into transactions with third parties, some of whom may have less sophisticated electronic systems or networks and may be more vulnerable to cyberattacks. In addition, certain cyber incidents, such as surveillance, may remain undetected for some period of time, and cyber incidents and attacks are continually evolving and unpredictable. As cyber incidents and attacks continue to evolve, USLG may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents. While USLG utilizes various procedures and controls to reduce the risk of the occurrence of cyber incidents, there can be no assurance that its business, finances, systems and assets will not be compromised in a cyber incident. Any cyber event may divert management’s attention and could adversely affect USLG’s brand, relationships with its customers, operating results or financial condition.

Risks Relating to Environmental and Regulatory Matters

Oil, natural gas and NGLs operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for USLG’s customers, and failure to comply could result in USLG’s customers incurring significant liabilities, either of which may impact USLG’s customers’ willingness to operate on USLG’s surface acreage and/or develop USLG’s mineral and royalty interests, and may subject USLG to strict, as well as joint and several, liability for contamination resulting from such failure, even if USLG does not have control over such operations.

The value of the revenues USLG receives from the use of USLG’s surface acreage and resources, including USLG’s mineral and royalty interests, by USLG’s customers is substantially based on the level of oil and natural gas drilling and production and transportation and gathering activities with respect thereto. USLG’s customers’ level of activities on USLG’s surface acreage and/or with respect to USLG’s mineral and royalty interests are subject to various federal, state and local governmental laws and regulations that may change from time to time in response to economic and political conditions. Matters subject to these laws and regulations include drilling operations, production, gathering, transportation and distribution activities, water sourcing and disposal, air emissions, discharges or releases of pollutants or wastes, storage, plugging and abandonment of wells, maintenance and decommissioning of other facilities, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil, natural gas and NGLs.

In addition, the production, handling, storage, gathering and transportation of oil, natural gas and NGLs as well as the remediation, emission and disposal of oil, natural gas and NGLs wastes, by-products thereof and other substances and materials produced or used in connection with oil, natural gas and NGLs operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of worker safety and health, natural resources and the environment. Failure to comply with these laws and regulations may result in the assessment of sanctions on USLG’s customers, including administrative, civil or criminal penalties, permit, license or authorization revocations or suspensions, requirements for additional pollution controls, imposition of cleanup and site restoration costs and liens, and injunctions limiting or prohibiting some or all of USLG’s customers’ operations on USLG’s properties. Moreover, these laws and regulations have generally imposed increasingly strict requirements related to water use and disposal, air pollution control, species protection and waste management, among other matters.

Laws and regulations governing E&P activities may also affect production levels. Certain of USLG’s customers must comply with federal, state and local laws and regulations governing conservation matters, including:

•        provisions related to the unitization or pooling of oil and natural gas properties;

•        the establishment of maximum rates of production from wells;

•        the spacing of wells;

•        the plugging and abandonment of wells; and

•        the removal of related production equipment.

Additionally, federal and state regulatory authorities may expand or alter applicable pipeline-safety laws and regulations. The U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has completed several regulatory actions over the last few years, consistent with the Protecting USLG’s Infrastructure of Pipelines and Enhancing Safety Act of 2020, which significantly expand reporting and safety requirements for operators of gas gathering pipelines, including previously unregulated pipelines. Compliance with such regulations may require increased capital costs for third-party oil, natural gas and NGLs transporters. These transporters may attempt to pass on such costs to USLG’s customers, which in turn could affect the profitability of USLG’s surface acreage and/or mineral and royalty interests. USLG’s customers must also comply with laws and regulations prohibiting fraud and market manipulation in energy markets. To the extent USLG’s customers are shippers on interstate pipelines, they must comply with the tariffs of those pipelines and with federal policies related to the use of interstate capacity.

Moreover, under certain environmental laws that impose strict as well as joint and several liability, USLG may be required to remediate contaminated properties owned by USLG even if a customer’s operations caused the contamination. In addition, USLG’s customers may be liable for the remediation of contamination at currently or formerly operated facilities and facilities of third parties that received waste generated by USLG’s customers’ operations, regardless of whether such contamination resulted from the conduct of others or from consequences of actions that were in compliance with all applicable environmental laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, safety and health impacts of the operations of USLG’s customers. While USLG seeks to mitigate any potential liability it may have through indemnification, customary insurance policies and remediation activities, in each case, required under USLG’s contracts, as well as reliance on state funded programs (such as the Texas Railroad Commission’s (the “TRRC”) Orphan Well Program) for coverage of plugging and abandonment liabilities, if any of USLG’s customers declare bankruptcy or if USLG’s insurance policies do not fully cover such liabilities, it may not be fully protected. Additionally, although we generally have rights to inspect USLG’s property and the operations thereon, we may not become aware of all environmental, safety and health matters. Moreover, public interest in the protection of the environment has increased over time. The general trend of more expansive and stringent environmental legislation and regulations applied to extractive industries such as those in which USLG’s customers engage could continue resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental actions are taken that restrict USLG’s customers’ operations or impose more stringent and costly operating requirements, USLG’s customers’ operations could face increased costs and potential curtailment of operations, which consequently could indirectly materially and adversely affect USLG’s business, cash flows, prospects, financial condition or results of operations. Please read “Information about US Land Guild — Regulation of Environmental and Occupational Safety and Health Matters” for a description of the laws and regulations that affect USLG’s customers and that may affect us if the Business Combination is completed.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could cause certain of USLG’s customers to incur increased costs, additional operating restrictions or delays and fewer potential drilling locations.

Certain of USLG’s customers engage in hydraulic fracturing. Hydraulic fracturing is an important and a common practice that is used to stimulate production of oil, natural gas and NGLs from dense subsurface rock formations. The process involves the injection of water, sand or alternative proppant and chemicals under pressure into targeted geological formations to fracture the surrounding rock and stimulate production.

Currently, hydraulic fracturing (other than that using diesel) is generally exempt from regulation under the Underground Injection Control (“UIC”) program of the U.S. Safe Drinking Water Act (the “SDWA”) and is typically regulated by state oil and gas commissions or similar agencies. While USLG’s customers engaged in hydraulic fracturing do not currently use diesel fuels in their hydraulic fracturing fluids, they may become subject to federal permitting under the SDWA if their fracturing formula changes and may incur significant costs to comply with disposal requirements for hydraulic fracturing fluids and produced water. In addition, the U.S. Congress (“Congress”) from time to time has considered legislation to amend the SDWA to remove the exemption currently available to hydraulic fracturing, which would place additional regulatory burdens on hydraulic fracturing operations including requirements to obtain a permit prior to commencing operations, adhering to certain construction requirements, to establish financial assurance and to require reporting and disclosure of the chemicals used in those operations. This legislation has not been enacted.

Several federal agencies have asserted regulatory authority over certain aspects of the hydraulic fracturing process. For example, the U.S. Environmental Protection Agency (the “EPA”) has published a final rule establishing pretreatment standards that prohibit the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants. In addition, the U.S. Department of the Interior’s (“DOI”) Bureau of Land Management (the “BLM”) finalized two rules in April and May 2024 increasing royalty rates, rentals and minimum bids, and updating the agency’s interpretation of its mandate that conservation is a use of federal land on par with mineral extraction and other uses (“Public Lands Rule”). In May 2026, the BLM finalized its recission of the Public Lands Rule. Further, in May 2025, the BLM announced a policy designed to expedite the oil and gas leasing process on public lands. In July 2025, the One Big Beautiful Bill Act (“OBBB Act”) was signed into law, which included provisions directing expanded and expedited oil and gas leasing, removing restrictions on leasing and decreasing the royalty rate. Consistent with this direction, on January 30, 2026, the BLM announced a proposed rule to revise its regulations to allow for commingling of production more broadly in an effort to promote oil and gas production on Federal, Indian, private and State lands. Also, from time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. This or other federal legislation related to hydraulic fracturing may be considered again in the future, though we cannot predict the extent of any such legislation at this time.

Moreover, some states, including Texas, have adopted, and other states are considering adopting, regulations that restrict or could restrict hydraulic fracturing in certain circumstances and that require the disclosure of the chemicals used in hydraulic fracturing operations. Further, state and local governmental entities have exercised their regulatory powers to regulate, curtail or in some cases prohibit hydraulic fracturing. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular.

Increased regulation and attention given to the hydraulic fracturing process, including the disposal of produced water gathered from drilling and production activities, could lead to greater opposition to, and litigation concerning, oil, natural gas and NGLs production activities using hydraulic fracturing techniques in areas where USLG owns surface acreage and/or mineral and royalty interests. Additional legislation or regulation could also lead to operational delays or increased operating costs for USLG’s customers in the production of oil, natural gas and NGLs, including from the development of shale plays, or could make it more difficult for such customers to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in certain of USLG’s customers’ completion of new oil and natural gas wells on USLG’s properties and an associated decrease in the production attributable to USLG’s interests, which could have a material adverse effect on USLG’s business, financial condition and results of operations.

Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as USLG’s customers’ ability to dispose of produced water gathered from such activities, which could have a material adverse effect on their future business, which in turn could have a material adverse effect on USLG’s business.

Certain of USLG’s customers dispose of large volumes of produced water in connection with their, or their customers’, drilling and production operations pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. For example, there exists a growing concern that the injection of produced water into certain disposal wells triggers seismic activity in certain areas, including Texas, where a majority of USLG’s surface acreage is located. This has led to the creation of operator-led response plans in certain areas in Texas by the TRRC, which can include the TRRC suspending or declining to issue produced water disposal permits, restrictions on the amount of material that can be disposed or requiring producers to cease disposal in certain areas.

State and federal regulatory agencies are continuing to study the possible linkage between oil and gas activity and induced seismicity.

In addition, a number of lawsuits have been filed in certain states alleging that disposal well operations have caused damage to neighboring properties, including through inducing seismic events, or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of disposal wells or otherwise, to assess the relationship between seismicity and the use of such wells. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. In some instances, regulators may also order that disposal wells be shut in. For example, the TRRC previously published a rule governing permitting or re-permitting of produced water disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of such disposal well location, as well as logs, geologic cross sections and structure maps relating to the area in question. The TRRC has, at times, suspended produced water disposal permits within the boundaries of certain Seismic Response Areas (“SRAs”). Although USLG’s surface acreage is not currently included in any SRA, there can be no assurance that all or a portion of USLG’s surface acreage will not be included in an SRA in the future. The adoption and implementation of any new laws or regulations that restrict USLG’s customers’ ability to use hydraulic fracturing or dispose of produced water, by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring USLG’s customers to shut down such disposal wells, could limit existing operations and future development activity in affected areas by USLG’s customers and reduce their demand for the use of USLG’s surface acreage and resources, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

Restrictions on the ability of USLG’s customers to obtain water may have an adverse effect on USLG’s financial condition, results of operations and cash flows.

Water is an essential component of oil, natural gas and NGLs production during both the drilling and hydraulic fracturing processes. Historically, USLG’s customers involved in such activities have been able to purchase water from local land owners and other sources for use in their operations. Over the past several years, some areas in which USLG owns surface acreage and/or mineral and royalty interests have experienced drought conditions. As a result of the droughts, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. Such conditions may be exacerbated by climate change. If USLG’s customers are unable to obtain water to use in their operations from local sources, or if USLG’s operators are unable to effectively utilize flowback water, they may be unable to economically drill for, or produce, oil, natural gas and NGLs from USLG’s properties, which could have an adverse effect on USLG’s financial condition, results of operations and cash flows. In addition, because USLG generates fee revenue by providing freshwater to USLG’s customers, restrictions on the use of freshwater for hydraulic fracturing or other oil and gas operations could have an adverse effect on USLG’s financial condition, results of operation and cash flows.

Produced water disposal activities on USLG’s land expose USLG to potential financial and regulatory risks.

There are unique risks associated with produced water disposal, and the legal requirements related to disposing produced water into a disposal well are subject to change based on concerns of the public or governmental authorities. There remains substantial uncertainty regarding the treatment of produced water disposal into underground formations, the regulation of which could materially and adversely affect USLG and its customers in a manner that cannot be predicted due to such uncertainty. These include liabilities related to the handling, treatment, storage, disposal, transport, release and use of radioactive materials, which could be in produced water, and uncertainties regarding the ultimate, and potential exposure to, technical and financial risks associated with modifying or decommissioning produced water disposal wells. Federal or state regulatory agencies could require the shutdown of produced water disposal wells for safety reasons or refuse to permit the restart of any well after unplanned or planned outages. New or amended safety and regulatory requirements may give rise to additional operation and maintenance costs and capital expenditures. Additionally, aging equipment may require more capital expenditures to keep produced water infrastructure operating efficiently or in compliance with applicable laws and regulations. Such equipment is also likely to require periodic upgrading and improvement to maintain compliance. Although the safety record of produced water disposal generally has been very good, accidents and other unforeseen problems have occurred. The consequences of a major incident could be severe and include loss of life and property damage. Any resulting liability from a major environmental or catastrophic incident could materially and adversely affect USLG and USLG’s customers and limit operations on USLG’s land.

A series of risks arising out of the threat of climate change could result in increased operating costs for USLG’s customers, limit the areas in which oil, natural gas and NGLs production may occur, and reduce demand for traditional energy sources and the services related to the production and transport thereof, which could have a material adverse effect on their business, which in turn could have a material adverse effect on USLG’s business.

The operations of USLG’s customers and their service providers and end-line customers are subject to a series of regulatory, political, litigation and financial risks associated with the threat of climate change, including the production, processing, transportation, gathering and handling of traditional energy sources and the emission of greenhouse gases (“GHGs”).

Federal agencies have also regulated various GHGs from oil and natural gas. In March 2024, the EPA issued a final rule that established Subpart OOOOb implementing more stringent rules for GHG (in the form of a limitation on emissions of methane) and VOC emissions for new, modified and reconstructed facilities in the crude oil and natural gas source category and Subpart OOOOc as first-time existing source standards of performance for methane and VOC emissions for the oil and natural gas source category. However, in March 2025, the EPA announced plans to reconsider Subparts OOOOb and OOOOc, and in July 2025, extended the compliance deadlines for certain provisions until January 2027. In December 2025, the EPA issued a final rule reaffirming the interim rule and further extending the deadline for compliance with net heat value monitoring and annual report submissions. Litigation challenging the EPA’s final rule is held in abeyance while the agency reconsiders the rule, and separate litigation by environmental groups, challenging EPA’s interim final rule extending compliance deadlines remains pending. In April 2026, the EPA published a final rule amending two aspects of the March 2024 rule. First, the rule extends the baseline time limit for temporary flaring of associated gas in certain situations, with allowance in the event of extreme weather. Second, the rule revises the vent gas net heat value continuous monitoring requirements.

At the federal level, no comprehensive climate change law or regulation has been implemented to date. In November 2024, the EPA promulgated a rule implementing the Inflation Reduction Act of 2022’s (“IRA 2022”) methane emissions fee for petroleum and natural gas sources, although in February 2025, Congress voted to eliminate the rule under the Congressional Review Act. Additionally, in the OBBB Act, Congress delayed the implementation of the methane emission charge until 2034. In March 2025, the EPA issued a final rule removing the methane emissions fee regulations from the Code of Federal Regulations. While the EPA cannot reissue its rule implementing the methane emissions fee (either in substantially the same form or in a new rule), the underlying requirement in the IRA 2022 remains unchanged. In addition, in September 2025, the EPA proposed to amend the Greenhouse Gas Reporting Program to remove program obligations for most source categories, including the distribution segment of the petroleum and natural gas systems source category (subpart W — Petroleum and Natural Gas Systems), and suspend program obligations for the remaining subpart W segments until reporting year 2034. Further, in February 2026, the Trump administration finalized a rule repealing the EPA’s GHG “Endangerment Finding,” which served as the basis for the majority of the EPA’s GHG regulations, including under Subparts OOOOb and OOOOc. Litigation regarding the recission of the Endangerment Finding is ongoing. Consequently, future implementation and enforcement of these rules remains uncertain at this time.

Various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, climate “superfund” laws, reporting and tracking programs and restriction of GHG emissions. Although it is not possible at this time to predict how new laws or regulations that may be adopted or issued to address GHG emissions would impact USLG’s business or USLG’s customers’ operations, any such future laws, regulations or legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, USLG’s or USLG’s customers’ equipment and operations could require USLG or its customers to incur costs to reduce emissions of GHGs associated with operations, as well as delay or restrict the ability to permit GHG emissions from new or modified sources. In addition, substantial limitations on GHG emissions could adversely affect demand for natural gas, oil and NGLs, which may also adversely affect USLG’s operations and financial results.

Furthermore, USLG and its customers have been and could be impacted in the future by the effects of weather volatility. Climate variability predictions have forecasted increases in the frequency and duration of droughts, extreme temperature variability, decreases in water supply and changes in water usage patterns, increases in the frequency and severity of extreme weather events (including storms, wildfires and other natural disasters) and the costs to reduce risks associated therewith and changes in meteorological and hydrological patterns, all of which could adversely impact USLG’s and USLG’s customers operations and involve various risks of physical damage. For example, in the winter of 2022, many oil and gas operators were impacted by abnormal winter conditions that temporarily adversely affected production. In addition, weather-related forced stoppages at processing, storage and pipeline facilities operated by USLG’s customers or counterparties with which USLG’s customers contract for services may also adversely affect USLG’s operations and financial results.

Increased attention to sustainability-related matters and conservation measures may impact USLG’s business or the business of USLG’s operators.

Increased attention to climate change, conflicting societal expectations on companies to address climate change and other environmental and social impacts, investor and societal expectations regarding voluntary sustainability disclosures and consumer demand for alternative forms of energy may result in increased costs, reduced demand for USLG’s and USLG’s customers’ products and services, reduced profits, increased investigations and litigation and negative impacts on USLG’s or USLG’s customers’ suppliers and customers, which may ultimately have adverse impacts on USLG’s or USLG’s customers’ business, such as USLG’s and USLG’s customers’ access to the capital markets as well as the value of USLG’s Class A Shares. Increased attention to climate change and environmental conservation, for example, may result in demand shifts from oil and natural gas products and services to alternative forms of energy outside the scope of USLG’s customers’ businesses. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to USLG’s and USLG’s customers’ causation of, or contribution to, the asserted damage, or to other mitigating factors.

Some organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to sustainability concerns. Such ratings are used by some investors to inform their investment and voting decisions. While such ratings do not impact all investors’ investment or voting decisions, unfavorable ratings and any activism directed at shifting funding away from companies with traditional energy-related assets could lead to increased negative investor sentiment toward USLG, USLG’s customers and USLG’s industry as a whole and to the diversion of investment to other industries, which could have a negative impact on USLG’s access to, and costs of, capital. Also, institutional lenders may, of their own accord, decide not to provide funding for traditional energy companies based on climate change related concerns, which could affect USLG’s or USLG’s customers’ access to capital for operations. Additionally, insurers may decide to raise rates and/or cease insuring USLG or USLG’s customers based on climate change-related concerns.

Additionally, certain public statements with respect to sustainability matters, such as the environmental benefits of products and services, emissions reduction goals, other environmental targets, or other commitments addressing certain social issues, are becoming increasingly subject to heightened scrutiny from public and governmental authorities, as well as other parties, related to the risk of potential “greenwashing,” in other words, misleading information or false claims overstating potential benefits. Any alleged claims of greenwashing against us or others in USLG’s industry may lead to further negative sentiment and diversion of investments.

Certain employment practices and social initiatives are the subject of scrutiny by both those advocating for the continued advancement of such policies, as well as those who believe they should be curbed, including government actors, and the complex regulatory and legal frameworks applicable to such initiatives continue to evolve. We cannot be certain of the impact of such regulatory, legal and other developments on USLG’s business. More recent political developments could mean that we face increasing criticism or litigation risks from certain anti-sustainability parties, including various governmental agencies. Consideration of sustainability-related factors in USLG’s decision-making could be subject to increasing scrutiny and objection from such anti-sustainability parties. As a result, we may face increased litigation risk from private parties and governmental authorities related to USLG’s sustainability-related efforts.

Current and future restrictions on USLG’s customers’ operations intended to protect certain species of wildlife may adversely affect their ability to expand certain existing operations and/or limit their ability to use USLG’s land, including the limitation of drilling activities, development of infrastructure and disposal operations.

In the United States, the Endangered Species Act (the “ESA”) and comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Protections against “take” are offered to certain migratory birds under the Migratory Bird Treaty Act (the “MBTA”). To the extent species that are listed or protected under the ESA or the MBTA, respectively, or similar state laws live, or critical habitat or similar habitat designations are established pursuant to the ESA or comparable state laws, in the areas where we own surface acreage and/or mineral and royalty interests and USLG’s customers operate, USLG’s customers’ abilities to conduct or expand operations could be limited, or USLG’s customers could be forced to incur material additional costs. For example, in May 2024, the U.S. Fish and Wildlife Service (“FWS”) issued a final rule listing the Dunes Sagebrush Lizard as endangered under the ESA. Blackbeard has specific land reserved for the Dunes Sagebrush Lizard, which is actively present on their acreage. In November 2022, the FWS formally listed two distinct population segments of the lesser prairie-chicken under the ESA. In November 2025, the FWS and the National Marine Fisheries Service (“NMFS”) proposed a series of rules revising the ESA regulations governing designating critical habitat, interagency cooperation, threatened species protections and critical habitat exclusions, some of which were vacated by the Northern District of California in litigation currently pending before the Ninth Circuit Court of Appeals. In addition, in April 2025, the DOI reinstated a 2017 legal opinion that determined that the MBTA’s prohibitions on pursuing, hunting, taking, capturing and killing migratory birds does not apply to accidental or incidental taking or killing of migratory birds. Most recently, in July 2026, the FWS and NMFS issued a final rule rescinding the regulatory definition of “harm” to species under the ESA.

The identification or designation of previously unprotected species, such as the Dunes Sagebrush Lizard and lesser prairie chicken, as threatened or endangered, or the redesignation of a species from threatened to endangered, in areas on or around USLG’s land and/or mineral and royalty interests could cause USLG’s customers’ operations to become subject to operating restrictions or bans, including restrictions of future development activities in the subject areas, or cause USLG’s customers to incur additional costs associated with their operations on USLG’s surface acreage or with respect to USLG’s mineral and royalty interests, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION AND DIVIDEND INFORMATION
AND RELATED UNITHOLDER MATTERS

New PBT

None of New PBT’s shares are currently listed or traded publicly. New PBT is a privately held company formed solely for its role in the Business Combination, the Rights Offering and the Blackbeard and Greybeard Subscription and there is no established public trading market for its securities.

New PBT had 100 issued and outstanding shares of its common stock, par value $0.01 per share, as of June 18, 2026.

If the Business Combination is completed, we expect to seek to pay dividends on our Class A Shares in amounts determined from time to time by our board of directors.

While we expect to seek to pay dividends, we have not adopted a formal written dividend policy to pay any particular amount of dividends based on the achievement of, or derivable from, any specific financial metrics. Furthermore, we are not contractually obligated to pay any dividends and do not have any required minimum dividend amount, and we anticipate the revolving credit facility will contain certain financial tests and covenants that we would have to satisfy in order to have the ability to pay dividends. If our board of directors determines to pay dividends in the future, the amount of such dividends may vary from quarter to quarter and may be significantly reduced or eliminated entirely. The actual amount of any dividends we pay may fluctuate depending on our cash flow needs, which may be impacted by the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs, potential acquisition opportunities and general industry and business conditions. We cannot provide any assurance that we will pay dividends in the future. The declaration and payment of any dividends by us will be at the sole discretion of our board of directors, which may change any future dividend policy or discontinue payment of dividends at any time. Our board of directors will take into account:

•        general economic and business conditions;

•        our financial condition and results of operations;

•        our cash flows from operations and current and anticipated cash needs;

•        our capital requirements, including potential acquisition opportunities;

•        legal, tax, regulatory and contractual (including under our current and future financing arrangements) restrictions and implications on the payment of dividends by us to our shareholders or the payment of distributions by our subsidiaries to us; and

•        such other factors as our board of directors may deem relevant.

We will be a holding company and will have no material assets other than OpCo units. As a consequence, our ability to declare and pay dividends to the holders of our Class A Shares will be subject to the ability of our subsidiaries to make distributions to OpCo and of OpCo to make distributions to us. The ability of our subsidiaries to make distributions to OpCo will depend upon the amount of cash they generate from their businesses, the cash flow needs of our subsidiaries and the restrictions contained in our current and any future financing arrangements or any other arrangement, as well as such subsidiaries’ governing documents. For more information see “Risk Factors — Risks Relating to New PBT — New PBT will be a holding company. New PBT’s sole material asset will be its equity interest in OpCo, and New PBT will accordingly be dependent upon distributions from OpCo to pay taxes, cover its corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, and pay any dividends on New PBT Common Stock.”

If OpCo makes such distributions, holders of OpCo units will generally be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because we must pay taxes, amounts ultimately paid as dividends to holders of our Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to the holders of OpCo units on a per-unit basis.

USLG Legacy

None of USLG Legacy’s securities are listed or traded publicly. USLG Legacy is a privately held company and there is no established public trading market for its securities.

The Trust

Market Information

The Trust Units trade on the NYSE under the ticker symbol “PBT.” As of the Record Date, there were 46,608,796 Trust Units outstanding. The total number of Unitholders as of the Record Date will be approximately        .

Distributions

The Trustee makes monthly cash distributions of substantially all of its cash receipts, after deducting amounts for the Trust’s liabilities, and cash reserves withheld by the Trustee, on or about the 10th business day following the completion of each month. Each distribution covers production for a one-month period. The amount of Trust revenues and cash distributions to Unitholders depends on:

•        oil, natural gas and NGL prices received;

•        volume of oil, natural gas and NGL produced and sold;

•        production costs deducted in the calculation of net proceeds of the Trust; and

•        the Trust’s general and administrative expenses and the amount of any cash reserve.

The amount of the monthly distributions fluctuate from month to month, depending on the factors discussed above. There is no minimum required distribution.

Beginning in May 2024, proceeds from Blackbeard have been received by the Trustee generally in the second month after production after the deadline to notify the NYSE of the current month distribution has passed. These funds are held for future distribution in the third month’s distribution calculation and distributed in the fourth month such that reporting and distribution of funds are one month in arrears. The identity of Unitholders entitled to a distribution is generally determined as of the last business day of each calendar month (the “monthly record date”). The amount of each monthly distribution is generally determined and announced ten days before the monthly record date. Unitholders of record as of the monthly record date are entitled to receive the calculated monthly distribution amount for each month on or before ten business days after the monthly record date. The aggregate monthly distribution amount is the excess of (i) net revenues from the Trust properties, plus any decrease in cash reserves previously established for contingent liabilities and any other cash receipts of the Trust over (ii) the expenses and payments of liabilities of the Trust plus any net increase in cash reserves for contingent liabilities.

The cash received by the Trustee consists of the amounts received by owners of the interest burdened by the Royalties from the sale of production less the sum of applicable taxes, accrued production costs, development and drilling costs, operating charges and other costs and deductions, multiplied by 75% in the case of the Waddell Ranch properties and 95% in the case of the Texas Royalty properties.

Market Value of Securities

The tables below set forth, for the respective calendar quarters indicated, the high and low sale prices reported on the NYSE for the Trust’s Units.

	Trust Units
	High	Low
2026
Third Quarter (through July 27, 2026)	$30.34	$24.07
Second Quarter	$32.25	$20.03
First Quarter	$22.71	$16.95
2025
Fourth Quarter	$20.46	$16.25
Third Quarter	$19.52	$12.31
Second Quarter	$12.60	$8.01
First Quarter	$12.24	$9.43
2024
Fourth Quarter	$14.26	$10.23
Third Quarter	$12.14	$10.14
Second Quarter	$13.92	$10.51
First Quarter	$15.79	$10.95
2023
Fourth Quarter	$21.46	$13.75
Third Quarter	$25.60	$19.10
Second Quarter	$27.77	$22.41
First Quarter	$25.99	$20.29

The following table presents trading information for the Trust Units on May 15, 2026, the last trading day before the public announcement of the proposed combination of USLG and the Trust.

	Trust Units
	High	Low	Close
May 15, 2026	$29.01	$26.82	$29.01

The value of the Trust Units will change as the market price of the Trust Units fluctuate during the pendency of the Business Combination, and therefore will likely be different from the prices set forth above at the time you receive your Class A Shares. See the section in this offer to exchange titled “Risk Factors.”

Equity Compensation Plan Information

The Trust does not have any employees and, therefore, does not maintain any equity compensation plans.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain “forward-looking statements.” All statements, other than statements of historical fact, included in this proxy statement/prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this proxy statement/prospectus, the words “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” and similar expressions and the negative of such words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this proxy statement/prospectus.

Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

•        the Trust’s, USLG’s and New PBT’s ability to consummate the Business Combination, the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment, and the use of expected proceeds therefrom;

•        the timing of the consummation of the Business Combination, the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment;

•        estimates of USLG’s and New PBT’s outlook on oil and natural gas prices;

•        USLG’s and New PBT’s future financial condition and results of operations, liquidity and cash flows after the Business Combination;

•        USLG’s and New PBT’s future business strategy and other plans and objectives for future operations, including, but not limited to, New PBT’s and USLG’s ability to acquire additional surface acreage and royalty interests, and risks associated thereto;

•        USLG’s and New PBT’s competitive position;

•        the operations and future development of, or on, the properties underlying USLG’s mineral and royalty interests, and related capital expenditures;

•        New PBT’s ability to access the capital markets to fund capital and other expenditures;

•        risks associated with New PBT’s reliance on Blackbeard for certain managerial and other functions pursuant to the Master Services Agreement;

•        New PBT’s payment of dividends on New PBT Common Stock;

•        USLG’s and New PBT’s assessment of their counterparty risk and the ability of their operators, customers and other counterparties to perform their future obligations;

•        the impact of federal, state and local political, regulatory, tax and environmental developments in the United States where USLG and New PBT conduct business operations;

•        the ability of New PBT to integrate the operations of the Trust and USLG and achieve or realize any anticipated benefits and expected synergies of the Business Combination;

•        the expected transfer of the majority of the assets and liabilities of the Trust into New PBT and the liquidation of the Trust thereafter;

•        the effects of USLG’s customers on its long term financial performance;

•        risks associated with macroeconomic conditions affecting the drilling for and producing of oil and natural gas, including but not limited to, declines in oil or natural gas prices, geopolitical conditions, economic conditions, weather related conditions, and the cost of capital expenditures;

•        the oil and natural gas producing abilities of the Permian Basin;

•        advancements in technology related to oil and natural gas procurement; and

•        the diversification of USLG’s revenue streams.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this proxy statement/prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus.

INFORMATION ABOUT US LAND GUILD

Overview

US Land Guild: A Modern, Integrated Approach to Land and Resource Management

US Land Guild is a modern land and resource company built to generate diversified, high-margin cash flow from a large, contiguous land position in the heart of the Permian Basin. USLG’s business captures value across all stages of energy and infrastructure development through active management of its land and resources.

USLG Legacy was formed by Blackbeard Holdings, a vertically integrated oil and gas business constructed to maximize operational durability, margins and combined asset value across its footprint in the Central Basin Platform (“CBP”) a sub-basin within the Permian Basin. The upstream business, Blackbeard Operating, operates substantially all of USLG’s mineral and royalty interests today. Blackbeard Holdings is currently the largest oil and gas producer in the CBP. Nile Midstream, an affiliate of Blackbeard Holdings and USLG, services both Blackbeard Operating and third-party operators with its expansive pipeline network of oil, gas and water gathering lines, crude storage systems and water handling, produced water disposal and recycling infrastructure. Employees of Blackbeard Operating manage USLG Legacy and Nile Midstream.

Blackbeard Operating, Nile Midstream and USLG, as subsidiaries of Blackbeard Holdings, are owned by NGP, premier investors in the energy space with more than $25 billion in cumulative capital commitments. NGP has partnered alongside pioneers in natural resources and energy transition for more than 37 years, helping build several well-known Permian-focused publicly traded companies (e.g., Centennial Resources, Energy Transfer, Parsley Energy, Permian Resources, Pioneer Natural Resources and RSP Permian).

Blackbeard Operating and Nile Midstream’s activity on USLG’s land drives a significant portion of USLG’s revenue today, providing it with unique alignment and visibility to growth. USLG aims to support and encourage further commercial development across its assets, by Blackbeard Operating as well as other operators and customers, maximizing the value of each acre it holds, generating sustainable free cash flow and supporting compelling returns to its investors. USLG believes Blackbeard Operating and Nile Midstream, each with the majority of their operations and assets focused across USLG’s footprint, are aligned to extract maximum long-term value per-acre and per-produced boe.

USLG owns approximately 80,000 net royalty acres or “NRAs” (standardized to a 1/8th or 12.5% royalty interest), overlaying 143,000 gross mineral acres, and approximately 68,000 surface acres across several large and adjacent ranches in the CBP. Ownership of mineral and royalty interests and surface acreage is capital-light in nature. After the initial acquisition, USLG’s assets only incur minimal ongoing costs for expenses like taxes and maintenance. In contrast, USLG’s customers and operators bear substantially all of the operating and development costs associated with USLG’s surface acreage and mineral and royalty interests. USLG’s surface acreage is centrally located within the Permian Basin, attracting significant investment in pipelines, roads, electrical transmission and other infrastructure. USLG’s customers pay for use of its land and its resources, and USLG currently generates more than seven distinct surface revenue streams.

The Permian Basin is the oldest and most prolific oil and natural gas producing region in the United States, with approximately 6.6 MMbbls/d of oil production and over 6,900 wells completed in 2025 according to the EIA and Enverus, respectively. As of June 30, 2026, 46% of the active U.S. onshore rigs were operating in the Permian Basin according to Baker Hughes. Sitting between the Delaware and Midland Basins in West Texas and southeastern New Mexico, the CBP spans approximately 6,400 square miles. According to Enverus, about 45% of the total barrels of oil produced to-date in the Permian Basin have come from the CBP. Over the last five years, the CBP has experienced a renaissance through the application of horizontal drilling and advanced completion techniques, as operators leverage the experience gained through expansive, well-studied horizontal development programs in the Midland and Delaware sub-basins of the Permian Basin.

USLG believes it is strategically positioned to benefit from oil and natural gas production growth associated with the continued horizontal development of the CBP, as well as from the increasing demand for the natural resources, surface acreage and associated infrastructure required to facilitate such growth. Beyond the oil and natural gas value chain, USLG’s surface acreage offers multiple avenues for future potential revenue growth, including through surface use payments from operators engaged in digital asset infrastructure and cryptocurrency mining, wind and solar power infrastructure, carbon capture, utilization and storage (“CCUS”) and non-hazardous oilfield waste reclamation.

USLG’s Sources of Revenue

Source of Revenue	Revenue for the Year Ended December 31, 2025 (%)	USLG’s Strategic Position	Value Proposition to Investors
Oil and Natural Gas Royalties	73%

•   ~80,000 NRAs across ~143,000 gross mineral acres in the Central Basin Platform

•   Primarily leased to Blackbeard with >270 horizontal wells drilled

•   ~5.5 Mboe/d Q1 2026 avg. net production

•   More than a decade of drilling inventory at current development pace

•   Perpetual real property ownership in hydrocarbons and natural inflation hedge

•   Passive, high-margin source of revenue with limited expenses

•   Exposure to full oil & gas value chain without capital expenditure burden

Surface Use Royalties	20%

•   ~68,000 surface acres across six ranches

•   Diversified, fee-based, recurring revenues, most governed through surface use agreements (“SUA”) (easements, caliche, etc.)

•   Strategic alignment with Nile Midstream for produced-water handling and infrastructure

•   Existing infrastructure (roads, power lines, well pads) supports multiple uses and attracts new tenants

•   Predictable, contract-based cash flows insulated from commodity volatility

•   Participation in Permian infrastructure growth (pipelines, disposal wells, utilities) with exposure to dynamic water trends

•   Additional water handling capacity permitted

•   Long-term upside from ongoing and expanded surface operations

Other Surface and Land Resources Revenue	7%

•   Contractual arrangements with Vista Minerals and Iron Oak Energy Solutions (together with its predecessors, “Iron Oak Energy Solutions”) for sand extraction

•   Additional revenue from freshwater sales, leasing, rental, ranching, and digital infrastructure uses

			• Cost-free exposure to essential input for oilfield development • Stable unit of volume-based royalty income from industrial resource sales • Broad diversification and optionality beyond oil and gas

USLG’s Assets

WARD
CRANE
Cutlass Sands
Pirate Ranch
Port Royal Ranch
J Bar Ranch
Smugglers Cove Ranch
Tortuga Ranch
Other Surface
USLG Minerals & Royalties
BBO Leases
0 1 2 4 Miles

USLG owns approximately 68,000 surface acres in the CBP across 6 ranches, acquired via 6 distinct acquisitions from 2017 through 2026 — Pirate Ranch, Tortuga Ranch, Smugglers Cove Ranch, Port Royal Ranch, Cutlass Sands Ranch and J-Bar Ranch, located in Crane County, Texas.

USLG also owns mineral and royalty interests and real property interests that are generally perpetual and grant both ownership of the hydrocarbons under a tract of land and the right to lease development rights. According to its lease agreements, Blackbeard Operating operates greater than 90% of USLG’s approximately 80,000 NRAs. USLG owns an approximate 9.3% average net royalty interest across its approximately 79,000 gross mineral acres underlying the Waddell Ranch and an approximate 3.6% average royalty interest across its other approximately 63,000 gross mineral acres.

Blackbeard Operating has drilled over 270 horizontal wells to date and is currently averaging approximately 3 rigs running across USLG’s acreage. The average net production to USLG’s NRAs was approximately 5.5 Mboe/d (59% oil, 22% gas, 19% NGLs) during the first quarter of 2026. Blackbeard Operating has advised USLG that it has more than a decade of remaining drilling inventory across USLG’s position based on its current development pace. USLG’s third party reserve auditor’s forecasts for PUD locations imply an average drilling breakeven price below $40/bbl, at which a well achieves a 10% rate of return across its 90 gross proved undeveloped horizontal locations (excluding wells classified as in process in which capital has been spent prior to December 31, 2025) on USLG’s lands included in USLG’s reserve report for the year ended December 31, 2025, inclusive of its effective net revenue interest, assuming a 20:1 oil to gas pricing ratio.

Blackbeard Operating’s West Ranch development area is characterized by shallower drilling depths, lower well costs and shorter drilling cycle times than most assets in the neighboring Midland and Delaware Basins. Blackbeard Operating’s East Ranch development area is characterized by deeper unconventional reservoirs, including the emerging Barnett & Woodford targets, with higher initial production rates and total well recoveries than West Ranch, on average. Blackbeard Operating has successfully drilled more than 10 distinct horizontal zones on USLG’s land including Judkins, McKnight, Glorieta, Upper Clearfork, Lower Clearfork, Wichita Albany, and Wolfcamp (West Ranch) and Pennsylvanian (Cisco/Canyon and Strawn), Barnett, Woodford and Devonian (East Ranch).

Collectively USLG’s surface, mineral and royalty interests provide the opportunity to receive attractive and diversified income streams and nearly cost-free exposure, after initial acquisition costs, to the entire oil and natural gas life cycle. USLG will continue to evaluate opportunities to develop additional high-growth, non-correlated revenue streams related to the transitioning energy mix and the proliferation of digital technologies, including wind, solar and distributed natural gas power generation, cloud computing, artificial intelligence and cryptocurrencies which have increased the demand for land, inexpensive and reliable power, and other inputs, such as water for cooling (all of which USLG can offer).

Activity on USLG’s Land

4 Solid Waste Management
2 Pipelines
2 Processing Plant
2 Multi-Well Pad
2 3 Sand Mine
2 Multi-Well Pad
2 3 Caliche (Well Pads and Roads)
2 Drilling Rig Location
4 Solar Power Generation
2 3 Supply Water Pond
NILE
2 4 Recycle and Desalination
2 Produced Water Handling Facility
1 Mineral Royalties (Horizontal Wells)
2 Pad, Road, & Pipeline Easements
3 4 Crypto and Data Centers
3 Battery Storage
2 Utility Easements
1 Oil & Natural Gas Royalties:
Royalties from production on net royalty acres
2 Surface Use Royalties:
Fee-based, recurring surface use payments
3 Other Surface Revenue:
Cost-free exposure to essential inputs for oil and gas development and non-oil and gas sources
4 Future Revenue Sources:
Future opportunities that can be realized on surface

The Permian Basin

USLG believes the Permian Basin is the most attractive oil and natural gas producing region in the United States. The Permian Basin is known for having a significant number of zones, or horizons, of oil and natural gas bearing rock that have economically recoverable reserves. The advanced application of oilfield development technologies, including horizontal drilling, modern hydraulic fracturing techniques and cube and manufacturing development designs, have significantly improved recoveries, driven cost reductions and lowered breakeven commodity prices. These technologies have unlocked additional development horizons, including formations that were once developed prior to these advancements. Technology advancements in the CBP are expected to continue to improve recovery factors, with primary recovery in most unconventional reservoirs at only 10% according to the U.S. Department of Energy.

The Central Basin Platform

USLG’s properties are located primarily within the Waddell Ranch in Crane County, Texas, in the heart of the Central Basin Platform and the Permian Basin. The CBP is situated between the Midland and Delaware Basins, the Permian Basin’s other two sub-basins, and its reservoirs are characterized by a structural high that contains trapped hydrocarbons sourced and migrated from both Basins according to the EIA. The Waddell Ranch has produced from stacked Devonian through Permian age reservoirs for more than 100 years, with cumulative oil production of approximately 450 million barrels according to Enverus.

Considered the historical backbone of the Permian Basin, the CBP’s mega fields, such as the Yates, Wasson and Slaughter, have produced billions of barrels of oil and natural gas, with billions of additional barrels still in the ground based on information from Enverus. A combination of early discovery, shallower targets, easier access and conventional characteristics drove the early development of the CBP, which has produced approximately the same amount of oil and natural gas to date as the Midland Basin and more than the Delaware Basin.

Cumulative Wells Drilled and Cumulative Oil Produced Across Permian Sub-Basins

____________

Source: Enverus.

CBP Renaissance through Horizontal Drilling

Historically, the CBP was developed primarily through vertical drilling and older, more traditional completion techniques. Beginning in 2021, Blackbeard piloted horizontal drilling and other modern techniques, including hydraulic fracturing, in the reservoirs on the Waddell Ranch, producing best-in-basin results.

CBP horizontal drilling activity has materially lagged that of the Midland and Delaware Basins. Operators are in the early stages of horizontal development of the CBP, that USLG believes is comparable to the horizontal development of the Midland and Delaware Basins approximately 10 to 15 years ago. At that time, much of the acreage in these basins was underdeveloped given the historic practice of vertical drilling, which inefficiently recovered oil and natural gas in reservoirs characterized by low permeability and porosity. Today, after unprecedented horizontal development activity in the Midland and Delaware Basins, operators are beginning to exhaust the remaining economically recoverable resources in such positions and USLG believes that the CBP could supply the next wave of economic Permian development.

Historical Wells Spud by Permian Sub-Basin

____________

Source: Enverus.

Initial horizontal development in the CBP focused on the San Andres formation. Results were highly variable, with economic wells concentrated in a few locations; however, in recent years, a few operators, including Blackbeard, have successfully optimized a sustainable horizontal drilling program in the CBP across multiple horizons. More than 10 horizontal targets have been successfully drilled, including several similar to the emerging, deeper formations now being developed in the Midland and Delaware Basins, like the Barnett, Woodford and Devonian.

Overview of Blackbeard Operating and Nile Midstream

Blackbeard Operating, which was formed by NGP and its management team in 2014, is the largest producer in the CBP with respect to gross operated production, with average gross production over 69,000 boe/d during March 2026. Blackbeard Operating is a leader in the horizontal development of the CBP, having drilled more than 320 gross horizontal wells (more than 270 of which are on USLG’s NRAs) across more than 10 distinct producing horizons since 2020. Blackbeard Operating’s horizontal drilling activity represents approximately 50% of all horizontal wells drilled in the CBP since 2021 according to Enverus, increasing from 7% in 2020 to 60% year-to-date 2026 (as of March 31, 2026).

Blackbeard Operating Historical Production Growth

Blackbeard has more than tripled production since 2020
Pivot Point: Blackbeard shifts to pad development in late 2024
Gross Production (Mboe/d)
80
70
60
50
40
30
20
10
0
Horizontal Production
Vertical Production
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Jan-25
Jan-26

BBO Hz New Drills	2020	2021	2022	2023	2024	2025	2026
Gross	1	14	24	29	105	115	41
% of Total CBP	*7%*	*30%*	*29%*	*35%*	*63%*	*61%*	*60%*

As Blackbeard Operating develops oil and natural gas properties on USLG’s land, USLG receives a share of recurring revenues from the production of oil and natural gas through USLG’s ownership of royalty interests, as well as certain surface use fees related to Blackbeard’s operations on that land. Blackbeard’s durable business model and high-quality assets have supported an active drilling program through the commodity cycles. Further, Blackbeard Operating has maintained capital discipline and a healthy balance sheet, while reinvesting back into its core Permian Basin assets.

Blackbeard Operating Rigs Over Time

WTI Price ($/bbl)
Rig Count
$120
$100
$80
$60
$40
$20
$0
WTI Price ($/bbl)
1
1
1
1
2
2
1
2
3
2
3
3
4
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Current

Nile Midstream provides the majority of strategic gathering and flow assurance to Blackbeard Operating and services certain third-party volumes. Nile Midstream’s assets include approximately 100 miles of natural gas, 100 miles of crude oil and 100 miles of water gathering pipelines, crude and water storage stations, 18 active salt water disposal wells, water transfer stations and a produced water recycling facility. Further, Nile Midstream’s assets encompass approximately 140 Mmcf/d of natural gas gathering capacity, 80 Mbpd of oil gathering capacity, 65 MBbls of crude oil storage capacity, 200 Mbpd of water disposal capacity and 120 Mbpd of produced water recycling capacity, primarily all of which are located on USLG’s land. USLG receives a fixed fee per-barrel for all water transferred across and/or disposed into salt water disposal wells located on USLG’s surface acreage, meaning any increase in Nile Midstream’s water handling activities on USLG’s land will generate additional revenues for USLG.

The integration of these highly synergistic businesses provides Blackbeard with enhanced drilling economics and operational control as it executes its development plans on and around USLG’s land. Further, USLG’s relationship and management overlap with Blackbeard is expected to provide it with unique visibility into Blackbeard’s development plans and the associated organic growth across USLG’s assets. Access to surface, subsurface pore space (for produced water disposal) and natural resources like fresh water and sand is becoming increasing valuable to operators in the Permian Basin (both oil and gas and other industrial activity), and USLG believes it is well positioned to continue to capture value.

Customers; Material Contracts and Marketing

Customers

USLG’s customer base consists primarily of Blackbeard Operating, with respect to production on its NRAs, and Blackbeard Operating, Nile Midstream and Iron Oak Energy Solutions, with respect to the use of its surface acreage and its resources. For the year ended December 31, 2025, Blackbeard comprised more than 99% of USLG’s total oil and gas royalties revenues, and Blackbeard Operating and Nile Midstream, in total, comprised 74% of USLG’s surface use royalties and other surface and land resources revenue. Iron Oak Energy Solutions comprised 16% of USLG’s surface use royalties and other surface and land resources revenue.

Blackbeard Operating

USLG’s revenue-generating agreements with Blackbeard Operating include (i) SUAs, including customary term easements, typically for 5 to 10 year terms, subject to early termination for non-use over a specified period of time and (ii) customer oil and natural gas mineral leases with perpetual terms so long as Blackbeard Operating conducts operations thereunder. See “Certain Relationships and Related Party Transactions” for further information on USLG’s agreements with Blackbeard Operating. The terms and conditions of, and pricing for, USLG’s agreements with Blackbeard Operating are consistent with the descriptions of such agreements set forth in “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.” The majority of USLG’s revenues from Blackbeard Operating during the year ended December 31, 2025 were generated by Blackbeard Operating’s production of oil and natural gas under USLG’s oil and natural gas mineral leases and by its other land uses, primarily the construction of oil and gas pads sites, roads and flowlines. USLG’s agreements with Blackbeard Operating do not contain minimum volume commitments, and USLG’s revenues from Blackbeard Operating can fluctuate based on the nature, timing and scope of Blackbeard Operating’s production of oil and natural gas on USLG’s mineral and royalty interests and, to a lesser extent, its activities on its land.

Blackbeard Operating markets its production from properties it operates for both USLG’s account and the account of the other working interest owners in USLG’s properties. Blackbeard Operating sells substantially all of USLG’s production to a variety of purchasers under contracts with remaining contract lives ranging from one month to more than nine years, all at market prices. Blackbeard Operating normally sells production to a relatively small number of customers, as is customary in the oil and natural gas industry. For the year ended December 31, 2025, Plains Marketing, L.P., Anchor Crude Marketing, LLC and Energy Transfer Crude Marketing LLC and certain of their subsidiaries accounted for approximately 99% of all oil produced from USLG’s properties that was sold by Blackbeard Operating, Targa Resources Corp. and DCP Operating Company and certain of their subsidiaries accounted for approximately 100% of all gas and NGLs produced from USLG’s properties that was sold by Blackbeard Operating. If Blackbeard Operating were to lose any one customer, the loss could temporarily delay the production and sale of a portion of USLG’s oil and natural gas in the related producing region; however, USLG believes Blackbeard Operating could identify a substitute customer to purchase the impacted production volumes.

Nile Midstream

USLG’s revenue-generating agreements with Nile Midstream, which is a subsidiary of Blackbeard Holdings, include SUAs, including easements and rights of way, pursuant to which Nile Midstream has constructed and operates produced water handling facilities and water recycling facilities on USLG’s land. See “Certain Relationships and Related Party Transactions — Surface use agreements” for further information on USLG’s agreements with Nile Midstream. The terms and conditions of, and pricing for, USLG’s agreements with Nile Midstream are consistent with the descriptions of such agreements set forth in “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.” The majority of USLG’s revenues from Nile Midstream during the year ended December 31, 2025 were generated by water gathering and disposal activities on USLG’s land and its other land uses. USLG’s agreements with Nile Midstream do not contain minimum volume commitments, and USLG’s revenues from Nile Midstream can fluctuate based on the nature, timing and scope of Nile Midstream’s activities on USLG’s land.

Iron Oak Energy Solutions

USLG revenue-generating agreements with Iron Oak Energy Solutions, of which NGP holds more than a 20% equity interest, include SUAs, including easements and rights of way, pursuant to which USLG has granted certain rights to construct, operate and maintain certain sand extraction facilities on USLG’s land. See “Certain Relationships and Related Party Transactions — Transactions with Iron Oak Energy Solutions” for further information on USLG’s agreements with Iron Oak Energy Solutions. The terms and conditions of, and pricing for, USLG’s agreements with Iron Oak Energy Solutions are consistent with the descriptions of such agreements set forth in “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.” The majority of USLG’s revenues from Iron Oak Energy Solutions during the year ended December 31, 2025 were generated by sand extraction activities on USLG’s land, with less significant revenues generated by its other land uses. USLG’s agreements with Iron Oak Energy Solutions do not contain minimum volume commitments, and USLG’s revenues from Iron Oak Energy Solutions can fluctuate based on the nature, timing and scope of Iron Oak Energy Solutions’ activities on USLG’s land.

Please see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue” for further information regarding the ranges of USLG’s customary royalties and fees, inclusive of USLG’s royalties and fees with Blackbeard and Nile Midstream.

While USLG would expect to be able to replace these customers, the loss of Blackbeard and/or Nile Midstream as a customer could adversely affect USLG’s total revenues and have a material adverse effect on USLG’s results of operations, cash flows and financial position, whether in the short- or long-term. Furthermore, the determination by a customer to initiate or maintain activities on or around USLG’s land or with respect to USLG’s resources largely depends on the location of USLG’s properties relative to the nature and locations of such customer’s operations and such customer’s need for the use of USLG’s land and its resources, including USLG’s mineral and royalty interests. USLG’s customers generally consist of a limited universe of entities operating on and around USLG’s acreage and mineral and royalty interests in the Permian Basin.

Material Contracts and Marketing

USLG enters into various agreements with USLG’s customers in the ordinary course relating to the use of USLG’s surface acreage and its resources, including USLG’s mineral and royalty interests, and the fees, royalty rates, payment structure and other related terms in USLG’s contracts are negotiated on a case-by-case basis, taking into account the use of USLG’s surface acreage, the type of resources extracted, and the amount of use expected to be made of USLG’s surface acreage and the amount of resources to be produced and/or extracted, among other things. For a discussion regarding general market rates for similar uses of surface acreage and resources in USLG’s industry and geographic area, please see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.”

Although USLG’s agreements generally do not contain minimum commitment provisions for activities on or around USLG’s surface acreage, USLG may include such provisions on an individual basis based on a potential customer’s proposed use of USLG’s surface acreage and resources. Under USLG’s contracts, USLG’s customers generally bear liability for environmental, safety and health risks, through indemnification of USLG, mandated insurance coverage and covenants and representations regarding environmental, safety and health compliance for all such risks, in each case, related to their operations on USLG’s surface acreage. Further, USLG’s contracts include inspection rights such that USLG may enter and oversee certain activities on USLG’s properties to monitor USLG’s customers’ compliance with environmental, safety and health requirements, and, following completion of the term of USLG’s agreements, USLG’s customers typically must remediate USLG’s surface acreage as close as is reasonably practicable to its state prior to such customers’ activities on the land.

•        For a description of USLG’s SUAs, see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue — Surface Use Royalties.”

•        For a description of USLG’s oil and natural gas leases, see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue — Oil and Natural Gas Royalties.”

In addition, USLG is a party to various agreements with affiliates relating to the use of USLG’s surface acreage and its resources, including:

•        SUAs with Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights to use the surface of certain of USLG’s land as may be necessary, convenient and/or incidental to oil and gas operations and activities, including drilling of horizontal wells, oil and gas exploration and constructing, installing, operating and maintaining facilities. USLG receives compensation for use of such land. Blackbeard Operating is also generally required to purchase from USLG all crushed rock and similar materials utilized in connection with its operations upon such land. These agreements contain standard assignment and indemnification provisions;

•        salt water disposal lease agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights on certain of USLG’s land to drill salt water disposal wells or to convert into a salt water disposal well a previously plugged and/or abandoned well and to use such wells for the injection and disposal of salt water or other deleterious substances that may be produced in connection with oil and natural gas operations. USLG receives a royalty fee for each barrel of fluid, saltwater, brackish water, produced water or any other oil or natural gas byproduct that is injected into or through the subject wells, along with fees for any damages to the adjoining land, crops or livestock that may be caused by, or result from, such use of the land. These agreements contain standard assignment and indemnification provisions;

•        right-of-way and easement agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing the grantee the right to renew for additional ten-year terms, pursuant to which USLG has granted non-exclusive right-of-way and easements through certain portions of USLG’s land, including easements for pipelines to be used for transportation of produced and/or fresh water, crude oil, natural gas and associated hydrocarbons, among other materials, overhead electric supply and communications facilities and rights-of-way for the purpose of laying, constructing, installing, inspecting, repairing, maintaining, replacing and operating such facilities. USLG receives initial compensation in the form of payment for any reasonable damages to the land in connection with such easement, with the ability to receive additional payments in connection with each term extension. These agreements contain standard assignment and indemnification provisions; and

•        surface and facility site lease agreements with Nile Midstream, each with an initial term ranging between five to ten years and generally allowing the grantee the right to renew for additional five- and ten-year terms, as applicable, pursuant to which USLG has granted certain exclusive rights to construct, maintain and operate facilities and equipment on certain portions of USLG’s land. USLG receives compensation for the use of such land through lease payments, along with certain fees for surface damages and disturbances to the land, as applicable. These agreements contain standard assignment and indemnification provisions.

In addition to continuing to capitalize on existing agreements and relationships, USLG intends to pursue and acquire new commercial arrangements in an effort to develop and diversify USLG’s revenue streams. As such, USLG is currently pursuing arrangements relating to cryptocurrency mining and battery power storage, among other revenue streams. Similar to the other operations conducted on USLG’s surface acreage, USLG expects to enter into agreements with the owners of these projects from which USLG expects to receive payments in connection with the utilization of USLG’s surface acreage and its resources, but USLG would not own or operate such projects or expect to incur significant capital expenditures in connection therewith.

Infrastructure

In order to use USLG’s surface acreage to, among other things, support all stages of energy development and production to supply growing global demand, USLG has entered into various agreements through which USLG’s customers have built and own or are developing infrastructure on USLG’s land, including oil, natural gas and produced water gathering pipelines, produced water handling facilities, water recycling ponds, sand mines, cryptocurrency facilities and electric substations, as of June 30, 2026.

In addition to the above infrastructure, improvements with respect to permanent electrical infrastructure, including telecommunication lines, drilling pad sites, roads and landfills, among other things, have been made on USLG’s surface acreage that improve reliability and lower operating costs for USLG’s customers. Although infrastructure with the ability to increase revenue-generating activities is already present on USLG’s surface acreage, USLG believes that USLG’s land presents a multitude of additional opportunities for further commercialization and optimization, including coordinating with potential customers to construct infrastructure relating to digital asset infrastructure and cryptocurrency mining, data centers, wind and solar power infrastructure, CCUS and non-hazardous oilfield waste reclamation.

Oil, Natural Gas and NGLs Data

Proved Reserves

Evaluation of Proved Reserves.    Estimates of USLG’s proved reserves and PV-10 as of December 31, 2025 and 2024 reflect the arithmetic sum of the proved reserves attributable to the New PBT Predecessor, the Hilcorp Assets and the Greybeard Assets from individual reserve reports prepared by CG&A, USLG’s independent petroleum engineers, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The reports of CG&A contain further discussion of the reserves estimates and its preparation procedures.

CG&A was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-693. Within CG&A, the technical person primarily responsible for preparing the reserve estimates set forth in the reserve reports incorporated herein is J. Zane Meekins, Executive Vice President. Mr. Meekins has been an employee of CG&A since 1989 and has over 39 years of industry experience. Mr. Meekins received a Bachelor of Science in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer in Texas. CG&A’s responsibilities include reserves and economic evaluations, fair market valuations, field studies, pipeline resource studies and acquisition/divestiture analysis.

Mr. Meekins meets or exceeds the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Mr. Meekins is proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines. CG&A does not have any ownership in any of USLG’s properties, and no portion of CG&A’s compensation is directly dependent on the quantity of reserves booked.

USLG’s reserve estimation process is a collaborative effort overseen by Blackbeard’s Vice President of Reservoir Engineering, who has over 16 years of experience in the estimation and evaluation of petroleum reserves. USLG’s technical staff uses historical information for USLG’s properties such as ownership interest, oil, natural gas and NGLs production, well test data, commodity prices and operating and development costs to formulate USLG’s reserves estimates. The preparation of USLG’s proved reserve estimates is completed in accordance with USLG’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•        review and verification of historical production, cost and capital expenditures data, which data is based on actual production as reported by USLG’s operators;

•        verification of property ownership;

•        preparation of reserves estimates by USLG’s lead reservoir engineers;

•        review by USLG’s management, including USLG’s Chief Executive Officer, of all significant reserve changes and all new PUDs additions; and

•        no employee’s compensation is tied to the amount of reserves booked.

Estimation of Proved Reserves.    In accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. The term “reasonable certainty” means deterministically, the quantities of oil and/or natural gas are much more likely to be achieved than not, and probabilistically, there should be at least a 90% probability of recovering volumes equal to or exceeding the estimate. USLG’s proved reserves as of December 31, 2025 and 2024 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (i) production performance-based methods, (ii) material balance-based methods, (iii) volumetric-based methods and (iv) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a reasonably high degree of accuracy. Non-producing reserve estimates, for developed and undeveloped properties, were forecast using analogy methods. This method provides a reasonably high degree of accuracy for predicting proved developed non-producing and PUDs for USLG’s properties, due to the abundance of analog data.

To estimate economically recoverable proved reserves and related future net cash flows, USLG considered many factors and assumptions, including the use of reservoir parameters derived from geological and engineering data that cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to USLG’s estimated proved reserves, the technologies and economic data used in the estimation of USLG’s proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core data, and historical well cost and operating expense data.

Any development and production activities on USLG’s properties are subject to USLG’s operators’ reasonable discretion, and the level, success and timing of drilling and development activities on USLG’s properties, and whether the operators elect to drill any additional wells on USLG’s acreage, depends on a number of factors that will be largely outside of USLG’s control; accordingly, USLG generally books PUDs in-line with Blackbeard’s near-term drilling schedule. As of December 31, 2025, approximately 32% of USLG’s total proved reserves based on volumes were classified as PUDs.

Summary of Reserves.    The following table sets forth estimates of USLG’s net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 and 2024 in accordance with the rules and regulations of the SEC. All of USLG’s proved reserves are located in the United States. The increase in USLG’s estimated net proved reserves was primarily driven by extensions from Blackbeard’s ongoing development activities, which converted additional locations to proved.

The USLG reserve data presented below gives effect to the Hilcorp Assets and the acquisition of the Greybeard Assets as if each transaction had been consummated on January 1, 2024. This reserve data generally represents the arithmetic sum of the proved reserves attributable to the New PBT Predecessor and the Hilcorp Assets and the Greybeard Assets. This combined reserve data is presented for illustrative purposes only and should not be relied upon as an indication of the reserves estimates that would have been achieved if the acquisition of the Hilcorp Assets and the acquisition of the Greybeard Assets had taken place on the specified dates. In addition, future results may vary significantly from the results reflected and should not be relied on as an indication of future results. Please refer to New PBT Predecessor’s reserves reports and the reserves reports related to the Hilcorp Assets and the Greybeard Assets, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

	USLG
	December 31,
	2025(1)	2024(1)
Estimated proved developed reserves:
Oil (MBbls)	5,000	3,591
Natural gas (MMcf)	15,196	11,940
NGLs (MBbls)	1,892	1,342
Total (MBoe)(2)	9,425	6,925
Standardized Measure (millions)(3)	$199	$148
PV-10 (millions)(3)	$200	$149
Estimated proved undeveloped reserves:
Oil (MBbls)	2,664	1,611
Natural gas (MMcf)	6,020	5,067
NGLs (MBbls)	825	568
Total (MBoe)(2)	4,492	3,022
Standardized Measure (millions)(3)	$89	$63
PV-10 (millions)(3)	$90	$63
Estimated proved reserves:
Oil (MBbls)	7,664	5,202
Natural gas (MMcf)	21,216	17,007
NGLs (MBbls)	2,717	1,910
Total (MBoe)(2)	13,917	9,947
Standardized Measure (millions)(3)	$288	$211
PV-10 (millions)(3)	$290	$212

____________

(1)      USLG’s estimated proved reserves, PV-10 and standardized measure were determined using the average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil and NGLs volumes, the average WTI posted price of $65.34 per barrel and $75.48 per barrel as of December 31, 2025 and 2024, respectively, was adjusted for items such as gravity, quality, local conditions, gathering transportation and distance from market. For natural gas volumes, the average Henry Hub Index spot price of $3.387 per MMBtu and $2.130 per MMBtu as of December 31, 2025 and 2024, respectively, was similarly adjusted for items such as quality, local conditions, gathering, transportation fees and distance from market. All prices are held constant throughout the lives of the properties. The average adjusted realized product prices over the remaining lives of the properties are $64.94 per barrel of oil, $0.85 per Mcf of natural gas and $20.62 per barrel of NGLs as of December 31, 2025. The average adjusted product prices over the remaining lives of the properties were $74.58 per barrel of oil, $0.25 per Mcf of natural gas and $17.08 per barrel of NGLs as of December 31, 2024.

(2)      We present total proved reserves on an Mboe basis, calculated at the rate of one barrel of oil per six Mcf of natural gas based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

(3)      PV-10 is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes. Neither PV-10 nor standardized measure represent an estimate of the fair market value of oil and natural gas properties or proved reserves. See “Information about US Land Guild — Oil, Natural Gas and NGLs Data — PV-10” for reconciliation of PV-10 to standardized measure, its most directly comparable GAAP financial measure.

Reserve engineering is a process of estimating volumes of economically recoverable oil, natural gas and NGLs that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil, natural gas and NGLs that are ultimately recovered. Estimates of economically recoverable oil, natural gas and NGLs and of future net cash flows are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read “Risk Factors.”

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure, which is the most directly comparable GAAP financial measure. USLG refers to PV-10 as the present value of estimated future cash flows of estimated proved reserves as calculated in USLG’s reserve reports using a discount rate of 10%. This amount includes projected revenues and estimated production costs. The amount does not include any future development or abandonment costs because USLG’s interests are limited to mineral and royalty interests. Thus, USLG does not incur capital or abandonment expenditures related to the development of proved reserves.

Unlike PV-10, standardized measure takes into account future income tax expense. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. USLG believes that the presentation of PV-10 is relevant and useful because it presents the discounted future net cash flows attributable to reserves prior to taking into account future income taxes. USLG and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific income tax characteristics of such entities. Investors should be cautioned that neither PV-10 nor standardized measure represent an estimate of the fair market value of proved reserves.

The following table presents the undiscounted estimated future net cash flows, PV-10 and standardized measure of the proved reserves of USLG at December 31, 2025 and 2024 at SEC pricing (in millions):

	USLG
	December 31,
	2025	2024
PV-10	$290	$212
Adjustments:
Discounted Income Tax Expense	$2	$1
Standardized measure (Total estimated proved reserves)	$288	$211

PUDs

The following table summarizes USLG’s changes in PUDs during the year ended December 31, 2025:

	Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	Proved Undeveloped Reserves (MBoe)
Balance, December 31, 2024	1,611	5,067	568	3,022
Acquisitions of reserves	—	—	—	—
Extensions	1,648	3,689	536	2,799
Divestiture of reserves	—	—	—	—
Revisions	218	(166)	9	202
Transfers to estimated proved developed	(813)	(2,570)	(288)	(1,531)
Balance, December 31, 2025	2,664	6,020	825	4,492

Changes in PUDs that occurred during the year ended December 31, 2025 were primarily due to:

•        well additions, extensions and discoveries of approximately 2,799 MBoe primarily due to the addition of 54 new gross well locations based on Blackbeard’s continued development of its Central Basin Platform assets;

•        Positive volume revisions of 202 MBoe consisted of positive 472 MBoe due to updates to development plans, partially offset by negative 270 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development; and

•        the transfer of approximately 1,531 MBoe that were previously categorized as PUDs to proved developed reserves as 23 well locations were drilled and completed.

PUDs will be converted from undeveloped to developed as the applicable wells begin production. As mineral and royalty interests owners, USLG does not incur any capital expenditures or lease operating expenses in connection with the development of its PUDs, which costs are borne entirely by the working interest owners. As a result, during the year ended December 31, 2025, USLG had no expenditures to convert PUDs to proved developed reserves.

While many of USLG’s locations qualify as geologic PUDs, USLG limits its PUDs to the quantities of oil and natural gas that are reasonably certain to be recovered in the next five years. In accordance with SEC rules, its PUDs are only booked if they relate to wells that USLG reasonably expect, based on the above described assessment, to be scheduled to be drilled within five years after the date of booking. As of December 31, 2025 and 2024, approximately 32% and 30% of USLG’s total proved reserves were classified as PUDs, respectively.

Oil, Natural Gas and NGLs Production Prices and Costs

Production and Price History

The following table sets forth information regarding USLG’s operators’ net production of oil, natural gas and NGLs, all of which is from the Permian Basin in West Texas, and certain price and cost information for each of the periods indicated.

	New PBT Predecessor				USLG
	Year Ended December 31,		Three Months Ended March 31,		Year Ended December 31, 2025	Three Months Ended March 31, 2026
	2025	2024	2026	2025
Production data:
Oil (MBbls)	736	333	262	115	937	294
Natural gas (MMcf)	1,804	1,119	585	315	2,323	671
NGLs (MBbls)	228	136	82	36	291	92
Equivalent (MBoe)(1)	1,265	656	442	204	1,615	498
Average Realized prices:
Oil ($/Bbl)	$63.04	$74.41	$68.71	$70.42	$63.36	$68.66
Natural gas ($/Mcf)	$0.51	$0.23	$(0.26)	$1.79	$0.56	$(0.25)
NGLs ($/Bbl)	$16.81	$18.30	$18.17	$20.03	$17.01	$18.24
Equivalents ($/Boe)	$40.44	$41.96	$43.75	$46.00	$40.63	$43.56

	New PBT Predecessor				USLG
	Year Ended December 31,		Three Months Ended March 31,		Year Ended December 31, 2025	Three Months Ended March 31, 2026
	2025	2024	2026	2025
Average costs ($/Boe)(2):
Production and ad valorem taxes	$2.51	$3.18	$3.27	$2.92	$2.51	$3.25
Depreciation & depletion	$10.78	$15.94	$9.26	$12.09	$13.41	$10.32
General and administrative	$1.93	$1.69	$1.51	$1.57	$1.91	$1.49
Income tax expense(3)	$0.21	$0.22	$0.23	$0.23	$0.21	$0.23
Net realized ($/Boe)	$25.01	$20.93	$29.47	$29.19	$22.59	$28.27

____________

(1)      We present total production on an Mboe basis, calculated at the rate of one barrel per six Mcf based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

(2)      Average costs are calculated based on costs attributed to USLG’s oil, natural gas and NGL revenue. Average cost calculations do not include any costs attributed to USLG’s Surface Use or Other Surface and Land Resource Revenue.

(3)      Income tax expense reflects impacts of the Texas margin tax.

Productive Wells

Productive wells consist of producing vertical and horizontal wells, wells capable of production and exploratory, development or extension wells that are not dry wells. The table below sets forth the number of gross productive wells in which USLG owns mineral and royalty interests as of December 31, 2025. As of December 31, 2025, USLG owned an average 7.6% royalty interest in the productive oil wells and an average 9.0% royalty interest in the productive natural gas wells, in each case, as presented below. USLG’s productive wells consist of approximately 949 gross productive vertical wells and 219 gross productive horizontal wells.

	December 31, 2025
	Gross	Net
Oil	1,081	82.3
Vertical	864	63.8
Horizontal	217	18.5

Natural gas	87	7.8
Vertical	85	7.7
Horizontal	2	0.0
Total	1,168	90.1

Drilling Results

For the year ended December 31, 2025, 105 gross horizontal wells were drilled (9.3 net). For the year ended December 31, 2024, 91 gross horizontal wells were drilled (7.4 net). As a holder of mineral and royalty interests, USLG generally is not provided information as to whether any wells drilled on the properties underlying USLG’s acreage are classified as exploratory or as developmental wells. USLG is only aware of one dry hole drilled on the acreage underlying USLG’s mineral and royalty interests during the relevant periods.

Acreage

The following table sets forth information about USLG’s developed and undeveloped net mineral acres and NRAs as of December 31, 2025.

	Gross Acres(1)	Net Mineral Acres(2)	Net Royalty Acres (1/8th Basis)(3)	Net Royalty Acres (Actual or 100% Basis)(4)	Royalty Interest
Developed	99,917	14,706	45,565	5,696	5.7%
Undeveloped	42,612	17,020	34,225	4,278	10.0%
Total	142,529	31,726	79,790	9,974	7.0%

____________

(1)      The total gross acres in which a mineral or royalty interest is owned.

(2)      The number of acres in which an owner owns a mineral and royalty interest without giving effect to the incorporation of such acreage into a larger drilling spacing unit. For example, an owner who owns a 25%, or 1/4th, undivided interest in 100 gross mineral acres has 25 net mineral acres.

(3)      The number of acres in which an owner owns a standardized 12.5%, or 1/8th, royalty interest based on the actual number of net mineral acres in which such owner has an interest and the average mineral and royalty interest such owner has in such net mineral acres. For example, an owner who has a 25%, or 1/4th, interest in 100 net mineral acres would own 200 NRAs on a 1/8th basis (100 multiplied by 25% divided by 12.5%).

(4)      The number of acres in which an owner owns a standardized 100% royalty interest based on the actual number of net mineral acres in which such owner has an interest and the average royalty interest such owner has in such net mineral acres. For example, an owner who has a 25%, or 1/4th, royalty interest in 100 net mineral acres would own 25 NRAs on an actual or a 100% basis (100 multiplied by 25%).

Historically, a significant majority of USLG’s mineral acres have been held in fee and unleased given an affiliate of USLG was both the mineral owner and operator. Accordingly, USLG had no gross and net expiring undeveloped acreage associated with these minerals. However, in connection with the Business Combination, Blackbeard Holdings is expected to contribute certain assets to New PBT that are subject to oil and gas leases with Blackbeard with respect to a significant majority of New PBT’s net unleased mineral acres. The terms of these leases are held by existing production on the leasehold.

Regulation of Environmental and Occupational Safety and Health Matters

USLG’s customers’ business operations are subject to numerous environmental and occupational safety and health laws and regulations that may be imposed at the federal, regional, state and local levels. The activities that USLG’s customers conduct in the course of oil and natural gas exploration and production, midstream servicing, transportation and gathering, produced water disposal, sand mining and other activities are subject to or may become subject to stringent environmental regulation. USLG’s customers are responsible for compliance with various environmental laws and regulations in the course of their operations. Although USLG generally has the right to inspect its properties and the activities thereon, USLG typically does not have any control with respect to such activities. For properties in which USLG holds mineral and royalty interests, USLG generally is not subject to direct environmental liability because USLG does not own, operate or otherwise have control over any of the equipment, facilities, or operations occurring on such properties. However, with respect to land owned by USLG and leased to a customer, USLG may be subject to strict, joint and several liability for any spills or contamination on those properties, even though USLG generally has no control over operations on properties. For further information, see “Risk Factors — Risks Relating to Environmental and Regulatory Matters — Oil, natural gas and NGLs operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for USLG’s customers, and failure to comply could result in USLG’s customers incurring significant liabilities, either of which may impact USLG’s customers’ willingness to operate on USLG’s surface acreage and/or develop USLG’s mineral and royalty interests, and may subject USLG to strict, as well as joint and several, liability for contamination resulting from such failure, even if USLG does not have control over such operations.” To mitigate the risk of potential environmental liabilities that may arise in the course of operations on its properties that USLG does not control, USLG generally seeks to partner with reputable customers and seek indemnification from USLG’s customers for liabilities arising from their operations on USLG’s land, and USLG maintains what USLG believes is customary and reasonable insurance to protect USLG’s business against these potential losses. USLG also typically includes covenants relating to compliance with environmental, health and safety regulations and remediation provisions in USLG’s contracts. Additionally, USLG may be able to rely on state funded programs (such as the TRRC’s Orphan Well Program) for coverage of certain plugging and abandonment liabilities upon declaration of bankruptcy by any of USLG’s customers or operators. However, such actions may not be adequate to cover USLG’s liabilities, and USLG is not fully protected or insured against all risks. There can be no assurance that environmental compliance costs will not be material in the future or that such future compliance will not have a material adverse effect on USLG’s results of operations, cash flows and financial position, or on those of USLG’s customers.

The following is a summary of the more significant of these existing environmental and occupational safety and health laws and regulations, as amended from time to time:

•        the Clean Air Act (the “CAA”), which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring and reporting requirements;

•        the Federal Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants into “waters of the United States,” the discharge of dredged or fill materials and imposes water quality standards;

•        the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), which imposes strict, joint and several liability on past and current owners and operators of sites where releases of hazardous substances have occurred or are threatening to occur, as well as generators, transporters and arrangers of such transport or disposal of hazardous substances disposed at such sites;

•        the Resource Conservation and Recovery Act (“RCRA”), which governs the generation, treatment, storage, transport, and disposal of hazardous wastes and establishes criteria for non-hazardous solid waste management;

•        the Oil Pollution Act of 1990 (“OPA”), which amends and augments the oil spill provision of the CWA and imposes certain duties and liabilities on “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines;

•        the SDWA, which regulates the quality of water supplied by public water systems through the adoption of drinking water standards and control of the injection of waste fluids and other substances into below-ground formations that may adversely affect drinking water sources;

•        the ESA, which requires federal agencies to ensure that actions they authorize, fund, or carry out are not likely to jeopardize the continued existence of any listed species or result in the destruction or adverse modification of designated critical habitat of such species and prohibits any action that causes a “taking” of any listed species;

•        the MBTA, which prohibits the intentional “take” (including killing, capturing, selling, trading and transport) of protected migratory bird species without prior authorization;

•        the National Environmental Policy Act, which requires federal agencies to evaluate major agency actions significantly affecting the environment and that may require the preparation of environmental assessments and more detailed environmental impact statements that may be made available for public review and comment; and

•        the Occupational Safety and Health Act (“OSHA”), which establishes workplace standards for the protection of the safety and health of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

Texas environmental laws and regulations generally restrict the level of substances generated as a result of operations that may be emitted to ambient air, discharged to surface water, and disposed or released to surface and below-ground soils and ground water. Additionally, there exist state and local jurisdictions in the United States where USLG operates that also have, or are developing or considering developing, similar environmental and occupational safety and health laws and regulations governing many of these same types of activities. Any failure by USLG, or USLG’s customers, to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal fines or penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of restrictions, delays or cancellations in the permitting, development or expansion of projects; and the issuance of injunctions restricting or prohibiting some or all activities in a particular area. Certain environmental laws also provide for citizen suits, which allow environmental organizations and other third parties to act in place of the government and sue for alleged violations of environmental law. The ultimate financial impact arising from compliance with environmental laws and regulations is neither clearly known nor determinable as existing standards are subject to change and new standards continue to evolve.

Some of USLG’s land has been or is now operated on by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or petroleum hydrocarbons is not under USLG’s control. Under environmental laws such as CERCLA and RCRA, USLG could incur strict, joint and several liability for remediating hydrocarbons, hazardous substances or wastes disposed of or released by USLG, USLG’s customers or prior owners or operators. USLG also could incur costs related to the clean-up of third-party sites to which USLG sent regulated substances for disposal or to which USLG sent equipment for cleaning, and for damages to natural resources or other claims related to releases of regulated substances at or from such third-party sites.

Waste Disposal

RCRA and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and nonhazardous wastes. Pursuant to rules issued by the EPA, the individual states can administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced water, and most of the other wastes associated with the exploration, development, and production of oil or gas, if properly handled, are currently exempt from regulation as hazardous waste under RCRA, and instead are regulated under RCRA’s less stringent nonhazardous waste provisions, state laws or other federal laws. However, it is possible that certain oil and natural gas exploration and production wastes now classified as nonhazardous could be classified as hazardous wastes in the future. Any loss of the RCRA exclusion for drilling fluids, produced water and related wastes could result in an increase in USLG and certain of USLG’s customers’ costs to manage and dispose of generated wastes, which could have a material adverse effect on USLG and USLG’s customers’ results of operations, cash flows and financial position. Texas has received authority from the EPA to administer the RCRA program, in addition to its own state regulations.

Wastes containing naturally occurring radioactive materials (“NORM”) may also be generated in connection with USLG’s customers’ operations. Certain processes used to produce oil and natural gas may enhance the radioactivity of NORM, which may be present in oilfield wastes. Comprehensive federal regulation does not currently exist for NORM; however, the EPA has studied the impacts of technologically enhanced NORM. NORM is subject primarily to individual state radiation control regulations. For example, the TRRC generally regulates the management and disposal of NORM from oil and natural gas operations in their own respective jurisdictions. In addition, NORM handling and management activities are governed by regulations promulgated by OSHA. These state and OSHA regulations impose certain requirements concerning worker protection, the treatment, storage and disposal of NORM waste and the management of waste piles, containers and tanks containing NORM, as well as restrictions on the uses of land with NORM contamination. Concerns have arisen over traditional NORM disposal practices (including discharge through publicly owned treatment works into surface waters), which may increase the costs associated with management of NORM. To the extent that federal or state regulation increases the compliance costs for NORM disposal, USLG’s customers may incur additional costs that may make some properties unprofitable to operate.

CERCLA, also known as the “Superfund” law, and comparable state laws impose joint and several liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These potentially responsible parties include current and former owners or operators of the site where the release occurred and anyone who disposed or arranged for the disposal of, or transported, a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment, and to seek to recover from the responsible classes of person the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. While petroleum and crude oil fractions are generally not considered hazardous substances under CERCLA and its analogues because of the so-called “petroleum exclusion,” adulterated petroleum products containing other hazardous substances have been treated as hazardous substances in the past.

Water Discharges

The CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and hazardous substances, into state waters and waters of the U.S. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and analogous state laws also require individual permits or coverage under general permits for discharges of stormwater runoff from certain types of facilities. The discharge of dredge and fill material into regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers.

The scope of these regulated waters has been subject to controversy in recent years. In January 2023, the EPA and U.S. Army Corps of Engineers published a final rule defining “waters of the United States” according to the broader pre-2015 standards. In August 2023, the agencies issued a final rule conforming the definition of “waters of the United States” with the Supreme Court of the United States May 2023 opinion in Sackett v. EPA, which adopted the “continuous surface connection” test to determine if wetlands are “waters of the United States.” As a result of ongoing litigation challenging the January 2023 rule, the agencies are implementing the January 2023 rule, as amended by the conforming August 2023 rule, in 24 states, the District of Columbia, and the U.S. Territories. In the other 26 states, which includes Texas, the agencies are interpreting “waters of the United States” consistent with the pre-2015 regulatory regime and the Supreme Court’s decision in Sackett until further notice. In November 2025, the EPA and the U.S. Army Corps of Engineers issued a proposed rule revising the definition of “waters of the United States” as guided by the Sackett decision. The final rule, once published, is expected to be subject to challenge. Accordingly, the scope of jurisdictional waters remains uncertain at this time. To the extent any judicial ruling or administrative rulemaking or other action further changes the scope of the CWA’s jurisdiction, USLG, and USLG’s customers, could face increased costs to comply and delays with respect to obtaining permits, including for dredge and fill activities in wetland areas.

Air Emissions

The CAA and comparable state laws restrict the emission of air pollutants from many sources, including compressor stations, through the issuance of permits and other requirements. These laws and regulations may require USLG’s customers to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay the development of oil and natural gas projects. Over the next several years, USLG’s customers may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, in December 2020, the EPA announced its intention to leave the ozone National Ambient Air Quality Standards (“NAAQS”) unchanged at 70 parts per billion (set in October 2015); however, several groups filed litigation and the Biden Administration subsequently announced that it would reconsider the 2020 decision. In August 2023, the EPA announced a new review of the ozone NAAQS and in January 2025, promulgated a final rule setting requirements for areas reclassified as nonattainment areas for ozone. However, in June 2026, the EPA proposed a rule to revise requirements for reclassified ozone nonattainment areas such that reclassified areas must meet only the requirements for their current classification. To the extent more stringent standards are implemented, USLG’s customers could be required to incur further costs for pollution control equipment or other compliance measures, and be subject to stricter permitting requirements, which could delay or prohibit their ability to obtain such permits. Federal agencies have also regulated various GHGs from oil and natural gas operations. In March 2024, the EPA issued a final rule that established Subpart OOOOb implementing more stringent rules for GHG (in the form of a limitation on emissions of methane) and VOC emissions for new, modified, and reconstructed facilities in the crude oil and natural gas source category and Subpart OOOOc as first-time existing source standards of performance for methane and VOC emissions for the oil and natural gas source category. However, in March 2025, the EPA announced plans to reconsider Subparts OOOOb and OOOOc, and in July 2025, extended the compliance deadlines for certain provisions until January 2027. In December 2025, the EPA issued a final rule reaffirming the interim rule and further extending the deadline for compliance with net heat value monitoring and annual report submissions. Litigation challenging the EPA’s final rule is held in abeyance while the agency reconsiders the rule, and separate litigation by environmental groups challenging EPA’s interim final rule extending compliance deadlines remains pending. In April 2026, EPA published a final rule amending two aspects of the March 2024 rule. First, the rule extends the baseline time limit for temporary flaring of associated gas in certain situations, with allowances in the event of extreme weather. Second, the rule revises the vent gas net heat value continuous monitoring requirements.

At the federal level, no comprehensive climate change law or regulation has been implemented to date. In November 2024, the EPA promulgated a rule implementing the IRA 2022’s methane emissions fee for petroleum and natural gas sources, although in February 2025, Congress voted to eliminate the rule under the Congressional Review Act. Additionally, in the OBBB Act, Congress delayed the implementation of the methane emission charge until 2034. In March 2025, the EPA issued a final rule removing the methane emissions fee regulations from the Code of Federal Regulations. While the EPA cannot reissue its rule implementing the methane emissions fee (either in substantially the same form or in a new rule), the underlying requirement in the IRA 2022 remains unchanged. In addition, in September 2025, the EPA proposed to amend the Greenhouse Gas Reporting Program to remove program obligations for most source categories, including the distribution segment of the petroleum and natural gas systems source category (subpart W — Petroleum and Natural Gas Systems), and suspend program obligations for the remaining subpart W segments until reporting year 2034. Further, in February 2026, the Trump administration finalized a rule repealing the EPA’s GHG “Endangerment Finding,” which served as the basis for the majority of the EPA’s GHG regulations, including under Subparts OOOOb and OOOOc. Litigation regarding the recission of the Endangerment Finding is ongoing. Consequently, future implementation and enforcement of these rules remains uncertain at this time.

Produced Water Handling Facilities

Water handling via underground injection is regulated pursuant to the UIC program established under the SDWA and analogous state and local laws and regulations. The UIC program includes requirements for permitting, testing, monitoring, recordkeeping and reporting of produced water handling activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require a permit from the applicable regulatory agencies to operate produced water handling facilities. Authority over underground injection and disposal wells has been delegated by the EPA to the state oil and gas commissions in the jurisdiction in which USLG holds surface acreage and/or mineral and royalty interests. Although USLG’s customers monitor the injection process of their facilities, any leakage from the subsurface portions of the produced water handling facilities could cause degradation of groundwater resources, potentially resulting in suspension of USLG’s customers’ UIC permits, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third parties claiming damages for alternative water supplies, property and personal injuries. A change in water handling regulations or the inability to obtain permits for new produced water handling permits in the future may affect USLG and USLG’s customers’ ability to handle produced water and other substances on USLG’s land, which could adversely affect USLG’s business, results of operations, cash flows and financial position.

Furthermore, in response to seismic events in the past several years near produced water handling facilities used for disposal by injection of produced water resulting from oil and natural gas activities, federal and some state agencies are investigating whether such facilities have caused increased seismic activity, and some states have restricted, suspended or shut down the use of such produced water handling facilities in certain areas prone to increased seismic activity. Developing research suggests that the link between seismic activity and wastewater disposal may vary by region and that only a very small fraction of the tens of thousands of produced water handling facilities have been suspected to be, or have been, the likely cause of induced seismicity. In 2016, the U.S. Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas. As a result of these concerns, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water handling facilities or otherwise to assess any relationship between seismicity and the use of such wells. For example, the TRRC has issued rules for water handling facilities that imposed certain permitting and operating restrictions and reporting requirements on produced water handling facilities in proximity to faults.

States also may issue orders to temporarily shut down or to curtail the injection depth of existing facilities in the vicinity of seismic events. In Texas, the TRRC has pursued several regulatory initiatives since the latter half of 2021 as a result of seismic activity in an area of the Midland Basin including: (i) directing operators to pursue voluntary reductions in produced water handling from scores of produced water handling facilities in response to earthquakes; (ii) suspending certain deep produced water handling permits within seismic response areas; and (iii) suspending all produced water handling permits to inject oil and natural gas waste into deep strata within the boundaries of seismic response areas. An additional consequence of this seismic activity is lawsuits alleging that produced water handling operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. The adoption and implementation of any new laws, regulations or directives that restrict USLG’s customers’ ability to dispose of wastewater on USLG’s land by limiting volumes, disposal rates, produced water handling facility locations or otherwise, or requiring USLG’s customers to shut down produced water handling facilities, could reduce the demand for use of USLG’s land and resources and limit the fees USLG receives from the transportation and the handling of produced water on USLG’s land, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

Hydraulic Fracturing

Certain of USLG’s customers engage in hydraulic fracturing. Hydraulic fracturing is an important and a common practice that is used to stimulate production of oil, natural gas and NGLs from dense subsurface rock formations. The process involves the injection of water, sand or alternative proppant and chemicals under pressure into targeted geological formations to fracture the surrounding rock and stimulate production. Congress from time to time has considered legislation to amend the SDWA to remove the exemption currently available to hydraulic fracturing, which would place additional regulatory burdens upon hydraulic fracturing operations including requirements to obtain a permit prior to commencing operations adhering to certain construction requirements, to establish financial assurance and to require reporting and disclosure of the chemicals used in those operations. This legislation has not been enacted.

Currently, hydraulic fracturing (other than that using diesel) is generally exempt from regulation under the UIC program of the SDWA and is typically regulated by state oil and gas commissions or similar agencies. While USLG’s customers engaged in hydraulic fracturing do not currently use diesel fuels in their hydraulic fracturing fluids, they may become subject to federal permitting under the SDWA if their fracturing formula changes and may incur significant costs to comply with disposal requirements for hydraulic fracturing fluids and produced water.

However, several federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has published a final rule establishing pretreatment standards that prohibit the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants. In addition, the BLM finalized a rule in April 2024 increasing royalty rates, rentals, and minimum bids for oil and gas leases on federal lands, although the Trump Administration has since proposed to rescind this rule. Separately, the BLM finalized a rule in May 2024 updating the agency’s interpretation of its mandate that conservation is a use of federal land on par with mineral extractions and other uses. Litigation challenging this rule was held in abeyance in early 2025, pending review of the rule by the Trump Administration, and the Trump Administration finalized repeal of that rule in May 2026. Further, in May 2025, the BLM announced a policy designed to expedite the oil and gas leasing process on public lands. In July 2025, the OBBB Act was signed into law, which included provisions directing expanded and expedited oil and gas leasing, removing restrictions on leasing and decreasing the royalty rate. Consistent with this direction, on January 30, 2026, the BLM announced a proposed rule to revise its regulations to allow for commingling of production more broadly in an effort to promote oil and gas production on Federal, Indian, private and State lands. Also, from time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. This or other federal legislation related to hydraulic fracturing may be considered again in the future, though USLG cannot predict the extent of any such legislation at this time.

Moreover, some states, including Texas, have adopted, and other states are considering adopting, regulations that restrict or could restrict hydraulic fracturing in certain circumstances and that require the disclosure of the chemicals used in hydraulic fracturing operations. Further, state and local governmental entities have exercised the regulatory powers to regulate, curtail or in some cases prohibit hydraulic fracturing.

Increased regulation and attention given to the hydraulic fracturing process, including the disposal of produced water gathered from drilling and production activities, could lead to greater opposition to, and litigation concerning, oil, natural gas and NGLs production activities using hydraulic fracturing techniques in areas where

USLG owns surface acreage and/or mineral and royalty interests. Additional legislation or regulation could also lead to operational delays or increased operating costs for USLG’s customers in the production of oil, natural gas and NGLs, including from the development of shale plays, or could make it more difficult for such customers to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in certain of USLG’s customers’ completion of new oil and natural gas wells on its properties and an associated decrease in the production attributable to USLG’s interests, which could have a material adverse effect on USLG’s business, financial condition and results of operations.

Climate Change

The threat of climate change continues to attract considerable attention from the public and policymakers in the U.S. and around the world. As a result, numerous proposals have been made, and more are likely forthcoming at the international, national, regional and state levels of government, to monitor and limit existing emissions of GHGs as well as to restrict or eliminate such future emissions. As a result, USLG’s operations as well as the operations of USLG’s customers are subject to a series of regulatory, political, litigation, and financial risks associated with USLG and their operations, including those related to the production and processing of fossil fuels and emission of GHGs.

Various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, climate “superfund” laws, reporting and tracking programs and restriction of GHG emissions. Litigation risks are also increasing, as a number of parties have sought to bring suit against oil and natural gas companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to climate change or alleging that companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts. Recently, there have also been a number of lawsuits filed against companies alleging that such companies have made misleading or unsubstantiated claims with respect to the environmental benefits of their products or services, also known as greenwashing.

Endangered Species Act

In the United States, the ESA and comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Similar protections are offered to migratory birds under the MBTA. To the extent species that are listed or protected under the ESA or the MBTA, respectively, or similar state laws live in the areas where USLG owns surface acreage and/or mineral and royalty interests and USLG’s customers operate, USLG’s customers’ abilities to conduct or expand operations could be limited, or USLG’s customers could be forced to incur material additional costs. For example, in May 2024, the FWS issued a final rule listing the Dunes Sagebrush Lizard as endangered under the ESA. Blackbeard has specific land reserved for the Dunes Sagebrush Lizard, which is actively present on their acreage. In November 2022, the FWS formally listed two distinct population segments of the lesser prairie-chicken under the ESA. In November 2025, the FWS and the NMFS proposed a series of rules revising the ESA regulations governing designating critical habitat, interagency cooperation, threatened species protections and critical habitat exclusions. In addition, in April 2025, the DOI reinstated a 2017 legal opinion that determined that the MBTA’s prohibitions on pursuing, hunting, taking, capturing and killing migratory birds does not apply to accidental or incidental taking or killing of migratory birds. Most recently, in July 2026, the FWS and NMFS issued a final rule rescinding the regulatory definition of “harm” to species under the ESA.

The identification or designation of previously unprotected species, such as the Dunes Sagebrush Lizard and lesser prairie chicken, as threatened or endangered, or the redesignation of a species from threatened to endangered, in areas on or around USLG’s land and/or mineral and royalty interests could cause USLG’s customers’ operations to become subject to operating restrictions or bans, including restrictions of future development activities in the subject areas, or cause USLG’s customers to incur additional costs associated with their operations on USLG’s surface acreage or with respect to USLG’s mineral and royalty interests, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

Oil Pollution Act

The primary federal law related specifically to oil spill liability is the OPA, which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited. As such, a violation of the OPA has the potential to adversely affect USLG or USLG’s customers, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

National Environmental Policy Act

NEPA requires federal agencies to evaluate major agency actions having the potential to significantly affect the environment. In the course of such evaluations, an agency will prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed environmental impact statement that may be made available for public review and comment. NEPA reviews can also be challenged by environmental groups and other parties that have participated in the administrative process in court. This process can result in delaying the permitting and development of projects, may increase the costs of permitting and developing some facilities and could result in certain instances in the cancellation of existing leases. There have been several recent developments in the NEPA regulatory regime. Prompted by a Trump Administration Executive Order, in February 2025, the White House Council on Environmental Quality (“CEQ”) released an interim final rule rescinding its regulations implementing NEPA and encouraging agencies to revise their own NEPA implementing procedures. Federal agencies have begun the process of preparing their own new or updated NEPA-implementing rules or guidelines, with the first batch of updates released in July 2025. In April 2025, the DOI issued a new “alternative arrangements” policy for NEPA review of proposed fossil fuel projects, significantly expediting environmental review. In May 2025, the Supreme Court issued an opinion in Seven County Infrastructure Coalition v. Eagle County emphasizing the “substantial judicial deference” that courts must grant agencies when considering NEPA challenges. Then, in September 2025, CEQ issued new guidance to federal agencies implementing NEPA encouraging such agencies to limit their NEPA reviews, rely more heavily on sponsor-prepared documents, and streamline the NEPA process. Finally, in January 2026, CEQ adopted a final rule rescinding its regulations implementing NEPA. Congress is also considering legislation designed to streamline NEPA through the SPEED Act. The SPEED Act aims to redefine what qualifies as a “major Federal action” and impose stricter deadlines for NEPA review. The SPEED Act has passed the House of Representatives, but final passage and enactment remains uncertain. The impact of the recent and potential future changes to the NEPA regulations on USLG’s and its customers’ operations is uncertain.

Pipeline Safety Regulations

The PHMSA regulates safety of oil and natural gas pipelines, including, with some specific exceptions, oil and natural gas gathering lines. From time to time, PHMSA, the courts or Congress may make determinations that affect PHMSA’s regulations or their applicability to USLG’s customers’ pipelines. These determinations may affect the costs USLG’s customers incur in complying with applicable safety regulations.

Related Permits, Authorizations and Considerations

Many environmental laws require USLG and USLG’s customers to obtain permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and to maintain these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations.

Occupational Safety and Health

USLG’s service providers and customers whose services and operations affect USLG’s business (including Blackbeard, which provides USLG personnel, and management, operational and general and administrative services) are subject to a number of federal and state laws and regulations, including the federal OSHA statutes whose purpose is to protect the safety and health of workers. For example, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that employers maintain, organize and/or disclose information about hazardous materials used or produced in USLG’s operations and that this information be provided to employees, state and local governmental authorities and citizens. Other OSHA standards regulate worker safety aspects of operations and workplaces. Failure to comply with OSHA requirements can lead to the imposition of citations and penalties and could have a material adverse effect on USLG or USLG’s service providers, customers’ business, financial condition and results of operation.

Over time, the trend in environmental and occupational safety and health regulation is to typically place more restrictions and limitations on activities that may adversely affect the environment or expose workers to injury and thus, any changes in environmental or occupational safety and health laws and regulations or reinterpretation of enforcement policies that may arise in the future and result in more stringent or costly waste management or disposal, pollution control, remediation or occupational safety and health-related requirements, could have a material adverse effect on USLG or USLG’s service providers, customers’ business, results of operations, cash flows and financial position.

Competition

The oil and natural gas business is highly competitive in the exploration for and acquisition of reserves, the acquisition of access to surface acreage and the resources thereunder, the acquisition of minerals and oil and natural gas leases and personnel required to find and produce reserves. Further, the market in which USLG operates is competitive due to the location of USLG’s land in the Permian Basin in Texas and to the services which USLG offers USLG’s customers. Some of USLG’s competitors not only own and acquire surface acreage and/or mineral and royalty interests but also explore for and produce oil and natural gas and, in some cases, carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. USLG also compete with such persons over the limited supply of, and demand for, resources in the area. By engaging in such other activities, USLG’s competitors may be able to develop or obtain information that is superior to the information that is available to USLG. In addition, certain of USLG’s competitors may possess financial or other resources substantially larger than USLG possesses and may have a broader geographic scope or operating history than USLG. USLG’s ability to acquire additional surface acreage, minerals and properties and to discover new uses for USLG’s surface acreage and reserves in the future will be dependent upon USLG’s ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Furthermore, to the extent any new property owner purchases surface acreage located in areas comparable to USLG’s surface acreage, such property owner could be a potential competitor. As USLG continues to grow USLG’s business and enter into new business lines, USLG will experience increasing levels of competition. In addition, oil and natural gas products compete with other forms of energy available to customers, primarily based on price. These alternate forms of energy include wind and solar, electricity, coal and fuel oils. Changes in the availability or price of oil and natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations, and the ability to convert to alternate fuels and other forms of energy may affect the demand for oil and natural gas.

Seasonality of Business

Weather conditions affect the demand for, and prices of, natural gas and can also delay drilling and other activities and uses of USLG’s surface acreage, disrupting USLG’s overall business plans and results of operations, which are significantly dependent on USLG’s customers and their activities on USLG’s surface acreage. Additionally, some of the areas in which its properties are located are adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice or rain, USLG’s customers may be unable to move their equipment between locations, perform necessary activities, acquire certain resources or access various areas, thereby reducing their ability to operate on USLG’s land, which could reduce the amount of revenue generating activity on USLG’s land, such as reducing the amount of oil and natural gas produced from the wells on its properties during such times. Furthermore, demand for natural gas is typically higher during the winter, resulting in higher natural gas prices for natural gas production during the first and fourth quarters. Certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer, which can lessen seasonal demand fluctuations. Seasonal weather conditions can limit exploration, drilling and producing activities and other energy operations in a portion of USLG’s operating areas. USLG’s other revenue streams may also vary from period to period due to seasonal changes in supply and demand, and a variety of additional seasonal factors that are beyond USLG’s control and the control of customers on or around or surface acreage.

Further, the areas in which USLG holds its properties may be impacted by certain seasonal factors. Weather conditions affect the demand for, and prices of, oil and natural gas. Demand for oil and natural gas is typically higher in the fourth and first quarters resulting in higher prices. In the fourth quarter, due to inclement weather and the exhaustion of annual drilling and completion capital expenditure budgets, drilling activity typically declines in the Permian Basin. Due to these seasonal fluctuations, USLG’s results of operations for individual quarterly periods may not be indicative of the results that USLG may realize on an annual basis.

Cyclical Nature of Oil and Natural Gas Industry

The oil and natural gas industry is a highly cyclical industry. Demand for the use of USLG’s surface acreage and its resources, including USLG’s mineral and royalty interests, depends substantially on activity levels by producers on and around USLG’s surface acreage. Prevailing commodity prices and future demand for, and price of, oil, natural gas and NGLs and volatility in the prices for such resources (or the perception that such prices will decrease) affects such producers’ capital expenditures and willingness to pursue development activities. As such, the willingness of USLG’s producers to engage in drilling activities on and around USLG’s surface acreage is substantially influenced by the market prices of oil, natural gas and NGLs. Producers tend to increase capital expenditures in response to increases in oil, natural gas and NGLs prices, which would generally be expected to result in greater revenues for us. Increased capital expenditures can also lead to greater production, which historically has resulted in increased supplies of oil, natural gas and NGLs that can, in turn, reduce prices thereby leading to a reduction in activity levels. For these reasons, the results of USLG’s operations may be cyclical and may fluctuate from quarter to quarter and from year to year, and these fluctuations may distort comparisons of results across periods.

Human Capital

Employees

Following the completion of the Business Combination, New PBT’s operations will be managed through (i) its board of directors, (ii) its executive officers, (iii) management and corporate-level services provided by Blackbeard pursuant to the Master Services Agreement (the “MSA”), and (iv) management services provided by certain key employees who are expected to be directly employed by New PBT.

The management team of Blackbeard, which includes the individuals who will manage USLG, also performs similar services for Blackbeard and certain affiliates, and thus will not solely be focused on USLG’s business. See “Risk Factors — Risks Relating to USLG’s Business — USLG relies on Blackbeard to provide certain managerial functions, and pursuant to the Master Services Agreement, New PBT will rely on Blackbeard for certain managerial functions following the Business Combination.” New PBT expects Blackbeard will engage independent contractors and consultants involved in land, technical, regulatory and other disciplines to provide service with respect to the New PBT business on an as-needed basis.

Values and Culture

USLG relies on Blackbeard to provide it with management and operational services in part because of Blackbeard’s commitment to fostering a work environment in which everyone treats each other with dignity and respect and that is consistent with USLG’s core values. USLG believes that a focus on working together as a team to achieve outstanding results is key to attracting and retaining talented people. We anticipate that New PBT’s culture will be reinforced by Blackbeard’s management through holding open meetings, communicating regularly with the workforce and working to foster a culture of open communication.

Personnel Safety and Health

Safety is important to USLG and begins with the protection and safety of personnel and the communities in which USLG operates. USLG values people above all else and remain committed to making safety and health a top priority. USLG strives to comply, and expects its service providers to comply with, with all applicable safety and health laws and regulations.

Community and Social Engagement

USLG is committed to supporting and giving back to the communities in which USLG operates and live. USLG also recognizes the link between local communities, the success of USLG’s service providers and, ultimately, the success of USLG’s business.

Insurance

USLG maintains insurance coverage at levels that USLG believes are reasonable and prudent; however, as is customary in USLG’s industry, USLG does not insure fully against all risks associated with USLG’s business, either because such insurance is not available or because premium costs are considered prohibitive. USLG may not be able to maintain adequate insurance in the future at rates or on other terms USLG considers commercially reasonable and USLG’s actual coverage may not insure against many types of interruptions or events that might occur, including as a result of a lack of insurance providers offering services in USLG’s areas of operation. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if a loss event were to occur. The occurrence of such an event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in, or denial of, the payment of a major insurance claim, could have a materially adverse effect on USLG’s results of operations, cash flows and financial position. Certain of USLG’s arrangements with USLG’s customers operating on USLG’s land require the maintenance of certain levels of insurance and such customers’ indemnification of USLG to protect for such events occurring with respect to their operations.

Legal Proceedings

USLG may, from time to time, be involved in litigation, claims and other proceedings arising out of USLG’s operations in the normal course of business. USLG is currently unaware of any proceedings that, in the opinion of management, will individually or in the aggregate have a material adverse effect on its financial position, results of operations or cash flows. Due to the nature of its business, USLG is, from time to time, involved in litigation or subject to disputes or claims related to its business activities, including the non-payment of royalties. In the opinion of its management, none of the pending litigation, disputes or claims against USLG, if decided adversely, will have a material adverse effect on its financial condition or results of operations.

NEW PBT PREDECESSOR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations, financial condition and liquidity position of New PBT Predecessor for the three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024 should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this proxy statement/prospectus.

The following discussion and analysis of New PBT Predecessor’s financial condition and results of operations covers periods prior to the consummation of the Business Combination described elsewhere in this proxy statement/prospectus and does not reflect its effect on future periods. The Business Combination will result in financial results that are materially different from those reflected in the historical financial statements included elsewhere in this proxy statement/prospectus.

The following discussion contains forward-looking statements that reflect New PBT Predecessor’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside its control. Its actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include market prices for oil, natural gas and natural gas liquids, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. New PBT Predecessor does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Unless otherwise indicated, all references in this section to “we,” “us,” or “our” refer to New PBT Predecessor before giving effect to the Business Combination. Further, the historical combined financial data included in this proxy statement/prospectus does not necessarily reflect what our financial position or results of operations would have been had we operated as a separate, stand-alone entity during those periods.

Company Overview

PBT Land and Minerals Inc. Predecessor is a modern land and resource company built to generate diversified, high-margin cash flow from a large, contiguous land position in the heart of the Permian Basin. Our business captures value across the entire energy lifecycle through active management of our land and its resources.

New PBT was formed by SoftVest, L.P. to facilitate the proposed series of asset and legal entity in a business transaction between the Trust, Greybeard Energy and Blackbeard Holdings, a large, privately held and vertically integrated energy producer in the Permian Basin of West Texas that has “cracked the code” on the economic development of oil and natural gas in the CBP, sub-basin within the Permian Basin. The upstream business, Blackbeard Operating, operates substantially all of PBT Land and Minerals, Inc.’s mineral and royalty interests today. Blackbeard’s activity on our land drives a significant portion of our revenue today, providing us with unique alignment and visibility to growth. We aim to support and encourage further commercial development across our assets, by Blackbeard as well as other operators and customers, maximizing the value of each acre we hold, generating sustainable free cash flow and supporting compelling returns to our investors.

We own approximately 80,000 NRAs, overlaying 143,000 gross mineral acres, and approximately 68,000 surface acres across several large and adjacent ranches in the CBP. Our surface acreage is centrally located within the Permian Basin, attracting significant investment in pipelines, roads, electrical transmission and other infrastructure. Our customers pay us for use of our land and its resources, and we currently generate more than seven distinct surface revenue streams.

Market Condition and Outlook

Prices for oil, natural gas and NGLs have experienced significant volatility in recent years and may continue to fluctuate due to a variety of factors, including changes in supply and demand, uncertainties regarding monetary policy, tariffs on global trade and geopolitical risks, including the conflicts between Russia and Ukraine and the Middle East. During 2025 and into 2026, commodity prices fluctuated amid continued global economic uncertainty and the recent conflict in Iran.

During 2025, demand for oil, natural gas and NGLs reflected uneven global economic activity, as elevated interest rates and inflationary pressures continued to weigh on growth. Although central banks began to ease monetary policy, rates remained relatively high, and U.S. trade policy developments, including tariffs and the potential for retaliatory measures, contributed to uncertainty and may have adversely affected global demand.

Through the first half of 2026, commodity prices initially increased significantly compared to recent periods and remain volatile amid uncertainty in global economic conditions and energy markets. Most notably, the recently conflict in Iran has had a pronounced impact on oil markets, with Brent crude rising from approximately $70 per Bbl at the beginning of the conflict to nearly $120 per Bbl at its peak. Iran’s actions in the Strait of Hormuz, which carries roughly one-fifth of global oil supply, have created significant cargo traffic bottlenecks and caused significant tightening of supply. Although prices have eased from recent peaks, they remain elevated compared to recent periods, with long-term forecasts dependent on any increased tension in the Middle East and the stability of supply through the Strait of Hormuz.

High levels of activity in the Permian Basin have resulted in industry consolidation and labor and supply chain challenges, which has impacted drilling, completion and production activity. If more operators enter into or if existing operators increase activity in the CBP, these challenges may be exacerbated. All such volatility has driven material swings in commodity prices, which has subsequently impacted development and production decisions of E&P companies. Such volatility may lead to a more difficult investing and planning environment for us and our customers.

Periods of elevated commodity prices are often accompanied by increased operating and capital costs, including higher costs for labor, oilfield goods and services. Inflationary pressures also have resulted in and may result in additional increases to costs of our customers’ oilfield goods, services and personnel, which may impact their activity on our land. Announced tariffs and international trade policies may also increase operating costs. Although the financial health of the oil and gas industry has shown improvement as compared to prior periods, to the extent elevated interest rates and inflation remain, as well as any announced or future federal or foreign tariffs, our customers may experience further cost increases for their operations which may impact their operations on our acreage and/or with respect to our mineral and royalty interests. Higher oil, natural gas and NGL prices may cause the costs of materials and services to continue to rise. We cannot predict any future trends in the rate of inflation, any subsequent monetary policy changes or federal or international trade policies, and a significant increase in inflation and/or tariff rates, to the extent our customers are unable to recover higher costs through higher oil, natural gas and NGL prices and revenues, could negatively impact our business, financial condition and results of operations.

How We Generate Revenue

We generate revenue from multiple sources, including oil and natural gas royalties received in connection with mineral and royalty interests owned by us, the use of our surface acreage and the sale of resources from our land, among other sources. The royalty rates, fee, payment structure and other related terms in our contracts are negotiated on a case-by-case basis, and consider the surface use of our land, the type of resources extracted, the amount of use expected to be made of our land and the amount of resources to be produced and/or extracted. In any given period, the amount and sources of revenues we receive from related party transactions can fluctuate based on the nature, timing and scope of such activities on our land.

The following table presents the amount and relative percentage of each component of our revenues for the following periods:

	Three Months Ended March 31,				Year Ended December 31,
	2026		2025		2025		2024
	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(in thousands, except percentages)
Oil and natural gas royalties	$19,339	76%	$9,383	59%	$51,152	67%	$27,527	63%
Surface use royalties	4,765	19%	5,101	32%	17,795	24%	9,292	22%
Other surface and land resources revenue(1)	1,398	5%	1,497	9%	6,430	9%	6,303	15%
Total revenues	$25,502	100%	$15,981	100%	$75,377	100%	$43,122	100%

____________

(1)      Resource royalties and other revenue for the three months ended March 31, 2025 and the years ended December 31, 2025 and 2024 have been combined into other surface and land resources revenue for comparability with the presentation adopted for the three months ended March 31, 2026. See Note 2 — Basis of Presentation to the unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus.

Our revenues depend heavily on our customers’ activities on and around our land and may vary significantly from period to period as a result of the development of new revenue streams, fluctuations in commodity prices, regulatory developments, changes in volumes produced on our land and our acquisition strategy, among other factors. For example, oil and natural gas prices have historically been volatile. Lower commodity prices may decrease our revenues as customers on and around our land decrease their activity levels in response to low commodity prices. Although we intend to pursue additional opportunities to increase our revenue streams and introduce additional revenue components, there can be no assurance that such revenue will materially diversify our revenue streams.

Oil and Natural Gas Royalties

Our oil and natural gas royalties are earned on oil and natural gas mineral interests owned by us and is our largest source of revenue. Mineral interests are real property interests that are typically perpetual and grant both ownership of the hydrocarbons under a tract of land and the right to lease development rights to a third-party. Oil and natural gas royalties are recognized as revenue when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties we receive are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Royalties from oil and natural gas production are generally negotiated on a case-by-case basis, depending on the particular mineral interests and holder of such mineral interests.

Surface Use Royalties

Our surface use royalties revenue stream derives passive, fee-based revenue from customers conducting operations on our surface acreage. We actively manage the commercial development of our land, seeking to maximize the long-term value of our surface acreage and its resources by partnering with trusted developers and by identifying and capturing new sources of revenue for our land and its resources.

SUAs, including easements and rights of way, each define allowable uses of the surface and specify payment terms. SUAs permit customers to construct and operate drilling sites, pipeline easements, roadways, electric transmission easements and other facilities and equipment on land owned by us. We typically receive a per-rod or per-acre fee based on the aggregate amount of our land that is utilized under such SUA, and often additional fees at the beginning of each renewal period. Such agreements typically include pre-defined terms for fees that we will receive for our customers’ development and use of drilling sites, new and existing roads, pipeline easements and electric transmission easements. Our SUAs generally have terms ranging between 5 years to 10 years, with early termination rights for non-use over a pre-determined period of time.

Further, certain of our SUAs require payment to us of a royalty based on a percentage of the customer’s gross revenues derived from use of our land and/or volumetric use of infrastructure installed on our land in exchange for rights of use of our land. Such SUAs typically obligate the operator to meter its volumetric utilization of infrastructure installed on our land and to include a report of such utilization for our review along with its periodic payment. Royalties we receive from operations under such SUAs include water disposal activities on our land. Such SUAs generally have terms ranging from a minimum of 5 years to 10 years. PBT Land and Minerals, Inc. receives a royalty fee for each barrel of fluid, saltwater, brackish water, produced water or any other oil or natural gas byproduct that is injected into or through the subject wells, along with fees for any damages to the adjoining land, crops or livestock that may be caused by, or result from, such use of the land.

As discussed above, in any given year, the sources and amounts of revenues received under our SUAs may change based on the nature and scope of our customers’ activity on our land. Further, the terms of our SUAs are negotiated on a customer-by-customer basis. Our SUAs typically do not include minimum commitments with respect to the type and amount of infrastructure to be installed on our property or the amount of revenue to be received by us but do generally provide for automatic renewal-based increases in royalties that are tied to the CPI or negotiated on a case-by-case basis, depending on a number of factors, such as general economic conditions, the surface use of our land, competitor pricing and/or customer specific considerations. Our contractual provisions providing for inflation escalators are generally based on CPI or a specified fixed percentage, which may limit the amount of any single pricing increase. Such provisions may also vary as to the commencement date of such increase and the timing and calculation of the applicable adjustment based on the term of the agreement or particular use of our land. Our SUAs generally include standard provisions relating to maintenance by our customers of insurance of specified types and amounts, environmental, safety and health covenants and indemnification of us for environmental claims.

Other Surface and Land Resources Revenue

We lease our surface acreage to customers to construct and operate sand mines at their expense to provide in-basin sand for use in oil and natural gas completion operations. Such customers hold the exclusive right to mine sand from the leased surface acreage and may be required to make minimum royalty payments as a result.

Our agreements related to the sale of resources generally have terms ranging from a minimum of 1 year to 25 years, with early termination rights for non-use over a pre-determined period of time, typically 6 months. Such agreements may include certain exclusivity rights, such as the exclusive right to require the purchase of the subject resource for any operations on our land. Certain of our resource sales contracts may include minimum commitments that are negotiated on a case-by-case basis, taking into account the amount of activity on our land, the specific use of our land and any resultant production thereon, among other things. The agreements pursuant to which we receive resource royalties from sand mining activity generally have a primary term of 25 years and contain rights for renewal so long as the customer continues to operate on our land. We typically receive a fee when the contract is executed and a fixed royalty per ton of sand extracted. Such fees are negotiated on a case-by-case basis, depending on a number of factors, such as general economic conditions, the type of resources extracted the amount of use expected to be made of our land and the amount of resources to be produced and/or extracted, competitor pricing and/or customer specific considerations. During the three months ended March 31, 2026 and the year ended December 31, 2025, we did not execute any new contracts and thus did not receive such fees. For the three months ended March 31, 2026, resource royalties were derived from 10% to 15% effective royalty interests, with gross rates per ton of sand extracted ranging from $16.98 to $19.24, subject to certain minimum payment obligations. For the year ended December 31, 2025, gross resource royalty rates ranged from $17.00 to $19.73 per ton of sand extracted, subject to certain minimum payment obligations. These leases generally do not impose minimum production requirements on our customers.

These agreements typically provide rights to monitor activities on our land and contain standard provisions relating to confidentiality, indemnification of us for environmental claims, and maintenance of insurance of specified types and amounts. As discussed above, in any given year, the sources and amounts of revenues received from resource sales may change based on the nature and scope of our customers’ activity on our land.

Oil and natural gas minerals also can generate mineral lease bonus revenues. We did not receive any lease bonuses for any of the periods presented. We are eligible to receive lease bonus revenue by leasing our mineral and royalty interests to E&P companies, primarily Blackbeard. When we execute a mineral lease, the lease generally transfers the rights to any oil or natural gas discovered to the E&P company and grants us the right to a specified royalty interest payable on future production. Mineral lease bonuses are nonrefundable.

Additionally, our revenue is further supported by stable, long-term income from freshwater sales to operators for completions and other industrial uses, as well as leasing, rental and ranching income derived from our ranched acres. For our freshwater sales, we collect fee revenue on a per-barrel basis for fresh water sold to Blackbeard and other operators, which is then used by such operators to support well completions and sand mining and other operations. Our agreements related to the sale of freshwater generally have terms ranging from a minimum of 1 year to 5 years, with early termination rights for non-use over a pre-determined period of time, typically 6 months. For the three months ended March 31, 2026, per barrel prices for freshwater sold on a spot basis ranged from $0.20 to $1.07. For the year ended December 31, 2025, per barrel prices for freshwater sold on a spot basis ranged from $0.10 to $1.07. We also receive fixed payments associated with leasing and rentals (electric substation and various surface leases) and ranching payments. We also contribute computational resources to mining pools by executing cryptographic hash functions to validate blockchain transactions in exchange for payment in the form of non-cash consideration, primarily Bitcoin.

Costs of Conducting our Business

Our costs consist primarily of production and ad valorem taxes, general and administrative, other operating expenses and depreciation, depletion and amortization. Our principal costs are as follows:

Production and Ad Valorem Taxes

Production taxes are paid on produced oil, natural gas and NGLs based on a percentage of revenues and at fixed per-unit rates established by federal, state or local taxing authorities. Where available, we benefit from tax credits and exemptions in our various taxing jurisdictions. We are also subject to ad valorem taxes in the counties where our production is located. Ad valorem taxes are generally based on the valuation of our oil and natural properties and on our other property and equipment.

General and Administrative Expenses

In connection with Closing, New PBT will enter into the MSA with Blackbeard, in combination with certain key employees that are directly employed by New PBT. Pursuant the MSA, Blackbeard will manage the strategy, assets and day-to-day business and affairs of New PBT and its subsidiaries, subject to all times to applicable law, the further terms and conditions set forth in the MSA and to the supervision of the New PBT Board. As consideration for the services rendered pursuant to the MSA and Blackbeard’s overhead, including the compensation of New PBT’s executive management team that are employees of Blackbeard Holdings, New PBT will reimburse Blackbeard for all direct costs incurred on its behalf and pay an annual fee equal to $5.0 million. General and administrative expenses related to being a publicly traded company include expenses associated with annual and quarterly reporting, tax return preparation, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, registrar and transfer agent fees, director and officer liability insurance costs and director/direct employee compensation.

The audited combined financial statements included elsewhere in this proxy statement/prospectus include certain support and services, including accounting, engineering, human resources, executive management, information technology, field operating support and other support. The cost of these services has been allocated to us from Blackbeard Holdings’ total general and administrative expenses on the basis of revenues. Such amounts allocated may not be indicative of the cost of operations of New PBT or the amount of future allocations.

Transaction Costs

Transaction costs consist of third-party accounting, legal and financial advisory fees incurred in connection with the Business Combination and a previously contemplated initial public offering which we are no longer pursuing. The costs of these services were paid by Blackbeard and allocated across affiliated entities contributing assets to New PBT on the basis of revenues.

Other Operating Expenses

Other operating expenses are costs incurred related to our land operations, including power and fuel, overhead and other operating expenses.

Depreciation, Depletion and Amortization

Oil and natural gas properties are accounted for in accordance with the successful efforts method of accounting. Costs of our proved oil and natural gas properties are depleted on a basin-wide basis utilizing the units-of-production method using total proved reserves.

How We Evaluate Our Operations

We use a variety of financial and operational metrics to assess the performance of our business. Among the measures considered by management are the following:

Revenue

Revenue is a key performance metric of our company. We analyze realized monthly, quarterly and annual revenues and compare the results against our internal projections and budgets. Results are used to validate existing, or when applicable update, assumptions on macroeconomic drivers of our business, contractual mix driving average unit-level revenues and E&P customer development activity and commodity pricing, absent the impact of our operating costs.

Volumes of Oil, Natural Gas and NGLs Produced

In order to track and assess the performance of our assets, we monitor and analyze our operators’ production volumes from the various resource plays that comprise our oil and natural gas assets. We also regularly compare projected volumes to actual reported volumes and investigate unexpected variances.

Number of Rigs, Permits, DUCs and Producing Wells

In order to track and assess the performance of our assets, we monitor and analyze the number of rigs currently drilling our properties. We also constantly monitor the number of permits, DUCs, completions and producing wells that are applicable to our mineral and royalty interests in an effort to evaluate near-term production from our oil and natural gas assets.

Commodity Prices

Commodity prices have historically been volatile and may continue to be volatile in the future. Lower prices not only decrease our revenues but also potentially reduce the amount of oil, natural gas and NGLs that our operators can produce economically on our properties. The prices received for oil, natural gas and NGLs are determined by factors affecting global and regional supply and demand dynamics, such as economic and geopolitical conditions, production levels, availability of transportation, weather cycles and other factors. In addition, realized prices are influenced by product quality and proximity to consuming and refining markets. Any differences between realized prices and NYMEX prices are referred to as differentials.

Oil.    The substantial majority of our oil production is sold at prevailing market prices, which fluctuate in response to many factors that are outside of our control. NYMEX light sweet crude oil, commonly referred to as WTI, is the prevailing domestic oil-pricing index. The majority of our oil production is priced at the prevailing market price with the final realized price affected by both quality and location differentials. The chemical composition of crude oil plays an important role in its refining and subsequent sale as petroleum products. As a result, variations in chemical composition relative to the benchmark crude oil, usually WTI, will result in price adjustments, which are often referred to as quality differentials. The characteristics that most significantly affect quality differentials include the density of the oil, as characterized by its API gravity, and the presence and concentration of impurities, such as sulfur. Location differentials generally result from transportation costs based on the produced oil’s proximity to consuming and refining markets and major trading points.

Natural Gas.    The NYMEX price quoted at Henry Hub is a widely used benchmark for the pricing of natural gas in the United States. The actual volumetric prices realized from the sale of natural gas differ from the quoted NYMEX price as a result of quality and location differentials. Quality differentials result from the heating value of natural gas measured in btus and the presence of impurities, such as hydrogen sulfide, carbon dioxide and nitrogen. Natural gas containing ethane and heavier hydrocarbons has a higher btu value and will realize a higher volumetric price than natural gas that is predominantly methane, which has a lower btu value. Natural gas with a higher concentration of impurities will realize a lower volumetric price due to the presence of the impurities in the natural gas when sold or the cost of treating the natural gas to meet pipeline quality specifications. Natural gas, which currently has a limited global transportation system, is subject to price variances based on local supply and demand conditions and the cost to transport natural gas to end-user markets.

NGLs.    The pricing for NGLs is generally tied to the price of oil, but varies based on geographic location and the liquid components extracted, including ethane, propane, and butane and natural gasoline, among others, and the respective market pricing for each component.

Factors Affecting the Comparability of Our Financial Results

In this proxy statement/prospectus, we present our predecessor’s historical results of operations for three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024. Our future results of operations will not be comparable to the historical results of operations of our predecessor for the periods presented as a result of the acquisition of the Hilcorp Assets, as well as any new contracting activity completed through our operations. The factors described below may also affect the comparability of our financial results.

Long-Term Incentive Plan

In order to incentivize individuals providing services to New PBT, we expect the New PBT Board to adopt the 2026 Incentive Plan prior to the consummation of the Business Combination, which will become effective upon the consummation of the Business Combination, subject to the approval by Unitholders of the 2026 Plan Proposal. Any individual who is an officer or employee of New PBT, and any other person who provides services to New PBT, including the New PBT Board, will be eligible to receive awards under the 2026 Incentive Plan at the discretion of the New PBT Board or a committee thereof, as applicable. The 2026 Incentive Plan will provide for awards, from time to time, at the discretion of the New PBT Board, or a committee thereof, of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards, and performance awards intended to align the interests of directors and service providers with those of New PBT’s shareholders. As such, our historical financial data may not present an accurate indication of what our actual results would have been if we had implemented the 2026 Incentive Plan prior to the periods presented within the audited combined financial statements included elsewhere in this proxy statement/prospectus.

Acquisitions

We plan to pursue potential attractive acquisitions of additional surface acreage and/or mineral and royalty interests. We believe we will be well positioned to acquire such assets and, should such opportunities arise, identifying and executing acquisitions will be a key part of our strategy. However, if we are unable to make acquisitions on economically acceptable terms, our future growth may be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to pay dividends to our shareholders.

On June 3, 2026, we completed the acquisition of certain ranch properties (the “Ranch Acquisition”) located in the Permian Basin in Crane County, Texas for $20.0 million.

On May 30, 2025, Blackbeard Holdings completed an acquisition of both 40,400 NRAs and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. The acquired asset value attributed to us was $60.6 million based on the fair market value of our share of assets acquired.

Any additional acquisitions will further impact the comparability of our results of operations.

Indebtedness and Interest Expense

On June 1, 2026, we entered into a secured revolving credit agreement with JPMorgan Chase Bank as the administrative agent and issuing bank (the “JPM Credit Agreement”). The JPM Credit Agreement provides for a revolving credit facility (the “JPM Revolving Credit Facility”) in the maximum aggregate revolving commitment amount of $250.0 million. The JPM Revolving Credit Facility matures on May 30, 2031. The JPM Credit Agreement is secured by our property and equipment and requires us to maintain certain leverage and liquidity ratios. As of July 22, 2026 we had total outstanding borrowings of $98.0 million under the JPM Revolving Credit Facility and had incurred bank fees of $2.9 million.

On May 30, 2025, we entered into a secured revolving credit agreement (the “Comerica Credit Agreement”) with Comerica Bank as the administrative agent, sole book runner and lead arranger. The Comerica Credit Agreement provided for a revolving credit facility in the maximum amount of $10.0 million (the “Comerica Revolving Credit Facility”) and a term loan in the amount of $20.0 million (the “Comerica Term Loan” and, together with the Comerica Revolving Credit Facility, the “Comerica Credit Facilities”). The Comerica Revolving Credit Facility was to mature on May 30, 2030. The Comerica Term Loan required quarterly payments with final maturity on May 30, 2030. As of March 31, 2026, the Comerica Term Loan balance was $17.1 million and incurred interest at a rate of 6.5%. There were no outstanding borrowings under the Comerica Revolving Credit Facility as of March 31, 2026. The Comerica Credit Agreement was secured by our property and equipment and required us to maintain certain leverage and debt service coverage ratios. Using the borrowings under the JPM Credit Agreement and cash on hand, on June 1, 2026, we settled the outstanding debt under the Comerica Credit Agreement and terminated the Comerica Credit Agreement in connection therewith.

Historically, Blackbeard’s debt has been partially collateralized by our assets and as a result, interest expense has been allocated to us based on the relative value of our oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. Any future borrowings will incur interest expense that is affected by both fluctuations in interest rates and our financing decisions.

Public Company Expenses

Following Closing, we anticipate New PBT will incur incremental, non-recurring costs as a result of operating as a publicly traded company, including the costs associated with the initial implementation of our Sarbanes-Oxley Act internal controls and testing, as applicable. We also expect New PBT will incur additional significant and recurring expenses as a publicly traded company, including expenses associated with SEC reporting requirements, including the preparation and filing of annual and quarterly reports, Sarbanes-Oxley Act compliance expenses, expenses associated with listing the Class A Shares on the NYSE, independent auditor fees, independent petroleum engineers fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director and officer compensation expenses. These incremental costs and expenses are not reflected in the audited combined financial statements included elsewhere in this proxy statement/prospectus.

Income Taxes

Following Closing, New PBT will be subject to U.S. federal, state and local income taxes as a corporation on its allocable share of income of OpCo. Our predecessor was not subject to U.S. federal income tax at the entity level as our results were reported in Blackbeard Holdings’s consolidated financial results of operations. Blackbeard Holdings is a limited liability company and treated as a flow-through entity for U.S. federal income tax purposes. Thus, the audited combined financial statements included elsewhere in this proxy statement/prospectus do not contain a provision for U.S. federal income taxes. The only income tax expense that appeared in the audited combined financial statements was the Texas margin tax, to which New PBT will continue to be subject as a corporation.

Results of Operations

The following table summarizes our income and expenses for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(in thousands)
Revenue and other income:
Oil and gas royalties	$19,339	$9,383	$51,152	$27,527
Surface use royalties	4,765	5,101	17,795	9,292
Other surface and land resources revenue	1,398	1,497	6,430	6,303
Change in fair value of digital assets	(233)	(112)	(197)	402
Other (loss)/gain	(4)	—	115	9
Total revenue and other income	25,265	15,869	75,295	43,533

Expenses:
Production and ad valorem taxes	1,455	599	3,190	2,100
General and administrative – related party	882	544	3,605	1,740
Transaction costs	1,212	—	4,492	—
Other operating expenses	39	121	414	490
Depreciation, depletion and amortization	4,161	2,531	13,895	10,678
Total expenses	7,749	3,795	25,596	15,008

Operating income	17,516	12,074	49,699	28,525
Interest expense, net	848	376	2,909	1,764
Income before income taxes	16,668	11,698	46,790	26,761
Income tax expense(1)	134	81	394	226
Net income	$16,534	$11,617	$46,396	$26,535

____________

(1)      Income tax expense reflects impacts of the Texas margin tax.

The following table summarizes our production data and realized prices for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(dollars in thousands, except for realized prices)
Net royalty volumes:
Oil (MBbls)	262	115	736	333
Natural gas (MMcf)	585	315	1,804	1,119
NGLs (MBbls)	82	36	228	136
Equivalents (MBoe)	442	204	1,265	656
Equivalents (MBoe/d)	4.9	2.3	3.5	1.8
Oil and natural gas royalties:
Oil royalties	$18,001	$8,098	$46,395	$24,779
Natural gas royalties	(152)	564	925	259
NGL royalties	1,490	721	3,832	2,489
Total oil and natural gas royalties	$19,339	$9,383	$51,152	$27,527
Realized prices:
Oil ($/Bbl)	$68.71	$70.42	$63.04	$74.41
Natural gas ($/Mcf)	$(0.26)	$1.79	$0.51	$0.23
NGLs ($/Bbl)	$18.17	$20.03	$16.81	$18.30
Equivalents ($/Boe)	$43.75	$46.00	$40.44	$41.96
Oil and gas pricing metrics:
WTI Cushing average price per MBbl	$72.74	$71.78	$65.39	$76.63
Henry Hub average price per Mmbtu	$4.71	$4.14	$3.52	$2.19

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Oil and Natural Gas Royalties

Our oil and natural gas royalty revenue is a function of oil, natural gas and NGLs production volumes sold and average prices received for those volumes. Oil and natural gas royalties increased by $10.0 million, or 106% to $19.4 million for the three months ended March 31, 2026, as compared to $9.4 million for the three months ended March 31, 2025. This increase is primarily driven by the Hilcorp Acquisition which closed after March 31, 2025 and contributed an additional 0.1 million Mboe and accounted for $6.4 million of the increase in revenue. The remaining $3.6 million increase in revenue was attributable to higher production volumes from new wells placed into service since March 31, 2025. These volume-driven increases were partially offset by lower average realized commodity prices, as reflected in the table above.

Oil revenue increased as a result of a 128% increase in production volumes sold, which added $10.1 million of revenue, partially offset by a $1.71 per barrel decrease in oil prices that reduced revenue by $0.2 million. Natural gas revenue decreased both as a result of the $2.05 per mcf decrease in natural gas price, which reduced revenue by $0.6 million and the 86% increase in volumes, which reduced revenue by $0.1 million as a result of the negative gas prices for the three months ended March 31, 2026. The NGL revenue increased as a result of a 128% increase in production volumes sold, resulting in $0.9 million in revenue partially offset by a $1.86 per barrel price decrease that reduced revenue by $0.1 million.

Surface Use Revenue

Surface use revenue decreased by $0.3 million, or 6%, to $4.8 million for the three months ended March 31, 2026, as compared to $5.1 million for the three months ended March 31, 2025. The decrease was attributable to a $2.0 million decline in surface usage governed through SUAs partially offset by increased produced water gathering and injection volumes on our properties which resulted in $1.7 million of higher revenues during the three months ended March 31, 2026, as compared to the three months ended March 31, 2025.

Other surface and land resources revenue

Other surface and land resources revenue decreased by $0.1 million, or 7%, to $1.4 million for the three months ended March 31, 2026, as compared to $1.5 million for the three months ended March 31, 2025. The gross realized prices on sand extracted and shipped from our land decreased 3% to $17.78 per ton for the three months ended March 31, 2026 as compared to $18.32 per ton for the three months ended March 31, 2025. Sand volumes extracted and shipped from our land decreased 19% which, together with lower realized sand prices, contributed to a $0.3 million decrease in other surface and land resources revenue. This decline was partially offset by a $0.2 million increase in freshwater sales.

Change in Fair Value of Digital Assets

Change in fair value of digital assets decreased by $0.1 million, or 100%. The change in fair value of digital assets resulted in a loss of $0.2 million for the three months ended March 31, 2026, as compared to a loss of $0.1 million for the three months ended March 31, 2025. The change was primarily driven by fluctuations in Bitcoin indexed pricing as reported on Coinbase at 23:59:59 coordinated universal time.

Production and Ad Valorem Taxes

Production and ad valorem tax expenses increased by $0.9 million, or 150%, to $1.5 million for the three months ended March 31, 2026, as compared to $0.6 million for the three months ended March 31, 2025. Taxes are based, among other factors, on property values driven by prior year commodity prices. Oil prices decreased for the year ended December 31, 2025, as compared to the year ended December 31, 2024; however, increased production volumes from the Hilcorp Acquisition accounted for $0.3 million of the increase in production and ad valorem taxes during 2026. The remaining $0.6 million increase was primarily attributable to continued increased drilling and property development during the three months ended March 31, 2026.

General and Administrative

General and administrative expenses increased by $0.4 million, or 80%, to $0.9 million for the three months ended March 31, 2026, as compared to $0.5 million for the three months ended March 31, 2025. These expenses consist of allocations from Blackbeard for corporate support services, including accounting, engineering, human resources, executive management, information technology, field operations support and other administrative functions. Blackbeard allocates these costs on the basis of revenues. Our growing share of Blackbeard’s revenue base, inclusive of the Hilcorp Acquisition, resulted in the additional $0.4 million of allocated general and administrative expenses.

Transaction Costs

Transaction costs were $1.2 million for the three months ended March 31, 2026. These costs are legal, tax and accounting advisory fees initially incurred in connection with a previously contemplated initial public offering which we are no longer pursuing. There were no transaction costs for the three months ended March 31, 2025.

Other Operating Expenses

Other operating expenses remained relatively consistent for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expenses increased by $1.7 million, or 68%, to $4.2 million for the three months ended March 31, 2026, as compared to $2.5 million for the three months ended March 31, 2025. The increase was primarily attributable to a 117% increase in production as a result of the Hilcorp Acquisition and operational growth. The increase was partially offset by a lower depletion rate of $9.26 per boe for the three months ended March 31, 2026, as compared to $12.09 per boe for the year ended March 31, 2025, resulting from an increase in our reserves estimates used in the unit-of-production calculation primarily as a result of the uplift in reserves resulting from Blackbeard’s continued development.

Interest Expense, Net

Interest expense, net increased by $0.4 million, or 100%, to $0.8 million for the three months ended March 31, 2026, as compared to $0.4 million the three months ended March 31, 2025 primarily due to the Comerica Term Loan which was drawn after March 31, 2025 and resulted in $0.3 million of interest expense. The remaining $0.1 million increase is related to additional interest expense allocated from Blackbeard Holdings after the Hilcorp Acquisition.

Income Tax Expense

Income tax expense remained relatively consistent for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Oil and Natural Gas Royalties

Our oil and natural gas royalty revenue is a function of oil, natural gas and NGLs production volumes sold and average prices received for those volumes. Oil and natural gas royalties increased by $23.6 million, or 86%, to $51.1 million for the year ended December 31, 2025, as compared to $27.5 million for the year ended December 31, 2024 primarily resulting from the Hilcorp Acquisition which closed on May 30, 2025, which contributed an additional 0.3 million Mboe and accounted for $11.6 million of the increase in revenue. The remaining $12.0 million increase in revenue was attributable to higher production volumes resulting from new wells placed into service during 2025. These volume-driven increases were partially offset by lower average realized commodity prices, as reflected in the table above.

Oil revenue increased as a result of a 121% increase in production volumes sold, generating $25.4 million in additional revenue, partially offset by an $11.37 per barrel decrease in oil prices, which reduced revenue by $3.8 million. Natural gas revenue increased as a result of a 61% increase in natural gas volumes sold, contributing $0.4 million in additional revenue, while the $0.28 per Mcf increase in natural gas prices contributed $0.3 million in higher revenue. The NGL revenue increased as a result of a 68% increase in production volumes sold, resulting in $1.5 million in additional revenue, partially offset by a $1.49 per barrel price decline, which reduced revenue by $0.2 million.

Surface Use Revenue

Surface use revenue increased by $8.5 million, or 91%, to $17.8 million for the year ended December 31, 2025, as compared to $9.3 million for the year ended December 31, 2024. The increase was primarily attributable to increased surface usage governed through SUAs of $7.0 million, of which $2.9 million is related to one-time surface use payments for discrete, defined, non-exclusive surface use rights. Additionally, increased produced water injection volumes on our properties resulted in approximately $1.5 million higher revenues during the year ended December 31, 2025, as compared to the year ended December 31, 2024.

Other surface and land resources revenue

Other surface and land resources revenue increased by $0.1 million, or 2%, to $6.4 million for the year ended December 31, 2025, as compared to $6.3 million for the year ended December 31, 2024. The increase was driven by a $0.3 million in increased freshwater sales due to higher water demand and a $0.3 million increase in revenue generated from use of the electrical substation on our land. These increases were partially offset by a $0.3 million decrease in resource royalties revenue, attributable to an 18% decline in gross realized sand prices to $18.24 per ton for year ended December 31, 2025 as compared to $22.28 per ton for the year ended December 31, 2024. Sand volumes extracted and shipped from our land increased 12%, partially offsetting the unfavorable impacts of the drop in prices. There was a decrease in third-party resource royalties, resulting from one customer becoming a related party in late 2024. In addition, the increase was further offset by a $0.1 million decrease in cryptocurrency mining revenue related to Bitcoin and a $0.1 million decrease in rental and ranching income associated with various surface leases.

Change in Fair Value of Digital Assets

Change in fair value of digital assets decreased by $0.6 million, or 150%. The change in fair value of digital assets resulted in a loss of $0.2 million for the year ended December 31, 2025, as compared to a gain of $0.4 million for the year ended December 31, 2024. The change in fair value was primarily attributable to fluctuations in Bitcoin indexed pricing as reported on Coinbase at 23:59:59 coordinated universal time.

Production and Ad Valorem Taxes

Production and ad valorem tax expenses increased by $1.1 million, or 52%, to $3.2 million for the year ended December 31, 2025, as compared to $2.1 million for the year ended December 31, 2024. Taxes are based, among other factors, on property values driven by prior year commodity prices. Commodity prices decreased for the year ended December 31, 2024, as compared to the year ended December 31, 2023; however, increased production volumes from the Hilcorp Acquisition accounted for $0.8 million of the increase in production and ad valorem taxes during 2025. The remaining $0.3 million increase was attributable primarily to increased drilling and property development during the year ended December 31, 2025.

General and Administrative

General and administrative expenses increased by $1.9 million, or 112%, to $3.6 million for the year ended December 31, 2025, as compared to $1.7 million for the year ended December 31, 2024. These expenses consist of allocations from Blackbeard for corporate support services, including accounting, engineering, human resources, executive management, information technology, field operations support and other administrative functions. Blackbeard allocates these costs on the basis of revenues. Our growing share of Blackbeard’s revenue base, inclusive of the Hilcorp Acquisition, resulted in an additional $1.4 million of allocated general and administrative expenses. The remaining $0.5 million increase was attributable to a higher ratio of Blackbeard’s general and administrative expenses to revenue.

Transaction Costs

Transaction costs were $4.5 million for the year ended December 31, 2025. These costs are legal, tax and accounting advisory fees initially incurred in connection with a previously contemplated initial public offering which we are no longer pursuing. There were no transaction costs for the year ended December 31, 2024.

Other Operating Expenses

Other operating expenses remained relatively consistent for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expenses increased by $3.2 million, or 30%, to $13.9 million for the year ended December 31, 2025, as compared to $10.7 million for the year ended December 31, 2024. The increase was primarily attributable to a 93% increase in production as a result of the Hilcorp Acquisition and operational growth as described above, for the year ended December 31, 2025, as compared to the year ended December 31, 2024. The increase was offset by a lower depletion rate of $10.78 per boe for the year ended December 31, 2025, as compared to $15.94 per boe for the year ended December 31, 2024, resulting from an increase in our reserves estimates used in the unit-of-production calculation, primarily due to Blackbeard’s continued development.

Interest Expense, Net

Interest expense, net increased by $1.1 million, or 61%, to $2.9 million for the year ended December 31, 2025, as compared to $1.8 million the year ended December 31, 2024 primarily due to the entry into the Comerica Revolving Credit Facility and Comerica Term Loan on May 30, 2025, which resulted in $0.1 million and $0.9 million of interest expense, respectively.

Income Tax Expense

Income tax expense increased by $0.2 million, or 100%, to $0.4 million for the year ended December 31, 2025, as compared to $0.2 million for the year ended December 31, 2024 due to increased total revenues, a percentage of which were subject to the Texas margin tax.

Non-GAAP Financial Measures

We use certain non-GAAP measures to assess the financial performance of our assets. These non-GAAP financial measures are supplemental measures of our performance that we believe help investors understand our operating results. Additionally, these measures are often used by analysts and other interested parties to evaluate companies in our industry. We believe these non-GAAP financial measures, in addition to the corresponding GAAP financial measure, are important supplemental measures that exclude non-cash or other items that may not be indicative of, or are unrelated to, our core operating results and the overall health of our business.

These measures are not prepared in accordance with GAAP and may be different from the non-GAAP measures used by other companies. These non-GAAP measures are provided in addition to, and should not be considered a substitute for, or superior to, any performance measure derived in accordance with GAAP. Further, these measures have limitations as analytical tools and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to shareholders or service indebtedness. We define Adjusted EBITDA as net income before interest; income taxes; depreciation, depletion and amortization; change in fair value of digital assets; non-cash consideration of digital assets and other gain/loss. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
	(unaudited, in thousands)
Net income	$16,534	$46,396
Adjustments:
Depreciation, depletion and amortization	4,161	13,895
Interest expense, net	848	2,909
Income tax expense(1)	134	394
Change in fair value of digital assets	233	197
Non-cash consideration of digital assets(2)	38	(251)
Other loss (gain)	4	(115)
Transaction costs	1,212	4,492
Adjusted EBITDA	$23,164	$67,917
Adjusted EBITDA Margin	91%	90%

____________

(1)      Income tax expense reflects impacts of the Texas margin tax.

(2)      Digital assets are recorded as other surface and land resources revenue as non-cash consideration of digital assets.

Free Cash Flow and Free Cash Flow Margin

Free Cash Flow and Free Cash Flow Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less acquisitions, including deposits and investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

Management believes Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance and subsequently, the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of net cash provided by operating activities as determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin for the periods indicated.

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
	(unaudited, in thousands)
Net cash provided by operating activities	$17,052	$57,682
Adjustments:
Acquisitions, including deposits	(500)	—
Capital expenditures	(101)	(302)
Free Cash Flow	$16,451	$57,380
Free Cash Flow Margin	65%	76%

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future cash flows of estimated proved reserves as calculated in our reserve reports using a discount rate of 10%. This amount includes projected revenues and estimated production costs. The amount does not include any future development or abandonment costs because our interests are limited to mineral and royalty interests. Thus, we do not incur capital or abandonment expenditures related to the development of proved reserves.

Unlike PV-10, standardized measure takes into account future income tax expense. Historically, we have not been subject to entity level taxes since Blackbeard is a limited liability company. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. We believe that the presentation of PV-10 is relevant and useful because it presents the discounted future net cash flows attributable to reserves prior to taking into account future income taxes. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific income tax characteristics of such entities. Investors should be cautioned that neither PV-10 nor standardized measure represent an estimate of the fair market value of proved reserve. See “Information about US Land Guild — Oil, Natural Gas and NGLs Data — PV-10” for reconciliation of PV-10 to standardized measure, its most directly comparable GAAP financial measure. For more information regarding our presentation of standardized measure, see “Note 12 — Supplemental Oil and Natural Gas Disclosures (Unaudited)” to the combined financial statements included elsewhere in this proxy statement/prospectus.

The following table sets forth estimates of our net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 based on SEC pricing.

December 31, 2025
Estimated proved developed reserves:
Oil (MBbls)	4,406
Natural gas (MMcf)	13,167
NGLs (MBbls)	1,657
Total (MBoe)	8,258
Standardized Measure (millions)	$175
PV-10 (millions)	$176
Estimated proved undeveloped reserves:
Oil (MBbls)	2,389
Natural gas (MMcf)	5,294
NGLs (MBbls)	741
Total (MBoe)	4,012
Standardized Measure (millions)	$80
PV-10 (millions)	$81
Estimated proved reserves:
Oil (MBbls)	6,795
Natural gas (MMcf)	18,461
NGLs (MBbls)	2,398
Total (MBoe)	12,270
Standardized Measure (millions)	$255
PV-10 (millions)	$257

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been capital contributions from Blackbeard, cash flows from operating activities and borrowings under the credit facility. Following the completion of the Business Combination, we expect our primary sources of liquidity will be cash flows from operating activities and, if required, proceeds from borrowings under the revolving credit facility. Further, we expect our primary liquidity and capital requirements will be for our operating expenses, the payment of dividends to our shareholders, if any, servicing of our debt, general company needs and investing in our business, including the potential acquisition of additional surface acreage and mineral and royalty interests. Future sources of liquidity may also include issuances of debt or equity securities.

We believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable short- and long-term future through cash on hand, cash flows from our operating activities, borrowings under the JPM Credit Facility, and access to capital markets. Although we believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable future through cash on hand, cash flows from our operating activities and access to capital markets, we may choose to use borrowings under our debt instruments to finance our operating and investing activities. See “— Debt Instruments.”

As an owner of surface acreage and mineral and royalty interests, we incur the initial cost to acquire our interests but thereafter do not incur any development or maintenance capital expenditures, which are borne entirely by our operators and customers on our land. As a result, our only capital expenditures are related to other property and equipment, such as the development of digital asset infrastructure. In the future, we may incur capital expenditures to acquire additional surface acreage and mineral and royalty interests. The amount and allocation of future acquisition-related capital expenditures will depend upon a number of factors, including the number and size of acquisition opportunities, our cash flows from operating, investing and financing activities and our ability to integrate acquisitions. We periodically assess changes in current and projected cash flows, acquisition and divestiture activities, and other factors to determine the effects on our liquidity. Our ability to generate cash is subject to several factors, some of which are beyond our control, including commodity prices, our operators and customers activities on our land, including the development and production of wells, and general economic, financial, legislative, regulatory and other factors. If we require additional capital for acquisitions or other reasons, we may raise such capital through borrowings under our debt instruments, asset sales, offerings of equity and debt securities or other means. If we are unable to obtain funds needed or on acceptable terms, we may not be able to complete acquisitions that are favorable to us.

As of March 31, 2026, we had $17.1 million of total debt outstanding and $5.1 million of cash and cash equivalents. As of December 31, 2025, we had $17.9 million of total debt outstanding and $1.1 million of cash and cash equivalents.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by operating activities	$17,052	$11,105	$57,682	$32,071
Net cash used in investing activities	(601)	—	(302)	(436)
Net cash used in financing activities	(12,472)	(13,279)	(59,574)	(29,360)
Net increase (decrease) in cash and cash equivalents	$3,979	$(2,174)	$(2,194)	$2,275

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $6.0 million, or 54%, to $17.1 million for the three months ended March 31, 2026, as compared to $11.1 million for the three months ended March 31, 2025. Cash flow from operations is primarily driven by the level of our income-generating activities and the timing of cash payments related to our operating assets and liabilities. Net income excluding non-cash activities was $21.0 million for the three months ended March 31, 2026 compared to $14.2 million for the three months ended March 31, 2025, which contributed to a $6.8 million net increase in cash provided by operating activities. This increase was primarily driven by higher income from oil, natural gas, and NGLs resulting from Hilcorp Acquisition and higher production volumes. See “— Results of Operations” above for further discussion of changes in our income and expenses.

Changes in our operating assets and liabilities resulted in a $0.8 million decrease in net cash provided by operating activities. The key drivers include a $1.2 million decrease due to timing differences in net payables and receivables balances offset by a $0.4 million increase due to upfront payments received in 2026 for exclusive surface utilization under lease arrangements.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $0.6 million to $0.6 million for the three months ended March 31, 2026, as compared to no investing activities for the three months ended March 31, 2025. The increase was driven by $0.5 million as a result of a deposit related to the Ranch Acquisition along with $0.1 million attributable to higher investment in other property and equipment.

Net Cash Used in Financing Activities

Prior to the Business Combination, most of our predecessor’s cash flow was advanced through Blackbeard’s centralized cash management system. Net cash used in financing activities decreased by $0.8 million, or 6%, to $12.5 million for the three months ended March 31, 2026, as compared to $13.3 million for the three months ended March 31, 2025. The decreased was primarily driven by a reduction of net transfers to Blackbeard Holdings of $2.1 million offset by $0.7 million in repayments of Comerica Credit Facilities which was drawn after March 31, 2025 and $0.6 million related to payments of deferred offering costs of a previously contemplated initial public offering which we are no longer pursuing. Transfers of cash to and from Blackbeard Holdings are reflected as a component of net parent investment.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $25.6 million, or 80%, to $57.7 million for the year ended December 31, 2025, as compared to $32.1 million for the year ended December 31, 2024. Cash flow from operations is primarily driven by the level of our income-generating activities and the timing of cash payments related to our operating assets and liabilities. Net income excluding non-cash activities was $60.2 million in 2025 compared to $36.5 million in 2024, which contributed to a $23.7 million net increase in cash provided by operating activities. This increase was primarily driven by higher income from oil, natural gas, and NGLs resulting from Hilcorp Acquisition and increased production from new wells placed into service during 2025, as well as increased surface use activities. See “— Results of Operations” above for further discussion of changes in our income and expenses.

Changes in our operating assets and liabilities resulted in a $1.9 million increase in net cash provided by operating activities. The key drivers include an increase of $0.8 million in ad valorem tax payable due to higher 2025 balances, as compared to 2024, from acquisitions of additional NRAs and surface acres and a lower 2024 balance reflecting the lagged impact of 2023 commodity price declines on tax assessments and payment timing. Additionally, $0.7 million of the increase is driven by upfront payments received in 2025 for exclusive surface utilization under lease arrangements. The remaining net $0.4 million increase is due to timing differences in net payables and receivables balances as well as an increase in income tax payable due to higher revenues.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased by $0.1 million to $0.3 million for the year ended December 31, 2025, as compared to $0.4 million for the year ended December 31, 2024. The decrease was driven by $0.1 million attributable to lower investment in other property and equipment.

Net Cash Used in Financing Activities

Prior to the Business Combination, most of our predecessor’s cash flow was advanced through Blackbeard’s centralized cash management system. Net cash used in financing activities increased by $30.2 million, to $59.6 million for the year ended December 31, 2025, as compared to $29.4 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in cash transfers to Blackbeard Holdings of $45.5 million, $2.1 million related to payments of deferred offering costs of a previously contemplated initial public offering which we are no longer pursuing and $0.5 million in payments of debt issuance costs offset by $17.9 million in net cash provided by borrowing and repayments on the Comerica Credit Facilities which was drawn after March 31, 2025.

Debt Instruments

JPM Credit Facility

On June 1, 2026, we entered into the JPM Credit Agreement. The JPM Credit Agreement provides for the JPM Revolving Credit Facility in the maximum aggregate revolving commitment amount of $250.0 million. The JPM Revolving Credit Facility matures on May 30, 2031. The JPM Credit Agreement is secured by our property and equipment and requires us to maintain certain leverage and liquidity ratios. As of July 22, 2026, we had total outstanding borrowings of $98.0 million under the JPM Revolving Credit Facility and had incurred bank fees of $2.9 million.

In connection with Closing, it is expected that, if the required lender consents are obtained, the JPM Credit Facility will be amended (or replaced) to provide that a subsidiary of New PBT will be the new borrower thereunder. However, no guarantee can be made as to whether such consents will be obtained. If such consents are not obtained, the indebtedness outstanding under the JPM Credit Facility is instead expected to be paid off in full at Closing pursuant to one or more payoff letters.

Comerica Credit Facility

On May 30, 2025, we entered into the Comerica Credit Agreement. The Comerica Credit Agreement provided for the Comerica Revolving Credit Facility in the maximum amount of $10.0 million and the Comerica Term Loan in the amount of $20.0 million. The Comerica Revolving Credit Facility was to mature on May 30, 2030. The Comerica Term Loan required quarterly payments with final maturity on May 30, 2030. As of March 31, 2026, the Comerica Term Loan incurred interest at a rate of 6.5%, and there were not outstanding borrowings under the Comerica Revolving Credit Facility. As of December 31, 2025, the Comerica Term Loan incurred interest at a rate of 6.6%, and there were no outstanding borrowings under the Comerica Revolving Credit Facility. The Comerica Credit Agreement was secured by our property and equipment and requires us to maintain certain leverage and debt service coverage ratios.

Using the borrowings under the JPM Credit Agreement and cash on hand, on June 1, 2026, we settled the outstanding debt under the Comerica Credit Agreement and terminated the Comerica Credit Agreement in connection therewith.

Contractual Obligations

As of March 31, 2026, we had total debt outstanding under our Comerica Term Loan of $17.1 million, including $2.8 million classified as current, with interest accruing 6.5% per annum. As of December 31, 2025, we had total debt outstanding under our Comerica Term Loan of $17.9 million, including $2.8 million classified as current, with interest accruing at 6.6% per annum.

Off Balance Sheet Arrangements

We currently have no material off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our predecessor’s audited combined financial statements and unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus, which have been prepared in accordance with GAAP. The preparation of our predecessor’s audited combined financial statements and unaudited condensed combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We consider our critical accounting estimates those that require subjectivity and that could inherently influence our financial result based on changes in those estimates. See Note 3 — Summary of Significant Accounting Policies to the audited combined financial statements included elsewhere in this proxy statement/prospectus for additional information regarding these accounting policies.

Method of Accounting for Oil and Natural Gas Properties

We follow the successful efforts method of accounting for our oil and natural gas properties. Under this method, costs to acquire mineral and royalty interests in oil and natural gas properties are capitalized when incurred.

Costs of proved oil and natural gas properties are depleted on a basin-wide basis utilizing the units-of production method using total proved reserves. Costs of unproved oil and natural gas properties are not subject to depletion. These costs are transferred into costs subject to depletion on an ongoing basis as wells are completed and as proved reserves are established or confirmed.

Impairment of Proved Oil and Natural Gas Interests

The fair value of proved reserves is used for impairment purposes, which is evaluated whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Fair value of proved reserves is determined primarily by discounted cash flows, supported by available market valuations, if applicable. Significant inputs and assumptions to the valuation of proved oil and natural gas interests include estimates of reserves, future production volumes, future commodity prices and a market-based weighted average cost of capital rate.

Oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates and their associated future net cash flows were prepared by CG&A, our independent reserve engineers, as of December 31, 2025 and 2024. The process of estimating oil and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. Significant inputs included in the calculation of future net cash flows include anticipated production of proved reserves and other relevant data. The data for a given property may also change substantially over time as a result of numerous factors, including evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time, and reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future net cash flows and result in impairment of assets that may be material. No impairments were recorded on our proved oil and natural gas properties for the three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties are earned on oil and natural gas mineral interests owned by us. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers.

The oil and natural gas royalties we receive are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

We accrue oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market. Volume estimates are based upon historical actual data, which is compared to engineering estimates. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Recently Issued Accounting Pronouncements

For a summary of recently issued accounting pronouncements, see Note 3 — Summary of Significant Accounting Policies to the audited combined financial statements and unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks, including the effects of adverse changes in commodity prices, counterparty and customer credit risks and interest rate risks as described below. The primary objective of the following information is to provide quantitative and qualitative information about our potential exposure to market risks. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Commodity Price Risks

One of our major market risk exposures is in the pricing applicable to the oil, natural gas and NGLs production from, or serviced on, our surface acreage. The market for the use of our surface acreage and its resources is indirectly exposed to fluctuations in the price of oil, natural gas and NGLs, to the extent such fluctuations impact drilling, completion and production activity levels and thus impact the activity levels of our customers, including our E&P operators, in the E&P and oilfield services industries. The prices that our E&P operators receive for production depend on many factors outside of our or their control. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to our natural gas production. Pricing for oil, natural gas and NGLs production has been volatile historically, and we expect this volatility to continue in the future. We are also directly exposed to these risks with respect to revenues we receive from our mineral and royalty interests.

During the past five years, the Henry Hub spot market price for natural gas has ranged from a low of $1.21 per MMbtu in November 2024 to a high of $30.72 per MMbtu in January 2026. The posted price for WTI has ranged from a low of $55.44 per barrel in December 2025 to a high of $123.64 per barrel in March 2022. As of March 31, 2026, the Henry Hub spot market price of natural gas was $2.88 per MMbtu and the posted price for oil was $102.86 per barrel. As of December 31, 2025, the Henry Hub spot market price of natural gas was $4.00 per MMbtu and the posted price for oil was $57.26 per barrel.

A $1.00 per Bbl change in our realized oil price would have resulted in a $0.3 million change in our oil revenues for the three months ended March 31, 2026. A $0.10 per mcf change in our realized natural gas price would have less than a $0.1 million impact to our natural gas revenues for the three months ended March 31, 2026. A $1.00 per Bbl change in NGLs prices would have resulted in a $0.1 million change in our NGLs revenues for the year ended March 31, 2026. Royalties on oil, natural gas and NGL sales contributed 93%, (1)% and 8%, respectively, of our oil and natural gas revenues for the three months ended March 31, 2026.

A $1.00 per Bbl change in our realized oil price would have resulted in a $0.7 million change in our oil revenues for the year ended December 31, 2025. A $0.10 per mcf change in our realized natural gas price would have resulted in a $0.2 million change in our natural gas revenues for the year ended December 31, 2025. A $1.00 per Bbl change in NGLs prices would have resulted in a $0.2 million change in our NGLs revenues for the year ended December 31, 2025. Royalties on oil, natural gas and NGL sales contributed 91%, 2% and 7%, respectively, of our oil and natural gas revenues for the year ended December 31, 2025.

Counterparty and Customer Credit Risks

We are subject to risks of loss resulting from nonpayment or nonperformance by our counterparties and customers of their contractual obligations. Our principal exposure to credit risk is through receivables generated by the activities of customers on our land and the production activities of our E&P operators. The inability or failure of our significant customers, including our E&P operators, to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. We examine the creditworthiness of any counterparty and customer and monitor our exposure to such counterparties and customers through credit analysis and monitoring procedures, including reviewing credit ratings, financial statements and payment history. For the three months ended March 31, 2026 and 2025, Blackbeard accounted for approximately 91% and 92% of our total revenue, respectively. For the three months ended March 31, 2026 and 2025, there were no other customers that represented 10% or more of our total revenue. For the years ended December 31, 2025 and 2024, Blackbeard accounted for approximately 91% and 87%, respectively, of our total revenue. For the years ended December 31, 2025 and 2024, there were no other customers that represented 10% or more of our total revenue. However, we believe that the credit risk associated with our counterparties and customers is acceptable.

Interest Rate Risks

Our ability to borrow and the rates offered by lenders can be adversely affected by deterioration in the credit markets and/or deterioration of our credit profile rating.

As of March 31, 2026, we had $17.1 million of outstanding borrowings under our Comerica Term Loan. The interest rate on the borrowings outstanding as of March 31, 2026 was 6.5%. Assuming no change in the amount outstanding, the impact on interest expense of a 1.0% increase or decrease in the interest rate would be $0.2 million per year.

As of December 31, 2025, we had $17.9 million of outstanding borrowings under our Comerica Term Loan. The interest rate on the borrowings outstanding as of December 31, 2025 was 6.6%. Assuming no change in the amount outstanding, the impact on interest expense of a 1.0% increase or decrease in the interest rate would be $0.2 million per year.

Additionally, Blackbeard’s debt has been partially collateralized by our assets and as a result, interest expense has been allocated to us based on the relative value of our oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. For the three months ended March 31, 2026, the average interest rate on the borrowings outstanding under Blackbeard Holdings’ debt that was collateralized by our assets was 7.3%. Assuming no additional borrowings from Blackbeard, the impact on interest expense of a 1.0% increase or decrease in the allocated interest rate would be $0.3 million per year. For the year ended December 31, 2025, the average interest rate on the borrowings outstanding under Blackbeard Holdings’ debt that was collateralized by our assets was 7.8%. Assuming no additional borrowings from Blackbeard, the impact on interest expense of a 1.0% increase or decrease in the allocated interest rate would be $0.3 million per year.

Market Risks

Demand for the use of land and resources is largely dependent upon the level of activity in the energy industry in the Permian Basin, specifically in the CBP. These activity levels are influenced by numerous factors over which we have no control, including: the supply of and demand for oil, natural gas and NGLs; the level of prices and expectations about future prices of oil, natural gas and NGLs; the cost of exploring for, developing, producing and delivering oil, natural gas and NGLs; the expected rates of declining current production; the discovery rates of new reserves; available pipeline, rail and other transportation capacity; weather conditions; domestic and worldwide economic conditions; political activity domestically and in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the price and availability of alternative fuels; technological advancements in the production of alternative energy; the ability of energy companies to raise equity capital and debt financing; and merger and divestiture activity among energy companies.

The level of U.S. energy production, including oil, natural gas and NGLs development activity, is volatile. Any prolonged and substantial reduction in oil, natural gas and NGLs prices would likely affect development and production activity levels and therefore affect demand for oil, natural gas and NGLs and the use of our land and its resources and amounts we receive for production on our mineral and royalty interests. A material decline in energy, including oil, natural gas and NGLs prices, or Permian Basin, specifically CBP, activity levels could have an adverse effect on our results of operations, cash flows and financial position.

INFORMATION ABOUT THE TRUST

The Trust is an express trust created under the laws of the State of Texas by the Permian Basin Royalty Trust Indenture entered into on November 3, 1980, between Southland Royalty Company and The First National Bank of Fort Worth, as Trustee. Argent Trust Company, a Tennessee chartered trust company, is the current Trustee of the Trust. The net overriding royalties conveyed to the Trust include (1) a 75% net overriding royalty in Southland Royalty Company’s fee mineral interest in the Waddell Ranch in Crane County, Texas and (2) a 95% net overriding royalty carved out of Southland Royalty Company’s major producing royalty properties in Texas. The net overriding royalty for the Texas Royalty properties is subject to the provisions of the lease agreements under which such royalties were created.

The information contained in the Trust’s most recent Annual Report on Form 10-K (as amended) is incorporated herein by reference. See “Where You Can Find More Information” in this proxy statement/prospectus. Notwithstanding the incorporation by reference of Trust filings and business and financial information hereby, neither the Trust nor the Trustee are making a solicitation in this proxy statement/prospectus, nor are they offering any securities in this proxy statement/prospectus.

THE BUSINESS COMBINATION

The Parties to the Business Combination

PBT Land and Minerals, Inc.

New PBT is a wholly owned subsidiary of SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units. SoftVest, L.P. created New PBT to facilitate the Business Combination, the Rights Offering and the Blackbeard and Greybeard Subscription; SoftVest, L.P. will transfer full ownership of New PBT to the Trust before the Business Combination is completed. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination, the Combination Agreement, the Rights Offering, the Backstop Commitment and the Blackbeard and Greybeard Subscription.

New PBT was incorporated in the State of Texas on June 18, 2026. New PBT’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Sub, Inc.

New PBT Sub is a wholly owned subsidiary of New PBT. New PBT Sub was formed solely for the purpose of completing the Business Combination. New PBT Sub has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

New PBT Sub was incorporated in the State of Texas on June 25, 2026. New PBT Sub’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Land and Minerals OpCo, LLC

OpCo is a wholly owned subsidiary of New PBT. OpCo was formed solely for the purpose of completing the Business Combination. OpCo has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

OpCo was formed in the State of Texas on June 25, 2026. OpCo’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

Blackbeard Holdings, LLC

Blackbeard Holdings is a privately held energy company with headquarters located in Fort Worth, Texas. Blackbeard Holdings’ extensive and diversified resource portfolio is strategically positioned to effectively address the current and future demands of the energy sector. Since its establishment, Blackbeard Holdings’ primary focus has been on the acquisition, optimization, and development of low-risk, producing energy properties. As a result, Blackbeard Holdings has cultivated a high-margin business marked by diversified assets, a robust balance sheet, attractive reinvestment opportunities, and a corporate culture that places significant emphasis on environmental stewardship and servant leadership.

Blackbeard Holdings was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Holdings’ principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107, its telephone number is (432) 242-0050 and its website is https://www.blackbeardoperating.com.

Greybeard Energy, LLC

Greybeard Energy is an affiliate of Blackbeard Holdings and holds 2,300 NRAs located in the Permian Basin in West Texas that will be contributed to New PBT in connection with the Business Combination.

Greybeard Energy was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Greybeard Energy’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Blackbeard Security Holdings, LLC

Blackbeard Security is an affiliate of Blackbeard Holdings. Blackbeard Security was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Security’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Permian Basin Royalty Trust

The Trust is an express trust created under the laws of the State of Texas by the Trust Indenture, initially entered into on November 1, 1980, between the Settlor and The First National Bank of Fort Worth, as trustee. Argent Trust Company, a Tennessee chartered trust company, is the current Trustee of the Trust.

At the inception of the Trust, the Settlor conveyed to the initial trustee, to hold on behalf of the Trust beneficiaries, net overriding royalty interests consisting of: (1) a 75% net overriding royalty interest carved out of the Settlor’s fee mineral interests in the Waddell Ranch Properties in Crane County, Texas, and (2) a 95% net overriding royalty interest carved out of the Settlor’s major producing royalty properties in Texas. Blackbeard Operating is the operator of the Waddell Ranch Properties.

The Waddell Ranch Interests are derived from participating minerals and are burdened by all the production costs associated with production; as such, they function more like a net profits interest. The Texas Royalty Interests are derived from various royalty and mineral interests that are not burdened by production costs. The Waddell Ranch Interests represent most of the value of the Trust.

The principal office of the Trust is located at 3838 Oak Lawn Ave, Suite 1720, Dallas, Texas 75219 (telephone number (855) 588-7839). Neither the Trust nor the Trustee is a party to the Combination Agreement, nor are they (i) making any solicitation or recommendation to Unitholders with respect to the Business Combination or the Combination Agreement, or (ii) offering any securities hereby.

Background of the Trust and the Business Combination

Pursuant to the Trust Indenture, the purposes of the Trust are to (a) convert the Trust Interests to cash either by (1) retaining them and collecting the proceeds from production until production has ceased or the Trust Interests have otherwise terminated or (2) selling or otherwise disposing of the Trust Interests (within the limits stated in the Trust Indenture) and (b) distribute such cash, net of amounts for payment of liabilities of the Trust, to Unitholders pro rata. Per the Trust Indenture, the Trust was intended to be limited to the receipt of revenues attributable to the Trust Interests and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, to Unitholders.

The function of the Trustee is to collect the income attributable to the Trust Interests, to pay all expenses and charges of the Trust, and then to distribute the remaining available income to Unitholders. The Trust is not empowered to carry on any business activity and has no employees; all administrative functions are performed by the Trustee.

The terms of the Trust Indenture provide that the Trustee shall not, in its capacity as trustee of the Trust, engage in any business or commercial activity of any kind whatsoever and shall not, under any circumstances, use any portion of the Trust estate to acquire any oil and gas lease, royalty or other mineral interest other than the Trust Interests, or, subject to limited exceptions, acquire any other asset. The Trustee is also not permitted to accept contributions to the Trust other than the Trust Interests.

From time to time SoftVest has engaged with the Trustee, investors and other industry participants (including Blackbeard and Blackbeard Operating, the operator of the Waddell Ranch Properties) to better understand current developments, the economic potential of the Waddell Ranch Properties and opportunities to create value for Unitholders.

In April 2024, SoftVest and Blackbeard Holdings entered into a one-year confidentiality agreement, and held discussions from time to time about the Trust’s business and potential strategic opportunities involving the Trust and Blackbeard. Such opportunities included, among others, (a) restructuring the Waddell Ranch Interests (which are burdened by Production Costs) in certain tracts held by Blackbeard within the Waddell Ranch into a traditional oil and gas mineral royalty that is not burdened by production costs covering the majority of the tracts owned by Blackbeard within the Waddell Ranch, and potentially seeking an interest in royalties generated by the surface estate associated with the Waddell Ranch Properties; and (b) potential partnership opportunities between the Trust and Blackbeard to participate in the monetization of the knowledge and expertise gained by Blackbeard in operating the Trust’s properties.

From the Trust’s inception, the Trust Indenture contained super-majority voting requirements (the “Super-Majority Requirements”) to amend certain provisions of the Trust Indenture that, combined with the provisions on the Trust’s permitted activities, severely limited Unitholders’ ability to maximize value on their investment in the Trust Units. By way of example, without a super-majority vote, the Trust could not (a) effect the conversion of the Trust into a corporation, (b) engage in various potential strategic transactions or (c) effect the sale of the Trust Interests, even if the Trust received a financially attractive third-party proposal. SoftVest came to recognize that the Super-Majority Requirements effectively impeded any of these options since it was advised that achieving a super-majority vote was practically impossible given the disperse ownership of Unitholders and historical lack of participation by Unitholders at special meetings.

On October 10, 2025, SoftVest filed a Schedule 13D with the SEC disclosing its intent to take reasonable steps to request that the Trustee call a special meeting (the “2025 Special Meeting”) of Unitholders to consider and vote on a non-binding proposal (the “Reformation Proposal”) in support of SoftVest or another appropriate party taking appropriate actions to effect a judicial reformation of the Trust Indenture to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by Unitholders at a special meeting at which a quorum is present (the “Indenture Reformation”).

The 2025 Special Meeting was held on December 16, 2025. A quorum was present and over 98.5% of the votes cast approved the Reformation Proposal.

On December 26, 2025, SoftVest, L.P., as beneficiary of the Trust, filed an Original Petition for Modification of Trust (the “Reformation Petition”) in the District Court of Tarrant County, Texas, seeking to effect the Indenture Reformation.

On February 4, 2026, representatives of SoftVest and Blackbeard met and discussed, among other things, the possibility of restructuring the Waddell Ranch Interests in certain tracts held by Blackbeard within the Waddell Ranch into a traditional oil and gas mineral royalty that is not burdened by Production Costs.

On or about February 10, 2026, SoftVest and Blackbeard entered into a new confidentiality agreement to further discussions between the parties about a potential strategic transaction between Blackbeard and the Trust.

On March 10, 2026, SoftVest engaged Stephens to act as exclusive financial advisor to SoftVest in connection with the potential conversion of the Trust into a business corporation, and a potential concurrent transaction with Blackbeard.

On March 24, 2026, Blackbeard delivered to SoftVest an initial term sheet that proposed a potential business combination transaction that would, among other things, combine under a new holding company (which would become New PBT) the assets of the Trust and USLG, a wholly owned subsidiary of Blackbeard that would own approximately 68,000 acres of surface estate and a 15% effective royalty interest associated with certain acreage and mineral interests owned by Blackbeard or its affiliates. The Trust was also expected to convey to Blackbeard certain interests subject to a 20% royalty burden owned by the Trust following the conversion of net profits interests, including those associated with the “West Ranch” and “East Ranch” properties. The term sheet also contemplated that Blackbeard and its affiliates would own approximately 51% of New PBT, and former Unitholders of the Trust would own approximately 49% of New PBT, inclusive of $150 million of indebtedness owed by USLG that would be assumed by New PBT. The term sheet also proposed that the New PBT Board would be composed of nine directors, including two Blackbeard designees, two NGP designees, a SoftVest designee and four additional independent directors; and certain officers of Blackbeard would serve as officers of New PBT. The term sheet also proposed that New PBT enter into an MSA that would pay Blackbeard Operating an annual management fee in an amount equal to 5% of New PBT’s annual revenue, estimated to be $8-9 million per year (subject to annual adjustment and a floor of $7 million per year and cap of $10 million per year initially). The term sheet also provided for Blackbeard to have approval rights around certain matters, including the indebtedness in excess of an agreed amount or leverage ratio; issuances of equity securities; and hiring or termination, or changes in the compensation of executive officers.

On March 26, 2026, Mr. Oliver met with Chris Carter, Managing Partner at NGP. Among other things, Messrs. Oliver and Carter discussed the potential benefits of a business combination between the Trust and USLG. Mr. Oliver also noted that Stephens was in the process of analyzing the financial terms of the March 24, 2026 proposed term sheet.

Between March 26, 2026, and May 18, 2026, representatives of Blackbeard and NGP, on the one hand, and representatives of SoftVest, on the other hand, conducted preliminary discussions and exchanged non-binding term sheets around the terms of the Business Combination proposed by Blackbeard. These discussions focused on the potential pro forma ownership of Unitholders, on the one hand, and Blackbeard, on the other hand, in the shares of New PBT, as well as New PBT’s assumption of USLG debt, governance structure and board composition, the voting rights of Blackbeard, transfer restrictions on New PBT shares, and the terms of the MSA. Also, during this period, representatives of Blackbeard provided to representatives of SoftVest and Stephens due diligence information about the assets that Blackbeard would contribute to New PBT.

On May 8, 2026, a hearing was held before the 96th District Court of Tarrant County, Texas, at which the Court approved the Indenture Reformation. As a result of the Court’s order, the Trustee entered into an amendment to the Trust Indenture implementing the modifications approved by the Court.

On May 8, 2026, following the Court hearing, Eric Oliver and Kline Oliver (Portfolio Manager, SoftVest Advisors) met with representatives of Blackbeard and NGP, including Peter Ray (Partner, NGP), Jordan Barrett (Chief Financial Officer, Blackbeard), James Wallis (Chief Investment Officer, Blackbeard) and Ricky Torlincasi (General Counsel, Blackbeard). The participants continued discussions of a term sheet for a potential transaction between the Trust and Blackbeard.

On May 18, 2026, SoftVest and Blackbeard publicly announced that they had agreed to a preliminary non-binding term sheet (the “May 18 Term Sheet”) that set forth the proposed high-level material terms and conditions governing a potential business combination of the Trust and USLG. The May 18 Term Sheet contemplated the formation of New PBT. New PBT would acquire and own (i) the majority of the assets and operations of the Trust, and (ii) USLG, which would own approximately 68,000 acres of surface estate and a 15% effective royalty interest associated with certain acreage and certain mineral interests currently owned by Blackbeard. In exchange for the assets and entities contributed to New PBT, (i) Blackbeard and the Unitholders of the Trust would each receive shares of common stock of New PBT, and (ii) Blackbeard would receive certain interests owned by the Trust following the conversion of net profits interests into a cost free 15% effective royalty interest, including those associated with the “West Ranch” and “East Ranch” properties. Immediately following the transaction the former Unitholders of the Trust would own approximately 58% of New PBT; and Blackbeard would own approximately 42% of New PBT, assuming $80 million of indebtedness owed by USLG would become the obligation of New PBT. The May 18 Term Sheet also provided that for so long as Blackbeard owns more than 25% of New PBT’s outstanding shares, the New PBT Board following the transactions would be made up of seven members as follows: (i) two directors designated by Blackbeard (ii) one management director (CEO of New PBT); four independent directors comprised of Eric Oliver (to concurrently serve as Chairman of the Board), two independent directors (one of whom can chair the Audit Committee) mutually agreeable to Blackbeard and SoftVest and (iii) one SoftVest designee whose affiliate owns at least 5% of New PBT. The term sheet also provided that Jordan Barrett would be CEO of New PBT, and the MSA would provide for New PBT to reimburse Blackbeard’s affiliate $5.0 million per year for the first fiscal year of New PBT.

Between May 19, 2026 and July 27, 2026 representatives of SoftVest and Blackbeard, together with their legal and financial advisors, negotiated the Combination Agreement and ancillary documents, in each case generally to reflect the terms of the May 18 Term Sheet as updated by subsequent negotiations. Among other things, during this period, the parties agreed to increase the amount of USLG debt to be assumed by New PBT from $80 million to $120 million; in exchange Blackbeard’s pro forma ownership of New PBT decreased from 42% to 40.7%. Also during this period, the parties agreed to implement New PBT’s “Up-C” structure and to have New PBT conduct the Rights Offering. During this period representatives of SoftVest also conducted confirmatory due diligence on the assets to be contributed by Blackbeard to New PBT and the Trustee, in coordination with SoftVest, provided confirmatory due diligence materials of the Trust to Blackbeard.

On July 28, 2026, New PBT and Blackbeard entered into the Combination Agreement, and SoftVest executed the Support Agreement.

Reasons for the Business Combination

SoftVest considered a number of options for its investment in the Trust in consultation with outside legal and financial advisors. These options included whether to support and present the Business Combination to Unitholders or, in the alternative, whether to sponsor the conversion of the Trust into a standalone corporation or support it remaining in its current form with potential amendments to the Trust Indenture. Following this assessment, SoftVest determined that the Business Combination is in the best interests of Unitholders, including SoftVest, L.P., for a number of reasons, including the following (not necessarily in order of relative importance) which SoftVest viewed as being generally positive or favorable in coming to its determination to sponsor the Business Combination:

•        Elimination of Waddell Ranch Interests cost exposure.    The conversion of the Trust’s Waddell Ranch Interests into a cost-free 15% effective royalty interest eliminates cost exposure associated with the development and production of oil and gas assets and is expected to generate more predictable and consistent cash flow for Unitholders going forward.

•        The Waddell Ranch Interests held by the Trust are burdened by the accrued capital and operating costs associated with oil and gas operations, including the costs of drilling, completion and abandonment (“Production Costs”), in addition to traditional royalty deductions for post-production marketing costs (“Post-Production Costs”).

•        The technology utilized to develop oil and gas formations in the Permian Basin where the Waddell Ranch is located has changed significantly since 1980, when the Trust was initially formed. In particular, the advent of horizontal drilling and hydraulic fracturing technology — developments not anticipated by the Settlor — has unlocked new opportunities for oil and gas production, while significantly increasing the cost and complexity associated with drilling new wells. This is reflected in the development of the Waddell Ranch Properties, where Blackbeard has drilled approximately 270 horizontal wells and 265 vertical wells since 2020. Based on information in the 2025 Annual Report and the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, there has been both a significant increase in (i) the Production Costs incurred to develop the Waddell Ranch properties — from $28,405,719 in 2019 to $372,982,075 in 2025, and (ii) gross proceeds of sales from the Waddell Ranch properties — from $39,425,195 in 2019 to $322,737,814 in 2025.

•        Despite the significant increase in revenue from production between 2019 and 2025, deductions for accrued Production Costs negatively impacted upside in the form of distributions to the Trust for the Waddell Ranch Interests, which were $8,264,606 in 2019 (representing approximately 21.0% of gross proceeds) and $0 in 2025 (representing 0% of gross proceeds).

•        Under the Trust’s conveyance documents, if Production Costs and Post-Production Costs exceed revenues for the Waddell Ranch Properties or the Texas Royalty Properties, such excess costs must be recovered, with accrued interest, from future net proceeds and cannot reduce net proceeds from the other conveyance. During such “excess cost deficit” periods, the Trust receives no distributions and is instead forced to effectively borrow money from Blackbeard at prevailing short-term Treasury rates that must be offset from future production and revenue otherwise paid to the Trust. Unitholders assume substantial economic risk under such an arrangement as the return on horizontally fractured wells is highly dependent on crude oil prices in the first few months of production. Unlike Blackbeard, the Trust, as currently constructed, is not permitted to hedge this risk. This creates a potential misalignment in incentives between Blackbeard and Unitholders and increases risk that these investments generate inadequate, or potentially negative, returns.

•        The Waddell Ranch Interests have not contributed any income to the Trust since October 2024 and remain in a deficit position of approximately $47,122,626 as of March 31, 2026. SoftVest believes that a traditional royalty that is free from deduction for all Production Costs and subject to only limited Post-Production Costs would have generated steady, predictable distributable cash flow during this period.

•        Blackbeard has invested over $500 million of cash flow (more than $10.00 per Unit) into developing the Waddell Ranch Properties since becoming operator. Due to the restrictive nature of the Trust Indenture, Unitholders have not been informed as to how this money is being invested — returns, break-evens, projections and other factors. Through these capital expenditures, Unitholders have, in effect, financially supported Blackbeard’s efforts in better understanding the Waddell Ranch Properties. We believe these lessons learned likely have similar application to properties on the Central Basin Platform and that Unitholders should have the opportunity to benefit financially if Blackbeard’s operations expand into territories having similar geologic characteristics.

•        Most Unitholders bought an interest in the Trust with the expectation of consistent cash flow (distributions). Due to the nature of the Waddell Ranch Interests, which are fully burdened by Production Costs, distributions have been limited. We believe these Production Costs may continue to be elevated for the foreseeable future and as a result, under the current Trust structure, there will continue to be limited, if any, distributions to the Trust. In that regard, Blackbeard currently has 39 permits outstanding for new wells approved by the Railroad Commission of Texas that have not yet been drilled.

•        In addition, the Trust Interests held by the Trust on the Waddell Ranch Properties do not uniformly burden the lands within the Waddell Ranch, but rather only burden certain tracts within those lands. We believe that this limitation combined with the unusual structure of the Trust Interests has potentially suppressed additional development on the Waddell Ranch Properties.

•        Land Holdings — Rebuilding a Historic Land and Minerals Business.    USLG’s approximate 68,000 surface acres are expected to contribute revenue from all operations on its lands. This provides meaningful diversification beyond oil and gas royalties alone and contributes significant real assets to the business of New PBT.

•        Proven Operator with Demonstrated Track Record.    Blackbeard has grown production on the Waddell Ranch on the Central Basin Platform from approximately 3,000 barrels per day to over 35,000 barrels per day over the past several years, demonstrating a repeatable model for value creation across the platform and unlocking bypassed reserves through the application of horizontal pad development and modern completion techniques.

•        Platform for Future Growth.    New PBT would be positioned to acquire additional surface and royalty interests across the Central Basin Platform, leveraging proprietary operating experience accumulated by Blackbeard Holdings over the past six years.

•        Diverse Leadership.    A board of directors composed of seven members is anticipated to reflect a diversity of expertise, perspectives and backgrounds.

•        Texas Corporate Legal Regime.    Following the Business Combination, current Unitholders will benefit from the protections of the Texas legal regime for corporations as shareholders of New PBT, including the ability to elect directors on an annual basis.

•        Greater Trading Liquidity.    Class A Shares should be eligible for inclusion in certain indices, which we believe will make the stock more attractive for institutional investors, thereby promoting demand and increasing trading liquidity.

•        Likelihood of Closing.    The likelihood that the Transactions would be completed based on, among other things, the likelihood and anticipated timing of obtaining all required regulatory clearances in connection with the Business Combination and the fact that the transaction is not subject to the conditionality and execution risk of any required approval by Blackbeard Holdings investors.

•        Combination Agreement.    The terms of the Combination Agreement and the fact that such terms were the product of arm’s-length negotiations between the parties, including the limited number and nature of the conditions to Blackbeard Holdings’ obligation to consummate the Business Combination; the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts; the termination date, which is expected to allow for sufficient time to complete the Business Combination; and our rights to specific performance under the terms of the Combination Agreement.

SoftVest also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Combination Agreement, including, but not limited to (not necessarily in order of relative importance):

•        Closing Certainty.    The fact that completion of the Transactions depends on certain factors outside of our and our affiliates’ control, including regulatory clearances and the risk that the Business Combination might not be completed in a timely manner or at all.

•        Proposed Combination Would Terminate the Trust’s Status as a Fixed Investment Trust That Is Taxed as a Grantor Trust for Federal Income Tax Purposes.    New PBT would be subject to U.S. federal, state and local income tax as a corporation at the entity level, unlike a grantor trust that is not subject to tax at the Trust level, and the U.S. federal income tax consequences to holders of owning and disposing of Class A Shares would differ from the U.S. federal income tax consequences to holders of owning and disposing of Trust Units.

•        Potential Litigation Could Hinder or Delay the Business Combination.    In the past, class action or derivative litigation has often followed certain significant combination transactions similar to the Business Combination. The Business Combination could be delayed, hindered or prevented by such litigation.

•        The Business Combination Will Alter Dividend Policies.    Following the Business Combination, any declaration and payment of dividends will be at the sole discretion of the New PBT Board, and New PBT’s dividend policy may be changed at any time.

•        Inability to Realize Anticipated Benefits of the Business Combination.    Although we believe that the Business Combination will, among other things, eliminate the Waddell Ranch Interests cost exposure, expand New PBT’s sources of revenue, provide a platform for future growth, broaden the Trust’s existing investor base, and increase trading liquidity, New PBT may fail to realize all or some of the anticipated benefits of the Business Combination or those benefits may take longer to realize than we expected, which could contribute to a decline in the trading price of Class A Shares.

•        Uncertainty Regarding Stock Prices.    We cannot know with certainty the effect of the Business Combination on the trading price of Class A Shares or know with certainty whether the market value of Class A Shares will be less than, equal to or greater than the market value of the Trust Units prior to the Business Combination.

•        Potential Higher Costs.    The Business Combination will result in costs associated with the transaction and the higher operating and administrative costs of a publicly traded corporation after the transaction is consummated.

•        Risks Associated with a Failure to Consummate the Business Combinations.    The fact that, if the Business Combination is not completed, (i) depending on the circumstances that caused the Business Combination not to be completed, it is likely that the trading price of Trust Units will decline, potentially significantly, and (iii) the market’s perception of the Trust’s prospects could be adversely affected.

•        No Appraisal Rights.    Appraisal rights are not available to Unitholders in connection with the Business Combination.

SoftVest believes that, overall, the potential benefits of the Business Combination to Unitholders outweighed the risks and uncertainties of the Business Combination and outweighed the Trust’s other financial and strategic alternatives, including to continue to operate as a stand-alone trust.

The foregoing discussion of factors considered by SoftVest in reaching its conclusion to support the Business Combination includes the principal factors considered, but is not intended to be exhaustive and may not include all of the factors considered by SoftVest. In light of the wide variety of factors considered in connection with the evaluation of the Business Combination, and the complexity of these matters, SoftVest did not find it practicable, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the specific factors considered in reaching its determination to support the Business Combination, and making its recommendation to Unitholders. Rather, SoftVest viewed its decisions as being based on the totality of the information reviewed by it and the factors it considered, including its discussions with, and questioning of, its advisors, as well as SoftVest’s experience and history.

It should be noted that this explanation of SoftVest’s reasoning and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 47 of this proxy statement/prospectus.

Governance of New PBT

At the PBT Contribution Closing, New PBT will take all requisite action to cause the certificate of formation of New PBT and the bylaws of New PBT in effect as of immediately prior to the PBT Contribution Closing to be amended and restated to be substantially in the form attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Board of Directors of New PBT

Following Closing, the business and affairs of New PBT will be managed by or under the direction of the New PBT Board. Following Closing, the New PBT Board will consist of seven directors: Eric Oliver (Chairman), Jordan Barrett, Ricky Burnett, Brian Ferguson, Peter Ray, Kaleb Smith and            .

Officers of New PBT

Following Closing, the officers of New PBT will be Jordan Barrett (CEO), Alyssa Stephens (CFO) and Ricky Torlincasi (General Counsel).

Regulatory Approval

Hart Scott-Rodino Approval

Closing is subject to the receipt or waiver of certain required regulatory approvals, including the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Under the HSR Act and the rules promulgated thereunder, certain transactions may not be completed until notification and report forms have been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the FTC (the “Federal Trade Commission”), and until certain waiting periods (and any extension thereof) have been terminated or have expired. The HSR Act requires us and Blackbeard to observe a 30-calendar-day waiting period after the submission of our respective HSR filings before consummating the Business Combination, unless the waiting period is earlier terminated. If either agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, the parties will observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request.

At any time before or after the transaction is completed, notwithstanding termination of the waiting periods under the HSR Act, the FTC or DOJ could take action under U.S. antitrust laws in opposition to the transaction, including (i) seeking to enjoin completion of the transaction, (ii) conditioning approval of the transaction upon the divestiture of assets of the Trust, Blackbeard or their respective subsidiaries, or (iii) imposing restrictions on New PBT’s post-transaction operations.

In addition, U.S. state attorneys general could take such action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the transaction or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.

The parties to the Combination Agreement must use reasonable best efforts to take all necessary actions to obtain all approvals of governmental authorities required to complete the Business Combination.

Securities and Exchange Commission

New PBT has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of Class A Shares issuable at the effective time will be registered with the SEC.

NYSE

In addition, the completion of the Business Combination is subject to approval for listing on the NYSE of the Class A Shares to be issued in connection with the Business Combination, subject to official notice of issuance.

Accounting Treatment

The Business Combination is accounted for as asset acquisitions, with New PBT Predecessor determined to be the accounting acquirer, because neither set of the acquired activities and assets from the Trust Contribution and the Greybeard Assets meets the definition of a business under ASC 805. For accounting purposes, the acquisition of the Trust Contribution and the Greybeard Assets by New PBT Predecessor will be treated as New PBT Predecessor issuing shares for the net assets of the Trust Contribution and Greybeard Assets in the form of New PBT Common Stock and OpCo units, with the consideration being allocated to the acquired assets based on their relative fair values. No goodwill or gain from bargain purchase is recognized, and transaction costs directly related to the asset acquisitions are capitalized as a component of their respective purchase prices.

Material U.S. Federal Income Tax Consequences of the Business Combination

The following discussion summarizes the material U.S. federal income tax considerations for (i) U.S. holders (as defined below) of Trust Units at the time of the Business Combination with respect to the contribution by the Trust of its assets to New PBT (and the related assumptions of any Trust liabilities by New PBT) and the receipt of Class A Shares by the Unitholders as part of the Business Combination and (ii) U.S. holders and non-U.S. holders (each as defined below) that receive Class A Shares in connection with the Business Combination with respect to owning or disposing of Class A Shares following the Business Combination. This discussion only addresses holders that hold their Trust Units or Class A Shares, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address any non-income taxes or any applicable U.S. state or local or non-U.S. tax consequences of the Business Combination or the ownership or disposition of Class A Shares, nor does it address all aspects of U.S. federal income taxation that may be relevant to particular holders, in each case, in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, tax-deferred or other retirement accounts, financial institutions, brokers or dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, persons who hold Trust Units or Class A Shares, as applicable, as part of a hedging or conversion transactions or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code, persons deemed to sell Trust Units or Class A Shares, as applicable, under the constructive sale provisions of the Code, persons who acquired Trust Units or Class A Shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund), persons who hold Class B Shares, or persons who own (or are deemed to own) five percent (5%) or more of the outstanding Trust Units or Class A Shares, as applicable). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Code, applicable United States Treasury regulations promulgated under the Code, or Treasury Regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

U.S. Holder and Non-U.S. Holder Defined

As used in this discussion, a “U.S. holder” means a beneficial owner of Trust Units or Class A Shares, as applicable, who is for U.S. federal income tax purposes:

•        a citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        a trust that (a) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all its substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•        an estate that is subject to U.S. federal income tax on its income, regardless of source.

A “non-U.S. holder” is a beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) of Trust Units or Class A Shares, as applicable, who is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Trust Units or Class A Shares, as applicable, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships are urged to consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of Trust Units or Class A Shares, as applicable.

Unitholders are strongly urged to consult their own tax advisors as to the specific tax considerations of the Business Combination to them, including the applicability and effect of U.S. federal, state, or local or non-U.S. income or other tax laws in their particular circumstances.

Tax Consequences to U.S. Holders of Trust Units of the Business Combination

The following discussion is a general summary of the material U.S. federal income tax consequences of the Business Combination for U.S. holders of Trust Units.

Tax Characterization of Certain Business Combination Transactions

The Trust is classified as a grantor trust for U.S. federal income tax purposes. In accordance with such tax classification, the Trust is generally disregarded for U.S. federal income tax purposes and the Unitholders are treated as directly owning their proportionate share of the Trust’s assets and liabilities. Accordingly, for U.S. federal income tax purposes, (i) the contribution by the Trust of its assets to New PBT as part of the Business Combination will be treated as a contribution by each Unitholder of its proportionate share of the Trust’s assets (subject to a proportionate share of any Trust liabilities) to New PBT in exchange for Class A Shares, and (ii) the receipt of Class A Shares by the Unitholders will be disregarded.

The parties intend that, for U.S. federal income tax purposes, the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination, the exercise of any Subscription Rights and the purchase of Class A Shares pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment (if applicable), be treated as a contribution governed by Section 351(a) of the Code. The obligations of the parties to consummate the Business Combination are not conditioned upon the receipt of an opinion from counsel, nor have the parties applied for a ruling from the IRS, that such contribution and receipt would be so treated. However, in connection with the effectiveness of this proxy statement/prospectus, Paul Hastings LLP will provide an opinion to the effect that the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination, should be treated for U.S. federal income tax purposes as a contribution governed by Section 351(a) of the Code (the “Tax Opinion”). The Tax Opinion will be rendered on the basis of customary representations and covenants, including representations and covenants regarding the absence of changes in existing facts and including representations made by the parties to the Combination Agreement in representation letters provided to Paul Hastings LLP, and customary assumptions, including that the Business Combination will be consummated in accordance with this information statement/prospectus and the Combination Agreement and that the representations made in the Combination Agreement or the representation letters provided to Paul Hastings LLP are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time. If any of those representations or assumptions are incorrect, incomplete or untrue or any of the covenants are breached, the conclusions contained in the Tax Opinion could be affected. New PBT is not currently aware of any facts or circumstances that would cause any representations made in the Combination Agreement or the representation letter provided to Paul Hastings LLP to be incorrect, incomplete or untrue. The Tax Opinion will not be binding on the IRS or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the intended tax treatment such exchange or that a court would not sustain such a challenge.

Material U.S. Federal Income Tax Considerations with Respect to the Business Combination for U.S. Holders

In General

Provided that the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by Unitholders pursuant to the Business Combination qualifies as a contribution governed by Section 351(a) of the Code, the material U.S. federal income tax consequences of the Business Combination to U.S. holders generally are as follows (subject to the discussion below in “U.S. Holders Also Exercising Subscription Rights”):

•        the U.S. holder will not recognize any gain or loss upon the exchange of shares of Trust Units for Class A Shares;

•        the U.S. holder will have a tax basis in the Class A Shares received equal to the tax basis of the Trust’s assets attributable to the holder’s Trust Units surrendered in exchange therefor; and

•        the U.S. holder will have a holding period for the Class A Shares received that should be divided by fair market value between (1) with respect to the value of all of the Trust’s assets other than receivables, a holding period that includes such holder’s holding period in the Trust’s assets attributable to its Trust Units and (2) with respect to the value of the Trust’s assets attributable to receivables, a holding period that begins on the PBT Contribution Closing Date.

For purposes of the third bullet above, it is not free from doubt whether the holding period consequences described in clause (1) will apply with respect to the value of the Trust’s assets attributable to depletion recapture. If that treatment were not to apply, the applicable holding period with respect to depletion recapture would be begin on the PBT Contribution Closing Date. U.S. holders are urged to consult their own tax advisors regarding the treatment of the Trust’s assets attributable to depletion recapture.

If such contribution were to fail to qualify as a contribution under Section 351(a) of the Code, a U.S. holder of Trust Units generally would recognize (1) with respect to the value of all of the Trust’s assets other than receivables and depletion recapture attributable to such U.S. holder’s Trust Units, capital gain or loss, and (2) with respect to the value of the Trust’s assets attributable to such U.S. holder’s Trust Units that is attributable to receivables and depletion recapture, ordinary income or loss.

U.S. Holders Also Exercising Subscription Rights

If a U.S. Holder choses to participate in the Rights Offering as more fully described in the registration statement on Form S-1 under the heading “Material U.S. Federal Income Tax Consequences,” the payment of cash for additional Class A Shares will be treated as additional property contributed to New PBT by such Unitholders as part of the Business Combination and will impact the determination of the basis and holding period for the Class A Shares received by such U.S. holders pursuant to the Business Combination and the Rights Offering.

With respect to basis, such U.S. holder will have a tax basis in its Class A Shares received pursuant to the Business Combination and the Rights Offering equal to the tax basis of the Trust’s assets attributable to the holder’s Trust Units surrendered in exchange plus the amount of cash paid to acquire Class A Shares in the Rights Offering divided by all of its Class A Shares received pursuant to the Business Combination and the Rights Offering.

With respect to holding period, such U.S. holder will have a holding period for its Class A Shares received pursuant to the Business Combination and the Rights Offering that should be divided by fair market value between (1) with respect to the value of all of the Trust’s assets, as described under “In General” above and (2) with respect to amount of cash paid to acquire Class A Shares in the Rights Offering, a holding period that begins on the date of acquisition of the Class A Shares received pursuant to the Rights Offering.

Information Reporting and Backup Withholding.

Information returns may be required to be filed with the IRS in connection with the Business Combination. A U.S. holder may be subject to U.S. backup withholding in connection with the Business Combination unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to U.S. Holders of Owning and Disposing of Class A Shares Received in the Business Combination

The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. holders of owning and disposing of the Class A Shares received in the Business Combination.

Distributions on Shares

For U.S. federal income tax purposes, distributions of cash or other property by New PBT, if any, to a U.S. holder with respect to Class A Shares received in the Business Combination will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of New PBT’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. Distributions in excess of New PBT’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s Class A Shares (but not below zero) and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of Class A Shares. See “— Sale, Exchange or Other Taxable Dispositions of Class A Shares — U.S. Holders” below. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes, provided certain holding period and other requirements are satisfied.

Sale, Exchange or Other Taxable Dispositions of Class A Shares

Upon the sale, exchange or other taxable dispositions of Class A Shares received in the Business Combination, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of Class A Shares and (ii) the U.S. holder’s adjusted tax basis in such Class A Shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Class A Shares disposed of is more than one year at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with distributions made with respect to, or dispositions of, Class A Shares received in the Business Combination. A U.S. holder may be subject to U.S. backup withholding on distributions made with respect to, or on payments made pursuant to dispositions of, Class A Shares received in the Business Combination unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders of Owning and Disposing of Class A Shares Received in the Business Combination

The following discussion is a general summary of the material U.S. federal income tax consequences to non-U.S. holders of owning and disposing of the Class A Shares received in the Business Combination.

Distributions on Shares

For U.S. federal income tax purposes, distributions of cash or other property by New PBT, if any, to a non-U.S. holder with respect to Class A Shares received in the Business Combination will generally be included in a non-U.S. holder’s income as ordinary dividend income to the extent of New PBT’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. Distributions in excess of New PBT’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be treated as a non-taxable return of capital, reducing a non-U.S. holder’s adjusted tax basis in such non-U.S. holder’s Class A Shares (but not below zero) and, to the extent the distribution exceeds such non-U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such Class A Shares. See “— Sale, Exchange or Other Taxable Dispositions of Class A Shares — Non-U.S. Holders” below.

Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder of Class A Shares generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W- 8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. A non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code), unless an applicable income tax treaty provides otherwise. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed valid IRS Form W-8ECI (or a successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Sale, Exchange or Other Taxable Dispositions of Class A Shares

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of Class A Shares received in the Business Combination unless:

•        the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or taxable disposition occurs and certain other conditions are met;

•        the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States; or

•        Class A Shares constitute a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for its Class A Shares.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code), unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include any effectively connected gain described in the second bullet point above. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that New PBT will be a USRPHC for U.S. federal income tax purposes. If New PBT is a USRPHC for U.S. federal income tax purposes, provided that Class A Shares are and continue to be regularly traded on an established securities market within the meaning of the U.S. Treasury regulations, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for its Class A Shares, more than 5% of the Class A Shares will be taxable on gain realized on the disposition of Class A Shares as a result of New PBT’s status as a USRPHC. If the Class A Shares were not considered to be regularly traded on an established securities market, non-U.S. holders (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of Class A Shares (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of Class A Shares.

Information Reporting and Backup Withholding

Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) or otherwise establishes an exemption, provided the applicable withholding agent does not have actual knowledge or reason to know the non-U.S. Holder is a United States person.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of Class A Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Class A Shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A Shares effected outside the United States by such a broker if it has certain relationships within the United States.

Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on “withholdable payments” (as defined in the Code), including dividends on the Class A Shares, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of the Class A Shares would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our common stock.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences to the Unitholders of the Business Combination and to holders of Class A Shares received in the Business Combination of owning and disposing of Class A Shares. The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Business Combination and the ownership and disposition of Class A Shares following the Business Combination, including tax return reporting requirements, the applicability and effect of U.S. federal, state, and local and other tax laws and the effect of any proposed changes in the tax laws.

Stock Exchange Listing

The parties anticipate that Class A Shares will be listed on the NYSE and NYSE Texas under the symbol “PBT.” If the Business Combination is completed, the Trust will terminate and the Trust Units will no longer be listed on the NYSE.

Equity Ownership of New PBT

Following the Business Combination, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy will own approximately 40.7% of the outstanding New PBT Common Stock, and (iii) New PBT will be the managing member of OpCo.

THE COMBINATION AGREEMENT

Explanatory Note Regarding the Combination Agreement

This summary of terms is included to provide you with information regarding the terms of the Combination Agreement, and qualified in its entirety by reference to, the complete text of the Combination Agreement, which is attached as Annex B to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Combination Agreement that is important to you. The rights and obligations of each of New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security and Greybeard Energy are governed by the express terms and conditions of the Combination Agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the full text of the Combination Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.

The Combination Agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security and Greybeard Energy or their respective subsidiaries or affiliates. The Combination Agreement contains representations and warranties by Blackbeard Holdings, Blackbeard Security, Greybeard Energy, New PBT, New PBT Sub and OpCo that are made solely for the benefit of the other parties to Combination Agreement. The representations, warranties and covenants made in the Combination Agreement by the parties were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the Combination Agreement. In particular, in your review of the representations and warranties contained in the Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties:

•        were negotiated with the principal purpose of (i) establishing circumstances in which a party to the Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other parties prove to be untrue due to a change in circumstance or otherwise and (ii) allocating risk between the parties to the Combination Agreement, rather than establishing matters as facts;

•        may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC; and

•        have been qualified by the matters contained in the confidential disclosure letters that the parties each delivered in connection with the Combination Agreement and certain documents filed with the SEC, which disclosures are not reflected in the body of the Combination Agreement.

Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Combination Agreement. Accordingly, the representations and warranties in the Combination Agreement should not be relied on by any persons as characterizations of the actual state of facts about the parties at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Investors are not third-party beneficiaries under the Combination Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

New PBT, Blackbeard Holdings and Greybeard Energy currently expect Closing to occur in the second half of calendar year 2026. However, since Closing is subject to the receipt of certain required regulatory clearances and the satisfaction or waiver of other conditions described in the Combination Agreement, it is possible that factors outside the control of New PBT, Blackbeard Holdings and Greybeard Energy could result in Closing being completed at a later time or not at all.

Structure of the Business Combination

The following diagram reflects the current simplified organizational structure of New PBT and its principal equity owners as of the date of the Combination Agreement:

Blackbeard Pre-Closing Restructuring

Before the consummation of the PBT Contribution Closing (as defined below) and the Blackbeard Contribution Closing (as defined below), Blackbeard Holdings will (and will cause its controlled affiliates to) effect a series of transactions (the “Blackbeard Pre-Closing Restructuring”) involving (1) Blackbeard Operating, which owns the hydrocarbon and mineral interests burdened by the Trust’s Waddell Ranch Interests (such burdened interests, the “Blackbeard Burdened Mineral Interests”), (2) USLG Legacy, and (3) Blackbeard Security.

The following diagram reflects the current simplified organizational structure of Blackbeard and Greybeard:

No later than one business day prior to the PBT Contribution Closing (as defined below), Blackbeard Holdings will, and will cause its controlled affiliates to, consummate the following transactions (in the order set forth below):

•        Blackbeard Operating will form two new wholly-owned subsidiaries: MineralCo, and Blackbeard RetainCo, LLC (“Blackbeard RetainCo”).

•        Blackbeard Operating will redomicile to Texas.

•        Blackbeard Operating and MineralCo will undergo a multi-survivor merger pursuant to the TBOC as a result of which: (1) MineralCo will own the Blackbeard Burdened Mineral Interests, and (2) Blackbeard Operating will hold the assets of Blackbeard Operating prior to the merger (other than the Blackbeard Burdened Mineral Interests) and retain all of the obligations and liabilities of Blackbeard Operating, including any obligations and liabilities associated with the Blackbeard Burdened Mineral Interests. MineralCo and Blackbeard RetainCo will continue as direct wholly-owned subsidiaries of Blackbeard Operating.

•        USLG Legacy will form a new wholly-owned subsidiary: USLG ExCo.

•        USLG Legacy will redomicile to Texas.

•        USLG Legacy and USLG ExCo will undergo a multi-survivor merger as a result of which: USLG ExCo will own certain other royalties and/or surface interests previously held by USLG Legacy that have an aggregate value of approximately $450 million and certain other assets related to such royalties and/or surface interests (as more fully described in the Combination Agreement) (“USLG ExCo Assets”) and certain obligations and liabilities exclusively related to the USLG ExCo Assets; and USLG Legacy will continue owning all other assets owned by USLG Legacy as of immediately prior to such multi-survivor merger (other than those transferred to USLG ExCo), including the equity securities of USLG ExCo. USLG ExCo will continue as a wholly-owned direct subsidiary of USLG.

Following the transactions contemplated above but no later than one business day prior to the Blackbeard Contribution Closing (as defined below), Blackbeard Holdings will, and will cause its controlled affiliates to, consummate the following transactions (in the order set forth below):

•        USLG Legacy will subsequently distribute the equity interests of USLG ExCo to Blackbeard Holdings, which in turn will contribute them to Blackbeard Operating.

•        Blackbeard Holdings will then contribute the equity interests of USLG Legacy to Blackbeard Security.

The following diagram reflects the anticipated simplified organizational structure of Blackbeard and Greybeard after the Blackbeard Pre-Closing Restructuring.

Blackbeard Holdings
Blackbeard Security
Blackbeard Operating
USLG Legacy
MineralCo
Blackbeard RetainCo
USLG ExCo
Remaining USLG Assets
Blackbeard Burdened Mineral Interests
USLG ExCo Assets

Closing of the Business Combination

The consummation of the Transactions will be completed via (i) the PBT Contribution Closing and (ii) the Blackbeard Contribution Closing (collectively, the “Closings”).

PBT Contribution Closing

Subject to the terms and conditions of the Combination Agreement and the Support Agreement, the following transactions will occur in serial order (such transactions, the “PBT Contribution Closing”) on the PBT Contribution Closing Date:

•        New PBT will (i) file the New PBT Charter in the State of Texas, (ii) amend and restate its bylaws substantially in the form of the New PBT Bylaws and (iii) execute and deliver the OpCo LLC Agreement on the terms and conditions set forth in the term sheet attached as Exhibit D to the Combination Agreement and consistent with other terms and conditions reasonably acceptable to New PBT and Blackbeard;

•        SoftVest, L.P. will sell, grant, convey, assign, transfer and deliver to the Trust, all of the issued and outstanding equity securities of New PBT (the “SoftVest-Trust Sale”, and such equity securities, the “New PBT Legacy Securities”) for a purchase price equal to one dollar in the aggregate;

•        The Trust will contribute, grant, convey, assign, transfer and deliver to New PBT, the Trust Interests and all obligations and liabilities arising out of or related to the Trust Interests and, in exchange, New PBT shall issue to the Trust an aggregate of 46,608,796 Class A Shares (the “Trust-New PBT Contribution”);

•        New PBT will contribute, grant, convey, assign, transfer and deliver to New PBT Sub the Waddell Ranch Interest and that certain Settlement Agreement and Release, dated as of August 19, 2025, by and between the Trustee and Blackbeard Operating, as amended (the “Settlement Agreement”) and all responsibilities and liabilities arising out of or relating to the ownership, use, and operation of the Waddell Ranch Interest and the Settlement Agreement (the “New PBT-New PBT Sub Contribution”); and

•        New PBT will cancel the New PBT Legacy Securities issued and outstanding as of immediately prior to the PBT Contribution Closing and such equity securities shall be of no further force or effect.

The PBT Contribution Closing will take place as soon as practicable (but in any event no later than the fourth Business Day) following the satisfaction or waiver of the conditions set forth in the Combination Agreement (other than those conditions that by their terms are to be satisfied at the PBT Contribution Closing) unless another date, time or place is agreed to in writing by Blackbeard and New PBT.

Blackbeard Contribution Closing

Subject to the terms and conditions of the Combination Agreement, the following transactions will occur in serial order (such transactions, the “Blackbeard Contribution Closing”) on the date of the Blackbeard Contribution Closing:

•        Simultaneously, (i) Blackbeard Security will purchase Class A Shares from New PBT (the “Blackbeard Security A Share Purchase”) and (ii) and Greybeard Energy will purchase Class A Shares from New PBT (the “Greybeard A Share Purchase”) pursuant to the terms and conditions of the Commitment Agreement;

•        Simultaneously, (i) Blackbeard Security will purchase from New PBT an aggregate of 30,024,553 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Blackbeard Security B Share Purchase,” and together with the Blackbeard Security A Share Purchase, the “Blackbeard Security-New PBT Contribution”), and (B) Greybeard Energy will purchase from New PBT an aggregate of 1,964,958 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Greybeard B Share Purchase,” and together with the Greybeard A Share Purchase, the “Greybeard-New PBT Contribution”);

•        New PBT Sub will and Blackbeard will and will cause Blackbeard Operating, Blackbeard RetainCo and MineralCo to, consummate the transactions contemplated by an the Exchange Agreement to be entered into by New PBT Sub, Blackbeard, Blackbeard Operating, Blackbeard RetainCo and MineralCo,

which agreement (including the Unburdened Mineral Interest Lease attached thereto) will be in form and substance reasonably acceptable to New PBT Sub and Blackbeard (the “Exchange Agreement”), pursuant to which, among other things:

•        (i) New PBT Sub will grant, convey, assign, transfer and deliver to MineralCo, the Waddell Ranch Interests and the Settlement Agreement, and all of the obligations and liabilities arising out of or relating to the Waddell Ranch Interest and the Settlement Agreement, which Waddell Ranch Interest will in turn merge under Texas real property law with and into the NPI-Burdened Mineral Interests (such merged fee mineral interest as to the merged Waddell Ranch Interest and the NPI-Burdened Mineral Interest, the “Unburdened Mineral Interests”) and the Settlement Agreement will merge, terminate and expire, and

•        (ii) immediately following the transactions contemplated above, MineralCo will (A) grant, convey, assign, transfer and deliver to Blackbeard RetainCo, a twenty five percent (25%) Undivided Interest in and to all of MineralCo’s right, title and interest in and to the Unburdened Mineral Interests (which equates to the 25% previously owned by Blackbeard Operating) and all of the obligations and liabilities arising out of or relating to the ownership, use, and operation of the Unburdened Fee Mineral Interest (the “Unburdened Mineral Interest Conveyance”), and (B) grant and issue an oil, gas and mineral lease burdening the remaining Unburdened Mineral Interests held by MineralCo (as lessor) to Blackbeard Operating (as lessee) in the form attached to the Combination Agreement (such lease, the “Unburdened Mineral Interest Lease”), and (iii) immediately after, Blackbeard Operating will grant, convey, assign, transfer and deliver to New PBT Sub, all of the issued and outstanding equity securities of MineralCo (the “MineralCo Securities”) and USLG ExCo (the “USLG ExCo Securities”).

•        Simultaneously, Blackbeard Security will contribute, grant, convey, assign, transfer and deliver to OpCo, all of the issued and outstanding equity securities of USLG Legacy (the “USLG Legacy Securities”) and in exchange, OpCo will issue to Blackbeard Security an aggregate of 30,024,553 OpCo units;

•        New PBT Sub will contribute, grant, convey, assign, transfer and deliver to OpCo, (A) all of the issued and outstanding MineralCo Securities, and (B) all of the issued and outstanding USLG ExCo Securities (the “New PBT Sub-OpCo Contribution”) and, in exchange, OpCo will issue to New PBT Sub an aggregate of 43,945,666 OpCo units (the “New PBT Sub-OpCo Units”);

•        New PBT will contribute, grant, convey, assign, transfer and deliver to OpCo, its successors and assigns, (A) all of the Trust Interests (save and except the Waddell Ranch Interests and the Settlement Agreement), and all of the obligations and liabilities arising out of or relating to the Trust Interests (save and except the Waddell Ranch Interests and the Settlement Agreement), regardless of when such obligations or liabilities arise or are incurred, and (B) any and all cash received by New PBT pursuant to the Rights Offering and the Commitment Agreement (including the Blackbeard Security A Share Purchase and the Greybeard A Share Purchase), and, in exchange therefor, OpCo shall issue to New PBT an aggregate number of OpCo units equal to the sum of (A) 2,663,130 and (B) the number of Class A Shares issued pursuant to the Rights Offering and the Backstop Commitment (the applicable contributions by, and OpCo Unit issuance to, New PBT, the “NewCo-OpCo Contribution”);

•        Greybeard Energy shall contribute, grant, convey, assign, transfer and deliver to OpCo, the Greybeard Assets, and, in exchange therefor, OpCo shall (x) issue to Greybeard Energy an aggregate of 1,964,958 OpCo units, and (y) convey to Greybeard Energy the right to receive $7,300,000 in cash from OpCo (the “Greybeard Cash Right”) (the contribution by, and OpCo Unit issuance to, Greybeard Energy, the “Greybeard-OpCo Contribution”);

•        (i) OpCo will contribute to USLG Legacy an amount in cash equal to $112,700,000, and (ii) USLG will (x) if the Credit Facility Consents have been obtained, use all such proceeds to pay down amounts owed under the JPM Credit Facility and enter into a replacement or an amendment and restatement of the JPM Credit Facility, in form and substance reasonably acceptable to New PBT and Blackbeard Holdings, pursuant to which, among other things, PBT Land and Minerals FinCo, LLC, a Texas limited liability company and wholly owned subsidiary of OpCo (“PBT FinCo”), will become the borrower under the JPM Credit Facility, and (y) if the Credit Facility Consents have not been obtained, fully pay off the principal amount and interest outstanding under the JPM Credit Facility as of the PBT Contribution Date pursuant to the applicable payoff letters (so long as the outstanding principal balance under the JPM Credit Facility does not exceed an amount equal to $112,700,000 and so long as any additional interest, penalties and fees do not exceed $200,000);

•        If the Credit Facility Consents have been obtained, OpCo will contribute, grant, convey, assign, transfer and deliver to PBT FinCo (i) all of the issued and outstanding USLG Legacy Securities, MineralCo Securities and USLG ExCo Securities; (ii) all of OpCo’s right, title and interest in and to the Texas Royalty Interests and all of the obligations and liabilities arising out of or relating to the ownership, use, and operation of the remaining Trust Interests; and (iii) all of OpCo’s right, title and interest in and to, and all obligations and liabilities to the extent exclusively related to, the Greybeard Assets;

•        OpCo will pay an amount in cash of $7,300,000 to Greybeard Holdings, by wire transfer of immediately available funds, in full and complete satisfaction of the Greybeard Cash Right, and following such payment the Greybeard Cash Right shall immediately and automatically terminate and be extinguished with no further action or the part of any Person; and

•        The Trust will distribute to the Unitholders all New PBT-Trust Shares, on a pro rata basis and otherwise on the terms and conditions set forth in the PBT Trust Indenture.

The Blackbeard Contribution Closing will take place on the date that is (i) four Business Days following the PBT Contribution Closing provided that the applicable conditions to the Blackbeard Contribution Closing set forth in the Combination Agreement (other than those conditions that by their terms are to be satisfied at the Blackbeard Contribution Closing) have been satisfied or waived (to the extent permitted by applicable law), or (ii) if such conditions have not been satisfied or waived on such fourth Business Day, the first business day on which such conditions have been satisfied or waived, unless another date, time or place is agreed to in writing by Blackbeard and New PBT.

The following diagram reflects the simplified organizational structure of New PBT, as of immediately following the Blackbeard Contribution Closing:

Representations and Warranties

Blackbeard Holdings and Greybeard Energy make various representations and warranties to New PBT in the Combination Agreement that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect) and relate to a number of matters, including the following:

•        due organization, valid existence and good standing of Blackbeard Holdings, USLG Legacy, Blackbeard Security, Blackbeard Operating, Greybeard Energy, MineralCo and USLG ExCo and their respective subsidiaries;

•        corporate power, license and qualification to carry on Blackbeard Holdings’ businesses and to own and hold the Greybeard Assets (as applicable);

•        corporate power and authority to execute and deliver the Combination Agreement, perform the obligations under the Combination Agreement and to consummate the Transactions, and the enforceability of the Combination Agreement against Blackbeard Holdings, Blackbeard Security, Blackbeard Operating, and Greybeard Energy;

•        absence of contraventions or conflicts with the organizational documents of Blackbeard Holdings, USLG Legacy, Blackbeard Security, Blackbeard Operating, Greybeard Energy, MineralCo and USLG ExCo and their respective subsidiaries and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of Blackbeard Holdings, USLG Legacy, Blackbeard Security, Blackbeard Operating, Greybeard Energy, MineralCo and USLG ExCo and their respective subsidiaries under certain contracts in connection with the execution, delivery and performance of the Combination Agreement and the consummation of the Transactions;

•        required governmental filings, approvals and consents in connection with the Combination Agreement;

•        fair presentation and compliance with U.S. GAAP with respect to accounting standards respect to certain financial statements of USLG Legacy and Greybeard;

•        absence of certain undisclosed liabilities;

•        accuracy of information in this registration statement on Form S-4 and this proxy statement relating to the special meeting;

•        the absence of certain changes or events and the conduct of business by Blackbeard Holdings, Greybeard Energy (in respect of the Greybeard Assets) and their respective subsidiaries in the ordinary course of business and the absence of a material adverse effect since the date of their respective most recent audited financials;

•        pending and threatened legal proceedings;

•        possession of, compliance with, certain necessary permits;

•        compliance with applicable laws (including compliance with anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and applicable sanctions laws and the absence of sanctioned persons);

•        environmental matters and compliance with environmental laws;

•        tax matters;

•        certain material contracts;

•        certain mineral interests and surface assets; no required consents or preferential rights; no capital commitments on the contributed assets and certain operating reports regarding the contributed assets;

•        no condemnation or eminent domain;

•        certain related party transactions;

•        sufficiency of the contributed assets;

•        employee matters and the absence of any employee benefit plans;

•        no prior operations of certain entities;

•        investigation, non-reliance and acquisition of securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws;

•        certain accredited investor matters; and

•        broker’s, financial advisory, finder’s and similar fees paid in connection with the Business Combination and the other Transactions.

In addition, the Combination Agreement contains additional representations and warranties of Blackbeard Holdings relating to the following:

•        capitalization of Blackbeard Holdings, USLG Legacy, Blackbeard Security, MineralCo and USLG ExCo and their subsidiaries; and

•        intellectual property matters;

•        no prior operations of certain entities.

In addition, the NewCo Parties make representations and warranties to Blackbeard Holdings and Greybeard Energy that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect on the applicable party) and relate to a number of matters, including the following:

•        due organization, valid existence and good standing of the NewCo Parties and corporate power, license and qualification to carry on the NewCo Parties’ respective businesses;

•        capitalization of the NewCo Parties;

•        corporate power and authority to execute and deliver the Combination Agreement, perform the obligations under the Combination Agreement and to consummate the Transactions, and the enforceability of the Combination Agreement against the NewCo Parties;

•        required governmental filings, approvals and consents in connection with the Business Combination;

•        absence of contraventions or conflicts with the organizational documents of the NewCo Parties and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of the NewCo Parties under certain contracts in connection with the execution, delivery and performance of the Combination Agreement and the consummation of the Transactions;

•        no prior operations of certain entities;

•        broker’s, financial advisory, finder’s and similar fees paid in connection with the Business Combination and the other Transactions;

•        accuracy of information in this registration statement on Form S-4 and this proxy statement relating to the special meeting; and

•        certain tax matters.

Material Adverse Effect

Certain representations and warranties of the NewCo Parties, Blackbeard Holdings and Greybeard Energy are qualified as to “materiality” or “material adverse effect.” For purposes of the Combination Agreement, a “material adverse effect” with respect to any Person, means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on:

(i)    the condition (financial or otherwise), business, assets, financial condition or results of operations of such Person’s businesses or, in the case of Blackbeard, the Blackbeard Transferred Entities and the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from:

(A)    changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where such Person’s businesses or, in the case of Blackbeard, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, are located or have operations,

(B)    changes in applicable law generally affecting the industry in which such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, are located or operate,

(C)    acts of war or terrorism in the jurisdictions where such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, are located or have operations (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)),

(D)    acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters,

(E)    the public announcement of the Combination Agreement or any of the other transaction documents or the transactions thereto (it being understood that this clause (E) will not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Business Combination),

(F)    any failure of such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a “material adverse effect”),

(G)    actions specifically required to be taken or omitted pursuant to the Combination Agreement or actions taken or omitted to be taken at the written request of the NewCo Parties, in the case of Blackbeard Holdings or Greybeard Energy, or Blackbeard Holdings or Greybeard Energy, in the case of the NewCo Parties (it being understood that this clause (G) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Business Combination), or

(H)    the effect of any action taken by the NewCo Parties, in the case of Blackbeard Holdings or Greybeard Energy, or Blackbeard Holdings or Greybeard Energy, in the case of the NewCo Parties and OpCo (it being understood that this clause (H) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Business Combination).

However, if any of the exceptions described in any of clauses (A) through (D) has a disproportionate effect on such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, taken as a whole, relative to other participants in the industry in which such Person’s businesses operate, the impact thereof will be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect” in respect of such Person but solely to the extent of such disproportionate effect; or

(ii)     the ability of such Person to perform any of their respective obligations under, or to consummate the Business Combination.

Conduct of Business of Blackbeard Prior to Completion of the Business Combination

Conduct of Business of Blackbeard Holdings

Generally, Blackbeard Holdings has agreed that, during the period from the date of the Combination Agreement until the earlier of the Blackbeard Contribution Closing or the valid termination of the Combination Agreement (the “Applicable Period”), except (i) as expressly contemplated by the Combination Agreement, including the Blackbeard Pre-Closing Restructuring and obtaining the Credit Facility Consents, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Blackbeard Holdings will, and will cause each of its subsidiaries to, with respect to the contributed assets (other than the Greybeard Assets), use commercially reasonable efforts to (A) conduct the businesses in the ordinary course of business; (B) preserve intact the business organizations and relationships with customers, suppliers, lenders, lessors, regulators, insurers, and other material business relations; (C) keep available the services of directors and officers; and (D) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

In addition, Blackbeard Holdings has agreed that, during the Applicable Period, except (i) as expressly contemplated by the Combination Agreement, including the Blackbeard Pre-Closing Restructuring and obtaining the Credit Facility Consents, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Blackbeard will not, and will cause each of its subsidiaries not to, with respect to the contributed assets (other than the Greybeard Assets):

•        adopt or propose any change to the articles or certificate of formation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) of USLG Legacy;

•        with respect to the Blackbeard Transferred Entities, (x) merge or consolidate with any other person; or (y) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof;

•        with respect to the Blackbeard Transferred Entities, adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

•        issue, deliver, sell, pledge, dispose of or encumber any shares of the capital stock or other equity securities of any Blackbeard Transferred Entity, or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or other equity securities;

•        declare, set aside, make or pay any non-cash dividend or other distribution with respect to any of the Blackbeard Transferred Entities or transferred assets (other than any Greybeard Assets), except for dividends or other distributions between or among the Blackbeard Transferred Entities, and any of their direct or indirect wholly owned subsidiaries;

•        adjust, split, combine, redeem, repurchase, cancel or otherwise acquire any shares of capital stock or other equity interests of any Blackbeard Transferred Entity, or reclassify, combine, split, subdivide or otherwise amend the terms of the capital stock or other equity interests of any Blackbeard Transferred Entity;

•        (A) acquire or purchase (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or acquire or purchase any assets or property from any person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement; or (B) transfer, sell, lease, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or any transferred assets (other than the Greybeard Assets), excluding (x) sales or dispositions of hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement;

•        enter into, materially amend (to the detriment of the Blackbeard Transferred Entities or the USLG Business), assign, or renew, extend, or voluntarily terminate any material contract of Blackbeard or waive any material right thereunder, other than the automatic renewal or extension of any such material contract of Blackbeard pursuant to its terms or on terms that are not less favorable to the Blackbeard Transferred Entities or the USLG Business;

•        authorize, make or incur any capital expenditures, except for capital expenditures set forth in the capital expenditure budget set forth in the Disclosure Schedules;

•        make any loans, advances or capital contributions to, or investments in, any other person (other than a Blackbeard Transferred Entity), in each case other than (A) advances of expenses to employees or (B) intercompany agreements or investments between or among the Blackbeard Transferred Entities in the ordinary course of business;

•        issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) (other than (A) a guaranty by Blackbeard Holdings or any of its subsidiaries in favor of a Blackbeard Transferred Entity or (B) any borrowings under, or drawdowns of any credit facility so long as the aggregate outstanding balance of the Credit Facilities is no more than $112.7 million as of immediately prior to the Blackbeard Contribution Closing);

•        implement or adopt any material change to the methods of accounting of a Blackbeard Transferred Entity, except as may be appropriate or required to conform to changes in applicable law, statutory or regulatory accounting rules, GAAP or any regulatory requirements with respect thereto;

•        cause any Blackbeard Transferred Entity to (A) make (outside of the ordinary course of business), change, or revoke any material tax election, (B) file any amended material tax return, (C) adopt (outside of the ordinary course of business) or change any material method of tax accountings, (D) settle any claim or assessment in respect of a material amount of taxes, (E) surrender any right to claim any material tax refund or (F) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment, other than as the result of an automatic extension of the due date of a tax return;

•        compromise, settle or agree to compromise or settle any action (other than an action related to taxes), or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing; provided that, such settlement or compromise will not include any admission of wrongdoing or similar admission by any Blackbeard Transferred Entity or the USLG Business or that would otherwise be reasonably expected to negatively affect a Blackbeard Transferred Entity or the USLG Business in a material respect;

•        create or otherwise grant any lien (other than permitted liens) on, any of the transferred assets (other than the Greybeard Assets);

•        (A) hire or otherwise directly engage the services of any employee or (B) adopt, implement, become a party to, sponsor, maintain, or incur or assume any liability, contingent or otherwise, in respect of any benefit plan (including on account of an ERISA affiliate);

•        enter into any new line of business or abandon or discontinue any existing lines of business; or

•        agree to take any of the actions described in Section 5.1(b) of the Combination Agreement.

Conduct of Business of Greybeard Energy

Generally, Greybeard Energy has agreed that, during the Applicable Period, except (i) as expressly contemplated by the Combination Agreement, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Greybeard Energy will, and will cause its subsidiaries to, with respect to the Greybeard Assets, use commercially reasonable efforts to (A) conduct the ownership and operation of the Greybeard Assets in the ordinary course of business, and (B) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

In addition, Greybeard Energy has agreed that, during the Applicable Period, except (i) as expressly contemplated by the Combination Agreement, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Greybeard Energy will not, and will cause its subsidiaries not to, with respect to the Greybeard Assets:

•        adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

•        (A) acquire or purchase any assets, securities or property from any person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement; or (B) transfer, sell, lease, or otherwise dispose of any transferred assets of Greybeard, excluding (x) sales or dispositions of hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement;

•        enter into, materially amend (to the detriment of Greybeard Energy), assign, or renew, extend, or voluntarily terminate any Greybeard Energy material contract or waive any material right thereunder, other than the automatic renewal or extension of any such Greybeard Energy material contract pursuant to its terms or on terms that are not less favorable to Greybeard Energy;

•        authorize, make or incur any capital expenditures with respect to the Greybeard Assets that will be binding on, or included in, the Greybeard Assets;

•        to the extent binding on, or included in, the Greybeard Assets, issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) other than any borrowings under the Greybeard Credit Facility;

•        to the extent binding on, or included in, the Greybeard Assets, compromise, settle or agree to compromise or settle any action, or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing;

•        create or otherwise grant any lien (other than permitted encumbrances) on, the Greybeard Assets;

•        enter into any new line of business or abandon or discontinue any existing lines of business; or

•        agree to take any of the actions described above.

Conduct of Business of the Blackbeard Transferred Entities

During the Applicable Period, and except (i) as expressly contemplated by the Combination Agreement, (ii) as required by applicable law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), as of immediately following the time of such person’s organization or formation in connection with the consummation of the Blackbeard Pre-Closing Restructuring, each of Blackbeard Holdings and Greybeard Energy acknowledge and agree that each of the Blackbeard Transferred Entities will not knowingly engage or agree to engage in any material business activities and will not knowingly incur any material liabilities or obligations other than in connection with the Business Combination; provided that, for the avoidance of doubt, the foregoing will not restrict any of the Blackbeard Transferred Entities from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, the Combination Agreement, the other transaction documents or the Transactions.

Conduct of Business of New PBT, New PBT Sub and OpCo Prior to Completion of the Business Combination

During the Applicable Period, and except (i) as expressly contemplated by the Combination Agreement, (ii) as required by applicable law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as Blackbeard Holdings may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), each of New PBT, New PBT Sub and OpCo acknowledges and agrees that it will not knowingly engage or agree to engage in any material business activities and will not knowingly incur any material liabilities or obligations other than in connection with the Business Combination; provided that, for the avoidance of doubt, the foregoing will not restrict (A) New PBT, New PBT Sub or OpCo from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, the Combination Agreement, the other transaction documents or the Transactions and (B) New PBT and its subsidiaries from owning and holding the Trust Interests, in each case during the period between the PBT Contribution Closing and the Blackbeard Contribution Closing in connection with the transactions described in the Combination Agreement.

No Solicitation by Blackbeard Holdings and Greybeard Energy

Certain Related Definitions

As used in this proxy statement/prospectus:

“Blackbeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding equity securities of the Blackbeard Transferred Entities or equity securities representing more than 20% of the voting power of the Blackbeard Transferred Entities or Equity Securities, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of the Blackbeard Transferred Entities and the USLG Business, representing more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business.

“Greybeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, to directly acquire, purchase, license, lease, exchange, transfer or otherwise obtain, in any manner, in one or more transactions, any right, title, or interest in or to any Greybeard Asset, including pursuant to any merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement, disposition of assets, asset purchase or sale, or other similar transaction.

During the Applicable Period, each of Blackbeard Holdings and Greybeard Energy will not, and will cause its subsidiaries and controlled affiliates, and its equity holders, officers and directors not to, and will use reasonable best efforts to cause its and its subsidiaries’ respective other representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (ii) continue, conduct, engage, enter into or participate in any discussions or negotiations with, furnish any information relating to the Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets or afford access to the business, officers, directors, employees, properties, assets, books or records of Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets to, or otherwise cooperate in any way with, any person (other than New PBT, New PBT Sub and OpCo and their respective controlled affiliates) (or its potential source of financing) that Blackbeard Holdings or Greybeard Energy (as applicable) knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (iii) enter into or approve, recommend or declare advisable for any Blackbeard Transferred Entity (or any other person holding a material portion of the rights, properties or assets of the USLG Business or the Greybeard Assets) to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement or any other similar agreement relating to or constituting a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing.

In addition, each of Blackbeard Holdings and Greybeard Energy will, and will cause its subsidiaries, and will cause its and their respective representatives, to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any person (other than New PBT, New PBT Sub and OpCo and their respective controlled affiliates) conducted prior to the date of the Combination Agreement with respect to any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal. To the extent that Blackbeard Holdings or Greybeard Energy has not done so prior to the date of the Combination Agreement, Blackbeard Holdings or Greybeard Energy (as applicable) will promptly (and in any event within two (2) Business Days of the date of the Combination Agreement) request that each such person, if any, that has executed a confidentiality agreement with Blackbeard Holdings or Greybeard Energy or their respective affiliates within the 12-month period prior to the date hereof in connection with its consideration of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal return or destroy all confidential information theretofore furnished to such person by or on behalf of Blackbeard Holdings, Greybeard Energy or any of their affiliates.

Efforts to Obtain Regulatory Approval

Each of the NewCo Parties and the Blackbeard Parties have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under all applicable antitrust laws to consummate the Transactions at the earliest practicable date (and in any event no later than the Termination Date), including:

•        causing the preparation and filing as promptly as practicable of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of necessary actions to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other antitrust laws;

•        using reasonable best efforts to defend all actions (including by appeal if necessary), whether judicial or administrative, by or before any governmental entity challenging the Combination Agreement, or the consummation of the Transactions; and

•        using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any antitrust law and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action, of any governmental entity that would prevent, prohibit, restrict, interfere with, hinder or delay the consummation of the Transactions.

Each of the NewCo Parties and the Blackbeard Parties, as applicable, will prepare and file as promptly as practicable (and in any event no later than ten Business Days from the date of the Combination Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions. New PBT and Blackbeard Holdings shall each bear 50% of any filing fees and other charges for the filings required under the antitrust laws by the NewCo Parties and the Blackbeard Parties.

If a NewCo Party or a Blackbeard Party receives a request for additional information or documentary material from any governmental entity with respect to the Combination Agreement or the Transactions, including a “Second Request” under the HSR Act, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request. Each of Blackbeard, Greybeard and New PBT, on behalf of itself and its Affiliates, acknowledges and agrees that such Party will not withdraw or refile any filing or stay, toll or extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay the consummation of the Transactions, except with the prior written consent of Blackbeard, on the one hand, or New PBT, on the other hand, as applicable.

The NewCo Parties and the Blackbeard Parties will keep each other apprised of the status with respect matters under antitrust law and work cooperatively in connection with obtaining the approvals of or clearances under antitrust laws, including:

(i)    promptly cooperating with each other in connection with filings or submissions required to be made by any party under any antitrust law and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all material communications with such governmental entities;

(ii)    promptly furnishing to the other parties all information within its possession required for any filing to be made by the other party pursuant to applicable law in connection with the Transactions;

(iii)    promptly notifying each other of any material communications, and furnishing each other with copies of all material written correspondence, filings and instruments, from or with any governmental entity, in each case with respect to antitrust matters;

(iv)    ensuring, to the extent permitted by applicable law or governmental entity, that each of the NewCo Parties and Blackbeard Parties is entitled to attend and participate in any meetings with or other appearances before any governmental entity with respect to the Transactions;

(v)    consulting and cooperating with one another in connection with all analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the antitrust laws; and

(vi)    without prejudice to any rights of the parties, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any governmental entity challenging the Combination Agreement or the consummation of the Transactions.

Survival; Indemnification

The Combination Agreement provides that the representations and warranties of the parties contained in the Combination Agreement or in any certificate or other writing delivered pursuant to the Combination Agreement do not survive the Blackbeard Contribution Closing, except with respect to (i) fraud, and (ii) certain representations and warranties relating to title to assets, which survive the Blackbeard Contribution Closing until the eighteen month anniversary of the Blackbeard Contribution Closing Date.

The covenants and agreements of the parties to the Combination Agreement to be performed prior to the Blackbeard Contribution Closing contained in Combination Agreement will not survive the Blackbeard Contribution Closing. The covenants and agreements of the parties to be performed after the Blackbeard Contribution Closing contained in the Combination Agreement will survive the Blackbeard Contribution Closing indefinitely or for such shorter period explicitly specified in such covenant.

Pursuant to the indemnification provisions of the Combination Agreement, Blackbeard and Greybeard Energy (severally in accordance with their direct or indirect ownership of New PBT as of immediately following the Blackbeard Contribution Closing) have agreed to indemnify and defend the NewCo Parties, their affiliates and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns against and agree to defend and hold each of them harmless from any and all damages, incurred or suffered by any such person to the extent arising out of, relating to or resulting from or under:

(i)    any inaccuracy or breach in certain representations and warranties relating to title;

(ii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Blackbeard Parties or their affiliates under the Combination Agreement or certain other transaction documents after the Blackbeard Contribution Closing; and

(iii)    the Blackbeard Pre-Closing Restructuring.

In addition, New PBT has agreed to indemnify and defend Blackbeard and Greybeard, their affiliates and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns against and agree to defend and hold each of them harmless from any and all damages, incurred or suffered by any such person to the extent arising out of, relating to or resulting from or under any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the NewCo Parties or their affiliates under the Combination Agreement or certain other transaction documents after the Blackbeard Contribution Closing.

The aggregate liability of Blackbeard, Greybeard Energy, and New PBT for damages under the foregoing indemnification provisions shall not in any event exceed $909,000,000. The amount of any damages payable under such indemnification provision will also be calculated net of any amounts recovered by the indemnified party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles).

Termination of Blackbeard Related Party Contracts

Prior to the Blackbeard Contribution Closing, Blackbeard Holdings and Greybeard Energy have agreed to (and have agreed to cause their subsidiaries to) (i) pay, settle or discharge all account balances owed by any Blackbeard Transferred Entity, the USLG Business and in connection with the Greybeard Assets, to any related party of Blackbeard Holdings, Greybeard Energy and their subsidiaries, and (ii) terminate all contracts or transactions between or among Blackbeard Holdings, Greybeard Energy, or their respective related parties or affiliates, on the one hand, and any Blackbeard Transferred Entity, the USLG Business, or the Greybeard Assets, on the other hand, including any arrangements involving material loans, assets, services, or facilities provided or received by any such party, and any arrangements under which material services are provided to, or material amounts of money are owed by or to, any Blackbeard Transferred Entity, or the USLG Business (other than those specified in certain exhibits and disclosure schedules) and to direct the parties thereto to release and waive any and all related claims arising from such contracts.

Change of Name; Removal of Name; Certain Recordings and Filings

Beginning 90 days after the date of the Blackbeard Contribution Closing, New PBT (and its affiliates) will have no further right to use the “Blackbeard,” “Greybeard,” or related/confusingly similar marks (the “Subject Marks”). Within that same 90-day window, New PBT must use commercially reasonable efforts to remove or obliterate the Subject Marks from all Blackbeard Assets and Greybeard Assets.

Within 5 business days of the Blackbeard Contribution Closing date, Blackbeard Holdings will file (in consultation with New PBT):

(i)    NPI Deeds (as defined in the Combination Agreement) in the counties where the Trust Interest is located;

(ii)    affidavits of the BBO Merger (as defined in the Combination Agreement) and USLG Legacy Merger (as defined in the Combination Agreement) (in form/substance reasonably acceptable to New PBT) in counties where Blackbeard Assets real property interests are located; and

(iii)    the memorandum of hydrocarbons and/or other mineral lease in counties where the NPI-Burdened Mineral Interest and Trust Interest are located.

Amendment of Oil and Gas Leases

Within 5 business days of the date of the Blackbeard Contribution Closing, Blackbeard Holdings (and its controlled affiliates) must amend all oil and gas leases listed on Annex I to Exhibit A-3 attached to the Contribution Agreement where Blackbeard Operating is lessee and OpCo is lessor, to (i) remove any lessor title warranty in favor of Blackbeard Operating, and (ii) add language clarifying that (a) lessee may be subject to existing surface use agreements, easements, rights of way with lessor or others, (b) the amended lease does not merge, terminate, or override those surface use arrangements, and (c) lessee’s rights remain subject to those arrangements, with lessee obligated to perform under them.

Registration Statements and Proxy Statement

New PBT has agreed to promptly notify Blackbeard Holdings and Greybeard Energy of any SEC comments or requests for amendments relating to this proxy statement/prospectus or the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and to provide them with copies of related correspondence with the SEC. The NewCo Parties will use their respective reasonable best efforts to have the proxy statement cleared and the S-4 registration statement declared effective as promptly as reasonably practicable, to keep the S-4 registration statement effective for as long as necessary to consummate the Transactions, and to respond promptly to SEC comments, in each case subject to Blackbeard Holding’s and Greybeard Energy’s prior review and consent rights, and subject to certain limitations and restrictions set forth in the Combination Agreement. Each party has further agreed to furnish information relating to itself and its affiliates as required for the proxy statement, the S-4 registration statement, and any pro forma financial statements, to cooperate in the preparation of those filings and the resolution of SEC comments, and to correct any information it provides if found to contain an untrue statement or omission of a material fact.

Access to Information; Confidentiality

From the date of the Combination Agreement until the Contribution Closing Date, Blackbeard Holdings and Greybeard will, subject to certain confidentiality restriction, (x) give the NewCo Parties reasonable access to the offices, properties, books and records of Blackbeard Holdings, Greybeard Energy, and their subsidiaries with respect to the USLG Business and the Greybeard Assets, (y) furnish financial, operating and human resources data and other information relating to the Blackbeard Transferred Entities, the USLG Business and the Greybeard Assets as reasonably requested, and (z) instruct their representatives to cooperate with the NewCo Parties in their investigation, in each case subject to certain limitations and restrictions set forth in the Combination Agreement.

General Efforts; Notice of Certain Event

Each of the Blackbeard Parties and the NewCo Parties shall, and shall cause their subsidiaries to, use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate the Transactions, including by satisfying all closing conditions, obtaining required governmental consents and approvals, and obtaining necessary consents under applicable contracts so as to preserve any benefits under such contracts in connection with the transactions, in each case subject to certain limitations and restrictions set forth in the Combination Agreement.

The parties will further promptly notify each other of (i) communications from governmental entities in connection with the Transactions, (ii) communications from third parties alleging that their consent is required in connection with the Transactions, (iii) third party claims and litigation relating to the Transactions, and (iv) events that would reasonably be expected to result in a material adverse effect.

Public Announcement

The parties to the Combination Agreement agree that the initial press release announcing the Combination Agreement will be a joint release of Blackbeard Holdings, Greybeard Energy, New PBT and SoftVest, and that subsequent press releases and public statements will be subject to prior consultation and consent, in each case subject to certain exceptions set forth in the Combination Agreement.

NYSE Listing

The parties to the Combination Agreement will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NYSE to enable the de-listing by the Trust of the Trust Units from NYSE and the deregistration of the Trust Units under the Exchange Act as promptly as practicable after the Blackbeard Contribution Closing.

In addition, the parties to the Combination Agreement will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and the rules and policies of NYSE and the SEC to enable the listing of the Class A Shares being issued as part of the Transactions on NYSE no later than the Blackbeard Contribution Closing, subject to official notice of issuance.

Credit Facility Consents

From the date of the Combination Agreement until the Blackbeard Contribution Closing, the Blackbeard Parties must use commercially reasonable efforts to obtain the Credit Facility Consents. The Blackbeard Parties may not agree to any amendment, waiver, or similar change to the Credit Agreement dated as of June 1, 2026, by and among USLG Legacy, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time (the “USLG Legacy Credit Facility”), including any increase in interest rates, fees, or other pricing terms without New PBT’s prior written consent. Failure to obtain the Credit Facility Consents is not a closing condition or termination right under the Combination Agreement. If the USLG Legacy Credit Facility Consent has not been obtained prior to the date that is 4 business days before the PBT Contribution Closing, Blackbeard must notify New PBT in writing. Following that notice, the Blackbeard Parties must deliver, at the PBT Contribution Closing, an executed payoff letter from the administrative agent of the USLG Legacy Credit Facility. If the Credit Facility Consent is not obtained prior to the PBT Contribution Closing, New PBT will fund the payoff amounts under the payoff letters at the Blackbeard Contribution Closing, so long as the principal amount relating to such payoff amounts does not exceed $112,700,000 and any interest, penalties and fees associated therewith do not exceed $200,000.

Other Covenants and Agreements

The Combination Agreement also contains additional covenants, including, among others, covenants relating to the termination of certain related party contracts, the consummation of the Blackbeard Pre-Closing Restructuring, the amendment of certain oil and gas leases, the extension of an offer of employment to certain individuals, the filing of this proxy statement/prospectus, access to information of the other companies and confidentiality, notification of certain matters, public disclosures relating to the Combination Agreement and the Transactions, the listing of the Class A Shares to be issued in the Business Combination, certain tax matters, and obtaining certain consents related to the Credit Facilities.

Conditions to the Completion of the Closings

In addition to the approval of the Indenture Amendment Proposal by the Unitholders, the parties’ obligation to complete the PBT Contribution Closing is also subject to the satisfaction (or, to the extent permitted by applicable law and in accordance with the Combination Agreement, waiver) of other conditions, including:

•        the trustee of the Trust having entered into the Indenture Amendment;

•        authorization of the listing on the NYSE of the Class A Shares to be issued in connection with the Business Combination, subject to official notice of issuance;

•        the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order by the SEC or pending or threatened written action seeking such a stop order);

•        the absence of any order or law after the date of the Combination Agreement having the effect of enjoining or prohibiting the completion of the PBT Contribution Closing;

•        the applicable waiting period under the HSR Act relating to the completion of the Business Combination having expired or terminated early;

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement); and

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for the Trust.

In addition, New PBT’s, New PBT Sub’s, OpCo’s, Blackbeard Holdings’ and Greybeard Energy’s obligation to complete the PBT Contribution Closing is subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the PBT Contribution Closing of the following conditions:

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement);

•        the performance by the other parties of their respective covenants and agreements contained in the Combination Agreement in all material respects;

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for Blackbeard Holdings and Greybeard Energy, on the one hand, and New PBT, on the other hand, as applicable;

•        solely with respect to New PBT, New PBT Sub and OpCo, that the principal amount outstanding under the JPM Credit Facility does not exceed $112,700,000 and any interest, penalties and fees associated therewith (other than any fees associated with an amendment and restatement of the JPM Credit Facility) do not exceed $200,000;

•        the receipt by the applicable party of a certificate signed on behalf of the other party by an executive officer of the other party to the effect that the conditions set forth in the immediately foregoing paragraphs have been satisfied; and

•        delivery of certain closing deliverables in connection with the PBT Contribution Closing.

In addition to the consummation of the PBT Contribution Closing in accordance with the Combination Agreement, the parties’ obligation to complete the Blackbeard Contribution Closing is also subject to the satisfaction (or, to the extent permitted by applicable law and in accordance with the Combination Agreement, waiver) of other conditions, including:

•        the absence of any stop order by the SEC or pending or threatened written action seeking such a stop order relating to the Form S-4 of which this proxy statement/prospectus forms a part;

•        the absence of any order or law after the date of the Blackbeard Contribution having the effect of enjoining or prohibiting the completion of the Blackbeard Contribution;

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement); and

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for the Trust.

In addition, New PBT’s, New PBT Sub’s, OpCo’s, Blackbeard Holdings’ and Greybeard Energy’s obligation to complete the Blackbeard Contribution is subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Blackbeard Contribution of the following conditions:

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement);

•        the performance by the other parties of their respective covenants and agreements contained in the Combination Agreement in all material respects;

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for Blackbeard Holdings and Greybeard Energy, on the one hand, and New PBT, on the other hand, as applicable;

•        solely with respect to New PBT, New PBT Sub and OpCo, that the principal amount outstanding under the JPM Credit Facility does not exceed $112,700,000 and any interest, penalties and fees associated therewith (other than any fees associated with an amendment and restatement of the JPM Credit Facility) do not exceed $200,000;

•        the receipt by the applicable party of a certificate signed on behalf of the other party by an executive officer of the other party to the effect that the conditions set forth in the immediately foregoing paragraphs have been satisfied; and

•        delivery of certain closing deliverables in connection with the Blackbeard Contribution Closing.

Termination of the Combination Agreement

The Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to Closing, (with any termination by Blackbeard Holdings also being an effective termination by Greybeard Energy and any termination by New PBT also being an effective termination by the New PBT Sub and OpCo):

•        by mutual written consent of Blackbeard Holdings and New PBT;

•        by either Blackbeard Holdings or New PBT:

•        if Closing will not have been consummated on or prior to 11:59 p.m. (New York City time) on December 31, 2026 (as such date may be extended, the “Termination Date”); provided, that neither Blackbeard Holdings nor New PBT will have the right to terminate the Combination Agreement pursuant to this subsection if any action of such person (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy, and in the case of purported termination by New PBT, New PBT Sub or OpCo) or failure of such person (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy, and in the case of purported termination by New PBT, New PBT Sub or OpCo) to perform or comply with the covenants and agreements of such party set forth in the Combination Agreement will have resulted in, or materially contributed to, the failure of Closing to be consummated by the Termination Date and such action or failure to perform constitutes a breach of the Combination Agreement;

•        if any court of competent jurisdiction or other governmental entity in any jurisdiction in which the parties have material business operations will have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions, and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that no party will have the right to terminate the Combination Agreement pursuant to this subsection in the event that such person’s (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy’s, and in the case of purported termination by New PBT, New PBT Sub or OpCo’s) breach of the Combination Agreement has resulted in, or materially contributed to, such final and nonappealable judgment, order, injunction, rule, decree, or other action being taken or issued;

•        if the approval of the Indenture Amendment Proposal is not obtained at the Special Meeting; or

•        if at any meeting of the Unitholders, the Unitholders approve any action, proposal, transaction or agreement that is a PBT Competing Proposal or if the Trust enters into any definitive agreement relating to a PBT Competing Proposal;

•        by New PBT,

•        if any of Blackbeard Holdings, Blackbeard Security, or Greybeard Energy has breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in the Combination Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in the Combination Agreement and (ii) cannot be cured by the Termination Date; provided, that New PBT will have given Blackbeard written notice, delivered at least 45 days prior to such termination, stating New PBT’s intention to terminate the Combination Agreement pursuant to this subsection and the basis for such termination; provided, further, that New PBT will not have the right to terminate the Combination Agreement pursuant to this subsection if any New PBT, New PBT Sub or OpCo is then in material breach of any of its covenants or agreements set forth in the Combination Agreement;

•        by Blackbeard Holdings,

•        if New PBT, New PBT Sub or OpCo has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Combination Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in the Combination Agreement, and (B) cannot be cured by the Termination Date; provided, that Blackbeard Holdings will have given New PBT written notice, delivered at least 45 days prior to such termination, stating Blackbeard Holdings’ intention to terminate the Combination Agreement pursuant to this subsection and the basis for such termination; provided, further, that Blackbeard Holdings will not have the right to terminate the Combination Agreement pursuant to this subsection if Blackbeard Holdings or Greybeard Energy is then in material breach of any of its covenants or agreements set forth in the Combination Agreement.

The party desiring to terminate the Combination Agreement will give written notice of such termination to the other party setting forth the basis on which such party is terminating the Combination Agreement.

Certain Tax Matters

The parties have agreed to use commercially reasonable efforts to cause the Business Combination to qualify for the Intended Tax Treatment. Additionally, each party has agreed to file (or cause to be filed, with respect to tax returns of subsidiaries and affiliates) all applicable tax returns consistent with the Intended Tax Treatment, and unless otherwise required by a determination within the meaning of Section 1313(a) of the Code, not to take (or cause to be taken) any positions that are inconsistent with the Intended Tax Treatment in tax returns, audits, or otherwise.

Each party is required to reasonably cooperate with the other parties and their tax advisors in connection with the provision of advice or of any opinion relating to the qualification of the Business Combination and related transactions for the Intended Tax Treatment (including the tax opinion delivered by Paul Hastings LLP in connection with this proxy statement/prospectus). Additionally, each party is required to promptly notify the other parties if it becomes aware after the execution date of the Combination Agreement of any fact or circumstance that would prevent the Business Combination from qualifying for the Intended Tax Treatment.

The parties also agreed to use commercially reasonable efforts to cooperate with the preparation and filing of tax returns or the conduct of any audits with respect to any equity securities or assets contributed by Blackbeard and its subsidiaries for any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing, including by persevering and making available any relevant records and documentation.

The Combination Agreement provides that OpCo will pay for any transfer, stamp, documentary, sales, use, registration, or similar taxes incurred or imposed with respect to the Business Combination.

Expenses

Except as otherwise expressly provided in the Combination Agreement, all fees and expenses incurred in connection with the Combination Agreement and the Business Combination will be paid by the party incurring such fees or expenses, whether or not the Business Combination is consummated; provided that, if the Blackbeard Contribution Closing occurs, the parties acknowledge and agree that New PBT will reimburse SoftVest and Blackbeard for the fees, costs, and expenses incurred by such persons as set forth in the Disclosure Schedules.

Amendments, Extensions and Waivers

Subject to applicable Law, the Combination Agreement may be amended, modified or supplemented by the parties thereto, prior to the Blackbeard Contribution Closing and whether before or after the approval of the Indenture Amendment Proposal has been obtained, by action taken or authorized by their respective boards of directors; provided that, after the approval of the Indenture Amendment Proposal has been obtained, no amendment may be made that, pursuant to applicable Law, requires further approval or adoption by the Unitholders without such further approval or adoption. The Combination Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties thereto at the time of the amendment.

At any time prior to the Blackbeard Contribution Closing, any of Blackbeard Holdings, Blackbeard Security, and Greybeard Energy, on the one hand, and the SoftVest Parties, on the other hand, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Combination Agreement or in any certificate delivered pursuant to the Combination Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained therein. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Specific Performance

The parties to the Combination Agreement agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of the Combination Agreement were not performed in accordance with their specific terms or were otherwise breached and therefore fully intend for specific performance to be an available remedy for breaches of the Combination Agreement. Accordingly, each of the parties to the Combination Agreement acknowledge and agree that, (i) at any time prior to the valid termination of the Combination Agreement, the parties thereto will be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of the Combination Agreement and to enforce specifically the terms and provisions of the Combination Agreement in the courts chosen under the Combination Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity, and (ii) the right of specific performance is an integral part of the Business Combination and without that right, no party would have entered into the Combination Agreement. Each of the parties to the Combination Agreement further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity, and (b) any requirement under any law to provide any bond or to post any security as a prerequisite to obtaining equitable relief. The right to specific enforcement hereunder will include the right of (1) New PBT, on behalf of itself and any third party beneficiaries to the Combination Agreement, to cause Blackbeard Holdings and Greybeard Energy to cause the Business Combination to be consummated on the terms and subject to the conditions set forth in the Combination Agreement and (2) each of Blackbeard Holdings and Greybeard Energy, on behalf of themselves and any third party beneficiaries to the Combination Agreement, to cause the SoftVest Parties to cause the Business Combination to be consummated on the terms and subject to the conditions set forth in the Combination Agreement.

Governing Law

The Combination Agreement and the documents delivered pursuant thereto and the legal relations between the parties thereto will be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS

The following section summarizes material provisions of the Registration Rights Agreement, Shareholders’ Agreement, Support Agreement and Commitment Agreement, which are included in this proxy statement/prospectus as Annex F, Annex G, Annex H and Annex I, respectively, are incorporated by reference herein in their entirety, and qualify the following summary in its entirety.

Registration Rights Agreement

In connection with Closing, we intend to enter into the Registration Rights Agreement with Blackbeard Security, Greybeard Energy, Horizon Kinetics and SoftVest, L.P. The Registration Rights Agreement will provide that no later than thirty days after New PBT becomes eligible to file a shelf registration statement, New PBT will use its reasonable best efforts to file a resale shelf registration statement and to effect underwritten takedowns therefrom upon their respective requests subject to customary limitations. These holders also have piggyback registration rights, such that they and their permitted transferees may include their respective shares in certain future registrations of our equity securities. The demand registration rights and piggyback registration rights will each be subject to market cut-back exceptions.

The Registration Rights Agreement will set forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in road show presentations in connection with any underwritten offerings. We will also agree to indemnify certain of our holders and their permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by any holder or any permitted transferee.

Shareholders’ Agreement

In connection with Closing, we intend to enter into the Shareholders’ Agreement with Blackbeard Security, Greybeard Energy and SoftVest, L.P.

Nomination Rights

The Shareholders’ Agreement will provide Blackbeard Security and Greybeard Energy the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, (i) for so long as Blackbeard Security, Greybeard Energy and its permitted transferees collectively beneficially own at least 25% of the New PBT Common Stock, to designate two individuals (such persons the “Blackbeard Nominees”) to be nominated for election (or re-election) to our Board, and (ii) for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock, to designate one Blackbeard Nominee to be nominated for election (or re-election) to our Board.

The Shareholders’ Agreement will also provide SoftVest, L.P. the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as SoftVest, L.P. and their permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, to designate one individual (the “SoftVest Nominee”) that qualifies as an independent director to be nominated for election (or re-election) to our Board. Until the second anniversary of the Blackbeard Contribution Closing, such SoftVest Nominee will serve as the Chairperson of the Board, if elected.

In addition, the Shareholders’ Agreement will provide that, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as both (x) Blackbeard Security and Greybeard Energy and their respective permitted transferees, collectively beneficially own more than 25% of the New PBT Common Stock, and (y) SoftVest, L.P. and its Permitted Transferees, beneficially owns at least 5% of the New PBT Common Stock, we will nominate our CEO and three independent directors agreed to in good faith by Blackbeard Security, Greybeard and SoftVest, L.P. for election to the Board (such persons collectively, the “Additional Nominees”). Blackbeard Security, Greybeard and SoftVest, L.P. will consider in good faith that one of such three independent directors will be a representative of another significant shareholder of New PBT.

We will include the Blackbeard Nominees, SoftVest Nominees and Additional Nominees in the slate of nominees recommended by our Board for election as directors at any meeting of shareholders or written consent called for the purpose of electing directors and use the same efforts to cause the election of such Blackbeard Nominees, SoftVest Nominees and Additional Nominees as we use to cause other nominees recommended by the Board to be elected. For so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock and for so long as SoftVest, L.P. and its permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, (1) each of Blackbeard Security, Greybeard Energy and SoftVest, L.P. (as applicable) will appear at any shareholder meeting at which directors are being elected, vote in favor of the election or appointment of the nominees recommended by our Board for election as directors and not withdraw, modify or condition such vote before the shareholder meeting and (2) the Board will be composed of seven directors.

The Shareholders’ Agreement will also provide for (i) customary procedures for filling any vacancies of Blackbeard Nominees, SoftVest Nominees, and Additional Nominees on the Board and for causing any such persons to resign in the event Blackbeard, Greybeard or SoftVest, L.P. (as applicable) no longer hold the requisite number of shares of New PBT Common Stock to designate the applicable number of individuals for nomination and (ii) representation by Blackbeard Nominees and SoftVest Nominees on committees of the Board, including on an acquisition advisory committee of the Board.

Transfer Restrictions

The Shareholders’ Agreement will also provide that, subject to certain customary exceptions for transfers to permitted transferees, Blackbeard Security, Greybeard Energy, SoftVest, L.P., and their respective permitted transferees may not transfer New PBT Common Stock or securities of New PBT convertible into New PBT Common Stock for 90 days following the Closing.

Following such period, subject to certain exceptions, Blackbeard Security, Greybeard Energy, and their respective permitted transferees may not transfer in the aggregate over any 12-month period, any New PBT Common Stock representing more than 5% of the then-currently issued and outstanding New PBT Common Stock, other than in an underwritten offering, in certain distributions to members or to permitted transferees.

Subject to certain exceptions, none of Blackbeard Security, Greybeard, or any of their respective permitted transferees may transfer any rights, remedies, obligations or liabilities specifically granted to such person under the Shareholders’ Agreement (including any board designation rights granted to such person) to any person and no such rights, remedies, obligations and liabilities shall inure to the benefit of any such proposed transferee.

Amendment of Certain Policies and Master Services Agreement

The Shareholders’ Agreement will provide that New PBT’s related party transactions and conflict of interest policy and code of business conduct and ethics cannot be amended without approval of the Board, including the affirmative vote of a majority of the independent directors.

So long as Blackbeard Security, Greybeard Energy, and their permitted transferees collectively beneficially own more than 25% of the New PBT Common Stock, New PBT will not terminate, amend, restate or otherwise modify the Master Services Agreement without prior written consent of Blackbeard Security and Greybeard Energy.

Termination

Unless earlier terminated by the mutual agreement, the Shareholders’ Agreement shall immediately and automatically terminate (i) with respect to Blackbeard Security and Greybeard Holdings, when Blackbeard Security and Greybeard Holdings together with its permitted transferees cease to beneficially own at least 5% of the New PBT Common Stock and (ii) with respect to SoftVest, L.P., when SoftVest, L.P. together with its permitted transferees ceases to beneficially own at least 5% of the New PBT Common Stock. Notwithstanding the foregoing, with respect to Blackbeard Security, Greybeard and SoftVest, L.P., certain provisions of the Shareholders’ Agreement relating to confidentiality restrictions will survive termination for a period to two years following the first date on which such person ceases to hold greater than 5% of the issued and outstanding New PBT Common Stock.

Support Agreement

In connection with the execution of the Combination Agreement, SoftVest, L.P. entered into the Support Agreement with Blackbeard Security, pursuant to which, among other things, SoftVest, L.P. has agreed at any meeting of the Unitholders, and at any adjournment or postponement thereof, and in connection with any written consent of the Unitholders or in any other circumstance in which the vote, consent or other approval of the Unitholders is sought, SoftVest, L.P. will:

•        appear at such meeting (in person or by proxy) or otherwise cause the Trust Units held by SoftVest, L.P. as of the record date of such meeting to be counted as present thereat for purposes of calculating a quorum; and

•        vote, in person or by proxy, or, if applicable, deliver (or cause to be delivered) a written consent with respect to, all of the Trust Units that SoftVest, L.P. is entitled to vote at the time of any vote or action by written consent (i) in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions, (ii) in favor of any proposal to adjourn a meeting of the Unitholders to solicit additional proxies in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions if there are not sufficient votes at the time of such meeting to obtain the approval of the Indenture Amendment Proposal and (iii) against any action or agreement that (x) would reasonably be expected to materially impair, impede, interfere with, or delay the consummation of the Transactions, (y) relates to any asset purchase, lease or disposition by the Trust or any of its subsidiaries that has not been approved by Blackbeard Security (other than, for the avoidance of doubt, any such purchase, lease or disposition contemplated by the Combination Agreement) or (z) would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of New PBT and its subsidiaries under the Combination Agreement or SoftVest, L.P. under the Support Agreement.

Prior to the termination of the Support Agreement, SoftVest, L.P. has agreed to use its reasonable best efforts to convene a meeting of the Unitholders for the purpose of obtaining approval of the Indenture Amendment Proposal as promptly as reasonably practicable following the clearance of this proxy statement/prospectus by the SEC and the declaration of effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

In addition, SoftVest, L.P. has also agreed in the Support Agreement to certain restrictions on the transfer of Trust Units, including agreeing not to (without the prior written consent of Blackbeard Security), taking any of the following actions, subject to certain exceptions for “permitted transfers”:

•        entering into a voting trust or enter into another agreement or arrangement with respect to any such securities or grant any proxy or power of attorney with respect thereto;

•        selling, assigning, transferring, encumbering, otherwise disposing of any Trust Units held by SoftVest, L.P.; or

•        entering into any contract, option or other arrangement, understanding or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of or transfer of any interest in or the voting of such securities.

Prior to the termination of the Support Agreement, SoftVest, L.P. shall not, and shall direct its controlled affiliates and its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any PBT Competing Proposal or the making of any proposal that could reasonably be expected to lead to a PBT Competing Proposal; (ii) participate in discussions or negotiations with, furnish non-public information relating to the Trust to any Person in connection with a PBT Competing Proposal to any Person (other than the parties to the Combination Agreement and their respective affiliates and representatives) that SoftVest, L.P. knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a PBT Competing Proposal; (iii) enter into or approve any agreement, letter of intent, agreement in principle, acquisition agreement or other agreement relating to a PBT Competing Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing.

The Support Agreement will automatically terminate upon the earliest to occur of (i) the consummation of the transactions contemplated by the Combination Agreement, (ii) the termination of the Combination Agreement in accordance with its terms, or (iii) the mutual written agreement of the parties to the Support Agreement.

Master Services Agreement

For information regarding the Master Services Agreement, please refer to “Executive Compensation — Executive Compensation Arrangements for New PBT — Master Services Agreement” elsewhere in this proxy statement/prospectus.

The Commitment Agreement

On July 28, 2026, we entered into the Commitment Agreement with Blackbeard Security, Greybeard Energy, SoftVest, L.P. and Horizon Kinetics. Pursuant to the terms and conditions of the Commitment Agreement, Blackbeard Security and Greybeard Energy have agreed to purchase, at a cash subscription price equal to the Rights Offering per share subscription price (the “Subscription Price”), in a private placement exempt from the registration requirements under the Securities Act, up to $45.84 million and $3 million Class A Shares, respectively, representing the Blackbeard and Greybeard Subscription. This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Security and Greybeard Energy would be entitled to purchase in the Rights Offering as a 38.2% and 2.5% shareholder, respectively, of New PBT following Closing before giving effect to the Rights Offering.

Further, pursuant to the terms and conditions of the Commitment Agreement, SoftVest, L.P. and Horizon Kinetics as the Backstop Purchasers have agreed (i) to exercise in full their non-transferable Subscription Rights, including their over-subscription rights (the “Over-Subscription Rights”), and (ii) if any Subscription Rights granted to other Unitholders remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Backstop Purchasers have committed jointly and severally to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering, up to $71.16 million in Class A Shares not subscribed for by such other Unitholders. Specifically, each Backstop Purchaser will purchase an equal portion (50% each) of the unsubscribed Class A Shares upon the expiration of the Rights Offering.

Assuming no Unitholders other than the Backstop Purchasers exercise their Subscription Rights and after giving effect to the Blackbeard and Greybeard Subscription, Blackbeard Security, Greybeard Energy, SoftVest, L.P. and Horizon Kinetics will own 38.2%, 2.5%,            % and            %, respectively, of our Class A Shares outstanding following the closing of the Rights Offering, after giving effect to the Backstop Commitment and to Closing of the Business Combination. In light of the Backstop Commitment, New PBT expects to receive aggregate gross proceeds of $120.0 million if the Rights Offering and the Blackbeard and Greybeard Subscription are completed, whether or not any Subscription Rights holders other than SoftVest, L.P. and Horizon Kinetics exercise their Subscription Rights.

Closing Conditions

Closing of the Subscription and Backstop Commitment is condition upon, among other things, the consummation of the Rights Offering and the Blackbeard Contribution Closing.

Fees and Expenses

Each party to the Commitment Agreement will be responsible for its own fees and expenses in connection with the transactions contemplated thereby.

Termination

The Commitment Agreement will terminate automatically if the Combination Agreement is validly terminated in accordance with its terms. The Commitment Agreement may also be terminated upon the parties’ mutual written consent.

DIRECTORS AND MANAGEMENT OF NEW PBT

Following Closing, the business and affairs of New PBT will be managed by or under the direction of the New PBT Board. Pursuant to the Combination Agreement, following Closing, the New PBT Board will consist of seven directors.

Name	Position with New PBT	Age
Eric Oliver	Chairman of the Board	67
Jordan Barrett	Chief Executive Officer and Director Nominee	42
Ricky Burnett	Director Nominee	52
Brian Ferguson	Director Nominee	47
Peter Ray	Director Nominee	37
Kaleb Smith	Director Nominee	41
	Director Nominee
Alyssa Stephens	Chief Financial Officer	40
Ricky Torlincasi	General Counsel and Secretary	40

Eric Oliver.    Mr. Oliver currently serves as the sole director, President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and Chief Accounting Officer of New PBT. In addition, Mr. Oliver currently serves as the President of SoftVest Advisors, a registered investment adviser that acts as an investment manager for private fund clients including SoftVest, L.P. Mr. Oliver additionally serves as the President of HeartsBluff Music Partners, LLC and Carrizo Springs Music Partners, LLC, both of which are registered investment advisers pursuant to an umbrella registration filed by SoftVest Advisors. Previously, Mr. Oliver was President of Midland Map Company, LLC, a Permian Basin oil and gas lease and ownership map producer from 1997 until its sale in January of 2019 to Drilling-Info, and was Principal of Geologic Research Centers LLC, a log library providing geological data to the oil and gas industry with a library in Abilene, Texas, sold in 2019. Additionally, Mr. Oliver served on the board of Texas Mutual Insurance Company from 2009 until he retired in July 2021. Mr. Oliver also served as a director on the board of Texas Pacific Land Corp. (NYSE: TPL) from January 2021 until November 2025, where he served as a member of the audit committee. He has also served as a director on the board of AMEN Properties, Inc. (OTC: AMEN) since July 2001 and was appointed Chairman of the Board in September 2002. AMEN Properties directly or indirectly owns certain oil and gas royalty and working interest properties. Mr. Oliver holds a B.A. in Chemistry from Abilene Christian University.

We believe Mr. Oliver is qualified to serve as the Chairman of the New PBT Board due to his significant experience in the oil and gas industry.

Jordan Barrett.    Mr. Barrett is a founding partner of Blackbeard Holdings, Mr. Barrett has served as both Chief Financial Officer and Vice President of Business Development since 2014. With a strong foundation in the oil and gas sector, he began his career in oil field services and has since developed broad expertise across various segments of the industry, including exploration, production, midstream operations, and startups. Mr. Barrett holds a B.S. and an MBA from Texas Tech University.

We believe Mr. Barrett is qualified to serve as our director due to his experience in various segments of the oil and gas industry.

Ricky Burnett.    Mr. Burnett serves as the President and Chief Executive Officer (CEO) of Silver Creek Exploration III. Previously, Mr. Burnett served in the same roles at Silver Creek Oil and Gas, LLC, beginning in November 2019. Prior to Silver Creek Oil & Gas he was the Chief Financial Officer (CFO) of Covey Park Energy, a private E&P company sponsored by Denham Capital. Prior to joining Covey Park Energy, Mr. Burnett served as CFO of Double Eagle Energy Holdings II, a U.S. partnership with Apollo Natural Resource Partners until its sale to Parsley Energy, Inc. during the first half of 2018. Prior to Double Eagle Energy Holdings II, Mr. Burnett was at EXCO Resources, Inc., a publicly traded, E&P company serving as Vice President (VP) and CFO. From 2002 to November 2013, Mr. Burnett was at KPMG LLP where he served as the Partner in Charge of the Energy Audit Practice within the Dallas/Ft. Worth Business Unit starting in June of 2012. Prior to joining KPMG LLP, Mr. Burnett worked at Arthur Anderson LLP and Marine Drilling Companies, Inc. In addition, Mr. Burnett served on the Board of Directors and as the Chairman of the Audit Committee for US Well Services, Inc. (NASDAQ: USWS) from

2018 through its sale in November 2022 and served on the board of directors for Ranger Oil Corporation from to October 2021 to June 2023 when it was sold to Baytex Energy Corp. Mr. Burnett has also served on the board of Select Water Solutions, Inc. (NYSE: WTTR) since November 2016 and is the Chair of the Nominating, Governance and Sustainability Committee. Mr. Burnett is a Certified Public Accountant in the State of Texas and holds a B.B.A in Accounting from Texas Tech University.

We believe Mr. Burnett is qualified to serve as our director due to his extensive financial and audit experience within the energy industry.

Brian Ferguson.    Mr. Ferguson has practiced law as a Texas attorney since 2005 and was certified as a public accountant in 2006. He currently owns and manages a portfolio of oil and gas interests concentrated in West Texas and real estate holdings in the Rio Grande Valley. He has extensive experience with the acquisition and ownership of minerals and non-operated oil and gas working interests. In addition, Mr. Ferguson has consulted on audit, compliance and regulatory issues for publicly traded companies and registered investment advisors since 2005. He has served on the board of directors of Legacy Housing Corporation (NASDAQ: LEGH) since December 2023. Mr. Ferguson holds a Bachelors of Business Administration, a Master’s in Public Accounting, and a Juris Doctor from The University of Texas at Austin. He was commissioned as an officer in the United States Air Force, where he continues to serve in the Reserve component.

We believe Mr. Ferguson is qualified to serve as a director based on his extensive business, legal, and accounting experience, his knowledge of the oil and gas industry, his military service, and his public company board experience.

Peter Ray.    Mr. Ray currently serves on the board of Blackbeard Holdings and has worked with the management team for over a decade. Mr. Ray also currently serves as Partner for NGP Energy Capital Management, concentrating on NGP’s efforts in sourcing natural resources and royalty investments, as well as the monitoring of active portfolio companies. He joined NGP in 2014. Prior to his work at NGP, Mr. Ray was an Investment Banking Analyst with Deutsche Bank’s Natural Resources Group in Houston, where he focused on financing and merger and acquisition transactions in the oil and gas industry. Mr. Ray received a B.B.A. in Finance from the McCombs School of Business at The University of Texas at Austin in 2011.

We believe Mr. Ray is qualified to serve as our director due to his experience in finance in the energy industry.

Kaleb Smith.    Mr. Smith is a founding partner and has served as Chief Executive Officer of both Blackbeard Holdings and Greybeard Holdings since 2022, where he has overseen the transformation of legacy fields into high return assets with over 1,000 wells drilled to date. Mr. Smith began his time at Blackbeard as an engineer in June 2014. Prior to his work at Blackbeard, Mr. Smith was an operation engineer at BC Operating from January 2011 to May 2014. Mr. Smith began his career at XTO Energy in June 2009 as a reservoir engineer. Mr. Smith holds a B.S. in Petroleum Engineering from Texas A&M University.

We believe Mr. Smith is qualified to serve as our director due to his experience as an engineer and his successful leadership of Blackbeard.

Alyssa Stephens — Chief Financial Officer Ms. Stephens has been the Vice President, Finance & Capital Markets at Blackbeard Operating since April 2026. Prior to joining Blackbeard, she served as Vice President, Head of Investor Relations of Sitio Royalties Corp., beginning in January 2025 until August 2025, and from May 2021 to December 2024, she served as Vice President of Mountain Capital Management, LLC. Previously, she served as Vice President, Finance at Blackbeard Operating from January 2020 to May 2021. Ms. Stephens was also the CFO and Co-Founder of Starboard Permian, LLC, from January 2019 to December 2019. Ms. Stephens served as Director of Investor Relations for RSP Permian, Inc. from May 2016 to July 2018 and held various investment banking positions with Jefferies LLC, including Vice President. Ms. Stephens holds an A.B. in Economics from Dartmouth College.

Ricky Torlincasi — General Counsel and Secretary Mr. Torlincasi joined Blackbeard Holdings, LLC in October 2019 as General Counsel responsible for all legal matters pertaining to Blackbeard Holdings, LLC and each of its subsidiaries. Prior to his current position with us, Mr. Torlincasi was in private practice and was affiliated with multiple Texas-based, national and international law firms from November 2011 to October 2019. While in private practice, Mr. Torlincasi was a corporate transactional attorney, focused on mergers and acquisitions, private equity and private funds, and energy and natural resources (exploration and production, midstream, and oilfield services). Mr. Torlincasi holds a B.A. in Political Science from Texas Christian University and a Juris Doctor from Texas A&M University School of Law.

There are no family relationships among any of the directors.

Director Compensation

We have not paid any compensation or granted any equity awards to any non-employee director during the 2026 calendar year. We expect to adopt a director compensation program for non-employee directors on a go-forward basis that will include a share-based compensation awards from the 2026 Incentive Plan described in the section of this proxy titled, “Executive Compensation — 2026 Incentive Plan,” as a meaningful element of the non-employee directors’ compensation in order to align the interests of our non-employee directors and our shareholders. However, we are currently in discussions regarding the design of the director compensation program that will become effective upon completion of the Business Combination and have not made any final decisions regarding the details of such a program.

EXECUTIVE COMPENSATION

Historic Executive Compensation Practices

USLG

The executive officers responsible for managing the USLG’s day-to-day affairs are also current executive officers of Blackbeard.

Historically, such executive officers have provided management services to a broad range of operational and non-operational assets across Blackbeard’s and Greybeard Energy’s portfolio, including the subset of non-operational NRA assets now held by USLG. Such management services have historically been provided to these assets through administrative services agreements; however, the costs, fees, and expenses paid under such administrative services agreements are aggregated and are not allocated to specific individuals. As a result, there is no historical tracking or attribution of compensation to any particular executive officer for services rendered to the NRAs held by USLG, and USLG does not have any historical compensation information to present.

The assets now held by USLG Legacy, in combination with the Greybeard Assets, have historically represented a relatively small portion of the overall asset base of Blackbeard Holdings’ and Greybeard Energy’s portfolio, and the management responsibilities associated with these non-operational assets are capital-light in nature. Given the aggregated nature of the services and associated payments under the administrative services agreements and the limited representation and USLG Legacy’s assets, in combination with the Greybeard Assets, have within the broader asset base of Blackbeard Holdings and Greybeard Energy, it is not possible to reasonably determine or allocate the portion of the executive officers’ historical compensation that relates specifically to services provided to the non-operational USLG assets. As a result, USLG does not have any historical compensation information to present.

The Trust

The Trust has no directors or executive officers. The Trustee is a corporate trustee which may be removed, with or without cause, at a meeting of the Unitholders, by the affirmative vote of the holders of a majority of all the Trust Units then outstanding.

Executive Compensation Arrangements for New PBT

Following the consummation of the Business Combination, we expect to directly employ certain key employees; however, we do not anticipate having our own payroll or employee benefit plans in place as of such date, and such key employees are expected to be compensated by Blackbeard and eligible to participate in Blackbeard’s employee benefits plans. The remainder of persons responsible for managing our business will be employed and compensated by Blackbeard. Our executive officers who are employed by Blackbeard are expected to be eligible to participate in employee benefit plans and arrangements sponsored by Blackbeard, including plans that may be established in the future. Except with respect to any equity-based awards that may be granted under the 2026 Incentive Plan, our executive officers who are employees of Blackbeard are not expected to receive separate amounts of compensation in relation to the services they provide to us. In accordance with the terms of the MSA, we will pay or reimburse Blackbeard for costs and expenses incurred by the applicable Blackbeard entity or entities in connection with providing services under the MSA.

Master Services Agreement

In conjunction with Closing, we will enter into the MSA with Blackbeard Operating or one of its affiliates. The MSA will have an initial term of 5 years, with consecutive one-year renewal terms, unless terminated by either USLG or Blackbeard with at least 120 days’ prior notice; provided, however, that, for so long as Blackbeard or any controlled affiliate of NGP collectively own more than 25% of the issued and outstanding shares of New PBT, the MSA shall only be terminable by mutual agreement of the parties.

Pursuant to the MSA, Blackbeard will provide us with certain management services, as well as operational, sourcing, administrative and strategic services to support our business and development activities. Such general and administrative services include, but are not limited to, legal services, information technology, accounting, financial and tax services, engineering services and land administrative services. As consideration for such services, we will reimburse the designated Blackbeard entity $5.0 million per year for the first calendar year of New PBT (the “Management Fee”). The Management Fee will be reviewed and, if necessary, updated annually by the New PBT Board to reflect certain changes such as changes in the scope of services provided or our operations.

The Management Fee is not intended to cover direct costs, including those associated with the operation of a public company (e.g., those associated with audit, tax, Sarbanes-Oxley compliance, investor relations, independent director’s fees, etc.). Additionally, the MSA is not intended to cover compensation, benefits, payroll taxes, and other employment-related costs and obligations associated with our direct employees.

The MSA will contain customary, arm’s length provisions relating to indemnification, limitations on liability and termination and will constitute a related-party transaction subject to our related party transactions policy.

2026 Incentive Plan

As described in the section of this proxy titled “The 2026 Incentive Plan Proposal”, we expect the board of directors of New PBT will adopt the 2026 Incentive Plan prior to the consummation of the Business Combination, subject to approval of the 2026 Incentive Plan Proposal by the Unitholders and approval by the current sole shareholder of New PBT, which will become effective upon the consummation of the Business Combination. The 2026 Incentive Plan will permit us to grant cash and equity-based incentive awards to our named executive officers and other employees and service providers, including our non-employee directors.

Anti-Hedging Policies

We expect to adopt a policy that will prohibit our employees, including all executive officers, and our non-employee directors from engaging in transactions that are considered to hedge or offset the financial impact of holding Class A Shares.

Clawback Policy

We intend to timely adopt an incentive compensation clawback policy that complies with the listing standards of the NYSE.

Policies and Practices Related to the Timing of Grants of Certain Equity-Based Awards

We do not currently grant stock options or SARs as part of our equity compensation program, and therefore we do not maintain a formal policy regarding the timing of stock option or SAR awards.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 28, 2026, NewCo Parties, Blackbeard Holdings, Blackbeard Security and Greybeard Energy entered into the Combination Agreement. NewCo Parties were all newly formed to be wholly owned subsidiaries of Trust to facilitate the Transactions. Upon the consummation of the Combination Agreement, New PBT will become the new registrant.

The following unaudited pro forma condensed combined financial information and the accompanying notes (the “Pro Forma Financial Information”) are presented to illustrate the estimated effects of the Transactions as further described below.

Pro Forma Financial Information reflects the following transactions that are expected to occur in accordance with the Combination Agreement:

•        Transfers of Interests and Operations — In accordance with the Combination Agreement, each of Trust, Blackbeard Holdings and Greybeard Energy will transfer certain interests and operations to New PBT:

—     The Trust’s 75% net overriding royalty interest in the Waddell Ranch properties (the “Waddell Ranch Properties”) will effectively be converted into a cost-free 15% effective royalty interest in the Waddell Ranch Properties in West Texas which will be transferred to New PBT. Additionally, the Trust’s 95% net overriding royalty interest carved out of certain producing royalty properties in Texas (the “Texas Royalty Properties”) will be transferred to New PBT. The assets, liabilities and interests owned by Trust that will be transferred to New PBT in connection with the Closing are defined as the “Trust Contribution.”

—     Blackbeard Holdings will transfer certain hydrocarbon mineral interests, fee mineral interests, royalty interests, surface rights, leases, servitudes and related contracts related to its operations in the Permian Basin in West Texas. The assets, liabilities and interests owned by Blackbeard Holdings that will be transferred to New PBT at Closing are defined as “PBT Land and Minerals, Inc. Predecessor” or “New PBT Predecessor.”

—     Greybeard Energy will transfer the Greybeard Assets to New PBT at Closing which are also defined as the “Greybeard Mineral and Royalty Interests.”

•        Legal Entity Structuring — The following legal entity structuring and equity issuance/exchange transactions will occur to facilitate the Transactions:

—     As a result of the Transactions, (i) the Trust will terminate and Unitholders will receive one Class A Share of New PBT, which has both voting and economic rights with respect to New PBT, for each Trust Unit they own and (ii) the Trust’s 75% net overriding royalty interest in the Waddell Ranch Properties will effectively be converted into a cost-free 15% effective royalty interest owned by New PBT that eliminates cost exposure associated with the development and production of its oil and gas assets and is expected to generate more predictable and consistent cash flow for Unitholders going forward as investors in New PBT, and (iii) the Trust’s interest in the Waddell Ranch Properties, which currently underlies the NPI structure, will be transferred to Blackbeard Operating through the Unburdened Mineral Interest Lease, resulting in Blackbeard Operating assuming all operating costs and capital obligations associated with the interest while New PBT retains the cost-free royalty interest described above.

—     Following Closing, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. New PBT will be a holding company, the sole material assets of which will consist of units of OpCo, an operating subsidiary. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate the financial results of OpCo and its subsidiaries.

—     As a result of the Transactions, Blackbeard Security and Greybeard Energy will receive economic, non-voting OpCo units and a corresponding number of Class B Shares, which have voting but no economic rights with respect to New PBT.

—     Each OpCo unit, together with a corresponding Class B Share, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one Class A Share. In addition, the OpCo LLC Agreement requires New PBT to take all actions with respect to its interests, including OpCo units, to maintain at all times a one-to-one ratio between the number of OpCo units and the New PBT Class A Shares (or other equity securities of New PBT, other than the Class B Shares) that are outstanding and the number of OpCo units (or other equity securities in OpCo) owned by New PBT. For additional information, please see the section entitled “Description of New PBT Securities” contained elsewhere in this proxy statement/prospectus.

—     Following the Transactions, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will have the Redemption Right to cause OpCo to redeem all or a portion of its units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash provided that any such redemption in cash is limited to proceeds funded by a contemporaneous issuance of permanent equity-classified securities by New PBT . In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled.

—     Immediately following the Transactions, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding New PBT Common Stock, (iii) New PBT will be the managing member of OpCo and will own approximately 59.3% of the outstanding OpCo units, and (iv) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding OpCo units.

•        Master Services Agreement — In connection with Closing, New PBT will enter into a Master Services Agreement with Blackbeard. Pursuant to the MSA, Blackbeard will provide management, operational, sourcing, administrative and strategic services to support New PBT’s operations and development activities.

•        Additional Financing — The financing activities described below are conditioned on Closing. See Note 5 — Additional Financing Adjustments.

—     Rights Offering — Concurrently with the solicitation of proxies pursuant to this proxy statement/prospectus, New PBT is conducting a Rights Offering pursuant to which Unitholders are being offered the right to subscribe for additional Class A Shares on a pro rata basis. Each Unitholder has received a non-transferable right to purchase            million Class A Shares at a subscription price of $            per share.

—     Blackbeard and Greybeard Subscription — Blackbeard Security and Greybeard Energy have agreed to participate in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended, an aggregate of            million Class A Shares . This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Security and Greybeard Energy would be entitled to purchase as a combined 40.7% shareholder of New PBT following Closing, at the subscription price applicable to the Rights Offering, before giving effect to the Rights Offering.

•        New PBT Credit Facility — In connection with Closing, the JPM Revolving Credit Facility will be amended to provide for PBT FinCo, as the new borrower there under (the “New PBT Credit Facility”). The New PBT Credit Facility will provide for an aggregate revolving commitment amount of $500.0 million. See Note 4 — Other Adjustments.

The Pro Forma Financial Information also reflects the impact of the following transactions that have been completed since January 1, 2025 or are occurring or probable to occur but have not been included in the results of operations for the entire periods presented for the pro forma condensed combined statements of operations or in the pro forma condensed combined balance sheet (collectively, “Other Transactions”):

•        JPM Revolving Credit Facility — On June 1, 2026, New PBT Predecessor entered into a secured revolving credit agreement with JP Morgan Chase Bank as the administrative agent and issuing bank (“JPM Revolving Credit Facility”). The credit agreement provides for a revolving credit facility in the maximum aggregate revolving commitment amount of $250.0 million. The revolving credit facility matures on May 30, 2031. See Note 6 — New PBT Predecessor As Adjusted.

•        Hilcorp Acquisition — On May 30, 2025, New PBT Predecessor completed an acquisition of certain mineral and royalty interests, as well as certain surface acreage, located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. See Note 6 — New PBT Predecessor As Adjusted.

The Pro Forma Financial Information has been prepared under the following assumptions:

•        The unaudited pro forma condensed combined balance sheet as of March 31, 2026 assumes that the Transactions contemplated by the Combination Agreement and Other Transactions had occurred on March 31, 2026.

•        The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 assumes that the Transactions contemplated by the Combination Agreement and Other Transactions occurred on January 1, 2025, the beginning of the earliest period presented.

The Pro Forma Financial Information is for informational purposes only and is not indicative of what the actual results of operations and balance sheet would have been had the Transactions contemplated by the Combination Agreement and Other Transactions taken place on the dates indicated, nor are they indicative of future consolidated results of operations or balance sheet. The Pro Forma Financial Information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the finalization of the asset acquisition accounting will differ from the pro forma adjustments, and it is possible the differences may be material.

The Pro Forma Financial Information has been compiled using, and should be read in conjunction with the following:

•        The unaudited condensed interim financial statements and notes of Trust as of and for the three months ended March 31, 2026 included in the Form 10-Q filed with the SEC on May 14, 2026, which are included in or incorporated by reference in this proxy statement/prospectus.

•        The audited financial statements and notes of the Trust as of and for the year ended December 31, 2025 included in the Form 10-K/A filed with the SEC on July 14, 2026, which are included in or incorporated by reference in this proxy statement/prospectus.

•        The unaudited condensed combined interim financial statements and notes of PBT Land and Minerals, Inc. Predecessor as of and for the three months ended March 31, 2026, representing New PBT Predecessor, included elsewhere in this proxy statement/prospectus.

•        The audited combined financial statements and notes of PBT Land and Minerals, Inc. Predecessor as of and for the year ended December 31, 2025, representing New PBT Predecessor, included elsewhere in this proxy statement/prospectus.

•        The unaudited interim Statements of Revenue and Direct Operating Expenses of Greybeard Mineral and Royalty Interests for the three months ended March 31, 2026, representing the Greybeard Assets, included elsewhere in this proxy statement/prospectus.

•        The audited Statements of Revenue and Direct Operating Expenses of the Greybeard Mineral and Royalty Interests for the year ended December 31, 2025, representing the Greybeard Assets, included elsewhere in this proxy statement/prospectus.

•        The unaudited interim Statements of Revenue and Direct Operating Expenses of Hilcorp Mineral and Royalty Interests as of and for the three months ended March 31, 2025, representing Hilcorp Acquisition, included elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(in thousands)

	Historical, As Adjusted	Transaction Accounting Adjustments		Historical, As Adjusted	Transaction Accounting Adjustments				Additional Financing (Note 5)		Pro Forma Combined
	New PBT Predecessor (Note 6)	Greybeard Assets (Note 2)		Trust (Note 7)	Trust Contribution (Note 3)		Others (Note 4)
Current assets:
Cash and cash equivalents	$5,064	$—		$1,597	$(1,597)	(3A)	$55,200	(4A)	$118,000	(5A)	$5,064
							(55,200)	(4B)	(118,000)	(5B)
Accounts receivable, net – related party	15,592	—		—	—		—		—		15,592
Accounts receivable, net	384	—		—	1,748	(3B)	—		—		2,132
Deferred offering costs	2,641	—		—	—		(2,641)	(4C)	—		—
Other current assets	500	—		—	—		—		—		500
Total current assets	24,181	—		1,597	151		(2,641)		—		23,288

Property and equipment:
Oil and natural gas interests	199,980	63,383	(2A)	162	779,489	(3C)	—		—		1,043,014
Other property and equipment	31,397	—		—	—		—				31,397
Accumulated depreciation, depletion and amortization	(84,174)	—		—	—		—		—		(84,174)
Property and equipment, net	147,203	63,383		162	779,489		—		—		990,237
Other non-current assets:
Digital assets	821	—		—	—		—		—		821
Other non-current assets	2,889	—		—	—		2,800	(4A)	—		5,689
Total assets	$175,094	$63,383		$1,759	$779,640		$159		$—		$1,020,035

Current liabilities:
Accounts payable and accrued expenses	$7	$—		$—	$—		$—	(4B)	$—		$7
Accounts payable and accrued expenses – related party	—	7,300	(2A)	—	—		—	(4B)	(7,300)	(5B)	—
Ad valorem taxes payable	603	—		—	—		—		—		603
Income tax payable	528	—		—	—		—		—		528
Other current liabilities	127	—		1,597	(1,597)	(3A)	—		—		127
Total current liabilities	1,265	7,300		1,597	(1,597)		—		(7,300)		1,265

Non-current liabilities:
Long-term debt, net	112,700	—		—	—		58,000	(4A)	(110,700)	(5B)	60,000
Deferred tax liability	—	—		—	113,401	(3D)	(52,713)	(4D)	—		60,688
Other noncurrent liabilities	961	—		—	—		—		—		961
Total liabilities	$114,926	$7,300		$1,597	$111,804		$5,287		$(118,000)		$122,914

Equity:
Net parent investment	60,168	56,083	(2A)	162	1,748	(3B)	(55,200)	(4B)	—		—
					779,489	(3C)	(2,641)	(4C)
					(113,401)	(3D)	(726,408)	(4E)
Class A shares	—	—	(2B)	—	—		4	(4E)	1	(5A)	5
Class B shares	—	—	(2B)	—	—		3	(4E)	—		3
Additional paid-in capital	—	—	(2B)	—	—		52,713	(4D)	117,999	(5A)	529,849
							359,137	(4E)
Noncontrolling interest	—	—	(2B)	—	—		367,264	(4E)	—		367,264
Total equity	60,168	56,083		162	667,836		(5,128)		118,000		897,121
Total liabilities and equity	$175,094	$63,383		$1,759	$779,640		$159		$—		$1,020,035

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Three months ended March 31, 2026
(in thousands, except per share information)

	Historical, As Adjusted	Transaction Accounting Adjustments		Historical, As Adjusted	Transaction Accounting Adjustments
	New PBT Predecessor (Note 6)	Greybeard Assets (Note 2)		Trust (Note 7)	Trust Contribution (Note 3)		Others (Note 4)		Additional Financing (Note 5)		Pro Forma Combined
Revenue and other income:
Oil and natural gas royalties – related party	$19,202	$2,353	(2AA)	$1,125	$12,404	(3AA)	$—		$—		$33,959
					(1,125)	(3BB)
Oil and natural gas royalties	137	—		2,426	66	(3AA)	—		—		2,629
Surface use royalties – related party	3,599	—		—	—		—		—		3,599
Surface use royalties	1,166	—		—	—		—		—		1,166
Other surface and land resources revenue – related party	1,238	—		—	—		—		—		1,238
Other surface and land resources revenue	160	—		—	—		—		—		160
Change in fair value of digital assets	(233)	—		—	—		—		—		(233)
Other loss	(4)	—		—	—		—		—		(4)
Total revenue and other income	25,265	2,353		3,551	11,345		—		—		42,514

Expenses:
Production and ad valorem taxes	1,455	173	(2AA)	—	715	(3AA)	—		—		2,343
General and administrative – related party	882	75	(2AA)	—	—		293	(4AA)	—		1,250
General and administrative	—	—		541	—		—		—		541
Transaction costs	1,212	—		—	—		—		—		1,212
Other operating expenses	39	—		—	—		—		—		39
Depreciation, depletion and amortization	4,161	1,044	(2BB)	—	10,184	(3CC)	—		—		15,389
Total expenses	7,749	1,292		541	10,899		293		—		20,774
Operating income	17,516	1,061		3,010	446		(293)		—		21,740
Interest expense, net	1,970	—		(17)	—		1,380	(4BB)	(1,828)	(5AA)	1,505
Income before income taxes	15,546	1,061		3,027	446		(1,673)		1,828		20,235
Income tax expense	134	12	(2AA)	—	78	(3DD)	2,383	(4CC)	237	(5BB)	2,844
Net income	15,412	1,049		3,027	368		(4,056)		1,591		17,391
Less: Net income attributable to noncontrolling interest	—	—		—	—		6,972	(4DD)	701	(5CC)	7,673
Net income attributable to New PBT	$15,412	$1,049		$3,027	$368		$(11,028)		$890		$9,718

Net income per share (Note 8):
Basic				$0.06							$0.19
Diluted				$0.06							$0.19
Weighted average shares outstanding:
Basic				46,609							51,438
Diluted				46,609							51,438

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2025

(in thousands, except per share information)

	Historical, As Adjusted	Transaction Accounting Adjustments			Historical, As Adjusted	Transaction Accounting Adjustments						Additional Financing (Note 5)			Pro Forma Combined
	New PBT Predecessor (Note 6)	Greybeard Assets (Note 2)			Trust (Note 7)	Trust Contribution (Note 3)			Others (Note 4)
Revenue and other income:
Oil and natural gas royalties – related party	$57,313	$7,709	(2AA	)	$4,500	$39,897	(3AA	)	$—			$—			$104,919
	—					(4,500)	(3BB	)
Oil and natural gas royalties	603	—			11,555	(292)	(3AA	)	—			—			11,866
Surface use royalties – related party	16,636	—			—	—			—			—			16,636
Surface use royalties	1,159	—			—	—			—			—			1,159
Other surface and land resources revenue – related party	5,018	—			—	—			—			—			5,018
Other surface and land resources revenue	1,412	—			—	—			—			—			1,412
Change in fair value of digital assets	(197)	—			—	—			—			—			(197)
Other gain	115	—			—	—			—			—			115
Total revenue and other income	82,059	7,709			16,055	35,105			—			—			140,928

Expenses:
Production and ad valorem taxes	3,589	473	(2AA	)	—	2,266	(3AA	)	—			—			6,328
General and administrative – related party	3,878	371	(2AA	)	—	—			751	(4AA	)	—			5,000
General and administrative	—	—			1,828	—			—			—			1,828
Transaction costs	4,492	—			—	—			17,812	(4EE	)	—			24,945
									2,641	(4FF	)
Other operating expenses	414	—			—	—			—			—			414
Depreciation, depletion and amortization	16,982	4,928	(2BB	)	—	50,101	(3CC	)	—			—			72,011
Total expenses	29,355	5,772			1,828	52,367			21,204			—			110,526
Operating income	52,704	1,937			14,227	(17,262)			(21,204)			—			30,402
Interest expense, net	8,286	—			(73)	—			5,528	(4BB	)	(7,311)	(5AA	)	6,430
Income before income taxes	44,418	1,937			14,300	(17,262)			(26,732)			7,311			23,972
Income tax expense	430	40	(2AA	)	—	269	(3DD	)	2,724	(4CC	)	947	(5BB	)	4,410
Net income	43,988	1,897			14,300	(17,531)			(29,456)			6,364			19,562
Less: Net income attributable to noncontrolling interest	—	—			—	—			6,106	(4DD	)	2,803	(5CC	)	8,909
Net income attributable to New PBT	$43,988	$1,897			$14,300	$(17,531)			$(35,562)			$3,561			$10,653

Net income per share (Note 8):
Basic					$0.31										$0.21
Diluted					$0.31										$0.21
Weighted average shares outstanding:
Basic					46,609										51,438
Diluted					46,609										51,438

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation

The Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial disclosures about Acquired and Disposed Businesses” (“Article 11”), and the assumptions set forth herein. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Transactions contemplated by the Combination Agreement and Other Transactions as described above.

All dollar figures in this section are presented in thousands, except per share information, unless otherwise stated.

Accounting for the Transactions

New PBT Predecessor is determined to be the predecessor of New PBT following the Transactions and will assume the legal capital structure of New PBT at Closing.

While the legal form of the Combination Agreement is articulated as a business combination elsewhere in this proxy statement/prospectus, the Transactions contemplated by the Combination Agreement are accounted for as asset acquisitions by New PBT Predecessor (the “Asset Acquisitions”) pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), and they are described as asset acquisitions for accounting purposes throughout the Pro Forma Financial Information.

The Transactions are accounted for as asset acquisitions, with New PBT Predecessor determined to be the accounting acquirer, because neither set of the acquired activities and assets from the Trust Contribution and the Greybeard Assets meets the definition of a business under ASC 805. For accounting purposes, the acquisition of the Trust Contribution and the Greybeard Assets by New PBT Predecessor will be treated as New PBT Predecessor issuing shares for the net assets of the Trust Contribution and the Greybeard Assets in the form of New PBT shares and OpCo units, with the consideration being allocated to the acquired assets based on their relative fair values. No goodwill or gain from bargain purchase is recognized, and transaction costs directly related to the Asset Acquisitions are capitalized as a component of their respective purchase prices.

Management Adjustments

Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and dis-synergies that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Blackbeard Holdings management has elected not to present Management’s Adjustments as the specificity of the timing and nature of such items is still under evaluation as of the date of this proxy statement/prospectus.

2.      Accounting for the Greybeard Assets

The Greybeard Assets are accounted for as an asset acquisition by New PBT Predecessor pursuant to ASC 805. For pro forma purposes, the fair value of the consideration paid by New PBT Predecessor for the Greybeard Assets and the allocation of that amount to the underlying assets acquired was recorded on a relative fair value basis. Transaction costs directly related to the Greybeard Assets were capitalized as a component of the purchase price.

The Greybeard Assets were not accounted for or operated as a separate entity, subsidiary, segment or division by Greybeard Energy. The Greybeard Assets meet the qualifying conditions under the SEC Regulation S-X Rule 3-05(e) and 3-05(f) for the provision of abbreviated financial statements limited to the Statements of Revenue and Direct Operating Expenses. Therefore, no standalone historical balance sheets of the Greybeard Assets were separately presented.

Preliminary Purchase Price Consideration and Allocation

The stock price of the Trust is used to measure the consideration transferred for the Greybeard Assets, as the Trust’s stock price is more reliably measurable than the value of the privately held equity interest of the Greybeard Assets.

The following table presents the calculation of the preliminary purchase price consideration for the acquisition of the Greybeard Assets:

(in thousands, except share price)	Preliminary Purchase Price Consideration
Trust Units issued and outstanding as of March 31, 2026	46,609
Trust stock price(1)	$28.40
Total Trust market capitalization	$1,323,696
Trust ownership in New PBT(2)	59.3%
Implied equity value of New PBT	$2,232,202
Greybeard Assets ownership percentage in New PBT(2)	2.5%
Total Greybeard Assets ownership fair value	$55,805
Transaction costs to be capitalized in asset acquisition	278
Total Greybeard Assets preliminary purchase price consideration	$56,083

____________

(1)      Utilizes closing trading price for the Trust as of July 17, 2026 as a proxy for the market price of the Trust’s units at Closing.

(2)      Ownership percentages are based on the estimated post-Closing capitalization of New PBT as disclosed elsewhere in this proxy statement/prospectus.

The purchase price consideration applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of the Trust’s common stock when the Asset Acquisitions are consummated. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. A 20% increase or decrease in the closing price of Trust’s units, as compared to the July 17, 2026 closing price of $28.40, would increase or decrease the consideration paid for the Greybeard Assets by approximately $11.2 million, assuming all other factors are held constant.

The allocation of the purchase price consideration is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed appraisals, and other potential adjustments.

The following table presents the preliminary allocation of the purchase price consideration for the acquisition of the Greybeard Assets:

(in thousands)	Preliminary Fair Value
Oil and natural gas interests	$63,383
Accounts payable and accrued expenses – related party	(7,300)
Total fair value	$56,083

Greybeard Assets Transaction Accounting Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(2A)           Represents the preliminary relative fair value allocation of purchase price consideration for the Greybeard Assets, which is an asset acquisition.

(2B)           In exchange for the Greybeard Assets, Greybeard Energy will receive New PBT Class A Shares, New PBT Class B Shares and OpCo units. The pro forma effect for such exchange is discussed in “Note 4 — Other Adjustments” and “Note 5 — Additional Financing Adjustments” in connection with the other equity issuance and exchange activities pursuant to the Combination Agreement, Rights Offering and Blackbeard and Greybeard Subscription. Net parent investment is used as an interim transition account for the Greybeard Assets on the unaudited pro forma condensed combined balance sheet.

Unaudited Pro Forma Condensed Combined Statements of Operations

(2AA)        Represents the historical revenues and direct operating expenses included in Statements of Revenue and Direct Operating Expenses of Greybeard Mineral and Royalty Interests for the three months ended March 31, 2026 and the year ended December 31, 2025 included elsewhere in this proxy statement/prospectus, as well as historical general and administrative — related party and income tax expense (i.e., Texas margin tax) related to the Greybeard Assets for each corresponding period.

(2BB)         Represents the depreciation, depletion and amortization expense related to the assets acquired in the Greybeard Assets, which is based on the preliminary relative fair value allocation of the purchase price consideration. Depletion was calculated using the unit-of-production method under the successful efforts method of accounting. The depletion expense was adjusted based on depletion rates calculated using the proved acquisition costs and the proved reserve volumes attributable to the acquired oil and gas properties. The pro forma depletion rate attributable to the assets acquired in the Greybeard Assets was $18.38 and $25.13 per barrel of oil equivalent for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. All amounts are preliminary and subject to change upon finalization of the purchase price, relative fair value allocation and completion of valuation studies.

3.      Accounting for the Trust Contribution

The Trust Contribution are accounted for as an asset acquisition by New PBT Predecessor pursuant to ASC 805. For pro forma purposes, the fair value of the consideration paid by New PBT Predecessor for the Trust Contribution and the allocation of that amount to the underlying assets acquired was recorded on a relative fair value basis. Transaction costs directly related to the Trust Contribution were capitalized as a component of the purchase price.

Preliminary Purchase Price Consideration and Allocation

The stock price of the Trust is used to measure the consideration transferred for the Trust Contribution, as the Trust’s stock price is more reliably measurable than the value of the privately held equity interest of the accounting acquirer, New PBT Predecessor.

The following table presents the calculation of the preliminary purchase price consideration for the acquisition of the Trust Contribution:

(in thousands)	Preliminary Purchase Price Consideration
Trust Units issued and outstanding as of March 31, 2026	46,609
Trust stock price(1)	$28.40
Total Trust market capitalization	1,323,696
Less: Fair value attributable to Trust net assets not retained by New PBT(2)	(659,636)
Plus: Transaction costs to be capitalized in asset acquisition	3,938
Total Trust Contribution preliminary purchase price consideration	$667,998

____________

(1)      Utilizes closing trading price for the Trust as of July 17, 2026 as a proxy for the market price of the Trust’s units at Closing.

(2)      Reflects the fair value of the interest retained by Blackbeard Operating through the form of the Unburdened Mineral Interest Lease. Fair value is determined in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

The purchase price consideration applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of the Trust’s common stock when the asset acquisition is consummated. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. A 20% increase or decrease in the closing price of Trust’s units, as compared to the July 17, 2026 closing price of $28.40, would increase or decrease the consideration paid for the Trust Contribution by approximately $132.8 million, assuming all other factors are held constant.

The allocation of the purchase price consideration is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed appraisals and other potential adjustments.

The following table presents the preliminary allocation of the purchase price consideration for the acquisition of the Trust Contribution:

(in thousands)	Preliminary Fair Value
Oil and natural gas interests	$779,651
Accounts receivable, net	1,748
Deferred tax liability	$(113,401)
Total fair value	$667,998

Trust Contribution Transaction Accounting Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(3A)           Represents the use of Trust’s cash to settle Trust’s pre-combination liabilities. Trust’s cash will not be assumed by New PBT as a part of the Asset Acquisitions.

(3B)           Represents the effects from the conversion of the Trust’s historical modified cash basis financial statements to U.S. GAAP and conform to New PBT Predecessor’s accounting policies based on a preliminary policy conversion assessment performed by management. Under the modified cash basis of accounting, Trust recognizes royalty income based on timing of cash receipt from operators; whereas under U.S. GAAP, revenue is recognized when oil and natural gas products are produced and sold to third-party purchasers, with an accounts receivable recorded for amounts earned but not yet collected. Upon the consummation of the acquisition of the Trust Contribution, management will perform a comprehensive review of the two entities’ accounting policies.

(3C)           Represents the relative fair value allocation of purchase price consideration to oil and natural gas interests from the Trust Contribution, which is an asset acquisition.

(3D)           Represents the deferred tax liability stemming from the temporary difference between the relative fair value allocated to the oil and natural gas properties acquired from the Trust and their tax bases at Closing. The deferred tax liability was calculated pursuant to Accounting Standards Codification Topic 740, Income Taxes (“ASC 740”) and assumed 21% U.S. federal statutory corporate income tax rate.

Unaudited Pro Forma Condensed Combined Statements of Operations

(3AA)        Represents the income statement effects from the termination of the current Waddell conveyance contract, the execution of a new Waddell agreement and the conversion to New PBT Predecessor’s accounting policies as discussed in (3B) above. Royalty revenues attributable to the Waddell Ranch Properties are classified as related party activity while royalty revenues attributable to the Texas Royalty Properties are classified as third-party activity.

(3BB)         Represents the elimination of non-recurring settlement receipts that will not continue following the Transactions.

(3CC)         Represents the adjustment to depreciation, depletion and amortization expense related to the assets acquired in the Trust Contribution, which is based on the preliminary relative fair value allocation of the purchase price consideration. Depletion was calculated using the unit-of-production method under the successful efforts method of accounting. The depletion expense was adjusted based on depletion rates calculated using the proved acquisition costs and the proved reserve volumes attributable to the acquired oil and gas properties. The pro forma depletion rate attributable to the assets acquired in the Trust Contribution was $30.36 and $42.28 per barrel of oil equivalent for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. All amounts are preliminary and subject to change upon finalization of the purchase price consideration, relative fair value allocation and completion of valuation studies.

(3DD)        Represents the adjustment for Texas margin tax, calculated using the statutory tax rate of 0.75% on estimated taxable margin derived from pro forma revenue adjustment discussed in (3AA) and (3BB) above.

4.      Other Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(4A)           Represents the anticipated drawdown by New PBT under the New PBT Credit Facility to pay for certain transaction costs as stipulated in the Combination Agreement. In connection with establishing the New PBT Credit Facility, it is anticipated that $2.8 million financing costs will be paid; such costs are presented as deferred financing costs in other non-current assets.

(4B)           Represents the distribution of funds from the anticipated drawdown under the New PBT Credit Facility to pay direct, indirect, and incremental indirect transaction costs, pursuant to the terms of the Combination Agreement. The establishment of the payable and the subsequent settlement net to zero within accounts payable.

(4C)           Reflects the elimination of deferred offering costs and retained earnings associated with the write-off of deferred offering costs from New PBT Predecessor’s abandoned initial public offering (“IPO”). In anticipation of the Transactions, the IPO was abandoned during the second quarter of 2026, and the related deferred offering costs were removed from the unaudited pro forma combined balance sheet.

(4D)           Represents adjustment to deferred tax liability stemming from the temporary difference between the carrying value of New PBT’s investment in OpCo and its tax bases as a result of the Transactions. The deferred tax liability adjustment was calculated pursuant to ASC 740 and assumed 21% U.S. federal statutory corporate income tax rate.

(4E)            Represents the capital activities as a result of the Transactions, which include:

•        The elimination of the historical net parent investment of New PBT Predecessor;

•        The issuance of New PBT Class A Shares and Class B Shares; and

•        The issuance of OpCo units. Following the Transaction, a portion of the OpCo units will be held by Blackbeard Holdings and Greybeard Energy and presented as a noncontrolling interest. It is expected that the final OpCo LLC Agreement will contain provisions pursuant to which cash settlement elections may only be funded through a contemporaneous issuance of permanent equity-classified securities by New PBT. Based on this expectation, management has concluded that the anticipated redemption features do not require temporary equity classification under ASC 480-10-S99 and has reflected the related noncontrolling interest within permanent equity in the unaudited pro forma condensed combined financial statements. The noncontrolling interest is initially measured based on its proportionate share of the net assets of OpCo, which is approximately 38.3% immediately following the Transactions. The final OpCo LLC Agreement remains subject to completion and execution, and management will confirm the appropriateness of this conclusion upon review of the executed agreement.

Unaudited Pro Forma Condensed Combined Statements of Operations

(4AA)        Represents incremental general administrative costs that would have been incurred under the MSA with Blackbeard Holdings, had the agreement been in place for the full historical period. Under the MSA, Blackbeard Holdings will provide management, operational, sourcing, administrative and strategic services to support New PBT’s operations and development activities after the Transactions are consummated.

(4BB)         Represents the interest expense associated with the anticipated drawdown by New PBT under the New PBT Credit Facility as discussed in (4A). The interest rate assumed for purposes of preparing pro forma financial information is 5.5%, which is the Secured Overnight Financing Rate of 3.5% plus a margin of 2.0%. A 1/8 percent increase or decrease in the benchmark interest rate would result in a change in pro forma interest expense of less than $0.1 million for the three months ended March 31, 2026 and $0.1 million for the year ended December 31, 2025.

(4CC)         Represents the pro forma income tax effect of the adjustments related to the New PBT Predecessor, Greybeard Assets, Trust Contribution and Other Transactions. The income tax expense adjustment is calculated by applying 21% U.S. federal statutory corporate income tax rate, adjusted for permanent non-deductible transactions and compensation differences, where applicable. Because OpCo is treated as a partnership for income tax purposes, New PBT pays taxes only on its share of OpCo’s taxable income. The portion attributable to the noncontrolling interest is not taxed at the New PBT level. Management believes this approach provides a reasonable basis for the pro forma income tax adjustments; however, the effective tax rate of New PBT could be significantly different depending on the mix of activities. This preliminary estimate is subject to further assessment and adjustments as additional information becomes available.

(4DD)        Represents the adjustment to net income attributable to the OpCo units held by Blackbeard Security and Greybeard Energy, which are presented as noncontrolling interest. The noncontrolling interest held by Blackbeard Holdings and Greybeard Energy is based on their proportionate share of the net assets of OpCo, which is approximately 38.3% combined immediately following the Transactions.

(4EE)         Represents the estimated transaction costs to be expensed by New PBT Predecessor subsequent to March 31, 2026, primarily consisting of third-party accounting, legal and financial advisory fees in connection with the Transactions. These transaction costs are nonrecurring and will not affect New PBT’s statement of operations beyond twelve months after the close of the Transactions. Transaction costs related to the Transactions of $1.2 million and $4.5 million are expensed in the historical statements of operations of the New PBT Predecessor for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. These transaction costs are expensed as they do not directly pertain to the acquired assets for the Greybeard Assets and Trust Contribution. All direct transaction costs are included in the preliminary purchase price consideration and allocated to underlying assets in the amounts of $0.3 million and $3.9 million for the Greybeard Assets and Trust Contribution asset acquisitions, respectively.

(4FF)          Reflects the write-off of deferred offering costs associated with New PBT Predecessor’s abandoned IPO. Refer to (4C) for additional information.)

5.      Additional Financing Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(5A)           Represents the anticipated proceeds from the Rights Offering and Blackbeard and Greybeard Subscription of approximately $120.0 million net of $2.0 million of estimated offering expenses. As a result of these financing arrangements, the participants will receive 4.8 million Class A Shares in New PBT, using the assumption of Trust’s July 17, 2026 closing price of $28.40 discounted with an assumed 12.5% discount rate as agreed by the Commitment Parties to the Commitment Agreement.

(5B)           Represents the repayment of the JPM Revolving Credit Facility and Greybeard Energy’s related party payable with the proceeds from the Rights Offering and Blackbeard and Greybeard Subscription.

Unaudited Pro Forma Condensed Combined Statements of Operations

(5AA)        Represents the elimination of interest expense associated with the indebtedness of New PBT Predecessor as it will be paid off with the proceeds received from the Rights Offering and Blackbeard and Greybeard Subscription. Refer to (5A) and (5B) for additional details.

(5BB)         Represents the pro forma income tax effect of the adjustments related to the Rights Offering and Blackbeard and Greybeard Subscription. The income tax expense adjustment is calculated by applying 21% U.S. federal statutory corporate income tax rate, adjusted for permanent non-deductible transactions and compensation differences, where applicable. Because OpCo is treated as a partnership for income tax purposes, New PBT pays taxes only on its share of OpCo’s taxable income. The portion attributable to the noncontrolling interest is not taxed at the New PBT level. Management believes this approach provides a reasonable basis for the pro forma income tax adjustments; however, the effective tax rate of New PBT could be significantly different depending on the mix of activities. This preliminary estimate is subject to further assessment and adjustments as additional information becomes available.

(5CC)         Represents the adjustment to net income attributable to the OpCo units held by Blackbeard Security and Greybeard Energy, which is presented as the noncontrolling interest. The noncontrolling interests held by Blackbeard Holdings and Greybeard Energy is based on their proportionate share of the net assets of OpCo, which is approximately 38.3% combined immediately following the Transactions.

6.      New PBT Predecessor As Adjusted

New PBT Predecessor is the accounting acquirer of the Trust Contribution and the Greybeard Assets. New PBT Predecessor as adjusted financial information has been prepared to reflect the execution of the JPM Revolving Credit Facility and Hilcorp Acquisition.

The income tax effects from the following adjustments, except Texas margin tax from Hilcorp Acquisition consummated in May 2025, are determined on a combined basis with the other Asset Acquisitions pro forma adjustments in “Note 4 — Other Adjustments.”

The following tables provide for the PBT Land and Minerals, Inc. Predecessor as adjusted information:

As Adjusted Balance Sheet as of March 31, 2026

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility	As Adjusted
Current assets:
Cash and cash equivalents	$5,064	$—	$5,064
Accounts receivable, net – related party	15,592	—	15,592
Accounts receivable, net	384	—	384
Deferred offering costs	2,641	—	2,641
Other current assets	500	—	500
Total current assets	24,181	—	24,181

Property and equipment:
Oil and natural gas interests	199,980	—	199,980
Other property and equipment	31,397	—	31,397
Accumulated depreciation, depletion and amortization	(84,174)	—	(84,174)
Property and equipment, net	147,203	—	147,203

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility		As Adjusted
Other non-current assets:
Digital assets	821	—		821
Other non-current assets	133	2,756	(6A)	2,889
Total assets	$172,338	$2,756		$175,094

Current liabilities:
Accounts payable and accrued expenses	$7	$—		$7
Ad valorem taxes payable	603	—		603
Income tax payable	528	—		528
Current portion of long-term debt, net	2,813	(2,813)	(6A)	—
Other current liabilities	127	—		127
Total current liabilities	4,078	(2,813)		1,265

Non-current liabilities:
Long-term debt, net	14,065	98,635	(6A)	112,700
Deferred tax liability	—	—		—
Other noncurrent liabilities	961	—		961
Total liabilities	$19,104	$95,822		$114,926

Equity:
Net parent investment	153,234	(93,066)	(6A)	60,168
Total equity	153,234	(93,066)		60,168
Total liabilities and equity	$172,338	$2,756		$175,094

(6A)           Reflects the estimated outstanding borrowings of $112.7 million on the JPM Revolving Credit Facility as of Closing and the capitalization of approximately $2.9 million of deferred financing costs incurred in establishing the JPM Revolving Credit Facility. Using the borrowings under the JPM Revolving Credit Facility, New PBT Predecessor fully extinguished and settled its remaining debt of $16.9 million, inclusive of counsel fees, and $0.1 million of unamortized deferred financials costs. Remaining proceeds were distributed to Blackbeard Holdings primarily to pay down other debt obligations.

As Adjusted Statement of Operations for the Three Months Ended March 31, 2026

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility	As Adjusted
Revenue and other income:
Oil and natural gas royalties – related party	$19,202	$—	$19,202
Oil and natural gas royalties	137	—	137
Surface use royalties – related party	3,599	—	3,599
Surface use royalties	1,166	—	1,166
Other surface and land resources revenue – related party	1,238	—	1,238
Other surface and land resources revenue	160	—	160
Change in fair value of digital assets	(233)	—	(233)
Other gain	(4)	—	(4)
Total revenue and other income	25,265	—	25,265

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility		As Adjusted
Expenses:
Production and ad valorem taxes	1,455	—		1,455
General and administrative – related party	882	—		882
Transaction costs	1,212	—		1,212
Other operating expenses	39	—		39
Depreciation, depletion and amortization	4,161	—		4,161
Total expenses	7,749	—		7,749

Operating income	17,516	—		17,516
Interest expense, net	848	1,122	(6AA)	1,970
Income before income taxes	16,668	(1,122)		15,546
Income tax expense	134	—		134
Net income	$16,534	$(1,122)		$15,412

(6AA)        Reflects the pro forma adjustments to interest expense, net associated with the JPM Revolving Credit Facility.

As Adjusted Statement of Operations for the Year Ended December 31, 2025

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility	Hilcorp Acquisition(1)		As Adjusted
Revenue and other income:
Oil and natural gas royalties – related party	$50,549	$—	$6,764	(6BB)	$57,313
Oil and natural gas royalties	603	—	—		603
Surface use royalties – related party	16,636	—	—		16,636
Surface use royalties	1,159	—	—		1,159
Other surface and land resources revenue – related party	5,018	—	—		5,018
Other surface and land resources revenue	1,412	—	—		1,412
Change in fair value of digital assets	(197)	—	—		(197)
Other gain (loss)	115	—	—		115
Total revenue and other income	75,295	—	6,764		82,059

Expenses:
Production and ad valorem taxes	3,190	—	399	(6BB)	3,589
General and administrative – related party	3,605	—	273	(6BB)	3,878
Transaction costs	4,492	—	—		4,492
Other operating expenses	414	—	—		414
Depreciation, depletion and amortization	13,895	—	3,087	(6CC)	16,982
Total expenses	25,596	—	3,759		29,355

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility		Hilcorp Acquisition(1)		As Adjusted
Operating income	49,699	—		3,005		52,704
Interest expense, net	2,909	5,377	(6AA)	—		8,286
Income before income taxes	46,790	(5,377)		3,005		44,418
Income tax expense	394	—		36	(6BB)	430
Net income	$46,396	$(5,377)		$2,969		$43,988

____________

(1)      Hilcorp Acquisition reflects results for the three months ended March 31, 2025 included in the unaudited interim Statements of Revenue and Direct Operating Expenses of Hilcorp Mineral and Royalty Interests included elsewhere in this proxy statement/prospectus, together with results for the period from April 1, 2025 through May 30, 2025.

(6AA)        Reflects the pro forma adjustments to interest expense, net associated with the JPM Revolving Credit Facility.

(6BB)         Reflects the historical revenues and direct operating expenses included in Statements of Revenue and Direct Operating Expenses of Hilcorp Mineral and Royalty Expenses for the three months ended March 31, 2025 included elsewhere in this proxy statement/prospectus, as well as the general and administrative — related party and income tax expense (i.e., Texas margin tax) for the three months ended March 31, 2025. These amounts are presented together with results from April 1, 2025 to May 30, 2025.

(6CC)         Represents the depreciation, depletion and amortization expense related to the assets acquired in Hilcorp Acquisition, which is based on the purchase price allocation. Depletion was calculated using the unit-of-production method under the successful efforts method of accounting. The depletion expense was adjusted based on depletion rates calculated using the proved acquisition costs and the proved reserve volumes attributable to the acquired oil and gas properties. The pro forma depletion rate attributable to the Hilcorp Acquisition was $20.07.

7.      Trust As Adjusted

Balance Sheet as of March 31, 2026

The table below summarizes reclassifications made to the Trust’s historical balance sheet to conform to the presentation of New PBT Predecessor as of March 31, 2026:

Financial Statement Line Item (in thousands)	Trust
	Historical Presentation	As Adjusted
Cash and short-term investments	1,597	—
Cash and cash equivalents	—	1,597
Net overriding royalty interests in producing oil and gas properties	162	—
Oil and natural gas interests	—	162
Distribution Payable to Unit Holders	497	—
Commitments and Reserve for Contingencies	1,100	—
Other current liabilities	—	1,597
Trust corpus	162	—
Net parent investment	—	162

Statement of Operations for the Three Months Ended March 31, 2026

The table below summarizes reclassifications made to the Trust’s historical statement of distributable income to conform to the presentation of New PBT Predecessor for the three months ended March 31, 2026:

	Trust
Financial Statement Line Item (in thousands)	Historical Presentation	As Adjusted
Royalty income	3,551	—
Oil and natural gas royalties	—	2,426
Oil and natural gas royalties – related party	—	1,125
Interest income	(17)	—
Interest expense, net	—	(17)
General and administrative expenditures	541	—
General and administrative	—	541

Statement of Operations for the Year Ended December 31, 2025

The table below summarizes reclassifications made to the Trust’s historical statement of distributable income to conform to the presentation of New PBT Predecessor for the year ended December 31, 2025:

	Trust
Financial Statement Line Item (in thousands)	Historical Presentation	As Adjusted
Royalty income	16,055	—
Oil and natural gas royalties	—	11,555
Oil and natural gas royalties – related party	—	4,500
Interest income	(73)	—
Interest expense, net	—	(73)
General and administrative expenditures	1,828	—
General and administrative	—	1,828

8.      Earnings per Share

As the unaudited pro forma condensed combined statements of operations assumes that the Asset Acquisitions, Rights Offering and Blackbeard and Greybeard Subscription had occurred at January 1, 2025, the beginning of the earliest period presented. The calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Asset Acquisitions, Rights Offering and Blackbeard and Greybeard Subscription have been outstanding for the entirety of the period presented.

The table below presents the components of the pro forma earnings per share calculation:

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
(in thousands, except for per share amounts)
Numerator
Pro forma net income attributable to New PBT – basic and diluted	$9,718	$10,653

Denominator
New PBT Class A Shares issued in the Asset Acquisitions, Rights Offering and Blackbeard and Greybeard Subscription	51,438	51,438
Pro forma weighted average Class A Shares outstanding – basic and diluted	51,438	51,438
Earnings per share of Class A Shares – basic and diluted	$0.19	$0.21

In accordance with the OpCo LLC Agreement, a holder of the OpCo units may exchange one OpCo unit together with one Class B Share for one Class A Share. For both of the three months ended March 31, 2026 and the year ended December 31, 2025, 32.0 million New PBT Class B Shares are excluded from the computation of diluted weighted average shares outstanding because their effect was not dilutive.

9.      Supplemental Pro Forma Oil, Natural Gas and Natural Gas Liquids Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and natural gas liquids (“NGLs”) reserves information as of December 31, 2025, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2025 assuming the Asset Acquisitions and Other Transactions had been consummated on January 1, 2025.

This pro forma combined reserve, production and standardized measure information gives effect to the Asset Acquisitions and Other Transactions as if they had been completed on January 1, 2025; however, the proved reserves and standardized measures presented below represent the respective estimates made as of December 31, 2025 while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to December 31, 2025 or subsequent to the completion of the Asset Acquisitions and Other Transactions. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined businesses. With respect to the disclosures below, the amounts were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in PBT Land and Minerals, Inc. Predecessor’s, Hilcorp Mineral and Royalty Interests’, Greybeard Mineral and Royalty Interests’ and Trust’s respective audited financial statements for the year ended December 31, 2025 located elsewhere in this proxy statement/prospectus. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Pro Forma Combined Oil and Natural Gas Reserves

The following reserves information sets forth the estimated pro forma summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2025, as well as the estimated pro forma quantities of proved developed and proved undeveloped oil and natural gas reserves as of December 31, 2025. For information on the historical amounts and pro forma adjustments used in deriving the as adjusted amounts presented below, see “Adjustments to Historical Pro Forma Combined Oil and Natural Gas Reserves.”

	Oil (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	4,569	633	4,303	9,505
Revision of previous estimates	35	(9)	632	658
Extensions and discoveries	3,018	355	1,121	4,494
Production	(827)	(110)	(736)	(1,673)
Balance, December 31, 2025	6,795	869	5,320	12,984
Proved developed reserves:
January 1, 2025	3,170	421	4,303	7,894
December 31, 2025	4,406	594	5,320	10,320
Proved undeveloped reserves:
January 1, 2025	1,399	212	—	1,611
December 31, 2025	2,389	275	—	2,664

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT as well as the conversion from modified cash basis to U.S. GAAP accrual basis of accounting.

	Gas (MMcf)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	14,765	2,242	8,360	25,367
Revision of previous estimates	(1,036)	(116)	2,832	1,680
Extensions and discoveries	6,748	936	2,835	10,519
Production	(2,016)	(307)	(2,692)	(5,015)
Balance, December 31, 2025	18,461	2,755	11,335	32,551
Proved developed reserves:
January 1, 2025	10,359	1,581	8,360	20,300
December 31, 2025	13,167	2,029	11,335	26,531
Proved undeveloped reserves:
January 1, 2025	4,406	661	—	5,067
December 31, 2025	5,294	726	—	6,020

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments for the removal of the Waddell interest not conveyed to New PBT as well as the conversion from modified cash basis to U.S. GAAP accrual basis of accounting. Trust has historically included NGLs within gas without separate disclosure.

	Liquids (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	1,659	251	—	1,910
Revision of previous estimates	50	(5)	—	45
Extensions and discoveries	945	108	—	1,053
Production	(256)	(35)	—	(291)
Balance, December 31, 2025	2,398	319	—	2,717
Proved developed reserves:
January 1, 2025	1,165	177	—	1,342
December 31, 2025	1,657	235	—	1,892
Proved undeveloped reserves:
January 1, 2025	494	74	—	568
December 31, 2025	741	84	—	825

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects no NGL balances as Trust has historically included NGLs within gas without separate disclosure.

	Total (MBoe)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	8,689	1,258	5,697	15,644
Revision of previous estimates	(88)	(34)	1,103	981
Extensions and discoveries	5,088	619	1,594	7,301
Production	(1,419)	(196)	(1,185)	(2,800)
Balance, December 31, 2025	12,270	1,647	7,209	21,126
Proved developed reserves:
January 1, 2025	6,063	862	5,697	12,622
December 31, 2025	8,258	1,167	7,209	16,634
Proved undeveloped reserves:
January 1, 2025	2,626	396	—	3,022
December 31, 2025	4,012	480	—	4,492

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT as well as the conversion from modified cash basis to U.S. GAAP accrual basis of accounting.

During the year ended December 31, 2025, changes in proved reserves that occurred for PBT Land and Minerals, Inc. Predecessor As Adjusted were primarily due to:

•        Negative volume revisions of 88 MBoe consisted of negative 270 MBoe related primarily to Blackbeard Holdings’s operational shift from vertical to horizontal development and negative 207 MBoe related to changes in pricing, including differentials, partially offset by positive 389 Mboe due to updates to developments plans.

•        Extensions include 2,543 MBoe in the proved undeveloped category and 2,545 MBoe in the proved developed category primarily as a result of Blackbeard Holdings’s continued development of its Permian Basin assets in Crane County.

•        For the year ended December 31, 2025, PBT Land and Minerals, Inc. Predecessor As Adjusted had production volumes of 1,419 MBoe.

During the year ended December 31, 2025, changes in proved reserves that occurred for Greybeard Mineral and Royalty Interests were primarily due to:

•        Negative volume revisions of 34 Mboe resulted primarily from changes in pricing, including differentials.

•        Extensions include 256 Mboe in the provide undeveloped category and 363 MBoe in the proved developed category as a result of Blackbeard Holdings’s continued development of its Permian Basin assets in Crane County Texas.

•        For the year ended December 31, 2025, Greybeard Mineral and Royalty Interests had production volumes of 196 MBoe.

During the year ended December 31, 2025, changes in proved reserves that occurred for Trust As Adjusted were primarily due to:

•        Positive volume revisions of 1,103 consisted of positive 1,183 Mboe primarily as a result of improved performance associated with significant development activity at the Waddell Ranch Properties, partially offset by lower commodity prices, including differentials, which reduced reserve volumes by 80 MBoe.

•        Extensions include 1,594 MBoe in the proved developed category primarily as a result of increased development activity at the Waddell Ranch Properties.

•        For the year ended December 31, 2025, Trust As Adjusted had production volumes of 1,185 MBoe.

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

The following tables present the estimated pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2025. For information on the historical amounts and pro forma adjustments used in deriving the as adjusted amounts presented below, see “Adjustments to Historical Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows.”

(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(¹)	Pro Forma Combined
Oil and gas producing activities:
Future oil and natural gas sales	$506,405	$65,401	$370,326	$942,132
Future production costs	(33,214)	(4,276)	(11,481)	(48,971)
Future income tax expense	(2,645)	(343)	(1,944)	(4,932)
Undiscounted future net cash flows	470,546	60,782	356,901	888,229
Ten percent annual discount factor	(215,303)	(27,913)	(178,165)	(421,381)
Standardized measure of discounted future net cash flows	$255,243	$32,869	$178,736	$466,848

____________

(1)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT, the conversion from modified cash basis to U.S. GAAP accrual basis of accounting, as well as the inclusion of Texas margin tax.

Sources of Change in Pro Forma Combined Discounted Future Net Cash Flows

The following table presents principal changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2025. For information on the historical amounts and pro forma adjustments used in deriving the as adjusted amounts presented below, see “Adjustments to Historical Sources of Change in Pro Forma Combined Discounted Future Net Cash Flows.”

(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Balance at the beginning of the year	$185,169	$25,844	$158,137	$369,150
Net change in prices and production costs	(8,046)	(1,260)	—	(9,306)
Sales of oil and natural gas and royalty income, net of production costs	(54,340)	(7,236)	(48,894)	(110,470)
Extensions and discoveries	115,759	13,753	45,448	174,960
Revisions of previous quantity estimates	(2,124)	(622)	8,250	5,504
Net change in income taxes	(756)	(36)	(105)	(897)
Accretion of discount	15,223	2,599	15,900	33,722
Changes in timing and other	4,358	(173)	—	4,185
Balance at the end of the year	$255,243	$32,869	$178,736	$466,848

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT, the conversion from modified cash basis to U.S. GAAP accrual basis of accounting, as well as the inclusion of Texas margin tax.

Adjustments to Historical Pro Forma Combined Oil and Natural Gas Reserves

The following table provides PBT Land and Minerals, Inc. Predecessor As Adjusted and Trust As Adjusted information. Refer to “Note 12 — Supplemental Oil and Natural Gas Disclosures (Unaudited)” to the audited consolidated financial statements of PBT Land and Minerals, Inc. Predecessor as of and for the year ended December 31, 2025 and “Note 6 — Supplemental Oil and Gas Reserve Information (Unaudited)” the audited financial statements and notes of Trust as of and for the year ended December 31, 2025 for further information.

	Oil (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	3,127	1,442	4,569	8,368	(4,065)	4,303
Revision of previous estimates	15	20	35	3,563	(2,931)	632
Extensions and discoveries	2,552	466	3,018	4,886	(3,765)	1,121
Sales of reserves(1)	—	(1,837)	(1,837)	—	—	—
Acquisition of reserves(1)	1,837	—	1,837	—	—	—
Production	(736)	(91)	(827)	(3,433)	2,697	(736)
Balance, December 31, 2025	6,795	—	6,795	13,384	(8,064)	5,320
Proved developed reserves:
January 1, 2025	2,144	1,026	3,170	8,368	(4,065)	4,303
December 31, 2025	4,406	—	4,406	13,384	(8,064)	5,320
Proved undeveloped reserves:
January 1, 2025	983	416	1,399	—	—	—
December 31, 2025	2,389	—	2,389	—	—	—

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

	Gas (MMcf)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	10,429	4,336	14,765	23,217	(14,857)	8,360
Revision of previous estimates	(524)	(512)	(1,036)	17,881	(15,049)	2,832
Extensions and discoveries	5,724	1,024	6,748	12,148	(9,313)	2,835
Sales of reserves(1)	—	(4,636)	(4,636)	—	—	—
Acquisition of reserves(1)	4,636	—	4,636	—	—	—
Production	(1,804)	(212)	(2,016)	(15,541)	12,849	(2,692)
Balance, December 31, 2025	18,461	—	18,461	37,705	(26,370)	11,335

	Gas (MMcf)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed reserves:
January 1, 2025	7,332	3,027	10,359	23,217	(14,857)	8,360
December 31, 2025	13,167	—	13,167	37,705	(26,370)	11,335
Proved undeveloped reserves:
January 1, 2025	3,097	1,309	4,406	—	—	—
December 31, 2025	5,294	—	5,294	—	—	—

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

	Liquids (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	1,169	490	1,659
Revision of previous estimates	104	(54)	50
Extensions and discoveries	830	115	945
Sales of reserves(1)	—	(523)	(523)
Acquisition of reserves(1)	523	—	523
Production	(228)	(28)	(256)
Balance, December 31, 2025	2,398	—	2,398
Proved developed reserves:
January 1, 2025	822	343	1,165
December 31, 2025	1,657	—	1,657
Proved undeveloped reserves:
January 1, 2025	347	147	494
December 31, 2025	741	—	741

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

	Total (MBoe)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	6,034	2,655	8,689	12,237	(6,540)	5,697
Revision of previous estimates	32	(120)	(88)	6,543	(5,440)	1,103
Extensions and discoveries	4,336	752	5,088	6,911	(5,317)	1,594
Sales of reserves(1)	—	(3,133)	(3,133)	—	—	—
Acquisition of reserves(1)	3,133	—	3,133	—	—	—
Production	(1,265)	(154)	(1,419)	(6,023)	4,838	(1,185)
Balance, December 31, 2025	12,270	—	12,270	19,668	(12,459)	7,209
Proved developed reserves:
January 1, 2025	4,188	1,875	6,063	12,237	(6,540)	5,697
December 31, 2025	8,258	—	8,258	19,668	(12,459)	7,209
Proved undeveloped reserves:
January 1, 2025	1,846	780	2,626	—	—	—
December 31, 2025	4,012	—	4,012	—	—	—

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

Adjustments to Historical Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

The following table provides Trust As Adjusted information. Refer to “Note 6 — Supplemental Oil and Gas Reserve Information (Unaudited)” the audited financial statements and notes of Trust as of and for the year ended December 31, 2025 for further information.

(in thousands)	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Oil and gas producing activities:
Future oil and natural gas sales	$—	$370,326	$370,326
Future production costs	—	(11,481)	(11,481)
Future income tax expense	—	(1,944)	(1,944)
Undiscounted future net cash flows	925,721	(568,820)	356,901
Ten percent annual discount factor	(377,799)	199,634	(178,165)
Standardized measure of discounted future net cash flows	$547,922	$(369,186)	$178,736

Adjustments to Historical Sources of Change in Pro Forma Combined Discounted Future Net Cash Flows

The following table provides PBT Land and Minerals, Inc. Predecessor As Adjusted and Trust As Adjusted information. Refer to “Note 12 — Supplemental Oil and Natural Gas Disclosures (Unaudited)” to the audited consolidated financial statements of PBT Land and Minerals, Inc. Predecessor as of and for the year ended December 31, 2025 and “Note 6 — Supplemental Oil and Gas Reserve Information (Unaudited)” to the audited financial statements and notes of Trust as of and for the year ended December 31, 2025 for further information.

(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Balance at the beginning of the year	$127,192	$57,977	$185,169	$371,366	$(213,229)	$158,137
Net change in prices and production costs	(8,852)	806	(8,046)	—	—	—
Sales of oil and natural gas and royalty income, net of production costs	(47,975)	(6,365)	(54,340)	(11,555)	(37,339)	(48,894)
Extensions and discoveries	97,480	18,279	115,759	220,395	(174,947)	45,448
Acquisition of reserves(1)	70,039	—	70,039	—	—	—
Divestiture of reserves(1)	—	(70,039)	(70,039)	—	—	—
Revisions of previous quantity estimates	486	(2,610)	(2,124)	(69,420)	77,670	8,250
Net change in income taxes	(697)	(59)	(756)	—	(105)	(105)
Accretion of discount	12,793	2,430	15,223	37,136	(21,236)	15,900
Changes in timing and other	4,777	(419)	4,358	—	—	—
Balance at the end of the year	$255,243	$—	$255,243	$547,922	$(369,186)	$178,736

____________

(1)      Acquisition of reserves and Divestiture of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

NON-GAAP PRO FORMA INFORMATION

The unaudited pro forma condensed combined financial information of New PBT have been prepared and presented in accordance with Article 11 of SEC Regulation S-X. In addition, New PBT’s management has provided the pro forma non-GAAP financial measure of Adjusted EBITDA and combined net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 based on SEC prices on a pro forma basis.

We use certain non-GAAP pro forma measures to assess the financial performance of our assets. These non-GAAP pro forma financial measures are supplemental measures of our performance that we believe help investors understand our operating results. Additionally, these measures are often used by analysts and other interested parties to evaluate companies in our industry. We believe these non-GAAP pro forma financial measures, in addition to the corresponding U.S. GAAP financial measure, are important supplemental measures that exclude non-cash or other items that may not be indicative of, or are unrelated to, our core operating results and the overall health of our business.

Our primary pro forma non-GAAP financial measures is Adjusted EBITDA and PV-10. These measures are not prepared in accordance with U.S. GAAP and may be different from the non-GAAP measures used by other companies. These non-GAAP pro forma measures are provided in addition to, and should not be considered a substitute for, or superior to, any performance measure derived in accordance with U.S. GAAP. Further, these measures have limitations as analytical tools and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under U.S. GAAP. A reconciliation of the differences between the pro forma non-GAAP measure and the most directly comparable pro forma U.S. GAAP measure has been provided.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to stockholders or service indebtedness. We define Adjusted EBITDA as net income before interest; income taxes; depreciation, depletion and amortization; change in fair value of digital assets; non-cash consideration of digital assets, other gain and transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of pro forma net income as determined in accordance with Article 11 of Regulation S-X to pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin for the periods indicated.

	Pro Forma Combined
	Three Months Ended March 31, 2026	Year Ended December 31, 2025

	(unaudited)
	(in thousands)
Pro Forma Net income	$17,391	$19,562
Adjustments:
Depreciation, depletion and amortization	15,389	72,011
Interest expense, net	1,505	6,430
Income tax expense	2,844	4,410
Change in fair value of digital assets	233	197
Non-cash consideration of digital assets(1)	38	(251)
Other gain (loss)	4	(115)
Transaction costs	1,212	24,945
Pro Forma Adjusted EBITDA	$38,616	$127,189
Pro Forma Adjusted EBITDA Margin	90%	90%

____________

(1)      The generation of digital assets, which is non-cash, is recorded in other surface and land resources revenue.

Summary Unaudited Pro Forma Combined Reserve Data

The following table sets forth estimates of our pro forma combined net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 based on SEC pricing. Refer to “Risk Factors,” “Information about US Land Guild — Oil, Natural Gas and NGLs Data — Proved Reserves,” “Information about US Land Guild — Oil, Natural Gas and NGLs Production Prices and Costs — Production and Price History,” “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined historical financial statements and unaudited pro forma condensed combined financial statements and the related notes thereto included herein in evaluating the material presented below.

Pro Forma
December 31, 2025(1)
Estimated proved developed reserves:
Oil (MBbls)	10,320
Natural gas (MMcf)	26,531
NGLs (MBbls)	1,892
Total (MBoe)(2)	16,634
Standardized Measure (millions)(3)	$378
PV-10 (millions)(3)	$380
Estimated proved undeveloped reserves:
Oil (MBbls)	2,664
Natural gas (MMcf)	6,020
NGLs (MBbls)	825
Total (MBoe)(2)	4,492
Standardized Measure (millions)(3)	$89
PV-10 (millions)(3)	$90
Estimated proved reserves:
Oil (MBbls)	12,984
Natural gas (MMcf)	32,551
NGLs (MBbls)	2,717
Total (MBoe)(2)	21,126
Standardized Measure (millions)(3)	$467
PV-10 (millions)(3)	$470

____________

(1)      Our pro forma combined estimated proved reserves, PV-10 and standardized measure were determined using the average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil and NGLs volumes, the average WTI posted price of $65.34 per barrel as of December 31, 2025 was adjusted for items such as gravity, quality, local conditions, gathering transportation and distance from market. For natural gas volumes, the average Henry Hub Index spot price of $3.387 per MMBtu as of December 31, 2025 was similarly adjusted for items such as quality, local conditions, gathering, transportation fees and distance from market. All prices are held constant throughout the lives of the properties. The average adjusted realized product prices over the remaining lives of the properties are $$64.16 per barrel of oil, $1.63 per Mcf of natural gas and $20.62 per barrel of NGLs as of December 31, 2025.

(2)      We present total proved reserves on an Mboe basis, calculated at the rate of one barrel of oil per six Mcf of natural gas based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

(3)      PV-10 is not a financial measure calculated in accordance with U.S. GAAP because it does not include the effects of income taxes. Neither PV-10 nor standardized measure represent an estimate of the fair market value of oil and natural gas properties or proved reserves. See “Information about US Land Guild — Oil, Natural Gas and NGLs Data — PV-10” for reconciliation of PV-10 to standardized measure, its most directly comparable U.S. GAAP financial measure. For more information regarding our presentation of standardized measure, see “Note 9 — Supplemental Pro Forma Oil, Natural Gas and Natural Gas Liquids Reserves Information” to the unaudited pro forma condensed combined financial statements.

INFORMATION ABOUT THE PARTICIPANTS

New PBT is a newly-formed wholly owned subsidiary of SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units. SoftVest, L.P. created New PBT to facilitate the Business Combination, the Rights Offering and the Blackbeard and Greybeard Subscription and will sell full ownership of New PBT to the Trust before the Business Combination is completed. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination, the Combination Agreement, the Rights Offering, the Backstop Commitment or the Blackbeard and Greybeard Subscription.

SoftVest, L.P. is a private investment fund that primarily invests in oil and gas and royalty related assets, including interests in public companies such as Texas Pacific Land Corporation, with more than 8,000 net royalty acres in the Midland and Delaware Basins, along with various non-core acreage throughout Texas and the United States.

The general partner of SoftVest, L.P. is SoftVest GP. Mr. Oliver is the managing member of SoftVest GP. The principal business of SoftVest GP is to act as general partner to SoftVest, L.P. The principal business of SoftVest Advisors is to serve as investment manager of SoftVest, L.P.

The principal business address of the Participants is 400 Pine Street, Suite 1010, Abilene, Texas 79601.

SoftVest, L.P. holds 6,217,107 Trust Units (the “SoftVest Units”), which represent approximately 13.3% of the Trust Units. The Participants may be deemed to share voting and dispositive power, and beneficial ownership of the SoftVest Units. Mr. Oliver’s family members and partnerships for the benefit of Mr. Oliver’s family own an additional 17,000 Trust Units, with respect to which Mr. Oliver disclaims beneficial ownership.

The Participants do not have any substantial interest in any of the matters to be acted upon at the Special Meeting, other than in their capacities as Unitholders. As disclosed in this proxy statement/prospectus, Mr. Oliver will become Chairman of the New PBT Board and will receive fees to be approved by the New PBT Board after Closing.

Given his expertise and qualifications, Mr. Oliver may, if the Business Combination is effected, stand for election to the New PBT Board.

For information regarding the security ownership of certain beneficial owners and management of the Trust, see “Security Ownership of Certain Beneficial Holders” elsewhere in this proxy statement/prospectus.

The Participants intend to vote their Trust Units “FOR” the Proposals.

Neither the Trust nor the Trustee are participants in the solicitation of proxies in this proxy statement/prospectus.

THE INDENTURE AMENDMENT PROPOSAL

The Participants seek your approval of Amendment No. 3 to the Permian Basin Royalty Trust Indenture to effect the Business Combination pursuant to the Combination Agreement and related transaction documents. A copy of the Indenture Amendment is attached to this proxy statement/prospectus as Annex A.

Approval of the Indenture Amendment Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Indenture Amendment Proposal.

If the enclosed Proxy Card is returned and you have indicated how you wish to vote, the Proxy Card will be voted in accordance with your instructions. Should the enclosed Proxy Card be returned without instructions on how you wish to vote on this Indenture Amendment Proposal, your Proxy Card will be deemed to grant such authority and will be voted FOR the Indenture Amendment Proposal.

THE PARTICIPANTS RECOMMEND AND URGE YOU TO VOTE “FOR” THE INDENTURE AMENDMENT PROPOSAL.

THE 2026 INCENTIVE PLAN PROPOSAL

The Participants seek your approval of the PBT Land and Minerals, Inc. Omnibus Incentive Plan (the “2026 Incentive Plan”), to be effective on the consummation of the Business Combination. The 2026 Incentive Plan will be approved by the board of directors of New PBT prior to the consummation of the Business Combination, subject to approval by the Unitholders and approval of the current sole shareholder of New PBT.

Assuming the 2026 Incentive Plan is approved by the Unitholders and the current sole shareholder of New PBT and the Business Combination is consummated, the 2026 Incentive Plan will permit New PBT to grant cash and equity-based incentive awards to the named executive officers and other employees and service providers, including the non-employee directors of New PBT. The purpose of the 2026 Incentive Plan is to promote the success of New PBT’s business for the benefit of New PBT shareholders by aligning New PBT shareholder interests with those of New PBT’s directors, employees, and other service providers through the grant of cash and equity-based incentive awards to eligible individuals.

The 2026 Incentive Plan will provide for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, dividend equivalent rights, and other forms of awards to New PBT’s employees, directors, and consultants and those of New PBT’s affiliates who are designated eligible by the New BPT Board. The 2026 Incentive Plan also provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to New PBT employees.

Summary of the 2026 Incentive Plan

The following summary describes the expected material terms of the 2026 Incentive Plan and is qualified in its entirety by reference to the 2026 Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex E. If the Unitholders approve the 2026 Incentive Plan Proposal and the current sole shareholder of New PBT approves the 2026 Incentive Plan, subject to the consummation of the Business Combination, New PBT will file with the SEC a registration statement on Form S-8, as soon as reasonably practicable after Closing, to register the number of Class A Shares available for issuance under the 2026 Incentive Plan.

Individuals.    As of the date hereof, the only individual who may be designated eligible to participate in the 2026 Incentive Plan is Eric Oliver, the sole director of the New PBT Board.

Authorized Shares.    Initially, the maximum aggregate number of Class A Shares that may be issued under the 2026 Incentive Plan will not exceed 3,929,916 shares, representing 5% of the shares of New PBT Common Stock outstanding immediately following Closing after giving effect to the Backstop Commitment and Blackbeard and Greybeard Subscription. The aggregate number of Class A Shares that may be issued with respect to any ISO will not exceed 3,929,916 shares.

The number of shares available for issuance under the 2026 Incentive Plan will not be reduced by (i) Class A Shares that are not issued pursuant to a stock-settled award because the award expires or is canceled, forfeited, or terminated, and (ii) Class A Shares withheld pursuant to an award to satisfy the exercise, strike, or purchase price of an award or to satisfy a tax withholding obligation. Further, if in connection with a future merger, consolidation, or acquisition, New PBT grant awards pursuant to the 2026 Incentive Plan in substitution for canceled awards granted by the predecessor or acquired company (“Substitute Awards”), the shares underlying such Substitute Awards will not count against the shares available for issuance under the 2026 Incentive Plan; however, shares acquired by exercise of substitute ISOs will count against the maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2026 Incentive Plan.

Plan Administration.    The New PBT Board, or a duly authorized committee of the New PBT Board (the “Incentive Plan Committee”), will administer the 2026 Incentive Plan and may delegate its authority to one or more subcommittees of directors of New PBT or to any officers of New PBT, subject to certain limitations set forth in the 2026 Incentive Plan. The Compensation Committee will likely serve as the Incentive Plan Committee. Administrative authority under the 2026 Incentive Plan includes the authority to determine award recipients, how and when each award will be granted, the types of awards to be granted, grant dates, the number of shares subject to each award, the fair market value of the Class A Shares, and the other terms and conditions of each award, including the period of exercisability and the vesting schedule applicable to an award. Under the 2026 Incentive Plan, the New PBT Board will not be able to, without shareholder approval, reduce the exercise or strike price of an option or stock appreciation right (other than equitable adjustments relating to certain capitalization events or corporate transactions).

Stock Options and Stock Appreciation Rights.    NSOS, ISOs, and stock appreciation rights will be granted under award agreements adopted by the Incentive Plan Committee. The Incentive Plan Committee will determine the exercise price for stock options and stock appreciation rights, which may not be less than 100% (or 110% in the case of ISOs granted to a person who owns or is deemed to own stock possessing more than 10% of the total combined voting power of New PBT or that of any parent or subsidiary corporations, or a 10% shareholder) of the fair market value of the Class A Shares on the date of grant (other than in the case of Substitute Awards). Stock options and stock appreciation rights granted under the 2026 Incentive Plan will vest at the rate, and subject to the conditions, specified in the applicable award agreement. The terms and conditions of separate stock option and stock appreciation right awards need not be identical.

No stock option or stock appreciation right will be exercisable after the expiration of 10 years (or five years in the case of ISOs granted to a 10% shareholder) or such shorter period specified in the applicable award agreement. Unless the terms of the award specify otherwise, if a participant’s service relationship with New PBT or any of its affiliates ceases for any reason other than disability, death, cause, or voluntary resignation, the participant may generally exercise any vested stock options and stock appreciation rights for a period of 90 days following the cessation of service. This period may be extended if exercise of the stock option is prohibited by applicable securities laws. Unless the terms of the award specify otherwise, if a participant’s service relationship with New PBT or any of its affiliates ceases due to death or disability, the participant or a beneficiary may generally exercise any vested stock options and stock appreciation rights for a period of one year following such termination. Unless the terms of the award specify otherwise, if a participant’s service relationship with New PBT or any of its affiliates ceases due to disability and the participant subsequently dies while the stock options or stock appreciation rights remain outstanding, the participant’s designated beneficiary may generally exercise such stock options and stock appreciation rights for a period of one year following the participant’s death. Upon a termination for cause, stock options and stock appreciation rights generally terminate immediately, whether or not vested. A participant may not exercise a stock option or stock appreciation right at any time that the issuance of shares upon such exercise would violate applicable law.

Acceptable consideration for the purchase of Class A Shares issued upon the exercise of a stock option or a stock appreciation right will be determined by the Incentive Plan Committee and set forth in the applicable award agreement. Upon the exercise of a stock appreciation right the participant will be entitled to receive, for each stock appreciation right exercised, up to, but no more than, an amount in cash and/or shares (as chosen by the Incentive Plan Committee in its sole discretion) equal in value to the excess of the fair market value of one share on the date of exercise over the fair market value of one share on the grant date.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of the Class A Shares with respect to ISOs that are exercisable for the first time by any participant during any calendar year under all of the New PBT incentive equity plans or the incentive equity plans of the affiliates of New PBT may not exceed $100,000. Stock options or portions thereof that exceed such limit will generally be treated as NSOs.

Restricted Stock Unit Awards.    Subject to the terms of the 2026 Incentive Plan, each restricted stock unit award will have such terms and conditions as determined by the Incentive Plan Committee. A restricted stock unit award represents a participant’s right to be issued on a future date a number of shares equal to the number of restricted stock units subject to the award. Restricted stock unit awards granted under the 2026 Incentive Plan will vest at the rate, and subject to the conditions specified in the applicable award agreement. The terms and conditions of separate restricted stock unit awards need not be identical. A participant will not have voting or any other rights as a shareholder with respect to any restricted stock unit award unless and until shares are actually issued in settlement of a vested restricted stock unit award. A restricted stock unit award will generally be granted in consideration for a participant’s services to New PBT or an affiliate of New PBT, such that the participant will not be required to make any payment to New PBT with respect to the grant or vesting of the restricted stock unit award or the issuance of any shares pursuant to the restricted stock unit award. A restricted stock unit award may be settled by cash, delivery of Class A Shares (or any combination of Class A Shares and cash), or in any other form of consideration determined by the Incentive Plan Committee, as set forth in the applicable award agreement. At the time of grant, the Incentive Plan Committee may impose such restrictions or conditions on the award of restricted stock units that delay delivery to a date following the vesting of the award in a manner intended to comply with Section 409A of the Code, as applicable. Additionally, dividends or dividend equivalents may be paid or credited in respect of shares covered by a restricted stock unit award, subject to the same restrictions on transferability and forfeitability as the underlying award with respect to which such dividends or dividend equivalents are granted and subject to such other terms and conditions as determined by the Incentive Plan Committee and specified in the applicable award agreement. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards will be granted under award agreements adopted by the Incentive Plan Committee. A restricted stock award may be awarded in consideration for cash, past or future services to New PBT or any of New PBT’s affiliates, or any other form of legal consideration that may be acceptable to the Incentive Plan Committee. Restricted stock awards granted under the 2026 Incentive Plan will vest at the rate, and subject to the conditions specified in the applicable award agreement. The terms and conditions of separate restricted stock awards need not be identical. Dividends or dividend equivalents may be paid or credited with respect to shares subject to a restricted stock award, subject to the same restrictions on transferability and forfeitability as the underlying award with respect to which such dividends or dividend equivalents are granted and subject to such other terms and conditions as determined by the Incentive Plan Committee and specified in the applicable award agreement. If the award-holder’s service relationship with us ends for any reason, New PBT may receive any or all of the unvested shares then-held by the award-holder through a forfeiture condition or a repurchase right.

Other Stock Awards.    The Incentive Plan Committee will be permitted to grant other awards, based in whole or in part by reference to, or otherwise based on, the Class A Shares, either alone or in addition to other awards. Such awards may include fully vested shares awarded as a bonus, shares in payment of the amounts due under an incentive or performance plan sponsored by us, stock equivalent units, and awards valued by reference to the book value of Class A Shares.

Cash Awards.    The Incentive Plan Committee will also be permitted to grant cash awards. Cash awards may be granted subject to the satisfaction of vesting conditions or may be awarded as a bonus and not subject to any restrictions or conditions.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid following the effective date of the 2026 Incentive Plan to any individual for service as a non-employee director with respect to any calendar year, including awards granted under the 2026 Incentive Plan (valued based on the grant date fair value for financial reporting purposes) and cash fees paid by New PBT to such non-employee director, but not including any equity awards granted in connection with the consummation of the Business Combination, will not exceed $750,000 in total value, except such amount may increase for (i) newly elected directors in their first year of service, (ii) special committee appointments, and (iii) any director serving as lead director or non-executive chair.

Changes to Capital Structure.    In connection with certain corporate transactions or changes to the capital structure of New PBT, such as a stock split, reverse stock split, or recapitalization, the Incentive Plan Committee will adjust as it deems necessary, as applicable, (i) the class and maximum number of shares subject to the 2026 Incentive Plan and the awards thereunder and (ii) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards granted under the 2026 Incentive Plan. The Incentive Plan Committee may adjust the vesting terms applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in New PBT’s financial statements, notes to the financial statements, management’s discussion and analysis, or other public filing.

Change in Control Provisions.    In the event of a Change in Control (as defined below), awards outstanding under the 2026 Incentive Plan may be assumed, continued, or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), or settled for a cash amount based on the highest price per Class A Share paid in any transaction related to such change in control. The Incentive Plan Committee may terminate all awards subject to exercise by delivering at least 20 days’ advance notice to the award-holders to permit exercise in advance of, and contingent upon, such change in control. The Incentive Plan Committee may elect to accelerate the vesting of awards in connection with a Change in Control.

Under the 2026 Incentive Plan, a “Change in Control” means (i) the acquisition by any person or entity of 50% or more of the combined voting power of New PBT’s then-outstanding voting securities, (ii) a merger, reorganization, or consolidation other than such a transaction after which New PBT’s voting securities immediately before the transaction continue to represent more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) and are held in substantially the same proportion by the holders of such voting securities immediately before the transaction, (iii) a complete dissolution or liquidation, (iv) a sale or disposition of all or substantially all of New PBT’s assets other than to a person or persons who beneficially own more than 50% of the combined voting power of New PBT’s outstanding voting securities immediately prior to such transaction, or (v) when, during any two-year period, a majority of the New PBT Board ceases to consist of individuals who were serving on the New PBT Board at the beginning of such period and individuals whose election or nomination to the New PBT Board was approved by a vote of a majority of the directors then in office who were either directors the New PBT Board at the beginning of such period or whose election or nomination was so approved.

Transferability.    Awards granted under the 2026 Incentive Plan will not generally be transferrable or assignable by a participant. After the vested shares subject to an award have been issued, or in the case of a restricted stock award and similar awards, after the issued shares have vested, the holder of such shares will generally be free to assign, hypothecate, donate, encumber, or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the terms of New PBT’s trading policy, any minimum ownership requirements that New PBT may effect from time to time, and applicable law.

Clawback/Recovery.    All awards granted under the 2026 Incentive Plan will be subject to recoupment in accordance with any clawback policy that New PBT may adopt and maintain from time to time, to the extent applicable and permissible under applicable law. In addition, the Incentive Plan Committee may impose such other clawback, recovery, or recoupment provisions in an award agreement as the Incentive Plan Committee may deem necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause. Acceptance of an award constitutes the participant’s acknowledgement of and consent to any applicable clawback policy in effect at the time of such clawback.

Amendment or Termination.    The Incentive Plan Committee may accelerate the time at which an award granted under the 2026 Incentive Plan may first be exercised or the time during which an award granted under the 2026 Incentive Plan or any part thereof will vest. The Incentive Plan Committee will have the authority to amend, suspend, or terminate the 2026 Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s consent. Certain material amendments will also require the approval of the shareholders of New PBT. No award may be granted on or after the tenth anniversary of the earlier of the date on which the 2026 Incentive Plan is approved by (x) the New PBT Board and (y) the Unitholders. No awards may be granted under the 2026 Incentive Plan while it is suspended or after it is terminated.

The vote on this proposal is separate and apart from the vote on the Indenture Amendment Proposal and approval of this proposal is not a condition to completion of the Business Combination.

Approval of the 2026 Incentive Plan Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the 2026 Incentive Plan Proposal.

If the enclosed Proxy Card is returned and you have indicated how you wish to vote, the Proxy Card will be voted in accordance with your instructions. Should the enclosed Proxy Card be returned without instructions on how you wish to vote on this 2026 Incentive Plan Proposal, your Proxy Card will be deemed to grant such authority and will be voted FOR the 2026 Incentive Plan Proposal.

THE PARTICIPANTS URGE YOU TO VOTE “FOR” THE 2026 INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Participants seek your approval to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal. If it is necessary or appropriate to adjourn the Special Meeting, and the adjournment is for a period of less than thirty (30) days, no notice of the time or place of the reconvened meeting will be given to Unitholders, other than an announcement made at the Special Meeting.

The proposal to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal requires the affirmative vote of Unitholders who, as of the Record Date, held Trust Units representing a majority of the Trust Units represented in person or by proxy at the Special Meeting. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Adjournment Proposal.

If the enclosed Proxy Card is returned and you have indicated how you wish to vote, the Proxy Card will be voted in accordance with your instructions. Should the enclosed Proxy Card be returned without instructions on how you wish to vote on this Adjournment Proposal, your Proxy Card will be deemed to grant such authority and will be voted FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal.

THE PARTICIPANTS URGE YOU TO VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT THE SOLICITATION OF ADDITIONAL PROXIES IN FAVOR OF THE INDENTURE AMENDMENT PROPOSAL AND/OR THE 2026 INCENTIVE PLAN PROPOSAL.

THE SPECIAL MEETING

General

This proxy statement/prospectus is being provided to Unitholders as part of a solicitation of proxies by the Participants for use at the Special Meeting. This proxy statement/prospectus provides Unitholders with important information about the Special Meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held on            , 2026 at            Central Time, at the offices of Argent Trust Company, 4200 South Hulen Street, Suite 217, Fort Worth, Texas 76109. You will also be able to vote your Trust Units in person or by proxy via the Internet, Telephone or Mail.

Purposes of the Special Meeting

The Special Meeting is being held to consider and vote on the following proposals:

•        an amendment to the Trust Indenture to effect the Business Combination pursuant to the Combination Agreement (the “Indenture Amendment Proposal”);

•        the 2026 Incentive Plan (the “2026 Incentive Plan Proposal”); and

•        an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Indenture Amendment Proposal and the 2026 Incentive Plan Proposal, the “Proposals”).

Record Date

Only Unitholders as of the close of business on the Record Date, which is            , 2026 will be entitled to vote at the Special Meeting. If you are a Unitholder of record on the Record Date, you will retain the voting rights in connection with the Special Meeting even if you sell such Trust Units after the Record Date. Accordingly, it is important that you vote the Trust Units held by you on the Record Date or grant a proxy to vote such Trust Units on the Proxy Card, even if you sell such Trust Units after such date.

Outstanding Shares as of Record Date and Voting Rights of Unitholders

On the Trust record date, there were 46,608,796 Trust Units issued and outstanding. Each issued and outstanding Trust Unit entitles its holder of record to one vote on each matter to be considered at the Special Meeting. Unitholders are entitled to vote on each proposal presented. Only Trust Units have voting rights.

Quorum; Abstentions and Broker Non-Votes

In order for business to be conducted at the Special Meeting, a quorum must be present. According to the Trust Indenture, for purposes of the Special Meeting there will be a quorum if the holders of a majority of the outstanding Trust Units are present in person or by proxy.

Vote Required

The votes required for each proposal are as follows:

•        Indenture Amendment Proposal.    Approval of the Indenture Amendment Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Indenture Amendment Proposal.

•        2026 Incentive Plan Proposal.    Approval of the 2026 Incentive Plan Proposal requires the affirmative vote of a majority in interest of Unitholders present at the Special Meeting, assuming a quorum is present. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the 2026 Incentive Plan Proposal.

•        Adjournment Proposal.    The proposal to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the Indenture Amendment Proposal and/or the 2026 Incentive Plan Proposal requires the affirmative vote of Unitholders who, as of the Record Date, held Trust Units representing a majority of the Trust Units represented in person or by proxy at the Special Meeting. Accordingly, a Unitholder’s abstention from voting and any broker non-vote will have the same effect as a vote “AGAINST” the Adjournment Proposal.

How to Vote

Record Holders

If your Trust Units are held in your name, you may vote by proxy as follows:

•        Vote by Internet:    Please access the website linked on your Proxy Card and follow the on-screen instructions or scan the QR code with your smartphone. You will be required to provide the unique control number printed on your Proxy Card and should have your Proxy Card available when you access the website.

•        Vote by Telephone:    Please call toll-free from the U.S. or Canada the phone number listed on your Proxy Card and follow the simple instructions provided. You will be required to provide the unique control number printed on your Proxy Card and should have your Proxy Card available when you call.

•        Vote by Mail:    If you do not have access to a touch-tone telephone or to the Internet or wish to vote by mail, please sign, date and return the Proxy Card in the envelope provided, or mail to: PBT Land and Minerals, Inc., c/o D.F. King & Co., Inc., 28 Liberty Street, 53rd Floor, New York, New York 10005.

You may vote by Internet or telephone 24 hours a day, 7 days a week until 10:59 P.M. Central Time the day before the Special Meeting. Your Internet or telephone vote authorizes the named proxies to vote your Trust Units in the same manner as if you had executed a Proxy Card.

The Internet and telephone voting procedures use a control number that appears on your Proxy Card to authenticate you as a Unitholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by Internet or telephone, you do not need to return the Proxy Card.

IF YOU SIGN AND SUBMIT YOUR PROXY CARD WITHOUT SPECIFYING HOW YOU WOULD LIKE YOUR UNITS VOTED, YOUR TRUST UNITS WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

BY EXECUTING THE ENCLOSED PROXY CARD, YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

Beneficial Owners

If you hold Trust Units through someone else, such as a broker, bank or other custodian, you will receive voting material from that firm. You can complete the voting form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to access and utilize those voting methods. If you hold your Trust Units in a stock brokerage account or by a bank or other custodian, you will not be able to vote in person at the Special Meeting, unless you have previously requested and obtained a “legal proxy” from your broker, bank or other custodian and present it at the Special Meeting.

Revocation of Proxies

Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (a) submitting a duly executed proxy bearing a later date or submitting a later proxy using the Internet or telephone voting procedures described above, (b) filing a later-dated written revocation with an agent of the Trust, or (c) attending and voting at the Special Meeting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation. If you hold your Trust Units in a brokerage account or by a bank or other custodian, unless you have obtained a “legal proxy” from your bank, broker or other custodian, you will need to follow the instructions provided by your bank, broker or other custodian to revoke your voting form or submit a new voting form.

Solicitation of Proxies

Proxies may be solicited by mail, advertisement, telephone, internet, e-mail, facsimile, other media and personal solicitation by the Participants. No additional compensation will be paid to the Participants for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Participants’ solicitation material to their customers for whom they hold Trust Units, and the Participants will reimburse them for their reasonable out-of-pocket expenses.

New PBT has retained D.F. King & Co., Inc. (“DFK”) to assist in the solicitation of proxies and for related services. New PBT will pay DFK an estimated fee of up to $35,000 and has agreed to reimburse DFK for certain out-of-pocket fees and expenses and to indemnify DFK against certain liabilities and expenses, including reasonable legal fees and related charges. DFK will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Approximately 15 persons will be used by DFK in its solicitation efforts.

The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Participants and reimbursed by New PBT.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

Appraisal Rights

To the knowledge of the Participants, under applicable law, Unitholders are not entitled to appraisal or other similar dissenters’ rights in connection with any matter anticipated to be acted on at the Special Meeting.

Questions and Additional Information

If you have any questions concerning this proxy statement/prospectus or need help voting your Trust Units, please contact our proxy solicitor:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Holders may call toll-free: (877) 283-0318
Banks and brokers call: (212) 784-6885
E-mail: PBT@dfking.com

DESCRIPTION OF NEW PBT SECURITIES

The following summary of the terms of the capital stock of New PBT after the PBT Contribution Closing is not meant to be complete and is qualified in its entirety by reference to the New PBT Charter and the New PBT Bylaws. Copies of the New PBT Charter and the New PBT Bylaws, substantially in the form to be effective as of the PBT Contribution Closing, are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus.

Authorized Capital Stock

The total amount of 900,000,000 authorized shares of New PBT Common Stock consists of 500,000,000 Class A Shares and 300,000,000 Class B Shares. In addition, there is authorized 100,000,000 shares of New PBT Preferred Stock, par value $0.0001 per share. The number of authorized shares of any class may be increased or decreased (but not below the number outstanding) by a majority of the voting power of all of the then-outstanding shares of capital stock of New PBT entitled to vote thereon, voting together as a single class, without a separate class vote, as permitted by the TBOC and as provided in the New PBT Charter.

Common Stock

New PBT has two classes of authorized Common Stock: Class A Shares and Class B Shares. New PBT expects to issue all of its capital stock in uncertificated form.

Preferred Stock

The New PBT Board has authority to issue shares of New PBT Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series, all to the fullest extent permitted by the TBOC. The number of authorized shares of New PBT Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of New PBT entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the New PBT Preferred Stock, as permitted by the TBOC and as provided in the New PBT Charter. The issuance of New PBT Preferred Stock could have the effect of decreasing the trading price of New PBT Common Stock, restricting dividends on New PBT capital stock, diluting the voting power of New PBT Common Stock, impairing the liquidation rights of New PBT capital stock, or delaying or preventing a change in control of New PBT.

Voting Rights

Each record holder of New PBT Common Stock is entitled to one (1) vote per share of New PBT Common Stock that is outstanding in such holder’s name on the books of New PBT on all matters properly submitted to a vote of shareholders on which the holders of New PBT Common Stock are entitled to vote, as provided by the New PBT Charter. The holders of Class A Shares and Class B Shares will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of New PBT shareholders, unless otherwise required by applicable law or the New PBT Charter. The holders of Class A Shares and Class B Shares will not be entitled to vote on any amendment to the New PBT Charter that relates solely to the terms of one or more outstanding series of New PBT Preferred Stock unless the holders of such affected shares are entitled, either separately or as a class with the holders of one or more other such series, to vote thereon. The New PBT Charter provides that there shall be no cumulative voting.

The New PBT Bylaws provide that the holders of a majority of the voting power of the then outstanding shares of New PBT capital stock entitled to vote at the meeting, present in person, by remote communication (if applicable) or represented by proxy, will constitute a quorum at all meetings of shareholders; where a separate class or series vote is required, a majority of the voting power of the outstanding shares of such class or series present in person, by remote communication (if applicable) or represented by proxy, constitutes a quorum for that vote. When a quorum is present, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to take action, unless the matter is one upon which, by a provision of applicable law, the New PBT Bylaws, the New PBT Charter or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. Directors are elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There are no cumulative voting rights.

Restrictions on Transfer

Shares of New PBT capital stock may be subject to transfer restrictions under applicable securities laws and any lock-ups, investor rights, support or similar agreements entered into in connection with the Business Combination as described in this proxy statement/prospectus.

Dividend Rights

Subject to applicable law and the rights, if any, of any of the holders of New PBT Preferred Stock, (i) holders of Class A Shares will be entitled to ratably receive dividends and other distributions when and if declared by the New PBT Board in its discretion out of assets legally available for that purpose and (ii) holders of Class B Shares will not have any right to receive dividends or other distributions, unless the dividend consists of Class B Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class B Shares paid proportionally with respect to each outstanding Class B Share or the dividend consists of Class A Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class A Shares on equivalent terms as simultaneously paid to the holders of Class A Shares. Except for any distribution required by the TBOC to be made upon a dissolution event or as otherwise set forth in any resolutions or certificate of designation relating to any series, the holders of New PBT Preferred Stock do not have any rights to receive dividends.

Other Rights

Each holder of Class A Shares and Class B Shares is subject to, and may be adversely affected by, the rights of the holders of any series of New PBT Preferred Stock that New PBT may designate and issue in the future. Class A Shares and Class B Shares are not entitled to preemptive rights and are not subject to conversion (except with respect to Class B Shares upon redemption or exchange of OpCo units as described herein), redemption, or sinking fund provisions.

Liquidation Rights

Upon liquidation, dissolution, or winding up of the affairs of New PBT, whether voluntary or involuntary, the holders of Class A Shares will be entitled to receive ratably the assets available for distribution to the shareholders after payment of debts and other liabilities and subject to rights, if any, of holders of outstanding shares of New PBT Preferred Stock. Holders of Class B Shares will not have any right to receive a distribution upon liquidation, dissolution or winding up of the affairs of New PBT.

Up-C Structure and OpCo LLC Agreement

Following Closing, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. New PBT will be a holding company, the sole material assets of which will consist of units of OpCo, which in turn will directly or indirectly own the operating subsidiaries through which New PBT will conduct its business. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate the financial results of OpCo and its subsidiaries.

Each OpCo unit, together with the corresponding Class B Share, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one Class A Share. The OpCo LLC Agreement requires New PBT to take all actions with respect to its interests, including OpCo units, to maintain at all times a one-to-one ratio between the number of Class A Shares (or other equity securities of New PBT, other than the Class B Shares) that are outstanding and the number of OpCo units (or other equity securities in OpCo) owned by New PBT.

Following the Business Combination, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will have the Redemption Right to cause OpCo to redeem all or a portion of its OpCo units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled.

Special Meetings of Shareholders

The New PBT Charter provides that, other than as provided in resolutions or certificate of designation relating to any series of New PBT Preferred Stock, special meetings of shareholders may be called only by the New PBT Board, the Chairperson of the New PBT Board, the Chief Executive Officer, the President of New PBT (to the extent required by the TBOC), or the Secretary of New PBT at the request of holders of not less than 25% of the voting power of all then-outstanding shares entitled to vote at such special meeting. The New PBT Board may postpone, reschedule or cancel (to the extent permitted under the TBOC) any special meeting previously called.

Action by Written Consent

The New PBT Charter provides that any action required or permitted by the TBOC to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, has been signed by shareholders holding not less than the minimum number of votes necessary to take such action at a meeting of shareholders in which each shareholder entitled to vote on the action is present and votes.

Texas Anti-Takeover Statute

New PBT has elected not to be governed by the restrictions on business combinations with interested shareholders set forth in Subchapter M of Chapter 21 of the TBOC (including Section 21.606). As a result, New PBT is not subject to Texas’ statutory business combination restrictions.

Anti-Takeover Effect of Provisions of the New PBT Charter and New PBT Bylaws

The New PBT Charter and the New PBT Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New PBT. New PBT expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New PBT to first negotiate with the New PBT Board, which New PBT believes may result in an improvement of the terms of any such acquisition in favor of New PBT’s shareholders. However, they also give the New PBT Board the power to discourage mergers that some shareholders may favor.

Shareholders Not Entitled to Cumulative Voting

The New PBT Charter provides that there shall be no cumulative voting; accordingly, holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote in any election of directors can elect all directors standing for election (subject to any rights, preferences and privileges of New PBT Preferred Stock that New PBT may designate and issue in the future).

Exclusive Jurisdiction of Certain Actions

The New PBT Charter provides that, unless New PBT consents in writing to the selection of an alternative forum, the Texas Business Court will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New PBT, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of New PBT to New PBT or its shareholders (including claims alleging aiding and abetting of such a breach), (iii) any action asserting a claim against New PBT or any of its current or former directors, officers or other employees of New PBT arising pursuant to any provision of the TBOC, the New PBT Charter or the New PBT Bylaws (each as may be amended from time to time), or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of the New PBT Charter or the New PBT Bylaws, (v) any action asserting a claim related to or involving New PBT that is governed by the internal affairs doctrine, (vi) any other action asserting a claim against New PBT, its directors, officers, or employees constituting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, and (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court.

If the Texas Business Court is not accepting filings or determines that it lacks jurisdiction, such actions must be brought in the United States District Court for the Northern District of Texas, Dallas Division, or, if the federal court lacks jurisdiction, in the state district court of Dallas County, Texas. In addition, the New PBT Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision does not apply to any direct claims under the Exchange Act, or to any other claim for which the federal courts of the United States have exclusive jurisdiction.

While the Texas courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the New PBT Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Related Party Transactions

The New PBT Charter provides that:

(i)     to the fullest extent permitted by the TBOC and applicable law, none of SoftVest, Blackbeard Holdings or any member of the Board that is not an employee of New PBT (a “Non-Employee Director”) (including Non-Employee Directors who serve as an officer of New PBT) or any of their respective affiliates (other than New PBT or its employees) (each, an “Identified Person”) shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which New PBT is engaging or proposes to engage, (2) doing business with any client, customer or vendor of New PBT, or (3) otherwise competing, directly or indirectly, with New PBT or any of its affiliates and no Identified Person shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to New PBT solely by reason of such Identified Person engaging in any such activity;

(ii)    except as otherwise agreed in writing between New PBT and the applicable Identified Person, in the event that an Identified Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New PBT and such Identified Person, such Identified Person shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and New PBT to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New PBT or any of its affiliates; and

(iii)   in the case of any corporate opportunity in which New PBT has renounced its interest and expectancy in the previous sentence, such Identified Person shall to the fullest extent permitted by law not be liable to New PBT or its shareholders for breach of any fiduciary duty by reason of the fact that such Identified Person acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to New PBT.

Notwithstanding the foregoing, New PBT does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of New PBT) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of New PBT.

Registration Rights

In connection with closing of the Business Combination, we intend to enter into the Registration Rights Agreement with Blackbeard Security, Greybeard Energy, Horizon Kinetics and SoftVest, L.P. The Registration Rights Agreement will provide that no later than thirty days after New PBT becomes eligible to file a shelf registration statement, New PBT will use its reasonable best efforts to file a resale shelf registration statement and to effect underwritten takedowns therefrom upon their respective requests subject to customary limitations. These holders also have piggyback registration rights, such that they and their permitted transferees may include their respective shares in certain future registrations of our equity securities. The demand registration rights and piggyback registration rights will each be subject to market cut-back exceptions.

The Registration Rights Agreement will set forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in road show presentations in connection with any underwritten offerings. We will also agree to indemnify certain of our holders and their permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by any holder or any permitted transferee.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

Listing

We anticipate that the Class A Shares will be listed on the NYSE and NYSE Texas under the symbol “PBT.” If the Business Combination is completed, the Trust will terminate and the Trust Units will no longer be listed on the NYSE and will be deregistered under the Exchange Act. The Class B Shares and the OpCo units will not be traded on an exchange.

COMPARISON OF UNITHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

The Trust is an express trust created under the laws of the State of Texas and, accordingly, the rights of the Unitholders are governed by the Texas Trust Code (“Trust Code”) and the Trust Indenture. If the Business Combination is completed, the rights of Unitholders who become New PBT shareholders as a result of the Business Combination will be governed by the TBOC, the New PBT Charter and New PBT Bylaws.

At the PBT Contribution Closing, New PBT will take all requisite action to cause the certificate of formation of New PBT and the bylaws of New PBT in effect as of immediately prior to the PBT Contribution Closing to be amended and restated to be in substantially the form attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

The following description summarizes certain material differences between the rights of Unitholders before completion of the Business Combination, and New PBT shareholders after completion of the Business Combination. This section does not purport to be a complete statement of all those differences, nor does it include a complete description of the specific provisions referred to below. Furthermore, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other equally significant or more significant differences do not exist.

This summary is qualified in its entirety by reference to the TBOC, the Trust Code, the Trust’s and New PBT’s governing corporate documents, which you are urged to read. The Trust has filed with the SEC its Trust Indenture, which as described in the Trust’s most recent Annual Report on Form 10-K (as amended), is available to any Unitholder, at the actual cost of reproduction, upon written request to us. Capitalized terms used below in the column entitled “Trust” and not defined herein have the meanings set forth in the Trust Indenture.

	New PBT	Trust
Business Purpose	The purpose of New PBT is to engage in any lawful act or activity for which corporations may be organized and incorporated under the TBOC.

The purposes of the Trust are:

(a)     to convert the Royalties to cash either (1) by retaining them and collecting the proceeds from production until production has ceased or the Royalties have otherwise terminated or (2) by selling or otherwise disposing of the Royalties (within the limits stated herein); and

(b)    to distribute such cash, net of amounts for payment of liabilities of the Trust, to the Unitholders pro rata.

Under the Trust Indenture, as currently in effect, the Trust is intended to be limited to the receipt of revenues attributable to the Royalties and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities to the holder of Trust Units.

	New PBT	Trust
Dividends and Distributions

Subject to applicable law and the rights, if any, of the holders of any outstanding series of New PBT Preferred Stock, (i) holders of Class A Shares will be entitled to ratably receive such dividends and other distributions, if any, as may be declared from time to time by the New PBT Board in its discretion out of assets legally available therefor and shall share equally on a per share basis in such dividends and distributions, and (ii) holders of Class B Shares are not entitled to share in any dividends or other distributions unless the dividend consists of Class B Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class B Shares paid proportionally with respect to each outstanding Class B Share or the dividend consists of Class A Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class A Shares on equivalent terms as simultaneously paid to the holders of Class A Shares.

The Trustee makes monthly cash distributions of substantially all of its cash receipts, after deducting amounts for the Trust’s liabilities, and cash reserves withheld by the Trustee, on or about the 10th business day following the completion of each month. Each distribution covers production for a one-month period. The amount of Trust revenues and cash distributions to Unitholders depends on:

•   oil, natural gas and NGL prices received;

•   volume of oil, natural gas and NGL produced and sold;

•   production costs deducted in the calculation of net proceeds of the Trust; and

•   the Trust’s general and administrative expenses and the amount of any cash reserve.

The amount of the monthly distributions will fluctuate from month to month, depending on the factors discussed above. There is no minimum required distribution.

Authorized Capital

The total number of authorized shares of New PBT Common Stock consists of 500,000,000 Class A Shares, par value $0.0001 per share and 300,000,000 Class B Shares, par value $0.0001 per share.

The total number of “blank check” authorized shares of New PBT Preferred Stock is 100,000,000 shares, $0.0001 par value per share.

The beneficial interest in the Trust is divided into 46,608,796 Trust Units. Each Trust Unit represents an equal undivided beneficial interest in the assets of the Trust.

The Trustee may not issue additional Trust Units.

Voting Rights

Each share of New PBT Common Stock is entitled to one vote on all shareholder matters, with Class A Shares and Class B Shares voting as a single class. The New PBT Charter provides that there shall be no cumulative voting.

Except as otherwise required by law, the New PBT Charter or the New PBT Bylaws, the holders of a majority of the voting power of the then-outstanding shares of New PBT capital stock entitled to vote at the meeting, present in person, by remote communication (if applicable) or represented by proxy, will constitute a quorum for transaction of business at any meeting of shareholders. In the absence

The Trust does not hold annual meetings; however, Unitholders have voting rights as specified in the Trust Indenture.

Matters voted on by the Unitholders shall be deemed to have been approved by the Unitholders if approved at a meeting where a quorum is present by the vote of a majority in interest of such Unitholders constituting a quorum.

At any meeting, the presence in person or by proxy of Unitholders holding a majority of the Trust Units outstanding at that time shall constitute a quorum.

	New PBT	Trust

of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock represented thereat, but no other business shall be transacted at such meeting.

If a quorum is present, an action on a matter is approved if it receives the affirmative vote of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, the matter is one upon which, by a provision of applicable law, the New PBT Charter, the New PBT Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The rights, preferences and privileges of holders of New PBT Common Stock are subject to, and may be impacted by, the rights of the holders of any series of New PBT Preferred Stock that New PBT may designate and issue in the future.

Number and Election of Directors; Matters Related to the Trustee

The New PBT Charter provides that the number of directors who shall constitute the initial New PBT Board shall equal one. Pursuant to the Shareholders’ Agreement, as of immediately following the Blackbeard Contribution Closing, the New PBT Board is expected to be comprised of seven directors. Subject to the rights of holders of any series of New PBT Preferred Stock to elect directors, the number of directors of the New PBT Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New PBT Board; provided that the number of directors shall be seven for so long as any party to the Shareholders’ Agreement has the right to nominate individuals as director nominees under the Shareholders’ Agreement.

The New PBT Bylaws provide that shareholders of New PBT shall elect the directors at the annual meeting of shareholders (except in the case of vacancies, as described below). Each director shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

The Trust does not have directors. The Trust Indenture provides voting rights to Unitholders to remove and replace (but not annually elect) the Trustee by the vote of holders of a majority of Trust Units outstanding at a meeting duly called and held.

	New PBT	Trust
Amendments to Certificate of Formation and Trust Indenture

The New PBT Charter provides that the affirmative vote of the holders of capital stock representing a majority in voting power of the then outstanding shares of capital stock of New PBT entitled to vote thereon shall generally be required to amend, alter, change or repeal any provision of New PBT Charter or to adopt any new provision of the New PBT Charter.

All amendments to the provisions of the Indenture may be made by a vote of the Unitholders present or represented at a meeting held in accordance with the terms of the Indenture holding a majority in interest of such Unitholders constituting a quorum; provided that no amendment shall be effective without the express written approval of the Trustee.

Amendments to Bylaws

Subject to the provisions of the New PBT Charter, the New PBT Bylaws may be amended by the New PBT Board or by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of New PBT entitled to vote generally in the election of directors, voting together as a single class.

The Trust does not have bylaws, and the Trust Indenture is its sole governing document.
Ability to Call Special Meeting of Shareholders and Unitholders

The New PBT Charter provides that, other than as provided in resolutions or certificate of designation relating to any series of New PBT Preferred Stock, special meetings of the shareholders may only be called by the New PBT Board, the Chairperson of the New PBT Board, the Chief Executive Officer of New PBT, the President of New PBT (to the extent required by the TBOC), or the Secretary of New PBT at the request of New PBT shareholders holding not less than 25% of the voting power of all then-outstanding shares of capital stock of New PBT entitled to vote at such special meeting.

Any meeting of the Unitholders may be called by the (i) Trustee in its discretion or (ii) will be called by the Trustee at the written request of Unitholders owning not less than 15% of the then outstanding Trust Units.

Ability of Shareholders or Unitholders to Act by Written Consent

The New PBT Charter provides that any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders of New PBT, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, has been signed by the holder or holders of shares representing not less than the minimum number of votes necessary to take the action at a meeting of shareholders of New PBT in which each shareholder entitled to vote on the action is present and votes.

The Trust Indenture does not address action by written consent.
Limitations of Personal Liability and Indemnification of Directors and Officers, Trustee and other persons

Section 7.001 of the TBOC permits a Texas corporation to limit the personal liability of directors and officers to it or its shareholders for monetary damages for any act or omission in a director’s or officer’s capacity as director or officer. Under the provisions of Chapter 8 of the TBOC, New PBT may indemnify its existing and former directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred

The Trustee has the duties set forth in the Trust Indenture and under Texas law. Except as set forth in the Trust Indenture and provided in the following sentence, the Trustee, in carrying out its powers and performing its duties, may act in its discretion and shall be personally or individually liable only for fraud or for acts or omissions in bad faith and shall not individually or personally be liable for any act or omission of any agent

New PBT	Trust

by him or her in connection with any threatened, pending or completed action, proceeding or investigation in which he or she is or is threatened to be named as a respondent or defendant. With respect to any proceeding arising from actions taken in his or her official capacity as a director or officer, he or she may be indemnified so long as it shall be determined that he or she acted in good faith and reasonably believed that such conduct was in the corporation’s best interests. In any other case, a director or officer may be indemnified as long as it shall be determined that he or she acted in good faith and reasonably believed that such conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, it shall also be determined that if he or she did not have a reasonable cause to believe such conduct was unlawful. In addition, under the provisions of Chapter 8 of the TBOC indemnification of reasonable expenses actually incurred in connection with a proceeding is mandatory if a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding.

The New PBT Charter provides that personal liability of its directors and officers for monetary damages for an act or omission in such person’s capacity as a director or officer is eliminated to the fullest extent under applicable law. The elimination or limitation of liability does not include:

•   any breach of a director’s or officer’s duty of loyalty to New PBT or its shareholders;

•   acts or omissions not in good faith that constitute a breach of duty of the director or officer to New PBT;

•   acts or omissions that involve intentional misconduct or a knowing violation of law;

•   any transaction from which the director or officer received an improper benefit; or

•   acts or omissions for which the liability of a director or officer is expressly provided by an applicable statute.

or employee of the Trustee unless the Trustee has acted in bad faith in the selection and retention of such agent or employee. If the Trustee enters into a contract on behalf of the Trust Estate without ensuring that any liability arising out of such contract shall be satisfiable only out of the Trust Estate and shall not in any event, including the exhaustion of the Trust Estate, be satisfiable out of amounts at any time distributed to any Unitholder or out of any other assets owned by any Unitholder, then Trustee, vis-a-vis the Unitholders, shall be fully and exclusively liable for such liability, but shall have the right to be indemnified and reimbursed from the Trust Estate to the extent provided in the Trust Indenture. The Trustee shall be indemnified by, and receive reimbursement from, the Trust Estate against and from any and all liability, expense, claims, damages or loss incurred by it individually or as Trustee in the administration of the Trust and the Trust Estate or any part or parts thereof, or in the doing of any act done or performed or omission occurring on account of its being Trustee, except such liability, expense, claims, damages or loss as to which it is liable under Section 6.01(a) of the Trust Indenture. The Trustee shall have a lien upon the Trust Estate to secure it for such indemnification and reimbursement and for compensation to be paid to Trustee. Except as provided in Section 4.05 of the Trust Indenture, neither the Trustee nor any agent or employee of the Trustee shall be entitled to any reimbursement or indemnification from any Unitholder for any liability, expense, claims, damages or loss incurred by the Trustee or any such agent or employee, their right of reimbursement and indemnification, if any, being limited solely to the Trust Estate, whether or not the Trust Estate without full reimbursement or indemnification of the Trustee or any such agent or employee.

The Trustee may, but shall not be required to, consult with counsel, who may be its own counsel, accountants, geologists, engineers, investment advisors and other parties deemed by the Trustee to be qualified as experts on

	New PBT	Trust

The New PBT Charter also provides that it may indemnify and advance expenses to its current and former directors, officers, employees and agents or other representatives (as defined by the TBOC) to the fullest extent permitted by applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of New PBT under the New PBT Charter, it is the position of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

New PBT intends to enter into indemnification agreements with each of its officers and directors pursuant to which New PBT will agree, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on New PBT’s behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions will apply whether the action was instituted by a third party or by New PBT. New PBT will also maintain insurance on behalf of its officers and directors to provide coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

the matters submitted to them, and the opinion of any such parties on any matter submitted to them by the Trustee shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in accordance with the opinion of any such party.

The Trustee, shall be protected in acting upon any notice, credential, certificate, assignment, or other document or instrument believed by the Trustee to be genuine and to be signed by the proper party or parties. The Trustee is specifically authorized to rely upon the application of Article 8 of the Uniform Commercial Code, and the application of other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Texas, as to all matters affecting title, ownership, warranty or transfer of the Trust Units, without any personal liability for such reliance, and the indemnity granted under Section 6.01 of the Trust Indenture shall specifically extend to any matters arising as a result thereof.

Liquidation and Dissolution Rights

Pursuant to Section 11.051 of the TBOC, the winding up of a Texas corporation is required on:

•   the expiration of any period of duration specified in the corporation’s governing documents;

•   a voluntary decision to wind up the corporation;

•   an event specified in the governing documents of the corporation requiring the winding up, dissolution, or termination of the corporation, other than an event specified in other sections of the TBOC;

•   an event specified in other sections of the TBOC requiring the winding up or termination of the corporation, other than an event specified in other sections of the TBOC; or

The Trust shall terminate upon the first to occur of the following events or times:

•   at such time as its gross revenue for each of two successive years after the year 1980 is less than $1,000,000 per year,

•   a vote in favor of termination by the Unitholders present or represented at a meeting held in accordance with the requirements of Article VIII of the Trust Indenture, or

•   the expiration of twenty-one years after the death of the last survivor of the lawful descendants of any degree of the signers of the Declaration of Independence in being on the date of execution of the Trust Indenture.

	New PBT	Trust
	• a decree by a court requiring the winding up, dissolution, or termination of the corporation, rendered under the TBOC or other law.	Upon termination of the Trust pursuant to the provisions above, the Trustee shall sell for cash in one or more sales all of the properties other than cash then constituting the Trust Estate.

Under the New PBT Charter, upon liquidation, dissolution or winding up of the affairs of New PBT, whether voluntary or involuntary, the holders of Class A Shares will be entitled to receive ratably the assets available for distribution to the shareholders after payment of debts and other liabilities and subject to rights, if any, of holders of outstanding shares of New PBT Preferred Stock. Holders of Class B Shares will not have any right to receive a distribution upon liquidation, dissolution or winding up of the affairs of New PBT.

Mergers, Consolidations or Certain Dispositions

Under the New PBT Charter, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote on the matter, voting together as a single class, is required to approve fundamental business transactions, including: (1) a merger; (2) an interest exchange; (3) a conversion; or (4) a sale of all or substantially all of the corporation’s assets.

In the event the Trustee determines it to be in the best interest of the Unitholders the Trustee may sell at any time and from time to time all or any part of any of the Royalties for cash in such a manner as it deems in the best interest of the Unitholders if approved by the Unitholders present or represented at a meeting held in accordance with the requirements of the Trust Indenture but without such approval it may not sell or otherwise dispose of all or any part of the Royalties.

Upon termination of the Trust, the Trustee must sell the properties of the Trust other than cash as described above under “Liquidation and Dissolution Rights.” Upon termination of the Trust, the Trustee shall as promptly as possible distribute the proceeds of any such sales and any other cash in the Trust Estate according to the respective interests and rights of the Unitholders, after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as Trustee in its discretion deems appropriate for contingent liabilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The Trust

Based solely on our review of publicly available ownership disclosures on Schedule 13D or 13G, as applicable, the following table sets forth all persons who are known to us to own beneficially more than 5% of the outstanding Trust Units as of July 28, 2026:

Name	Number of Trust Units Owned(1)	Percent(2)
SoftVest, L.P.(3)	6,217,107	13.3%
Horizon Kinetics Asset Management LLC(4)	6,837,532	14.7%

____________

(1)     Unless otherwise indicated, all Trust Units are held directly with sole voting and investment power.

(2)     Based on 46,608,796 Trust Units outstanding as of June 30, 2026.

(3)     SoftVest, L.P. shares voting and ownership power with SoftVest Advisors, LLC, SoftVest GP I, LLC, and Eric L. Oliver. The address for each of SoftVest Advisors, LLC, SoftVest, L.P., SoftVest GP I, LLC, and Eric L. Oliver is 400 Pine Street, Suite 1010, Abilene, TX, 79601. Such ownership excludes 17,000 Trust Units held by family members and partnerships for the benefit of Eric L. Oliver, of which he disclaims beneficial ownership.

(4)     Reporting ownership by Horizon Kinetics Asset Management LLC. The address for Horizon Kinetics Asset Management LLC is 470 Park Avenue South, 8th Floor South, New York, NY 10016.

New PBT

The following table sets forth information regarding the expected beneficial ownership of Class A Shares on a pro forma basis after giving effect to the Business Combination, by:

•        each person or group of affiliated persons known by us to own beneficially more than five percent of the outstanding Trust Units as of July 28, 2026;

•        by each member of the New PBT Board; and

•        by members of the New PBT Board and executive officers of New PBT as a group.

The table below does not include any named executive officers as neither New PBT nor its predecessor had named executive officers in 2025.

The table below does not give effect to (i) the Rights Offering, the issuance of Class A Shares pursuant to the Backstop Commitment or Blackbeard and Greybeard Subscription or (ii) the issuance of any Class A Shares to be issued pursuant to the 2026 Incentive Plan. For more information regarding potential ownership in Class A Shares after giving effect to the Rights Offering, the Backstop Commitment and the Blackbeard and Greybeard Subscription, see “Questions and Answers about the Rights Offering — What is the Rights Offering?”

Beneficial ownership is determined under rules of the SEC and generally includes any common stock over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of New PBT Common Stock shown as beneficially owned by them. Except as otherwise indicated below, the address of each director and executive officer listed below is 400 Pine Street, Suite 1010, Abilene, TX 79601.

Name of Beneficial Owner	Class A Shares Beneficially Owned		Class B Shares Beneficially Owned		Combined Voting Power(1)
	Number	%	Number	%	Number	%
5% Shareholders
Blackbeard Security Holdings, LLC(2)	—	—	30,024,553	93.9%	30,024,553	38.2%
Greybeard Energy, LLC(2)	—	—	1,964,958	6.1%	1,964,958	2.5%
Horizon Kinetics Asset Management LLC(3)	6,837,532	14.7%	—	—	6,837,532	8.7%
SoftVest, L.P.(4)	6,217,107	13.3%	—	—	6,217,107	7.9%

Directors and Executive Officers(5)
Eric Oliver(4)	6,217,107	13.3%	—	—	6,217,107	7.9%
Jordan Barrett	—	—	—	—	—	—
Ricky Burnett	—	—	—	—	—	—
Brian Ferguson	—	—	—	—	—	—
Peter Ray	—	—	—	—	—	—
Kaleb Smith	—	—	—	—	—	—
All directors and executive officers as a group (eight persons)	6,217,107	13.3%	—	—	6,217,107	7.9%

____________

*        Less than 1%

(1)      Represents percentage of voting power of Class A Shares and Class B Shares voting together as a single class. Holders of OpCo units will hold one Class B Share for each OpCo unit they own. Each Class B Share has no economic rights, but entitles the holder thereof to one vote for each OpCo unit held by such holder. Accordingly, holders of OpCo units collectively have a number of votes in us equal to the number of OpCo units they hold.

(2)      Blackbeard Security is owned by Blackbeard Holdings. Blackbeard Holdings’ voting interests are controlled by Blackbeard Resources, LLC, the managing member with exclusive authority to manage the business and affairs of Blackbeard Holdings. Blackbeard Resources, LLC is majority owned by NGP XI U.S. Holdings, L.P. (“NGP XI Holdings”). NGP XI Holdings GP, L.L.C. is the sole general partner of the NGP XI Holdings, and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage the NGP XI Holdings to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Sam Stoutner and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The principal address for each of the above referenced NGP entities is 2850 N. Harwood Street, 19th Floor, Dallas, TX 75201.

Greybeard Energy is owned by Greybeard Holdings. Greybeard Holdings is owned by NGP XII U.S. Holdings, L.P. (“NGP XII Holdings”). NGP XII Holdings GP, L.L.C. is the sole general partner of the NGP XII Holdings, and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage the NGP XII Holdings to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Sam Stoutner and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The principal address for each of the above referenced NGP entities is 2850 N. Harwood Street, 19th Floor, Dallas, TX 75201.

(3)      Based on Schedule 13G/A filed April 29, 2026, reporting ownership as of June 3, 2025 by Horizon Kinetic Asset Management LLC. The address for Horizon Kinetic Asset Management LLC is 470 Park Avenue South, 4th Floor South, New York, NY 10016.

(4)      SoftVest Advisors, LLC, is the investment manager of SoftVest, L.P. SoftVest GP I, LLC, is the general partner of SoftVest, L.P. Mr. Oliver is the managing member of SoftVest GP I, LLC. Excludes 17,000 Class A Shares expected to be held by family members of and partnerships for the benefit of the family of Eric L. Oliver as Mr. Oliver disclaims beneficial ownership of any such New PBT Common Stock except to the extent of any pecuniary interest therein.

(5)      The directors named herein are based on the new management and board of directors of New PBT pursuant to the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

USLG’s revenue-generating agreements with related parties include (i) oil and natural gas mineral leases with Blackbeard Operating governing development and production of hydrocarbons from USLG’s mineral estate, (ii) surface use contracts with Blackbeard Operating and Nile Midstream governing use of USLG’s surface estate for oil and gas operations and other commercial development, (iii) royalty agreements and surface use agreements, including easements and rights-of-way with Iron Oak Energy Solutions and (iv) the OpCo LLC Agreement.

Oil and gas mineral leases

USLG is a party to, and a significant portion of USLG’s mineral estate is burdened by, oil, gas and mineral leases with Blackbeard Operating (as the lessee thereunder), which provide Blackbeard Operating with the right to explore for, develop and produce hydrocarbons from USLG’s mineral estate, in exchange for the payment of a certain royalty calculated as a percentage of production or revenue by the lessee to USLG. The typical term of USLG’s oil, gas and mineral leases with Blackbeard consists of an initial “paid up” initial period followed by a period that remains in effect for so long as the lessee maintains production under the lease after such initial period has expired.

Surface use agreements

USLG is a party to various agreements with affiliates of Blackbeard relating to the use of USLG’s surface acreage and its resources, including the following:

•        Surface use agreements with Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights to use the surface of certain of USLG’s land as may be necessary, convenient and/or incidental to oil and gas operations and activities, including drilling of horizontal wells, oil and gas exploration and constructing, installing, operating and maintaining facilities. USLG receives compensation for use of such land, along with incremental fees for any surface damages and/or disturbances to the land.

•        Salt water disposal lease agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights on certain of USLG’s land to drill salt water disposal wells or to convert into a salt water disposal well a previously plugged and/or abandoned well and to use such wells for the injection and disposal of salt water or other deleterious substances that may be produced in connection with oil and natural gas operations. USLG receives a royalty fee for each barrel of fluid, saltwater, brackish water, produced water or any other oil or natural gas byproduct that is injected into or through the subject wells, along with fees for any damages to the adjoining land, crops or livestock that may be caused by, or result from, such use of the land.

•        Right-of-way and easement agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing the grantee the right to renew for additional ten-year terms, pursuant to which USLG has granted non-exclusive right-of-way and easements through certain portions of USLG’s land, including easements for pipelines to be used for transportation of produced and/or fresh water, crude oil, natural gas and associated hydrocarbons, among other materials, overhead electric supply and communications facilities and rights-of-way for the purpose of laying, constructing, installing, inspecting, repairing, maintaining, replacing and operating such facilities. USLG receives initial compensation in the form of payment for any reasonable damages to the land in connection with such easement, with the ability to receive additional payments in connection with each term extension.

•        Surface and facility site lease agreements with Nile Midstream, each with an initial term ranging between five to ten years and generally allowing the grantee the right to renew for additional five- and ten-year terms, as applicable, pursuant to which USLG has granted certain exclusive rights to construct, maintain and operate facilities and equipment on certain portions of USLG’s land. USLG receives compensation for the use of such land through lease payments, along with certain fees for surface damages and disturbances to the land, as applicable.

For the years ended December 31, 2025 and 2024, New PBT Predecessor received $68.4 million and $37.6 million, respectively, of total revenues in fees related to such agreements with Blackbeard.

Transactions with Iron Oak Energy Solutions

In the ordinary course of business, New PBT Predecessor has entered into royalty agreements and surface use agreements, including easements and rights-of-way, with Iron Oak Energy Solutions, of which NGP holds more than a 20% equity interest, pursuant to which New PBT Predecessor has granted certain rights to construct, operate and maintain certain sand extraction facilities on USLG’s land. These agreements have an initial term of 75 years and early termination rights by Iron Oak Energy Solutions after 25 years and 50 years, and include a customary fee schedule, with a provision for royalties related to certain specified activities. For the year ended December 31, 2025, New PBT Predecessor received $3.8 million in total revenues in fees related to such agreements. From when Iron Oak Energy Solutions became a related party in November 2024 and through December 31, 2024, New PBT Predecessor received $0.3 million of total revenues in fees related to such agreements.

Master Services Agreement

In conjunction with Closing, we will enter into the MSA with Blackbeard Operating or one of its affiliates. The MSA will have an initial term of five years, with consecutive one-year renewal terms, unless terminated by either USLG or Blackbeard with at least 120 days’ prior notice; provided, however, that, for so long as Blackbeard or any controlled affiliate of NGP collectively own more than 25% of the issued and outstanding shares of New PBT, the MSA shall only be terminable by mutual agreement of the parties.

Pursuant to the MSA, the designated Blackbeard affiliate will provide general management, administrative and operating services to New PBT.

As consideration for such services, USLG will reimburse the designated Blackbeard affiliate the Management Fee of $5.0 million per year for the first fiscal year of New PBT. The Management Fee will be reviewed and, if necessary, updated annually by the New PBT Board to reflect changes in the scope of services provided or New PBT’s business.

The Management Fee is not intended to cover direct costs, including those associated with the operation of a public company (e.g., those associated with audit, tax, Sarbanes-Oxley compliance, investor relations, independent director’s fees, etc.). Additionally, the MSA is not intended to cover compensation, benefits, payroll taxes, and other employment-related costs and obligations associated with New PBT’s own employees.

The MSA will contain customary, arm’s length provisions relating to indemnification, limitations on liability and termination and will constitute a related-party transaction subject to New PBT’s related-party transactions policy.

Under the terms of the MSA, for so long as the MSA remains in effect, the officers of New PBT as of Closing will remain in place.

OpCo LLC Agreement

Redemption Rights

Following the Business Combination, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will, subject to certain limitations, have the Redemption Right to cause OpCo to redeem all or a portion of its units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In addition, subject to certain limitations, New PBT will have the right to require, upon the acquisition by New PBT of substantially all of the OpCo units or upon certain changes of control of New PBT, each OpCo unitholder (other than New PBT) to exercise its Redemption Right with respect to such OpCo unitholder’s OpCo units. In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled. As the OpCo unitholders cause their OpCo units to be redeemed, holding other assumptions constant, New PBT’s membership interest in OpCo will be correspondingly increased, the number of Class A Shares outstanding will be increased and the number of Class B Shares will be decreased.

Distributions and Allocations

Under the OpCo LLC Agreement, subject to the obligations of OpCo to make tax distributions, as described below, New PBT will have the right to determine when distributions will be made to OpCo unitholders and the amount of any such distributions. Following Closing, if New PBT authorizes a distribution, such distribution will be made to the OpCo unitholders generally on a pro rata basis in accordance with their respective percentage ownership of OpCo units.

OpCo will allocate its net income or net loss for each year to the OpCo unitholders pursuant to the terms of the OpCo LLC Agreement, and the OpCo unitholders, including New PBT, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the OpCo unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OpCo has available cash, OpCo generally will be required, subject to any restrictions contained in any agreement to which OpCo is bound, to make distributions out of legally available funds to all OpCo unitholders (including New PBT) on a pro rata basis (i) in such amounts as are necessary to cause a distribution to New PBT sufficient to enable New PBT to timely satisfy its tax liabilities, and (ii) to the extent the income tax liabilities of certain OpCo unitholders (other than New PBT) with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions) exceed amounts otherwise distributed by OpCo, in amounts generally intended to allow such other OpCo unitholders to satisfy such excess income tax liabilities, which such additional distributed amounts may be re-contributed to OpCo in exchange for additional OpCo units at the election of certain holders (including New PBT). The amount of such excess tax distributions will be determined based on certain assumptions, including an assumed individual income tax rate, and will be calculated after taking into account other distributions (including other tax distributions) made by OpCo. Following any re-contribution of such additional tax distributions, OpCo will recapitalize its outstanding OpCo units to the extent necessary to cause the aggregate number of OpCo units held by New PBT to equal the number of Class A Shares outstanding, and corresponding adjustments will be made to the number of Class B Shares outstanding to the extent necessary to cause each OpCo unitholder (other than New PBT) to hold one Class B Share per OpCo unit held by it.

The OpCo LLC Agreement will also require OpCo to make non-pro rata payments to New PBT to reimburse it for corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date.

Issuance of Equity

The OpCo LLC Agreement will provide that at any time New PBT issues a Class A Share or any other equity security, the net proceeds received by New PBT with respect to such issuance, if any, will generally be required to be concurrently invested in OpCo, and OpCo will issue to New PBT one OpCo unit or other economically equivalent equity interest. Conversely, if at any time, any Class A Shares are redeemed, repurchased or otherwise acquired, OpCo generally will be required to redeem, repurchase or otherwise acquire an equal number of OpCo units held by New PBT, upon the same terms and for the same price, as the Class A Shares are redeemed, repurchased or otherwise acquired.

Dissolution

OpCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OpCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the OpCo unitholders in proportion to the number of OpCo units owned by each of them.

LEGAL MATTERS

The legality of the shares of New PBT Common Stock issuable in the Business Combination will be passed upon for New PBT by Paul Hastings LLP. Certain U.S. federal income tax consequences relating to the Business Combination will be passed upon for New PBT by Paul Hastings LLP.

EXPERTS

USLG

The combined financial statements of PBT Land and Minerals, Inc. Predecessor at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, included in the Proxy Statement/Prospectus of PBT Land and Minerals, Inc., which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of PBT Land and Minerals, Inc. at June 18, 2026 included in the Proxy Statement/Prospectus of PBT Land and Minerals, Inc., which is referred to and made a part of this Registration Statement, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses for the oil and natural gas properties of the Hilcorp Assets for each of the two years in the period ended December 31, 2024, appearing in this proxy statement/prospectus have been audited by Weaver and Tidwell, L.L.P., an independent auditor, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses for the mineral and royalty interests of Greybeard Holdings for each of the two years in the period ended December 31, 2025, appearing in this proxy statement/prospectus have been audited by Weaver and Tidwell, L.L.P., an independent auditor, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to New PBT Predecessor’s interests effective as of December 31, 2025 and December 31, 2024 included herein was based upon reserve reports prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included in this proxy statement/prospectus upon the authority of said firm as an expert in these matters.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to the Greybeard Assets effective as of December 31, 2025 and December 31, 2024 included herein was based upon reserve reports prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included in this proxy statement/prospectus upon the authority of said firm as an expert in these matters.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to the Hilcorp Assets effective as of December 31, 2024 included herein was based upon reserve reports prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included in this proxy statement/prospectus upon the authority of said firm as an expert in these matters.

The Trust

The financial statements of Permian Basin Royalty Trust as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance upon the report of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, and given on the authority of said firm as experts in accounting and auditing.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to Permian Basin Royalty Trust’s interests effective as of December 31, 2025 incorporated by reference herein was based upon a reserve report prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included and incorporated by reference into this proxy statement/prospectus upon the authority of said firm as an expert in these matters.

SHAREHOLDER PROPOSALS

New PBT

Assuming consummation of the Business Combination, New PBT shareholders will be entitled to present proposals for consideration at forthcoming New PBT shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and the New PBT Charter and New PBT Bylaws. The deadline for submission of all New PBT shareholder proposals to be considered for inclusion in New PBT’s proxy statement for its next annual meeting will be disclosed in a subsequent filing with the SEC.

The Trust

The Trust does not hold annual meetings of Unitholders. Accordingly, a date by which Unitholders must make proposals for inclusion in the annual meetings will not be published. Certain Unitholders, or groups of Unitholders owning not less than 15% of the then outstanding Trust Units, may call special meetings of Unitholders pursuant to the terms of the Trust Indenture to approve any appropriate matter.

HOUSEHOLDING OF PROXY MATERIALS

The Participants will not provide householding in connection with the solicitation of proxies.

WHERE YOU CAN FIND MORE INFORMATION

New PBT filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to the securities being offered by this proxy statement/prospectus. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to New PBT and the securities offered by this proxy statement/prospectus, we refer you to the registration statement and its exhibits. Statements contained in this proxy statement/prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

New PBT will be (assuming consummation of the Business Combination) and the Trust is subject to the information reporting requirements of the Exchange Act and New PBT will file (assuming consummation of the Business Combination) and the Trust does file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information of New PBT will be available and for the Trust are available for review at the SEC’s website at www.sec.gov. You can also obtain these documents, free of charge, from the Trust at www.pbt-permian.com. The information contained in or that can be accessed through the Trust’s website is not part of this proxy statement/prospectus.

This proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by the Trust:

•        Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on July 14, 2026;

•        Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 14, 2026; and

•        Current Reports on Form 8-K (to the extent “filed” and not “furnished”), filed on February 10, 2026, May 6, 2026 and May 8, 2026.

In addition, this proxy statement/prospectus incorporates by reference any future filings (to the extent “filed” and not “furnished”) the Trust makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) after the date of this proxy statement/prospectus and prior to the date of the Special Meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

USLG does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents and reports with the SEC.

Notwithstanding the incorporation by reference of Trust filings and business and financial information hereby, neither the Trust nor the Trustee are making a solicitation in this proxy statement/prospectus, nor are they offering any securities in this proxy statement/prospectus.

NOTE ON TRUST INFORMATION

All information concerning the Trust, its businesses, operations, financial condition and management presented in this proxy statement/prospectus is taken from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this proxy statement/prospectus titled “Where You Can Find More Information.” New PBT is not affiliated with the Trust or the Trustee. Although New PBT has no knowledge that would indicate that statements relating to the Trust contained or incorporated by reference in this proxy statement/prospectus are inaccurate or incomplete, New PBT was not involved in the preparation of those statements. None of New PBT or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by the Trust to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to New PBT.

An auditor’s report was issued on the Trust’s financial statements and included in the Trust’s filings with the SEC. Similarly, the information included herein regarding the Trust’s estimated quantities of proved developed producing reserves and future revenue, as of December 31, 2025, of the Trust’s royalty interest in certain oil and gas properties is based on the proved reserve report prepared by the Trust’s independent reserve engineers. Pursuant to Rule 436 under the Securities Act, New PBT requires the consent of the Trust’s independent registered public accounting firm to incorporate by reference its audit report in this proxy statement/prospectus and requires the consent of the independent reserve engineers to include their report in this proxy statement/prospectus, and such consents are filed as exhibits to the this proxy statement/prospectus.

Neither the Trust nor the Trustee was involved in the preparation of this proxy statement/prospectus or the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and cannot verify the information contained herein. None of the Trust, the Trustee or any of the Trustee’s officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by New PBT to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Trust or the Trustee.

INDEX TO FINANCIAL STATEMENTS

PBT Land and Minerals, Inc.

PBT Land and Minerals, Inc. Predecessor

Unaudited Financial Statements
Condensed Combined Balance Sheets	F-29
Condensed Combined Statements of Operations	F-30
Condensed Combined Statements of Changes in Net Parent Investment	F-31
Condensed Combined Statements of Cash Flows	F-32
Notes to the Unaudited Condensed Combined Financial Statements	F-33

Greybeard Mineral and Royalty Interests

Statements of Revenues and Direct Operating Expenses	F-49
Notes to Financial Statements	F-50

Hilcorp Mineral and Royalty Interests

Statements of Revenues and Direct Operating Expenses	F-60
Notes to Financial Statements	F-61

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
PBT Land and Minerals, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of PBT Land and Minerals, Inc. (the “Company”) as of June 18, 2026 (Inception) and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at June 18, 2026, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statement that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statement and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2026.

Fort Worth, TX

July 28, 2026

PBT Land and Minerals, Inc.
Balance Sheet

June 18, 2026 (Inception)
Assets
Total assets	—
Stockholders’ equity
Common shares, $0.01 par value, 1,000 shares authorized; 100 issued and outstanding	$1
Less: Note receivable from SoftVest	(1)
Total stockholders’ equity	—

See accompanying notes to the balance sheet.

PBT Land and Minerals, Inc.
Notes to the Balance Sheet

1. Description of the Business

PBT Land and Minerals, Inc. (“New PBT” or the “Company”), a Texas corporation, was formed on June 18, 2026 (“Inception”) by SoftVest LP (“SoftVest”) to facilitate the proposed series of asset and legal entity contributions (the “Transactions”) between Permian Basin Royalty Trust (the “Trust”), Blackbeard Holdings, LLC (“Blackbeard Holdings”) and Greybeard Energy, LLC (“Greybeard Energy”) and will transfer full ownership of New PBT to the Trust before the Transactions are completed. Upon consummation of the proposed Transactions, PBT Land and Minerals, Inc. will hold the assets and liabilities associated with the oil and natural gas mineral interests and land operations contributed by the Trust, Blackbeard Holdings and Greybeard Energy. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Transactions.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of financial position is prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual future results could differ from these estimates and assumptions. Separate statements of operations, changes in stockholders’ equity and cash flows have not been presented because the Company has not engaged in any business or other activities except in connection with its formation.

At Inception, the Company was given authority to issue 1,000 shares of common stock, par value $0.01 per share and issued 100 shares of common stock to SoftVest. The subscription amount for the issued shares has not been funded. As a result, the Company has presented this as a note receivable netted with its equity.

3. Commitments and Contingencies

The Company did not have any commitments or contingencies as of June 18, 2026.

Report of Independent Registered Public Accounting Firm

Members and Managing Members of
Blackbeard Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of PBT Land and Minerals, Inc. Predecessor (the “Company”, as described in Note 2) as of December 31, 2025 and 2024, the related combined statements of operations, changes in net parent investment and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to those charged with governance and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Depletion, depreciation, and amortization of oil and natural gas interests

Description of the Matter

At December 31, 2025, the book value of the Company’s oil and natural gas interests totaled $200.0 million and depreciation, depletion and amortization (DD&A) expense for proved oil and natural gas interests was $13.6 million for the year then ended. As described in Note 3, proved oil and natural gas interests are accounted for under the successful efforts method of accounting. DD&A for producing properties is provided using the units of production method based on total proved oil and natural gas reserves. Because of the complexity involved in estimating oil and natural gas reserves, management used independent petroleum engineers to prepare the proved reserve estimates as of December 31, 2025. Proved oil and natural gas reserves are prepared using standard geological and engineering methods generally recognized in the petroleum industry based on evaluations of estimated in-place hydrocarbon volumes using various inputs including historical production, oil and natural gas price assumptions, and future operating and capital cost assumptions, among others. Judgment is required by the independent petroleum engineers in evaluating the data used to estimate proved oil and natural gas reserves.

Auditing the impact of proved oil and natural gas reserves on DD&A is complex because of the use of the work of the independent petroleum engineers and the evaluation of the determination of the inputs described above used by management and its independent petroleum engineers in developing the estimate of proved oil and natural gas reserves.

How We Addressed the Matter in Our Audit

To test the estimate of proved oil and natural gas reserves, our audit procedures included, among others, evaluating the professional qualifications and objectivity of the independent petroleum engineers used to determine the estimates. In assessing whether we can use the work of the Company’s independent petroleum engineers, we evaluated the completeness and accuracy of the financial data, historical production and inputs described above used by the Company’s independent petroleum engineers in estimating proved oil and natural gas reserves by agreeing them to source documentation. For example, we assessed estimated future production volumes by comparing the estimate to relevant historical production information.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2025.
Fort Worth, TX
July 23, 2026

PBT Land and Minerals, Inc. Predecessor
COMBINED BALANCE SHEETS
(in thousands)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,085	$3,279
Accounts receivable, net – related party	11,914	8,109
Accounts receivable, net	400	342
Deferred offering costs	2,071	—
Total current assets	15,470	11,730

Property and equipment:
Oil and natural gas interests	199,980	146,682
Other property and equipment	31,373	23,740
Accumulated depreciation, depletion and amortization	(80,013)	(66,118)
Property and equipment, net	151,340	104,304
Other non-current assets:
Digital assets	1,096	927
Other noncurrent assets	140	—
Total assets	$168,046	$116,961

Liabilities and Net Parent Investment
Current liabilities:
Accounts payable and accrued expenses	$193	$8
Ad valorem taxes payable	1,273	912
Income tax payable	395	227
Current portion of long-term debt, net	2,812	—
Other current liabilities	48	—
Total current liabilities	4,721	1,147

Noncurrent liabilities:
Long-term debt, net	14,764	—
Other noncurrent liabilities	673	—
Total liabilities	$20,158	$1,147
Commitments and contingencies (Note 8)

Net Parent Investment
Net parent investment	147,888	115,814
Total liabilities and net parent investment	$168,046	$116,961

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,
	2025	2024
Revenue and other income:
Oil and gas royalties – related party	$50,549	$27,527
Oil and gas royalties	603	—
Surface use royalties – related party	16,636	8,844
Surface use royalties	1,159	448
Resource royalties – related party	2,495	341
Resource royalties	1,077	3,501
Other revenue – related party	2,523	1,290
Other revenue	335	1,171
Change in fair value of digital assets	(197)	402
Other gain	115	9
Total revenue and other income	75,295	43,533

Expenses:
Production and ad valorem taxes	3,190	2,100
General and administrative – related party	3,605	1,740
Transaction costs	4,492	—
Other operating expenses	414	490
Depreciation, depletion and amortization	13,895	10,678
Total expenses	25,596	15,008

Operating income	49,699	28,525
Interest expense, net	2,909	1,764
Income before income taxes	46,790	26,761
Income tax expense	394	226
Net income	$46,396	$26,535

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(in thousands)

Net Parent Investment in PBT Land and Minerals, Inc. Predecessor
Balance, January 1, 2024	$108,893
Net income	26,535
Net transfers to Parent	(19,614)
Balance, December 31, 2024	$115,814
Net income	46,396
Net transfers to Parent	(14,322)
Balance, December 31, 2025	$147,888

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$46,396	$26,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,895	10,678
Change in fair value of digital assets	197	(402)
Non-cash consideration of digital assets	(251)	(314)
Amortization of deferred financing costs	56	—
Other	(108)	(9)
Change in operating assets and liabilities:
Accounts receivable, net – related party	(3,805)	(4,255)
Accounts receivable, net	(58)	695
Accounts payable and accrued expenses	110	(501)
Ad valorem taxes payable	361	(370)
Income tax payable	168	14
Other liabilities	721	—
Net cash provided by operating activities	57,682	32,071

Cash flows from investing activities:
Additions of other property and equipment	(302)	(445)
Proceeds from disposal of other property and equipment	—	9
Net cash used in investing activities	(302)	(436)

Cash flows from financing activities:
Net transfers to Parent	(74,883)	(29,360)
Payments of deferred offering costs	(2,071)	—
Payments of debt issuance costs	(477)	—
Borrowings on debt	25,000	—
Repayments on debt	(7,143)	—
Net cash used in financing activities	(59,574)	(29,360)

Net change in cash and cash equivalents	(2,194)	2,275
Cash and cash equivalents, beginning of year	3,279	1,004
Cash and cash equivalents, end of year	$1,085	$3,279

Supplemental non-cash activities:
Transfers of property and equipment from Parent	60,561	9,770
Increase (decrease) in accrued other property and equipment included in accounts payable and accrued expenses	75	(3)
Transfers of accounts receivable to Parent	—	(24)
Decrease in accrued other property and equipment included in accounts receivable	—	(55)

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

1.      Nature of Operations

In anticipation of a public transaction, PBT Land and Minerals, Inc. (“New PBT”) was formed by SoftVest LP to facilitate a business transaction with Blackbeard Holdings, LLC (“Blackbeard” or the “Parent”) and other parties. New PBT will hold the assets and liabilities associated with the oil and natural gas mineral interests and land operations of “PBT Land and Minerals, Inc. Predecessor” or the “Company”.

The assets and operations currently comprising PBT Land and Minerals, Inc. Predecessor were previously contemplated to be contributed to a stand-alone public company under the name US Land Guild Corp. In connection with that process, combined financial statements were prepared for US Land Guild Corp. Predecessor in contemplation of a stand-alone initial public offering. Following a reassessment of the transaction structure, the Company decided to pursue an alternative path to a public transaction for the same group of assets, liabilities and operations. Accordingly, these predecessor financial statements have been recast to reflect PBT Land and Minerals, Inc. Predecessor as the relevant predecessor entity for purposes of the public transaction.

PBT Land and Minerals, Inc. Predecessor owns oil and natural gas mineral interests and surface acreage in the Permian Basin in West Texas and generates revenue primarily from oil and natural gas royalties, the use of its surface acreage and the sale of resources from its land.

2.      Basis of Presentation

The assets, liabilities and operations of PBT Land and Minerals, Inc. Predecessor have historically been held and managed by various legal entities within the Parent and have historically not represented the operations of a single, separate legal entity or a group of separate legal entities. To complete the public transaction, the Parent will execute various internal reorganization transactions as well as execute a series of business transactions with other parties that will result in New PBT owning PBT Land and Minerals, Inc. Predecessor. The Company will receive an effective net revenue interest on certain properties in the Permian Basin. The combined financial statements present on a historical basis the combined assets, liabilities, revenues and expenses related to PBT Land and Minerals, Inc. Predecessor, giving effect to the reorganization transactions for all periods presented.

The combined financial statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor were reported within the Parent’s consolidated financial results of operations. The combined financial statements were derived from the historical accounting records of the Parent and are presented on a carve-out basis reflecting the historical operations of PBT Land and Minerals, Inc. Predecessor as conducted within the Parent. These combined financial statements maybe not be indicative of the financial position, results of operations, or cash flows that would have been achieved had the Company operated as a separate, stand-alone entity during the periods presented.

The combined financial statements include certain assets and liabilities that were historically held by the Parent but are specifically identifiable or otherwise allocable to PBT Land and Minerals, Inc. Predecessor, as well as revenue and expenses that are specifically identifiable to PBT Land and Minerals, Inc. Predecessor.

The combined statements of operations include expense allocations for certain functions historically performed by the Parent not previously recorded within the combined financial statements, including allocations of general corporate expenses related to accounting, engineering, human resources, executive management, information technology, field operating and other support. These expenses were allocated on the basis of revenues generated. The Company considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, be indicative of the actual expenses that would have been incurred during the periods presented if PBT Land and Minerals, Inc. Predecessor had operated as a separate stand-alone entity or of the future expenses that will be incurred by the Company.

Intercompany transactions and accounts within PBT Land and Minerals, Inc. Predecessor have been eliminated. All significant transactions between PBT Land and Minerals, Inc. Predecessor and the Parent have been included within the combined financial statements. Transactions between PBT Land and Minerals, Inc. Predecessor and Parent, with the exception of certain allocated related party transactions discussed in Note 5 — Related Party Transactions, are reflected as net parent investment on the combined balance sheets and primarily as a financing activity in net transfers to Parent on the combined statements of cash flows.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

2.      Basis of Presentation (cont.)

Net parent investment represents the Parent’s historical investment in PBT Land and Minerals, Inc. Predecessor, accumulated earnings after taxes, and the net effect of transactions with and allocations from the Parent. This arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from the Parent during the periods presented.

Cash and cash equivalents on the combined balance sheets primarily represent cash held in a legal entity in which the operations and assets of the Parent for the periods presented were those of PBT Land and Minerals, Inc. Predecessor. At other legal entities, the Parent utilizes a centralized approach to cash management and funds the Company’s operating and investing activities as needed. The cash and cash equivalents centrally held by the Parent are not specifically identifiable to PBT Land and Minerals, Inc. Predecessor and therefore have not been reflected on the combined balance sheets. The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. For the years ended December 31, 2025 and 2024, net transfers to Parent reflected on the combined statements of cash flows differs from net transfers to Parent reflected on the combined statements of changes in net parent investment as a result of transfers of other property and equipment from the Parent recorded as non-cash capital contributions.

These combined financial statements may not be indicative of the Company’s future performance as a standalone public company and do not necessarily reflect what the combined results of operations, financial position, and cash flows would have been had the Company operated as a standalone entity during the periods presented.

3.      Summary of Significant Accounting Policies

Use of Estimates

The preparation of the combined financial statements requires management to make estimates and assumptions that affect the amounts and disclosures reported within the combined financial statements and the accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include oil and natural gas reserves and depreciation, depletion, amortization of proved oil and natural gas interests.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in institutions which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits, and considers the risk of loss to be minimal.

Accounts Receivable, Net

Receivables consist primarily of oil and natural gas royalty income related to the Company’s oil and natural gas royalties and trade receivables related to surface use royalties, resource royalties and other revenue. An allowance is recorded for expected credit losses and is based upon the historical write-off experience, current market conditions, aging of trade accounts receivable and collectability patterns of customers. As of December 31, 2025, there was no allowance for expected credit losses, and as of December 31, 2024, the balance was immaterial.

Concentration of Credit Risk

Cash balances and accounts receivable are financial instruments potentially subject to credit risk. Cash and cash equivalents are maintained in bank deposit accounts which, at times, may exceed the federally insured limits. Management periodically reviews and assesses the financial condition of the banks to mitigate the risk of loss. The Company has not experienced any losses in the accounts and believes it is not exposed to any significant credit risk on cash or cash equivalents.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

The Company’s oil and natural gas royalty receivables is derived from oil and natural gas sales delivered to third-party purchasers. The Parent markets and collects proceeds of production on the Company’s behalf and remits payments to the Company. Concentration in the oil and gas industry has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that both the purchasers and the Parent may be similarly affected by changes in economic, industry or other conditions. Management believes that any credit risk imposed by a concentration in the oil and natural gas industry is mitigated by the creditworthiness of the underlying purchasers and the Parent. The Company does not believe the loss of any single purchaser would materially impact its operating results, as crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

The Company is subject to risk resulting from the concentration of the Company’s accounts receivable and total revenue balances with the Parent. As of December 31, 2025 and 2024, the Parent accounted for approximately 88% and 90% of the Company’s accounts receivable, respectively. As of December 31, 2025 and 2024, there were no other customers that represented 10% or more of the Company’s accounts receivable.

For the years ended December 31, 2025 and 2024, the Parent accounted for approximately 91% and 87% of total revenue, respectively. For the years ended December 31, 2025 and 2024, there were no other customers that represented 10% or more of the Company’s total revenue.

Property and Equipment

Oil and natural gas interests

The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, costs to acquire mineral and royalty interests in oil and natural gas properties are capitalized when incurred. Acquisitions of oil and natural gas properties are recorded at their estimated fair value as of the acquisition date.

Costs of proved oil and natural gas properties are depleted on a basin-wide basis utilizing the units-of-production method using an estimate of total proved reserves as determined by the Company’s independent petroleum engineers. Costs of unproved oil and natural gas properties are not subject to depletion. These costs are transferred into costs subject to depletion on an ongoing basis as wells are completed and as proved reserves are established or confirmed.

As a mineral and royalty interest owner, the Company does not have asset retirement obligations as the working interest owners and operators are responsible for plugging and abandoning wells and restoring surface locations.

Other property and equipment

Other property and equipment is stated at cost, including when transferred from the Parent, or upon acquisition at its fair value. Expenditures for construction activities, major improvements and betterments that extend the useful life of an asset are capitalized, while maintenance and repair costs are expensed as incurred.

Other property and equipment consists of land, equipment, buildings and leasehold improvements. Depreciation is calculated using the straight-line method based on estimated useful lives for each asset group as shown below:

Range of Estimated Useful Lives
Equipment	5 – 40 years
Buildings and leasehold improvements	7 – 20 years

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

Impairment of Property and Equipment

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability is generally determined by comparing the carrying value to the expected undiscounted future cash flows of the asset. If the carrying value of the asset exceeds the undiscounted future net cash flows, the fair value of the asset is determined, and an impairment is recognized based on the amount by which the carrying value exceeds the estimated fair value.

Impairment of proved oil and natural gas interests

Fair value of proved oil and natural gas interests is determined primarily by discounted cash flows, supported by available market valuations, if applicable. Significant inputs and assumptions to the valuation of proved oil and natural gas interests include estimates of reserves, future production volumes, future commodity prices and a market-based weighted average cost of capital rate.

Impairment of unproved oil and natural gas interests

Unproved oil and natural gas interests are evaluated periodically for impairment. Impairment assessment criteria includes, but is not limited to, remaining lease term, exploratory drilling results, reservoir performance and seismic interpretation or future plans to develop acreage.

No impairment on property and equipment was recorded for the years ended December 31, 2025 or 2024.

Digital Assets

Digital assets refer to the cryptocurrencies, primarily Bitcoin, that the Company earns as non-cash consideration from its mining operations. The Company reflects digital assets held at fair value on the combined balance sheets and combined statements of cash flows, the activity from the remeasurement of digital assets at fair value on the combined statements of operations and the required expanded disclosures in Note 7 — Digital Assets.

Digital assets are valued using prices as reported on reputable and liquid exchanges using closing prices provided by such exchanges as of the date and time of determination.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•	Level 1:	Quoted market prices in active markets for identical assets or liabilities.
•	Level 2:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3:	Unobservable inputs that are not corroborated by market data.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, net, accounts payable and accrued expenses and income tax payable reported on the combined balance sheets approximate fair value due to the short-term nature of the instruments.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

The carrying value of digital assets are adjusted to fair value on a recurring basis at each reporting period in accordance with Accounting Standards Codification (“ASC”) Topic 820, Fair value measurement, based on quoted prices on the active exchange(s) that the Company has determined are the principal market for such assets (Level 1 inputs). The cost basis of digital assets is determined using the specific identification of each unit received. Realized and unrealized gains and losses are recorded in other gain and change in fair value of digital assets, respectively, on the combined statements of operations.

The carrying value of non-financial assets, such as property and equipment, is adjusted to fair value on a non-recurring basis when they are impaired.

During the years ended December 31, 2025 and 2024, there were no transfers between the fair value hierarchy levels. The Parent enters into derivative financial instruments to manage commodity price risk. However, none of the Parent’s derivative transactions were allocated to the Company as they were corporate-level transactions not specifically related to the Company’s oil and natural gas interests.

Deferred Financing Costs

Deferred financing costs relating to fees incurred to secure debt financing are capitalized and amortized over the life of the related loans. Deferred financing costs were approximately $0.3 million as of December 31, 2025 related to the term loan in long-term debt, net and current portion of long-term debt, net on the combined balance sheets. Deferred financing costs were approximately $0.2 million as December 31, 2025 related to the revolving credit facility in other non-current assets on the combined balance sheets. Total accumulated amortization is less than $0.1 million for each respective instrument.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs directly attributable to the Company’s anticipated public transaction, which were originally incurred in contemplation of a stand-alone initial public offering. These costs are recorded in deferred offering costs on the combined balance sheets until the completion of the public transaction, upon which these costs will be recorded as a reduction of the proceeds received. Should the planned transaction be abandoned, terminated, or significantly delayed, the deferred offering costs would be immediately written off to transaction costs. Subsequent to December 31, 2025, the Company shifted course on the structure of its public transaction, and the deferred offering costs were written off to transaction costs. Additionally, during the year ended December 31, 2025, the Company expensed $4.5 million of costs associated with the anticipated initial public offering that were not directly attributable to the offering, which are included in transaction costs in the combined statements of operations.

Acquisitions

The Company evaluates each acquisition to determine whether the acquired assets constitute a business or a group of assets in accordance with ASC Topic 805, Business Combinations. An acquisition is accounted for as a business combination if the acquired set of activities and assets includes an input and a substantive process that together significantly contribute to the ability to create outputs. If the acquired set does not meet the definition of a business or substantially all of the relative fair value is concentrated in a single asset or group of similar assets, the transaction is accounted for as an asset acquisition.

For transactions accounted for as business combinations, the Company applies the acquisition method of accounting, whereby the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Any excess of the purchase price over the fair value of net assets acquired is recognized as goodwill. Transaction costs are expensed as incurred.

For asset acquisitions, the purchase price including transaction costs is allocated to the assets acquired and liabilities assumed on a relative fair value basis. No goodwill is recognized in asset acquisitions and transaction costs are capitalized as part of the cost of the acquired assets.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

Revenue Recognition

Oil and natural gas royalties

Oil and natural gas royalties, which also include natural gas liquids (“NGLs”), are earned on oil and natural gas mineral interests owned by the Company. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties the Company receives are dependent upon market prices for oil and natural gas and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

The following table presents revenue disaggregation by product, the majority of which was produced on the properties operated by the Parent:

	Year Ended December 31,
	2025	2024
Oil and natural gas royalties revenue:	(in thousands)
Oil	$46,395	$24,779
Natural gas	925	259
NGLs	3,832	2,489
Oil and natural gas royalties	$51,152	$27,527

The Company accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant. As of December 31, 2025 and 2024, the Company accrued $6.6 million and $2.9 million of oil and natural gas royalties on the combined statements of operations, respectively.

Contract balances:    Under the Company’s oil and natural gas royalty income contracts, it generally has the right to receive its interest in the gross proceeds collected by the operators from third-party purchasers of the Company’s production once production has occurred, at which point payment is unconditional. Accordingly, the Company’s oil and natural gas royalty income contracts do not give rise to contract assets or liabilities under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”).

Surface use revenue

Easement and other surface use contracts permit operators access to the land to inject produced water or to install pipelines, roadways, electric lines, and other equipment on land owned by the Company. The primary customer conducting these operations on the Company’s surface is Blackbeard. Under these arrangements, the Company provides customers access to the respective parcel of land over the contract term. Revenue is generated based on permitted use of the surface and contractual prices as specified in the agreement. Payments are typically received within 60 days following the month remittance advice is provided to the customer.

The Company’s surface use revenue is primarily generated from ongoing surface use agreements under which Blackbeard utilizes the Company’s surface acreage, on a non-exclusive basis, over time. For these arrangements, revenue is recognized over the contract term as surface access is provided and use occurs, consistent with the pattern in which the performance obligation is satisfied. Certain agreements include one-time surface use payments for discrete, defined, non-exclusive surface use rights, such as the grant of a specific easement or right-of-way. For these arrangements, revenue is recognized at the point in time the right is granted and the performance obligation is satisfied. One-time surface use payments recognized at a point in time totaled $3.5 million and $0.6 million, respectively, for the years ended December 31, 2025 and 2024.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

Contract liabilities:    Contract liabilities relate to surface use agreements where the Company receives payments from customers in advance of satisfying the related performance obligation. These arrangements typically involve exclusive surface use rights granted to a customer for a defined period. Payments received in advance are recorded as contract liabilities and recognized as revenue over the term of the agreement as the performance obligation is satisfied.

Resource royalties

Resource royalties are generated in connection with the sand that is extracted by two sand mines on the Company’s surface estate. Effective November 2024, one of these sand mines is affiliated through common ownership. As the Company transfers the rights to explore and produce a resource, the Company receives the right to a royalty on future production of that resource. Resource royalty revenue includes variable consideration that is dependent upon production from the sand resources which is recognized when volumes are extracted and shipped, as defined in the respective agreements. The majority of resource royalty payments are received quarterly following the period of production. The Company accrues resource royalties extracted and shipped but not yet paid based on estimated royalty production and estimated prices. In these situations, differences are recorded between estimates and the actual amounts received in the month that revenue is processed. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Other revenue

Other revenue includes impacts of various other sources of revenue. Fresh water sales, which are generally recognized upon delivery of water to Blackbeard and other operators, generate revenue on a per barrel basis based on contractually agreed rates. Leasing and rental income related to electric substations and various surface leases is generally recognized over the terms of the respective leases. The Company accrues fresh water, leasing, and rental income based on estimated usage and contractual rates. In these situations, differences are recorded between estimates and the actual amounts received in the month that revenue is processed. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant. See Note 7 — Digital Assets for discussion regarding the recognition of revenue associated with cryptocurrency which was not material for the periods presented.

Income Taxes

Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor have been reported within the Parent’s consolidated financial results of operations. The Parent is a limited liability company and treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the investors in the Parent and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made within the combined financial statements of PBT Land and Minerals, Inc. Predecessor.

The Company’s operations located in Texas are subject to the Texas margin tax at the entity level at a statutory rate of up to 0.75% of margin as defined by the Texas Tax Code. The provision for Texas margin tax has been calculated on a “separate return” basis in accordance with ASC Topic 740, Income Taxes. Under this method, the Company is assumed to have historically filed a return separate from the Parent, reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in the applicable tax jurisdiction.

For the years ended December 31, 2025 and 2024, cash paid for the Company’s share of Texas margin taxes on a separate tax return basis were $0.2 million for both periods.

The Company has been included as part of the Parent’s income tax returns and may be subject to potential examination by U.S. federal, U.S. states, or foreign jurisdiction authorities in the areas of income taxes for the years ranging from 2021 to 2025. These potential examinations may include questioning the timing and amount of

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

deductions, the nexus of income among various tax jurisdictions, and compliance with U.S. federal, U.S. state, and foreign tax laws. For the years ended December 31, 2025 and 2024, the Company has not identified uncertain tax positions that have a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority.

Recent Accounting Pronouncements

Recently adopted pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures, which updates reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The Company adopted this guidance effective on January 1, 2024 with retrospective application to all periods presented. The adoption of this update did not impact the Company’s financial position or results of operations.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which requires that certain information in a reporting entity’s tax rate reconciliation be disaggregated and provides additional requirements regarding income taxes paid. The amendments are effective for annual periods beginning after December 15, 2024, with early adoption permitted, and should be applied either prospectively or retrospectively. The Company early adopted this guidance effective on January 1, 2024 with retrospective application to all periods presented. The adoption of this update did not have an impact on the Company’s financial position or results of operations.

In December 2023, the FASB issued ASU 2023-08, which provides an update to existing crypto asset guidance and requires (1) crypto assets measured at fair value separately from other intangible assets on the balance sheet and (2) changes from the remeasurement of crypto assets separately from changes in the carrying amounts of other intangible assets on the income statement and (3) specific presentation of cash receipts arising from crypto assets that are received as non-cash consideration in the ordinary course of business and are converted nearly immediately into cash. The amendments are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption permitted. The Company adopted this guidance effective on January 1, 2024 with retrospective application to all periods presented. The adoption of this update did not have an impact on the Company’s financial position or results of operations.

Accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 and ASU 2025-01 apply to all public business entities and are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027 with early adoption permitted. The amendments may be applied either prospectively or retrospectively. Management is currently evaluating ASU 2024-03 and ASU 2025-01 to determine its impact on the Company’s disclosures.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

4.      Property and Equipment

Property and equipment consists of the following:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas interests:
Proved	$192,461	$138,294
Unproved	7,519	8,388
Oil and natural gas interests	199,980	146,682

Other property and equipment:
Land	$28,163	$20,597
Equipment	2,723	2,731
Buildings and leasehold improvements	487	412
Other property and equipment	31,373	23,740

Accumulated depreciation, depletion and amortization	(80,013)	(66,118)
Total property and equipment, net	$151,340	$104,304

For the years ended December 31, 2025 and 2024, $0.9 million and $0.4 million, respectively, of unproved oil and natural gas interests were transferred to proved as wells were completed and proved reserves were established. For the years ended December 31, 2025 and 2024, depletion expense was $13.6 million and $10.5 million, respectively. For the years ended December 31, 2025 and 2024, depreciation expense was $0.3 million and $0.2 million, respectively.

5.      Related Party Transactions

Related Party Receivables

In the ordinary course of business, the Company has entered into oil and natural gas leases and surface use agreements (“SUAs”), including easements and rights-of-way, with Blackbeard and its consolidated subsidiaries, pursuant to which the Company has granted certain production rights and rights to conduct operations on its land. The Company has a receivable for the value of any oil and natural gas produced or severed from the mineral lease by Blackbeard, sold to third-party purchasers, and not yet remitted to the Company. Additionally, the Company has a receivable for any fee owed to the Company for use of its surface that has not yet been remitted. Blackbeard and its consolidated subsidiaries have the right and intent to offset determinable balances with the Company. Net balances between the companies are settled periodically based on the net position at a point in time. See Note 3 — Summary of Significant Accounting Policies for additional discussion. As of December 31, 2025 and 2024, Blackbeard, either directly or indirectly through its consolidated subsidiaries, owed the Company $10.9 million and $7.6 million, respectively.

Additionally, in the ordinary course of business, the Company has entered into royalty agreements and SUAs, including easements and rights-of-way, with Iron Oak Energy Solutions, of which NGP holds more than a 20% interest, pursuant to which the Company has granted certain rights to construct, operate and maintain certain sand extraction facilities on its land. Iron Oak Energy Solutions became a related party in November 2024 and as of December 31, 2025 owed the Company $1.0 million. and as of December 31, 2024 owed the Company $0.5 million, of which $0.3 million was generated from November 2024 forward.

Revenue Transactions

As described above under Related Party Receivables and also in Note 3 — Summary of Significant Accounting Policies, the Company engages in transactions with Blackbeard by receiving oil and natural gas royalties as oil and natural gas products are produced or severed from the mineral lease and also by receiving fees for the use of its land including surface use, resource royalties and other revenue. During the year ended December 31, 2025 and 2024, the Company earned $68.4 million and $37.6 million, respectively of income from Blackbeard.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

5.      Related Party Transactions (cont.)

As described above under Related Party Receivables, the Company engages in transactions with Iron Oak Energy Solutions which became a related party in November 2024. During the year ended December 31, 2025 and 2024, the Company earned $3.8 million and $0.3 million, respectively, of total revenues related to such agreements. During the year ended December 31, 2025, the Company did not earn income from any other related party affiliates. During the year ended December 31, 2024, the Company earned $0.1 million of income from other related party affiliates.

Allocation of Corporate Expenses

The Parent provides the Company with certain support and administrative services, including accounting, engineering, human resources, executive management, information technology, field operating and other support. Some of these services will continue to be provided to the Company following the public transaction. The Company determined that it is not practicable to determine the cost of these services on a stand-alone basis for the periods presented. The cost of these services has been allocated to the Company on the basis of revenues and represents the entire amounts recorded in general and administrative — related party on the combined statements of operations.

This allocation also includes the compensation costs recorded by the Parent as they relate to the incentive units and phantom equity interests awarded to certain employees of the Parent. These awards generally vest over three to five years. The amounts of such compensation costs allocated to the combined statements of operations were not material for the periods presented.

Allocation of Interest Expense

The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. The Parent pays interest on the unpaid principal amount of each advance made by the lender from the date of such advance until such principal amount shall be paid in full. At December 31, 2025, the Parent was paying an interest rate of 7.4% plus applicable commitment fees. Interest expense allocated to the Company for the years ended December 31, 2025 and 2024 was $2.0 million and $1.9 million, respectively, and is offset by $0.1 million of interest income for both periods when presented in interest expense, net on the combined statements of operations.

The interest allocated to the Company may not be indicative of the actual interest expense that the Company would have incurred had it operated as a stand-alone entity during the periods presented or of future interest costs the Company will incur.

6.      Asset Acquisition

Hilcorp Acquisition

On May 30, 2025, the Parent completed an acquisition of 40,400 Net Royalty Acres (“NRAs”) and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. The acquisition was accounted for as an asset acquisition with a total purchase consideration of $137.2 million, inclusive of transaction costs. A portion of the acquired mineral interest and all of the surface acres will be contributed to the Company upon the completion of the public transaction. As a result, the Company included its share of the acquisition in the combined financial statements. The acquired asset value attributed to the Company was $60.6 million based on the fair market value of the Company’s share of assets acquired. The transaction resulted in $53.3 million allocated to proved oil and natural gas interests and $7.3 million to land with an offsetting contribution from the Parent of $60.6 million.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

6.      Asset Acquisition (cont.)

Post Acquisition

On April 30, 2024, the Company and another wholly owned subsidiary of the Parent entered into an agreement with a related party of the Parent to receive 5,536 net acres of surface in Crane County, Texas with an approximate fair value of $9.9 million in exchange for other property and equipment with a carrying value of $3.9 million primarily of equipment and $6.0 million in cash. The Company determined that the fair market value of the surface acres received were approximately equal to the value of the assets being transferred, resulting in no gain or loss recognized. The Company recorded the entire $9.9 million of land on the combined balance sheets based on the carryover basis from the Parent with a reduction to other property and equipment of $1.5 million related to its portion of assets transferred to the buyer. The Company did not receive cash consideration from its Parent and thus recorded $8.4 million as net parent investment, which is reported, in aggregate, with other individually immaterial acquisitions on the combined statements of cash flows.

7.      Digital Assets

The Company began cryptocurrency mining activities during the year ended December 31, 2022 and continues to periodically be awarded digital assets through crypto-mining activities.

The Company contributes computational resources to mining pools by executing cryptographic hash functions to validate blockchain transactions in exchange for payment in the form of non-cash consideration, primarily Bitcoin. Cryptocurrency mining revenue is recognized at the point in time of blockchain verification. The Company uses prices as reported on reputable and liquid exchanges at 23:59:59 coordinated universal time since digital assets are traded on a 24-hour period. Digital assets are recorded in other revenue on the combined statements of operations and are subsequently remeasured to fair value based on the exchange quoted price as of the balance sheet date. The activity from remeasurement is reflected in change in fair value of digital assets on the combined statements of operations.

Digital assets as shown on the combined balance sheets are as follows:

	December 31, 2025			December 31, 2024
	Units	Cost Basis	Fair Value	Units	Cost Basis	Fair Value
	(in thousands, except unit data)
Digital assets held:
Bitcoin	11.28	$702	$987	9.93	$458	$927
Ethereum	36.69	$138	$109	—	$—	$—
Total	47.97	$840	$1,096	9.93	$458	$927

Reconciliation of the fair value of the Company’s digital assets are as follows:

	Bitcoin	Ethereum	Total
	(in thousands)
Beginning balance at January 1, 2024	$211	$—	$211
Additions	314	—	314
Unrealized gain	402	—	402
Balance, December 31, 2024	927	—	927
Additions	251	—	251
Exchange	(138)	138	—
Realized gain	115	—	115
Unrealized loss	(168)	(29)	(197)
Balance, December 31, 2025	$987	$109	$1,096

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

7.      Digital Assets (cont.)

Digital assets are presented in non-current assets as there is no intention to liquidate the assets in the next 12 months to support operations. Additions are the result of awarded digital assets received through mining activities presented in other revenue. During the year ended December 31, 2025, the Company exchanged a portion of its Bitcoin holdings for Ethereum which was calculated using a first-in, first-out method and is recorded in other gain on the combined statements of operations. In addition to the Bitcoin and Ethereum described above, the Company holds an immaterial amount of Ethereum Classic.

8.      Commitments and Contingencies

The Company records liabilities related to litigation and other legal proceedings when they are either known or considered probable and can be reasonably estimated. Legal proceedings are inherently unpredictable and subject to significant uncertainties, and significant judgment is required to determine both probability and the estimated amount. As a result of these uncertainties, any liabilities recorded are based on the best information available at the time. As any new information becomes available, the Company reassesses the potential liability related to pending litigation. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the Company’s financial condition, results of operations or cash flows for the periods presented.

9.      Debt

On May 30, 2025, the Company entered into a secured revolving credit agreement with Comerica Bank as administrative agent, sole book runner and lead arranger (the “Credit Agreement”). The Credit Agreement provides for (i) a secured term loan in the aggregate principal amount of $20.0 million (the “Term Loan”), and (ii) a secured revolving credit facility with a maximum commitment of $10.0 million (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”), both maturing on May 30, 2030. The Credit Facilities are secured by a first priority lien on substantially all of the Company’s oil and gas properties and surface acreage.

The outstanding borrowings under the Credit Facilities bear interest at a rate elected by the Company that is equal to either (i) the Alternate Base Rate plus an applicable margin ranging from 1.75% to 2.75%, or (ii) the Adjusted Term Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging from 2.75% to 3.75%, in each case depending on the Company’s leverage ratio. Alternate Base Rate means a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of one percent, (c) the Adjusted Term SOFR for a one-month tenor in effect on such day plus one percent, and (d) the Floor. The applicable margin is subject to adjustment based on the Company’s quarterly compliance certificate. A commitment fee of 0.5% per annum is payable on the unused portion of the Revolving Credit Facility.

The Credit Agreement contains various affirmative and negative covenants. These covenants, among other things, limit additional indebtedness, additional liens, sales of assets, restricted payments, investments and changes in business or fiscal periods. In addition, the Company is required to comply with the following financial ratios (i) a maximum leverage ratio as of the last day of each test period (as defined under the Credit Facilities) of 3.50 to 1.00, and (ii) a minimum debt service coverage ratio of at least 1.25 to 1.00 as of the last day of any test period.

The Credit Agreement contains customary events of default. During the existence of an event of default (as defined under the Credit Facilities), the agent has a right to, among other available remedies, terminate the commitments and/or declare all outstanding obligations under the Credit Facilities to be immediately due and payable. The Company was in compliance with these covenants as of December 31, 2025.

The estimated fair value of the Credit Facilities approximates the principal amount outstanding because the interest rates applicable to such amounts are variable and reflective of market rates and the debt may be repaid, full or in part, at any time without penalty.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

9.      Debt (cont.)

The subsequent repayment and termination of the Credit Facilities after December 31, 2025 is discussed in Note 11 — Subsequent Events.

Term Loan

The Term Loan requires quarterly principal amortization payments on the last business day of each calendar quarter, commencing September 30, 2025 through maturity. Any principal amounts outstanding on the maturity date, May 30, 2030, become due and payable on such date.

During the year ended December 31, 2025, the Company incurred $0.9 million of interest expense related to the Term Loan and the interest rate was 6.6% as of December 31, 2025.

Revolving Credit Facility

The Revolving Credit Facility provides for incremental borrowings up to the revolving commitment of $10.0 million. The Revolving Credit Facility provides availability for the issuance of letters of credit on the Company’s behalf in an aggregate amount not to exceed $5.0 million. Principal amounts borrowed under the Revolving Credit Facility may be repaid from time to time without penalty. Any principal amounts outstanding on the maturity date, May 30, 2030 become due and payable on such date.

During the year ended December 31, 2025, the Company incurred $0.1 million of interest expense related to the Revolving Credit Facility and as of December 31, 2025, there were no outstanding borrowings under the Revolving Credit Facility.

As of December 31, 2025, the Company’s debt consisted of the following:

December 31, 2025
(in thousands)
Term Loan	$17,857
Unamortized debt issuance costs on the Term Loan	(281)
Current portion of long-term debt	(2,812)
Total long-term debt	$14,764

Debt Maturities

The following table summarizes the Company’s debt obligations as of December 31, 2025. Estimated future payments for the debt based on the amount outstanding are shown below:

Amount
2026	$2,857
2027	2,857
2028	2,857
2029	2,857
2030	6,429
Total debt maturities	$17,857

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

10.    Segment

PBT Land and Minerals, Inc. Predecessor focuses on owning and acquiring mineral and royalty interests and surface acreages in the Permian Basin in West Texas and generates revenue primarily from the oil and natural gas royalty income on the sale of oil and natural gas products and uses of other resources associated with its properties. All of the Company’s assets and operations are in the Permian Basin in the United States.

PBT Land and Minerals, Inc. Predecessor operates in a single operating and reportable segment, which is consistent with the reporting structure of the Company’s internal organization and the use of the combined financial information of PBT Land and Minerals, Inc. Predecessor by the Company’s chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM is a team comprising the chief executive officer, chief financial officer, chief operating officer, vice president of reserve engineering and general counsel.

The primary measure of segment profit or loss used by the CODM is net income, as presented on the combined statements of operations. The measure of segment assets is reported on the combined balance sheets as total assets. Total expenditures for additions to long-lived assets are as reported on the combined statements of cash flows. The significant expense categories regularly provided to the CODM and included in the measure of segment profit or loss are those presented on the combined statements of operations.

11.    Subsequent Events

Management has evaluated subsequent events through July 23, 2026, the date the financial statements were available to be issued and there were no items or significant activity to disclose other than those listed below.

Ranch Acquisition

On February 10, 2026, the Company entered into an agreement to acquire the surface estate of certain ranch properties located in the Permian Basin in Crane County, Texas from Rasler’s Range, LP and related individual sellers. The transaction closed on June 3, 2026 and the total purchase price for this transaction was $20.0 million. The transaction is expected to be accounted for as an asset acquisition. Upon closing, the purchase price is expected to be allocated to other property and equipment. The Company is currently evaluating the fair value of the assets to be acquired and the final allocation of the purchase price has not been determined as of the date these financial statements were issued.

Credit Agreement and Debt Extinguishment

On June 1, 2026, the Company entered into a secured revolving credit agreement with JPMorgan Chase Bank as the administrative agent and issuing bank. The credit agreement provides for a revolving credit facility in the maximum aggregate revolving commitment amount of $250.0 million. The revolving credit facility matures on May 30, 2031. The credit agreement is secured by the Company’s property and equipment and requires the Company to maintain certain leverage and liquidity ratios. As of July 22, 2026, the Company had total outstanding borrowings of $98.0 million under the revolving credit facility and had incurred bank fees of $2.9 million. Using the borrowings under the new revolving credit agreement and cash on hand, on June 1, 2026, the Company fully extinguished and settled its remaining debt of $17.2 million, inclusive of counsel fees, and terminated its existing Term Loan and Revolving Credit Facility.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited):

The Company’s oil and natural gas reserves are attributable solely to properties in the Permian Basin within the United States.

Capitalized Oil and Natural Gas Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depletion are as follows:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas interests:
Proved	$192,461	$138,294
Unproved	7,519	8,388
Total oil and natural gas interests	199,980	146,682
Accumulated depletion	(78,923)	(65,287)
Net oil and natural gas interests capitalized	$121,057	$81,395

Costs Incurred in Oil and Natural Gas Activities

For the year ended December 31, 2025, costs incurred related to the acquisition of proved oil and natural gas properties were $53.3 million. For the year ended December 31, 2024, there were no oil and natural gas property acquisitions.

Results of Operations from Oil and Natural Gas Producing Activities

The following table sets forth the revenues and expenses related to the production and sale of oil and natural gas activities. It does not include any interest costs or general and administrative costs and therefore, is not necessarily indicative of the net operating results of the Company’s oil and natural gas activities.

	December 31,
	2025	2024
	(in thousands)
Revenues	$51,152	$27,527
Production costs	(3,177)	(2,085)
Depreciation, depletion and amortization	(13,636)	(10,454)
Income tax expense	(266)	(145)
Total	$34,073	$14,843

Oil and Natural Gas Reserves

The reserve information as of December 31, 2025 and 2024 presented below is based on estimates of net proved reserves derived from the reserve reports prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers, in accordance with guidelines established by the Securities and Exchange Commission (“SEC”). Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Reserve estimates are inherently imprecise, and estimates of undeveloped reserves are more imprecise than estimates of established proved producing reserves. Accordingly, reserve estimates are expected to change as future information becomes available.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited): (cont.)

The changes in the total proved reserves for the Company are as follows:

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves:
Balance, January 1, 2024	2,540	8,092	905	4,793
Revisions of previous estimates	(63)	166	32	(2)
Extensions and discoveries	983	3,290	368	1,899
Production	(333)	(1,119)	(136)	(656)
Balance, December 31, 2024	3,127	10,429	1,169	6,034
Revisions of previous estimates	15	(524)	104	32
Extensions and discoveries	2,552	5,724	830	4,336
Acquisition of reserves	1,837	4,636	523	3,133
Production	(736)	(1,804)	(228)	(1,265)
Balance, December 31, 2025	6,795	18,461	2,398	12,270
	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed reserves:
January 1, 2024	1,630	5,990	664	3,292
December 31, 2024	2,144	7,332	822	4,188
December 31, 2025	4,406	13,167	1,657	8,258

Proved undeveloped reserves:
January 1, 2024	910	2,102	241	1,501
December 31, 2024	983	3,097	347	1,846
December 31, 2025	2,389	5,294	741	4,012

As of December 31, 2025, proved undeveloped reserves totaled 4,012 MBoe, or 33% of total proved reserves. The majority of these reserves are located in Crane County, Texas, on acreage where Blackbeard is the operator and has ongoing horizontal drilling programs. The Company’s independent petroleum engineers included these locations as proved undeveloped reserves based on Blackbeard’s stated development plans, existing infrastructure, drilling permits, and analogy to producing wells on offsetting acreage.

The conversion of proved undeveloped reserves to proved developed reserves is dependent on Blackbeard’s drilling and completion activities, which are subject to various factors including commodity prices, availability of capital, rig availability, regulatory approvals, and Blackbeard’s strategic priorities. While the Company maintains regular communication with Blackbeard regarding development plans, the Company does not control the timing or pace of development activities.

During the year ended December 31, 2025, changes in proved reserves that occurred were primarily due to:

•        Positive volume revisions of 32 MBoe consisted of positive 375 MBoe due to updates to development plans, partially offset by negative 270 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development and negative 73 MBoe related to changes in pricing, including differentials.

•        Extensions include 2,415 MBoe in the proved undeveloped category and 1,921 MBoe in the proved developed category primarily as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited): (cont.)

•        Acquisition of 3,133 MBoe due to the Hilcorp acquisition, resulting in the addition of 2,452 MBoe and 681 MBoe of proved developed and undeveloped reserves, respectively.

•        For the year ended December 31, 2025, the Company had production volumes of 1,265 MBoe.

During the year ended December 31, 2024, changes in proved reserves that occurred were primarily due to:

•        Negative revisions of 2 MBoe consisted of negative 417 MBoe due to updates to development spacing plans, 270 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development and negative 334 MBoe related to changes in pricing, including differentials, partially offset by 1,019 MBoe primarily of favorable performance revisions.

•        Extensions include 783 MBoe in the proved undeveloped category and 1,116 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2024, the Company had production volumes of 656 MBoe.

Standardized Measure of Discounted Future Net Cash Flows

The Company follows the guidelines prescribed in ASC Topic 932, Extractive Activities — Oil and Gas (“ASC 932”), for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year.

The standardized measure does not include any future development or abandonment costs because the Company’s interests are limited to mineral and royalty interests. Thus, the Company does not incur capital or abandonment expenditures related to the development of proved reserves. Future production costs included in the standardized measure consist primarily of production and ad valorem taxes.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) the estimated future cash flows are computed by applying the twelve month average of the first of the month prices of oil and natural gas relating to the proved reserves to the year-end quantities of those reserves, (3) the future cash flows are reduced by estimated production costs related to production and ad valorem taxes and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company’s oil and natural gas reserves.

Historically, the results of operations of the Company have been reported within the Parent’s consolidated financial results of operations. The Parent is a limited liability company and treated as a flow-through entity for federal income tax purposes. Thus, the effect of future U.S. federal income taxes has been excluded from the standardized measure of discounted future net cash flows. However, the Company is subject to Texas margin tax, and the expected impact of such taxes has been included.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited): (cont.)

The future net cash flows relating to proved oil and natural gas reserves based on the standardized measure prescribed in ASC 932 are as follows:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas producing activities:
Future oil and natural gas sales	$506,405	$255,729
Future production costs	(33,214)	(22,730)
Future income tax expense	(2,645)	(1,343)
Undiscounted future net cash flows	470,546	231,656
Ten percent annual discount factor	(215,303)	(104,464)
Standardized measure of discounted future net cash flows	$255,243	$127,192

The following table presents the SEC Prices as adjusted for differentials and contractual arrangements utilized in the computation of future cash inflows:

	December 31,
	2025	2024
Oil ($/Bbl)	$64.93	$74.58
Natural gas ($/Mcf)	$0.85	$0.25
NGLs ($/Bbl)	$20.65	$17.09

The changes in the standardized measure of discounted future net cash flows relating to oil and natural gas reserves are as follows:

	Year Ended December 31,
	2025	2024
	(in thousands)
Balance at the beginning of the year	$127,192	$112,081
Net change in prices and production costs	(8,852)	(15,395)
Sales of oil and natural gas, net of production costs	(47,975)	(25,442)
Extensions and discoveries	97,480	42,825
Acquisition of reserves	70,039	—
Revisions of previous quantity estimates	486	(47)
Net change in income taxes	(697)	(110)
Accretion of discount	12,793	11,271
Changes in timing and other	4,777	2,009
Balance at the end of the year	$255,243	$127,192

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$5,064	$1,085
Accounts receivable, net – related party	15,592	11,914
Accounts receivable, net	384	400
Deferred offering costs	2,641	2,071
Other current assets	500	—
Total current assets	24,181	15,470

Property and equipment:
Oil and natural gas interests	199,980	199,980
Other property and equipment	31,397	31,373
Accumulated depreciation, depletion and amortization	(84,174)	(80,013)
Property and equipment, net	147,203	151,340
Other non-current assets:
Digital assets	821	1,096
Other non-current assets	133	140
Total assets	$172,338	$168,046

Liabilities and Net Parent Investment
Current liabilities:
Accounts payable and accrued expenses	$7	$193
Ad valorem taxes payable	603	1,273
Income tax payable	528	395
Current portion of long-term debt, net	2,813	2,812
Other current liabilities	127	48
Total current liabilities	4,078	4,721

Non-current liabilities:
Long-term debt, net	14,065	14,764
Other noncurrent liabilities	961	673
Total liabilities	$19,104	$20,158

Net Parent Investment
Net parent investment	153,234	147,888
Total liabilities and net parent investment	$172,338	$168,046

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue and other income:
Oil and gas royalties – related party	$19,202	$9,383
Oil and gas royalties	137	—
Surface use royalties – related party	3,599	4,930
Surface use royalties	1,166	171
Other surface and land resources revenue – related party	1,238	1,143
Other surface and land resources revenue	160	354
Change in fair value of digital assets	(233)	(112)
Other loss	(4)	—
Total revenue and other income	25,265	15,869

Expenses:
Production and ad valorem taxes	1,455	599
General and administrative – related party	882	544
Transaction costs	1,212	—
Other operating expenses	39	121
Depreciation, depletion and amortization	4,161	2,531
Total expenses	7,749	3,795

Operating income	17,516	12,074
Interest expense, net	848	376
Income before income taxes	16,668	11,698
Income tax expense	134	81
Net income	$16,534	$11,617

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(in thousands)
(unaudited)

Net Parent Investment in PBT Land and Minerals, Inc. Predecessor
Balance, January 1, 2025	$115,814
Net income	11,617
Net transfers to Parent	(13,279)
Balance, March 31, 2025	$114,152
Net Parent Investment in PBT Land and Minerals, Inc. Predecessor
Balance, January 1, 2026	$147,888
Net income	16,534
Net transfers to Parent	(11,188)
Balance, March 31, 2026	$153,234

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$16,534	$11,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,161	2,531
Change in fair value of digital assets	233	112
Non-cash consideration of digital assets	38	(43)
Amortization of deferred financing costs	23	—
Other	6	2
Change in operating assets and liabilities:
Accounts receivable, net – related party	(3,678)	(2,556)
Accounts receivable, net	16	14
Accounts payable and accrued expenses	(111)	58
Ad valorem taxes payable	(670)	(711)
Income tax payable	133	81
Other liabilities	367	—
Net cash provided by operating activities	17,052	11,105

Cash flows from investing activities:
Deposit on other property and equipment	(500)	—
Additions of other property and equipment	(101)	—
Net cash used in investing activities	(601)	—

Cash flows from financing activities:
Net transfers to Parent	(11,188)	(13,279)
Repayments on debt	(714)	—
Deferred offering costs	(570)	—
Net cash used in financing activities	(12,472)	(13,279)

Net change in cash and cash equivalents	3,979	(2,174)
Cash and cash equivalents, beginning of year	1,085	3,279
Cash and cash equivalents, end of year	$5,064	$1,105

Supplemental non-cash activities:
Decrease in accrued other property and equipment included in accounts payable and accrued expenses	(75)	—

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

1.      Nature of Operations

In anticipation of a public transaction, PBT Land and Minerals, Inc. (“New PBT”) was formed by SoftVest LP to facilitate a business transaction with Blackbeard Holdings, LLC (“Blackbeard” or the “Parent”) and other parties. New PBT will hold the assets and liabilities associated with the oil and natural gas mineral interests and land operations of “PBT Land and Minerals, Inc. Predecessor” or the “Company”.

The assets and operations currently comprising PBT Land and Minerals, Inc. Predecessor were previously contemplated to be contributed to a stand-alone public company under the name US Land Guild Corp. In connection with that process, combined financial statements were prepared for US Land Guild Corp. Predecessor in contemplation of a stand-alone initial public offering. Following a reassessment of the transaction structure that occurred subsequent to March 31, 2026, the Company determined to pursue an alternative path to a public transaction for the same group of assets, liabilities and operations. Accordingly, these predecessor financial statements have been prepared to reflect PBT Land and Minerals, Inc. Predecessor as the relevant predecessor entity for purposes of the public transaction.

PBT Land and Minerals, Inc. Predecessor owns oil and natural gas mineral interests and surface acreage in the Permian Basin in West Texas and generates revenue primarily from oil and natural gas royalties, the use of its surface acreage and the sale of resources from its land.

2.      Basis of Presentation

The assets, liabilities and operations of PBT Land and Minerals, Inc. Predecessor have historically been held and managed by various legal entities within the Parent and have historically not represented the operations of a single, separate legal entity or a group of separate legal entities. To complete the public transaction, the Parent will execute various internal reorganization transactions as well as execute a series of business transactions with other parties that will result in New PBT owning PBT Land and Minerals, Inc. Predecessor. The Company will receive an effective net revenue interest on certain properties in the Permian Basin. The unaudited condensed combined financial statements (“Financial Statements”) present on a historical basis the combined assets, liabilities, revenues and expenses related to PBT Land and Minerals, Inc. Predecessor, giving effect to the reorganization transactions for all periods presented.

The Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), including Regulation S-X, Article 10. The Financial Statements herein include all adjustments which are, in the opinion of management, necessary to fairly state the financial results for the interim periods presented. Accordingly, these Financial Statements should be read in conjunction with the Company’s audited combined financial statements and accompanying notes for the year ended December 31, 2025.

Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor were reported within the Parent’s consolidated financial results of operations. The condensed combined financial statements were derived from the historical accounting records of the Parent and are presented on a carve-out basis reflecting the historical operations of PBT Land and Minerals, Inc. Predecessor as conducted within the Parent. These condensed combined financial statements may not be indicative of the financial position, results of operations, or cash flows that would have been achieved had the Company operated as a separate, stand-alone entity during the periods presented.

The Financial Statements include certain assets and liabilities that were historically held by the Parent but are specifically identifiable or otherwise allocable to PBT Land and Minerals, Inc. Predecessor, as well as revenue and expenses that are specifically identifiable to PBT Land and Minerals, Inc. Predecessor.

The condensed combined statements of operations include expense allocations for certain functions historically performed by the Parent not previously recorded within the Financial Statements, including allocations of general corporate expenses related to accounting, engineering, human resources, executive management,

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

2.      Basis of Presentation (cont.)

information technology, field operating and other support. These expenses were allocated on the basis of revenues generated. The Company considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, be indicative of the actual expenses that would have been incurred during the periods presented if PBT Land and Minerals, Inc. Predecessor had operated as a separate stand-alone entity or of the future expenses that will be incurred by the Company.

Intercompany transactions and accounts within PBT Land and Minerals, Inc. Predecessor have been eliminated. All significant transactions between PBT Land and Minerals, Inc. Predecessor and the Parent have been included within the Financial Statements. Transactions between PBT Land and Minerals, Inc. Predecessor and the Parent, with the exception of certain allocated related party transactions discussed in Note 6 — Related Party Transactions, are reflected as net parent investment on the condensed combined balance sheets and primarily as a financing activity in net transfers to Parent on the condensed combined statements of cash flows.

Net parent investment represents the Parent’s historical investment in PBT Land and Minerals, Inc. Predecessor, accumulated earnings after taxes, and the net effect of transactions with and allocations from the Parent. This arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from the Parent during the periods presented.

Cash and cash equivalents on the condensed combined balance sheets primarily represent cash held in a legal entity in which the operations and assets of the Parent for the periods presented were those of PBT Land and Minerals, Inc. Predecessor. At other legal entities, the Parent utilizes a centralized approach to cash management and funds the Company’s operating and investing activities as needed. The cash and cash equivalents centrally held by the Parent are not specifically identifiable to PBT Land and Minerals, Inc. Predecessor and therefore have not been reflected on the condensed combined balance sheets. The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates.

Results of operations for the three months ended March 31, 2026 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2026.

Certain prior period amounts have been reclassified to conform to the current period presentation. Specifically, resource royalties and other revenue, previously presented as separate line items on the condensed combined statements of operations for the three months ended March 31, 2025, have been combined and presented as other surface and land resources revenue, consistent with the presentation for the three months ended March 31, 2026. This change reflects the growth of fresh water sales within other revenue since freshwater sales have similar economic characteristics to those of resource royalties. This reclassification had no effect on total revenue and other income, operating income, or net income for any period presented.

3.      Summary of Significant Accounting Policies

As of March 31, 2026, the Company’s significant accounting policies are consistent with those discussed in its audited combined financial statements for the year ended December 31, 2025. There were no significant updates or revisions to the Company’s accounting policies during the three months ended March 31, 2026.

Recent Accounting Pronouncements

Recently Adopted Pronouncements

In May 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810) — Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”), which revises Accounting Standards Codification Topic 805, Business Combinations guidance for determining the accounting acquirer

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

in transactions primarily effected through the exchange of equity interests when the legal acquiree is a variable interest entity that meets the definition of a business and requires that an entity consider the same factors that are currently used to determine the accounting acquirer in other acquisition transactions. The amendments in this ASU do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company early adopted ASU 2025-03 as of January 1, 2026. The adoption of this update did not impact the Company’s financial position or results of operations.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 and ASU 2025-01 apply to all public business entities and are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027 with early adoption permitted. The amendments may be applied either prospectively or retrospectively. Management is currently evaluating ASU 2024-03 and ASU 2025-01 to determine its impact on the Company’s disclosures.

The Company considers the applicability and impact of all ASUs. Any ASUs not listed above were assessed and determined to be either not applicable or previously disclosed.

4.      Revenue Recognition

The following table presents revenue disaggregation by product:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Oil and gas royalties revenue:
Oil	$18,001	$8,098
Natural gas	(152)	564
Natural gas liquids	1,490	721
Total oil and gas royalties	$19,339	$9,383
Surface use royalties	4,765	5,101
Other surface and land resources revenue	1,398	1,497
Total revenue	$25,502	$15,981

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

5.      Property and Equipment

Property and equipment consists of the following:

	March 31, 2026	December 31, 2025
	(in thousands)
Oil and natural gas interests:
Proved	$192,487	$192,461
Unproved	7,493	7,519
Oil and natural gas interests	199,980	199,980

Other property and equipment:
Land	$28,178	$28,163
Equipment	2,721	2,723
Buildings and leasehold improvements	498	487
Other property and equipment	31,397	31,373

Accumulated depreciation, depletion and amortization	(84,174)	(80,013)
Total property and equipment, net	$147,203	$151,340

For the three months ended March 31, 2026 and 2025, depletion expense was $4.1 million and $2.4 million, respectively. For each of the three months ended March 31, 2026 and 2025, depreciation expense was $0.1 million.

6.      Related Party Transactions

Related Party Receivables

In the ordinary course of business, the Company has entered into oil and natural gas leases and surface use agreements (“SUAs”), including easements and rights-of-way, with Blackbeard and its consolidated subsidiaries, pursuant to which the Company has granted certain production rights and rights to conduct operations on its land. The Company has a receivable for the value of any oil and natural gas produced or severed from the mineral lease by Blackbeard, sold to third-party purchasers, and not yet remitted to the Company. Additionally, the Company has a receivable for any fee owed to the Company for use of its surface that has not yet been remitted. Blackbeard and its consolidated subsidiaries have the right and intent to offset determinable balances with the Company. Net balances between the companies are settled periodically based on the net position at a point in time. As of March 31, 2026 and December 31, 2025, Blackbeard, either directly or indirectly through its consolidated subsidiaries, owed the Company $14.7 million and $10.9 million, respectively. Included in the March 31, 2026 balance is approximately $2.0 million representing a short-term intercompany transfer made by the Company to one of Blackbeard’s consolidated subsidiaries, which was repaid in April 2026.

Additionally, in the ordinary course of business, the Company has entered into royalty agreements and SUAs, including easements and rights-of-way, with other related party affiliates pursuant to which the Company has granted certain rights to construct, operate and maintain certain sand extraction facilities on its land. As of March 31, 2026 and December 31, 2025, other affiliates owed the Company $0.9 million and $1.0 million, respectively.

Revenue Transactions

The Company engages in transactions with Blackbeard by receiving oil and natural gas royalties as oil and natural gas products are produced or severed from the mineral lease and also by receiving fees for the use of its land including surface use and other surface and land resources revenue. For the three months ended March 31, 2026 and 2025, the Company earned $23.1 million and $14.7 million, respectively, of income from Blackbeard.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

6.      Related Party Transactions (cont.)

As described above under Related Party Receivables, the Company engages in transactions with other related party affiliates outside of the Parent. For the three months ended March 31, 2026 and 2025, the Company earned $0.9 million and $0.8 million, respectively, of total revenues related to such affiliates.

Allocation of Corporate Expenses

The Parent provides the Company with certain support and administrative services, including accounting, engineering, human resources, executive management, information technology, field operating and other support. Some of these services will continue to be provided to the Company following the public transaction. The Company determined that it is not practicable to determine the cost of these services on a stand-alone basis for the periods presented. The cost of these services has been allocated to the Company on the basis of revenues and represents the entire amounts recorded in general and administrative — related party on the condensed combined statements of operations.

This allocation also includes the compensation costs recorded by the Parent as they relate to the incentive units and phantom equity interests awarded to certain employees of the Parent. These awards generally vest over three to five years. The amounts of such compensation costs allocated to the condensed combined statements of operations were not material for the periods presented.

Allocation of Interest Expense

The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. The Parent pays interest on the unpaid principal amount of each advance made by the lender from the date of such advance until such principal amount shall be paid in full. At March 31, 2026, the Parent was paying an interest rate of 7.3% plus applicable commitment fees. Interest expense allocated to the Company for the three months ended March 31, 2026 and 2025 was $0.5 million for both periods respectively. There was no interest income for the three months ended March 31, 2026 and interest expense for the three months ended March 31, 2025 is offset by $0.1 million of interest income when presented in interest expense, net on the condensed combined statements of operations.

The interest allocated to the Company and the interest discussed in Note 9 — Debt may not be indicative of the actual interest expense that the Company would have incurred had it operated as a stand-alone entity during the periods presented or of future interest costs the Company will incur.

7.      Asset Acquisition

Hilcorp Acquisition

On May 30, 2025, the Parent completed an acquisition of 40,400 Net Royalty Acres (“NRAs”) and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. The acquisition was accounted for as an asset acquisition with a total purchase consideration of $137.2 million, inclusive of transaction costs. A portion of the acquired mineral interest and all of the surface acres will be contributed to the Company upon the completion of the public transaction. As a result, in the second quarter of 2025, the Company included its share of the acquisition in the combined financial statements. The acquired asset value attributed to the Company was $60.6 million based on the fair market value of the Company’s share of assets acquired. The transaction resulted in $53.3 million allocated to proved oil and natural gas interests and $7.3 million to land with an offsetting contribution from the Parent of $60.6 million.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

8.      Digital Assets

The Company contributes computational resources to mining pools by executing cryptographic hash functions to validate blockchain transactions in exchange for payment in the form of non-cash consideration, primarily Bitcoin. Cryptocurrency mining revenue is recognized at the point in time of blockchain verification. The Company uses prices as reported on reputable and liquid exchanges at 23:59:59 coordinated universal time since digital assets are traded on a 24-hour period (Level 1). Digital assets are recorded in other surface and land resources revenue on the condensed combined statements of operations and are subsequently remeasured to fair value based on the exchange quoted price as of the balance sheet date. The activity from remeasurement is reflected in change in fair value of digital assets on the condensed combined statements of operations.

Digital assets as shown on the condensed combined balance sheets are as follows:

	March 31, 2026			December 31, 2025
	Units	Cost Basis	Fair Value	Units	Cost Basis	Fair Value
	(in thousands, except unit data)
Digital assets held:
Bitcoin	10.90	$644	$744	11.28	$702	$987
Ethereum	36.69	$138	$77	36.69	$138	$109
Total	47.59	$782	$821	47.97	$840	$1,096

Reconciliation of the fair value of the Company’s digital assets are as follows:

	Bitcoin	Ethereum	Total
	(in thousands)
Beginning balance at January 1, 2025	$927	$—	$927
Additions	43	—	43
Unrealized loss	(112)	—	(112)
Balance, March 31, 2025	$858	$—	$858

Beginning balance at January 1, 2026	987	109	1,096
Additions	26	—	26
Dispositions	(64)	—	(64)
Realized loss	(4)	—	(4)
Unrealized loss	(201)	(32)	(233)
Balance, March 31, 2026	$744	$77	$821

Digital assets are presented in non-current assets as there is no intention to liquidate the assets in the next 12 months to support operations. Additions are the result of awarded digital assets received under a crypto arrangement and dispositions reflect the return of previously received Bitcoin. In addition to the Bitcoin and Ethereum described above, the Company holds an immaterial amount of Ethereum Classic.

9.      Debt

As of March 31, 2026 and December 31, 2025, the Company’s debt consisted of the following:

	March 31, 2026	December 31, 2025
	(in thousands)
Term Loan	$17,143	$17,857
Unamortized debt issuance costs on the Term Loan	(265)	(281)
Current portion of long-term debt	(2,813)	(2,812)
Total long-term debt	$14,065	$14,764

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

9.      Debt (cont.)

On May 30, 2025, the Company entered into a secured revolving credit agreement with Comerica Bank as administrative agent, sole book runner and lead arranger (the “Credit Agreement”). The Credit Agreement provides for (i) a secured term loan in the aggregate principal amount of $20.0 million (the “Term Loan”), and (ii) a secured revolving credit facility with a maximum commitment of $10.0 million (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”), both maturing on May 30, 2030. The Credit Facilities are secured by a first priority lien on substantially all of the Company’s oil and gas properties and surface acreage. The Company was in compliance with all debt covenants at December 31, 2025 and remained in compliance through March 31, 2026.

The subsequent repayment and termination of the Credit Facilities after March 31, 2026 is discussed in Note 12 — Subsequent Events.

Term Loan

For the three months ended March 31, 2026, the Company incurred $0.3 million of interest expense related to the Term Loan and the interest rate was 6.5% as of March 31, 2026.

Revolving Credit Facility

For the three months ended March 31, 2026, the Company incurred less than $0.1 million of interest expense related to the Revolving Credit Facility and as of March 31, 2026, there were no outstanding borrowings under the Revolving Credit Facility.

10.    Income Taxes

Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor have been reported within the Parent’s consolidated financial results of operations. The Parent is a limited liability company and treated as a flow-through entity for federal income tax purposes. As a result, the Company was not subject to U.S. federal income tax at the entity level.

The Company’s operations located in Texas are subject to the Texas margin tax at the entity level at a statutory rate of up to 0.75% of margin as defined by the Texas Tax Code. The provision for Texas margin tax has been calculated on a “separate return” basis in accordance with ASC Topic 740, Income Taxes. Under this method, the Company is assumed to have historically filed a return separate from the Parent, reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in the applicable tax jurisdiction. For the three months ended March 31, 2026 and 2025, the Company recorded income tax expense of $0.1 million for both periods.

11.    Segment

PBT Land and Minerals, Inc. Predecessor focuses on owning and acquiring mineral and royalty interests and surface acreages in the Permian Basin in West Texas and generates revenue primarily from the oil and natural gas royalty income on the sale of oil and natural gas products and uses of other resources associated with its properties. All of the Company’s assets and operations are in the Permian Basin in the United States.

PBT Land and Minerals, Inc. Predecessor operates in a single operating and reportable segment, which is consistent with the reporting structure of the Company’s internal organization and the use of the combined financial information of PBT Land and Minerals, Inc. Predecessor by the Company’s chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM is a team comprising the chief executive officer, chief financial officer, chief operating officer, vice president of reserve engineering and general counsel.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

11.    Segment (cont.)

The primary measure of segment profit or loss used by the CODM is net income, as presented on the condensed combined statements of operations. The measure of segment assets is reported on the condensed combined balance sheets as total assets. Total expenditures for additions to long-lived assets are as reported on the condensed combined statements of cash flows. The significant expense categories regularly provided to the CODM and included in the measure of segment profit or loss are those presented on the condensed combined statements of operations.

12.    Subsequent Events

Management has evaluated subsequent events through July 23, 2026, the date the financial statements were available to be issued and there were no items or significant activity to disclose other than those listed below.

Credit Agreement and Debt Extinguishment

On June 1, 2026, the Company entered into a secured revolving credit agreement with JPMorgan Chase Bank as the administrative agent and issuing bank. The credit agreement provides for a revolving credit facility in the maximum aggregate revolving commitment amount of $250.0 million. The revolving credit facility matures on May 30, 2031. The credit agreement is secured by the Company’s property and equipment and requires the Company to maintain certain leverage and liquidity ratios. As of July 22, 2026, the Company had total outstanding borrowings of $98.0 million under the revolving credit facility and had incurred bank fees of $2.9 million. Using the borrowings under the new revolving credit agreement and cash on hand, on June 1, 2026, the Company fully extinguished and settled its remaining debt of $17.2 million, inclusive of counsel fees, and terminated its existing Term Loan and Revolving Credit Facility.

The Ranch Acquisition

On June 3, 2026, the Company completed the acquisition of certain ranch properties located in the Permian Basin in Crane County, Texas from Rasler’s Range, LP and related individual sellers. The total purchase price for this transaction was $20.0 million, inclusive of the $0.5 million in earnest money previously paid and presented on the condensed combined statements of cash flows. The Company is currently evaluating the fair value of the assets to be acquired and the final allocation of the purchase price has not been determined as of the date these financial statements were issued.

Deferred Offering Costs Write-Off

During the second quarter of 2026, the Company changed the anticipated structure of its public transaction. As a result, deferred offering costs recorded as of March 31, 2026 were written off to transaction costs.

Independent Auditor’s Report

Management and Governance
Greybeard Holdings, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the Statements of Revenue and Direct Operating Expenses of certain mineral and royalty interests (the Interests) to be acquired from Greybeard Holdings, LLC (the Company) for the years ended December 31, 2025 and 2024, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Interests for the years ended December 31, 2025 and 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter — Basis of Accounting

We draw attention to Note 1 to the financial statements, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations under Rule 3-05 of the Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Company’s revenues and expenses. As a result, the financial statements may not be suitable for another purpose. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

April 14, 2026

Greybeard Mineral and Royalty Interests (As Described in Note 1)
Statements of Revenues and Direct Operating Expenses
(in thousands)

	Year ended December 31,
	2025	2024
Revenues:
Oil and natural gas royalties	$7,709	$5,268
Total revenues	7,709	5,268

Costs and Expenses:
Production and ad valorem taxes	473	397
Excess of revenues over direct operating expenses	$7,236	$4,871

See accompanying notes to the statements of revenues and direct operating expenses.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Greybeard Holdings, LLC (the “Seller”) (“Greybeard Contribution”). The mineral and royalty interests acquired in the Greybeard Contribution, which are located in the Permian Basin, are referred to herein as the “Greybeard Mineral and Royalty Interests.” The acquisition of the Greybeard Mineral and Royalty Interests by the Company will be completed contemporaneously with the contemplated initial public offering or other public transaction by US Land Guild Corp.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the years ended December 31, 2025 and 2024. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Greybeard Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Greybeard Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Greybeard Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Greybeard Mineral and Royalty Interests, including but not limited to depletion, general and administrative expenses and income tax. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Greybeard Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Greybeard Mineral and Royalty Interests. All of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Greybeard Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Greybeard Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through April 14, 2026, the date the Statements were available to be issued and there were no items to disclose.

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited)

Greybeard Mineral and Royalty Interests’ oil and natural gas reserves are attributable solely to properties in the Permian Basin within the United States.

Results of Operations from Oil and Natural Gas Producing Activities

All of Greybeard Mineral and Royalty Interests’ producing activities are from oil and natural gas activities and are included in the Statements above.

Oil and Natural Gas Reserves

The reserves as of December 31, 2025 and 2024 presented below is based on estimates of net proved reserves derived from the reserve reports prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers, in accordance with guidelines established by the SEC. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Reserve estimates are inherently imprecise, and estimates of undeveloped reserves are more imprecise than estimates of established proved producing reserves. Accordingly, reserve estimates are expected to change as future information becomes available.

The changes in the total proved reserves for Greybeard Mineral and Royalty Interests are as follows:

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
	(in thousands)
Proved developed and undeveloped reserves:
Balance, January 1, 2024	502	1,749	185	978
Revisions of previous estimates	(9)	27	14	10
Extensions and discoveries	203	706	79	400
Production	(63)	(240)	(27)	(130)
Balance, December 31, 2024	633	2,242	251	1,258
Revisions of previous estimates	(9)	(116)	(5)	(34)
Extensions and discoveries	355	936	108	619
Production	(110)	(307)	(35)	(196)
Balance, December 31, 2025	869	2,755	319	1,647

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed reserves:
January 1, 2024	305	1,296	137	658
December 31, 2024	421	1,581	177	862
December 31, 2025	594	2,029	235	1,167

Proved undeveloped reserves:
January 1, 2024	197	453	48	320
December 31, 2024	212	661	74	396
December 31, 2025	275	726	84	480

As of December 31, 2025, proved undeveloped reserves totaled 480 MBoe, or 29% of total proved reserves. These reserves are located in Crane County, Texas, on acreage where Blackbeard is the operator and has an ongoing horizontal drilling program. The Company’s independent reserve engineers included these locations as proved undeveloped reserves based on Blackbeard’s stated development plans, existing infrastructure, drilling permits, and analogy to producing wells on offsetting acreage.

The conversion of proved undeveloped reserves to proved developed reserves is dependent on Blackbeard’s drilling and completion activities, which are subject to various factors including commodity prices, availability of capital, rig availability, regulatory approvals, and operators’ strategic priorities. While the Company maintains regular communication with Blackbeard regarding development plans, the Company does not control the timing or pace of development activities.

During the year ended December 31, 2025, changes in proved reserves that occurred were primarily due to:

•        Negative volume revisions of 34 MBoe resulted primarily from changes in pricing, including differentials.

•        Extensions include 256 MBoe in the proved undeveloped category and 363 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2025, Greybeard Mineral and Royalty Interests had production volumes of 196 MBoe.

During the year ended December 31, 2024, changes in proved reserves that occurred were primarily due to:

•        Positive volume revisions of 10 MBoe consisted of positive 225 MBoe of favorable performance revisions partially offset by negative 96 MBoe due to updates to development spacing plans, negative 69 MBoe related to changes in pricing, including differentials, and negative 50 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development.

•        Extensions include 174 MBoe in the proved undeveloped category and 226 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2024, Greybeard Mineral and Royalty Interests had production volumes of 130 MBoe.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

Standardized Measure of Discounted Future Net Cash Flows

Greybeard Mineral and Royalty Interests follows the guidelines prescribed in Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities — Oil and Gas (“ASC 932”), for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year.

The information is based on estimates of proved reserves attributable to Greybeard Mineral and Royalty Interests’ interest in oil and natural gas properties as of December 31 of the years presented. These estimates were derived from reserves prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers. The standardized measure does not include any future development or abandonment costs because the Company’s interests are limited to mineral and royalty interests. Thus, the Company does not incur capital or abandonment expenditures related to the development of proved reserves. Future production costs included in the standardized measure consist primarily of production and ad valorem taxes.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) the estimated future cash flows are computed by applying the twelve month average of the first of the month prices of oil and natural gas relating to the proved reserves to the year-end quantities of those reserves, (3) the future cash flows are reduced by estimated production costs related production and ad valorem taxes and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect Greybeard Mineral and Royalty Interests’ expectations of actual revenues to be derived from those reserves, nor their present value. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Greybeard Mineral and Royalty Interests’ oil and natural gas reserves.

Historically, the results of operations of Greybeard Mineral and Royalty Interests have been reported within the Seller’s consolidated financial results of operations. The Seller is a limited liability company and treated as a flow-through entity for federal income tax purposes. Thus, the effect of future U.S. federal income taxes has been excluded from the standardized measure of discounted future net cash flows. However, Greybeard Mineral and Royalty Interests is subject to Texas margin tax, and the expected impact of such taxes has been included.

The future net cash flows relating to proved oil and natural gas reserves based on the standardized measure prescribed in ASC 932 are as follows:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas producing activities:
Future oil and natural gas sales	$65,401	$52,081
Future production costs	(4,276)	(4,621)
Future income tax expense	(343)	(273)
Undiscounted future net cash flows	60,782	47,187
Ten percent annual discount factor	(27,913)	(21,343)
Standardized measure of discounted future net cash flows	$32,869	$25,844

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

The following table presents the SEC Prices as adjusted for differentials and contractual arrangements utilized in the computation of future cash inflows:

	December 31,
	2025	2024
Oil (per Bbl)	$65.05	$74.58
Natural gas (per Mcf)	$0.84	$0.24
NGLs (per Bbl)	$20.45	$17.09

The changes in the standardized measure of discounted future net cash flows relating to oil and natural gas properties are as follows:

	Year ended December 31,
	2025	2024
	(in thousands)
Balance at the beginning of the year	$25,844	$22,276
Net change in prices and production costs	(1,260)	(3,171)
Sales of oil and gas, net of production costs	(7,236)	(4,871)
Extensions and discoveries	13,753	8,815
Revisions of previous quantity estimates	(622)	205
Net change in income taxes	(36)	(25)
Accretion of discount	2,599	2,240
Changes in timing and other	(173)	375
Balance at end of the year	$32,869	$25,844

Greybeard Mineral and Royalty Interests (As Described in Note 1)
Statements of Revenues and Direct Operating Expenses
(in thousands)

	Three Months Ended March 31,
	2026	2025
Revenues:
Oil and natural gas royalties	$2,353	$1,849
Total revenues	2,353	1,849

Costs and Expenses:
Production and ad valorem taxes	173	116
Excess of revenues over direct operating expenses	$2,180	$1,733

See accompanying notes to the statements of revenues and direct operating expenses.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Greybeard Holdings, LLC (the “Seller”) (“Greybeard Contribution”). The mineral and royalty interests acquired in the Greybeard Contribution, which are located in the Permian Basin, are referred to herein as the “Greybeard Mineral and Royalty Interests.” The acquisition of the Greybeard Mineral and Royalty Interests by the Company will be completed contemporaneously with the contemplated initial public offering or other public transaction by US Land Guild Corp.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the three months ended March 31, 2026 and 2025. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Greybeard Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Greybeard Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Greybeard Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Greybeard Mineral and Royalty Interests, including but not limited to depletion, general and administrative expenses and income tax. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Greybeard Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Greybeard Mineral and Royalty Interests. All of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Greybeard Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Greybeard Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through July 23, 2026, the date the Statements were available to be issued and there were no items to disclose.

Independent Auditor’s Report

Management and Governance

US Land Guild Corp. Predecessor

Report on the Audit of the Financial Statements

Opinion

We have audited the Statements of Revenue and Direct Operating Expenses associated with certain oil and gas properties (the Properties) acquired from Hilcorp Permian CT TXNM, LLC by US Land Guild Corp. Predecessor (the Company) for the years ended December 31, 2024 and 2023, and the related notes (the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Properties for the years ended December 31, 2024 and 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter — Basis of Accounting

We draw attention to Note 1 to the financial statements, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations of under Rule 3-05 of the Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Company’s revenues and expenses. As a result, the financial statements may not be suitable for another purpose. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

October 24, 2025

Hilcorp Mineral and Royalty Interests (As Described in Note 1)
Statements of Revenues and Direct Operating Expenses

(in thousands)

	Year ended December 31,
	2024	2023
Revenues:
Oil and natural gas royalties	$14,140	$13,964
Total revenues	14,140	13,964

Costs and Expenses:
Production and ad valorem taxes	1,080	1,239
Excess of revenues over direct operating expenses	$13,060	$12,725

See accompanying notes to the statements of revenues and direct operating expenses.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Hilcorp Permian CT TXNM, LLC (the “Seller”) on May 30, 2025 (the “Hilcorp Transaction”). The mineral and royalty interests acquired in the Hilcorp Transaction are referred to herein as the “Hilcorp Mineral and Royalty Interests.”

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the years ended December 31, 2024 and 2023. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Hilcorp Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Hilcorp Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Hilcorp Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Hilcorp Mineral and Royalty Interests, including but not limited to depletion and general and administrative expenses. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Hilcorp Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Hilcorp Mineral and Royalty Interests. Primarily all of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Hilcorp Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Hilcorp Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through October 24, 2025, the date the Statements were available to be issued and there were no items to disclose.

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited)

Hilcorp Mineral and Royalty Interests’ oil and natural gas reserves are attributable solely to properties in the Permian Basin within the United States.

Results of Operations from Oil and Natural Gas Producing Activities

All of the Hilcorp Mineral and Royalty Interests’ producing activities are from oil and natural gas activities and are included in the Statements above.

Oil and Natural Gas Reserves

The reserves as of December 31, 2024 and 2023 presented below is based on estimates of net proved reserves derived from the reserve reports prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers, in accordance with guidelines established by the SEC. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Reserve estimates are inherently imprecise, and estimates of undeveloped reserves are more imprecise than estimates of established proved producing reserves. Accordingly, reserve estimates are expected to change as future information becomes available.

The changes in the total proved reserves for Hilcorp Mineral and Royalty Interests are as follows:

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
	(in thousands)
Proved developed and undeveloped reserves:
Balance, January 1, 2023	1,334	3,841	510	2,484
Revisions of previous estimates	(289)	(973)	(158)	(609)
Extensions and discoveries	368	818	119	623
Production	(163)	(418)	(52)	(285)
Balance, December 31, 2023	1,250	3,268	419	2,213
Revisions of previous estimates	(34)	269	(5)	7
Extensions and discoveries	398	1,254	140	747
Production	(172)	(455)	(64)	(312)
Balance, December 31, 2024	1,442	4,336	490	2,655

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed reserves:
January 1, 2023	847	2,476	339	1,599
December 31, 2023	868	2,414	302	1,572
December 31, 2024	1,026	3,027	343	1,875
Proved undeveloped reserves:
January 1, 2023	487	1,365	171	885
December 31, 2023	382	854	117	641
December 31, 2024	416	1,309	147	780

As of December 31, 2024, proved undeveloped reserves totaled 780 MBoe, or 29% of total proved reserves. These reserves are primarily located in Crane County, Texas, on acreage where Blackbeard is the operator and has an ongoing horizontal drilling program. The Company’s independent reserve engineers included these locations as proved undeveloped reserves based on Blackbeard’s stated development plans, existing infrastructure, drilling permits, and analogy to producing wells on offsetting acreage.

The conversion of proved undeveloped reserves to proved developed reserves is dependent on Blackbeard’s drilling and completion activities, which are subject to various factors including commodity prices, availability of capital, rig availability, regulatory approvals, and operators’ strategic priorities. While the Company maintains regular communication with Blackbeard regarding development plans, the Company does not control the timing or pace of development activities.

During the year ended December 31, 2024, changes in proved reserves that occurred were primarily due to:

•        Positive volume revisions of 7 MBoe consisted of positive 421 MBoe of favorable performance revisions partially offset by negative 154 MBoe due to updates to development spacing plans, negative 137 MBoe related to changes in pricing, including differentials, and negative 123 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development.

•        Extensions include 278 MBoe in the proved undeveloped category and 469 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2024, Hilcorp Mineral and Royalty Interests had production volumes of 312 MBoe.

During the year ended December 31, 2023, changes in proved reserves that occurred were primarily due to:

•        Negative revisions of 609 MBoe consisted of negative 421 MBoe related primarily to Blackbeard’s operational shift from vertical development to horizontal development and negative 188 MBoe related to changes in pricing, including differentials.

•        Extensions include 465 MBoe in the proved undeveloped category and 158 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2023, Hilcorp Mineral and Royalty Interests had production volumes of 285 MBoe.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

Standardized Measure of Discounted Future Net Cash Flows

Hilcorp Mineral and Royalty Interests follows the guidelines prescribed in Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities — Oil and Gas (“ASC 932”), for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year.

The information is based on estimates of proved reserves attributable to Hilcorp Mineral and Royalty Interests’ interest in oil and natural gas properties as of December 31 of the years presented. These estimates were derived from reserves prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers. The standardized measure does not include any future development or abandonment costs because the Company’s interests are limited to mineral and royalty interests. Thus, the Company does not incur capital or abandonment expenditures related to the development of proved reserves. Future production costs included in the standardized measure consist primarily of production and ad valorem taxes.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) the estimated future cash flows are computed by applying the twelve month average of the first of the month prices of oil and natural gas relating to the proved reserves to the year-end quantities of those reserves, (3) the future cash flows are reduced by estimated production costs related to production and ad valorem taxes and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect Hilcorp Mineral and Royalty Interests’ expectations of actual revenues to be derived from those reserves, nor their present value. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Hilcorp Mineral and Royalty Interests’ oil and natural gas reserves.

The future net cash flows relating to proved oil and natural gas reserves based on the standardized measure prescribed in ASC 932 are as follows:

	December 31,
	2024	2023
	(in thousands)
Oil and natural gas producing activities:
Future oil and natural gas sales	$116,978	$109,125
Future production costs	(10,424)	(6,154)
Future income tax expense	(614)	(573)
Undiscounted future net cash flows	105,940	102,398
Ten percent annual discount factor	(47,963)	(48,044)
Standardized measure of discounted future net cash flows	$57,977	$54,354

The following table presents the SEC Prices as adjusted for differentials and contractual arrangements utilized in the computation of future cash inflows:

	December 31,
	2024	2023
Oil (per Bbl)	$74.57	$76.31
Natural gas (per Mcf)	$0.25	$1.52
NGLs (per Bbl)	$17.08	$20.95

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

The changes in the standardized measure of discounted future net cash flows relating to oil and natural gas properties are as follows:

	Year ended December 31,
	2024	2023
	(in thousands)
Balance at the beginning of the year	$54,354	$75,831
Net change in prices and production costs	(7,395)	(20,738)
Sales of oil and gas, net of production costs	(13,060)	(12,725)
Extensions and discoveries	17,273	16,413
Revisions of previous quantity estimates	148	(13,704)
Net change in income taxes	(32)	130
Accretion of discount	5,466	7,627
Changes in timing and other	1,223	1,520
Balance at end of the year	$57,977	$54,354

Hilcorp Mineral and Royalty Interests (As Described in Note 1)

Statements of Revenues and Direct Operating Expenses

(in thousands)

	Quarter ended March 31,
	2025	2024
Revenues:
Oil and natural gas royalties	$4,255	$3,721
Total revenues	4,255	3,721

Costs and Expenses:
Production and ad valorem taxes	323	274
Excess of revenues over direct operating expenses	$3,932	$3,447

See accompanying notes to the statements of revenues and direct operating expenses.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Hilcorp Permian CT TXNM, LLC (the “Seller”) on May 30, 2025 (the “Hilcorp Transaction”). The mineral and royalty interests acquired in the Hilcorp Transaction are referred to herein as the “Hilcorp Mineral and Royalty Interests.”

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the quarters ended March 31, 2025 and 2024. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Hilcorp Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Hilcorp Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Hilcorp Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Hilcorp Mineral and Royalty Interests, including but not limited to depletion and general and administrative expenses. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Hilcorp Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Hilcorp Mineral and Royalty Interests. Primarily all of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Hilcorp Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Hilcorp Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through October 24, 2025, the date the Statements were available to be issued and there were no items to disclose. Greybeard Mineral and Royalty Interests (As Described in Note 1).

Annex A

AMENDMENT NO. 3

TO THE

AMENDED AND RESTATED ROYALTY TRUST INDENTURE

OF

PERMIAN BASIN ROYALTY TRUST

This Amendment No. 3 to the Amended and Restated Royalty Trust Indenture (this “Amendment No. 3”) of Permian Basin Royalty Trust (the “Trust”), is made and entered into effective as of [__], 2026, by the undersigned Trustee of the Trust (the “Trustee”).

W I T N E S S E T H :

WHEREAS, on [__], 2026, the Unit Holders of the Trust voted to approve this Amendment No. 3 to the Amended and Restated Royalty Trust Indenture of the Trust, dated as of June 20, 2014, as amended by Amendment No. 1 thereto, dated May 4, 2022, and Amendment No. 2 thereto, dated May 8, 2026 (the “Trust Indenture”).

NOW, THEREFORE, the Trustee desires to amend the Trust Indenture to reflect the following amendments approved by Unit Holders:

1.    The Trust Indenture is hereby amended by adding a new Article XI, which will read in its entirety as follows:

Article XI

COMBINATION AGREEMENT

Section 11.1. Notwithstanding anything to the contrary in this Indenture, the Trust adopts in all respects the Combination Agreement (as defined below) and the Trust and the Trustee shall take all actions necessary to effect the following transactions contemplated in the Combination Agreement (in the order set forth below):

(a) at the PBT Contribution Closing:

(i)          first, immediately following the consummation of the transactions contemplated by Section 1.1(a) of the Combination Agreement, the Trust shall purchase all of the issued and outstanding Equity Securities of NewCo from SoftVest for a purchase price equal to one dollar in the aggregate, and the Trust shall deliver to the NewCo Parties and the Blackbeard Parties an executed counterpart to a share purchase agreement, in form and substance reasonably acceptable to the Trustee and SoftVest (acting in good faith) evidencing such purchase; and then

(ii)         second, immediately following the consummation of the transactions contemplated by Section 11.1(a)(i), the Trust shall contribute, grant, convey, assign, transfer and deliver to NewCo the PBT Interest and all PBT Obligations in exchange for the issuance to the Trust by NewCo of an aggregate of 46,608,796 Class A Shares, free and clear of all Liens (other than any Permitted Securities Liens), and the Trust shall deliver to the NewCo Parties and the Blackbeard Parties an executed counterpart to a deed and conveyance in the form of conveyance attached hereto as Exhibit A evidencing such contribution; and

(b) at the Blackbeard Contribution Closing, immediately following the transactions contemplated by Section 2.1(h) of the Combination Agreement, (i) the Trust shall terminate on the terms and conditions set forth in this Trust Indenture, and (ii) all NewCo-PBT Shares shall be distributed to the Unit Holders as of the Blackbeard Contribution Closing Date on a pro rata basis and otherwise on the terms and conditions set forth in this Indenture; provided that, notwithstanding anything to the contrary in the Trust Indenture, including without limitation, Section 9.03 thereto, the Trustee shall distribute the NewCo-PBT Shares to Unit Holders and shall not, and shall have no obligation to, sell the NewCo-PBT Shares for cash upon termination of the Trust.

Annex A-1

Section 11.2. The Trust and the Trustee shall (and shall cause their respective representatives to) cooperate with NewCo, SoftVest and their respective affiliates and representatives to consummate each of the PBT Contribution Closing and the Blackbeard Contribution Closing upon the satisfaction or, to the extent permitted by applicable Law, waiver of the applicable conditions precedent to the obligations of the NewCo Parties to effect such Closings set forth in Sections 9.1, 9.2, 9.4 and 9.5 of the Combination Agreement (as applicable). The Trust and the Trustee shall not cause any NewCo Party to take any action or refrain from taking any action that would reasonably be expected to (a) materially impede, interfere with, delay, or postpone the consummation of the Transactions (including satisfaction of the conditions to the Closings under the Combination Agreement) or (b) result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the NewCo Parties under the Combination Agreement. From the date of the PBT Contribution Closing until the earlier of the Blackbeard Contribution Closing and the valid termination of the Combination Agreement, neither the Trust nor the Trustee shall remove, appoint or replace (as applicable) any director or officer of NewCo or any of its Subsidiaries.

Section 11.3. Each of the Trust and the Trustee shall cooperate with NewCo and SoftVest under applicable Laws and rules and policies of NYSE to enable the de-listing by the Trust of the PBT Units from NYSE and the deregistration of the PBT Units under the Exchange Act as promptly as practicable after the Blackbeard Contribution Closing.

Section 11.4. Capitalized terms in this Article XI that are used but not defined have the meanings ascribed to such terms in that certain Combination Agreement, dated as of July 28, 2026, by and among PBT Land and Minerals, Inc., a Texas corporation (“NewCo”), PBT Sub, Inc. a Texas corporation and direct wholly owned subsidiary of NewCo, PBT Land and Minerals OpCo, LLC, a Texas limited liability company and direct wholly owned subsidiary of NewCo, Blackbeard Holdings, LLC, a Delaware limited liability company (“Blackbeard”), Blackbeard Security Holdings, LLC, a Texas limited liability company and direct wholly owned subsidiary of Blackbeard, and Greybeard Energy, LLC, a Delaware limited liability company (the “Combination Agreement”).

Annex A-2

IN WITNESS WHEREOF, the Trustee has executed this Amendment as of the day and year first above written.

TRUSTEE:

ARGENT TRUST COMPANY

By: __________________________________

Name:

Title:

Annex A-3

Annex B

____________________________________________________________________________________________

COMBINATION AGREEMENT

by and among

PBT LAND AND MINERALS, INC.,

PBT SUB, INC.,

PBT LAND AND MINERALS OPCO, LLC,

BLACKBEARD HOLDINGS, LLC,

BLACKBEARD SECURITY HOLDINGS, LLC,

and

GREYBEARD ENERGY, LLC,

Dated as of July 28, 2026

Annex B-i

Annex B-ii

Annex B-iii

Annexes
Annex I — Certain Definitions

Exhibits
Exhibit A — Assets
Exhibit A-1 — Mineral Interests
Annex I — NPI-Burdened Mineral Interests
Annex II — USLG Legacy Mineral Interests
Annex III — USLG ExCo Mineral Interests
Annex IV — Greybeard Mineral Interests
Part 1 — Greybeard Mineral Interests Conveyed to NewCo
Part 2 — Greybeard Mineral Interests Conveyed to OpCo
Exhibit A-2 — Surface Interests
Annex I — USLG Legacy Surface Interests
Annex II — USLG ExCo Surface Interests
Exhibit A-3 — Leases and Servitudes
Annex I — USLG Legacy Leases and Servitudes
Annex II — USLG ExCo Leases and Servitudes
Annex III — Greybeard Leases and Servitudes
Part 1 — Greybeard Leases and Servitudes Conveyed to NewCo
Part 2 — Greybeard Leases and Servitudes Conveyed to OpCo
Exhibit A-4 — Defensible Title Wells and Title Tracts
Annex I — Blackbeard Group Defensible Title
Annex II — Greybeard Group Defensible Title
Exhibit B — Support Agreement
Exhibit C — Form of Governance Documents of NewCo
Exhibit C-1 — NewCo Amended Charter
Exhibit C-2 — NewCo Amended Bylaws
Exhibit D — OpCo LLC Term Sheet
Exhibit E — Form of Shareholders Agreement
Exhibit F — Master Services Agreement Term Sheet
Exhibit G — Form of Registration Rights Agreement
Exhibit H — Form of Charter of the Acquisition Advisory Committee
Exhibit I — Form of Trust Amendment
Exhibit J — Form of PBT-NewCo Contribution Conveyance
Exhibit K — Form of NewCo-NewCo Sub Contribution Conveyance
Exhibit L — Form of NewCo-OpCo Contribution Conveyance
Exhibit M — Form of Greybeard — OpCo Contribution Conveyance

Schedules
Disclosure Schedules

Annex B-iv

COMBINATION AGREEMENT

This COMBINATION AGREEMENT (this “Agreement”), dated as of July 28, 2026 (the “Execution Date”), by and among PBT Land and Minerals, Inc., a Texas corporation (“NewCo”), PBT Sub, Inc., a Texas corporation and direct wholly owned subsidiary of NewCo (“NewCo Sub”), PBT Land and Minerals OpCo, LLC, a Texas limited liability company and direct wholly owned subsidiary of NewCo (“OpCo” and, together with NewCo and NewCo Sub, the “NewCo Parties”), Blackbeard Holdings, LLC, a Delaware limited liability company (“Blackbeard”), Blackbeard Security Holdings, LLC, a Texas limited liability company and direct wholly owned subsidiary of Blackbeard (“Blackbeard Security”), and Greybeard Energy, LLC, a Delaware limited liability company (“Greybeard” and, together with Blackbeard and Blackbeard Security, the “Blackbeard Parties”). Each of the NewCo Parties and Blackbeard Parties is individually referred to herein as a “Party” and they are collectively referred to as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, (a) Permian Basin Royalty Trust, an express trust organized under the laws of the State of Texas (“PBT”) holds the PBT Interests, (b) Blackbeard holds, (i) all of the issued and outstanding Equity Securities of Blackbeard Operating, LLC, a Delaware limited liability company (“BBO”), which in turn holds, among other assets and properties, the NPI-Burdened Mineral Interests, and (ii) all of the issued and outstanding Equity Securities of US Land Guild, LLC, a Delaware limited liability company (“USLG Legacy”), which in turn holds the USLG Legacy Assets and the USLG ExCo Assets, and (c) Greybeard holds the Greybeard Assets;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto intend to effect the business combination of certain Subsidiaries, assets and properties of PBT and the Blackbeard Parties as more fully described in this Agreement;

WHEREAS, upon the terms and conditions set forth in this Agreement and prior to the Blackbeard Contribution Closing, Blackbeard shall cause the Pre-Closing Restructuring to occur;

WHEREAS, as of immediately following the consummation of the Transactions, (a) the holders of units of beneficial interest of PBT (the “PBT Units” and such holders, the “PBT Unitholders”) will hold shares of Class A common stock, par value $0.01 per share, of NewCo (“Class A Shares”) and (b) Blackbeard Security and Greybeard will each hold Class A Shares, shares of Class B common stock, par value $0.01 per share, of NewCo (“Class B Shares”), and membership interest units in OpCo (“OpCo Units”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Blackbeard Parties’ willingness to enter into this Agreement, SoftVest, L.P., a Delaware limited partnership (“SoftVest”), as the beneficial owner of approximately 13.3% of the outstanding PBT Units, has entered into a voting and support agreement with Blackbeard Security in the form attached as Exhibit B (the “Support Agreement”), pursuant to which, among other things, SoftVest has agreed to vote in favor of, and support the consummation of, the Transactions in accordance with the terms of this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), constitute a transaction described in Section 351(a) of the Code, (ii) the NewCo-NewCo Sub Contribution constitutes a transaction described in Section 351(a) of the Code, (iii) the Section 1031 Exchange qualifies as a like-kind exchange under Section 1031 of the Code, and (iv) each of the NewCo-OpCo Contribution, the NewCo Sub-OpCo Contribution, the Blackbeard Security-OpCo Contribution, and the Greybeard-OpCo Contribution qualify as a contribution of property described in Section 721(a) of the Code, subject to Section 707(a)(2)(B) of the Code and its implementing Treasury Regulations (provided that any transfers (or deemed transfers) of cash shall be treated to the maximum extent permitted as a reimbursement of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d)) (collectively, the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

Annex B-1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of the Parties hereby agrees as follows:

Article I
THE PBT CONTRIBUTION

Section 1.1          PBT Contribution Closing Date Transactions. Subject to the terms and conditions of this Agreement and the Support Agreement, on the PBT Contribution Closing Date, the following transactions shall occur in serial order (such transactions, the “PBT Contribution Closing”):

(a)         NewCo shall (A) cause an amended and restated certificate of formation of NewCo substantially in the form attached hereto as Exhibit C-1 (the “NewCo Amended Charter”) to be executed and filed with the Secretary of State of the State of Texas in accordance with the relevant provisions of the Texas Business Organization Code (“TBOC”), which amendment shall become effective at the time the NewCo Amended Charter shall have been filed and accepted for record by the Secretary of State of the State of Texas; (B) amend and restate its bylaws substantially in the form attached as Exhibit C-2 (the “NewCo Amended Bylaws”); and (C) execute and deliver the amended and restated limited liability company agreement of OpCo consistent with the terms and conditions set forth in the term sheet attached as Exhibit D hereto and on other terms and conditions reasonably acceptable to NewCo and Blackbeard (the “OpCo LLC Agreement”);

(b)         SoftVest shall sell, grant, convey, assign, transfer and deliver to PBT, its successors and assigns, for its and their own use forever, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding Equity Securities of NewCo (the “SoftVest-PBT Sale”, and such Equity Securities, the “NewCo Legacy Securities”) for a purchase price equal to one dollar in the aggregate;

(c)         PBT shall contribute, grant, convey, assign, transfer and deliver to NewCo the PBT Interests and all PBT Obligations in the form of the conveyance attached hereto as Exhibit J and, in exchange therefor, NewCo shall issue to PBT an aggregate of 46,608,796 Class A Shares (the “NewCo-PBT Shares”), free and clear of all Liens (other than any Permitted Securities Liens) (the “PBT-NewCo Contribution”);

(d)         NewCo shall contribute, grant, convey, assign, transfer and deliver to NewCo Sub the Waddell Ranch Interest and the Settlement Agreement and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the Waddell Ranch Interest and/or the Settlement Agreement, regardless of when such obligations or liabilities arise or are incurred in the form of the conveyance attached hereto as Exhibit K (the “NewCo-NewCo Sub Contribution”); and

(e)         NewCo shall cancel the NewCo Legacy Securities issued and outstanding as of immediately prior to the PBT Contribution Closing and such Equity Securities shall be of no further force or effect.

Section 1.2          Post-PBT Contribution Closing Capitalization and Board. For the avoidance of doubt, the Parties acknowledge and agree that, as of immediately following the PBT Contribution Closing, PBT shall hold 46,608,796 Class A Shares and no other Equity Securities of NewCo will be issued and outstanding. At the PBT Contribution Closing Date, the board of directors of NewCo (the “NewCo Board”) shall consist of the directors set forth on Section 1.2 of the Disclosure Schedules.

Section 1.3          PBT Contribution Closing. The PBT Contribution Closing shall take place as soon as practicable (but in any event no later than the fourth Business Day) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 (other than those conditions that by their terms are to be satisfied at the PBT Contribution Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time), at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Blackbeard and NewCo; provided, that the PBT Contribution Closing may occur remotely via electronic exchange of required documentation in lieu of an in-person PBT Contribution Closing, and the Parties shall cooperate in connection therewith. The date on which the PBT Contribution Closing actually occurs is referred to in this Agreement as the “PBT Contribution Closing Date.”

Annex B-2

Section 1.4          PBT Contribution Closing Deliverables. At the PBT Contribution Closing, the NewCo Parties shall deliver, or cause to be delivered, to the Blackbeard Parties, the following:

(a)         a fully executed conveyance in the form attached hereto as Exhibit J, evidencing the PBT-NewCo Contribution, and a fully executed conveyance in the form attached hereto as Exhibit K, evidencing the NewCo-NewCo Sub Contribution, in each case, duly executed by PBT, NewCo and NewCo Sub (as applicable) (collectively, the “NPI Deeds”);

(b)         a fully executed share purchase agreement, in form and substance reasonably acceptable to NewCo and the Blackbeard Parties, evidencing the sale of the Equity Securities of NewCo pursuant to the SoftVest-PBT Sale, duly executed by PBT and SoftVest;

(c)         a fully executed NewCo Amended Charter;

(d)         evidence, in form and substance reasonably acceptable to the Blackbeard Parties, that the NewCo Amended Bylaws have been duly adopted and are in full force and effect; and

(e)         a fully executed OpCo LLC Agreement, duly executed by OpCo, NewCo and NewCo Sub.

Article II
THE BLACKBEARD PARTIES CONTRIBUTIONS

Section 2.1          Blackbeard Contribution Closing Date Transactions. Subject to the terms and conditions of this Agreement, on the Blackbeard Contribution Closing Date, the following transactions shall occur in serial order (such transactions, the “Blackbeard Contribution Closing,” and together with the PBT Contribution Closing, the “Closings”):

(a)         Subscriptions for Class A Shares. Simultaneously, (i) Blackbeard Security shall purchase Class A Shares from NewCo (the “Blackbeard Security A Share Purchase”) and (ii) Greybeard shall purchase Class A Shares from NewCo (the “Greybeard A Share Purchase”), in each case, pursuant to the terms and conditions of that certain Commitment and Backstop Agreement, dated as of the date hereof, by and among NewCo, SoftVest, Horizon Kinetics Asset Management LLC, a Delaware limited liability company, Blackbeard Security, and Greybeard (the “Backstop Agreement”).

(b)         Class B Share Acquisitions. Simultaneously, (i) Blackbeard Security shall purchase from NewCo an aggregate of 30,024,553 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Blackbeard Security B Share Purchase” and, together with the Blackbeard Security A Share Purchase, the “Blackbeard Security-NewCo Contribution”), and (ii) Greybeard shall purchase from NewCo an aggregate of 1,964,958 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Greybeard B Share Purchase” and, together with the Greybeard A Share Purchase, the “Greybeard-NewCo Contribution”);

(c)         Section 1031 Exchange and Settlement Agreement Satisfaction. NewCo Sub shall and Blackbeard shall, and shall cause BBO, Blackbeard RetainCo and Blackbeard ExCo to, consummate the transactions contemplated by an exchange agreement to be entered into by NewCo Sub, Blackbeard, BBO, Blackbeard RetainCo, Blackbeard ExCo and USLG ExCo, which agreement (including the Unburdened Mineral Interest Lease to be attached thereto) will be in form and substance reasonably acceptable to NewCo Sub and Blackbeard (the “Exchange Agreement”), pursuant to which, among other things, (i) NewCo Sub shall grant, convey, assign, transfer and deliver to, Pirate Fee MineralCo, LLC, a Texas limited liability company (“Blackbeard ExCo”), the Waddell Ranch Interest and the Settlement Agreement, and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the Waddell Ranch Interest and/or the Settlement Agreement, regardless of when such obligations or liabilities arise or are incurred, following which the Waddell Ranch Interest will in turn merge under Texas real property Law with and into the NPI-Burdened Mineral Interests (such merged fee mineral interest as to the merged Waddell Ranch Interest and the NPI-Burdened Mineral Interest, the “Unburdened Mineral Interests”) and the Settlement Agreement shall merge, terminate and expire pursuant to applicable Law, (ii) immediately following the transactions contemplated by clause (i), Blackbeard ExCo shall (A) first, grant, convey, assign, transfer and deliver to Blackbeard RetainCo a twenty five percent (25%) Undivided Interest in and to all of Blackbeard ExCo’s (1) right, title and interest in and to the Unburdened Mineral Interests and (2) obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the Unburdened Mineral Interests, in the form attached to the

Annex B-3

Exchange Agreement as Exhibit D (the “Unburdened Mineral Interest Conveyance”), and (B) second, grant and issue an oil, gas and mineral lease burdening the remaining Unburdened Mineral Interests held by Blackbeard ExCo (as lessor) to BBO (as lessee), in the form attached to the Exchange Agreement as Exhibit E (such lease, the “Unburdened Mineral Interest Lease”), and (iii) immediately following the grant and issuance of such lease contemplated by clause (ii), BBO shall grant, convey, assign, transfer and deliver to NewCo Sub, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding Equity Securities of Blackbeard ExCo (the “Blackbeard ExCo Securities”) and USLG ExCo (the “USLG ExCo Securities”);

(d)         Contributions to OpCo. Simultaneously, (i) Blackbeard Security shall contribute, grant, convey, assign, transfer and deliver to OpCo, its successors and assigns, for its and their own use forever, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding Equity Securities of USLG Legacy (the “USLG Legacy Securities”) and in exchange therefor, OpCo shall issue to Blackbeard Security an aggregate of 30,024,553 OpCo Units, free and clear of all Liens (other than Permitted Securities Liens) (the contribution by, and OpCo Unit issuance to, Blackbeard Security described in this clause (i), the “Blackbeard Security-OpCo Contribution”); (ii) NewCo Sub shall contribute, grant, convey, assign, transfer and deliver to OpCo, its successors and assigns, free and clear of all Liens (other than any Permitted Securities Liens), (A) all of the issued and outstanding Blackbeard ExCo Securities, and (B) all of the issued and outstanding USLG ExCo Securities and, in exchange therefor, OpCo shall issue to NewCo Sub an aggregate of 43,945,666 OpCo Units (the “NewCo Sub-OpCo Units”), free and clear of all Liens (other than any Permitted Securities Liens) (the contribution by, and OpCo Unit issuance to, NewCo Sub described in this clause (ii), the “NewCo Sub-OpCo Contribution”); (iii) NewCo shall contribute, grant, convey, assign, transfer and deliver to OpCo (A) all of the PBT Interests described in clauses (b) and (d) of that definition and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of such PBT Interests described in clauses (b) and (d) of that definition (including those arising out of or relating to the ownership, use and operation of the Texas Royalty Interests), regardless of when such obligations or liabilities arise or are incurred, and (B) any and all cash received by NewCo pursuant to the Rights Offering and the Backstop Agreement (including the Blackbeard Security A Share Purchase and the Greybeard A Share Purchase), and, in exchange therefor, OpCo shall issue to NewCo an aggregate number of OpCo Units equal to the sum of (A) 2,663,130 and (B) the number of Class A Shares issued pursuant to the Rights Offering and the Backstop Agreement, in each case free and clear of all Liens (other than any Permitted Securities Liens) (the applicable contributions by, and OpCo Unit issuance to, NewCo described in this clause (iii), the “NewCo-OpCo Contribution”); and (iv) Greybeard shall contribute, grant, convey, assign, transfer and deliver to OpCo the Greybeard Assets, and, in exchange therefor, OpCo shall (x) issue to Greybeard an aggregate of 1,964,958 OpCo Units, free and clear of all Liens (other than any Permitted Securities Liens), and (y) convey to Greybeard the right to receive $7,300,000 in cash from OpCo, which shall be payable to Greybeard pursuant to the terms and conditions of Section 2.1(g) (the “Greybeard Cash Right”) (the contribution by, and OpCo Unit issuance to, Greybeard described in this clause (iv), the “Greybeard-OpCo Contribution”);

(e)         Pay Down of the USLG Legacy Credit Facility. (i) OpCo shall contribute to USLG Legacy an amount in cash equal to $112,700,000, and (ii) USLG shall (x) if the USLG Legacy Credit Facility Consents have been obtained pursuant to Section 7.8, use all such proceeds to pay down amounts owed under the USLG Legacy Credit Facility and enter into a replacement of, or an amendment and restatement to, the USLG Legacy Credit Facility, in form and substance reasonably acceptable to NewCo and Blackbeard, pursuant to which, among other things, PBT FinCo shall become the borrower under the USLG Legacy Credit Facility, and (y) if the USLG Legacy Credit Facility Consents have not been obtained pursuant to Section 7.8, fully pay off the principal amount and interest outstanding under the USLG Legacy Credit Facility as of the PBT Contribution Closing Date pursuant to the Payoff Letter (so long as the outstanding principal balance under the USLG Legacy Credit Facility does not exceed an amount equal to $112,700,000 and so long as any additional interest, penalties and fees do not exceed $200,000).

(f)          Contributions to FinCo. If the Credit Facility Consents have been obtained, OpCo shall contribute, grant, convey, assign, transfer and deliver to PBT Land and Minerals FinCo, LLC, a Texas limited liability company and wholly owned Subsidiary of OpCo (“PBT FinCo”), its successors and assigns, for its and their own use forever, (i) all of the issued and outstanding USLG Legacy Securities, Blackbeard ExCo Securities and USLG ExCo Securities, in each case, free and clear of all Liens (other than any Permitted Securities Liens); (ii) all of OpCo’s right, title and interest in and to the Texas Royalty Interests and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the PBT Interests described in clauses (b) and (d) of that definition, regardless of when such obligations or liabilities arise or are incurred, and (iii) all of OpCo’s right, title and interest in and to, and all responsibilities and liabilities to the extent exclusively related to and arising from, the Greybeard Assets; and

Annex B-4

(g)         Cash Payment to Greybeard. OpCo shall pay an amount in cash of $7,300,000 to Greybeard, by wire transfer of immediately available funds, in full and complete satisfaction of the Greybeard Cash Right, and following such payment the Greybeard Cash Right shall immediately and automatically terminate and be extinguished with no further action on the part of any Person; and

(h)         PBT Distribution. PBT shall terminate, and all NewCo-PBT Shares shall be distributed to the PBT Unitholders as of the Blackbeard Contribution Closing Date, on a pro rata basis and otherwise on the terms and conditions set forth in the PBT Trust Indenture (as amended by the Trust Amendment).

Section 2.2          Post-Closing Capitalization. For the avoidance of doubt and subject to Section 2.6, the Parties acknowledge and agree that, as of immediately following the Blackbeard Contribution Closing (but without giving effect to the issuance of Class A Shares pursuant to the Rights Offering or the Backstop Agreement), (i) the issued and outstanding Equity Securities of NewCo will be as follows: the PBT Unitholders will hold a number of Class A Shares equal to 46,608,796, Blackbeard Security will hold 30,024,553 Class B Shares (i.e., the number of Class B Shares purchased from NewCo in the Blackbeard Security B Share Purchase), and Greybeard will hold 1,964,958 Class B Shares (i.e., the number of Class B Shares purchased from NewCo in the Greybeard B Share Purchase); (ii) all of the issued and outstanding Equity Securities of NewCo Sub will be held by NewCo; and (iii) the issued and outstanding Equity Securities of OpCo will be as follows: NewCo will hold 2,663,130 OpCo Units and will be the managing member of OpCo, NewCo Sub will hold 43,945,666 OpCo Units, Blackbeard Security will hold 30,024,553 OpCo Units, and Greybeard will hold 1,964,958 OpCo Units.

Section 2.3          Blackbeard Contribution Closing. The Blackbeard Contribution Closing shall take place on the date that is four Business Days following the PBT Contribution Closing Date (provided that the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Section 9.4, Section 9.5 and Section 9.6, other than those conditions that by their terms are to be satisfied at the Blackbeard Contribution Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time, has taken place), or if such conditions have not been satisfied or waived on such fourth Business Day, the first Business Day on which such conditions have been satisfied or waived, at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Blackbeard and NewCo; provided, further, that the Blackbeard Contribution Closing may occur remotely via electronic exchange of required documentation in lieu of an in-person Blackbeard Contribution Closing, and the Parties shall cooperate in connection therewith. The date on which the Blackbeard Contribution Closing actually occurs is referred to in this Agreement as the “Blackbeard Contribution Closing Date.”

Section 2.4          Blackbeard Contribution Closing Deliverables. At the Blackbeard Contribution Closing:

(a)         The NewCo Parties shall deliver, or cause to be delivered, to the Blackbeard Parties, the following:

(i)          reasonable evidence of (A) the issuance of the Class A Shares, Class B Shares and OpCo Units to Blackbeard Security in accordance with Section 2.1, and (B) the issuance of the Class A Shares, Class B Shares and OpCo Units to Greybeard in accordance with Section 2.1;

(ii)         counterparts to the assignment, assumption and contribution agreements, in form and substance reasonably acceptable to NewCo and the Blackbeard Parties, evidencing (A) the Blackbeard Security B Share Purchase, (B) the Blackbeard Security-OpCo Contribution, (C) the NewCo Sub-OpCo Contribution, (D) the NewCo-OpCo Contribution, (E) the Greybeard B Share Purchase and (F) the Greybeard-OpCo Contribution, duly executed by NewCo, NewCo Sub and OpCo (as applicable);

(iii)        counterparts to conveyances evidencing (A) the contribution of the PBT Interests (save and except the Waddell Ranch Interest and the Settlement Agreement) pursuant to the NewCo-OpCo Contribution, in the form attached hereto as Exhibit L, (B) the contribution of the applicable Greybeard Assets pursuant to the Greybeard-OpCo Contribution, in the form attached hereto as Exhibit M, and (C) the transactions contemplated by Section 2.1(f)(ii) and (iii), duly executed by NewCo, OpCo and PBT FinCo (as applicable);

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(iv)        counterparts to the shareholders agreement, substantially in the form attached hereto as Exhibit E (the “Shareholders Agreement”), duly executed by NewCo and SoftVest;

(v)         a counterpart to the master services agreement, on the terms and conditions set forth in the term sheet attached as Exhibit F hereto and on other terms and conditions reasonably acceptable to NewCo and the Blackbeard Parties (the “MSA”), duly executed by NewCo;

(vi)        a counterpart to the registration rights agreement, substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”), duly executed by NewCo; and

(vii)       a counterpart to the Exchange Agreement, duly executed by NewCo Sub, and all documents required to be delivered thereunder by such Persons in connection with the Blackbeard Contribution Closing; and

(viii)      if applicable, a counterpart to a replacement to, or an amendment and restatement of, the USLG Legacy Credit Facility, as described in Section 2.1(e)(x), duly executed by PBT FinCo.

(b)         The Blackbeard Parties shall deliver, or cause to be delivered, to the NewCo Parties, the following:

(i)          a duly executed instrument of transfer from BBO and Blackbeard Security, as applicable, sufficient to cause the transfer of the Blackbeard ExCo Securities, the USLG ExCo Securities, and the USLG Legacy Securities, in form and substance reasonably acceptable to NewCo pursuant to Section 2.1 hereof;

(ii)         (A) releases of any and all Liens securing any obligations under the BBO Credit Facility that burden or are otherwise binding on the Blackbeard ExCo Securities, the USLG ExCo Securities, or any of the assets, rights, or properties of Blackbeard ExCo or USLG ExCo after giving effect to the Pre-Closing Restructuring and (B) authorizations to file UCC-3 termination statements in all applicable jurisdictions to evidence the release of all such Liens;

(iii)        (A) releases of any and all Liens securing any obligations under the Greybeard Credit Facility that burden or are otherwise binding on the Greybeard Assets and (B) authorizations to file UCC-3 termination statements in all applicable jurisdictions to evidence the release of all such Liens;

(iv)        counterparts to the Unburdened Mineral Interest Lease, in the form attached as Exhibit E to the Exchange Agreement, duly executed by Blackbeard ExCo and BBO;

(v)         counterparts to assignment, assumption and contribution agreements, in form and substance reasonably acceptable to NewCo and Blackbeard, evidencing (A) the Blackbeard Security B Share Purchase, (B) the Blackbeard Security-OpCo Contribution, (C) the Greybeard B Share Purchase, (C) the Greybeard-OpCo Contribution, and (D) the transactions contemplated by Section 2.1(c)(i) and (ii), duly executed by Blackbeard Security and Greybeard (as applicable);

(vi)        counterparts to the deeds and conveyances, evidencing (A) the Greybeard-OpCo Contribution, in the form attached as Exhibit M, duly executed by Greybeard, (B) the Unburdened Mineral Interest Conveyance, in the form attached as Exhibit D to the Exchange Agreement, and (C) the transactions contemplated by Section 2.1(c)(i) and (ii) in the applicable form attached to the Exchange Agreement, duly executed by Greybeard, Blackbeard, Blackbeard ExCo, and Blackbeard RetainCo, as applicable;

(vii)       a duly executed letter of resignation, in form and substance reasonably acceptable to NewCo, from each of the directors, officers, limited liability company managers and other Persons holding similar titles of each Blackbeard Transferred Entity, effective as of the Blackbeard Contribution Closing (unless NewCo requests in writing that any such resignation not be delivered), which shall contain customary waivers of any claims against the Blackbeard Transferred Entities in connection with their service;

(viii)      counterparts to the Shareholders Agreement, duly executed by Blackbeard Security and Greybeard;

(ix)        a counterpart to the MSA, duly executed by BBO;

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(x)         counterparts to the Registration Rights Agreement, duly executed by Blackbeard Security and Greybeard;

(xi)        counterparts to the Exchange Agreement, duly executed by Blackbeard, BBO, Blackbeard RetainCo and Blackbeard ExCo and all documents required to be delivered thereunder by such Persons in connection with the Blackbeard Contribution Closing;

(xii)       unless a Payoff Letter has been delivered in respect of the USLG Legacy Credit Facility pursuant to Section 7.8(b), counterparts to a replacement or an amendment and restatement of the USLG Legacy Credit Facility, as described in Section 2.1(e)(x), duly executed by USLG Legacy and the lenders party thereto (as applicable);

(xiii)      if the Credit Facility Consents are obtained, reasonable evidence of the pay-down of amounts owed under the USLG Legacy Credit Facility, pursuant to Section 2.1(e)(x);

(xiv)      the Payoff Letter (if any) entered into pursuant to Section 7.8(b);

(xv)       counterparts to the OpCo LLC Agreement, duly executed by Blackbeard Security and Greybeard; and

(xvi)      true, correct, and complete copies of each Pre-Closing Restructuring Document.

Section 2.5          Governing Documents. The Parties shall use their respective reasonable best efforts to take all such actions necessary such that, at the Blackbeard Contribution Closing Date:

(a)         the NewCo Board shall consist of the seven directors set forth in Section 2.5(a) of the Disclosure Schedules;

(b)         the Chairperson of the NewCo Board shall be the individual set forth in Section 2.5(b) of the Disclosure Schedules;

(c)         the officers of NewCo shall be the individuals set forth in Section 2.5(c) of the Disclosure Schedules; and

(d)         NewCo shall (i) establish an Acquisition Advisory Committee of the NewCo Board, which shall consist of the three individuals set forth in Section 2.5(d) of the Disclosure Schedules, and (ii) adopt a charter for such committee substantially in the form attached hereto as Exhibit H.

Section 2.6          Certain Adjustments. Without limiting or affecting any of the provisions of Section 6.1, Section 6.2, Section 6.3, or Section 6.4, if during the period between the date of this Agreement and the Blackbeard Contribution Closing Date, any change in the Equity Securities of PBT and NewCo, in each case other than as expressly contemplated by the terms of this Agreement or the other Transaction Documents, shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, merger, combination, exchange, consolidation, equity issuance or readjustment of shares, subdivision, forfeiture or other similar transaction, or any stock dividend thereon with a record date during such period, all amounts of Equity Securities issuable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on all the amounts of Equity Securities issuable pursuant to this Agreement; provided that this Section 2.6 shall not be construed to permit any Party or any of their respective Affiliates to take any action with respect to their Equity Securities that is prohibited by the terms of this Agreement or the other Transaction Documents.

Article III
REPRESENTATIONS AND WARRANTIES OF BLACKBEARD

Except as set forth in the disclosure schedules delivered by Blackbeard and Greybeard to the NewCo Parties prior to the execution and delivery of this Agreement (the “Disclosure Schedules”) corresponding to the particular section or subsection of this Agreement, or to the extent the relevance of a disclosure in any other section or subsection of the Disclosure Schedules is reasonably apparent on the face of such disclosure, Blackbeard hereby represents and warrants to the NewCo Parties, as of the Execution Date, as of the PBT Contribution Closing Date and as of the Blackbeard Contribution Closing Date the matters set out in this Article III; provided that,

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notwithstanding anything herein to the contrary, except for the representations and warranties set forth in Section 3.1 through Section 3.5, the representations set forth in this Article III shall exclude and do not constitute any representation or warranty with respect to the assets, liabilities and obligations of Blackbeard RetainCo or the BBO Retained Obligations, in each case that are retained and assumed by BBO in connection with the Transactions.

Section 3.1          Organization, Standing and Power.

(a)         Each of Blackbeard, USLG Legacy, Blackbeard Security and BBO (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware or, after the consummation of the Pre-Closing Restructuring, the State of Texas, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(b)         Blackbeard has previously made available to NewCo true, correct, and complete copies of USLG Legacy’s certificate of formation, limited liability company agreement, and other Organizational Documents, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. USLG Legacy is not in violation of any provision of any of its Organizational Documents. Prior to the Blackbeard Contribution Closing, Blackbeard has made available to NewCo true, correct, and complete copies of the Organizational Documents of each of Blackbeard ExCo and USLG ExCo, in each case as amended to the date of such entities’ formation and the Blackbeard Contribution Closing, and each as so delivered is in full force and effect. As of immediately following the consummation of the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, neither Blackbeard ExCo nor USLG ExCo are in violation of any provision of any of their respective Organizational Documents.

(c)         As of immediately following the consummation of the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, each of Blackbeard ExCo and USLG ExCo will (i) be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, (ii) have all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as then being conducted and (iii) be duly qualified or licensed to do business and be in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

Section 3.2          Capitalization.

(a)         As of the date hereof and as of the PBT Contribution Closing, Blackbeard owns all of the issued and outstanding Equity Securities of USLG Legacy, and as of immediately following the Pre-Closing Restructuring and as of immediately prior to the Blackbeard Contribution Closing, Blackbeard Security will own all of the issued and outstanding Equity Securities of USLG Legacy, all of which shall be contributed and assigned to NewCo at the Blackbeard Contribution Closing pursuant to Section 2.1. All USLG Legacy Securities have been duly authorized, validly issued and are fully paid and non-assessable, have not been issued in violation of applicable Law, and are free and clear of all Liens (other than Permitted Securities Liens).

(b)         Except for the USLG Legacy Securities, (i) USLG Legacy does not have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and (ii) other than the Transaction Documents and Permitted Securities Liens described in clause (b) of the definition thereof, there are no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of USLG Legacy, as applicable. There are no outstanding obligations of USLG Legacy to repurchase, redeem or otherwise acquire any Equity Securities of USLG Legacy. There are no declared and unpaid dividends on any Equity Securities of USLG Legacy. None of the Equity Securities of USLG Legacy were issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws. There are no voting trusts or proxies, equityholder Contracts, investor rights

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agreements, pooling agreements or proxies, or other similar agreement currently in effect with respect to the voting or transfer of any USLG Legacy Securities. There are no outstanding bonds, debentures, notes or other indebtedness of USLG Legacy having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of USLG Legacy, as applicable, may vote.

(c)         As of the PBT Contribution Closing, (x) USLG Legacy will directly own all of the issued and outstanding Equity Securities of USLG ExCo and (y) BBO (a direct wholly owned Subsidiary of Blackbeard) will directly own all of the issued and outstanding Equity Securities of Blackbeard ExCo, and as of immediately following the consummation of the Pre-Closing Restructuring and as of immediately prior to the Blackbeard Contribution Closing, (i) Blackbeard will indirectly own, and BBO will directly own, all of the issued and outstanding Equity Securities of Blackbeard ExCo and USLG ExCo, and (ii) all such Equity Securities of Blackbeard ExCo and USLG ExCo, shall be duly authorized, validly issued and fully paid and non-assessable, will not have been issued in violation of applicable Law, and will be free and clear of all Liens (other than Permitted Securities Liens).

(d)         As of the PBT Contribution Closing, except for the Equity Securities of Blackbeard ExCo held by BBO and the Equity Securities of USLG ExCo held by USLG Legacy, (i) USLG ExCo and Blackbeard ExCo will not have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and (ii) there will be no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of USLG ExCo or Blackbeard ExCo, as applicable. As of immediately following the consummation of the Pre-Closing Restructuring and as of immediately prior to the Blackbeard Contribution Closing, except for the Equity Securities of Blackbeard ExCo and USLG ExCo held by BBO, (i) USLG ExCo and Blackbeard ExCo will not have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and (ii) there will be no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of USLG ExCo or Blackbeard ExCo, as applicable. As of immediately following the consummation of the Pre-Closing Restructuring, as of the PBT Contribution Closing, and as of immediately prior to the Blackbeard Contribution Closing, (A) there will be no outstanding obligations of USLG ExCo or Blackbeard ExCo to repurchase, redeem or otherwise acquire any Equity Securities of USLG ExCo or Blackbeard ExCo, as applicable, (B) there will be no declared and unpaid dividends on any Equity Securities of USLG ExCo or Blackbeard ExCo, (C) none of the Equity Securities of USLG ExCo or Blackbeard ExCo will have been issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws, (D) there will be no voting trusts or proxies, equityholder Contracts, investor rights agreements, pooling agreements or proxies, or other similar agreement currently in effect with respect to the voting or transfer of any Equity Securities of USLG ExCo or Blackbeard ExCo, and (E) there will be no outstanding bonds, debentures, notes or other indebtedness of USLG ExCo or Blackbeard ExCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of USLG ExCo or Blackbeard ExCo, as applicable, may vote.

Section 3.3          Subsidiaries. Other than the Equity Securities of USLG ExCo (which will be outstanding as of immediately following the consummation of the transactions contemplated by Section 6.7(a)(i) and Section 6.7(b)(i) (the “Contributed Entity Formations”)), (a) USLG Legacy has no Subsidiaries and (b) USLG Legacy does not own, directly or indirectly, any Equity Securities, nor is it under any current or prospective obligation, directly or indirectly, to form or participate in, acquire, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person (other than in respect of the USLG Legacy Credit Facility). As of immediately following the consummation of the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, (x) none of the Blackbeard Transferred Entities will have any Subsidiaries, and (y) none of the Blackbeard Transferred Entities will own, directly or indirectly, any Equity Securities, nor will they be under any current or prospective obligation, directly or indirectly, to form or participate in, acquire, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4          Authority.

(a)         Each of Blackbeard, BBO, Blackbeard Security and USLG Legacy has all necessary limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and/or the other Transaction Documents to which they are or will be party to and to consummate the Transactions.

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The execution, delivery and performance of this Agreement and the other Transaction Documents that Blackbeard, BBO, Blackbeard Security and USLG Legacy is or will be party to and the consummation by Blackbeard, BBO, Blackbeard Security and USLG Legacy of the Transactions have been duly authorized by all necessary limited liability company or similar action on the part of Blackbeard, BBO, Blackbeard Security and USLG Legacy and no other limited liability company or similar proceedings on the part of Blackbeard, BBO, Blackbeard Security and USLG Legacy are necessary to approve this Agreement and/or the other Transaction Documents to which they are or will be a party to or to consummate the Transactions. This Agreement has been duly executed and delivered by Blackbeard and Blackbeard Security (and all Transaction Documents required to be executed and delivered by Blackbeard, BBO, Blackbeard Security and USLG Legacy prior to or at each of the Closings shall be duly executed and delivered by Blackbeard, BBO, Blackbeard Security and USLG Legacy) and, assuming the due authorization, execution and delivery by the other Parties, constitutes (and as to all Transaction Documents required to be executed and delivered by Blackbeard, BBO, Blackbeard Security and USLG Legacy shall when executed and delivered prior to or at each of the Closings will constitute) a valid and binding obligation of Blackbeard, BBO, Blackbeard Security and USLG Legacy enforceable against Blackbeard, BBO, Blackbeard Security and USLG Legacy in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights generally, or by general principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)         As of immediately following the consummation of the Contributed Entity Formations, as of the PBT Contribution Closing, and as of the Blackbeard Contribution Closing, each of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo will have all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Transaction Documents to which they are or will be party to and to consummate the Transactions. As of immediately prior to the consummation of the Pre-Closing Restructuring, as of the PBT Contribution Closing, and as of the Blackbeard Contribution Closing, the execution, delivery and performance of the Transaction Documents that Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo is or will be party to and the consummation by Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo of the Transactions will have been duly authorized by all necessary limited liability company or similar action on the part of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo and no other limited liability company or similar proceedings on the part of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo are necessary to approve the Transaction Documents to which they are or will be a party to or to consummate the Transactions. All Transaction Documents required to be executed and delivered by Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo prior to or at each of the Closings shall be duly executed and delivered by Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo and, assuming the due authorization, execution and delivery by the other parties thereto, when executed and delivered prior to or at each of the Closings will constitute a valid and binding obligation of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo enforceable against Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo in accordance with their terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

Section 3.5          No Conflict; Consents and Approvals.

(a)         Except for the BBO Credit Facility Consent and the USLG Legacy Credit Facility Consent (in each case solely in respect of clause (ii) of this Section 3.5(a)), and as set forth on Section 3.5(a) of the Disclosure Schedules, (x) the execution, delivery and performance of this Agreement by the Blackbeard Transaction Counterparties (and of all of the Transaction Documents required to be executed and delivered by the Blackbeard Transaction Counterparties prior to or at each of the Closings ), (y) the consummation of the Transactions, and (z) compliance by the Blackbeard Transaction Counterparties with the provisions of this Agreement and/or such Transaction Documents, as applicable, do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Blackbeard Transaction Counterparties, including the Transferred Assets (other than the Greybeard Assets), under or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any Consent of any Person pursuant to, any provision of (i) the Organizational Documents of the Blackbeard Transaction Counterparties, or the certificate of formation or bylaws (or similar Organizational Documents) of any Subsidiary of a Blackbeard Transaction Counterparty, (ii) any Contract to which the Blackbeard Transaction Counterparties, any of their Subsidiaries or the USLG Business is a party or by which the Blackbeard Transaction Counterparties or any of their respective Subsidiaries or the USLG

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Business or any of their respective properties or assets may be bound or otherwise included in the Transferred Assets (other than the Greybeard Assets), or (iii) subject to the matters referred to in Section 3.5(b), any Law applicable to the Blackbeard Transaction Counterparties or any of their Subsidiaries, or the USLG Business or by which the Blackbeard Transaction Counterparties or any of their Subsidiaries, the USLG Business or any of the Transferred Assets (other than the Greybeard Assets), except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(b)         No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Blackbeard Transaction Counterparties, any of their Subsidiaries, or the USLG Business in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Blackbeard Transaction Counterparties or the consummation by the Blackbeard Transaction Counterparties of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any other Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) any filings and approvals required under the rules and regulations of the New York Stock Exchange (“NYSE”) and (iv) any filings and approvals required under the Laws of the State of Delaware and Texas with respect to the Pre-Closing Restructuring.

Section 3.6          Financial Statements.

(a)         Section 3.6 of the Disclosure Schedules sets forth the audited combined balance sheet as of December 31, 2025 (the “Latest Balance Sheet”) of PBT Land and Minerals, Inc. Predecessor and the related audited combined statements of operations, changes in net parent investment and cash flows for fiscal years then ended (together with the notes thereto and accompanied by unqualified opinion of the independent registered public accounting firm) of PBT Land and Minerals, Inc. Predecessor (the “Audited Financial Statements”) and the unaudited condensed combined balance sheet as of March 31, 2026 of PBT Land and Minerals, Inc. Predecessor and the related unaudited condensed combined statements of operations, changes in net parent investment and cash flows for the three months ended March 31, 2026, respectively (together with the notes thereto) of PBT Land and Minerals, Inc. Predecessor (the “Interim Financial Statements”).

(b)         The Audited Financial Statements and the Interim Financial Statements (i) have been prepared in a manner consistent with the books and records of Blackbeard and its Subsidiaries attributable to PBT Land and Minerals, Inc. Predecessor, (ii) have been prepared, in all material respects, in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the financial position of PBT Land and Minerals, Inc. Predecessor as of the dates thereof and their respective combined results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP. No auditor of any Audited Financial Statements has indicated to a Blackbeard Transaction Counterparty or any of their respective Affiliates that it will or may withdraw its audit opinion with respect to such Audited Financial Statements and no Blackbeard Transaction Counterparty or any of its Affiliates has determined that it will or must restate any Audited Financial Statements or any Interim Financial Statements.

Section 3.7          No Undisclosed Liabilities. None of the Blackbeard Transferred Entities or the USLG Business has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, other than (a) liabilities and obligations specifically disclosed or reflected and adequately reserved against in the Latest Balance Sheet, (b) indebtedness for borrowed money incurred following the date of the Latest Balance Sheet in accordance with Section 6.1(b)(xi) pursuant to the terms and conditions of the USLG Legacy Credit Facility, and (c) liabilities and obligations (other than any indebtedness for borrowed money) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation) that are not material, individually or in the aggregate, to Blackbeard Transferred Entities or the USLG Business, taken as a whole.

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Section 3.8          Certain Information. None of the information supplied or to be supplied by or on behalf of Blackbeard, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business specifically for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time it is first published, distributed or disseminated to the PBT Unitholders, (b) at the time of any amendments or supplements thereto and (c) at the time of the PBT Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Blackbeard, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business specifically for inclusion or incorporation by reference in the S-4 Registration Statement will, (i) at the time it is first filed with the SEC, (ii) at the time of any amendments or supplements thereto, and (iii) at the time it is first declared effective by the SEC and at the time of any post-effective amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Blackbeard makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the S-4 Registration Statement based on information supplied in writing by or on behalf of Greybeard, NewCo, any of their respective Affiliates other than Blackbeard, any of their respective Representatives or any other Person specifically for inclusion or incorporation by reference therein.

Section 3.9          Absence of Certain Changes or Events. Except as otherwise contemplated or required by this Agreement, since the date of the Latest Balance Sheet:

(a)         Blackbeard, BBO and USLG Legacy and their respective Subsidiaries have conducted the USLG Business in the ordinary course of business in all material respects.

(b)         None of Blackbeard, BBO, USLG Legacy or any of their Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Blackbeard Contribution Closing without the approval of NewCo, would constitute a breach of any subsection of Section 6.1(b).

(c)         There has not been any change, event, occurrence or development or prospective change, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Blackbeard Material Adverse Effect; and

(d)         Neither USLG Legacy nor any of its Subsidiaries or the USLG Business has suffered any material loss, damage, destruction or other material casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.10        Litigation. There is no Action pending or threatened in writing or, to the knowledge of Blackbeard, orally against or affecting (a) the Blackbeard Transferred Entities, (b) the USLG Business, (c) any of the Transferred Assets (other than the Greybeard Assets), or (d) any present or former officer, director or employee of the Blackbeard Transferred Entities or the USLG Business in such individual’s capacity as such, other than in each case of the foregoing clauses (a) through (d), any Action that, if determined or resolved adversely in accordance with the plaintiff’s demands, would not reasonably be expected to, individually or in the aggregate, have a Blackbeard Material Adverse Effect. None of the Blackbeard Transferred Entities, the USLG Business or any of the Transferred Assets (other than the Greybeard Assets) is or are subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Blackbeard Material Adverse Effect. There is no Action pending or threatened in writing or, to the knowledge of Blackbeard, orally seeking to, and that would reasonably be expected to, prevent, hinder or materially impair the Blackbeard Transaction Counterparties or any of their respective Subsidiaries from performing their respective obligations under this Agreement or any Transaction Documents.

Section 3.11        Compliance with Laws.

(a)         Except as individually or in the aggregate, would not reasonably be expected to have a Blackbeard Material Adverse Effect (i) Blackbeard, BBO, each of the Blackbeard Transferred Entities, each of their respective Subsidiaries and the USLG Business are and, at all times since January 1, 2024 have been, in compliance with all Laws applicable to the Blackbeard Transferred Entities, the Transferred Assets (other than the Greybeard Assets) and the USLG Business; (ii) none of Blackbeard, BBO, the Blackbeard Transferred Entities, any of their Affiliates or the USLG Business has received, since January 1, 2024, notice or other communication

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from any Governmental Entity alleging or relating to an unresolved violation of any Law applicable to the Blackbeard Transferred Entities, USLG Business or the Transferred Assets (other than the Greybeard Assets); and (iii) Blackbeard, BBO, the Blackbeard Transferred Entities, each of their Subsidiaries and the USLG Business have in effect, and are in compliance with, all Permits necessary for them to own, lease or operate their properties and assets included in the Blackbeard Transferred Entities, Transferred Assets (other than the Greybeard Assets) and to carry on the USLG Business as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event which could reasonably be expected to result in any revocation, non-renewal, adverse modification, suspension or cancelation, with or without notice or lapse of time or both, of any such Permit, nor would any such revocation, non-renewal, adverse modification, suspension or cancelation result from the consummation of the Transactions.

(b)         BBO, the Blackbeard Transferred Entities, each of their respective Subsidiaries and the USLG Business are covered by valid and currently effective insurance policies issued in favor of BBO, the Blackbeard Transferred Entities, or one or more of their respective Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which BBO, the Blackbeard Transferred Entities and the USLG Business operate.

Section 3.12        Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Blackbeard Material Adverse Effect: (a) each of the Blackbeard Transferred Entities, the Transferred Assets (other than the Greybeard Assets) and the USLG Business, are in compliance with, and for the past three (3) years have been in compliance with, all applicable Environmental Laws; (b) the Blackbeard Transferred Entities and the USLG Business have obtained and are, and have been for the past three years (or such shorter period if such Transferred Assets have been owned by Blackbeard or any of its Affiliates for less than three years), in compliance with all Permits that are required under any Environmental Law with respect to the Transferred Assets (other than the Greybeard Assets) and the USLG Business as currently conducted, and all such Permits are in full force and effect; (c) to the knowledge of Blackbeard, there has been no release of any Hazardous Substance that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement, obligation, or liability of the Blackbeard Transferred Entities, the USLG Business or the Transferred Assets (other than the Greybeard Assets) under applicable Environmental Laws; (d) neither Blackbeard, BBO, the Blackbeard Transferred Entities nor any of their respective Affiliates have received any written claims, notices, or demand letters from any Governmental Entity asserting that the Blackbeard Transferred Entities or the USLG Business are in violation of, or liable under, any Environmental Law with respect to the Transferred Assets (other than the Greybeard Assets); (e) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported, in each case, in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability or obligation of the Blackbeard Transferred Entities or the USLG Business under any Environmental Law, in each case, on, at, under or from any Transferred Assets (other than the Greybeard Assets) owned or operated by BBO, USLG Legacy, any of their respective Subsidiaries or the USLG Business or as a result of any operations or activities of BBO, USLG Legacy, any of their respective Subsidiaries or the USLG Business at any location; and (f) neither BBO, USLG Legacy, nor their respective Subsidiaries with respect to the USLG Business or the Transferred Assets (other than the Greybeard Assets), are subject to, or are threatened in writing or, to the knowledge of Blackbeard, orally, to become subject to, any Environmental Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, or judgment asserted or arising under any applicable Environmental Law.

Section 3.13        Taxes.

(a)         All material Tax Returns required by applicable Law to be filed (i) by the Blackbeard Transferred Entities or (ii) for Asset Taxes (other than Asset Taxes relating to the Greybeard Assets) have been filed (taking into account any extension of the due date for filing), and each such Tax Return is true, correct, and complete in all material respects.

(b)         All material Taxes that have become due and payable by the Blackbeard Transferred Entities and all material Asset Taxes (other than Asset Taxes relating to the Greybeard Assets) that have become due and payable have been paid in full, whether or not shown on any Tax Returns.

(c)         The Blackbeard Transferred Entities have complied in all material respects with all applicable Tax withholding, information reporting, and deposit requirements.

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(d)         No Blackbeard Transferred Entity is a party to or bound by any Tax sharing or similar agreement, other than any customary indemnification or gross up provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes.

(e)         There are no Liens for Taxes (except for Permitted Liens) on any of the Transferred Assets (other than the Greybeard Assets).

(f)          As of the Execution Date, there are no material Tax audits or proceedings now pending or threatened in writing or, to the knowledge of Blackbeard, orally against any Blackbeard Transferred Entity or for material Asset Taxes (other than Asset Taxes relating to the Greybeard Assets).

(g)         Each Blackbeard Transferred Entity is, and has been since its inception, disregarded as separate from Blackbeard for U.S. federal income tax purposes.

(h)         No Blackbeard Transferred Entity has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)          As of the date hereof, Blackbeard is not aware of any fact or circumstance that would prevent Blackbeard from delivering, if so requested, a certificate (dated as of the necessary date and signed by the relevant person) containing customary representations as are reasonably necessary or appropriate to allow the relevant counsel to deliver any opinion required in connection with any SEC filings contemplated by Section 7.1 in respect of the treatment, for U.S. federal income tax purposes, of the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution, and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), as a transaction described in Section 351(a) of the Code.

Section 3.14        Blackbeard Material Contracts.

(a)         Section 3.14 of the Disclosure Schedules sets forth an accurate and complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which any Blackbeard Transferred Entity is or will be a party or is or will be bound or by which the USLG Business or any of the Blackbeard Group Assets is bound, of the following types:

(i)          any Contracts or a group of related Contracts under which BBO, a Blackbeard Transferred Entity or the USLG Business have made payments of more than $250,000 in the last 12 months or have made payments, or would reasonably be expected to make payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

(ii)         any Contracts or a group of related Contracts under which BBO, a Blackbeard Transferred Entity or the USLG Business have received aggregate payments of more than $250,000 in the last 12 months, or have received payments, or would reasonably be expected to receive payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

(iii)        any Contract that limits the ability of any Blackbeard Transferred Entity or the USLG Business on or after the Blackbeard Contribution Closing to compete in any line of business or with any Person or in any geographic area, or that restricts the right of any Blackbeard Transferred Entity or the USLG Business on or after the Blackbeard Contribution Closing to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iv)        any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(v)         any Contract relating to indebtedness for borrowed money and having an outstanding principal amount in excess of $250,000;

(vi)        any Contract that relates to the prior acquisition or disposition of any material assets or properties with respect to which the Blackbeard Transferred Entities or the USLG Business will on or after the Blackbeard Contribution Closing have any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

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(vii)       any Contract (other than Contracts for the sales and dispositions of Hydrocarbons that are terminable without penalty upon sixty (60) days’ or less notice or sales or dispositions of surplus or salvage equipment and materials, in each case in the ordinary course of business) involving the acquisition, purchase, transfer, sell, lease, assign, trade, exchange or disposition of, or the acquisition of any interest in, (A) any Transferred Asset (other than any Greybeard Assets), (B) any other assets for aggregate consideration (in one or a series of transactions) in excess of $250,000, or (C) any Equity Securities;

(viii)      any Contract that includes any unsatisfied guarantee, “earn-out” or other contingent payment obligations, in each case that could reasonably be expected to result in payments by the Blackbeard Transferred Entities or the USLG Business on or after the Blackbeard Contribution Closing in excess of $250,000;

(ix)        any Contract that obligates the Blackbeard Transferred Entities or the USLG Business on or after Blackbeard Contribution Closing to make any capital commitment, loan or expenditure in an amount in excess of $250,000 in any calendar year;

(x)         any Affiliate Contract (but excluding any Oil and Gas Leases or Contract set forth on Exhibit A-3);

(xi)        any Contract that is a lease (other than an Oil and Gas Lease) that obligates the Blackbeard Transferred Entities or the USLG Business on or after Blackbeard Contribution Closing to make payments in excess of $250,000 per annum;

(xii)       any Contracts for the purchase or sale of any real property;

(xiii)      any Contract that provides for any settlement, conciliation or similar agreement to which the Blackbeard Transferred Entities or the USLG Business on or after Blackbeard Contribution Closing will have any material outstanding obligation after the Execution Date; and

(xiv)      any Contract with any Governmental Entity (other than any leases, servitudes or burdens on real property).

All Contracts of the types described in clauses (i) through (xiv) are referred to herein as “Blackbeard Material Contracts.”

(b)         (i) Each Blackbeard Material Contract is valid and binding on BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) and to the knowledge of Blackbeard, any other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect; (ii) BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) and, to the knowledge of Blackbeard, any other party thereto, has performed all material obligations required to be performed by it under each Blackbeard Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect; and (iii) there is no breach or default under any Blackbeard Material Contract by BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) or, to the knowledge of Blackbeard, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a breach or default on the part of BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) or, to the knowledge of Blackbeard, any other party thereto under any such Blackbeard Material Contract, nor has BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(c)         Blackbeard has made available to NewCo accurate and complete copies of all Blackbeard Material Contracts, as of the date of this Agreement, including all amendments, supplements and side letters thereto.

Section 3.15        Blackbeard Group Mineral Interests.

(a)         As of immediately following the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, the Blackbeard Transferred Entities in the aggregate will hold Defensible Title to the Blackbeard Group Mineral Interests, subject, however, to the Permitted Liens.

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(b)         As of immediately following the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, the Blackbeard Transferred Entities in the aggregate will hold Defensible Title to the Blackbeard Group Mineral Interests, in each case, unto such Blackbeard Transferred Entities against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Blackbeard Transferred Entities or its or their Affiliates, but not otherwise, subject, however, to the Permitted Liens.

(c)         Except as expressly set forth in Section 3.15(c) of the Disclosure Schedules, as of immediately following the Pre-Closing Restructuring and as of the applicable Closing, no Blackbeard Transferred Entity will own, any unleased mineral interest where such Person is obligated to pay a share of drilling costs, capital expenses or other costs or expenses as a participating mineral owner from and after Blackbeard Contribution Closing (other than any operating costs that are borne by such Person after all applicable payout amounts have been received by the applicable participating parties).

(d)         Section 3.15(d) of the Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement, of each Blackbeard Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date. Each Blackbeard Oil and Gas Lease is in full force and effect and is fully paid up as of the Execution Date.

(e)         To the knowledge of Blackbeard, (i) Section 3.15(e) of the Disclosure Schedules sets forth an accurate and complete list of each Third Party Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date and (ii) none of Blackbeard or any of its Subsidiaries have (A) provided any lessee of any Third Party Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date with any unresolved written demand for payment or performance or notice of default and (B) received any unresolved written demand for payment or performance or notice of default, from any lessee of any Third Party Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date.

Section 3.16        Conveyed Surface Assets.

(a)         Annex I and Annex II to Exhibit A-2 set forth an accurate and complete list of all material Blackbeard Group Surface Rights. As of immediately following the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, the Blackbeard Transferred Entities in the aggregate will hold Good and Marketable Title to the Blackbeard Group Surface Rights set forth on Annex I and Annex II to Exhibit A-2, subject, however, to the Permitted Liens.

(b)         As of immediately following the Pre-Closing Restructuring and as of the Closing, the Blackbeard Transferred Entities in the aggregate will hold Good and Marketable Title to the Blackbeard Group Surface Rights set forth on Annex I and Annex II to Exhibit A-2, in each case, unto such Blackbeard Transferred Entities against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Blackbeard Transferred Entities or their Affiliates, but not otherwise, subject, however, to the Permitted Liens.

(c)         To the knowledge of Blackbeard, Annex I and Annex II to Exhibit A-3 sets forth an accurate and complete list of all material Blackbeard Group Leases and Servitudes (other than any Oil and Gas Leases). Each of the Blackbeard Transferred Entities and the USLG Business has, and to the knowledge of Blackbeard, any other Third Parties thereto have, performed all material obligations required to be performed by it under each Blackbeard Group Leases and Servitudes set forth on Annex I and Annex II to Exhibit A-3, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

Section 3.17        Consents and Preferential Rights. Except for the BBO Credit Facility Consent, the USLG Legacy Credit Facility Consent and as set forth on Section 3.17 of the Disclosure Schedules, (a) there are no Consents that are required to be obtained, made or complied with respect to any of the Blackbeard Group Assets in connection with the Transactions, and (b) there are no Preferential Rights burdening Blackbeard, the Blackbeard Transferred Entities or any of their respective Subsidiaries (or their interests in any Blackbeard Group Assets) or the USLG Business that are triggered by or otherwise applicable to the Transactions.

Section 3.18        No Capital Commitments. There are no (a) outstanding authorizations for expenditures or similar requests or invoices for funding or participation under any Contract or other agreement binding on any Blackbeard Transferred Entity or the USLG Business with respect to the Transferred Assets (other than the Greybeard Assets) or (b) capital projects in process for which all of the activities anticipated for such project are not

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expected to be completed by the Blackbeard Contribution Closing, in each case, that would reasonably be expected to result in capital expenditures by the Blackbeard Transferred Entities or the USLG Business after the Blackbeard Contribution Closing, in excess of $250,000.

Section 3.19        Operating Reports. The information set forth in the statements of revenues with respect to the Transferred Assets owned by the respective entity set forth in Schedule 3.19 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations. The information set forth on the statements in Section 3.19 of the Disclosure Schedules (a) sets forth a listing of (i) all fresh water volumes supplied or utilized by BBO or Third Parties from the Transferred Assets (other than the Greybeard Assets) and (ii) all produced water volumes (A) transported onto or stored on the Transferred Assets (other than the Greybeard Assets) by BBO or Third Parties and/or (B) injected into disposal wells by BBO or Third Parties on lands constituting the Transferred Assets (other than the Greybeard Assets), in each case on a monthly basis for each monthly period between June 1, 2025 and May 30, 2026 and (b) all of the information described in subpart (a) are true and correct in all material respects, other than any monthly inaccuracy that does not exceed $250,000.

Section 3.20        No Condemnation. As of the Execution Date, there are no pending or, threatened in writing or, to the knowledge of Blackbeard, orally taking (whether permanent, temporary, whole or partial) of any of the Blackbeard Group Assets, or any part of the Blackbeard Group Assets by reason of condemnation or eminent domain.

Section 3.21        Intellectual Property. USLG Legacy does not as of the date hereof own or have rights to, and as of immediately following the Pre-Closing Restructuring and as of the Closing, no Blackbeard Transferred Entity will own or have rights to, any material Intellectual Property.

Section 3.22        Related Party Transactions.

(a)         Except for any Contracts solely between or among the Blackbeard Transferred Entities or any Contract set forth on Exhibits A-1, A-2 or A-3 or in Section 3.22(a) of the Disclosure Schedules, neither Blackbeard nor any Related Party of Blackbeard or any of its Affiliates (i) is a party to any Contract or transaction with any Blackbeard Transferred Entity, or relating to the USLG Business or the Transferred Assets (other than the Greybeard Assets), (ii) provides or has in the preceding three years, provided, or received, any material loans, assets, services (other than employment services in the ordinary course of business) or facilities to or from, as applicable, any Blackbeard Transferred Entity or the USLG Business, or (iii) provides any material services to, or (except for any amounts that will be paid in full at or prior to the Blackbeard Contribution Closing) is owed any material amount of money by or owes any material amount of money to, the Blackbeard Transferred Entities or the USLG Business (other than, in each case, compensation for services performed by a Person as director, officer or employee of a Blackbeard Transferred Entity or the USLG Business and amounts reimbursable for routine travel and other business expenses in the ordinary course of business) (the Contracts and transactions set forth in or required to be set forth in Section 3.22(a) of the Disclosure Schedules, collectively, the “Blackbeard Affiliate Contracts” and, together with the Greybeard Affiliate Contracts, the “Affiliate Contracts”).

(b)         Except for the Transaction Documents and any Contract set forth on Exhibits A-1, A-2 or A-3 or Section 3.22(b) of the Disclosure Schedules, as of the Blackbeard Contribution Closing, all Blackbeard Affiliate Contracts, and all other amounts or other liabilities owing thereunder to any Related Party of Blackbeard or any of its Affiliates, have been completed, satisfied, terminated, canceled, paid or otherwise settled, without any continuing liability to NewCo, any Blackbeard Transferred Entity, any of their respective Affiliates or the USLG Business.

Section 3.23        Sanctions and Anti-Corruption.

(a)         Since January 1, 2024, BBO, the Blackbeard Transferred Entities, their Subsidiaries and the USLG Business have complied with the U.S. Foreign Corrupt Practices Act of 1977, and all other anti-bribery and anti-corruption Laws and regulations (the “Anti-Corruption Laws”) applicable to the USLG Business, Blackbeard Transferred Entities, the USLG Legacy Assets or the Transferred Assets (except for the Greybeard Assets), except as would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(b)         None of BBO, the Blackbeard Transferred Entities, and their Subsidiaries, and, to the knowledge of Blackbeard, no director, officer or employee, of BBO, the Blackbeard Transferred Entities, or their Subsidiaries or the USLG Business is a Person (i) with whom dealings are restricted or prohibited by, or

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are sanctionable under, any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (a “Sanctioned Country”).

(c)         Except as would not reasonably be expected to have a Blackbeard Material Adverse Effect, since January 1, 2024, (i) none of BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country and (ii) BBO, the Blackbeard Transferred Entities, their Subsidiaries and the USLG Business have complied with Sanctions applicable to the USLG Business, Blackbeard Transferred Entities, the USLG Legacy Assets or the Transferred Assets (except for the Greybeard Assets). To the knowledge of Blackbeard, there is no investigation by, request for information from, or pending self-disclosure to, any Governmental Entity or any legal proceeding, in each case regarding BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business’ actual or possible violation of any Anti-Corruption Laws or Sanctions.

(d)         Except as would not reasonably be expected to have a Blackbeard Material Adverse Effect, none of BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business or, to the knowledge of Blackbeard, any Person acting (or purportedly acting) for the benefit of BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business that was for the purpose of obtaining or retaining any business or any other business advantage in violation of any Anti-Corruption Law applicable to the USLG Business, Blackbeard Transferred Entities, the USLG Legacy Assets or the Transferred Assets (except for the Greybeard Assets).

Section 3.24        Sufficiency of Assets. The Transferred Assets (with the exclusion of the Greybeard Assets), when utilized by a labor force substantially similar to that utilized by Blackbeard and its Affiliates in connection with the ownership and operation of the Transferred Assets as of the date hereof, and together with the rights and services made available to the Blackbeard Transferred Entities under (a) the Contracts included in the Transferred Assets, and (b) the MSA, if applicable, are sufficient in all material respects for the continued conduct, ownership, and operation of the USLG Business and the Transferred Assets (with the exclusion of the Greybeard Assets) after the Closing in substantially the same manner as currently conducted by USLG Legacy as of the Execution Date, ordinary wear and tear and casualty losses excepted and taking into account the age, history, depletion and use of such Transferred Assets.

Section 3.25        Employee Matters. No Blackbeard Transferred Entity (a) has, or has ever had, any employee on its payroll or directly engages, or has ever directly engaged, any other individual service provider, or (b) sponsors, maintains, has, or could reasonably be expected to have, any liability in respect of any Benefit Plan (including on account of an ERISA Affiliate) or any obligation to adopt, sponsor, or maintain any Benefit Plan.

Section 3.26        No Prior Operations of Certain Persons. Each of Blackbeard ExCo and USLG ExCo are being formed for the sole purposes of entering into the Transaction Documents to which such Persons are, or are contemplated to be, a party and engaging in the Transactions. From and after the date of its incorporation or formation, except as contemplated by this Agreement and the Transaction Documents, neither Blackbeard ExCo nor USLG ExCo has engaged in any business or activities whatsoever or incurred any liabilities, except as contemplated by this Agreement or the Transaction Documents or in connection with or securing any obligations under the applicable Credit Facility.

Section 3.27        Investment Representation. Assuming the transactions contemplated by Section 2.1 have been consummated, Blackbeard Security (a) will acquire the Class A Shares, Class B Shares, and OpCo Units as a principal, for its own account and not for the account of any other Person, with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws; (b) will have no present Contract, undertaking, arrangement, obligation or commitment providing for the disposition of any of the Class A Shares, Class B Shares, and OpCo Units; (c) will be an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and was not organized or reorganized for the specific purpose of acquiring the Class A Shares, Class B Shares, and OpCo Units; (d) will be knowledgeable about the industries in which the NewCo Parties operate and is informed as to the risks of the Transactions and is able to bear the economic

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risk of such investment, including a complete loss thereof, and to hold the Class A Shares, Class B Shares, and OpCo Units for an indefinite period of time; and (e) acknowledges that the Class A Shares, Class B Shares, and OpCo Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Class A Shares, Class B Shares, and OpCo Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 3.28        Independent Investigation; Non-Reliance. Notwithstanding anything to the contrary express or implied in this Agreement or the other Transaction Documents, assuming the transactions contemplated by Section 2.1 have been consummated, Blackbeard Security acknowledges, covenants and agrees that: (a) it is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Class A Shares, Class B Shares, and OpCo Units as contemplated hereunder; (b) it has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions; and (c) it has conducted, and completed to its satisfaction, such investigations of the NewCo Parties as it deems necessary and appropriate, and has been provided with all of the information regarding the NewCo Parties that Blackbeard Security believes necessary to make an informed and intelligent investment decision with respect to the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions.

Section 3.29        Brokers. No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets, LLC and J.P. Morgan Securities LLC, has been retained by Blackbeard, BBO, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business or is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Blackbeard, BBO, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business.

Article IV
REPRESENTATIONS AND WARRANTIES IN RESPECT OF GREYBEARD

Except as set forth in the Disclosure Schedules corresponding to the particular section or subsection of this Agreement, or to the extent the relevance of a disclosure in any other section or subsection of the Disclosure Schedules is reasonably apparent on the face of such disclosure, Greybeard hereby represents and warrants to each of the NewCo Parties, as of the Execution Date, as of the PBT Contribution Closing Date and as of the Blackbeard Contribution Closing Date, as follows:

Section 4.1          Organization, Standing and Power. Greybeard (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (b) and (c), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect.

Section 4.2          Authority. Greybeard has all necessary limited liability company or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents that Greybeard is or will be party to and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents that Greybeard is or will be party to and the consummation by Greybeard of the Transactions have been duly authorized by all necessary limited liability company or similar action on the part of Greybeard and no other limited liability company or similar proceedings on the part of Greybeard are necessary to approve this Agreement and the other Transaction Documents that Greybeard is or will be a party or to consummate the Transactions. This Agreement has been duly executed and delivered by Greybeard (and all Transaction Documents required to be executed and delivered by Greybeard prior to or at each of the Closings shall be duly executed and delivered by Greybeard) and, assuming the due authorization, execution and delivery by the other Parties, constitutes (and as to all Transaction Documents required to be executed and delivered

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by Greybeard shall when executed and delivered prior to or at each of the Closings will constitute) a valid and binding obligation of Greybeard, enforceable against Greybeard in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

Section 4.3          No Conflict; Consents and Approvals.

(a)         Except for the Greybeard Credit Facility Consent and as set forth on Section 4.3(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by Greybeard (and all Transaction Documents required to be executed and delivered by Greybeard prior to or at each of the Closings), and the consummation of the Transactions, and compliance by Greybeard with the provisions of this Agreement and such Transaction Documents, do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Greybeard or any of its Subsidiaries (including the Greybeard Assets) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any Consent of any Person pursuant to, any provision of (i) the certificate of formation, limited liability company agreement or other Organizational Document of Greybeard or any of its Subsidiaries, (ii) any Contract to which Greybeard or any of its Subsidiaries is a party or by which Greybeard, any of its Subsidiaries or any of their respective properties or assets may be bound or otherwise included in the Greybeard Assets, or (iii) subject to the matters referred to in Section 4.3(b), any Law applicable to Greybeard or any of its Subsidiaries or any of the Greybeard Assets, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect.

(b)         No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Greybeard or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by Greybeard or the consummation by Greybeard of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any other Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) any filings and approvals required under the rules and regulations of the NYSE.

Section 4.4          Financial Statements.

(a)         Section 4.4 of the Disclosure Schedules sets forth the audited statements of revenues and direct operating expenses with respect to the Greybeard Assets for the year ended December 31, 2025 (together with the notes thereto) (the “Greybeard Financial Statements”).

(b)         The Greybeard Financial Statements (i) have been prepared in a manner consistent with the books and records of Greybeard and its Subsidiaries attributable to the Greybeard Assets, (ii) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the revenues and direct operating expenses with respect to the Greybeard Assets for the periods then ended, all in accordance with GAAP. No auditor of the Greybeard Financial Statements has indicated to Greybeard or any of its Affiliates that it will or may withdraw its audit opinion with respect to such Greybeard Financial Statements and neither Greybeard nor any of its Affiliates has determined that it will or must restate any Greybeard Financial Statements.

Section 4.5          No Undisclosed Liabilities. There are no liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, arising out of, or relating to, the Greybeard Assets, other than liabilities and obligations (a) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation) or (b) that have not had, and would not reasonably be expected to have, a Greybeard Material Adverse Effect.

Section 4.6          Certain Information. None of the information supplied or to be supplied by or on behalf of Greybeard or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time it is first published, distributed or disseminated to the PBT Unitholders, (b) at the time of any

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amendments or supplements thereto and (c) at the time of the PBT Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Greybeard or its Affiliates specifically for inclusion or incorporation by reference in the S-4 Registration Statement will, (i) at the time it is first filed with the SEC, (ii) at the time of any amendments or supplements thereto, and (iii) at the time it is first declared effective by the SEC and at the time of any post-effective amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Greybeard makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the S-4 Registration Statement based on information supplied in writing by or on behalf of Blackbeard, NewCo, any of their respective Affiliates, any of their respective Representatives or any other Person specifically for inclusion or incorporation by reference therein.

Section 4.7          Absence of Certain Changes or Events. Except as otherwise contemplated or required by this Agreement, since December 31, 2025:

(a)         Greybeard and its Subsidiaries have owned the Greybeard Assets and conducted activities incidental to such ownership in the ordinary course of business in all material respects.

(b)         None of Greybeard or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing without the approval of NewCo, would constitute a breach of any subsection of Section 6.1(b).

(c)         There has not been any change, event, occurrence or development or prospective change, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Greybeard Material Adverse Effect; and

(d)         The Greybeard Assets have not suffered any material loss, damage, destruction or other material casualty, whether or not covered by insurance.

Section 4.8          Litigation. There is no Action pending or threatened in writing or, to the knowledge of Greybeard, orally against or affecting the Greybeard Assets, other than any Action that, if determined or resolved adversely in accordance with the plaintiff’s demands, would not reasonably be expected to, individually or in the aggregate, have a Greybeard Material Adverse Effect. Neither Greybeard nor any of the Greybeard Assets are subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Greybeard Material Adverse Effect. There is no Action pending or threatened in writing or, to the knowledge of Greybeard, orally seeking to, and that would reasonably be expected to, prevent, hinder or materially impair Greybeard or any of its Subsidiaries from performing its obligations under this Agreement or any Transaction Documents.

Section 4.9          Compliance with Laws.

(a)         Except (x) with respect to Tax matters, which are addressed in Section 4.11, (y) with respect to Environmental Laws and Environmental Liabilities, which are addressed in Section 4.10 and (z) as individually or in the aggregate, would not reasonably be expected to have a Greybeard Material Adverse Effect, (i) Greybeard is and, at all times since January 1, 2024 has been, in compliance with all Laws applicable to the Greybeard Assets; (ii) neither Greybeard nor any of its Affiliates have received, since January 1, 2024, notice or other communication from any Governmental Entity alleging or relating to an unresolved violation of any Law applicable to the Greybeard Assets; and (iii) Greybeard has in effect, and is in compliance with, all Permits necessary for it to own, lease or operate the Greybeard Assets, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event which could reasonably be expected to result in any revocation, non-renewal, adverse modification, suspension or cancelation of any such Permit, nor would any such revocation, non-renewal, adverse modification, suspension or cancelation result from the consummation of the Transactions.

(b)         Greybeard and the Greybeard Assets are covered by valid and currently effective insurance policies that are customary and adequate for companies of similar size owning assets and properties similar to the Greybeard Assets.

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Section 4.10         Environmental Matters. With respect to the Greybeard Assets, except as would not reasonably be expected to, individually or in the aggregate, have a Greybeard Material Adverse Effect: (a) Greybeard has operated the Greybeard Assets in compliance with, and for the past three years has been in compliance with, all applicable Environmental Laws; (b) Greybeard has obtained and is, and has been for the past three years (or such shorter period if such Greybeard Assets have been owned by Greybeard or any of its Affiliates for less than three years), in compliance with all Permits that are required under any Environmental Law for the Greybeard Assets, and all such Permits are in full force and effect; (c) to the knowledge of Greybeard, there has been no release of any Hazardous Substance that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability relating to the Greybeard Assets under applicable Environmental Laws; (d) Greybeard has not received any written claims, notices, or demand letters from any Governmental Entity asserting any violation of, or material liability under, any Environmental Law with respect to the Greybeard Assets; (e) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported, in each case, in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any Greybeard Assets; and (f) no Greybeard Assets are subject to, or are threatened in writing or, to the knowledge of Greybeard, orally to become subject to Environmental Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, or judgment asserted or arising under any applicable Environmental Law.

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 4.10 are the only representations and warranties in this Agreement of Greybeard with respect to environmental matters, Environmental Laws or Environmental Liabilities.

Section 4.11        Taxes.

(a)         All material Tax Returns required by applicable Law to be filed for Asset Taxes relating to the Greybeard Assets have been filed (taking into account any extension of the due date for filing), and each such Tax Return is true, correct, and complete in all material respects.

(b)         All material Asset Taxes relating to the Greybeard Assets that have become due and payable have been paid in full, whether or not shown on any Tax Returns.

(c)         There are no Liens for Taxes on the Greybeard Assets, except for Liens constituting Permitted Liens.

(d)         As of the Execution Date, there are no material Tax audits or proceedings now pending or threatened in writing or, to the knowledge of Greybeard, orally for material Asset Taxes relating to the Greybeard Assets.

(e)         As of the date hereof, Greybeard is not aware of any fact or circumstance that would prevent Greybeard from delivering, if so requested, a certificate (dated as of the necessary date and signed by the relevant person) containing customary representations as are reasonably necessary or appropriate to allow the relevant counsel to deliver any opinion required in connection with any SEC filings contemplated by Section 7.1 in respect of the treatment, for U.S. federal income tax purposes, of the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution, and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), as a transaction described in Section 351(a) of the Code.

Section 4.12        Greybeard Material Contracts.

(a)         Section 4.12(a) of the Disclosure Schedules sets forth an accurate and complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which Greybeard is a party or by which any Greybeard Asset is bound, of the following types:

(i)          any Contracts or a group of related Contracts, under which Greybeard with respect to the Greybeard Assets has made payments of more than $250,000 in the last 12 months or have made payments, or the owner of the Greybeard Assets (or such owner’s Affiliates) would reasonably be expected to make payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

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(ii)any Contracts or a group of related Contracts under which Greybeard with respect to the Greybeard Assets has received aggregate payments of more than $250,000 in the last 12 months or have received payments, or the owner of the Greybeard Assets (or such owner’s Affiliates) would reasonably be expected to receive payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

(iii)        to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that limits the ability of the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iv)        to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(v)         to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract relating to indebtedness for borrowed money and having an outstanding principal amount in excess of $250,000;

(vi)        to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that relates to the prior acquisition or disposition of any material assets or properties with respect to which the owner of the Greybeard Assets (or such owner’s Affiliates) will, on or after the Blackbeard Contribution Closing, have any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

(vii)       to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract (other than Contracts for the sales and dispositions of Hydrocarbons that are terminable without penalty upon sixty (60) days’ or less notice or sales or dispositions of surplus or salvage equipment and materials, in each case in the ordinary course of business) involving the acquisition, purchase, transfer, sell, lease, assign, trade, exchange or disposition of, or the acquisition of any interest in, (A) any Greybeard Assets, (B) any other assets for aggregate consideration (in one or a series of transactions) in excess of $250,000, or (C) any Equity Securities;

(viii)      to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that includes any unsatisfied guarantee, “earn-out” or other contingent payment obligations, in each case that would result in payments by the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing in excess of $250,000;

(ix)        to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that obligates the owner of the Greybeard Assets or its Affiliates on or after the Blackbeard Contribution Closing to make any capital commitment or loan or expenditure in an amount in excess of $250,000 in any calendar year;

(x)         any Affiliate Contract (but excluding any Oil and Gas Leases or Contract set forth on Exhibit A-4);

(xi)        any Contract that is a lease (other than an Oil and Gas Lease) that obligates the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing to make payments in excess of $250,000 per annum;

(xii)       to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contracts for the purchase or sale of any real property;

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(xiii)      to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that provides for any settlement, conciliation or similar agreement to which the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing will have any material outstanding obligation after the Execution Date; and

(xiv)      to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract with any Governmental Entity (other than any leases, servitudes or burdens on real property).

All Contracts of the types described in these clauses (i) through (xiv) are referred to herein as “Greybeard Material Contracts” and collectively with the Blackbeard Material Contracts, the “Material Contracts.”

(b)         (i) Each Greybeard Material Contract is valid and binding on Greybeard and its Affiliates (as applicable) and to the knowledge of Greybeard, any other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect; (ii) Greybeard and its Affiliates (as applicable) and, to the knowledge of Greybeard, any other party thereto, has performed all material obligations required to be performed by it under each Greybeard Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect; and (iii) there is no breach or default under any Greybeard Material Contract by Greybeard or its Affiliates (as applicable) and to the knowledge of Greybeard, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a breach or default on the part of Greybeard or its Affiliates (as applicable) and to the knowledge of Greybeard, any other party thereto, under any such Greybeard Material Contract, nor has Greybeard or any of its Affiliates received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect.

(c)         Greybeard has made available to NewCo true, correct and complete copies of all Greybeard Material Contracts, as of the date of this Agreement, including all amendments, supplements and side letters thereto.

Section 4.13        Greybeard Mineral Interests.

(a)         Greybeard holds Defensible Title to the Greybeard Mineral Interests, subject, however, to the Permitted Liens.

(b)         Greybeard holds Defensible Title to the Greybeard Mineral Interests, in each case, unto Greybeard against every Person whomsoever lawfully claims the same or any part thereof by, through or under Greybeard or its Affiliates, but not otherwise, subject, however, to the Permitted Liens.

(c)         Except as expressly set out Section 4.13(c) of the Disclosure Schedules, the Greybeard Assets do not include any unleased mineral interest where Greybeard is obligated to pay a share of drilling costs, capital expenses or other costs or expenses as a participating mineral owner from and after Blackbeard Contribution Closing (other than any operating costs that are borne by Greybeard after all applicable payout amounts have been received by the applicable participating parties).

(d)         Section 4.13(d) of the Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement, of each Greybeard Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date, including the royalty percentage payable under such Greybeard Oil and Gas Lease. Each such Greybeard Oil and Gas Lease is in full force and effect and is fully paid up as of the Execution Date.

(e)         To the knowledge of Greybeard, (i) Section 4.13(e) of the Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement, of each Third Party Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date, including the royalty percentage payable under such Third Party Oil and Gas Lease, and (ii) Greybeard has not (A) provided any lessee of any Third Party Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date with any unresolved written demand for payment or performance or notice of default and (B) has not received any unresolved written demand for payment or performance or notice of default, from any lessee of any Third Party Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date.

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Section 4.14        Consents and Preferential Rights. Except for the Greybeard Credit Facility Consent and as set forth on Section 4.14 of the Disclosure Schedules, (a) there are no Consents that are required to be obtained, made or complied with by Greybeard or with respect to any of the Greybeard Assets in connection with the Transactions, and (b) there are no Preferential Rights burdening Greybeard (or any interests in any Greybeard Assets) that are triggered by or otherwise applicable to the Transactions.

Section 4.15        No Capital Commitments. There are no (a) outstanding authorizations for expenditures or similar requests or invoices for funding or participation under any Contract or other agreement that at Blackbeard Contribution Closing will be binding on NewCo or any of its Subsidiaries with respect to the Greybeard Assets or (b) capital projects in process for which all of the activities anticipated for such project are not expected to be completed by the Blackbeard Contribution Closing, in each case, that would reasonably be expected to result in payments of capital expenditures by NewCo or any of its Subsidiaries or the owner of the Greybeard Mineral Interests (or their respective Affiliates) after Blackbeard Contribution Closing in excess of $250,000.

Section 4.16        No Condemnation. As of the Execution Date, there are no pending or threatened in writing, or to the knowledge of Greybeard, orally taking (whether permanent, temporary, whole or partial) of any of the Greybeard Assets, or any part of the Greybeard Assets by reason of condemnation or eminent domain.

Section 4.17        Related Party Transactions.

(a)         Except for any Contracts set forth in Section 4.17(a) of the Disclosure Schedules, neither Greybeard nor any Related Party of Greybeard or any of its Affiliates (i) is a party to any Contract or transaction relating to, included in, or binding on (as applicable) the Greybeard Assets, or (ii) to the extent included in, or binding on (as applicable) the Greybeard Assets or the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing, provides or has in the preceding three years provided any material services to, or in respect of, the Greybeard Assets (the Contracts and transactions set forth in or required to be set forth in Section 4.17(a) of the Disclosure Schedules, collectively, the “Greybeard Affiliate Contracts”).

(b)         Except for the Transaction Documents and any Contract set forth on Section 4.17(b) of the Disclosure Schedules, as of the Blackbeard Contribution Closing, all Greybeard Affiliate Contracts, and all other amounts or other liabilities owing thereunder to any Related Party of Greybeard or any of its Affiliates, have been completed, satisfied, terminated, canceled, paid or otherwise settled, without any continuing liability to NewCo or its Affiliates.

Section 4.18        Sanctions and Anti-Corruption. Except as would not reasonably be expected to have a Greybeard Material Adverse Effect, to the knowledge of Greybeard, there is no, and since January 1, 2024 there has not been any, investigation by, request for information from, or pending self-disclosure to, any Governmental Entity or any legal proceeding, in each case regarding any actual or possible violation of any Anti-Corruption Laws or Sanctions relating to the Greybeard Assets or that burdens the Greybeard Assets.

Section 4.19        Employee Matters. There is no direct or indirect liability, contingent or otherwise, in respect of any employee, including under or in respect of any Benefit Plan (including on account of an ERISA Affiliate), or any obligation to adopt, sponsor, or maintain any Benefit Plan, in each case, relating to the Greybeard Assets that burdens the Greybeard Assets.

Section 4.20        Investment Representation. Greybeard is acquiring the Class A Shares, Class B Shares, and OpCo Units as a principal, for its own account and not for the account of any other Person, with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Greybeard has no present Contract, undertaking, arrangement, obligation or commitment providing for the disposition of any of the Class A Shares, Class B Shares, and OpCo Units. Greybeard is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and was not organized or reorganized for the specific purpose of acquiring the Class A Shares, Class B Shares, and OpCo Units. Greybeard is knowledgeable about the industries in which the NewCo Parties operate and is informed as to the risks of the Transactions and is able to bear the economic risk of such investment, including a complete loss thereof, and to hold the Class A Shares, Class B Shares, and OpCo Units for an indefinite period of time. Greybeard acknowledges that the Class A Shares, Class B Shares, and OpCo Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Class A Shares, Class B Shares, and OpCo Units may not be sold, transferred, offered for sale,

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pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 4.21        Independent Investigation; Non-Reliance. Notwithstanding anything to the contrary express or implied in this Agreement or the other Transaction Documents, Greybeard acknowledges, covenants and agrees that: (a) it is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Class A Shares, Class B Shares, and OpCo Units as contemplated hereunder; (b) it has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions; and (c) it has conducted, and completed to its satisfaction, such investigations of the NewCo Parties as it deems necessary and appropriate, and has been provided with all of the information regarding the NewCo Parties that Greybeard believes necessary to make an informed and intelligent investment decision with respect to the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions.

Section 4.22        Brokers. No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets, LLC and J.P. Morgan Securities LLC, has been retained by Greybeard or its Affiliates or is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Greybeard or any of its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF THE NEWCO PARTIES

Each NewCo Party hereby makes, jointly and severally, the following representations and warranties to each of Blackbeard and Greybeard, as of the Execution Date, as of the PBT Contribution Closing Date and as of the Blackbeard Contribution Closing Date:

Section 5.1          Organization, Standing and Power.

(a)         Each of NewCo and NewCo Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a NewCo Material Adverse Effect.

(b)         OpCo (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a NewCo Material Adverse Effect.

(c)         The NewCo Parties have previously made available to Blackbeard and Greybeard true, correct, and complete copies of NewCo’s certificate of incorporation and bylaws and the Organizational Documents of each of NewCo’s Subsidiaries (including NewCo Sub and OpCo), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of NewCo, NewCo Sub or OpCo are in violation of any provision of any of their respective Organizational Documents.

Section 5.2          Capitalization.

(a)         As of the date hereof and immediately prior to the PBT Contribution Closing, SoftVest owns all of the issued and outstanding Equity Securities of NewCo, and NewCo owns all of the issued and outstanding Equity Securities of NewCo Sub and OpCo. As of immediately prior to the Blackbeard Contribution Closing, PBT owns all of the issued and outstanding Equity Securities of NewCo.

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(b)         All issued and outstanding Equity Securities of NewCo, NewCo Sub and OpCo have been duly authorized, validly issued and are fully paid and non-assessable, have not been issued in violation of applicable Law, and are free and clear of all Liens (other than generally applicable transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws).

(c)         Except as set forth in Section 5.2(a), none of NewCo, NewCo Sub or OpCo have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and there are no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of NewCo, NewCo Sub or OpCo, as applicable. There are no outstanding obligations of NewCo, NewCo Sub or OpCo to repurchase, redeem or otherwise acquire any Equity Securities of NewCo, NewCo Sub or OpCo. There are no declared and unpaid dividends on any Equity Securities of NewCo, NewCo Sub or OpCo. None of the Equity Securities of NewCo, NewCo Sub or OpCo were issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws. There are no voting trusts or proxies, stockholder Contracts, investor rights agreements, pooling agreements or proxies, or other similar agreements currently in effect with respect to the voting or transfer of any Equity Securities of NewCo, NewCo Sub or OpCo. There are no outstanding bonds, debentures, notes or other indebtedness of NewCo, NewCo Sub or OpCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of NewCo, NewCo Sub or OpCo, as applicable, may vote. Except as set forth in Section 5.2(a), none of NewCo, NewCo Sub or OpCo owns any Equity Securities in any other Person (other than any Equity Securities in another NewCo Party).

Section 5.3          Authority. Each of the NewCo Parties has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents that such Persons are or will be party to and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents that the NewCo Parties are or will be party to and the consummation by the NewCo Parties of the Transactions have been duly authorized by all necessary corporate or similar action on the part of the NewCo Parties and no other corporate or similar proceedings on the part of the NewCo Parties are necessary to approve this Agreement and the other Transaction Documents that such Persons are or will be a party or to consummate the Transactions. This Agreement has been duly executed and delivered by the NewCo Parties (and all Transaction Documents required to be executed and delivered by each of the NewCo Parties prior to or at each of the Closings shall be duly executed and delivered by each of the NewCo Parties) and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of the NewCo Parties, enforceable against the NewCo Parties in accordance with its terms (except to the extent that enforceability may be limited by applicable Enforceability Exceptions).

Section 5.4          No Conflict; Consents and Approvals.

(a)         The execution, delivery and performance of this Agreement by the NewCo Parties (and all Transaction Documents required to be executed and delivered by each of NewCo Parties prior to or at each of the Closings), and the consummation of the Transactions, and compliance by the NewCo Parties with the provisions of this Agreement and such Transaction Documents, do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of NewCo Parties or any of their respective Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any Consent of any Person pursuant to, any provision of (i) the certificate of incorporation, bylaws or other governing documents of the NewCo Parties or any of their respective Subsidiaries, (ii) any Contract to which the NewCo Parties or any of their respective Subsidiaries is a party or by which the NewCo Parties or any of their Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the matters referred to in Section 5.4(b), any Law applicable to the NewCo Parties or any of their respective Subsidiaries or by which the NewCo Parties or any of their respective Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a NewCo Material Adverse Effect.

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(b)         No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the NewCo Parties or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the NewCo Parties or the consummation by the NewCo Parties of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any other Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws and (iii) any filings and approvals required under the rules and regulations of the NYSE.

Section 5.5          No Prior Operations of NewCo, NewCo Sub and OpCo. Each of NewCo, NewCo Sub and OpCo were formed for the sole purposes of entering into this Agreement and the Transaction Documents to which such Persons are, or are contemplated to be, a party and engaging in the Transactions. Since the date of its incorporation or formation, except as contemplated by this Agreement and the Transaction Documents, none of NewCo, NewCo Sub or OpCo has engaged in any business or activities whatsoever or incurred any liabilities, except as contemplated by this Agreement or the Transaction Documents or in furtherance of the Transactions.

Section 5.6          Brokers. No broker, investment banker, financial advisor or other Person, other than Stephens, Inc., has been retained by the NewCo Parties or is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the NewCo Parties or any of their respective Affiliates.

Section 5.7          Certain Information. None of the information supplied or to be supplied by the NewCo Parties for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time it is first published, distributed or disseminated to the PBT Unitholders, (b) at the time of any amendments or supplements thereto and (c) at the time of the PBT Unitholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the NewCo Parties for inclusion or incorporation by reference in the S-4 Registration Statement will, at the date it is first declared effective by the SEC and at the time of any post-effective amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the NewCo Parties makes any representation or warranty with respect to any information obtained from or incorporated by reference from filings made by or on behalf of PBT with the SEC or supplied in writing by or on behalf of Blackbeard, Greybeard, or any of their respective Affiliates or Representatives or any other Person for inclusion or incorporation by reference in the Proxy Statement or the S-4 Registration Statement.

Section 5.8          Taxes. As of the date hereof, the NewCo Parties are not aware of any fact or circumstance that would prevent the NewCo Parties from delivering, if so requested, a certificate (dated as of the necessary date and signed by the relevant person) containing customary representations as are reasonably necessary or appropriate to allow the relevant counsel to deliver any opinion required in connection with any SEC filings contemplated by Section 7.1 in respect of the treatment, for U.S. federal income tax purposes, of the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution, and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), as a transaction described in Section 351(a) of the Code.

Article VI
COVENANTS OF THE BLACKBEARD PARTIES AND THE NEWCO PARTIES

Section 6.1          Conduct of the Business of Blackbeard.

(a)         Blackbeard covenants and agrees that, during the period from the date hereof until the earlier of the Blackbeard Contribution Closing or the valid termination of this Agreement pursuant to Article X (the “Applicable Period”), except (i) as expressly contemplated by this Agreement, including the Pre-Closing Restructuring and obtaining the Credit Facility Consents, (ii) as disclosed in Section 6.1 of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not

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be unreasonably withheld, conditioned or delayed), Blackbeard shall, and shall cause each of its Subsidiaries to, with respect to the Blackbeard Transferred Entities, the USLG Business and the Transferred Assets (other than the Greybeard Assets), use commercially reasonable efforts to (A) conduct the businesses in the ordinary course of business, (B) preserve intact the business organizations and relationships with customers, suppliers, lenders, lessors, regulators, insurers, and other material business relations; (C) keep available the services of directors and officers; and (D) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

(b)         During the Applicable Period, except (i) as expressly contemplated by this Agreement, including the Pre-Closing Restructuring and obtaining the applicable Credit Facility Consents, (ii) as disclosed in Section 6.1 of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Blackbeard shall not, and Blackbeard shall cause its Subsidiaries not to, with respect to the Blackbeard Transferred Entities, the USLG Business and the Transferred Assets (other than the Greybeard Assets):

(i)          adopt or propose any change to the articles or certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise) of USLG Legacy;

(ii)         with respect to the Blackbeard Transferred Entities, (x) merge or consolidate with any other Person; or (y) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof;

(iii)        with respect to the Blackbeard Transferred Entities, adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iv)        issue, deliver, sell, pledge, dispose of or encumber any shares of the capital stock or other equity securities of any Blackbeard Transferred Entity, or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or other equity securities;

(v)         declare, set aside, make or pay any non-cash dividend or other distribution with respect to any of the Blackbeard Transferred Entities or Transferred Assets (other than any Greybeard Assets), except for dividends or other distributions between or among the Blackbeard Transferred Entities, and any of their direct or indirect wholly owned Subsidiaries;

(vi)        adjust, split, combine, redeem, repurchase, cancel or otherwise acquire any shares of capital stock or other equity interests of any Blackbeard Transferred Entity, or reclassify, combine, split, subdivide or otherwise amend the terms of the capital stock or other equity interests of any Blackbeard Transferred Entity;

(vii)       (A) acquire or purchase (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or acquire or purchase any assets or property from any Person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing Contracts made available to NewCo prior to the Execution Date; or (B) transfer, sell, lease, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or any Transferred Assets (other than the Greybeard Assets), excluding (x) sales or dispositions of Hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing Contracts made available to NewCo prior to the date hereof;

(viii)      enter into, materially amend (to the detriment of the Blackbeard Transferred Entities or the USLG Business), assign, or renew, extend, or voluntarily terminate any Blackbeard Material Contract or waive any material right thereunder, other than the automatic renewal or extension of any such Blackbeard Material Contract pursuant to its terms or on terms that are not less favorable to the Blackbeard Transferred Entities or the USLG Business;

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(ix)        authorize, make or incur any capital expenditures, in excess of capital expenditures that are, in the aggregate, greater than one hundred and ten percent (110%) of the aggregate amount set forth in the capital expenditure budget set forth in Section 6.1(b)(ix) of the Disclosure Schedules;

(x)         make any loans, advances or capital contributions to, or investments in, any other Person (other than a Blackbeard Transferred Entity), in each case other than (A) advances of expenses to employees or (B) intercompany agreements or investments between or among the Blackbeard Transferred Entities in the ordinary course of business;

(xi)        issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) (other than (A) a guaranty by Blackbeard or any of its Subsidiaries in favor of a Blackbeard Transferred Entity or (B) any borrowings under, or drawdowns of any Credit Facility so long as the aggregate outstanding principal balance of the USLG Legacy Credit Facility is no more than $112,700,000 as of immediately prior to the Blackbeard Contribution Closing);

(xii)       implement or adopt any material change to the methods of accounting of a Blackbeard Transferred Entity, except as may be appropriate or required to conform to changes in applicable Law, statutory or regulatory accounting rules, GAAP or any regulatory requirements with respect thereto;

(xiii)      cause any Blackbeard Transferred Entity to (A) make (outside of the ordinary course of business), change, or revoke any material Tax election, (B) file any amended material Tax Return, (C) adopt (outside of the ordinary course of business) or change any material method of Tax accountings, (D) settle any claim or assessment in respect of a material amount of Taxes, (E) surrender any right to claim any material Tax refund, or (F) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, other than as the result of an automatic extension of the due date of a Tax Return;

(xiv)      compromise, settle or agree to compromise or settle any Action (other than an Action related to Taxes), or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing; provided that, such settlement or compromise shall not include any admission of wrongdoing or similar admission by any Blackbeard Transferred Entity or the USLG Business or that would otherwise be reasonably expected to negatively affect a Blackbeard Transferred Entity or the USLG Business in a material respect;

(xv)       create or otherwise grant any Lien (other than a Lien constituting a Permitted Lien) on, any of the Transferred Assets (other than the Greybeard Assets);

(xvi)      (A) hire or otherwise directly engage the services of any employee or any other individual service provider or (B) adopt, implement, become a party to, sponsor, maintain, or incur or assume any liability in respect of any Benefit Plan (including on account of an ERISA Affiliate);

(xvii)     enter into any new line of business or abandon or discontinue any existing lines of business; or

(xviii)    agree to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xvii);

provided that, notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as NewCo may specify by notice to Blackbeard) specifically referencing this Section 6.1(b) and expressly granting consent shall constitute a valid form of consent of NewCo for all purposes under this Section 6.1(b): Eric L. Oliver (Eric@softvest.com).

(c)         Nothing contained in this Section 6.1 shall give NewCo, directly or indirectly, the right to control or direct the operations of Blackbeard or any of its Subsidiaries prior to the Blackbeard Contribution Closing. Prior to the Blackbeard Contribution Closing, Blackbeard shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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Section 6.2          Conduct of the Business of Greybeard.

(a)         Greybeard covenants and agrees that, during the Applicable Period, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Section 6.2(a) of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Greybeard shall, and shall cause its Subsidiaries to, with respect to the Greybeard Assets, use commercially reasonable efforts to (A) conduct the ownership and operation of the Greybeard Assets in the ordinary course of business, and (B) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

(b)         During the Applicable Period, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Section 6.2(b) of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Greybeard shall not, and shall cause its Subsidiaries not to, with respect to the Greybeard Assets:

(i)          adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(ii)         (A) acquire or purchase any assets, securities or property from any Person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing Contracts made available to NewCo prior to the Execution Date; or (B) transfer, sell, lease, or otherwise dispose of any Greybeard Assets, excluding (x) sales or dispositions of Hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing Contracts made available to NewCo prior to the date hereof;

(iii)        enter into, materially amend (to the detriment of Greybeard), assign, or renew, extend, or voluntarily terminate any Greybeard Material Contract or waive any material right thereunder, other than the automatic renewal or extension of any such Greybeard Material Contract pursuant to its terms or on terms that are not less favorable to Greybeard;

(iv)        authorize, make or incur any capital expenditures with respect to the Greybeard Assets that will be binding on, or included in, the Greybeard Assets;

(v)         to the extent binding on, or included in, the Greybeard Assets, issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) other than any borrowings under the Greybeard Credit Facility;

(vi)        to the extent binding on, or included in, the Greybeard Assets, compromise, settle or agree to compromise or settle any Action, or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing;

(vii)       create or otherwise grant any Lien (other than a Lien constituting a Permitted Lien) on, the Greybeard Assets;

(viii)      enter into any new line of business or abandon or discontinue any existing lines of business; or

(ix)        agree to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(viii);

provided that, notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as NewCo may specify by notice to Greybeard) specifically referencing this Section 6.2(b) and expressly granting consent shall constitute a valid form of consent of NewCo for all purposes under this Section 6.2(b): Eric L. Oliver (Eric@softvest.com).

(c)         Nothing contained in this Section 6.2 shall give NewCo, directly or indirectly, the right to control or direct the operations of Greybeard prior to the Blackbeard Contribution Closing. Prior to the Blackbeard Contribution Closing, Greybeard shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

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Section 6.3          Conduct of Business of Blackbeard ExCo and USLG ExCo.

(a)         During the Applicable Period, and except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), as of immediately following the time of such Person’s organization or formation in connection with the consummation of the Pre-Closing Restructuring, each of Blackbeard and Greybeard acknowledge and agree that Blackbeard ExCo and USLG ExCo shall not knowingly engage or agree to engage in any material business activities and shall not knowingly incur any material liabilities or obligations other than in connection with the Transactions; provided that, for the avoidance of doubt, the foregoing shall not restrict Blackbeard ExCo and USLG ExCo from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, this Agreement, the other Transaction Documents or the Transactions.

(b)         Nothing contained in this Section 6.3 shall give NewCo, directly or indirectly, the right to control or direct the operations of Blackbeard ExCo and USLG ExCo prior to the Blackbeard Contribution Closing. Prior to and following the Blackbeard Contribution Closing, Blackbeard ExCo and USLG ExCo shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their respective Subsidiaries’ respective operations.

Section 6.4          Conduct of Business of NewCo, NewCo Sub and OpCo Pending the Transactions.

(a)         During the Applicable Period, and except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as Blackbeard shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each of NewCo, NewCo Sub and OpCo acknowledges and agrees that it shall not knowingly engage or agree to engage in any material business activities and shall not knowingly incur any material liabilities or obligations other than in connection with the Transactions; provided that, for the avoidance of doubt, the foregoing shall not restrict (x) NewCo, NewCo Sub or OpCo from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, this Agreement, the other Transaction Documents or the Transactions and (y) NewCo and its Subsidiaries from owning and holding the PBT Interests, in each case during the period between the PBT Contribution Closing Date and the Blackbeard Contribution Closing Date in connection with the Transactions. Without limiting the foregoing, from the PBT Contribution Closing until the Blackbeard Contribution Closing, none of the NewCo Parties shall transfer or cause the transfer of the PBT Interests, except as contemplated by this Agreement or as required by applicable Law, without the consent of Trustee (not to be unreasonably withheld, conditioned, or delayed).

(b)         Nothing contained in this Section 6.4 shall give Blackbeard or Greybeard, directly or indirectly, the right to control or direct the operations of NewCo, NewCo Sub or OpCo prior to the Blackbeard Contribution Closing. Prior to and following the Blackbeard Contribution Closing, NewCo, NewCo Sub and OpCo shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their respective Subsidiaries’ respective operations.

Section 6.5          No Solicitation by Blackbeard and Greybeard.

(a)During the Applicable Period, each of Blackbeard and Greybeard shall not, and shall cause its Subsidiaries and controlled Affiliates, and its equityholders, officers and directors not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (ii) continue, conduct, engage, enter into or participate in any discussions or negotiations with, furnish any information relating to the Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets or afford access to the business, officers, directors, employees, properties, assets, books or records of Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets to, or otherwise cooperate in any way with, any Person (other than the NewCo Parties and their respective controlled Affiliates) (or its potential source of financing) that Blackbeard or Greybeard (as applicable) knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (iii) enter into or approve, recommend or declare advisable for any Blackbeard Transferred Entity (or any other Person holding a

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material portion of the rights, properties or assets of the USLG Business or the Greybeard Assets) to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement or any other similar agreement relating to or constituting a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing.

(b)         Each of Blackbeard and Greybeard shall, and shall cause its Subsidiaries, and shall cause its and their respective Representatives, to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person (other than the NewCo Parties and their respective controlled Affiliates) conducted prior to the date of this Agreement with respect to any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal. To the extent that Blackbeard or Greybeard has not done so prior to the date hereof, Blackbeard or Greybeard (as applicable) shall promptly (and in any event within two (2) Business Days of the date hereof) request that each such Person, if any, that has executed a confidentiality agreement with Blackbeard or Greybeard or their respective Affiliates within the 12-month period prior to the date hereof in connection with its consideration of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Blackbeard, Greybeard or any of their Affiliates.

Section 6.6           Termination of Blackbeard Related Party Contracts. On or prior to the Blackbeard Contribution Closing, Blackbeard and Greybeard shall, and shall cause their respective Subsidiaries to, (a) pay, settle or discharge all account balances owed from any Blackbeard Transferred Entity, the USLG Business or arising out of or related to the Greybeard Assets to any of their respective Related Parties, and (b) terminate, or cause to be terminated, all Affiliate Contracts, other than those Contracts set forth on Exhibits A-1, A-2 or A-3 or Section 6.6 of the Disclosure Schedules, and take such action as may be necessary to direct the parties thereto to release and waive any and all claims that any of them may have thereunder as of the Blackbeard Contribution Closing, in each case of clauses (a) and (b), with no further direct or indirect liability or obligation of any Blackbeard Transferred Entity, the USLG Business or the holder of the Greybeard Assets or their Affiliates. Blackbeard shall deliver to NewCo written evidence reasonably satisfactory to NewCo of each such termination prior to the Blackbeard Contribution Closing; provided that, prior to terminating any Affiliate Contract not listed in Section 3.22 or Section 4.17 of the Disclosure Schedules, Blackbeard will notify NewCo in writing and NewCo may elect in writing for such Contract to remain in effect.

Section 6.7          Pre-Closing Restructuring. Subject to the terms and conditions of this Agreement, Blackbeard and Blackbeard Security shall, and shall cause their respective controlled Affiliates to, consummate the following transactions, which shall occur in the order set forth below (collectively, the “Pre-Closing Restructuring”):

(a)         with respect to BBO, no later than one Business Day prior to the PBT Contribution Closing Date:

(i)          first, cause BBO to file certificates of formation with the Secretary of State of the State of Texas, pursuant to Section 3.005 of the TBOC in respect of (A) Blackbeard ExCo, with all of the issued and outstanding Blackbeard ExCo Securities being owned by BBO and (B) Blackbeard RetainCo, LLC, a Texas limited liability company (“Blackbeard RetainCo”), with all of the issued and outstanding Equity Securities of Blackbeard RetainCo being owned by BBO, in each case of clauses (A) and (B), which certificates of formation and limited liability company agreements will be on customary forms for single-member limited liability companies in the State of Texas and in any event reasonably acceptable to the NewCo Parties; then

(ii)         second, cause BBO to convert from a Delaware limited liability company to a Texas limited liability company by causing to be (A) filed with the Secretary of State of the State of Delaware a certificate of conversion in accordance with Section 18-216(e) of the Delaware Limited Liability Company Act (the “DLLCA”) (executed in accordance with Section 18-204 thereof), and (B) filed with the Secretary of State of the State of Texas a certificate of conversion complying with Sections 10.154 and 10.155 of the TBOC, in each case in form and substance reasonably acceptable to the NewCo Parties; then

(iii)        third, promptly following the transactions contemplated by Section 6.7(a)(ii), consummate a multi-survivor merger (the “BBO Merger”) of BBO and Blackbeard ExCo pursuant to Chapter 10 of the TBOC, whereby as a result (A) BBO will survive the BBO Merger and (i) hold all the assets, properties, obligations and liabilities held by BBO immediately prior to the BBO Merger, including the BBO Retained

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Obligations, save and except the NPI-Burdened Mineral Interests, (ii) own all of the issued and outstanding Equity Securities of Blackbeard ExCo and Blackbeard RetainCo, and (B) Blackbeard ExCo will survive the BBO Merger and hold the NPI-Burdened Mineral Interests by (x) executing and delivering the BBO Plan of Merger, which will be in form and substance reasonably acceptable to the NewCo Parties, and (y) filing a certificate of merger with the Texas Secretary of State evidencing occurrence of the BBO Merger as required by applicable Law, which certificate will be in form and substance reasonably acceptable to the NewCo Parties.

(b)         with respect to USLG Legacy, no later than one Business Day prior to the PBT Contribution Closing Date:

(i)          first, cause USLG Legacy to file a certificate of formation with the Secretary of State of the State of Texas, pursuant to Section 3.005 of the TBOC in respect of USLG ExchangeCo, LLC, a Texas limited liability company (“USLG ExCo”), with all of the issued and outstanding USLG ExCo Equity Securities being owned by USLG Legacy, which certificate of formation and limited liability company agreement will be on customary forms for single-member limited liability companies in the State of Texas and in any event reasonably acceptable to the NewCo Parties; then

(ii)         second, cause USLG Legacy to convert from a Delaware limited liability company to a Texas limited liability company by causing to be (A) filed with the Secretary of State of the State of Delaware a certificate of conversion in accordance with Section 18-216(e) of the DLLCA (executed in accordance with Section 18-204 thereof), and (B) filed with the Secretary of State of the State of Texas a certificate of conversion complying with Sections 10.154 and 10.155 of the TBOC; then

(iii)        third, promptly following the transactions contemplated by Section 6.7(b)(ii), consummate a multi-survivor merger (the “USLG Legacy Merger”) of USLG Legacy and USLG ExCo pursuant to Chapter 10 of the TBOC, whereby as a result (A) USLG Legacy will survive the USLG Legacy Merger and (i) hold the USLG Legacy Assets and the USLG Legacy Obligations, and (ii) all of the issued and outstanding Equity Securities of USLG ExCo, and (B) USLG ExCo will survive the USLG Legacy Merger and hold the USLG ExCo Assets and the USLG ExCo Obligations by (x) executing and delivering the USLG Legacy Plan of Merger, which will be in form and substance reasonably acceptable to NewCo, and (y) filing a certificate of merger with the Texas Secretary of State evidencing occurrence of the USLG Legacy Merger as required by applicable Law, which certificate will be in form and substance reasonably acceptable to the NewCo Parties; and

(c)         no later than one Business Day prior to the Blackbeard Contribution Closing Date:

(i)          Blackbeard shall first cause USLG Legacy to distribute to Blackbeard all of the issued and outstanding USLG ExCo Securities, free and clear of all Liens (other than Permitted Securities Liens), and then Blackbeard shall contribute, grant, convey, assign, transfer and deliver to BBO, its successors and assigns, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding USLG ExCo Securities; then

(ii)         promptly following the transactions contemplated by Section 6.7(c)(i), Blackbeard shall contribute, grant, convey, assign, transfer and deliver to Blackbeard Security, its successors and assigns, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding USLG Legacy Securities.

(d)         Each Pre-Closing Restructuring Document shall be in form and substance reasonably acceptable to the NewCo Parties. In addition, Blackbeard shall, and shall cause its controlled Affiliates to, (i) provide the NewCo Parties, their Affiliates and their respective Representatives for their prior review copies of all filings, submissions and correspondence relating to any filings or any consents, approvals or agreements of any Governmental Entities or other Persons that are or may become necessary, appropriate or desirable to be made or obtained, as applicable, in connection with consummating the Pre-Closing Restructuring, and (ii) use commercially reasonable efforts to keep the NewCo Parties, their Affiliates, and their respective Representatives reasonably informed on a current basis of the status of the Pre-Closing Restructuring. Blackbeard shall, and shall cause its controlled Affiliates to, implement all reasonable comments of the NewCo Parties, their Affiliates and their respective Representatives on such filings, submissions and correspondence. Blackbeard shall provide to NewCo, no later than one day prior to the Blackbeard Contribution Closing, true, correct and complete copies of the Pre-Closing Restructuring Documents.

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Section 6.8          Change of Name; Removal of Name; Certain Recordings and Filings.

(a)         Notwithstanding any other provision of this Agreement to the contrary, from and after the date that is ninety (90) days after the Blackbeard Contribution Closing Date, NewCo agrees, on behalf of NewCo and its Affiliates, that they shall have no right to use the trademarks “Blackbeard”, “Greybeard” or any similar word mark related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”). In furtherance thereof, within ninety (90) days after the Blackbeard Contribution Closing Date, NewCo shall use commercially reasonable efforts to remove, strike over or otherwise obliterate all Subject Marks from all Blackbeard Group Assets and Greybeard Assets.

(b)         Promptly following the Blackbeard Contribution Closing Date (but in any event within five (5) Business Days thereof), Blackbeard shall file (or cause to be filed), in each case with reasonable consultation with NewCo:

(i)          the NPI Deeds in the counties where the PBT Interest is located;

(ii)         affidavits of the BBO Merger and the USLG Legacy Merger, which will be in form and substance reasonably acceptable to NewCo, in each of the counties where any real property interests included in the Blackbeard Group Assets are located, as applicable; and

(iii)        the Memorandum of Oil and Gas Lease (as defined in the Exchange Agreement) in each of the counties where the NPI-Burdened Mineral Interest and PBT Interest are located.

Section 6.9          Amendment of Oil and Gas Leases.

(a)         Promptly following the Blackbeard Contribution Closing Date (but in any event within five (5) Business Days thereof), Blackbeard shall, and shall cause its controlled Affiliates to, enter into amendments of all oil and gas leases listed on Annex I to Exhibit A-3 for which BBO is the lessee thereunder and OpCo is the lessor thereunder to reflect (a) the deletion of any lessor title warranty in favor of BBO and (b) the addition and inclusion of the following language:

“Notwithstanding anything herein to the contrary, Lessor and Lessee each expressly acknowledge and agree that (a) Lessee may, as of the date hereof or any date hereafter, be subject or party to one or more surface use agreements, easements, access agreements, rights of way, rights of use, permits, licenses, or other contracts or arrangements involving or pertaining to the access, use of all or a portion of the surface of leased premises and/or the production, storage, disposal or transportation of hydrocarbons, water or other substances on or under the leased premises (each a “Surface Use Contract”), including such Surface Use Contracts with Lessor, affiliates of Lessor or any other Person, (b) the execution and delivery of this lease does not effect a merger or termination of any such Surface Use Contract or override, modify, amend, waive or otherwise supplement the terms or obligations as to any such Surface Use Contract and (c) Lessee’s rights hereunder shall be expressly subject to any such Surface Use Contracts and Lessee shall pay and perform all obligations of Lessee under each Surface Use Contract to which it is party or otherwise bound.”

Section 6.10        NewCo Offers. On or prior to the date that is ten (10) days prior to the Blackbeard Contribution Closing, NewCo shall, subject to the remainder of this Section 6.10, use its reasonable best efforts to make, or to cause OpCo to make, written offers of employment to each of the individuals identified on Section 6.10 of the Disclosure Schedules, each of whom is an employee of BBO as of the date hereof. Each offer for employment described in the preceding sentence shall be referred to herein as an “Offer” and each individual who receives an Offer shall be referred to herein as an “Offer Employee.” Each Offer shall be for employment with NewCo or its Subsidiary effective as of, the Blackbeard Contribution Closing. The terms (including compensation) of each Offer shall be mutually agreed between NewCo and the Blackbeard Parties prior to each Offer being made in accordance with this Section 6.10, and each Offer shall be subject to and conditioned upon the occurrence of the Blackbeard Contribution Closing and the applicable Offer Employee’s continued employment with BBO from the Execution Date through the Blackbeard Contribution Closing. For the avoidance of doubt, neither the making of, nor the acceptance of, the Offers, shall be a condition precedent to either the PBT Contribution Closing or the Blackbeard Contribution Closing.

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Article VII
ADDITIONAL AGREEMENTS

Section 7.1          Registration Statements and Proxy Statement.

(a)         As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare, and NewCo shall file with the SEC, a registration statement on Form S-4 (together with any exhibits, amendments or supplements thereto, the “S-4 Registration Statement”), pursuant to which the Class A Shares issuable in connection with the Transactions will be registered with the SEC and in which a proxy statement/prospectus relating to the PBT Unitholder Meeting (together with any exhibits, amendments or supplements thereto, the “Proxy Statement”) will be included as a prospectus.

(b)         NewCo shall (i) promptly notify Blackbeard and Greybeard upon the receipt of any comments from the SEC regarding the Proxy Statement or the S-4 Registration Statement or of any request from the SEC for amendments or supplements to the Proxy Statement or the S-4 Registration Statement, and (ii) provide Blackbeard and Greybeard with copies of all relevant correspondence between NewCo and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the S-4 Registration Statement.

(c)         Each of the NewCo Parties shall use their respective reasonable best efforts to (i) have, as promptly as reasonably practicable following the filing thereof, the Proxy Statement cleared by the SEC and the S-4 Registration Statement declared effective under the Securities Act, (ii) keep the S-4 Registration Statement effective as long as necessary to consummate the Transactions, and (iii) respond as promptly as reasonably practicable to any comments or requests for additional information from the SEC with respect to the Proxy Statement or the S-4 Registration Statement, as applicable. Notwithstanding the foregoing, prior to filing the S-4 Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, NewCo shall provide Blackbeard, Greybeard and their respective counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response), consider in good faith the comments of Blackbeard and Greybeard in connection with any such document or response and shall not file or mail such document, or respond to the SEC, prior to receiving the prior written approval of Blackbeard (which approval shall not be unreasonably withheld, conditioned or delayed). None of the Parties or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the S-4 Registration Statement or the Proxy Statement unless it consults with the other Parties in advance and, to the extent permitted by the SEC, allows such other Parties to participate.

(d)         Without limiting the generality of the foregoing, each Party shall, and shall cause its controlled Affiliates to, (i) furnish to the other Parties all information relating to it and its Affiliates, directors, officers, shareholders (direct and indirect) and such other matters as may be required in connection with the preparation, filing and distribution of the Proxy Statement and the S-4 Registration Statement and any other filings required to be made in respect of the Transactions, including such information that is required by the applicable provisions of the Securities Act and Exchange Act and, in each case, the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the S-4 Registration Statement, or that is otherwise customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement or as otherwise required by applicable Law, requested by the SEC (or its staff), in each case, as promptly as reasonably practicable after its request by the applicable Party, (ii) otherwise assist and cooperate with the other Parties and their respective Representatives in the preparation of the Proxy Statement and the S-4 Registration Statement and the resolution of comments from the SEC (or the staff of the SEC), and (iii) provide information necessary for the preparation of any pro forma financial statements and related footnotes required by applicable Law to be included in the Proxy Statement and the S-4 Registration Statement and any other filings required to be made by the Parties in respect of the Transactions, which information shall, in each case, be in a form acceptable for filing in the S-4 Registration Statement. Each of the Parties shall, and shall cause their controlled Affiliates to, correct any information provided by it for inclusion or incorporation by reference in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(e)         NewCo intends to conduct a rights offering of Class A Shares (the “Rights Offering”), pursuant to which it will transfer non-transferable subscription rights to purchase for cash Class A Shares of NewCo (“Subscription Rights”), which would close substantially concurrently with the Closing pursuant to a registration statement on Form S-1 (together with any exhibits, amendments or supplements thereto, the “S-1 Registration Statement”). In connection with the preparation and filing of such S-1 Registration Statement (including responding to any comments of the SEC with respect thereto), each of Blackbeard and Greybeard shall, and shall cause their respective controlled Affiliates and shall direct their respective Representatives to (i) furnish to NewCo all information relating to each of it and its Affiliates, directors, officers, shareholders (direct and indirect) and such other matters as may be required in connection with the preparation, filing and distribution of the S-1 Registration Statement and any other filings required to be made in respect of the Rights Offering, including such information that is required by the applicable provisions of the Securities Act and Exchange Act and, in each case, the rules and regulations promulgated thereunder to be set forth in the S-1 Registration Statement, or that is otherwise customarily included in documents prepared in connection with rights offerings of the type contemplated or as otherwise required by applicable Law, requested by the SEC (or its staff), in each case, as promptly as reasonably practicable after its request by NewCo, (ii) otherwise assist and cooperate with NewCo and its Representatives in the preparation of the S-1 Registration Statement and the resolution of comments from the SEC (or the staff of the SEC), and (iii) provide information necessary for the preparation of any pro forma financial statements and related footnotes required by applicable Law to be included in the S-1 Registration Statement and any other filings required to be made by NewCo in respect of the rights offering, which information shall, in each case, be in a form acceptable for filing in the S-1 Registration Statement. Each of Blackbeard and Greybeard shall, and shall cause their respective controlled Affiliates and shall direct their respective Representatives to, correct any information provided by it for inclusion in the S-1 Registration Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2          Access to Information; Confidentiality.

(a)         From the date hereof until the Blackbeard Contribution Closing Date, Blackbeard and Greybeard shall, and Blackbeard and Greybeard shall cause their respective Subsidiaries to, (x) upon reasonable advance notice, give the NewCo Parties and their respective Affiliates and their respective Representatives reasonable access to the offices, properties, books and records of Blackbeard, Greybeard, and their respective Subsidiaries with respect to the USLG Business and the Greybeard Assets (and any Transferred Assets), (y) furnish to NewCo and its Affiliates and their respective Representatives such financial, operating and human resources data and other information relating to the Blackbeard Transferred Entities, the USLG Business and the Greybeard Assets, as such Persons may reasonably request, and (z) instruct the Representatives of Blackbeard and Greybeard to cooperate with the NewCo Parties and their respective Affiliates and their respective Representatives in their investigation of the Blackbeard Transferred Entities, the USLG Business and the Greybeard Assets. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 7.2 shall be made or conducted in such manner as not to (i) interfere unreasonably with the conduct of the USLG Business or the Greybeard Assets, (ii) result in the loss of any attorney-client privilege of Blackbeard, its Subsidiaries, or Greybeard, or (iii) violate any applicable Law; provided that prior to withholding any access or information pursuant to the foregoing, Blackbeard or Greybeard (as applicable) shall notify the NewCo Parties in writing of the nature of the information being withheld and take any actions as may reasonably be requested by the NewCo Parties to implement alternate arrangements in order to allow the NewCo Parties such access or information to the fullest extent reasonably practicable under the circumstances. No investigation by the NewCo Parties, any of their respective Affiliates or any of their respective Representatives or other information received by, or knowledge of, the NewCo Parties, any of their respective Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Blackbeard or Greybeard in this Agreement or any Transaction Document.

(b)         Each Party shall hold and treat and shall cause its Subsidiaries and Representatives to hold and treat in confidence all documents and information concerning each other Party furnished in connection with the Transactions in accordance with the Confidentiality Agreement, dated as of May 28, 2026, between Blackbeard and the Trustee, as trustee of PBT (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

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Section 7.3          General Efforts; Notices of Certain Events.

(a)         Upon the terms and subject to the conditions set forth in this Agreement (including this Section 7.3(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 6.1, Section 6.2, Section 6.3, Section 6.4, and Section 6.5), each of Blackbeard and Greybeard shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the NewCo Parties shall (and shall cause their respective Subsidiaries to), on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as reasonably practicable, the Transactions, including by (A) causing the conditions to each of the Closings of the other Party set forth in Article IX to be satisfied (but not waived), (B) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities, and making all registrations, declarations and filings with Governmental Entities, in each case of this clause (B) that are necessary or advisable to consummate the Transactions, and (C) obtaining all necessary or appropriate consents, waivers and approvals under any Contracts to which any of the Parties or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions, in each case so as to maintain and preserve the benefits under such Contract following the consummation of the Transactions. Notwithstanding anything to the contrary herein, no Party shall be required prior to each of the Closings to (and without the consent of the other Parties, none of the Parties shall agree to) pay any consent or other similar fee, payment or other consideration (including increased rent or other similar payments), or to grant any other accommodation, to obtain the consent, waiver or approval of any Person under any Contract under this Section 7.3(a).

(b)         In furtherance, and not in limitation, of the foregoing, subject to applicable Law, each of the Parties shall promptly notify each other of (i) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions, (ii) any notice or other communication received by such Party from any Person alleging in writing that the consent of such Person is or may be required in connection with the Transactions, (iii) any Action commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relates to the Transactions or that would have been required to have been disclosed pursuant to any section of this Agreement, or (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Blackbeard Material Adverse Effect, a Greybeard Material Adverse Effect or a NewCo Material Adverse Effect (as applicable). This Section 7.3(b) shall not apply to any filings, submissions, notifications (or drafts thereof) required under Antitrust Laws, which shall be governed by Section 7.4.

Section 7.4          Antitrust; Regulatory Efforts.

(a)         Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under all applicable Antitrust Laws to consummate the Transactions at the earliest practicable date (and in any event no later than the Termination Date), including: (i) causing the preparation and filing as promptly as practicable of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Laws; (ii) using reasonable best efforts to defend all Actions (including by appeal if necessary), whether judicial or administrative, by or before any Governmental Entity challenging this Agreement, the other Transaction Documents, or the consummation of the Transactions; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any Antitrust Law and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action, whether temporary, preliminary or permanent, of any Governmental Entity that would prevent, prohibit, restrict, interfere with, hinder or delay the consummation of the Transactions. Except to the extent prohibited by applicable Law, the Parties shall consult and cooperate with each other and jointly determine (x) any strategies or tactics in connection with obtaining the expiration or termination of all applicable waiting periods, and any necessary clearances and approvals, under the HSR Act and any other Antitrust Laws, and (y) the strategy, content, timing and form of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party and its Affiliates relating to proceedings under the HSR Act or any other Antitrust Law.

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(b)         In furtherance and not in limitation of the provisions of Section 7.4(a), each of NewCo and Blackbeard, as applicable, shall prepare and file as promptly as practicable (and in any event no later than ten Business Days from the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions. NewCo and Blackbeard shall each bear 50% of any filing fees and other charges for the filings required under the Antitrust Laws by the Parties.

(c)         If a Party receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the Transactions, including a “Second Request” under the HSR Act, then such Party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, a response which is, at a minimum, in substantial compliance with such request. Each of Blackbeard, Greybeard and NewCo, on behalf of itself and its Affiliates, acknowledges and agrees that such Party will not withdraw or refile any filing or stay, toll or extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay the consummation of the Transactions, except with the prior written consent of Blackbeard, on the one hand, or NewCo, on the other hand, as applicable.

(d)         The Parties shall keep each other apprised of the status with respect to the matters set forth in this Section 7.4 and work cooperatively in connection with obtaining the approvals of or clearances under Antitrust Laws from each applicable Governmental Entity, including:

(i)          promptly cooperating with each other in connection with filings or submissions required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities;

(ii)         promptly furnishing to the other Party all information within its possession that is required for any application or other filing to be made by the other Party pursuant to applicable Law in connection with the Transactions;

(iii)        promptly notifying each other of any material communications, and furnishing each other with copies of all material written correspondence, filings and instruments, from or with any Governmental Entity, in each case with respect to the matters set forth in this Section 7.4;

(iv)        ensuring, to the extent permitted by applicable Law or Governmental Entity, that each of the Parties is entitled to attend and participate in any meetings with or other appearances before any Governmental Entity with respect thereto;

(v)         consulting and cooperating with one another in connection with all analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws; and

(vi)        without prejudice to any rights of the Parties, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions.

(e)         Notwithstanding anything to the contrary in this Section 7.4, any materials exchanged in connection with this Section 7.4 may be redacted as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 7.4 as “outside counsel only.”

Section 7.5          Public Announcements. The Parties agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint release of Blackbeard, Greybeard, NewCo and SoftVest. Following such initial press release, each of the Parties and their respective Affiliates shall reasonably consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement without the prior consent of Blackbeard and NewCo, which consent shall not be unreasonably withheld, conditioned or delayed, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rule or regulation of, any national securities

Annex B-39

exchange or national securities quotation system, and (b) to enforce rights and remedies under this Agreement; provided that (i) the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by the Parties, as applicable, or to the extent that they have been reviewed and previously approved by Blackbeard, Greybeard, NewCo and SoftVest and (ii) a Party may provide information about the status of this Agreement and the consummation of the Transactions to its direct or indirect limited partners or current or prospective investors (provided that such limited partners or investors are subject to an obligation of confidentiality that would cover such information).

Section 7.6          NYSE Listing.

(a)         The Parties shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the de-listing by PBT of the PBT Units from NYSE and the deregistration of the PBT Units under the Exchange Act as promptly as practicable after the Blackbeard Contribution Closing.

(b)         The Parties shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of NYSE and the SEC to enable the listing of the Class A Shares being issued pursuant to Article I on the NYSE no later than the Blackbeard Contribution Closing, subject to official notice of issuance. In furtherance and not in limitation of the foregoing, the Parties shall provide the information required for an initial listing application pursuant to the rules and policies of NYSE and shall cooperate with each other in the preparation of such application and obtaining such listing.

Section 7.7          Tax Matters.

(a)         Matters Related to the Intended Tax Treatment.

(i)Each Party shall (and shall cause its Subsidiaries and Affiliates to) use commercially reasonable efforts to cause the Transactions to qualify for the Intended Tax Treatment and shall promptly notify the other Parties if such Party becomes aware after the date hereof of any fact or circumstance that would prevent the Transactions from qualifying for the Intended Tax Treatment. Notwithstanding any provision in this Agreement to the contrary, (A) it is not a condition to either of the Closings that the Transactions qualify for the Intended Tax Treatment and (B) no Party shall have any liability or obligation to one another or to any other Person should the Transactions fail to qualify for the Intended Tax Treatment (including, for the avoidance of doubt, pursuant to Section 8.2(a)(iii)). The relevant Parties shall (and shall cause their Subsidiaries and Affiliates to) (x) file their applicable Tax Returns consistent with the Intended Tax Treatment (and include all required filings with respect to the Intended Tax Treatment), and (y) except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, not take any position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state and local) Income Tax purposes (whether in audits, Tax Returns or otherwise).

(ii)         Each Party shall reasonably cooperate with the other Parties hereto and their respective Tax advisors in connection with the provision of advice or of any opinion to any Party hereto relating to the qualification of the Transactions for the Intended Tax Treatment (including in connection with any SEC filings contemplated by Section 7.1), including by delivering to the relevant counsel certificates (dated as of the necessary date and signed by the relevant person) containing such customary representations as are reasonably necessary or appropriate for the relevant counsel to render such advice or opinion.

(b)         Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, any transfer, stamp, documentary, sales, use, registration, or similar Taxes incurred or imposed with respect to the Transactions (collectively, “Transfer Taxes”) shall be borne and paid for by OpCo. The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall prepare and file all such Tax Returns and other documentation in connection with such Transfer Taxes and, if requested, the other Parties shall reasonably cooperate as necessary in filing any such Tax Returns. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

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(c)         Tax Cooperation. The Parties shall (and shall cause their respective Subsidiaries and Affiliates to) use commercially reasonable efforts to cooperate as and to the extent reasonably requested by another Party in connection with (i) the preparation and filing of Tax Returns for any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date for any Blackbeard Transferred Entity or for Asset Taxes and (ii) the defense of any audit, litigation or other Action with respect to Tax Returns or Taxes of any Blackbeard Transferred Entity or Asset Taxes, in each case for any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date. Such cooperation shall include the retention and (upon the other Party’s request and at such Party’s expense) the provision of records and information that are reasonably relevant to any such Tax Return or such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.8          Credit Facility Consents.

(a)         From the date hereof until the Blackbeard Contribution Closing, the Blackbeard Parties shall, and shall cause their respective controlled Affiliates and Representatives to, use their respective commercially reasonable efforts to (i) obtain the Credit Facility Consents, in good faith consultation with NewCo, and (ii) keep the NewCo Parties, their Affiliates, and their respective Representatives reasonably informed on a current basis of the status of the Credit Facility Consents. None of the Blackbeard Parties or any of their respective Affiliates shall make or accept any concession, amendment, restatement, modification, waiver or similar contractual change in respect of the USLG Legacy Credit Facility, or agree to any increase in interest rates, fees, yield, original issue discount or other pricing terms under the USLG Legacy Credit Facility, without NewCo’s prior written consent. Each of the Parties acknowledge and agree that the failure to obtain any such Credit Facility Consents pursuant to this Section 7.8(a) shall not, in and of itself, be a condition to the obligation of the parties hereto to consummate the Transactions, and shall not be taken into account with respect to any condition to Closing set forth in Article IX or any right to terminate this Agreement pursuant to Article X.

(b)         Blackbeard shall deliver written notice to NewCo if the USLG Legacy Credit Facility Consent has not been obtained on the date that is four (4) Business Days prior to the PBT Contribution Closing pursuant to Section 7.8(a). If such written notice is delivered by Blackbeard, (i) the Blackbeard Parties shall deliver to NewCo, on the PBT Contribution Closing, an executed payoff letter from the administrative agent under the USLG Legacy Credit Facility (the “Payoff Letter”), that (A) specifies the payoff amount necessary to fully satisfy and discharge the outstanding indebtedness under the USLG Legacy Credit Facility as of the Blackbeard Contribution Closing Date and a per diem for each day thereafter; (B) confirms that, upon payment of such amount at the Closing by NewCo or any of its Affiliates, all obligations and liabilities (other than any obligations that expressly survive release and termination under the terms and condition of the USLG Legacy Credit Facility) relating to such indebtedness shall be discharged and released in full and all Liens and guarantees securing such indebtedness shall be automatically and unconditionally released and terminated without further action on the part of any Person; (C) attaches or authorizes the filing of all UCC-3 termination statements, mortgage releases, and other release documentation reasonably necessary to effect the release of such Liens; and (D) provides wire instructions for the payoff amount.

(c)         If the USLG Legacy Credit Facility Consent is not obtained prior to the PBT Contribution Closing, at the Blackbeard Contribution Closing, pursuant to Section 2.1(e)(y), NewCo shall pay (or cause to be paid) the payoff amounts expressly set forth in the Payoff Letter pursuant to the wire instructions set forth therein (solely to the extent that, for the avoidance of doubt, the principal amount relating to such payoff amounts does not exceed $112,700,000 and any interest, penalties and fees associated therewith do not exceed $200,000).

Article VIII
SURVIVAL; INDEMNIFICATION

Section 8.1          Survival. Except in the case of Fraud, the representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall not survive the Blackbeard Contribution Closing; provided that the representations and warranties set forth in Section 3.15(b), Section 3.16(b) and Section 4.13(b) shall survive the Blackbeard Contribution Closing until the eighteen month anniversary of the Blackbeard Contribution Closing Date (in each case, giving effect to any waiver or extension of any statutes of limitations). The covenants and agreements of the Parties to be performed prior to the Blackbeard Contribution Closing contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive, and shall terminate and expire

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at, the Blackbeard Contribution Closing. The covenants and agreements of the Parties to be performed after the Blackbeard Contribution Closing that are contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Blackbeard Contribution Closing indefinitely or for such shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if requisite written notice pursuant to this Article VIII of the breach thereof giving rise to such right of indemnity shall have been given to Blackbeard and Greybeard or NewCo prior to such time. For the avoidance of doubt, in the event notice is delivered to Blackbeard, such notice will be deemed delivered to each of the Blackbeard Parties.

Section 8.2          Indemnification.

(a)         Subject to the limitations set forth in this Article VIII, effective at and after the Blackbeard Contribution Closing, each of Blackbeard and Greybeard hereby (on a several basis in accordance with each such Blackbeard Party’s direct or, in the case of Blackbeard, indirect, pro rata share of the equity ownership of NewCo as of immediately following the Blackbeard Contribution Closing), indemnify and defend the NewCo Parties, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns (collectively, the “NewCo Indemnified Parties”) against and agree to defend and hold each of them harmless from any and all Damages, incurred or suffered by any NewCo Indemnified Party to the extent arising out of, relating to or resulting from or under:

(i)          any inaccuracy in or breach of the representations and warranties set forth in Section 3.15(b), Section 3.16(b) and Section 4.13(b) as of the date hereof, as of the PBT Contribution Closing Date, and as of the Blackbeard Contribution Closing Date;

(ii)         any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by a Blackbeard Party or its Affiliates under this Agreement or the other Transaction Documents after the Blackbeard Contribution Closing; and

(iii)        the Pre-Closing Restructuring.

(b)         Subject to the limitations set forth in this Article VIII, effective at and after the Blackbeard Contribution Closing, NewCo hereby indemnifies Blackbeard and Greybeard, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns (collectively, the “Blackbeard Indemnified Parties”) against and agree to defend and hold each of them harmless from any and all Damages, incurred or suffered by any Blackbeard Indemnified Party to the extent arising out of, relating to or resulting from or under any breach of or non-fulfillment of any covenant, agreement or obligation made or to be performed by NewCo or its Subsidiaries under this Agreement or the other Transaction Documents after the Blackbeard Contribution Closing.

Section 8.3          Third-Party Claim Procedures.

(a)         The party seeking indemnification under Section 8.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (excluding any Tax audit or administrative or judicial proceeding relating to Taxes) in respect of which indemnity may be sought under Section 8.2 (a “Claim”). Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)         The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 8.3, shall be entitled to assume and control such defense, in each case at its own expense.

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(c)         If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.3(c), the Indemnifying Party shall give written notice to the Indemnified Party within 30 days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (ii) the Indemnifying Party timely provides the Indemnified Party with a written statement that, based on the facts set forth in the notice required by Section 8.3 (assuming that the facts alleged by the third party as set forth in the notice were actually true), the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim, and (iii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action.

(d)         If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that, the Indemnified Party’s consent shall not be required if the settlement, compromise or discharge, by its express terms, (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim, (ii) is for money damages only and does not impose injunctive or equitable relief or require an admission or finding of liability or wrongdoing and (iii) contains a full and unconditional release of all Indemnified Parties and their Affiliates from all Damages and obligations with respect to such Third-Party Claim.

(e)         If the Indemnifying Party does not timely deliver the notice contemplated by Section 8.3(c), or if such notice is given on a timely basis but any of the other conditions in this Section 8.3(e) are unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)          In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 8.3(c) shall be borne by the Indemnified Party; provided that, notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of one such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to control the defense of the Third-Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

(g)         Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(h)         Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.2 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.7. If the Indemnifying Party does not object in writing to such claim within 30 days after receipt of written notice from the Indemnified Party, such failure shall constitute an irrevocable acknowledgement by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Damages set forth in such notice.

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Section 8.4          Calculation of Damages.

(a)         The Indemnifying Parties’ aggregate liability for indemnification pursuant to this Article VIII shall in no event exceed $909,000,000.

(b)         The amount of any Damages payable under Section 8.2 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles). If (x) an Indemnified Party actually recovers an amount from a third party in respect of any Damages subject to indemnification under this Article VIII after all or any portion of such Damages have been paid by an Indemnifying Party to such Indemnified Party hereunder, and (y) such recovery from the third party is no longer subject to any right of offset, reimbursement, chargeback or clawback, then the Indemnified Party shall promptly remit to the Indemnifying Party the Recovery Amount, if any.

(c)         For purposes of this Agreement, “Recovery Amount” shall mean an amount equal to (i) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Damages, plus (ii) the amount received from such third party in respect thereof, net of (A) all fees, costs and expenses (including attorneys’ fees, experts’ fees and other costs of collection) incurred by such Indemnified Party or its Affiliates in pursuing or obtaining such recovery, (B) any deductible, self-insured retention or co-insurance borne by such Indemnified Party, and (C) any Taxes incurred by such Indemnified Party in respect of the receipt of such Recovery Amount, minus (iii) the full amount of the Indemnifying Party’s portion of such Damages.

(d)         Each Blackbeard Party hereby acknowledges and agrees that (i) the availability of indemnification of the Indemnified Parties under this Article VIII shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Blackbeard Party may have from NewCo or any of its Subsidiaries (whether such rights may arise from or pursuant to applicable Law, Contract, the governing documents of NewCo or any of its Subsidiaries or otherwise), and (ii) such Blackbeard Party shall not be entitled to any indemnification, advancement, contribution or reimbursement from NewCo or any of their respective Affiliates for amounts for which the Indemnified Parties would be entitled to indemnification under this Article VIII (determined without regard to any thresholds, baskets, deductibles, caps, survival periods or other limitations).

(e)         In no event may an Indemnified Party have a “double recovery” with respect to the same Damages.

Section 8.5          Exclusivity of Remedy. Subject to Section 11.9, and without limiting any Party’s rights under any other Transaction Document or any other agreement entered into in connection with this Agreement or with respect to claims for Fraud, the Parties acknowledge and agree that, from and after the Blackbeard Contribution Closing, the indemnification provisions in this Article VIII shall be the sole and exclusive monetary remedy of any Party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement.

Section 8.6          Mitigation. The Party seeking indemnification under this Article VIII shall (x) to the extent required by applicable Law, use commercially reasonable efforts to mitigate any Damages which form the basis of an indemnification claim hereunder, and (y) use commercially reasonable efforts to seek recovery from available insurance policies in respect of the Damages which form the basis of an indemnification claim hereunder; provided that in no event shall the Indemnified Party be required to commence or threaten litigation against any third party in respect of such recovery or take any other action if it would reasonably be expected to be detrimental to NewCo and its Subsidiaries.

Section 8.7          Disclaimers; No Other Representations or Warranties.

(a)         EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III, ARTICLE IV AND ARTICLE V (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE OTHER TRANSACTION DOCUMENTS AND THE CERTIFICATES OF EACH PARTY TO BE DELIVERED AT EACH OF THE CLOSINGS, (I) NO PARTY OR PERSON MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, AND EACH PARTY WAIVES AND REPRESENTS AND WARRANTS THAT SUCH PARTY HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (A) ANY PERSON,

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(B) TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON ANY ASSETS, (C) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO ANY ASSETS, (D) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM ANY ASSETS, (E) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (F) ANY ESTIMATES OF THE VALUE OF ANY ASSETS OR FUTURE REVENUES GENERATED BY ANY ASSETS, (G) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM ANY ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (H) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ASSETS, (I) ANY BULK SALES LAWS OR SIMILAR LAWS AND/OR ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ANY PARTY OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (II) EACH PARTY FURTHER DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III, ARTICLE IV, OR ARTICLE V (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES), IN THE OTHER TRANSACTION DOCUMENTS AND THE CERTIFICATES OF EACH PARTY TO BE DELIVERED AT EACH OF THE CLOSINGS, ANY AND ALL ASSETS ARE BEING ACCEPTED EACH OF THE PARTIES AND THEIR RESPECTIVE AFFILIATES “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT EACH PARTY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS SUCH PARTY DEEMS APPROPRIATE.

(b)         Each Party acknowledges that (i) the Blackbeard Group Assets, the Greybeard Assets, the PBT Interests and the PBT Obligations have been used for exploration, development, production, gathering and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, asbestos-containing materials, scale, Naturally Occurring Radioactive Materials (NORM), Hazardous Substances or other substances or materials located in, on or under such assets or associated with such assets; (ii) the sites included in such assets may contain asbestos, NORM or other Hazardous Substances; (iii) wells, materials and equipment located on such assets may contain NORM, asbestos and other wastes or Hazardous Substances; (iv) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment; and (v) special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from such assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN AS EXPRESSLY PROVIDED HEREIN OR THEREIN, INCLUDING IN ARTICLE III, ARTICLE IV, AND ARTICLE V (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE OTHER TRANSACTION DOCUMENTS AND THE CERTIFICATES OF EACH PARTY TO BE DELIVERED AT EACH OF THE CLOSINGS, NO PERSON MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS AND WAIVES, AS APPLICABLE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITY, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON ANY ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE SUCH ASSETS ARE LOCATED.

(c)         Conspicuousness. EACH PARTY AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND THE REST OF THIS AGREEMENT IN BOLD, CAPITALIZED FONT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

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Article IX
CONDITIONS PRECEDENT TO THE ClosingS

Section 9.1          Conditions to Each Party’s Obligation to Effect the PBT Contribution Closing. The obligation of each Party to effect the PBT Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the PBT Contribution Closing of the following conditions:

(a)         PBT Unitholder Approval. (i) The PBT Unitholder Approval shall have been obtained, and (ii) the trustee of PBT shall have entered into the Amendment No. 3 to the PBT Trust Indenture, substantially in the form of Exhibit I hereto (the “Trust Amendment”).

(b)         NYSE Listing. All Class A Shares to be issued pursuant to Article I shall have been approved for listing on NYSE, subject to official notice of issuance.

(c)         S-4 Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Action seeking a stop order.

(d)         No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the PBT Contribution Closing; provided that, no Party shall be permitted to invoke this Section 9.1(d) unless they shall have taken all actions required under this Agreement to avoid or have lifted any such Law.

(e)         HSR Approval. Any waiting period under the HSR Act applicable to the Transactions, and any agreement with a Governmental Entity to not consummate or to delay consummation of the Transactions, shall have expired or been terminated.

(f)          PBT Material Adverse Effect. Since the date of this Agreement, there shall not have been any PBT Material Adverse Effect.

Section 9.2          Conditions to the Obligations of the NewCo Parties to Effect the PBT Contribution Closing. The obligation of the NewCo Parties to effect the PBT Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following conditions:

(a)         (i) the representations and warranties of Blackbeard set forth in Section 3.2 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date, (ii) the representations and warranties of Blackbeard set forth in Section 3.1 (Organization, Standing and Power), Section 3.4 (Authority), Section 3.5(a)(i) (Non-Contravention of Organizational Documents), and Section 3.29 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date); and (iii) the representations and warranties of Blackbeard set forth in Section 3.9(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date;

(b)         the representations and warranties of Blackbeard set forth in this Agreement (other than the representations listed in Section 9.2(a)) shall be true and correct as of the date of this Agreement and the PBT Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Blackbeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

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(c)         the representations and warranties of Greybeard set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), Section 4.3(a)(i) (Non-Contravention of Organizational Documents), and Section 4.22 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(d)         the representations and warranties of Greybeard set forth in this Agreement (other than the representations listed in Section 9.2(c)) shall be true and correct as of the date of this Agreement and the PBT Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Greybeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(e)         The Blackbeard Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the PBT Contribution Closing;

(f)          Since the date of this Agreement, there shall not have been any Blackbeard Material Adverse Effect;

(g)         Since the date of this Agreement, there shall not have been any Greybeard Material Adverse Effect;

(h)         NewCo shall have received a certificate of an executive officer of Blackbeard, dated as of the PBT Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (e) (solely with respect to Blackbeard and Blackbeard Security), and (f) of this Section 9.2 have been satisfied;

(i)          NewCo shall have received a certificate of an executive officer of Greybeard, dated as of the PBT Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (c), (d), (e) (solely with respect to Greybeard) and (g) of this Section 9.2 have been satisfied;

(j)          the outstanding principal amount payable under the USLG Legacy Credit Facility does not exceed an amount equal to $112,700,000 and any interest, penalties and fees associated therewith (excluding, for the avoidance of doubt, any fees associated with an amendment and restatement of the USLG Legacy Credit Facility as described in Section 2.1(e)(x)) do not exceed $200,000; and

(k)         the Pre-Closing Restructuring (other than the transactions contemplated by Sections 6.7(c)(i) and (ii)) shall have been consummated in accordance with Section 6.7.

Section 9.3          Conditions to the Obligations of Blackbeard and Greybeard to Effect the PBT Contribution Closing. The obligation of Blackbeard and Greybeard to effect the PBT Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Blackbeard and Greybeard at or prior to the PBT Contribution Closing of the following conditions:

(a)         the representations and warranties of the NewCo Parties set forth in Section 5.1 (Organization, Standing and Power), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.4(a)(i) (Non-Contravention of Organizational Documents), and Section 5.6 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(b)         the representations and warranties of the NewCo Parties set forth in this Agreement (other than the representations listed in Section 9.3(a)) shall be true and correct as of the date of this Agreement and the PBT Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NewCo Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “NewCo Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

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(c)         the NewCo Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the PBT Contribution Closing;

(d)         since the date of this Agreement, there shall not have been any NewCo Material Adverse Effect;

(e)         Blackbeard and Greybeard shall have received a certificate of an executive officer of NewCo, dated as of the PBT Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (c) and (d) of this Section 9.3 have been satisfied; and

(f)          the NewCo Parties shall have delivered (or shall be ready, willing, and able to deliver at the PBT Contribution Closing) to Blackbeard and Greybeard the closing deliverables set forth in Section 1.4.

Section 9.4          Conditions to Each Party’s Obligation to Effect the Blackbeard Contribution Closing. The obligation of each Party to effect the Blackbeard Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Blackbeard Contribution Closing of the following conditions:

(a)         S-4 Registration Statement. The S-4 Registration Statement shall not be the subject of any stop order or Action seeking a stop order.

(b)         No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Blackbeard Contribution Closing.

(c)         PBT Contribution Closing. The PBT Contribution Closing shall have been consummated in accordance with the terms of this Agreement; and

(d)         PBT Material Adverse Effect. Since the date of this Agreement, there shall not have been any PBT Material Adverse Effect.

Section 9.5          Conditions to the Obligations of the NewCo Parties to Effect the Blackbeard Contribution Closing. The obligation of the NewCo Parties to effect the Blackbeard Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Blackbeard Contribution Closing of the following conditions:

(a)         (i) the representations and warranties of Blackbeard set forth in Section 3.2 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date, (ii) the representations and warranties of Blackbeard set forth in Section 3.1 (Organization, Standing and Power), Section 3.4 (Authority), Section 3.5(a)(i) (Non-Contravention of Organizational Documents), and Section 3.29 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date); and (iii) the representations and warranties of Blackbeard set forth in Section 3.9(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date;

(b)         the representations and warranties of Blackbeard set forth in this Agreement (other than the representations listed in Section 9.5(a)) shall be true and correct as of the date of this Agreement and the Blackbeard Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Blackbeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

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(c)         the representations and warranties of Greybeard set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), Section 4.3(a)(i) (Non-Contravention of Organizational Documents), and Section 4.22 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(d)         the representations and warranties of Greybeard set forth in this Agreement (other than the representations listed in Section 9.5(c)) shall be true and correct as of the date of this Agreement and the Blackbeard Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Greybeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(e)         The Blackbeard Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the Blackbeard Contribution Closing;

(f)          Since the date of this Agreement, there shall not have been any Blackbeard Material Adverse Effect;

(g)         Since the date of this Agreement, there shall not have been any Greybeard Material Adverse Effect;

(h)         NewCo shall have received a certificate of an executive officer of Blackbeard, dated as of the Blackbeard Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (e) (solely with respect to Blackbeard and Blackbeard Security), and (f) of this Section 9.5 have been satisfied;

(i)          NewCo shall have received a certificate of an executive officer of Greybeard, dated as of the Blackbeard Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (c), (d), (e) (solely with respect to Greybeard) and (g) of this Section 9.5 have been satisfied;

(j)          The Blackbeard Parties shall have delivered (or shall be ready, willing, and able to deliver at the Blackbeard Contribution Closing) to the NewCo Parties the closing deliverables set forth in Section 2.4(b);

(k)         the transactions contemplated by Sections 6.7(c)(i) and (ii) shall have been consummated in accordance with Section 6.7; and

(l)          the outstanding principal amount payable under the USLG Legacy Credit Facility does not exceed an amount equal to $112,700,000 and any interest, penalties and fees associated therewith (excluding, for the avoidance of doubt, any fees associated with an amendment and restatement of the USLG Legacy Credit Facility as described in Section 2.1(e)(x)) do not exceed $200,000.

Section 9.6          Conditions to the Obligations of Blackbeard and Greybeard to Effect the Blackbeard Contribution Closing. The obligation of Blackbeard and Greybeard to effect the Blackbeard Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Blackbeard and Greybeard at or prior to the Blackbeard Contribution Closing of the following conditions:

(a)         the representations and warranties of the NewCo Parties set forth in Section 5.1 (Organization, Standing and Power), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.4(a)(i) (Non-Contravention of Organizational Documents), and Section 5.6 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(b)         the representations and warranties of the NewCo Parties set forth in this Agreement (other than the representations listed in Section 9.6(a)) shall be true and correct as of the date of this Agreement and the Blackbeard Contribution Closing Date as though made as of such date (unless any such representation or warranty

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is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NewCo Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “NewCo Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(c)         the NewCo Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the Blackbeard Contribution Closing;

(d)         since the date of this Agreement, there shall not have been any NewCo Material Adverse Effect;

(e)         Blackbeard and Greybeard shall have received a certificate of an executive officer of NewCo, dated as of the Blackbeard Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (c) and (d) of this Section 9.6 have been satisfied; and

(f)          the NewCo Parties shall have delivered (or shall be ready, willing, and able to deliver at the Blackbeard Contribution Closing) to Blackbeard and Greybeard the closing deliverables set forth in Section 2.4(a).

Section 9.7          Frustration of Closing Conditions. Neither Blackbeard nor Greybeard, on the one hand, nor the NewCo Parties, on the other hand, may rely on the failure of any condition set forth in this Article IX to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Transactions to the extent that such failure was caused by such Party’s breach of this Agreement.

Section 9.8          Effect of the Closings.

(a)         If any of the Closings occur, all conditions set forth in this Article IX that have not been fully satisfied as of the applicable Closing shall be deemed to have been irrevocably satisfied by each Party entitled to the benefit of such condition, as of the date of such Closing. From and after any Closing, no Party shall be entitled to assert, and each Party hereby irrevocably waives (on behalf of itself and each of its Affiliates) any right to assert, that any condition set forth in Article IX was not satisfied or that the transactions contemplated hereby were consummated other than in accordance with the terms of this Agreement.

(b)In furtherance (and not in limitation) of the foregoing, on and after the PBT Contribution Closing, solely for purposes of determining whether any condition to the Blackbeard Contribution Closing has been satisfied under Section 9.4, Section 9.5, and Section 9.6, no Party shall be entitled to assert, and each Party hereby irrevocably waives (on behalf of itself and each of its Affiliates) any right to assert, that (i) any Blackbeard Material Adverse Effect, Greybeard Material Adverse Effect, PBT Material Adverse Effect, or NewCo Material Adverse Effect has occurred at or prior to the PBT Contribution Closing (such that only events or changes occurring after the PBT Contribution Closing can be considered in the determination of the foregoing), or (ii) the NewCo Parties or the Blackbeard Parties have not performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the PBT Contribution Closing.

(c)         Notwithstanding anything to the contrary in this Agreement, nothing in this Section 9.8 shall limit, waive or otherwise affect any right or remedy of any Party in respect of any representation, warranty, covenant or agreement under Article VIII.

Article X
TERMINATION, AMENDMENT AND WAIVER

Section 10.1        Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Blackbeard Contribution Closing (with any termination by Blackbeard also being an effective termination by the other Blackbeard Parties and any termination by NewCo also being an effective termination by the other NewCo Parties):

(a)         by mutual written consent of Blackbeard and NewCo;

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(b)         by either Blackbeard or NewCo:

(i)          if the Blackbeard Contribution Closing shall not have been consummated on or prior to 11:59 p.m. (New York City time) on December 31, 2026 (as such date may be extended, the “Termination Date”); provided, that neither Blackbeard nor NewCo shall have the right to terminate this Agreement pursuant to this Section 10.1(b)(i) if any action of such Person (or, in the case of purported termination by Blackbeard, any other Blackbeard Party, and in the case of purported termination by NewCo, any other NewCo Party) or failure of such Person (or, in the case of purported termination by Blackbeard, any other Blackbeard Party, and in the case of purported termination by NewCo, any other NewCo Party) to perform or comply with the covenants and agreements of such Party set forth in this Agreement shall have resulted in, or materially contributed to, the failure of either Closing to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii)         if any court of competent jurisdiction or other Governmental Entity in any jurisdiction in which the Parties have material business operations shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no Party shall have the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) in the event that such Person’s (or, in the case of purported termination by Blackbeard, any other Blackbeard Party’s, and in the case of purported termination by NewCo, any other NewCo Party’s) breach of this Agreement has resulted in, or materially contributed to, such final and nonappealable judgment, order, injunction, rule, decree, or other action being taken or issued;

(iii)        if the PBT Unitholder Approval shall not have been obtained at the PBT Unitholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote thereon was taken;

(iv)        if at any meeting of the PBT Unitholders, the PBT Unitholders approve any action, proposal, transaction or agreement that is a PBT Competing Proposal or if PBT enters into any definitive agreement relating to a PBT Competing Proposal;

(c)         by Blackbeard prior to the PBT Contribution Closing, if any NewCo Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.3(a), (b) or (c), and (ii) cannot be cured by the Termination Date; provided, that Blackbeard shall have given NewCo written notice, delivered at least 45 days prior to such termination, stating Blackbeard’s intention to terminate this Agreement pursuant to this Section 10.1(c) and the basis for such termination; provided, further, that Blackbeard shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Blackbeard or any other Blackbeard Party is then in material breach of any of its covenants or agreements set forth in this Agreement;

(d)         Subject to Section 9.8, by Blackbeard prior to the Blackbeard Contribution Closing, if any NewCo Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.6(a), (b) or (c), and (ii) cannot be cured by the Termination Date; provided, that Blackbeard shall have given NewCo written notice, delivered at least 45 days prior to such termination, stating Blackbeard’s intention to terminate this Agreement pursuant to this Section 10.1(d) and the basis for such termination; provided, further, that Blackbeard shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Blackbeard or any other Blackbeard Party is then in material breach of any of its covenants or agreements set forth in this Agreement;

(e)         by NewCo prior to the PBT Contribution Closing, if any Blackbeard Party shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.2(a), (b), (c), (d), or (e) and (ii) cannot be cured by the Termination Date; provided, that NewCo shall have given Blackbeard written notice, delivered at least 45 days prior to such termination, stating NewCo’s intention to terminate this Agreement pursuant to this Section 10.1(e) and the basis for such termination; provided, further, that NewCo shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if any NewCo Party is then in material breach of any of its covenants or agreements set forth in this Agreement; or

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(f)          Subject to Section 9.8, by NewCo prior to the Blackbeard Contribution Closing, if any Blackbeard Party shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.5(a), (b), (c), (d), or (e) and (ii) cannot be cured by the Termination Date; provided, that NewCo shall have given Blackbeard written notice, delivered at least 45 days prior to such termination, stating NewCo’s intention to terminate this Agreement pursuant to this Section 10.1(f) and the basis for such termination; provided, further, that NewCo shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if any NewCo Party is then in material breach of any of its covenants or agreements set forth in this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party setting forth the basis on which such party is terminating this Agreement.

Section 10.2        Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto, except that (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (b) the provisions of Section 7.5 (Public Announcements), Section 8.7 (Disclaimers; No Other Representations or Warranties), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Section 11.1 (Notices), Section 11.2 (Certain Definitions) (to the extent relating to another provision that survives termination), Section 11.3 (Interpretation), Section 11.4 (Entire Agreement), Section 11.5 (Parties in Interest), Section 11.6 (Governing Law), Section 11.7 (Venue), Section 11.8 (Assignment; Successors), Section 11.9 (Specific Performance), Section 11.11 (Severability), Section 11.12 (Waiver of Jury Trial) and Section 11.14 (No Presumption Against Drafting Party) of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect; provided, that, none of the Parties shall be released from any liabilities or damages arising out of Fraud or Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

Section 10.3        Fees and Expenses. Except as otherwise expressly provided in this Agreement (including as otherwise provided in this Section 10.3), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated; provided that, if the Blackbeard Contribution Closing occurs, the Parties acknowledge and agree that NewCo shall reimburse SoftVest and Blackbeard for the fees, costs, and expenses incurred by such Persons set forth in Section 10.3 of the Disclosure Schedules; provided, further, that the Parties acknowledge and agree that NewCo, on the one hand, and Blackbeard, on the other hand, shall each bear 50% of (i) all filing fees and other charges for the filings required under Antitrust Laws by the Parties (including in connection with any filings under the HSR Act), and (ii) solely to the extent that this Agreement is terminated pursuant to Section 10.1, any fees, costs and expenses incurred by any Party in connection with the printing, filing and mailing of the S-4 Registration Statement and Proxy Statement (including all applicable SEC filing fees).

Section 10.4        Amendment or Supplement. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the Parties, prior to the PBT Contribution Closing and whether before or after the PBT Unitholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided that, after the PBT Unitholder Approval has been obtained, no amendment may be made that, pursuant to applicable Law, requires further approval or adoption by the PBT Unitholders without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties at the time of the amendment.

Section 10.5        Extension of Time; Waiver. At any time prior to the Blackbeard Contribution Closing, any Blackbeard Party, on the one hand, and the NewCo Parties, on the other hand, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or in any certificate delivered pursuant to Section 9.2(h), Section 9.2(i), Section 9.3(f), Section 9.5(h), Section 9.5(i) or Section 9.6(e), or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any party in

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exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Article XI
GENERAL PROVISIONS

Section 11.1        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall, in the case of each of (x) and (y), be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)          if to the NewCo Parties, to:

c/o SoftVest Advisors, LLC
400 Pine Street, Suite 1010
Abilene, TX 79601
Attention: Eric L. Oliver
E-mail: eric@softvest.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo; Jon Kubek; Dmitriy Molchanov
E-mail: eduardogallardo@paulhastings.com,
jonkubek@paulhastings.com, dmitriymolchanov@paulhastings.com

(ii)         if to Blackbeard or Greybeard, to:

c/o Blackbeard Operating, LLC
1751 River Run, Suite 405
Fort Worth, Texas 76107
Attention: Ricky Torlincasi
E-mail: rtorlincasi@blackbeardoperating.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams, Thomas G. Zentner, Bryan E.
Loocke, Sang Hun Lee
Email: dmcwilliams@velaw.com, tzentner@velaw.com, bloocke@velaw.com, slee@velaw.com

Section 11.2        Certain Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement.

Section 11.3        Interpretation.

(a)         When a reference is made in this Agreement to a Section, Article, Exhibit, Annex or Schedule, such reference shall be to a Section, Article, Exhibit, Annex or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this

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Agreement. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the Execution Date. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. Any reference to “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to “days” in this Agreement means calendar days unless Business Days are expressly specified.

(b)         In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date); (iv) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day, or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” and words of similar import mean, with respect to any document, that such document was previously made available (A) in the applicable electronic dataroom relating to the Transactions maintained by Blackbeard, Greybeard, or NewCo, as applicable, on or prior to two (2) Business Days prior to the date of execution of this Agreement, or (B) via email delivery to the other Party or its authorized Representatives before execution of this Agreement.

Section 11.4        Entire Agreement. This Agreement (including the Exhibits hereto), the Disclosure Schedules, the Confidentiality Agreement, and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 11.5        Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 11.16 which shall inure to the benefit of the Persons benefiting therefrom who are intended third party beneficiaries thereof, (b) with respect to Section 11.17, which shall inure to the benefit of the Released Parties who are intended third party beneficiaries thereof, (c) with respect to Section 7.5, which shall inure to the benefit of SoftVest who is an intended third party beneficiary thereof, (d) with respect to Section 11.19 which shall inure to the benefit of Vinson & Elkins LLP who is an intended third party beneficiary thereof, and (e) with respect to the last sentence of Section 6.4(a), which shall inure to the benefit of the Trustee who is an intended third party beneficiary thereof. Notwithstanding anything herein to the contrary, in such capacity as representative of NewCo’s stockholders and the PBT Unitholders and other applicable Persons, NewCo shall not be liable to NewCo’s stockholders, the PBT Unitholders or any other applicable Persons for any action taken, suffered or omitted to be taken by it in good faith. The representations and warranties in this Agreement are the product of negotiations among the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon, or seek enforcement of, the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 11.6        Governing Law. This Agreement and the legal relations between the Parties in connection with the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

Section 11.7        Venue.

(a)         Any dispute, controversy, matter or claim between the Parties arising out of or relating to this Agreement or the Transactions (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Action arising out of this Agreement or any of the Transactions. All Disputes between the Parties relating to this Agreement and the Transactions shall have exclusive jurisdiction and venue only in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas. Each Party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas County United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas County or the United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas.

(b)         To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.7(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas.

(c)         The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

Section 11.8        Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the NewCo Parties, on the one hand, and Blackbeard, on the other hand, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 11.9        Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. Accordingly, each of the Parties acknowledges and agrees that, (a) at any time prior to the valid termination of this Agreement pursuant to Article X, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

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Agreement in the courts chosen under Section 11.7, this being in addition to any other remedy to which such Party is entitled at law or in equity, and (b) the right of specific performance is an integral part of the Transactions and without that right, no Party would have entered into this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity, and (ii) any requirement under any law to provide any bond or to post any security as a prerequisite to obtaining equitable relief. The right to specific enforcement hereunder shall include the right of (A) NewCo, on behalf of itself and any third party beneficiaries to this Agreement, to cause Blackbeard and Greybeard to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement and (B) each of Blackbeard and Greybeard, on behalf of themselves and any third party beneficiaries to this Agreement, to cause the NewCo Parties to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.

Section 11.10      Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 11.11      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 11.12      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

Section 11.13      Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, .gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 11.14      No Presumption Against Drafting Party. Each of the Parties acknowledges and agrees that each Party has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.15      Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of NewCo or any of its Subsidiaries as a result of legal counsel representing NewCo or any of its Subsidiaries in connection with the Transactions, (b) all documents subject to the attorney-client privilege or work-product protection described in Section 11.15(a) and (c) all documents maintained by NewCo or any of its Subsidiaries in connection with the Transactions shall, from and after the Blackbeard Contribution Closing, be held by the Persons serving as directors of NewCo immediately prior to the Blackbeard Contribution Closing, and their respective successors.

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Section 11.16      Non-Recourse. Each Party agrees, on behalf of itself and its respective Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the other Transaction Documents or the Transactions, (b) the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), (c) any breach or violation of this Agreement or the other Transaction Documents, and (d) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Parties or other Persons that are expressly identified as parties to this Agreement or the other Transaction Documents. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement or the other Transaction Documents or in connection with any of the Transactions shall be had against any Non-Recourse Person, and no Non-Recourse Person, shall have any liabilities or obligations (whether in Contract or in tort, in law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). No Non-Recourse Person shall be responsible or liable for any damages which may be alleged as a result of this Agreement, any other Transaction Document or the Transactions (or the termination or abandonment thereof). Notwithstanding anything to the contrary set forth in this Section 11.16, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement or the Support Agreement to the extent such Person is expressly party thereto.

Section 11.17      Mutual Release.

(a)         Effective as of the Blackbeard Contribution Closing and subject to Section 11.18, each of Blackbeard and Greybeard, on behalf of themselves and their respective Affiliates (other than the Blackbeard Transferred Entities), and their respective successors and assigns (collectively, the “Blackbeard/Greybeard Releasing Parties”), forever waives, releases, remises and discharges PBT, SoftVest, the NewCo Parties, the Blackbeard Transferred Entities and each of their respective Affiliates (including NewCo Sub, OpCo and, after Blackbeard Contribution Closing, Blackbeard ExCo, USLG ExCo and USLG Legacy), any of the foregoing Persons’ directors, officers, employees and Representatives, and the foregoing Persons’ respective Affiliates, Representatives, predecessors, successors and assigns (the “Blackbeard/Greybeard Released Parties”) from any Action, damages, obligation or liability that the Blackbeard/Greybeard Releasing Parties may currently have, or may have in the future, (i) to the extent relating to, attributable to or arising out of any of the Blackbeard Transferred Entities, the USLG Business, the Greybeard Assets, the Transferred Assets or the PBT Interest or any direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees), or (ii) relating to the approval, negotiation, performance or consummation of the Transactions or any other Transaction Document in each case to the extent occurring on or prior to Blackbeard Contribution Closing, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of any of the Blackbeard/Greybeard Releasing Parties, except in each case for (x) any such Blackbeard/Greybeard Releasing Party’s express rights after the Blackbeard Contribution Closing pursuant to this Agreement or any other Transaction Document to which it is a party and (y) any express rights under commercial Contracts, entered into in the ordinary course of business and on arms-length terms that are wholly unrelated to the Transactions, between any direct or indirect portfolio company of a Blackbeard/Greybeard Releasing Party (excluding any Blackbeard Party or its Subsidiaries), on the one hand, and USLG Legacy or any of its Subsidiaries, on the other hand (collectively, subject to such exceptions, the “Blackbeard/Greybeard Released Claims”).

(b)         Effective as of the Blackbeard Contribution Closing and subject to Section 11.18, each of the NewCo Parties, on behalf of itself and its Affiliates, and their respective successors and assigns (collectively, the “NewCo Releasing Parties” and together with the Blackbeard/Greybeard Releasing Parties, the “Releasing Parties”), forever waives, releases, remises and discharges PBT, SoftVest, Blackbeard, Greybeard, each of their respective Affiliates, any of the foregoing Persons’ directors, officers, employees and Representatives, and the

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foregoing Persons’ respective Affiliates, Representatives, predecessors, successors and assigns (the “NewCo Released Parties” and together with the Blackbeard/Greybeard Released Parties, the “Released Parties”) from any Action, damages, obligation or liability that the NewCo Releasing Parties may currently have, or may have in the future, (i) to the extent relating to, attributable to or arising out of any of the Blackbeard Transferred Entities, the USLG Business, the Transferred Assets or the PBT Interest or any direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees), or (ii) relating to the approval, negotiation, performance or consummation of the Transactions or any other Transaction Document in each case to the extent occurring on or prior to the Blackbeard Contribution Closing, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of any of NewCo Releasing Parties, except in each case for (x) any such NewCo Releasing Party’s express rights after the Blackbeard Contribution Closing pursuant to this Agreement or any other Transaction Document to which it is a party and (y) any express rights under commercial Contracts, entered into in the ordinary course of business and on arms-length terms that are wholly unrelated to the Transactions, between any direct or indirect portfolio company of a Blackbeard/Greybeard Released Party (excluding any Blackbeard Party or its Subsidiaries), on the one hand, and USLG Legacy or any of its Subsidiaries, on the other hand (collectively, subject to such exceptions, the “NewCo Released Claims”).

(c)         Each of Blackbeard and Greybeard, on behalf of itself and its other applicable Blackbeard/Greybeard Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Blackbeard/Greybeard Released Claims of any nature, character or description whatsoever, which is or which purports to be released or discharged under Section 11.17(a), and (ii) acknowledges that the Blackbeard/Greybeard Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Blackbeard/Greybeard Released Claims, but it hereby expressly agrees that, as of the Blackbeard Contribution Closing, it (on behalf of itself and the other Blackbeard/Greybeard Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Blackbeard/Greybeard Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each of Blackbeard and Greybeard (on behalf of itself and its other applicable Blackbeard/Greybeard Releasing Parties) hereby acknowledges and agrees that if, after the Blackbeard Contribution Closing, any of Blackbeard, Greybeard or any of their other applicable Blackbeard/Greybeard Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Blackbeard/Greybeard Released Party with respect to any Blackbeard/Greybeard Released Claim, this Section 11.17 may be raised as a complete bar to any such Action.

(d)         Each NewCo Party, on behalf of itself and its other applicable NewCo Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any NewCo Released Claims of any nature, character or description whatsoever, which is or which purports to be released or discharged under Section 11.17(b), and (ii) acknowledges that the NewCo Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the NewCo Released Claims, but it hereby expressly agrees that, as of the Blackbeard Contribution Closing, it (on behalf of itself and the other NewCo Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the NewCo Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. NewCo (on behalf of itself and its other applicable NewCo Releasing Parties) hereby acknowledges and agrees that if, after the Blackbeard Contribution Closing, NewCo or any of their other applicable NewCo Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any NewCo Released Party with respect to any NewCo Released Claim, this Section 11.17 may be raised as a complete bar to any such Action.

Section 11.18      Fraud. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement or any other Transaction Document shall limit in any respect any claim by any Person for Fraud, or any right of any Person to any remedy in respect thereof.

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Section 11.19      Certain Waivers. NewCo agrees, on its own behalf and on behalf of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing), that, following the Blackbeard Contribution Closing, Vinson & Elkins LLP may serve as counsel to Blackbeard, Greybeard and any of their Affiliates (other than any NewCo Party, the Blackbeard Transferred Entities, or any of their respective Affiliates) in connection with any matters related to this Agreement and the Transactions, including any dispute arising out of or relating to this Agreement and the Transactions, notwithstanding any representation by Vinson & Elkins LLP of any of Blackbeard Transferred Entities prior to the Blackbeard Contribution Closing Date. NewCo, on its own behalf and on behalf of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing) hereby (a) consents to Vinson & Elkins LLP’s representation of Blackbeard, Greybeard or their Affiliates (other than any NewCo Party, the Blackbeard Transferred Entities, or any of their respective Affiliates) in connection with any matters related to this Agreement and the Transactions arising prior to the Blackbeard Contribution Closing (the “Subject Representation”), (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of any Blackbeard Transferred Entity prior to the Blackbeard Contribution Closing and (c) agrees that, in the event that a dispute arises in respect of the Subject Representation between NewCo or any of their respective Affiliates, on the one hand, and Blackbeard or Greybeard, on the other hand, none of NewCo, any Blackbeard Transferred Entity or any of their respective Affiliates will object to Vinson & Elkins LLP representing Blackbeard, Greybeard and/or its Affiliates (other than any NewCo Party, the Blackbeard Transferred Entities, or any of their respective Affiliates) in such dispute due to the interests of Blackbeard, Greybeard and/or its Affiliates being directly adverse to NewCo or any of its Affiliates (including the Blackbeard Transferred Entities, following Blackbeard Contribution Closing) or due to Vinson & Elkins LLP having represented the Blackbeard Transferred Entities prior to Blackbeard Contribution Closing, in a matter substantially related to such dispute. NewCo further agrees that, as to all communications among Vinson & Elkins LLP, the Blackbeard Transferred Entities, Blackbeard, Greybeard or their respective Affiliates and representatives prior to the Blackbeard Contribution Closing to the extent relating to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to Blackbeard, Greybeard and their applicable Affiliates and may be controlled by Blackbeard, Greybeard and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by NewCo or any of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing). To the extent that NewCo or any of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing) has or maintains any ownership of the foregoing privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Blackbeard and/or Greybeard. Notwithstanding the foregoing, in the event that a dispute arises between NewCo or the Blackbeard Transferred Entities, on the one hand, and any Third Party or any Governmental Entity, on the other hand, after the Blackbeard Contribution Closing, NewCo, the Blackbeard Transferred Entities, or their Affiliates and Representatives may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.

Section 11.20      Further Assurances; Wrong Pockets.

(a)         Following the Blackbeard Contribution Closing, each of the Parties shall, and shall cause their respective controlled Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably requested by the other Parties for carrying out the purposes of this Agreement or any other Transaction Document.

(b)         If, at any time after the Blackbeard Contribution Closing, (i) NewCo or any of its Affiliates receive, or become aware that NewCo or any of its Affiliates own or possess, any assets, rights, claims, properties, notices, monies, refunds, amounts, obligations or liabilities (or any rights to or interest in or to any of the foregoing) that are properly due, deliverable or owing to Blackbeard, Greybeard or the Retained Business, or (ii) Blackbeard, Greybeard, or any of their respective Affiliates receive, or become aware that the Blackbeard, Greybeard, or any of their respective Affiliates own or possess, any assets, rights, claims, properties, notices, monies, refunds, amounts, obligations or liabilities (or any rights to or interest in or to any of the foregoing) that are properly due, deliverable or owing to the Blackbeard Transferred Entities, any of their respective Affiliates, or the USLG Business, or that otherwise arise out of or relate to the Greybeard Assets or any Transferred Assets (each, a “Wrong Pocket Asset”), then such Party, on behalf of itself or its applicable Affiliate, shall promptly notify the intended Party in writing and, if applicable, shall, and shall cause its respective applicable Affiliates to use reasonable best efforts

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to promptly remit or transfer, or cause to be remitted or transferred, for no consideration such assets, rights, claims, properties, notices, monies, refunds, amounts, obligations or liabilities (or any rights to or interest in or to any of the foregoing) to the intended party and/or any Person that such Party designates in writing, as applicable (and the relevant party shall cause the entitled party to accept assets, rights, claims, properties, notices, monies, refunds or amounts, obligations or liabilities, or any rights to or interest in or to any of the foregoing). Until such remittal or transfer of such Wrong Pocket Asset are effected, (x) the applicable Party shall, or shall cause its applicable Affiliate to, use reasonable best efforts to preserve the value of, and hold in trust for the use and benefit of, the intended party, such Wrong Pocket Asset, provide to the intended party all of the benefits arising from such Wrong Pocket Asset, and (y) the applicable party shall, or shall cause its applicable Affiliate to, use reasonable best efforts to assume the liabilities and obligations under the applicable Wrong Pocket Asset. To the extent that any transfer or remittal under Section 11.20(b) is required, but not permitted by applicable Law or an applicable Contract, the Parties shall use reasonable best efforts to obtain or structure an arrangement such that the applicable Party or its Affiliates shall receive such rights and benefits and/or bear the obligations and burdens, of such Wrong Pocket Asset.

(c)         The Parties shall, and shall cause their respective Affiliates to, cooperate with each other in good faith in connection with their obligations under Section 11.20(b) and to facilitate the transition of collections as promptly as practicable after the Blackbeard Contribution Closing. The Parties acknowledge and agree there is no right of offset for any payments to be made pursuant to Section 11.20(b) and a Party may not withhold funds received from third parties which it is required to remit to the other party pursuant to Section 11.20(b) in the event there is a dispute regarding any other issue under any Transaction Document to which they are a party.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PBT LAND AND MINERALS, INC.
By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Chief Executive Officer
PBT SUB, INC.
By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Chief Executive Officer
PBT LAND AND MINERALS OPCO, LLC
By:	PBT Land and Minerals, Inc., as its Sole Member
By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Chief Executive Officer
BLACKBEARD HOLDINGS, LLC
By:	/s/ Kaleb Smith
	Name:	Kaleb Smith
	Title:	Chief Executive Officer
BLACKBEARD SECURITY HOLDINGS, LLC
By:	/s/ Jordan Barrett
	Name:	Jordan Barrett
	Title:	Chief Executive Officer
GREYBEARD ENERGY, LLC
By:	/s/ Kaleb Smith
	Name:	Kaleb Smith
	Title:	Chief Executive Officer

[Signature Page to Combination Agreement]

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Annex I

Certain Definitions

“Action” means any action, suit, litigation, arbitration, mediation, claim (including any crossclaim or counterclaim), investigation, examination, complaint, demand, charge, prosecution, or similar proceeding (including any civil, criminal, administrative, arbitral, or appellate proceeding).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, whether now or in the future, and with respect to any individual, shall also include any “associate” or member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act); provided, that (a) in no event shall NewCo or any of its Subsidiaries be considered an Affiliate of Blackbeard or Greybeard, (b) each Blackbeard Transferred Entity shall be deemed to be an Affiliate of Blackbeard for all periods prior to the Blackbeard Contribution Closing, and (c) each Blackbeard Transferred Entity shall be deemed to be an Affiliate of NewCo after the Blackbeard Contribution Closing.

“Affiliate Contracts” has the meaning set forth in Section 3.22(a).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(a).

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign antitrust or competition Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Period” has the meaning set forth in Section 6.1(a).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Transferred Assets (and solely for the purposes of Section 7.7(c), the PBT Interest) or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Backstop Agreement” has the meaning set forth in Section 2.1(a).

“BBO” has the meaning set forth in the Recitals.

“BBO Credit Facility” means the Credit Agreement dated as of August 29, 2019, by and among BBO, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time.

“BBO Credit Facility Consents” means any Consents and/or amendments required under the BBO Credit Facility with respect to (a) the Pre-Closing Restructuring, or (b) any other covenants, actions or undertakings required of BBO or its Subsidiaries under this Agreement or the other Transaction Documents.

“BBO Merger” has the meaning set forth in Section 6.7(a)(iii).

“BBO Plan of Merger” means the plan of merger, by and between BBO and Blackbeard ExCo.

“BBO Retained Obligations” means all of the obligations and liabilities, known or unknown, of BBO and Blackbeard ExCo, including all of the obligations and liabilities, known or unknown, of any Person, to the extent arising out of or relating to the ownership, use, and operation of the NPI-Burdened Mineral Interests prior to the Effective Time, save, except and excluding solely the Blackbeard ExCo Obligations; it being understood that the BBO Retained Obligations shall include, the Blackbeard ExCo Obligations shall exclude, and BBO shall expressly retain, any and all obligations and liabilities of BBO arising out of or attributable to: (a) the exploration, development or production by BBO and its predecessors in title as to the NPI-Burdened Mineral Interests to the extent attributable to periods prior the Effective Time, including the installation, drilling, completion, and/or equipping or operation of

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any and all wellbores, fixtures, tangible personal properties, improvements, facilities, equipment, pits, tank batteries, pipelines, metering facilities, interconnections, machinery, flowlines, gathering lines, well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets (in each case both surface and subsurface) located on or under any of the lands burdened by the NPI-Burdened Mineral Interests or the storage, treating, processing, gathering, or transportation of Hydrocarbons produced from the NPI-Burdened Mineral Interests and/or (b) any Environmental Liabilities of BBO to the extent arising out of the exploration, development or production by BBO, its Subsidiaries, and its predecessors in title as to the NPI-Burdened Mineral Interests to the extent attributable to periods on or prior to the Effective Time, including liabilities and obligations to properly Plug and Abandon or replug any and all of the assets, interests or properties described in subpart (a) above (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines) as of the Effective Time.

“Benefit Plan” means (a) an “employee benefit plan” (within the meaning of section 3(3) of ERISA), whether or not subject to ERISA, (b) a contract, plan, program, policy, practice, agreement, or other arrangement, whether written or unwritten, relating to or providing for pension, retirement, supplemental retirement, profit-sharing, bonus, commission, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, leave, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, health and welfare, retiree medical or life insurance, death or disability, fringe, or other compensation or employee benefits, or (c) an employment, individual consulting, individual independent contractor, termination, change of control, retention, transaction, or other contract, plan, program, policy, practice, agreement, or other arrangement.

“Blackbeard” has the meaning set forth in the Preamble.

“Blackbeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Equity Securities of the Blackbeard Transferred Entities or Equity Securities representing more than 20% of the voting power of the Blackbeard Transferred Entities, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of the Blackbeard Transferred Entities and the USLG Business, representing more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business.

“Blackbeard Affiliate Contracts” has the meaning set forth in Section 3.22(a).

“Blackbeard Contribution Closing” has the meaning set forth in Section 2.1.

“Blackbeard Contribution Closing Date” has the meaning set forth in Section 2.3.

“Blackbeard ExCo” has the meaning set forth in Section 2.1(c).

“Blackbeard ExCo Obligations” means all of the obligations and liabilities, known or unknown, to the extent constituting, arising out of or relating to (a) the ownership, use and operation of the NPI-Burdened Mineral Interests but only to the extent such obligations or liabilities arise out of, are attributable to, periods on or after the Effective Time and/or (b) the Settlement Agreement.

“Blackbeard ExCo Securities” has the meaning set forth in Section 2.1(c).

“Blackbeard/Greybeard Released Claims” has the meaning set forth in Section 11.17(a).

“Blackbeard/Greybeard Released Parties” has the meaning set forth in Section 11.17(a).

“Blackbeard/Greybeard Releasing Parties” has the meaning set forth in Section 11.17(a).

“Blackbeard Group Assets” means, collectively, the NPI-Burdened Mineral Interests, the USLG ExCo Assets and the USLG Legacy Assets.
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“Blackbeard Group Leases and Servitudes” means, collectively, the USLG ExCo Leases and Servitudes and the USLG Legacy Leases and Servitudes.

“Blackbeard Group Mineral Interests” means, collectively, the NPI-Burdened Mineral Interests, the USLG ExCo Mineral Interests and the USLG Legacy Mineral Interests.

“Blackbeard Group Real Property Interests” means, collectively, the Blackbeard Group Surface Rights and the Blackbeard Group Mineral Interests.

“Blackbeard Group Surface Rights” means, collectively, the USLG ExCo Surface Rights and the USLG Legacy Surface Rights.

“Blackbeard Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Blackbeard Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, assets, financial condition or results of operations of the Blackbeard Transferred Entities and the USLG Business, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (i) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where the Blackbeard Transferred Entities or the USLG Business has operations, (ii) changes in applicable Law generally affecting the industry in which the Blackbeard Transferred Entities or the USLG Business operates, (iii) acts of war or terrorism in the jurisdictions where the USLG Business has operations (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), (iv) acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (v) the public announcement of this Agreement or any of the other Transaction Documents or the Transactions (it being understood that this clause (v) shall not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), (vi) any failure of the USLG Business to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Blackbeard Material Adverse Effect), (vii) actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the written request of a NewCo Party (it being understood that this clause (vii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), or (viii) the effect of any action taken by a NewCo Party (it being understood that this clause (viii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions); provided, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (iv) has a disproportionate effect on the Blackbeard Transferred Entities and the USLG Business, taken as a whole, relative to other participants in the industry in which the USLG Business operates, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Blackbeard Material Adverse Effect but solely to the extent of such disproportionate effect, or (b) the ability of Blackbeard to perform any of its obligations under, or to consummate the Transactions.

“Blackbeard Material Contracts” has the meaning set forth in Section 3.14(a).

“Blackbeard Oil and Gas Lease” means any Oil and Gas Lease burdening the Blackbeard Group Mineral Interests or Greybeard Mineral Interests where (a) the “lessee” interest thereunder is held by Blackbeard or one of its Subsidiaries and (b) Blackbeard or one of its Subsidiaries is the designated operator of record with respect to any Wells located on or for which such Blackbeard Group Mineral Interests are pooled or allocated.

“Blackbeard Parties” has the meaning set forth in the Preamble.

“Blackbeard RetainCo” has the meaning set forth in Section 6.7(a)(i).

“Blackbeard Security” has the meaning set forth in the Preamble.

“Blackbeard Security A Share Purchase” has the meaning set forth in Section 2.1(b).

Annex B-64

“Blackbeard Security B Share Purchase” has the meaning set forth in Section 2.1(b).

“Blackbeard Security-NewCo Contribution” has the meaning set forth in Section 2.1(b).

“Blackbeard Security-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“Blackbeard Transaction Counterparties” means, as applicable, Blackbeard, Blackbeard Security, BBO, USLG Legacy, Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo.

“Blackbeard Transferred Entities” means Blackbeard ExCo, USLG ExCo, USLG Legacy, and their respective Subsidiaries (if any).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Fort Worth, Texas are authorized or required by applicable Law to be closed.

“Claim” has the meaning set forth in Section 8.3(a).

“Class A Shares” has the meaning set forth in the Recitals.

“Class B Shares” has the meaning set forth in the Recitals.

“Closings” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Agreement” has the meaning set forth in Amendment No. 3.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consent” means any consent, approval, authorizations, or permit of, or filing with or notification to, any Governmental Entities or any other Person which are required to be obtained, made, or complied with, for, or in connection with the Transactions, including in connection with the sale, assignment and transfer of any of the Transferred Assets or PBT Interest pursuant to this Agreement and the Transaction Documents.

“Contract” means, whether written or oral, any contract, agreement, arrangement, understanding, lease, sublease, license, sublicense, subcontract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereto; provided, that without limiting the instruments included in any of the Blackbeard Group Assets or Greybeard Assets, solely for purposes of Article III and Article IV, the defined term “Contracts” shall not include any leases, servitudes or other instruments constituting the applicable Person’s chain of title to any of the Blackbeard Group Real Property Interests, Blackbeard Group Leases and Servitudes, Greybeard Mineral Interests or Greybeard Leases and Servitudes.

“Contributed Entity Formations” has the meaning set forth in Section 3.3.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Facility” means the BBO Credit Facility, the Greybeard Credit Facility and the USLG Legacy Credit Facility, as the context may require.

“Credit Facility Consents” means, collectively, the BBO Credit Facility Consents, the Greybeard Credit Facility Consents and the USLG Legacy Credit Facility Consents.

“Damages” shall mean any and all damage, loss, liability, fines, charges, judgments, Taxes, amounts paid in settlement, penalties, claims, forfeitures, Actions, fees, costs and expenses (including reasonable expenses of investigation and reasonable accountants and attorneys’ fees and expenses and the fees and expenses of other experts) in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties

Annex B-65

hereto, to enforce the provisions hereof, but excluding punitive and special damages of any kind; provided that punitive and special damages shall be included to the extent such damages are payable by an Indemnified Party to a third party in connection with a Third-Party Claim.

“Defensible Title” means that title of the Blackbeard Transferred Entities and/or Greybeard in and to the applicable Subject Formation of the Blackbeard Group Mineral Interests and the Greybeard Minerals Interest, as applicable, that as of the Blackbeard Contribution Closing, and except for Permitted Liens, is (x) deducible from the official county records or (y) if not deducible of such record, is evidenced by or arising out of (a) with respect to any Well, valid pooling, unitization or similar orders or (b) by unrecorded Contracts or instruments, or, with respect to any Well, elections or non-elections in each case, made or delivered pursuant to Contracts, joint operating agreements, pooling agreements, production sharing agreements, unitization agreements or similar Contracts (provided, that for the purposes of this definition, reference to the Blackbeard Transferred Entities and/or Greybeard shall be deemed to be given after giving effect to the Pre-Closing Restructuring):

(a)         as to the applicable Subject Formation as to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest set forth on Exhibit A-4, entitles the Blackbeard Transferred Entities and/or Greybeard in the aggregate to receive a number of Net Royalty Acres in the applicable Subject Formation(s) as to such Blackbeard Group Mineral Interest or Greybeard Mineral Interest set forth on Exhibit A-1, as applicable, that is not less than the number of Net Royalty Acres set forth on Exhibit A-4, as applicable, as to such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, as applicable, subject to any decreases (i) resulting from the establishment or amendment, after the Execution Date, of pools or units, (ii) required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries or (iii) as otherwise expressly stated in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable;

(b)         as to the applicable Subject Formations for each Well set forth on Exhibit A-4, entitles the Blackbeard Transferred Entities and/or Greybeard in the aggregate to receive a Net Revenue Interest as to Hydrocarbons produced, saved and sold from such Well without reduction over the productive life of such Well, except, in each case, any decreases (i) resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units, (ii) required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries or (iii) as otherwise expressly stated in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable, for such Well; and

(c)         is free and clear of Liens (except for Liens constituting Permitted Liens).

“Disclosure Schedules” has the meaning set forth in Article III.

“Dispute” has the meaning set forth in Section 11.7(a).

“DLLCA” has the meaning set forth in Section 6.7(a)(ii).

“Effective Time” means 12:01 a.m. Central Time on the Blackbeard Contribution Closing Date.

“Electronic Delivery” has the meaning set forth in Section 11.13.

“Enforceability Exceptions” has the meaning set forth in Section 3.4(a).

“Environmental Laws” means any applicable Law relating to worker safety, the environment, and/or the use, generation, manufacture, handling, treatment, storage, discharge, release, or transportation of or human exposure to any Hazardous Substances.

“Environmental Liabilities” means any and all damages, Remediation obligations, liabilities, environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws or any Permit issued pursuant to any Environmental Law by a Governmental Entity, including any contribution obligation under the federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Entity or other Person, attributable to any environmental defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Transferred Assets.

Annex B-66

“Equity Security” means (a) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (b) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (c) any preemptive or other outstanding rights, conversion right, subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, redemption rights, rights of first refusal, repurchase rights, performance award, equity or equity-based compensation awards, dividend or dividend equivalent rights or similar awards, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, or in any way dispose of, any of the foregoing and (d) any security convertible into or exercisable or exchangeable for any of the foregoing, and “equity security” or “equity interest” shall have the same meaning; provided, that, “Equity Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any of the Blackbeard Group Assets, the Greybeard Assets and/or the PBT Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade, or business (whether or not incorporated) that is, or was at the relevant time, under common control, or treated as a single employer, with such Person within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Exchange Agreement” has the meaning set forth in Section 2.1(c).

“Execution Date” has the meaning set forth in the Preamble.

“Fraud” means, with respect to any Person, any actual and intentional fraud in the making of any of the representations and warranties of such Person set forth in Article III, Article IV or Article V, as applicable, including the corresponding representations and warranties given in any certificate delivered pursuant to this Agreement at each of the applicable Closings, and in each case, with the express intention that any other Person rely thereon to such Person’s detriment, and the other Person did so justifiably rely thereon and suffered actual damages as a result thereof. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“GAAP” has the meaning set forth in Section 3.6(b).

“Good and Marketable Title” means marketable title that, while not perfect, (a) is deducible of record or arising under binding contracts or instruments and there is not a reasonable doubt as to the validity thereof and (b) is free and clear of any Lien or defect in title (other than a Permitted Liens).

“Governmental Entity” means any transnational, domestic or foreign federal, state, provincial, or local governmental, regulatory or administrative authority (including self-regulatory, self-policing, or self-reporting industry groups or authorities), mediator, arbitrator, arbitral body, department, commission, court, tribunal, agency or official, including any political subdivision thereof.

“Greybeard” has the meaning set forth in the Preamble.

“Greybeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, to acquire, purchase, license, lease, exchange, transfer or otherwise obtain, in any manner, directly or indirectly, in one or more transactions, any right, title, or interest in or to any Greybeard Asset, including pursuant to any merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement, disposition of assets, asset purchase or sale, or other similar transaction; provided, however, that any transfer of limited partner interests in any investment funds or investment vehicles that are a controlling Affiliate of Greybeard shall not constitute a “Greybeard Acquisition Proposal.”

“Greybeard Affiliate Contracts” has the meaning set forth in Section 4.17(a).

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“Greybeard Assets” means all of Greybeard’s right, title and interest in and to the following:

(a)         all Hydrocarbon mineral interests, fee mineral interests, executive rights, reversionary interests, non-participating royalty interests, net profit interests, overriding royalty interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated to any of the foregoing interests, in each case, to the extent set forth on Annex IV to Exhibit A-1, together with all pooled, communitized, or unitized interests to the extent attributable to or allocated to all or part of any such interests (collectively, the “Greybeard Mineral Interests”),

(b)         all Hydrocarbon, mineral, gravel, water, disposal, surface or other leases or servitudes burdening any of the Greybeard Mineral Interests, including, but not limited to, any such leases, instruments or rights set forth on Annex III to Exhibit A-3 (the “Greybeard Leases and Servitudes”);

(c)         all Contracts that are binding on the Greybeard Mineral Interests or that relate to Greybeard’s ownership of the Greybeard Mineral Interests (“Greybeard Contracts”);

(d)         all trade and non-trade credits, accounts, receivables (whether current or non-current), instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Greybeard Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time and related to any Greybeard Asset or the ownership or operation thereof;

(e)         all franchises, licenses, Permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties, if any, that relate to, or arise from, the other Greybeard Assets;

(f)          all prepaid assets to the extent arising or attributable to the period of time on and after the Effective Time and related to any Greybeard Asset or the ownership or operation thereof;

(g)         to the extent permitted by applicable Law, all documents, instruments, books, records, files, catalogs, sale literature, promotional materials, data, certificates and papers (or applicable portions thereof), whether in hard copy or electronic format, to the extent relating to, used in (or held for use in) or arising out of or related to any other Greybeard Asset or the ownership or operation thereof;

(h)         all insurance proceeds and rights to insurance proceeds to the extent received or receivable in respect of the loss, destruction or damage of any other Greybeard Asset occurring prior to the Closing (if any);

(i)          all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the other Greybeard Assets; and

(j)          all prepaid expenses, advance payments, deposits, prepayments and rights to refunds, credits rebates and offsets, if any, in each case arising or attributable to the period of time on and after the Effective Time and related to any Greybeard Asset or the ownership or operation thereof.

“Greybeard A Share Purchase” has the meaning set forth in Section 2.1(b).

“Greybeard B Share Purchase” has the meaning set forth in Section 2.1(b).

“Greybeard Cash Right” has the meaning set forth in Section 2.1(d).

“Greybeard Credit Facility” means the Credit Agreement dated as of March 31, 2025, by and among Greybeard Holdings, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto and BOKF, NA dba Bank of Texas, as administrative agent, as amended, modified or supplemented from time to time.

“Greybeard Credit Facility Consents” means any Consents and/or amendments required under the Greybeard Credit Facility with respect to (a) the Pre-Closing Restructuring, (b) the Transactions, or (c) any other covenants, actions or undertakings required of Greybeard or its Subsidiaries under this Agreement or the other Transaction Documents.

Annex B-68

“Greybeard Financial Statements” has the meaning set forth in Section 4.4(a).

“Greybeard Leases and Servitudes” has the meaning set forth in the definition of Greybeard Assets.

“Greybeard Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, assets, financial condition or results of operations of the Greybeard Assets, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (i) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where the Greybeard Assets are located, (ii) changes in applicable Law generally affecting the industry in which the Greybeard Assets are located, (iii) acts of war or terrorism in the jurisdictions where the Greybeard Assets are located (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), (iv) acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (v) the public announcement of this Agreement or any of the other Transaction Documents or the Transactions (it being understood that this clause (v) shall not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), (vi) any failure of the Greybeard Assets to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Greybeard Material Adverse Effect), (vii) actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the written request of a NewCo Party (it being understood that this clause (vii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), or (viii) the effect of any action taken by a NewCo Party (it being understood that this clause (viii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions); provided, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (iv) has a disproportionate effect on the Greybeard Assets, taken as a whole, relative to other participants in the industry in which the Greybeard Assets are located, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Greybeard Material Adverse Effect but solely to the extent of such disproportionate effect, or (b) the ability of Greybeard to perform any of its obligations under, or to consummate the Transactions.

“Greybeard Material Contracts” has the meaning set forth in Section 4.12(a).

“Greybeard Mineral Interests” has the meaning set forth in the definition of Greybeard Assets.

“Greybeard Oil and Gas Lease” means any Oil and Gas Lease burdening the Greybeard Mineral Interests where (a) the “lessee” interest thereunder is held by Greybeard or one of its Subsidiaries and (b) Greybeard or one of its Subsidiaries is designated operator of record with respect to any Wells located on or for which such Greybeard Mineral Interests are pooled or allocated.

“Greybeard-NewCo Contribution” has the meaning set forth in Section 2.1(b).

“Greybeard-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“Hazardous Substance” means any pollutant, contaminant, substance, waste or material regulated by any Environmental Law as “hazardous”, or “toxic”, including but not limited to petroleum and petroleum by-products, asbestos-containing materials, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.5(b).

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

Annex B-69

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including Texas franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property” means all (a) patents and patent applications, (b) trademarks, service marks, trade names, and trade dress (in each case, whether registered or unregistered), and all registrations and applications to register any of the foregoing, together with the goodwill connected with the use thereof and symbolized thereby, (c) copyrights (whether registered or unregistered), and all registrations and applications for registration of the foregoing, (d) Internet domain names, (e) rights in computer software (whether in source code, object code, or other form), and (f) confidential and proprietary information, including trade secrets and know-how.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interest Reduction” has the meaning set forth in subpart (a) of the definition of Permitted Liens.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“knowledge” or any other similar knowledge qualifier with respect to a Person’s awareness of the presence or absence of a fact, event or condition, means the knowledge, after reasonable inquiry, of (a) in the case of the NewCo Parties, the individuals listed on Section 1.1(i) of the Disclosure Schedules, and (b) in the case of Blackbeard and Greybeard, the individuals listed on Section 1.1(ii) of the Disclosure Schedules.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Law” means, with respect to any Person, any transnational, domestic, or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, judgment, injunction, decree, ruling or similar requirement enacted, adopted, or promulgated by a Governmental Entity that is binding upon such Person or its properties, as amended unless expressly specified otherwise.

“Liens” means, with respect to any property or asset any lien, mortgage, hypothecation, pledge, charge, collateral assignment, security interest, or other similar encumbrance that is binding on, burdens, or is in respect of such property or asset (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“MSA” has the meaning set forth in Section 2.4(a)(v).

“Net Mineral Acre” means as computed separately with respect to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest, and then only as to the depths within the applicable Subject Formation for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, the product of (a) the number of gross acres of land included in such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, multiplied by (b) the applicable Person’s or Persons’ undivided percentage interest in and to the mineral estate of the applicable Subject Formation(s) for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest; provided, however, if subparts (a) or (b) of this definition vary as to different Subject Formation(s) or geographic areas within any tract or parcel associated with a particular Blackbeard Group Mineral Interest or Greybeard Mineral Interest, then a separate calculation shall be performed for each such variance.

“Net Revenue Interest” means with respect to any Blackbeard Group Mineral Interest or Greybeard Mineral Interest or Well, the percentage interest in and to all production of Hydrocarbons saved, produced, and sold from or allocated to such interests constituting such Blackbeard Group Mineral Interest or Greybeard Mineral

Annex B-70

Interest or such Well with respect to the applicable parcel or tract constituting or burdened by such Blackbeard Group Mineral Interest or Greybeard Mineral Interest or such Well, after giving effect to all Third Party Royalties that burden such Blackbeard Group Mineral Interest or Greybeard Mineral Interest or Well.

“Net Royalty Acre” means as to each parcel or tract constituting a Blackbeard Group Mineral Interest or Greybeard Mineral Interest:

(a)         with respect to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest that constitute fee minerals, reversionary interests, executive rights, non-executive rights, royalties, and any other similar interests, the product of (i) the number of Net Mineral Acres for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, multiplied by (ii) the result of (A) the Net Revenue Interest attributable to such Blackbeard Group Mineral Interest or Greybeard Mineral Interest (e.g., the lessor’s royalty percentage under the applicable Oil and Gas Lease to which such Blackbeard Group Mineral Interest or Greybeard Mineral Interest is subject, if any) expressed on an 8/8ths basis to the applicable Oil and Gas Lease, minus (B) if applicable, any Third Party Royalties burdening such Net Revenue Interest, divided by (iii) 1/8th;

(b)         with respect to each overriding royalty, reversionary interest, leasehold net profit interest, production payment, and other royalty and other interest payable out of production of Hydrocarbons from or allocated to an Oil and Gas Lease, (i) the number of gross acres in the Blackbeard Group Mineral Interest or Greybeard Mineral Interest burdened thereby, multiplied by (ii) Net Revenue Interest derived therefrom, divided by (iii) 1/8th;

(c)         with respect to each non-participating royalty interest, (i) the number of gross acres in the applicable Blackbeard Group Mineral Interest or Greybeard Mineral Interest constituting such interest, multiplied by (ii) the applicable Net Revenue Interest derived from such non-participating royalty interest, divided by (iii) 1/8th;

provided, however, for the purposes of calculating Net Royalty Acres, any Blackbeard Group Mineral Interest or Greybeard Mineral Interest that is not subject to or burdened by an Oil and Gas Lease as to the applicable Subject Formation located will be deemed to be and treated as though it is subject to an Oil and Gas Lease that provides the lessor thereunder a royalty rate of 25%. If the number of Net Royalty Acres for any Blackbeard Group Mineral Interest or Greybeard Mineral Interest varies as to different Subject Formations or separate tracts or parcels within a Blackbeard Group Mineral Interest or Greybeard Mineral Interest (or portion thereof), a separate calculation shall be performed with respect to each such Subject Formation and/or tracts or parcels for the purposes of calculating Net Royalty Acres.

“NewCo” has the meaning set forth in the Preamble.

“NewCo Amended Bylaws” has the meaning set forth in Section 1.1(a).

“NewCo Amended Charter” has the meaning set forth in Section 1.1(a).

“NewCo Board” has the meaning set forth in Section 1.2.

“NewCo Indemnified Parties” has the meaning set forth in Section 8.2(a).

“NewCo Legacy Securities” has the meaning set forth in Section 1.1(a).

“NewCo Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the ability of any NewCo Party to perform any of its obligations under this Agreement or the other Transaction Documents or to consummate the Transactions.

“NewCo-NewCo Sub Contribution” has the meaning set forth in Section 1.1(d).

“NewCo-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“NewCo Parties” has the meaning set forth in the Preamble.

“NewCo-PBT Shares” has the meaning set forth in Section 1.1(c).

“NewCo Released Claims” has the meaning set forth in Section 11.17(b).

“NewCo Released Parties” has the meaning set forth in Section 11.17(b).

Annex B-71

“NewCo Releasing Parties” has the meaning set forth in Section 11.17(b).

“NewCo Sub” has the meaning set forth in the Preamble.

“NewCo Sub-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“NewCo Sub-OpCo Units” has the meaning set forth in Section 2.1(d).

“Non-Recourse Person” means, excluding any Parties or any Persons only to the extent party to any Transaction Documents, any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, Representative, Affiliate or financing source (including, (a) SoftVest Advisors, LLC and any investment fund managed by SoftVest Advisors, LLC, and (b) NGP Energy Capital Management, LLC and any investment fund managed by NGP Energy Capital Management, LLC, together with, in each case of clauses (a) and (b), any of the foregoing Persons’ respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates).

“NPI-Burdened Mineral Interests” means all of BBO’s (and after the Pre-Closing Restructuring, Blackbeard ExCo’s) right, title and interest in and to all Hydrocarbon and mineral interests to the extent set forth on Annex I to Exhibit A-1, together with all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds, in each case to the extent attributable to any such Hydrocarbon and mineral interests; provided, however, for the avoidance of doubt, the NPI-Burdened Mineral Interests shall expressly exclude, and BBO shall expressly retain as part of the BBO Merger, any and all wellbores, fixtures, tangible personal properties, improvements, facilities, equipment, pits, tank batteries, pipelines, metering facilities, interconnections, machinery, flowlines, gathering lines, well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets (in each case both surface and subsurface) located on or under any of the lands burdened by the NPI-Burdened Mineral Interests.

“NPI Deeds” has the meaning set forth in Section 1.4(a).

“NYSE” has the meaning set forth in Section 3.5(b).

“Offer” has the meaning set forth in Section 6.10.

“Offer Employee” has the meaning set forth in Section 6.10.

“Oil and Gas Lease” means any Hydrocarbons and/or other mineral lease.

“OpCo” has the meaning set forth in the Preamble.

“OpCo LLC Agreement” has the meaning set forth in Section 1.1(a).

“OpCo Units” has the meaning set forth in the Recitals.

“Order” means any judgment, decree, writ, injunction, stipulation, ruling, award, decision, subpoena, determination, verdict or order entered, issued, made or rendered by any Governmental Entity or legally binding arbitrator of competent jurisdiction.

“Organizational Documents” of a Person means the legal document(s) by which any such Person (other than an individual) establishes its legal existence or which govern its internal affairs, including such Person’s articles or certificate of incorporation, certificate of formation, articles of amalgamation, bylaws, charter, trust agreement, operating agreement, limited liability company agreement, partnership agreement, shareholder agreement, investors’ rights agreement, voting agreement, drag-along agreement, voting trust agreement, joint venture agreement, registration rights agreement and similar organizational document.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letter” has the meaning set forth in Section 7.8(b).

“PBT” has the meaning set forth in the Recitals.

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“PBT Competing Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of PBT, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding equity securities of PBT representing more than 20% of the voting power of PBT, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of PBT, representing more than 20% of the consolidated assets of PBT.

“PBT Contribution Closing” has the meaning set forth in Section 1.1.

“PBT Contribution Closing Date” has the meaning set forth in Section 1.3.

“PBT Excluded Assets” means (i) an amount in cash equal to the lesser of (a) the cash on-hand of PBT as of the PBT Contribution Closing Date, and (b) $1,750,000, which amount is to be retained by the Trustee as a reserve for contingent liabilities pursuant to Section 9.03 of the PBT Trust Indenture, (ii) other than the amount in cash contemplated by clause (i) of this definition, any other cash, cash equivalents, marketable securities and bank deposits (including checks and wire transfers, ACH transactions and drafts deposited or available for deposit for the account of the Trust) held by or on behalf of the Trust, including any amounts paid to PBT pursuant to the terms and conditions of the Settlement Agreement on or prior to the Blackbeard Contribution Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended pursuant to the Trust Amendment, and in no event will any of the Parties or their respective Affiliates have any liability to any Person in connection with such dispositions), (iii) PBT and its Affiliates’ right, title and interest in and to any amounts payable under the Texas Royalty Conveyance on or prior to the Blackbeard Contribution Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended pursuant to the Trust Amendment, and in no event will any of the Parties or their respective Affiliates have any liability to any Person in connection with such dispositions) and (iv) the NewCo Legacy Securities.

“PBT FinCo” has the meaning set forth in Section 2.1(f).

“PBT Interest” means all of PBT’s right, title and interest in and to: (a) the Waddell Ranch Interest, (b) the Texas Royalty Interests, (c) the Settlement Agreement, and (d) any and all other rights, properties, and assets of PBT, of every kind and nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, wherever located and whether or not reflected on the books and records of PBT (other than the PBT Excluded Assets).

“PBT Land and Minerals, Inc. Predecessor” means the combined assets, liabilities, revenues and expenses relating to the oil and natural gas mineral interests and land operations of the Blackbeard Transferred Entities, as reflected in the Audited Financial Statements and Interim Financial Statements, that were historically held and managed by various legal entities within Blackbeard and will be held by NewCo and its Subsidiaries upon completion of the Transactions.

“PBT Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, assets, financial condition or results of operations of PBT, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (i) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where PBT has operations, (ii) changes in applicable Law generally affecting the industry in which PBT operates, (iii) acts of war or terrorism in the jurisdictions where PBT has operations (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), (iv) acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (v) the public announcement of this Agreement or any of the other Transaction Documents or the Transactions (it being understood that this clause (v) shall not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), (vi) any failure of PBT to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts,

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basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a PBT Material Adverse Effect), (vii) actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the written request of Blackbeard or Greybeard (it being understood that this clause (vii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), or (viii) the effect of any action taken by Blackbeard or Greybeard (it being understood that this clause (viii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions); provided, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (iv) has a disproportionate effect on PBT relative to other participants in the industry in which PBT operates, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a PBT Material Adverse Effect but solely to the extent of such disproportionate effect, or (b) the ability of PBT to consummate the Transactions.

“PBT-NewCo Contribution” has the meaning set forth in Section 1.1(c).

“PBT Obligations” means all of the obligations and liabilities, known or unknown, of PBT and any of its Subsidiaries, including all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the PBT Interests regardless of when such obligations or liabilities arise or are incurred.

“PBT Trust Indenture” means the Amended and Restated Royalty Trust Indenture of Permian Basin Royalty Trust, effective as of June 20, 2014 (which amended and restated the Royalty Trust Indenture of Permian Basin Royalty Trust dated as of November 1, 1980), as amended by Amendment No. 1 thereto dated May 4, 2022, and Amendment No. 2 thereto dated May 8, 2026.

“PBT Unitholder Approval” means approval of the Trust Amendment and the Transactions by the vote of a majority in interest of the PBT Units present in person or by proxy at a PBT Unitholder Meeting duly convened therefor or at any adjournment or postponement thereof (assuming a quorum is present at such PBT Unitholder Meeting).

“PBT Unitholder Meeting” means a meeting of the PBT Unitholders duly convened pursuant to the applicable provisions of the PBT Trust Indenture.

“PBT Unitholders” has the meaning set forth in the Recitals.

“PBT Units” has the meaning set forth in the Recitals.

“Permits” means, with respect to a Person, each license, franchise, permit, certificate, approval, registration, concession, or other similar authorization entered, issued or made by a Governmental Entity relating to the assets, properties or businesses of such Person, including (a) in the case of Blackbeard, the USLG Business, and (b) in the case of Greybeard, the Greybeard Assets.

“Permitted Liens” means any and all of the following:

(a)         all Third Party Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, (i) reduce the aggregate Net Royalty Acres of the Blackbeard Transferred Entities and Greybeard as to the applicable Subject Formation as to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest below the number of Net Royalty Acres shown in the applicable column and row for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, as applicable, on Exhibit A-4 for such Subject Formation, (ii) reduce the aggregate Net Revenue Interest of the Blackbeard Transferred Entities and Greybeard as to such Well below the Net Revenue Interest shown in the applicable column and row for such Well on Exhibit A-4 (each of subparts (i) and (ii), an “Interest Reduction”) or (iii) materially impair or have an adverse and material effect on the ownership or value of the applicable Transferred Asset;

(b)         the terms of any Contract, Oil and Gas Lease or any instruments or documents that create or reserve to any Blackbeard Transferred Entity or Greybeard or its predecessors any interest in the Blackbeard Group Mineral Interests or Greybeard Mineral Interests, in each case including specifically the instruments reserving or creating the Blackbeard Group Mineral Interests or Greybeard Mineral Interests and any conveyances

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of the Blackbeard Group Mineral Interests or Greybeard Mineral Interests, if in any of the foregoing cases the net cumulative effect of such terms do not, individually or in the aggregate, (i) result in an Interest Reduction or (ii) materially impair or have an adverse and material effect on the ownership or value of the applicable Transferred Asset;

(c)         all (i) rights of first refusal, preferential purchase rights (including all Preferential Rights), and similar rights with respect to the Transferred Assets, or (ii) consents (including all Consents), notice requirements and similar restrictions, in each case of subparts (i) or (ii), except to the extent pertaining to a prior exercise of, breach of, or failure to comply with, the terms thereof by any Blackbeard Transferred Entity or Greybeard or any predecessor in title, if such prior breach or failure has actually resulted in (A) an Interest Reduction or (B) a material impairment or an adverse and material effect on the ownership or value of the applicable Blackbeard Group Surface Rights or the Subject Formation as to such Blackbeard Group Mineral Interests or Greybeard Mineral Interest;

(d)         Liens for Taxes (i) not yet delinquent or, (ii) if delinquent, (A) that are being contested in good faith and (B) in each case, to the extent such Taxes are the obligation of any Blackbeard Transferred Entity or Greybeard, for which specific and adequate accruals or reserves have been established in accordance with GAAP;

(e)         vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other similar Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, in each case, that secures amounts or obligations (i) not yet delinquent or, (ii) if delinquent, that are being contested in good faith in the ordinary course of business and, in each case to the extent such are the obligation of any Blackbeard Transferred Entity or Greybeard, for which specific and adequate accruals or reserves have been established in accordance with GAAP;

(f)          any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Transferred Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, if the net cumulative effect of such burdens do not, individually or in the aggregate, result in (i) an Interest Reduction or (ii) materially impair or have an adverse and material effect on the ownership or value of the applicable Transferred Asset;

(g)         any Liens, defects, irregularities, or other matters set forth in Section 1.1(vi) of the Disclosure Schedules;

(h)         any Liens, defects, burdens, or irregularities which are based solely on (i) a lack of information in any Blackbeard Transferred Entity’s or Greybeard’s files or of record (including any title opinion), (ii) if a document is referenced in Blackbeard Transferred Entity’s or Greybeard’s files or in the title record, the fact that such document is not in any Blackbeard Transferred Entity’s or Greybeard’s files or of record, or (iii) the inability to locate an unrecorded instrument, if no claim has been made under such unrecorded instruments within the last ten (10) years;

(i)          any defects or irregularities (i) arising out of lack of corporate or other entity authorization, lack of recorded powers of attorney, a scrivener’s error, or a variation in corporate name unless such lack of authority or error results in a Third Party’s superior claim of title; (ii) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession, probate or heirship Actions, unless that such failure or omission results in another party’s actual superior claim of title to the Transferred Assets; (iii) that are cured by possession under applicable statute of limitation or statutes relating to prescription; (iv) based on omissions of successors or heirship, or lack of probate proceedings that have been outstanding for ten (10) years or more and no affirmative evidence shows or could reasonably be expected to show that another Person has a superior claim of title to the relevant Transferred Assets; (v) resulting from lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (vi) failure to record releases of Liens or oil and gas leases, production payments or mortgages, in each case that have terminated or expired by their own terms or the enforcement of which are barred or expired by applicable statutes of limitation or (vii) any burden

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or encumbrance constituting a top-lease or similar interest that is subject to and/or subordinated by the terms of a valid and effective Oil and Gas Lease, and excluding any top-lease or similar interest that has resulted in an Interest Reduction if the holder thereof has asserted a superior claim of title;

(j)          as to any Blackbeard Group Mineral Interests or Greybeard Mineral Interest, the failure of any Third Party operator to develop all or a portion of any Blackbeard Group Mineral Interest or Greybeard Mineral Interest that does not, individually or in the aggregate, result in an Interest Reduction;

(k)         all applicable Laws and rights reserved to or vested in any Governmental Entity (i) to control or regulate any of the Transferred Assets in any manner, (ii) to assess Taxes with respect to the Transferred Assets, the ownership or use thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Transferred Assets, (iv) to use any property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned or used as of the Effective Time or (v) to enforce any obligations or duties affecting the Transferred Assets to any Governmental Entity with respect to any franchise, grant, license, or permit;

(l)          any rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the applicable Subject Formation as to any mineral interests constituting any Blackbeard Group Mineral Interests or Greybeard Mineral Interests, (ii) common owner of any interest in any mineral interests constituting any Blackbeard Group Mineral Interests or Greybeard Mineral Interests or other interests as tenants in common or through common ownership (including the rights of coal and timber owners), in each case so long as such rights described in subparts (i) or (ii) do not result in an Interest Reduction;

(m)        (i) conventional rights of reassignment obligating a Person to reassign its interest in any Oil and Gas Lease arising upon the expiration or final intention to abandon or release any such interests or Oil and Gas Lease or (ii) with respect to any Blackbeard Group Mineral Interests or Greybeard Mineral Interests that constitute overriding royalty interests, net profits interests or similar interests derived from or carved out of any Oil and Gas Lease or other leasehold interest, to the extent not triggered on or prior to the Blackbeard Contribution Closing Date, conventional rights of reassignment obligating a Person to reassign its interest in any such Oil and Gas Lease or such other leasehold interest;

(n)         the terms and conditions of this Agreement or any other Transaction Document;

(o)         defects as to any overriding royalty or similar interest as a consequence of insufficient production, or failure to conduct operations on any of the lands burdened by any overriding royalty or similar interest that are held by production, or lands pooled, communitized, or unitized therewith, except to the extent the insufficient production or failure to conduct operations is affirmatively shown to exist during the ten (10) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Oil and Gas Lease;

(p)         as to any overriding royalty or similar interest, Liens created under deeds of trust, mortgages and similar instruments by the lessor under an Oil and Gas Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deed of trust, mortgage, and similar instrument has, initiated foreclosure or similar proceedings against the interest of lessor in such Oil and Gas Lease nor has any Blackbeard Transferred Entity or Greybeard (as applicable) received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(q)         Liens, defects or irregularities based on or arising out of the failure of any Blackbeard Transferred Entity or Greybeard to enter into, be party to, or be bound by, pooling provisions, pooling orders, a pooling agreement production sharing agreement, production handling agreement or other similar agreement with respect to any horizontal well that crosses more than one Oil and Gas Lease, parcel or tract, to the extent such well (i) has been permitted by the applicable Governmental Entity or (ii) the allocation of Hydrocarbons produced from

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such well among such Oil and Gas Lease, parcel or tract is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or any other methodology that is intended to reasonably attribute such Oil and Gas Lease, parcel or such tract its share of such production;

(r)          as to any of the Blackbeard Group Mineral Interests or Greybeard Mineral Interests, a lack of, insufficient or incomplete rights to (i) access the surface of which any Transferred Asset is located, (ii) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Blackbeard Group Mineral Interests or Greybeard Mineral Interests or (iii) any rights of way for gathering or transportation pipelines or facilities;

(s)          (i) lack of a division order or an operating agreement covering any Blackbeard Group Mineral Interest or Greybeard Mineral Interest (including portions of a Blackbeard Group Mineral Interest or Greybeard Mineral Interest that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in a Blackbeard Transferred Entity’s or Greybeard’s (as applicable) chain of title to the Blackbeard Group Mineral Interest or Greybeard Mineral Interest unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

(t)          (i) with respect to the period before Closing only, Liens securing any obligations under the BBO Credit Facility or Greybeard Credit Facility and (ii) Liens securing any obligations under the BBO Credit Facility or Greybeard Credit Facility that are fully released as of the Blackbeard Contribution Closing; and/or

(u)         any Liens securing any obligations under the USLG Legacy Credit Facility.

“Permitted Securities Lien” means (a) restrictions on transfer imposed by (i) applicable federal or state securities laws, or (ii) NewCo’s or any of their respective Subsidiaries’ Organizational Documents (as in effect at the applicable time), (b) with respect to the period before Blackbeard Contribution Closing only, restrictions on transfer or Liens arising in connection with or securing any obligations under the BBO Credit Facility, (c) Liens that are fully released as of Blackbeard Contribution Closing, (d) to the extent such facility is not repaid in full at or prior to the Closing, restrictions on transfer or other Liens in respect of or securing any obligations under the USLG Legacy Credit Facility, and (e) restrictions arising under this Agreement or any other Transaction Document.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Plugging and Abandonment” (and its derivatives) means all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and properties included in or burdened by the Blackbeard Group Assets or the Greybeard Assets, including all plugging and abandonment, dismantling, decommissioning, remediation, removal, surface and subsurface restoration, site clearance and disposal of the wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with the Blackbeard Group Assets or the Greybeard Assets and properties included in the Blackbeard Group Assets or the Greybeard Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Entities, the terms and conditions of leases, rights of way, and applicable contracts.

“Pre-Closing Restructuring” has the meaning set forth in Section 6.7.

“Pre-Closing Restructuring Documents” means any Contract, document, or instrument to be entered into in connection with the Pre-Closing Restructuring.

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Transferred Asset, PBT Interest or portion thereof as a result of or in connection with the execution of this Agreement or the consummation of the Transactions.

“Proxy Statement” has the meaning set forth in Section 7.1(a).

“Recovery Amount” has the meaning set forth in Section 8.4(c).

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“Registration Rights Agreement” has the meaning set forth in Section 2.4(a)(vi).

“Related Party” means, with respect to any Person, any (a) executive officer or director of such Person, (b) record or beneficial owner of five percent (5%) or more of the voting securities of such Person, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

“Release” means any discharge, emission, releasing, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Released Parties” has the meaning set forth in Section 11.17(b).

“Releasing Parties” has the meaning set forth in Section 11.17(b).

“Remediate” (and its derivatives) means any remedial, removal, response, investigation, monitoring, closure, disposal, testing, or other corrective actions required or allowed under applicable Environmental Laws or by a Governmental Entity with jurisdiction to cure or remove a Release or a violation of or liability under Environmental Law in the lowest cost manner reasonably available, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk based corrective action, institutional controls, or other appropriate restrictions on the Blackbeard Group Assets or the Greybeard Assets, including caps, dikes, encapsulation or leachate collection systems in compliance with applicable Environmental Laws and that allows for the continued operation of the relevant Blackbeard Group Asset(s) or Greybeard Asset(s); provided, however, “Remediate” shall not include any obligations with respect to Plugging and Abandonment except as (and then only to the extent) currently required in order to comply with, or to address a current violation of, Environmental Laws. The term “Remediation” shall have correlative meaning.

“Representative” means with respect to any Person, such Person’s directors, managers, officers, employees, attorneys, accountants, consultants, agents, counsel, advisors, auditors and other representatives.

“Retained Business” means the business conducted by Blackbeard, Greybeard and their respective Affiliates after the Blackbeard Contribution Closing, excluding, for the avoidance of doubt, the USLG Business and the Greybeard Assets.

“Rights Offering” has the meaning set forth in Section 7.1(e).

“S-1 Registration Statement” has the meaning set forth in Section 7.1(e).

“S-4 Registration Statement” has the meaning set forth in Section 7.1(a).

“Sanctioned Country” has the meaning set forth in Section 3.23(b).

“Sanctioned Person” has the meaning set forth in Section 3.23(b).

“Sanctions” means economic or financial sanctions or embargoes or terrorism financing or money laundering, including, but not limited to, Laws implemented, issued or enforced by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the United States Government (including the U.S. Department of State and the U.S. Department of the Treasury’s Office of Foreign Assets Control), (b) the United Nations Security Council, (c) the European Union or any EU member state, (d) the United Kingdom, or (e) any other relevant sanctions authority.

“Section 1031 Exchange” means the transaction described in Section 2.1(c)(i) and (iii); provided, however, that the Settlement Agreement Satisfaction (as defined in the Exchange Agreement) shall not be treated as part of the Section 1031 Exchange.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Settlement Agreement” means that certain Settlement Agreement and Release, dated as of August 19, 2025, by and between the Trustee and BBO, as amended.

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“Shareholders Agreement” has the meaning set forth in Section 2.4(a)(iv).

“SoftVest” has the meaning set forth in the Recitals.

“SoftVest-PBT Sale” has the meaning set forth in Section 1.1(a).

“Subject Formation” means, subject to exceptions or exclusions as expressly stated in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable as to any applicable Well, Blackbeard Group Mineral Interest or Greybeard Mineral Interest:

(a)         for each producing Well, the depths from which such Well is producing;

(b)         for each Well that has been drilled and completed but is not currently producing, the depths from which such Well has been completed; and

(c)         for each Blackbeard Group Mineral Interest or Greybeard Mineral Interest, the depths and formations, as identified in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest.

“Subject Marks” has the meaning set forth in Section 6.8(a).

“Subject Representation” has the meaning set forth in Section 11.19.

“Subscription Rights” has the meaning set forth in Section 7.1(e).

“Subsidiary” means, with respect to any Person, any entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (b) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member (or acts in a similar capacity), (c) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof or (d) whose business and policies such Person has the power to direct. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall NewCo or any of its Subsidiaries be considered a Subsidiary of Blackbeard or Greybeard, (y) prior to the Blackbeard Contribution Closing, each of BBO and the Blackbeard Transferred Entities shall be considered a Subsidiary of Blackbeard, and (z) after the Blackbeard Contribution Closing, each the Blackbeard Transferred Entities shall be considered a Subsidiary of NewCo.

“Support Agreement” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means any taxes, assessments, fees, and other similar charges in the nature of a tax imposed by any Governmental Entity, including income, branch profits, license, payroll, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, registration, unemployment, disability, franchise, profits, gross receipts, net proceeds, alternative or add-on minimum, sales, use, transfer, value added, excise, ad valorem, real property, personal property, withholding, social security (or similar), employment, or estimated taxes, and including any interest, penalty or addition imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes provided, or required to be provided, to a Governmental Entity with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

“TBOC” has the meaning set forth in Section 1.1(a).

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Texas Royalty Conveyance” means the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, and filed of record in Crane County.

Annex B-79

“Texas Royalty Interests” means that certain net overriding royalty interest conveyed to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, pursuant to the Texas Royalty Conveyance.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate or Related Party of a Party to this Agreement.

“Third-Party Claim” has the meaning set forth in Section 8.3(b).

“Third Party Oil and Gas Lease” means any Oil and Gas Lease burdening the Blackbeard Group Mineral Interests or Greybeard Mineral Interests that is not a Blackbeard Oil and Gas Lease.

“Third Party Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Blackbeard Group Mineral Interests or Greybeard Mineral Interests or the proceeds thereof to any Person other than and excluding as of the Blackbeard Contribution Closing Date any Blackbeard Transferred Entity or, solely with respect to the Greybeard Assets, Greybeard.

“Transaction Documents” means this Agreement, the Support Agreement, the Trust Amendment, the Shareholders Agreement, the MSA, the Unburdened Mineral Interest Lease, the NewCo Amended Charter, the NewCo Amended Bylaws, the OpCo LLC Agreement, the Registration Rights Agreement, the Pre-Closing Restructuring Documents, the Exchange Agreement, the NPI Deeds, and any other written agreements, documents and certificates to be executed and delivered by or on behalf of the Parties pursuant to, or in connection with, this Agreement, including the Exhibits hereto.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Pre-Closing Restructuring.

“Transferred Assets” means, collectively, (a) the Blackbeard Group Assets, (b) the Blackbeard ExCo Securities, (c) the USLG ExCo Securities, (d) the USLG Legacy Securities, and (e) the Greybeard Assets.

“Transfer Taxes” has the meaning set forth in Section 7.7(b).

“Trust Amendment” has the meaning set forth in Section 9.1(a).

“Trustee” means Argent Trust Company or any successor serving as trustee pursuant to the terms of the PBT Trust Indenture.

“Unburdened Mineral Interest Conveyance” has the meaning set forth in Section 2.1(c).

“Unburdened Mineral Interest Lease” has the meaning set forth in Section 2.1(c).

“Unburdened Mineral Interests” has the meaning set forth in Section 2.1(c).

“Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in and to the applicable properties and assets (whether tangible or intangible, real or personal).

“United States” or “U.S.” means the United States of America.

“USLG Business” means the ownership and operation of the Blackbeard Transferred Entities and the Blackbeard Group Assets and other activities conducted in connection with such ownership and operation or that are incidental thereto.

“USLG ExCo” has the meaning set forth in Section 6.7(b)(i).

“USLG ExCo Assets” means all of USLG Legacy’s (or, following the Pre-Closing Restructuring, USLG ExCo’s) right, title and interest in and to the following:

(a)         all Hydrocarbon mineral interests, fee mineral interests, executive rights, reversionary interests, non-participating royalty interests, net profit interests, overriding royalty interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated

Annex B-80

to any of the foregoing interests, in each case, to the extent set forth on Annex III to Exhibit A-1, together with all pooled, communitized, or unitized interests to the extent attributable to or allocated to all or part of any such interests (collectively, the “USLG ExCo Mineral Interests”);

(b)         all surface fee interests, and other rights to use the surface, in each case to the extent described on Annex II to Exhibit A-2 (the “USLG ExCo Surface Rights” and together with the USLG ExCo Mineral Interests, the “USLG ExCo Real Property Interests”);

(c)         all Hydrocarbon, mineral, gravel, water, disposal, surface or other leases, any road, utility, pipeline, access, ingress and egress, transmission or other leases, easements, permits, licenses, servitudes, rights of way or other similar rights burdening any of the USLG ExCo Real Property Interests and/or granting any Person the right to use, access or operate on any of the USLG ExCo Real Property Interests, including, but not limited to, any such leases, instruments or rights set forth on Annex II to Exhibit A-3 (the “USLG ExCo Leases and Servitudes”);

(d)         all equipment, fixtures and other personal property located on or otherwise attributable to the USLG ExCo Real Property Interests that is necessary to conduct the USLG Business, excluding for the avoidance of doubt any such equipment, fixtures or other personal property that is related to the Retained Business;

(e)         all Contracts that are binding on the USLG ExCo Real Property Interests or that relate to USLG Legacy’s (or, following the Pre-Closing Restructuring, USLG ExCo’s) ownership or operation of the USLG ExCo Real Property Interests (but in each case to the extent, and only to the extent, applicable to the USLG ExCo Real Property Interests) (“USLG ExCo Contracts”);

(f)          all franchises, licenses, Permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the USLG ExCo Assets set forth in clauses (a) through (d) of this definition;

(g)         all trade and non-trade credits, accounts, receivables (whether current or non-current), instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the USLG ExCo Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time and related to any USLG ExCo Asset or the ownership or operation thereof; and

(h)         all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the USLG ExCo Obligations.

“USLG ExCo Obligations” means all of USLG Legacy’s obligations and liabilities, known or unknown, to the extent exclusively related to the ownership, use and operation of the USLG ExCo Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time, including obligations and liabilities arising out of or attributable to: (a) any and all USLG ExCo Surface Rights, USLG ExCo Contracts and/or USLG ExCo Leases and Servitudes; (b) any Environmental Liabilities attributable to the USLG ExCo Assets; (c) arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; and (d) all risk of loss with respect to production of Hydrocarbons from the USLG ExCo Assets.

“USLG ExCo Securities” has the meaning set forth in Section 2.1(c).

“USLG Legacy” has the meaning set forth in the Recitals.

“USLG Legacy Assets” means all of right, title and interest in and to any of USLG Legacy’s rights, properties, and assets, of every kind and nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, wherever located and whether or not reflected on the books and records of USLG Legacy or its Affiliates, including (but not limited to) the following:

(a)         all Hydrocarbon mineral interests, fee mineral interests, executive rights, reversionary interests, non-participating royalty interests, net profit interests, overriding royalty interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated

Annex B-81

to any of the foregoing interests, including those set forth on Annex II to Exhibit A-1, together with all pooled, communitized, or unitized interests to the extent attributable to or allocated to all or part of any such interests (collectively, the “USLG Legacy Mineral Interests”),

(b)         all surface fee interests, and other rights to use the surface, including those described on Annex I to Exhibit A-2 (the “USLG Legacy Surface Rights” and together with the USLG Legacy Mineral Interests, the “USLG Legacy Real Property Interests”);

(c)         all Hydrocarbon, mineral, gravel, water, disposal, surface or other leases, any road, utility, pipeline, access, ingress and egress, transmission or other leases, easements, permits, licenses, servitudes, rights of way or other similar rights burdening any of the USLG Legacy Real Property Interests and/or granting any Person the right to use, access or operate on any of the USLG Legacy Real Property Interests, including, but not limited to, any such leases, instruments or rights set forth on Annex I to Exhibit A-3 (the “USLG Legacy Leases and Servitudes”);

(d)         all Contracts that are binding on the USLG Legacy Real Property Interests or that relate to USLG Legacy’s ownership or operation of the USLG Legacy Real Property Interests (but in each case to the extent, and only to the extent, applicable to the USLG Legacy Real Property Interests) (“USLG Legacy Contracts”);

(e)         all franchises, licenses, Permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the USLG Legacy Assets set forth in clauses (a) through (d) of this definition;

(f)          all trade and non-trade credits, accounts, receivables (whether current or non-current), instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the USLG Legacy Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time and related to any USLG Legacy Asset or the ownership or operation thereof;

(g)         all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the USLG Legacy Obligations; and

(h)         all Intellectual Property of USLG Legacy, excluding Subject Marks;

provided, however, (i) none of the “USLG Legacy Assets” “USLG Legacy Mineral Interests”, “USLG Legacy Surface Rights”, “USLG Legacy Real Property Interests”, “USLG Legacy Leases and Servitudes” or “USLG Legacy Contracts” shall include any USLG ExCo Assets, and (ii) for the avoidance of doubt, collectively, the USLG Legacy Assets and the USLG ExCo Assets comprise all of USLG Legacy’s rights, properties and assets.

“USLG Legacy Credit Facility” means the Credit Agreement dated as of June 1, 2026, by and among USLG Legacy, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time.

“USLG Legacy Credit Facility Consents” means any Consents and/or amendments required under the USLG Legacy Credit Facility with respect to (a) the Pre-Closing Restructuring, (b) the Transactions, or (c) any other covenants, actions or undertakings required of USLG Legacy under this Agreement or the other Transaction Documents.

“USLG Legacy Merger” has the meaning set forth in Section 6.7(b)(iii).

“USLG Legacy Obligations” means all of USLG Legacy’s obligations and liabilities, known or unknown, to the extent exclusively related to the business and operations of USLG Legacy, regardless of when such obligations or liabilities arise or are incurred, excluding any and all USLG ExCo Obligations.

“USLG Legacy Plan of Merger” means the plan of merger, by and between USLG Legacy and USLG ExCo.

Annex B-82

“USLG Legacy Securities” has the meaning set forth in Section 2.1(d).

“Waddell Ranch Conveyance” means the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust — Waddell Ranch) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, and filed of record in the Crane County, Texas Deed Records under Volume 274, Page 639.

“Waddell Ranch Interest” means that certain net overriding royalty interest conveyed to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, pursuant to the Waddell Ranch Conveyance.

“Well” or “Wells” means any and all Hydrocarbon wells.

“Willful Breach” means, with respect to any agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate each of the Closings when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of either of the Closings to occur.

“Wrong Pocket Asset” has the meaning set forth in Section 11.20(b).

Annex B-83

Annex C

FORM OF AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
PBT LAND AND MINERALS, INC.

PBT Land and Minerals, Inc., a for-profit corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies that:

FIRST: The original Certificate of Formation of the Corporation (the “Original Certificate of Formation”) was filed with the Secretary of State of the State of Texas on June 18, 2026, and the file number assigned to the Corporation by the Secretary of State is 806664566.

SECOND: This Amended and Restated Certificate of Formation of the Corporation (this “A&R Certificate of Formation”) amends and restates the Original Certificate of Formation in its entirety and has been duly adopted in accordance with the provisions of the Texas Business Organizations Code (as it presently exists or may hereafter be amended from time to time, the “TBOC”), including Section 3.059 therein, and approved in the manner required by the TBOC and the governing documents of the Corporation.

THIRD: This A&R Certificate of Formation accurately states the text of the Original Certificate of Formation and each amendment thereto, if any, as further amended by this A&R Certificate of Formation. This A&R Certificate of Formation does not contain any other change to the Original Certificate of Formation except for information permitted to be omitted by the provisions of the TBOC, including Section 3.059(b) therein.

FOURTH: The text of this A&R Certificate of Formation of the Corporation hereby amends and restates the Original Certificate of Formation in its entirety, as follows:

ARTICLE I

Entity Name and Type

The name of the Corporation is PBT Land and Minerals, Inc. (the “Corporation”), and the Corporation is a for-profit business corporation.

ARTICLE II

Registered Office and Agent

The address of the registered office of the Corporation in the State of Texas is 1601 Elm St., Suite 4360, Dallas, TX 75201. The name of the registered agent of the Corporation in the State of Texas at such address is Cogency Global Inc.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 900,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 300,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Annex C-1

Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, and, to the fullest extent permitted by the TBOC, no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

As authorized by Section 21.365 of the TBOC, except as otherwise required by this Amended and Restated Certificate of Formation of the Corporation (this “A&R Certificate of Formation”), including the terms of any certificate of designation relating to any series of Preferred Stock, any action of the Corporation which, under the provisions of the TBOC or any other applicable law, is required to be authorized or approved by the affirmative vote of the holders of a specified portion of the shares entitled to vote which is in excess of the majority of all of the then outstanding shares of capital stock entitled to vote on such action shall, notwithstanding any such provision, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote thereon, voting together as a single class. Without limiting the generality of the foregoing, the approval of a “fundamental action” or “fundamental business transaction” as each such term is defined in the TBOC requires the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

To the fullest extent permitted by Section 21.364(e-1) and Section 21.365(b) of the TBOC, notwithstanding any other provision of the TBOC, except as otherwise required by this A&R Certificate of Formation (including the terms of any certificate of designation relating to any series of Preferred Stock), all classes or series of stock shall vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including matters specified in Section 21.364(d) of the TBOC and in connection with any “fundamental action” or “fundamental business transaction” as each such term is defined in the TBOC.

A. Class A Common Stock and Class B Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:

1. Voting.

(a) Except as otherwise expressly provided by this A&R Certificate of Formation (including the terms of any resolutions or certificate of designation relating to any series of Preferred Stock) or required by applicable law (which law is not waivable in this A&R Certificate of Formation), the holders of shares of Class A Common Stock and Class B Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent of the shareholders of the Corporation, (ii) be entitled to notice of any shareholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise provided in this A&R Certificate of Formation (including the terms of any certificate of designation relating to any series of Preferred Stock) or by applicable law (which law is not waivable in this A&R Certificate of Formation), each holder of shares of Common Stock shall be entitled to one vote for each such share of Common Stock held of record by such holder on all matters properly submitted to the shareholders on which the holders of Common Stock are entitled to vote. There shall be no cumulative voting.

(b) Except as otherwise provided by applicable law or by the resolution(s) or any certificate of designation relating to any series of Preferred Stock providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other matters properly submitted to a vote of the shareholders. Notwithstanding any other provision of this A&R Certificate of Formation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent on any amendment to this A&R Certificate of Formation (including the terms of any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this A&R Certificate of Formation (including the terms of any certificate of designation relating to any series of Preferred Stock) or the TBOC.

Annex C-2

2. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock and in each case is paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock and/or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, as applicable (or in the same number of securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and/or Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be paid a dividend consisting of voting securities or be split, divided, or combined unless the outstanding shares of the other class shall be paid a proportionate dividend consisting of voting securities or be proportionately split, divided or combined, as applicable.

3. No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Dissolution Event”), after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the distribution of assets of the Corporation, the holders of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any Dissolution Event.

5. Issuance of Class A Common Stock Upon Redemption/Exchange of Units. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock that shall from time to time be sufficient to effect the redemption or exchange, as applicable, of all outstanding Units (as defined in the Amended and Restated Limited Liability Agreement of PBT Land and Minerals OpCo, LLC, a Texas limited liability company (“OpCo”), dated as of [•], 2026 (as the same may be amended, modified, supplemented and/or restated from time to time, the “LLC Agreement”)), on the terms and subject to the conditions set forth in the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of such redemption or exchange of Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation or to preclude the Corporation or OpCo from exercising the Cash Election (as defined in the LLC Agreement) with respect to such redemption or exchange of Units. All shares of Class A Common Stock that shall be issued or disposed upon any such redemption will, upon issuance or disposition in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

Annex C-3

B. Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. For all purposes, this A&R Certificate of Formation shall include each certificate of designation (if any) setting forth the terms of a series of Preferred Stock. The Board is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the TBOC. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock.

C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of capital stock in respect of such rights, warrants and options outstanding from time to time.

ARTICLE V

Directors; Shareholder Action

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.

B. Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

C. Number of Directors.

1. The number of directors constituting the initial Board is one. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. Notwithstanding the foregoing, the number of directors constituting the Board shall be seven for so long as any party to the Shareholders’ Agreement, dated on or about the date of effectiveness of this A&R Certificate of Formation, by and among the Corporation, SoftVest, L.P. (“SoftVest”), Blackbeard Security Holdings, LLC (“Blackbeard”) and the shareholders party thereto (the “Shareholders’ Agreement”), a copy of which has been filed with the U.S. Securities and Exchange Commission, has the right to nominate an Investor Nominee pursuant to the terms and conditions of the Shareholders’ Agreement. For purposes of this A&R Certificate of Formation, “Investor Nominee” shall have the meaning ascribed to such term in the Shareholders’ Agreement. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. Each director will be entitled to one vote on each matter presented to the Board.

D. Term and Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors and the then-applicable terms of the Shareholders’ Agreement, each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor is duly elected and qualified, or until

Annex C-4

his or her earlier death, resignation, disqualification or removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, any limitations imposed by applicable law, and the then-applicable terms of the Shareholders’ Agreement, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

E. Vacancies. Subject to any limitations imposed by applicable law, the rights of the holders of any series of Preferred Stock that may be designated from time to time, and the then-applicable terms of the Shareholders’ Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, may be filled in any manner permitted by the TBOC, including by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director; provided that, any vacancy related to a directorship entitled to be filled by an Investor Nominee pursuant to the terms and conditions of the Shareholders’ Agreement shall be filled in accordance therewith. Any director elected or appointed to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation, retirement, disqualification or removal.

F. Committees. Pursuant to the Bylaws and the terms and conditions of the Shareholders’ Agreement, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

G. Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of directors. The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law (which law is not waivable in this A&R Certificate of Formation) or by this A&R Certificate of Formation, such action by shareholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

H. Action by Written Consent of Shareholders. Any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each shareholder entitled to vote on the action is present and votes. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

I. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by or at the direction of the Board, the chairperson of the Board, the chief executive officer, (to the extent required by the TBOC) the president, or the secretary of the Corporation at the request of the holders of not less than 25% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote at such special meeting (which request is made in accordance with the provisions and requirements of the Bylaws). The Board may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

Annex C-5

ARTICLE VI

Limited Liability; Indemnification

A. To the fullest extent permitted by the TBOC, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer, except for liability for (i) any breach of their duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of the law, (iii) any transaction from which they received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of their duties, or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute, except as permitted by the TBOC. If the TBOC is amended after the filing of this A&R Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) (i) current and former directors, officers, employees and agents or other representatives (as defined by the TBOC) of the Corporation, (ii) any person who is or was serving at the request of the Corporation as a director, officer, employee or agent or other representative (as defined by the TBOC) of another corporation, partnership, joint venture, trust or other enterprise, and (iii) any other persons to which the TBOC permits the Corporation to provide indemnification, through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI or adoption of any other provision of this A&R Certificate of Formation inconsistent with this Article VI shall, unless otherwise required by applicable law, only be prospective (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to indemnitees on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect the rights or protections under this Article VI in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE VII

Corporate Opportunities

A. In recognition and anticipation that (x) certain directors, principals, officers, employees and/or other representatives of each of SoftVest and Blackbeard and their respective Affiliates (as defined below), and (y) certain other members of the Board that are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, may, directly or indirectly, now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation is engaging or proposes to engage, the provisions of this Article VII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of SoftVest, Blackbeard, or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and shareholders in connection therewith.

B. To the fullest extent permitted by the TBOC and applicable law, none of (i) SoftVest, (ii) Blackbeard, or (iii) any Non-Employee Director of the Corporation (including any Non-Employee Director who serves as an officer of the Corporation) or any of their respective Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (collectively, the “Identified Persons”) shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which the Corporation is engaging or proposes to engage, (2) doing business with any client, customer or vendor of the Corporation, or (3) otherwise competing, directly or indirectly, with the Corporation or any of its Affiliates and no Identified Person shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of such Identified Person’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and the applicable Identified Person, in the event that an Identified Person acquires knowledge of a potential

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transaction or matter that may be a corporate opportunity for both the Corporation and such Identified Person, such Identified Person shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, such Identified Person shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that such Identified Person acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

C. Notwithstanding the foregoing, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article VII shall not apply to any such corporate opportunity.

D. For purposes of this Article VII, (1) “Affiliates,” means (i) in respect of the Corporation, any entity controlled by the Corporation (for the purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise), (ii) in respect of SoftVest, any person that, directly or indirectly, is controlled or managed by, or is under common control with, SoftVest Advisors, LLC or SoftVest, L.P., and shall include any principal, member, director, partners, shareholders, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), and (iii) in respect of Blackbeard, any person that, directly or indirectly, is controlled or managed by, or is under common control with, NGP Energy Capital Management, L.L.C. or any investment fund managed by NGP Energy Capital Management, L.L.C., and shall include any principal, member, director, partners, shareholders, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), and (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for Section A of this Article VII, would have an interest or a reasonable expectancy.

E. To the fullest extent permitted by law, any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII.

ARTICLE VIII

TBOC Section 21.419

The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto.

ARTICLE IX

Miscellaneous

A. Exclusive Forum for Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Texas Business Court in the First Business Court Division (“Business Court”) of the State of Texas (provided, that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Dallas County, Texas) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or

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any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the TBOC or this A&R Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of this A&R Certificate of Formation or the Bylaws, (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (vi) any other action asserting a claim against the Corporation, its directors, officers or employees constituting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, and (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court, and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”), including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this Section A of this Article IX shall not apply to any direct claims under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts of the United States have exclusive jurisdiction.

B. WAIVER OF JURY TRIAL. Each CURRENT OR FORMER shareholder, AND BENEFICIAL OWNER OF SHARES, DIRECTOR AND OFFICER OF THE CORPORATION irrevocably and unconditionally waives any right it may have to a trial by jury in any legal action, suit, or proceeding, whether at law or in equity, arising out of or relating to (a) any “internal entity claim” as that term is defined in Section 2.115 of the TBOC, (B) to the fullest extent permitted by applicable law, in any other claim, action, or proceeding against the Corporation or any director, officer, or other employee of the Corporation, and (c) any claim arising under or pursuant to the tboc, this A&R certificate of formation or the bylaws (in each case, as amended from time to time). Each shareholder agrees that such shareholder’s holding or acquisition of shares of capital stock of the Corporation or, to the extent permitted by law, options or rights to acquire shares of capital stock of the Corporation following the adoption of this A&R Certificate of Formation, constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.

C. Business Combinations. The Corporation elects not to be governed by Subchapter M of Chapter 21 of the TBOC, including Section 21.606 thereof.

D. Derivative Proceedings. No shareholder or group of shareholders may institute or maintain a derivative proceeding in the right of the Corporation unless the shareholder or group of shareholders is a Shareholder (as defined in Section 21.551(2) of the TBOC) that, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the Corporation.

ARTICLE X

Severability

If any provision or provisions of this A&R Certificate of Formation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this A&R Certificate of Formation (including, without limitation, each portion of any paragraph of this A&R Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this A&R Certificate of Formation (including, without limitation, each such portion of any paragraph of this A&R Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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ARTICLE XI

Amendment of A&R Certificate of Formation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this A&R Certificate of Formation, and any other provisions authorized by the TBOC may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this A&R Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provision of this A&R Certificate of Formation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this A&R Certificate of Formation or by any certificate of designations relating to any series of Preferred Stock, the affirmative vote of the holders of capital stock representing a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this A&R Certificate of Formation, or to adopt any new provision of this A&R Certificate of Formation; provided that, notwithstanding the foregoing, no vote of the holders of any class or series of capital stock shall be required for, and this Article XI shall not apply to, (i) any amendment, alteration, change or repeal of any provision of this A&R Certificate of Formation that the Board is authorized to adopt without shareholder approval pursuant to Section 21.053 of the TBOC (or any successor provision), or (ii) the adoption, amendment, restatement or filing of any certificate of designation establishing, or setting forth the designations, preferences, limitations and relative rights of, one or more series of Preferred Stock pursuant to Article IV hereof and Sections 21.155 and 21.156 of the TBOC. Any amendment, repeal or modification of any of Article VI, Article VII, Article VIII, Article IX, and this sentence of this A&R Certificate of Formation shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this A&R Certificate of Formation as of this [•] of [•], 2026.

PBT LAND AND MINERALS, INC.
By:	[•]
Name:	[•]
Title:	[•]

Signature Page to
A&R Certificate of Formation

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Annex D

FORM OF AMENDED AND RESTATED
BYLAWS
OF
PBT LAND AND MINERALS, INC.

Article I

OFFICES

Section 1.1. Registered Office. The registered office of PBT Land and Minerals, Inc., a for-profit corporation organized and existing under the laws of the State of Texas (the “Corporation”) shall be as set forth in the Amended and Restated Certificate of Formation of the Corporation, as the same may be amended or restated from time to time (the “Certificate of Formation”).

Section 1.2. Other Offices. The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Texas, as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article II

CORPORATE SEAL

Section 2.1. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the Corporation and the inscription, “Corporate Seal-Texas.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article III

SHAREHOLDERS’ MEETINGS

Section 3.1. Place of Meetings. Meetings of the shareholders of the Corporation may be held at such place, either within or without the State of Texas, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely or partially by means of remote communication as provided under the Texas Business Organizations Code (as amended, or any applicable successor act thereto, as the same may be amended from time to time, the “TBOC”).

Section 3.2. Annual Meetings.

(a) The annual meeting of the shareholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The Board of Directors may postpone, adjourn, reschedule or cancel (to the extent permitted under the TBOC) any previously scheduled annual meeting of shareholders at any time, before or after the notice of such meeting has been sent to shareholders.

(i) Nominations of persons for election to the Board of Directors and proposals of other business to be considered by the shareholders at an annual meeting of shareholders may be made only: (A) pursuant to the Corporation’s notice of meeting of shareholders (or any supplement thereto); (B) by or at the direction of the Board of Directors (or any duly authorized committee thereof); (C) by any shareholder of the Corporation who is a shareholder of record at the time of giving the shareholder’s notice provided for in Section 3.2(b) of these Amended and Restated Bylaws (these “Bylaws”), on the record date for the determination of shareholders entitled to vote at such annual meeting and on the date of the annual meeting, who (1) is entitled to vote on such nomination or the proposal of business, as applicable, at such annual meeting, and (2) complied with the notice procedures set forth in this Section 3.2; or (D) pursuant to the then-applicable terms of the Shareholders’ Agreement dated on or about the adoption date of these Bylaws by and among the Corporation, SoftVest, L.P., Blackbeard Security Holdings, LLC, and the other shareholders party thereto (the “Shareholders’ Agreement”) a copy of which has been filed with the

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U.S. Securities and Exchange Commission (the “SEC”). For the avoidance of doubt, clauses (C) and (D) above shall be the exclusive means for a shareholder to make nominations or propose other business before an annual meeting of shareholders.

(b) At an annual meeting of the shareholders, only such business shall be conducted as is a proper matter for shareholder action under Texas law, the Certificate of Formation and these Bylaws, and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of Section 3.2(a)(i) of these Bylaws, the shareholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such shareholder’s notice shall set forth or include: (A) as to each nominee such shareholder proposes to nominate at the meeting for election or re-election to the Board of Directors: (1) the name, age, citizenship, business address and residence address of such nominee; (2) the principal occupation and employment of such nominee; (3) the class and number of shares of each class of capital stock of the Corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a completed and signed questionnaire, representation and agreement required by Section 3.2(d) of these Bylaws; (6) a statement whether such nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Corporate Governance Guidelines; and (7) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in a contested election (even if a contested election is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 3.2(b)(iv) of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a shareholder may nominate for election at the annual meeting (or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(ii) For a proposal of business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of Section 3.2(a)(i) of these Bylaws, the shareholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such shareholder’s notice shall set forth: (A) as to each matter such shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business desired to be brought (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any substantial interest within the meaning of Item 5 of Schedule 14A under the 1934 Act), including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate, in such business of any Proponent; and (B) the information required by Section 3.2(b)(iv) of these Bylaws.

(iii) To be timely, the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3.2(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s

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annual meeting, notice by the shareholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment, postponement or rescheduling (or the public announcement thereof) of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(iv) The written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the Corporation’s books; (B) the class, series and number of shares of the Corporation that are owned of record and beneficially by each Proponent, and a representation that the Proponents will deliver notice to the Secretary at the principal executive offices of the Corporation in writing within five business days after the record date for such meeting of the class, series and number of shares of the Corporation owned of record by the Proponents as of the record date for the meeting; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) any direct or indirect legal, economic or financial interest (including any Short Interest) of each Proponent in the outcome of any vote to be taken at any annual or special meeting of shareholders of the Corporation (the information required by this subclause (D) shall be referred to as the “Specified Information”); provided, however, that the Specified Information shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who otherwise would be required to disclose Specified Information hereunder solely as a result of being the shareholder directed to prepare and submit the notice required by this Section 3.2(b)(iv) on behalf of a beneficial owner; (E) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the Corporation entitled to vote at the meeting and the shareholder (or a qualified representative thereof) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(ii) of these Bylaws) and will continue to be a shareholder of record of the Corporation entitled to vote at such meeting on the nominations or other business proposed through the date of such meeting; (F) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 3.2(b)(ii) of these Bylaws); (G) to the extent known by any Proponent, the name and address of any other shareholder supporting the proposal on the date of such shareholder’s notice; (H) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; (I) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the 1934 Act and the rules and regulations promulgated thereunder by each Proponent; and (J) with respect to a director nomination, a statement confirming whether such shareholder intends to solicit proxies or votes in support of such director nominee in accordance with Rule 14a-19 under the 1934 Act, including but not limited to delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee.

(c) A shareholder providing written notice required by Section 3.2(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be

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received by the Secretary at the principal executive offices of the Corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.

(d) To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (C) of Section 3.2(a)(i) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.2(b)(iii) or 3.2(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed therein; (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable rules of any securities exchange upon which the Corporation’s securities are listed, the Certificate of Formation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation generally applicable to directors (which other guidelines and policies will be provided by the Secretary upon written request), and all applicable fiduciary duties under state law; (iv) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting; (v) intends to serve a full term as a director of the Corporation, if elected; and (vi) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

(e) Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, no shareholder shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such shareholder has complied with Rule 14a-19 under the 1934 Act in connection with the solicitation of such proxies. If (i) any shareholder provides notice pursuant to Rule 14a-19(b) under the 1934 Act, and (ii) such shareholder (A) notifies the Corporation that such shareholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the 1934 Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the 1934 Act, (as determined by the Board of Directors or an officer designated thereby), or (C) fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such shareholder has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the penultimate sentence of this Article III, Section 3.2(e), then the Corporation shall disregard any proxies or votes solicited for the nominees proposed by such shareholder. Upon request by the Corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) under the 1934 Act, such shareholder shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the 1934 Act have been satisfied. Any notice or other information required to be delivered to the Corporation pursuant to this Article III, Section 3.2(e) must be given in writing by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested to, and received by, the Secretary at the Corporation’s principal executive offices.

(f) A person shall not be eligible for election or re-election as a director unless the person is nominated in accordance with clause (B), (C) or (D) of Section 3.2(a)(i) of these Bylaws. Except as otherwise required by applicable law, each of the Board of Directors, or at any meeting of shareholders, the chairman of the meeting (subject to the supervision, discretion and control of the Board of Directors), shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or

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proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 3.2(b)(iv)(D) and 3.2(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for shareholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received. Unless otherwise required by applicable law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting of shareholders of the Corporation to present a nomination or proposed business, the Corporation may disregard such nomination and need not present such proposed business at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. If a shareholder has given timely notice as required herein to make a nomination or bring a proposal of other business before any annual meeting of shareholders of the Corporation and intends to authorize a qualified representative to act for such shareholder as a proxy to present the nomination or proposal at such meeting, the shareholder shall deliver notice of such authorization in writing to the Secretary at the principal executive offices of the Corporation not less than three business days before the date of such meeting, including the name and contact information for such person.

(g) In addition to the foregoing provisions of this Section 3.2, in order to include information with respect to a shareholder proposal in the proxy statement and form of proxy for a shareholders’ meeting, a shareholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 3.2(a) of these Bylaws.

(h) Nothing in Section 3.2 of these Bylaws shall be deemed to: (A) affect any rights of the holders of any series of preferred stock to nominate and elect directors pursuant to any applicable provisions of the Certificate of Formation; or (B) limit the exercise, method, or timing of the exercise of the rights of parties to nominate directors pursuant to the Shareholders’ Agreement, so long as the Shareholders’ Agreement remains in effect, which rights may be exercised without compliance with the provisions of Section 3.2 of this Article III.

(i) For purposes of Sections 3.2 and 3.3 of these Bylaws:

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended;

(ii) “close of business” shall mean 5:00 p.m. local time at the principal executive office of the Corporation on any calendar day, whether or not the day is a business day;

(iii) “Derivative Transaction” shall mean any agreement, arrangement, interest or understanding (written or oral) entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation; (x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation; (y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member;

(iv) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable national news service or in a document publicly filed or furnished by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the 1934 Act;

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(v) to be a “qualified representative” of a shareholder, a person must be a duly authorized officer, manager, trustee or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission, delivered by such shareholder to the Secretary at the principal executive offices of the Corporation, to act for such shareholder as proxy at the meeting of shareholders of the Corporation and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at, or prior to by written notice to the Secretary at the principal executive offices of the Corporation, the meeting of shareholders of the Corporation. The Secretary, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “qualified representative” for purposes hereof; and

(vi) “Short Interest” shall mean any agreement, arrangement, understanding relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Proponent or any of its affiliates or associates, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proponent or any of its affiliates or associates with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation.

Section 3.3. Special Meetings.

(a) Special meetings of the shareholders of the Corporation may be called, for any purpose as is a proper matter for shareholder action under Texas law pursuant to the Certificate of Formation. In order for the Secretary to call a special meeting pursuant to the request of shareholders, the request for a special meeting must be delivered to the Secretary at the principal executive office of the Corporation, must be accompanied by the same information set forth in Section 3.2 of these Bylaws that is applicable to a shareholder proposal or nomination at an annual meeting of shareholders and must otherwise comply with the TBOC, the Certificate of Formation, and the other provisions of these Bylaws, as determined by the Board of Directors.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting, and the Board of Directors may determine that any such meeting may be held solely or partially by means of remote communication as provided under the TBOC. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the shareholders entitled to vote, in accordance with the provisions of Section 3.4 of these Bylaws. Only such business will be conducted at a special meeting as has been brought before the special meeting pursuant to the notice of such meeting. The Board of Directors may postpone, adjourn, reschedule or cancel (to the extent permitted under the TBOC) any previously scheduled special meeting of shareholders at any time, before or after the notice of such meeting has been sent to the shareholders.

(c) Nominations of persons for election to the Board of Directors to be considered by the shareholders at a special meeting of shareholders at which directors are to be elected may be made only (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) by any shareholder of the Corporation who is a shareholder of record at the time of giving notice provided for in this paragraph, on the record date for the determination of shareholders entitled to vote at such special meeting and on the date of such special meeting, who shall be entitled to vote on such nomination at the meeting and who delivers written notice to the Secretary at the principal executive offices of the Corporation setting forth the information required by Section 3.2(b)(i) of these Bylaws, or (iii) pursuant to the then-applicable terms of the Shareholders’ Agreement. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Section 3.2(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The shareholder shall also update and supplement such information as required under Section 3.2(c) of these Bylaws. The number of nominees a shareholder may nominate for election at the special meeting shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, postponement or rescheduling (or the public

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announcement thereof) of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(d) Except as otherwise required by applicable law, each of the Board of Directors, or at any meeting of shareholders, the chairman of the meeting (subject to the supervision, discretion and control of the Board of Directors), shall have the power and duty to determine whether a nomination or any business proposed to be brought before the special meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 3.2(b)(iv)(D) and 3.2(b)(iv)(E) of these Bylaws, to declare that such nomination or business shall not be presented for shareholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received. Unless otherwise required by applicable law, if none of the shareholders who submitted the special meeting request (or their qualified representatives) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the special meeting request, the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies and votes in respect of such matter may have been received by the Corporation. If a shareholder has given timely notice as required herein to make a nomination or bring a proposal of other business before any special meeting of shareholders of the Corporation and intends to authorize a qualified representative to act for such shareholder as a proxy to present the nomination or proposal at such meeting, the shareholder shall deliver notice of such authorization in writing to the Secretary at the principal executive offices of the Corporation not less than three business days before the date of such meeting, including the name and contact information for such person. In addition to the foregoing provisions of this Section 3.3, a shareholder must comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 3.3, including, without limitation, if applicable, the requirements of Rule 14a-19 under the 1934 Act. Any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other business to be considered pursuant to Section 3.3(c) of these Bylaws.

Section 3.4. Notice of Meetings. Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission consented to by the shareholder, of each meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting. Such notice shall specify the place, if any, date and hour of the meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice at the meeting, in the case of special meetings, the purpose or purposes of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at any such meeting, and, in the case of a meeting held by remote communication, information on how to access the list of shareholders entitled to vote at the meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the Corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission to an email address provided by the shareholder or at which the shareholder has consented to receive notice. Notice of the time, place, if any, and purpose of any meeting of shareholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any shareholder by his or her participation in or attendance thereat in person, by remote communication, if applicable, or by proxy, except when the shareholder participates in or attends a meeting solely to object, and does so object, at the beginning of the meeting, to the transaction of business at the meeting on the ground that the meeting was not lawfully called or convened. Any shareholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 3.5. Quorum. At all meetings of shareholders, except where otherwise provided by applicable law or by the Certificate of Formation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the then-outstanding shares of capital

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stock represented thereat, but no other business shall be transacted at such meeting. The shareholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Where a separate vote by a class or classes or series is required, except where otherwise provided by applicable law or by the Certificate of Formation, applicable stock exchange rules or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Section 3.6. Adjournment and Notice of Adjourned Meetings. Any meeting of shareholders, whether annual or special, may be adjourned from time to time by the chairman of the meeting, whether or not there is a quorum. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or provided in any other manner permitted by the TBOC. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment, the Board of Directors shall fix a new record date for determining shareholders entitled to vote at the adjourned meeting, the Corporation shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for determining shareholders entitled to vote at such adjourned meeting.

Section 3.7. Voting Rights.

(a) For the purpose of determining those shareholders entitled to vote at any meeting of the shareholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date, as provided in Section 3.4 of these Bylaws, shall be entitled to vote at any meeting of shareholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Texas law. An agent so appointed need not be a shareholder. No proxy shall be voted after eleven months from its date of execution unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which white proxy card color shall be reserved for the exclusive use by the Board of Directors.

(b) The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 7.4 of these Bylaws, subject to Sections 6.251 and 6.252 (relating to voting trusts and agreements) of the TBOC, and Title 1, Chapter 6, Subchapter D (relating to voting of ownership interests) of the TBOC.

(c) Except as may be otherwise required by applicable law, the Certificate of Formation or these Bylaws, each shareholder shall be entitled to one vote for each share of capital stock held by such shareholder.

(d) The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the matter is one upon which, by a provision of applicable law, the Certificate of Formation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. Subject to the rights of holders of any series of preferred stock to elect directors, directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by applicable law, the Certificate of Formation or these Bylaws.

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Section 3.8. Action Without Meeting. Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by a certain threshold, any action required or permitted by the TBOC to be taken by the shareholders of the Corporation by written consent, and not at a duly called annual or special meeting of shareholders of the Corporation, may only be taken if such written consent is signed by holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each shareholder entitled to vote on the action is present and votes.

Section 3.9. Organization.

(a) At every meeting of shareholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed, is absent or refuses to act, the President, or, if the President has not been appointed, is absent or refuses to act, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director has not been appointed, is absent or refuses to act, a chairman of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such a chairman, a chairman of the meeting chosen by a majority of the voting power of the shareholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary of the Corporation directed to do so by the chairman of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants or the number of questions or comments by an individual participant, restrictions on the use of cellphones, audio or video recording devices or other electronic devices at the meeting, and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 3.10. List of Shareholders. The Secretary shall prepare, or cause the officer or agent who has charge of the share transfer records of the Corporation to prepare, not later than the 11th day before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each shareholder and the number of shares of each class registered in the name of each shareholder and such other information as required by the TBOC. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be kept on file at the registered office or principal executive office of the Corporation for at least 10 days prior to the date of the applicable meeting, and shall be open to the examination of any shareholder for any purpose germane to the meeting during ordinary business hours, at the Corporation’s principal place of business. Instead of being kept on file, the list may be kept on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. Such list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them.

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Section 3.11. Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to shareholders pursuant to the TBOC, the Certificate of Formation or these Bylaws, any notice to shareholders given by the Corporation under any provision of the TBOC, the Certificate of Formation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the Secretary at the principal executive offices of the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

(b) However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by electronic mail, when transmitted to an electronic mail address at which the shareholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when communicated to the shareholder.

(c) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IV

DIRECTORS

Section 4.1. Number and Term of Office. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Formation and the then-applicable terms of the Shareholders’ Agreement. Directors need not be shareholders unless so required by the Certificate of Formation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the shareholders called for that purpose in the manner provided in these Bylaws.

Section 4.2. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by applicable law or by the Certificate of Formation.

Section 4.3. Term of Office. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4.4. Vacancies. Unless otherwise provided in the Certificate of Formation, and subject to the rights of the holders of any series of preferred stock and the then-applicable terms of the Shareholders’ Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors may be filled in any manner permitted by the TBOC, including by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Formation, vacancies and newly created

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directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by shareholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified, or such director’s earlier death, resignation, retirement, disqualification or removal. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 4.5. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of receipt by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 4.6. Removal. Subject to the rights of the holders of any series of preferred stock, any limitation imposed by applicable law, and the then-applicable terms of the Shareholders’ Agreement, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 4.7. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Formation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Texas which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means consented to by the director. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Formation, special meetings of the Board of Directors may be held at any time and place within or without the State of Texas whenever called by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means consented to by the director, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of business at the meeting because the meeting has not been lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting,

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each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8. Quorum and Voting.

(a) Unless the Certificate of Formation requires a greater number, and except with respect to questions related to indemnification arising under Section 11.1 of these Bylaws for which a quorum shall be one-third of the authorized number of directors fixed from time to time by the Board of Directors, a quorum of the Board of Directors shall consist of a majority of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Formation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Formation or these Bylaws.

Section 4.9. Action Without Meeting. Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 4.11. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the shareholders, any action or matter (other than the election or removal of directors) expressly required by the TBOC to be submitted to shareholders for approval, (ii) adopting, amending or repealing any Bylaw of the Corporation, or (iii) such other powers or authority expressly forbidden such committee by applicable law (including Section 21.416(c) of the TBOC or any successor statute).

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws or expressly forbidden such committee by applicable law (including Section 21.416(c) of the TBOC or any successor statute).

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death, resignation, retirement, or disqualification from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove

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any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, retirement, disqualification, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 4.11 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of business at the meeting because the meeting has not been lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee. Unless the Board of Directors shall otherwise provide, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article IV of these Bylaws.

Section 4.12. Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 4.13. Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”). If so designated, the Lead Independent Director will exercise such powers and duties as may be assigned to him or her by the Board of Directors.

Section 4.14. Organization. At every meeting of the Board of Directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed, is absent or refuses to act, the Lead Independent Director, or if the Lead Independent Director has not been appointed, is absent or refuses to act, the Chief Executive Officer (if a director), or, if a Chief Executive Officer has not been appointed, is absent or refuses to act, the President (if a director), or if the President has not been appointed, is absent or refuses to act, the most senior Vice President (if a director), or, in the absence of any such person or their refusal to act, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

Article V

OFFICERS

Section 5.1. Officers Designated. The officers of the Corporation shall include, a President, a Secretary and such other officers (including, without limitation, a Chief Executive Officer, Chief Financial Officer, a Treasurer, and one or more Vice Presidents) as the Board of Directors may from time to time deem appropriate. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board of Directors. The officers of the Corporation need not be shareholders of the Corporation.

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Section 5.2. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until such officer’s earlier death, resignation, retirement, disqualification or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board of Directors otherwise provides. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board of Directors then determines that such office shall thereupon be elected by the Board of Directors, in which case the Board of Directors shall elect such officer.

(b) Duties of Chief Executive Officer. Unless an officer has been appointed Chief Executive Officer of the Corporation, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the shareholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief

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Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the Corporation, the Treasurer shall be the chief financial officer of the Corporation and shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(h) Duties of Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 5.3. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

Article VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF
SECURITIES OWNED BY THE CORPORATION

Section 6.1. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the Corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

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Article VII

SHARES OF STOCK

Section 7.1. Form and Execution of Certificates. The shares of the Corporation shall be uncertificated, or shall be represented by certificates if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Formation and applicable law. Every holder of stock represented by certificate in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors (if then an officer), the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him or her in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.3. Transfers.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The Corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such shareholders in any manner not prohibited by the TBOC.

Section 7.4. Fixing Record Dates.

(a) In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the provisions of Section 6.101 of the TBOC and this Section 7.4 at the adjourned meeting. For the avoidance of doubt, the Board of Directors shall set the record date for determining which shareholders of the Corporation are entitled to notice of, and to vote at, any meeting of shareholders, or to receive any dividend or distribution, or to exercise any rights in respect of any change, conversion, or exchange of shares, or for the purpose of any other lawful action.

(b) In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of

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Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.5. Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Texas.

Article VIII

OTHER SECURITIES OF THE CORPORATION

Section 8.1. Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1 of these Bylaws), may be signed by the Chairman of the Board of Directors (if then an officer), the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

Article IX

DIVIDENDS

Section 9.1. Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Formation and applicable law, if any, may be declared by the Board of Directors pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Formation and applicable law.

Section 9.2. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Article X

FISCAL YEAR

Section 10.1. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

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Article XI

INDEMNIFICATION

Section 11.1. Indemnification of Directors, Officers, Employees, Agents and Other Representatives.

(a) Directors and Officers. To the fullest extent and in any manner permitted by the TBOC, any other applicable law and the Certificate of Formation, the Corporation shall indemnify any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any proceeding by reason of the fact that such person is or was a director or officer of the Corporation, against expenses reasonably incurred by him or her in connection with such proceeding; provided, however, that the Corporation may, to the extent permitted by the TBOC, modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the TBOC or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees, Agents and Representatives. The Corporation shall have power to indemnify its employees, agents and other representatives (as defined by the TBOC) as set forth in the TBOC, any other applicable law and the Certificate of Formation. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c) Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the TBOC requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of (i) an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Section 11.1 or otherwise and (ii) a written affirmation by such indemnitee of the indemnitee’s good faith belief that such indemnitee has met the standard of conduct necessary for indemnification under the TBOC or any other applicable law.

Notwithstanding the foregoing, unless otherwise required by the TBOC or determined pursuant to paragraph (e) of this Section 11.1, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 11.1 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Section 11.1 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made

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within 90 days of request therefor. To the extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. To the extent permitted by applicable law, in connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the TBOC or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the TBOC or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise shall be on the Corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Formation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, agents or other representatives (as defined by the TBOC) respecting indemnification and advances, to the fullest extent not prohibited by the TBOC, by any other applicable law or by the Certificate of Formation.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the TBOC or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h) Amendments. Any repeal or modification of this Section 11.1 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the fullest extent not prohibited by any applicable portion of this Section 11.1 that shall not have been invalidated, or by any other applicable law. If this Section 11.1 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the fullest extent not prohibited under any other applicable law.

(j) Written Report of Indemnification or Advancement to Directors. To the extent required by applicable law, the Corporation shall report in writing to the shareholders of any indemnification or advancement of expenses to or on behalf of a director. Such report shall be made not later than the first anniversary of the date of such indemnification or advancement, and it shall be made with or before (i) the notice or waiver of notice of the next meeting of the shareholders or (ii) the next submission to the shareholders of a consent to action without a meeting.

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(k) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 11.1(k) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 11.1.

Article XII

NOTICES

Section 12.1. Notices.

(a) Notice to Shareholders. Written notice to shareholders of shareholder meetings shall be given as provided in Section 3.4 and Section 3.10 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to shareholders under any agreement or contract with such shareholder, and except as otherwise required by applicable law, written notice to shareholders for purposes other than shareholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means (if consented to by the shareholders in accordance with the TBOC).

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as otherwise provided in these Bylaws, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the shareholder or shareholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

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(e) Notice to Shareholders Sharing an Address. Except as otherwise prohibited under the TBOC, any notice given under the provisions of the TBOC, the Certificate of Formation or the Bylaws shall be effective if given by a single written notice to shareholders who share an address if consented to by the shareholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such shareholder fails to object in writing to the Secretary at the principal executive offices of the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the shareholder by written notice to the Secretary at the principal executive offices of the Corporation.

(f) Notice to Corporation. Written notice from any shareholder to the Corporation (including, without limitation, pursuant to Section 3.2 and Section 3.3 of these Bylaws) shall, unless otherwise required by law, be by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to, and received by, the Secretary at the principal executive offices of the Corporation. Such notice shall be deemed to have been given when received by the Secretary. Written notice from any director to the Corporation shall be given by U.S. mail or other means of written communication (including electronic transmission), with postage prepaid, to, and received by, the Secretary at the principal executive offices of the Corporation. Such notice shall be deemed to have been given when received by the Secretary.

Article XIII

AMENDMENTS

Section 13.1. Amendments. Subject to the limitations set forth in Section 11.1(h) of these Bylaws or the provisions of the Certificate of Formation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The shareholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by the Certificate of Formation, such action by shareholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV

LOANS TO OFFICERS OR EMPLOYEES

Section 14.1. Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Article XV

MISCELLANEOUS

Section 15.1. Inconsistent Provisions. In the event that any provision (or part thereof) of these Bylaws is or becomes inconsistent with any provision of the Certificate of Formation, the TBOC, any other applicable law, or the Shareholders’ Agreement, to the extent permitted by applicable law, the provision (or part thereof) of these Bylaws shall be construed to be consistent with such other provision or provisions, and to the extent such provision may not be so construed, such provision shall be deemed amended to incorporate such other provision so as to eliminate any such inconsistency and as so amended shall be given full force and effect.

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Annex E

PBT LAND AND MINERALS, INC.
OMNIBUS INCENTIVE PLAN

Article I.
PURPOSE

The purpose of this PBT Land and Minerals, Inc., Omnibus Incentive Plan (this “Plan”) is to promote the success of the Company’s business for the benefit of its stockholders by aligning employee and stockholder interests through the grant of cash and equity-based incentives to Eligible Individuals in order to attract, retain, and reward such individuals and strengthen the alignment of interests between such individuals and the Company’s stockholders.

Article II.
DEFINITIONS

2.1         “Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

2.2         “Applicable Law” means the requirements applicable to the Company or any Eligible Individual relating to equity- or cash-based compensation and the related equity interests under U.S. federal, state, and local law, non-U.S. law, the rules or requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, and any other applicable laws, including the Code and other tax laws.

2.3         “Award” means an award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent Right, Other Stock-Based Award, or Cash Award.

2.4         “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award.

2.5         “Board” means the Board of Directors of the Company.

2.6         “Cash Award” means an award payable in cash at such time or times and subject to such terms and conditions as set forth in an Award Agreement.

2.7         “Cause” means, unless otherwise defined in the applicable Award Agreement, either (a) where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or term of like import), “cause” (or term of like import) as defined under such agreement, or (b) where clause (a) above does not apply, the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act or omission involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports, (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute, (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate, (v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct, or (vi) breach of any non-competition, non-solicitation, no-hire, confidentiality, or non-disparagement covenant between the Participant and the Company or an Affiliate.

2.8         “Change in Control” means each of the following, unless otherwise set forth in the applicable Award Agreement or other written agreement with a Participant that is approved by the Committee:

(a)         any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, or any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company),

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becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b),

(b)         a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization, or consolidation after which (i) the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger, reorganization, or consolidation and (ii) such voting power among the holders thereof is in substantially the same proportion as the voting power of such voting securities among holders thereof immediately prior to the merger, reorganization, or consolidation; provided, however, that a merger, reorganization, or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then-outstanding securities will not constitute a Change in Control,

(c)         during any two-year period, individuals who, at the beginning of such period, constitute a majority of the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a) or (b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

(d)         a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that provides for a “deferral of compensation” within the meaning of Section 409A that is payable upon a Change in Control, an event will not constitute a Change in Control under this Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

2.9         “Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control.

2.10       “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to a specific section of the Code or regulation thereunder includes such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.11       “Committee” means any committee of the Board duly authorized by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee must consist solely of two or more members of the Board who are each (a) a “non-employee director” within the meaning of Rule 16b-3(b) and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent that such independence is required in order to take the action at issue pursuant to such standards or rules. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” will be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

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2.12       “Common Stock” means the Class A common stock, $0.01 par value per share, of the Company.

2.13       “Company” means PBT Land and Minerals, Inc., a Texas corporation, and its successors by operation of law.

2.14       “Consultant” means any natural person who is an advisor or consultant or other service provider to the Company or any of its Affiliates.

2.15       “Detrimental Conduct” means a Participant’s serious misconduct or unethical behavior, including any of the following: (a) any violation by the Participant of a restrictive covenant agreement to which the Participant is a party with the Company or an Affiliate (covering, for example, confidentiality, non-competition, non-solicitation, non-disparagement, etc.), (b) any conduct by the Participant that could result in the Participant’s Termination of Service for Cause, (c) the commission of a criminal act by the Participant, whether or not performed in the workplace, that subjects, or if generally known would subject, the Company or an Affiliate to public ridicule or embarrassment, or other improper or intentional conduct by the Participant causing reputational harm to the Company, an Affiliate, or a client or former client of the Company or an Affiliate, (d) the Participant’s breach of a fiduciary duty owed to the Company or an Affiliate or a client or customer or a former client or customer of the Company or an Affiliate, or (e) the Participant’s intentional violation, or grossly negligent disregard, of the Company’s or an Affiliate’s policies, rules, or procedures.

2.16       “Disability” means, unless otherwise defined in the applicable Award Agreement, the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, after accounting for reasonable accommodations (if applicable and required by Applicable Law); provided, however, for purposes of an Incentive Stock Option, the term Disability will have the meaning ascribed to it under Section 22(e)(3) of the Code. The Committee will determine whether an individual has a Disability, and in so doing the Committee may rely on any determination that a Participant is disabled for purposes of eligibility for benefits under any long-term disability plan in which the Participant participates that is maintained by the Company or any Affiliate.

2.17       “Dividend Equivalent Right” means a right granted to a Participant under this Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.18       “Effective Date” means the effective date of this Plan as defined in Article XIII.

2.19       “Eligible Employee” means an employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee.

2.20       “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant whom the Committee designates in its discretion as eligible to receive an Award in accordance with the terms and conditions of this Plan.

2.21       “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time. Any reference to a specific section of the Exchange Act or regulation thereunder includes such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.22       “Fair Market Value” means, unless otherwise required by Applicable Law, as of any date and except as provided below, either (a) the last sales price reported for the Common Stock on the applicable date on the principal national securities exchange in the United States on which it is then traded, listed, or otherwise reported or quoted, or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted on a national securities exchange in the United States, the Committee will determine in good faith the Fair Market Value in whatever manner it considers appropriate. When determining Fair Market Value under clause (a) above for any purpose in connection with the grant of an Award, the date of determination will be the trading day immediately prior to the date on which the Award is granted. When determining Fair Market Value under clause (a) above for any purpose in connection with the exercise of an Award, the date of determination will be the date on which a notice of exercise is received by the Company or, if not a date on which the applicable market is open, the next day on which it is open.

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2.23       “Family Member” has meaning given to it in the general instructions of Form S-8.

2.24       “Incentive Stock Option” means any Stock Option granted to an Eligible Employee who is an employee of the Company, its Parents, or its Subsidiaries and that is intended to be, and is designated in the applicable Award Agreement as, an “incentive stock option” within the meaning of Section 422 of the Code.

2.25       “Non-Employee Director” means a director on the Board who is not an employee of the Company.

2.26       “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

2.27       “Other Stock-Based Award” means an award pursuant to Article VIII that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares, but may be settled in the form of Shares or cash.

2.28       “Parent” means any “parent corporation” of the Company within the meaning of Section 424(e) of the Code.

2.29       “Participant” means an Eligible Individual who has accepted and holds an Award.

2.30       “Person” has the meaning given to it in Sections 13(d) and 14(d) of the Exchange Act.

2.31       “Restricted Stock” means an award of Shares that are subject to vesting and forfeiture conditions.

2.32       “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date.

2.33       “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.34       “Section 409A” means Section 409A of the Code.

2.35       “Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Any reference to a specific section of the Securities Act or regulation thereunder includes such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.36       “Shares” means shares of Common Stock.

2.37       “Stock Appreciation Right” means a stock appreciation right pursuant to Article VI.

2.38       “Stock Option” means an option to purchase Shares pursuant to Article VI.

2.39       “Subsidiary” means a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.40       “Ten-Percent Stockholder” means a Person owning stock representing more than ten percent of the total combined voting power of all classes of stock of the Company, its Parent, or its Subsidiaries.

2.41       “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status will not be deemed a Termination of Service with the Company and its Affiliates, and (b) a Participant employed by, or performing services for, an Affiliate that ceases to be an Affiliate will also be deemed to have suffered a Termination of Service if the Participant does not immediately thereafter become an employee of, or other service provider to, the Company or another Affiliate. Notwithstanding the foregoing, with respect to any Award that provides for a “deferral of compensation” within the meaning of Section 409A that is payable upon a Termination of Service, a Participant will not be considered to have suffered a “Termination of Service” for purposes of payment of such Award unless the Participant has suffered a “separation from service” within the meaning of Section 409A.

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Article III.
ADMINISTRATION

3.1         Authority of the Committee. The Committee will administer this Plan in accordance with its terms and Applicable Law, and in furtherance thereof, the Committee will have complete authority at any time and from time to time, in its sole discretion, to cause the Company to grant Awards to Eligible Individuals and to do the following, in each case to the extent not inconsistent with the terms of this Plan:

(a)         determine whether and to what extent one or more Awards are to be granted to one or more Eligible Individuals,

(b)         determine the number of Shares or cash amount to be covered by Awards,

(c)         determine the terms and conditions of Awards, including but not limited to the exercise or purchase price (if any), any condition, restriction, or limitation on receipt or retention, any vesting schedule and vesting terms, including performance-related vesting terms, and any forfeiture restrictions or waiver thereof,

(d)         determine whether, to what extent, and under what circumstances Awards are to operate on a tandem basis or in conjunction with or apart from other awards made by the Company outside of this Plan,

(e)         determine whether, to what extent, and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing,

(f)          determine whether, to what extent, and under what circumstances cash, Shares, or other property payable with respect to an Award must or may be deferred either automatically or at the election of the Participant,

(g)         modify, waive, amend, or adjust the terms and conditions of any Award,

(h)         determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option,

(i)          determine whether to require a Participant, as a condition of the granting, retention, or settlement of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise, vesting, or settlement of an Award for a specified period of time following the date of the acquisition of such Award or Shares,

(j)          modify, extend, or renew an Award,

(k)         determine how the Disability, death, retirement, authorized leave of absence, or any other change or purported change in a Participant’s status affects an Award and the extent to which, and the period during which, the Participant or the Participant’s legal representative, conservator, guardian, or beneficiary may exercise rights under the Award, if applicable,

(l)          adopt, alter, and repeal administrative rules, guidelines, and practices governing this Plan,

(m)        construe and interpret the terms and provisions of this Plan and any Award (and any agreements or sub-plans relating thereto),

(n)         correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent that it deems necessary to effectuate the purpose and intent of this Plan, and

(o)         adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the laws of any domestic or foreign jurisdictions to satisfy or accommodate such laws or to qualify for preferred tax treatment thereunder.

3.2         Designation of Consultants; Delegation of Authority.

(a)         The Committee may employ such legal counsel, consultants, and agents as it deems desirable for the administration of this Plan and may in good faith rely upon any opinion or calculation received from any of them. The Company will pay for all expenses incurred in connection with any such engagement.

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To the maximum extent permitted by Applicable Law, neither the Board, the Committee, nor any of their respective members or delegates, nor any third party engaged pursuant to this Section 3.2, will be liable for any action or determination made in good faith with respect to this Plan or any Award.

(b)         The Committee may delegate any or all of its powers and duties under this Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions (including executing agreements or other documents on behalf of the Committee) and to grant Awards, provided that such delegation does not (i) violate Applicable Law or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in this Plan to the “Committee” are deemed to include any subcommittee or person to whom the Committee has delegated such powers. No such delegation will limit the right of such subcommittee members or officers to receive Awards; provided, however, that no such delegate may cause the Company to grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also designate employees or professional advisors who are not officers of the Company or members of the Board to assist in administering this Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.3         Administrative Discretion; Decisions Final. Each decision, interpretation, and other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members), or any of their respective delegates, arising out of or in connection with this Plan may be made in the absolute discretion of all and each of them, as the case may be, and will be final, binding, and conclusive on the Company and all employees and other service providers, including prospective employees and service providers, and all Participants, and their respective heirs, executors, administrators, successors, and assigns.

3.4         Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, the Company will indemnify and hold harmless each officer and employee of the Company and its Affiliates, and each member of the Committee or the Board, whether during or after his or her service with the Company and its Affiliates, against all costs and expenses (including reasonable fees of counsel acceptable to the Committee) and liabilities (including any sum paid in settlement of a claim with the approval of the Committee), arising out of any act or omission to act that is authorized by the terms of this Plan in connection with the administration of this Plan, and will advance amounts necessary to pay the foregoing as incurred, except in any case to the extent arising out of such person’s own fraud or bad faith. Such indemnification will be in addition to any right of indemnification that such person has under Applicable Law or under the by-laws of the Company or any of its Affiliates.

Article IV.
SHARE LIMITATIONS

4.1         Shares. The aggregate number of Shares that the Company may issue or deliver pursuant to this Plan may not exceed 3,929,916 Shares (subject to any increase or decrease pursuant to this Article IV), which Shares may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The aggregate number of Shares that the Company may issue or deliver with respect to any Incentive Stock Option may not exceed 3,929,916 Shares (subject to any increase or decrease pursuant to Section 4.3). Shares underlying any Award under this Plan that is settled in cash will not count against the foregoing maximum share limitations. Notwithstanding anything to the contrary contained herein, Shares subject to an Award will again be made available for issuance or delivery under this Plan to the extent that such Shares are (i) delivered, withheld, or surrendered in payment of the exercise or purchase price of an Award, (ii) delivered, withheld, or surrendered to satisfy any tax withholding obligation, or (iii) subject to a stock-settled Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related.

4.2         Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in this Plan. Substitute Awards will not count against the

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Shares authorized for grant under this Plan (nor will Shares subject to a Substitute Award be added to the Shares available for Awards under this Plan as provided under Section 4.1 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under this Plan, as set forth in Section 4.1 above. Additionally, if a Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination, or if such consideration is in the form of cash, such exchange ratio or other adjustment or valuation ratio or formula determined by the Committee as referring the ration between such cash consideration and the Fair Market Value of the Common Stock at the time of such transaction) may be used for Awards under this Plan without reducing the Shares authorized for issuance or delivery pursuant to this Plan (and Shares subject to such Awards will not be added back to the Shares available for Awards under this Plan as provided under Section 4.1 above); provided that Awards using such available shares may not be granted after the last date on which awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may be granted only to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.

4.3         Adjustments.

(a)         The existence of this Plan and the Awards granted hereunder will not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)         Subject to the provisions of Article IX:

(i)          If the Company at any time subdivides the outstanding Shares into a greater number of Shares (by any split, recapitalization, or otherwise), or combines its outstanding Shares into a lesser number of Shares (by reverse split, combination, or otherwise), then the Committee will, to the extent that it deems necessary, adjust the respective exercise prices for outstanding Awards subject to exercise and the number of Shares covered by outstanding Awards to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(ii)         Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then the Committee will, to the extent that it deems necessary, adjust (A) the aggregate number or kind of securities that thereafter may be issued or delivered pursuant to this Plan, (B) the number or kind of securities or other property (including cash) to be issued or delivered pursuant to Awards (including as a result of the assumption of this Plan and the obligations hereunder by a successor entity, as applicable), and (C) the exercise or purchase price thereof to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iii)        If there occurs any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or (ii), or any conversion, adjustment, or issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, or any extraordinary distribution in respect of the Common Stock, then the Committee will, to the extent that it deems necessary, adjust any Award and make such other adjustments to this Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

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(iv)        In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than regular cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any securities offering or other similar transaction, for administrative convenience, the Committee may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

(v)         The Committee may adjust the vesting terms applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.

(vi)        Except as expressly determined by the Committee pursuant to this Section 4.3 or in the applicable Award Agreement, no Participant will have any additional rights under this Plan by reason of any transaction or event described in this Section 4.3.

4.4         Annual Limit on Non-Employee Director Compensation. In each calendar year during any part of which this Plan is in effect, a Non-Employee Director may not receive Awards for service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that for any calendar year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, the Company may provide additional compensation to such Non-Employee Director in excess of such limit; provided, further, that the limit set forth in this Section 4.4 will apply without regard to Awards or other compensation, if any, provided to a Non-Employee Director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a Non-Employee Director.

Article V.
GENERALLY APPLICABLE TERMS OF AWARDS AND PARTICIPATION

5.1         General Eligibility. All current and prospective Eligible Individuals are eligible to receive Awards as the Committee determines. No Eligible Individual is entitled to any automatic grant of Awards. In addition to any other terms and conditions in the applicable Award Agreement, the right to vest, exercise, and receive Shares, cash, or other property in settlement of, Awards granted to a prospective Eligible Individual are conditioned upon such individual’s commencement of service as an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

5.2         Terms and Conditions of Awards. Each Award will be evidenced by, and subject to, an Award Agreement and will be subject to the terms, conditions, and limitations in this Plan. Awards may be granted alone or in addition to, or in tandem with, other Awards.

5.3         Vesting, Exercisability, and Settlement. The Committee will determine and set forth in the applicable Award Agreement at the time of grant the terms (including performance-vesting terms), conditions, and periods for vesting into, forfeiting, and if applicable, exercise or settlement of, each Award, and the Committee may, but is not required to, provide for an acceleration of vesting and, if applicable, exercisability upon the occurrence of one or more specified events.

5.4         Non-Transferability. Participants may not transfer Awards other than by will or by the laws of descent and distribution, and Awards subject to exercise may not be exercised during the Participant’s lifetime other than by the Participant. Notwithstanding the foregoing, the Committee may determine that an Award that is otherwise not transferable pursuant to this Section 5.4 may be transferred to a Family Member of the Participant in whole or in part. An Award that is transferred to a Family Member pursuant to the preceding sentence (a) may not be subsequently transferred other than by will or by the laws of descent and distribution and (b) remains subject to the terms of this Plan and the applicable Award Agreement as if retained by the original grantee. A Participant may not transfer any Shares issued in respect of any Award, including Restricted Stock, until such shares vest in accordance with the terms of the applicable Award Agreement.

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5.5         No Rights as a Stockholder. No Participant will have any rights as a stockholder in respect of Shares subject to any Award, including, without limitation, the right to receive dividends, the right to vote such Shares, and the right to tender such shares, unless and until the Company issues or delivers such Shares to the Participant and all other terms and conditions hereunder are satisfied.

5.6         Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

5.7         Non-Exempt Employees. No Stock Option or Stock Appreciation Right, whether or not vested, granted to a Participant who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a corporate transaction in which such Award is not assumed, continued, or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement between the Participant and the Company or one of its Affiliates or, in the absence of any such definition, in accordance with the Company’s then-current employment policies and guidelines). This Section 5.7 is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Option or Stock Appreciation Right will be exempt from his or her regular rate of pay.

Article VI.
STOCK OPTIONS; STOCK APPRECIATION RIGHTS

6.1         Stock Option Designation. The applicable Award Agreement evidencing a Stock Option must designate such Stock Option as either an Incentive Stock Option or a Non-Qualified Stock Option.

6.2         Exercise Price. The Committee will determine the exercise price per Share of each Stock Option or Stock Appreciation Right at the time of grant, and the per-Share exercise price may not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder, 110%) of the Fair Market Value on the date of grant. Notwithstanding the foregoing, the per-Share exercise price of a Stock Option or Stock Appreciation Right that is a Substitute Award may be less than the Fair Market Value on the date of grant, provided that such exercise price is determined in a manner consistent with Section 409A and, if applicable, Section 424(a) of the Code.

6.3         Exercise Period. The Committee will determine the length of the exercise period of each Stock Option or Stock Appreciation Right at the time of grant, and such exercise period may not extent beyond ten years (or, in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder, five years) after the grant date.

6.4         Exercisability. Unless the Committee determines otherwise, if the exercise of a Non-Qualified Stock Option or Stock Appreciation Right within the permitted time periods is prohibited because such exercise would violate Applicable Law, the Company’s insider trading policy (including any blackout periods), or a “lock-up” agreement entered into in connection with the issuance of securities by the Company, then the expiration of exercise period will extend until the date that is 30 days after the end of the period during which such prohibition exists, but in no event beyond the original term of such Award.

6.5         Method of Exercise. To the extent vested and exercisable and not subject to any prohibition on exercise contemplated by Section 6.4, a Participant may exercise any Stock Option or Stock Appreciation Right in whole or in part at any time during its term by giving written notice of exercise (which may be electronic) to the Company specifying the number of Shares subject to exercise, together with payment in full of the exercise price (which will equal the product of such number of Shares to be purchased multiplied by the applicable per-Share exercise price). The Participant must deliver such notice and pay the exercise price on such terms and conditions as the Company determines from time to time or as set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which

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the Company may withhold a number of Shares that would otherwise be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all to the extent permitted by Applicable Law. The Company will not issue any Shares without payment. Upon the exercise of a Stock Appreciation Right a Participant will be entitled to receive, for each Stock Appreciation Right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Share on the date of exercised over the Fair Market Value of one Share on the grant date.

6.6         Termination. Unless the Committee determines otherwise at the time of grant or, if no rights of the Participant are materially impaired, thereafter, and subject to the provisions of the applicable Award Agreement, Stock Options and Stock Appreciation Rights will remain exercisable following a Participant’s Termination of Service as follows:

(a)         Termination by Death or Disability. If a Participant’s Termination of Service is by reason of death or Disability, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options and Stock Appreciation Rights; provided, however, that in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options and Stock Appreciation Rights held by such Participant will thereafter be exercisable, to the same extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Awards.

(b)         Involuntary Termination Without Cause. If a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of 90 days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Awards.

(c)         Voluntary Resignation. If a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.6(d)), all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of 90 days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Awards.

(d)         Termination for Cause. If a Participant’s Termination of Service (i) is for Cause or (ii) is a voluntary Termination of Service (as provided in Section 6.6(c)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options and Stock Appreciation Rights, whether vested or not vested, that are held by such Participant will thereupon immediately terminate and expire as of the date of such Termination of Service.

(e)         Unvested Stock Options and Stock Appreciation Rights. Stock Options and Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination of Service for any reason will terminate and expire as of the date of such Termination of Service.

6.7         Incentive Stock Option Limitations. Notwithstanding anything herein to the contrary, only Eligible Employees who are employees of the Company, its Parents, or its Subsidiaries are eligible to receive Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan or any other stock option plan of the Company, any Parent, or any Subsidiary exceeds $100,000, such Stock Options will be treated as Non-Qualified Stock Options without regard to whether the Award Agreement designates them as Incentive Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Parent, or any Subsidiary at all times from the time a Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option will

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be treated as a Non-Qualified Stock Option without regard to whether the Award Agreement designates it as an Incentive Stock Option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly without the necessity of obtaining the approval of the stockholders of the Company. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof that does not so qualify will constitute a separate Non-Qualified Stock Option.

6.8         Modification, Extension, and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options (provided that the rights of a Participant are not materially impaired without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A), and (ii) accept the surrender of outstanding Stock Options and authorize the granting of new Stock Options in substitution therefor. Notwithstanding the foregoing, the Committee may not modify any outstanding Stock Option to reduce its exercise price or substitute a surrendered Stock Option with a new Stock Option with a lower exercise price (other than in connection with adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

6.9         Automatic Exercise. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option or Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Option or Stock Appreciation Right, to the extent then exercisable, if the Participant has failed to exercise the Stock Option or Stock Appreciation Right as of such date, and if the Fair Market Value of the Shares underlying the Stock Option or Stock Appreciation Right exceeds the exercise price of such Stock Option or Stock Appreciation Right on the date of expiration, subject to Section 12.4.

Article VII.
RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1         Restricted Stock.

(a)         Purchase Price. The Committee will determine the purchase price of Restricted Stock at the time of grant. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and to the extent not so permitted, such purchase price may not be less than the minimum price permitted under Applicable Law.

(i)          Legend. Each Participant receiving Restricted Stock will be issued a stock certificate in respect of such Restricted Stock, unless the Committee elects to use another system, such as book entries by the Company’s transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate will be registered in the name of such Participant and will, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(ii)         Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant deliver a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if the Committee deems necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares subject to the Award of Restricted Stock in the event that such Award is forfeited in whole or part.

(iii)        Rights as a Stockholder. Except as provided in Section 7.1(a) or as the Committee determines otherwise in an Award Agreement, the Participant will have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided, that the Award Agreement will specify on what terms and conditions the Participant will be entitled to dividends payable on the Shares.

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(iv)        Lapse of Restrictions. If and when the applicable vesting period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares will be delivered to the Participant. All legends will be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

(b)         Restricted Stock Units.

(i)          Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(ii)         Dividend Equivalent Rights. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with Dividend Equivalent Rights. Dividend Equivalent Rights may be paid to the Participant currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units to which the Dividend Equivalent Rights relate and subject to other terms and conditions as set forth in the Award Agreement.

7.2         Termination. Unless the Committee determines otherwise at the time of grant or, if no rights of the Participant are materially impaired, thereafter, and subject to the provisions of the applicable Award Agreement, all Restricted Stock or Restricted Stock Units that are not vested as of the Participant’s Termination of Service for any reason will be forfeited without payment to the Participant or to any other Person.

Article VIII.
OTHER STOCK-BASED AND CASH AWARDS

8.1         Other Stock-Based Awards. The Committee is authorized to cause the Company to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to the book value of Shares.

8.2         Cash Awards. The Committee is authorized to cause the Company to grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions. No grant of a Cash Award will require the Company or any of its Affiliates to segregate any assets for satisfaction of the Company’s payment obligation thereunder.

Article IX.
CHANGE IN CONTROL PROVISIONS

Upon a Change in Control, and except as otherwise provided by the Committee in an Award Agreement or any applicable employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant, a Participant’s unvested Awards will not vest automatically and will be treated in accordance with one or more of the following methods as determined by the Committee:

9.1         Assumption. Awards, whether or not then vested, will be continued, be assumed, or have new rights substituted therefor, in a manner consistent with the requirements of Section 409A, and any applicable vesting or other restrictions will not lapse, upon the Change in Control, and the Award will receive the Change in Control consideration consistent with the other stockholders on such terms as determined by the Committee; provided, that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option must comply with the requirements of Treasury Regulation Section 1.424-1.

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9.2         Settlement and Cancellation. Awards may be settled by the Company for an amount of cash or property, or combination thereof, having a value (as determined by the Committee) equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards over the aggregate exercise price of such Awards (if applicable); provided, however, that if the exercise price of a Stock Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be canceled for no consideration.

9.3         Termination. The Committee may terminate all outstanding and unexercised Awards subject to exercise, effective as of the closing date of the Change in Control, by delivering notice of termination to each Participant at least 20 days prior to such closing date, in which case during the period from the date on which such notice of termination is delivered to such closing date, each such Participant will have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise will be contingent on the closing of the Change in Control, and if the Change in Control does not close within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto will be null and void.

9.4         Vesting Acceleration. Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

Article X.
TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that this Plan complies with Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may (a) increase the aggregate number of Shares issuable under this Plan (except by operation of Section 4.1); (b) change the classification of individuals eligible to receive Awards; (c) reduce the exercise price of any Stock Option or Stock Appreciation Right; (d) grant any new Stock Option, Stock Appreciation Right, or other Award subject to exercise in substitution for, or upon the cancellation of, any previously granted Award that has the effect of reducing the exercise price thereof; (e) exchange any Stock Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (f) take any action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee may materially impair the rights of any Participant without the Participant’s consent.

Article XI.
UNFUNDED STATUS OF PLAN

This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but that is not yet made to a Participant by the Company, nothing contained herein will give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

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Article XII.
GENERAL PROVISIONS

12.1       Lock-Up; Legend. The Committee may require each person receiving Shares pursuant to an Award to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from directly or indirectly selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In addition to any legend required by this Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under this Plan will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

12.2       Other Plans. Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

12.3       No Right to Continued Service. Neither this Plan nor the grant of any Award hereunder gives any Participant or other employee, Consultant, or Non-Employee Director any right to continued employment or service with the Company or any Affiliate or limits the Company or any Affiliate in any way to terminate such employment, consultancy, or directorship at any time.

12.4       Withholding of Taxes. Each Participant is required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, all income tax, social insurance contribution, and other applicable taxes that are required to be paid by the Participant in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof), (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability, or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

12.5       Fractional Shares. No fractional Shares may be issued or delivered pursuant to this Plan. The Committee will determine whether cash, additional Awards, or other securities or property will be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

12.6       No Assignment of Benefits. No Award or other benefit payable under this Plan will, except as otherwise specifically provided in this Plan or under Applicable Law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit will be void, and no such benefit will in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who is entitled to such benefit, nor will it be subject to attachment or legal process for or against such person.

12.7       Clawbacks; Detrimental Conduct.

(a)         Clawbacks. All Awards, and all payments, benefits, and realizations with respect thereto, will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any clawback or similar policy of the Company or any Affiliate or any Applicable Law. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s or its Affiliate’s application, implementation, and enforcement of any clawback or similar policy of the Company or its Affiliate that may apply to the Participant, whether adopted before or after the Effective Date or the grant date of any Award, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

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(b)         Detrimental Conduct. Except as otherwise determined by the Committee, notwithstanding any other term or condition of this Plan, if a Participant engages in Detrimental Conduct, whether during or after the Participant’s service, in addition to any other penalties or restrictions that may apply under this Plan, Applicable Law, or otherwise, the Participant must forfeit or pay, or cause any permitted transferees to pay, to the Company the following:

(i)          any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable,

(ii)           any cash or Shares received by the Participant in connection with this Plan within the 36-month period immediately preceding the date on which the Company determines the Participant has engaged in Detrimental Conduct, less any exercise price or purchase price paid therefor, and

(iii)        the profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant under this Plan within the 36-month period immediately before the date the Company determines the Participant has engaged in Detrimental Conduct.

12.8       Listing and Other Conditions.

(a)         Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award will be conditioned upon such Shares’ being listed on such exchange or system. The Company will have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Stock Option or other Award with respect to such Shares will be suspended until such listing has been made effective.

(b)         If at any time counsel to the Company advises the Company that any sale or delivery of Shares pursuant to an Award is or may be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company will have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Stock Option or other Award will be suspended until such sale or delivery is, based on the advice of said counsel, lawful or will not result in the imposition of excise taxes on the Company.

(c)         Upon termination of any period of suspension under this Section 12.8, any Award affected by such suspension that has not then yet expired or terminated will be reinstated as to all Shares available before such suspension and as to Shares that would otherwise have become available during the period of such suspension, but no such suspension will extend the term of any Award.

(d)         A Participant will be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval that the Committee deems necessary or appropriate.

12.9       Governing Law; Submission to Jurisdiction. This Plan and actions taken in connection herewith are governed by, and should be construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws. The obligation of the Company to sell and deliver shares of Common Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares. With respect to any claim or dispute related to or arising under this Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts located in Dallas, Texas.

12.10     Construction. Wherever any words are used in this Plan in the masculine gender, they should be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form, they should be construed as though they were also used in the plural form in all cases where they would so apply. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter.

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12.11     Other Benefits. No Award granted or paid out under this Plan will be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

12.12     No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and Awards to individual Participants need not be the same as any previously granted Awards.

12.13     Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence that the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of this Plan. Any amounts payable hereunder to any Participant under legal disability or who, in the judgment of the Committee, is unable to properly manage such Participant’s financial affairs, may be paid to the legal representative of such Participant, or may be applied for the benefit of such Participant in any manner that the Committee may select, and the Company will thereafter have no further liability for payment of such amounts.

12.14     Section 16(b) of the Exchange Act. The Company intends that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act with respect to Awards. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 12.14, such provision should be interpreted or deemed amended so as to avoid such conflict.

12.15     Section 409A. This Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A and should be construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A, it will be paid in a manner that will comply with Section 409A. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with the foregoing intent will be deemed to be amended to comply with or be exempt from Section 409A as determined by the Committee, and to the extent that such provision cannot be amended to comply therewith or be exempt therefrom, such provision will be null and void. The Company will have no liability to a Participant, or any other Person, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Committee or the Company, and if any amount or benefit under this Plan becomes subject to penalties under or by operation of Section 409A, responsibility for payment of such penalties will rest solely with the affected Participants and not with the Company or any Affiliate. Notwithstanding any contrary provision in this Plan or Award Agreement, any payments in respect of an Award constituting a “deferral of compensation” within the meaning of Section 409A that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A) as a result of such employee’s separation from service will be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and will instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period without interest.

12.16     Data Privacy. As a condition to receiving any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 12.16 by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including but not limited to the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting them in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award,

Annex E-16

each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Participant’s local human resources representative. The Committee may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any or all outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

12.17     Successor and Assigns. This Plan is binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

12.18     Severability of Provisions. If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and this Plan should be construed and enforced as if such provisions had not been included.

12.19     Headings and Captions. The headings and captions herein are provided for reference and convenience only, should not be considered part of this Plan, and may not be employed in the construction of this Plan.

Article XIII.
PLAN EFFECTIVENESS

13.1       Effective Date of Plan. This Plan became effective on [DATE], which is the date of its adoption by the Board, subject to equityholder approval of this Plan in accordance with the applicable equityholder voting rules under Applicable Law.

13.2       Expiration of Plan. No Award may be granted pursuant to this Plan on or after the tenth anniversary of the earlier of the date on which this Plan was adopted by the Board or the date of equityholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of this Plan, will extend beyond such termination until the final disposition of such Award.

* * *

Annex E-17

Annex F

____________________________________________________________________________

REGISTRATION RIGHTS AGREEMENT

by and among

PBT LAND AND MINERALS, INC.,

BLACKBEARD SECURITY HOLDINGS, LLC,

GREYBEARD ENERGY, LLC,

SOFTVEST, L.P.,

HORIZON KINETICS ASSET MANAGEMENT LLC

and

the other Holders from time to time party hereto

Dated as of [•], 2026

Annex F-i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of this [•] day of [•], 2026 among PBT Land and Minerals, Inc., a Texas corporation (the “Company”), the persons listed on Schedule A hereto and any person who becomes a party hereto pursuant to Section 7(e) (such persons collectively, in their capacities as holders of Registrable Securities (as defined below), the “Holders” and each a “Holder”).

RECITALS

WHEREAS, in connection with, and in consideration of, the transactions contemplated by (i) the Company’s Registration Statement on Form S-4 (File No. 333-[•]) filed by the Company in connection with the issuance, as applicable, of Class A Common Stock (as defined below), Class B Common Stock (as defined below) and Common Units (as defined below) to the Blackbeard Parties and certain of their Affiliates and holders of units of beneficial interest of Permian Basin Royalty Trust, including SoftVest and Horizon Kinetics, pursuant to that certain Combination Agreement, dated as of July 28, 2026, by and among the Company and the Blackbeard Parties and certain of their Affiliates (the “Combination Agreement”), (ii) the Company’s Registration Statement on Form S-1 (File No. 333-[•]) filed by the Company in connection with the offer (the “Rights Offering”) of subscription rights to purchase Class A Common Stock to holders of units of beneficial interest of Permian Basin Royalty Trust, including SoftVest and Horizon Kinetics, and (iii) the subscription for purchase of Class A Common Stock by the Blackbeard Parties and the subscription for purchase of Class A Common Stock not purchased in the Rights Offering by SoftVest and Horizon Kinetics, pursuant to that certain Commitment and Backstop Agreement, dated as of July 28, 2026, by and among the Company, the Blackbeard Parties, SoftVest and Horizon Kinetics (the “Commitment Agreement”), the Initial Holders have requested, and the Company has agreed to provide, registration rights with respect to the Registrable Securities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.            Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to a specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, the Holders shall not be considered Affiliates of the Company.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficially owns” shall be determined in accordance with Rule 13d-3 under the Exchange Act.

“Blackbeard” shall mean Blackbeard Security Holdings, LLC.

“Blackbeard Parties” shall mean Blackbeard, Greybeard, their respective Affiliates and their respective successors and permitted assigns.

“Board” shall mean the Company’s Board of Directors.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

“Class A Common Stock” shall mean the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.01 per share, of the Company.

“Combination Agreement” shall have the meaning set forth in the Recitals.

Annex F-1

“Commitment Agreement” shall have the meaning set forth in the Recitals.

“Common Units” shall mean common membership interest units in OpCo.

“Company” shall have the meaning set forth in the Preamble.

“Covered Person” shall have the meaning set forth in Section 4(a).

“Demand Notice” shall have the meaning set forth in Section 2(b).

“Demand Registration” shall mean a registration of Registrable Securities pursuant to a Shelf Take-Down or Demand Registration Statement.

“Demand Registration Statement” shall have the meaning set forth in Section 2(c).

“Demand Request” shall have the meaning set forth in Section 2(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Greybeard” shall mean Greybeard Energy, LLC.

“Holder” and “Holders” shall have the meaning set forth in the Preamble.

“Horizon Kinetics” shall mean Horizon Kinetics Asset Management LLC.

“Initial Holders” shall mean (i) Blackbeard, (ii) Greybeard, (iii) SoftVest and (iv) Horizon Kinetics.

“Initial Registrable Securities” shall mean the number of Registrable Securities held by (i) Blackbeard and Greybeard, (ii) SoftVest and (iii) Horizon Kinetics, as applicable, on the Closing Date (as defined in the Commitment Agreement). For the avoidance of doubt, Initial Registrable Securities shall include any Registrable Securities received (A) pursuant to the Combination Agreement, (B) in the Rights Offering and (C) pursuant to the Commitment Agreement, including any additional Registrable Securities purchased pursuant to the over-subscription right for purchase of Class A Common Stock that remain unsubscribed at the expiration of the Rights Offering.

“Initiating Holder” shall have the meaning set forth in Section 2(b).

“Lock-Up Period” shall mean the period of 90 days following the date of this Agreement.

“Loss” and “Losses” shall have the meaning set forth in Section 4(a).

“Majority Consent” shall mean a written consent signed by (i) Holders of 50% or more of the aggregate number of Registrable Securities beneficially owned by all Holders as of the date of such consent and (ii) each of the Blackbeard Parties, SoftVest and Horizon Kinetics so long as the Blackbeard Parties (together with its Affiliates), SoftVest (together with its Affiliates) or Horizon Kinetics (together with its Affiliates), as applicable, beneficially owns 25% or more of its Initial Registrable Securities as of the date of such consent.

“OpCo” shall mean PBT Land and Minerals OpCo LLC.

“OpCo LLC Agreement” shall mean the amended and restated limited liability company agreement of OpCo, dated as of the date hereof.

“Piggyback Registration” shall have the meaning set forth in Section 2(e).

“Registrable Securities” shall mean, at any time, (i) all shares of Class A Common Stock beneficially owned by a Holder, including all shares of Class A Common Stock issued or issuable by the Company in a [Share Settlement] (as defined in the OpCo LLC Agreement) in connection with [(x) the redemption by OpCo of Common Units owned by any Holder or (y) at the election of the Company, a direct exchange for Common Units owned by any Holder, in each case, in accordance with the terms of the OpCo LLC Agreement], and (ii) any securities issued or issuable, directly or indirectly, with respect to such shares, by way of the conversion, exchange, stock dividend or stock split or in connection with a combination of shares, merger, consolidation, business combination, scheme

Annex F-2

of arrangement, amalgamation, recapitalization or similar transaction; provided that any securities constituting Registrable Securities will cease to be Registrable Securities when (a) such securities are sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities, (b) such securities are sold or disposed of pursuant to an effective Registration Statement, (c) such securities are sold or disposed of pursuant to Rule 144 and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (d) such securities shall have ceased to be outstanding or (e) (1) with respect to Holders other than the Initial Holders, the date on which such securities may be resold pursuant to Rule 144, without regard to volume or manner of sale limitations or the availability of current public information with respect to the Company, whether or not any such sale has occurred, and (2) with respect to each of the Blackbeard Parties and SoftVest, when the Blackbeard Parties, collectively, or SoftVest, as applicable, respectively beneficially owns 1.0% or less of the then-outstanding shares of Class A Common Stock, the date on which such securities may be resold pursuant to Rule 144, without regard to volume or manner of sale limitations or the availability of current public information with respect to the Company, whether or not any such sale has occurred.

“Registration Expenses” shall mean all expenses in effecting any registration or any offering and sale pursuant to this Agreement, including registration, qualification, listing and filing fees (including, without limitation, all SEC and Financial Industry Regulatory Authority filing fees and fees and expenses of compliance with securities or blue sky laws, including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of Registrable Securities), transfer agent and registrar fees and expenses, fees and disbursements of the independent registered public accounting firm retained by the Company (including any comfort letters) and Company counsel, reasonable fees and disbursements of one counsel to the Selling Holders to be selected by Selling Holder or Holder holding a majority of the Registrable Securities proposed to be included in the relevant offering, any marketing expenses, and internal fees and expenses of the Company, and any other fees and disbursements of the Company customarily paid by issuers of securities; provided that nothing in this definition shall affect any agreement on expenses solely between the Company and its Affiliates, any Holder and any underwriter. “Registration Expenses” shall not include, and the Selling Holders shall be responsible for, all Selling Expenses.

“Registration Statement” means any registration statement of the Company under the Securities Act that permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, all material incorporated by reference or deemed to be incorporated by reference in such registration statements and all other documents filed with the SEC to effect a registration under the Securities Act.

“Rights Offering” shall have the meaning set forth in the Recitals.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor provision).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, and any stock transfer taxes applicable to the sale or transfer of Registrable Securities by the Selling Holders to the underwriters, which are not included as Registration Expenses.

“Selling Holder” shall mean any Holder selling Registrable Securities in any Demand Registration or Piggyback Registration pursuant to this Agreement.

“Selling Holder Information” shall have the meaning set forth in Section 4(a).

“Shelf Period” shall have the meaning set forth in Section 2(a).

“Shelf Registration Statement” shall mean a Registration Statement on Form S-3 (or successor form) that contemplates offers and sales of securities pursuant to Rule 415 under the Securities Act.

“Shelf Take-Down” shall have the meaning set forth in Section 2(b).

“SoftVest” shall mean SoftVest, L.P.

Annex F-3

“Special Registration” shall mean the registration of equity securities, options or similar rights registered on Form S-4, Form S-8 or any successor forms thereto or any other form for the registration of securities issued or to be issued in connection with a merger, acquisition, employee benefit plan or equity compensation or incentive plan.

“Substantial Marketing Efforts” shall mean marketing efforts that take place over a period of more than 48 hours or any marketing efforts involving in-person meetings with prospective investors even if such marketing efforts occur over a period of time lasting less than 48 hours.

“Suspension” shall have the meaning set forth in Section 2(h)(i).

“Suspension Notice” shall have the meaning set forth in Section 2(h)(i).

Section 2.            Registration Rights.

(a)         Shelf Registration Statement. Promptly, but no later than thirty (30) days after the date the Company first becomes eligible to file a Shelf Registration Statement the Company shall use its reasonable best efforts to file with the SEC a Shelf Registration Statement relating to the offer and resale of Registrable Securities by the Initial Holders and, with Majority Consent, upon the written request of any other Holders from time to time in accordance with the methods of distribution set forth in the Plan of Distribution section of the Shelf Registration Statement, and, if such Shelf Registration Statement is not automatically effective upon filing, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly be declared or otherwise become effective under the Securities Act. For so long as any Registrable Securities remain outstanding, the Company shall use its reasonable best efforts to maintain the effectiveness of such Shelf Registration Statement for the maximum period permitted by SEC rules, and shall replace any Shelf Registration Statement at or before expiration with a successor effective Shelf Registration Statement (such period of effectiveness, the “Shelf Period”).

(b)         Right to Request Shelf Take-Down. At any time and from time to time during the Shelf Period effective after the expiration of the Lock-Up Period, the Blackbeard Parties or SoftVest may, by written notice (“Demand Notice”) to the Company, request an offering (the maker of such request, the “Initiating Holder”) of all or part of the Registrable Securities held by them (a “Shelf Take-Down”); provided, however, that the Company shall not be obligated to effect any Shelf Take-Down if (i) the Company (A) has determined to effect a registered underwritten offering of its equity securities for its own account that would be a Piggyback Registration and (B) at the time of receipt of such notice has already taken substantial steps, and has proceeded and will continue to proceed with reasonable diligence, to effect such offering. Notwithstanding the foregoing sentence, the Company shall not be obligated to effect any subsequent Shelf Take-Down during any period following the pricing date of a completed Shelf Take-Down in which the Company is subject to a lock-up restriction pursuant to any lock-up agreements entered into in connection with such completed Shelf Take-Down.

(c)         Demand Registration Statement If Shelf Registration Statement Unavailable. Prior to the Company being eligible to, or if the Company subsequently becomes ineligible to file with the SEC a shelf registration statement on Form S-3 (or successor form) in accordance with Section 2(a), upon written request of the Blackbeard Parties or SoftVest (a “Demand Request”), the Company shall use its reasonable best efforts to file promptly a registration statement on Form S-1 (or successor form) (a “Demand Registration Statement”) registering for resale such number of Registrable Securities requested to be included in the Demand Registration Statement and have the Demand Registration Statement declared effective under the Securities Act as promptly as practicable, provided, however, that no such Demand Registration Statement shall be required to be declared effective prior to the expiration of the Lock-Up Period. Upon receipt of a Demand Request, the Company will, at each such time, give written notice as promptly as practicable (and in any event not later than ten (10) days before the anticipated date of filing of the related Demand Registration Statement) to all Holders of its intention to do so. Upon the written request of any such Holder made within five (5) Business Days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company will effect (subject to Section 2(g)) the registration under the Securities Act of all Registrable Securities which the Company has been so requested by the Holders thereof. Each request by any Selling Holder for a Demand Registration shall specify the number of Registrable Securities to be registered and the intended methods of disposition thereof. After any Demand Registration Statement has become effective, the Company shall use its reasonable best efforts to keep such Demand Registration Statement effective until all of the Registrable Securities covered by such Demand Registration Statement have been sold in accordance with the plan of distribution set forth therein or are no longer outstanding. Subject to Section 2(g), the Company may elect to include Class A Common Stock in any Demand Registration or Shelf Take-Down.

Annex F-4

(d)         Limitations on Demand Registrations. The following limitations shall apply to Demand Registrations:

(i)          The Blackbeard Parties shall be entitled to request (A) a maximum of four (4) Demand Registrations in any 365-day period through December 31 of the year that is the third (3rd) anniversary of the date of this Agreement and (B) beginning on January 1 of the year that is the fourth (4th) anniversary of the date of this Agreement, a maximum of one (1) Demand Registration in any 365-day period. A registration or Shelf Take-Down shall not count as a Demand Registration until (1) the related Registration Statement has been declared effective by the SEC and (2) the Blackbeard Parties have been able to register or sell, as the case may be, at least 75% of the Registrable Securities requested to be included by it.

(ii)         SoftVest shall be entitled to request a maximum of one (1) Demand Registration in any 365-day period. A registration or Shelf Take-Down shall not count as a Demand Registration until (1) the related Registration Statement has been declared effective by the SEC and (2) SoftVest has been able to register or sell, as the case may be, at least 75% of the Registrable Securities requested to be included by it.

(iii)        Horizon Kinetics shall be entitled to request a maximum of one (1) Demand Registration in any 365-day period. A registration or Shelf Take-Down shall not count as a Demand Registration until (1) the related Registration Statement has been declared effective by the SEC and (2) Horizon Kinetics has been able to register or sell, as the case may be, at least 75% of the Registrable Securities requested to be included by it.

(iv)        The Company shall not be obligated to effect, or to take any action to effect, any registration or offering pursuant to this Section 2 if the Company has already effectuated four (4) Demand Registrations in the preceding 365-day period.

(v)         The Company shall not be obligated to effect, or to take any action to effect, any registration or offering that requires Substantial Marketing Efforts pursuant to this Section 2 more than two (2) times in any 365-day period.

(vi)        The Company shall not be obligated to effect, or to take any action to effect, (A) more than two (2) Demand Registrations pursuant to this Section 2 in any 90-day period or (B) any Demand Registration pursuant to this Section 2 within ninety (90) days after the closing of any offering on a Registration Statement in which a Holder had the opportunity to include Registrable Securities representing at least forty million dollars ($40,000,000).

(vii)       The Company shall not be obligated to effect, or to take any action to effect any Demand Registration with respect to Registrable Securities representing less than forty million dollars ($40,000,000), or twenty million dollars ($20,000,000) in the case of a Shelf Take-Down, in expected gross proceeds.

(e)         Piggyback Registration. If, at any time following the expiration of the Lock-Up Period, the Company proposes or is required to file (i) a Registration Statement that is not a Shelf Registration Statement or (ii) a Registration Statement relating to a Shelf Take-Down, in each case under the Securities Act with respect to an offering of Class A Common Stock, whether or not for sale for its own account, on a form and in a manner that would reasonably permit registration of the Registrable Securities, which, for the avoidance of doubt, shall exclude any Special Registration and any offering of Class A Common Stock that is structured as a “block trade” without Substantial Marketing Efforts, the Company shall give written notice as promptly as practicable, but not later than five (5) Business Days prior to the anticipated date of filing of such Registration Statement, to the Holders of its intention to effect such registration and, in the case of each Holder, shall include in such registration all of such Holder’s Registrable Securities with respect to which the Company has received a written request from such Holder for inclusion therein within two (2) Business Days of delivery of such written notice (a “Piggyback Registration”). In the event that a Holder makes such written request, such Holder may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter(s) at any time prior to the time at which the public offering price and underwriters’ discount are determined with the managing underwriter(s). The Company may terminate or withdraw any Piggyback Registration under this Section 2(e), whether or not any Holder has elected to include Registrable Securities in such registration. No Piggyback Registration shall count as a Demand Registration to which any Holders are entitled.

(f)          Selection of Underwriters; Right to Participate. The Holders of a majority of the Registrable Securities included in any Demand Registration and the Company shall select by mutual written agreement the managing underwriters to administer such Demand Registration Statement. No Holder may

Annex F-5

participate in any underwritten Demand Registration, Shelf Take-Down or Piggyback Registration unless such person (i) agrees to sell such Registrable Securities on the basis provided in any underwriting agreement with the underwriters and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other customary documents reasonably required under the terms of such underwriting agreement. In connection with any Demand Registration, Shelf Take-Down or Piggyback Registration, the underwriting agreement into which each Holder and the Company shall enter shall contain representations, covenants, indemnities (subject to Section 4) and other rights and obligations as are customary in secondary underwritten public offerings of equity securities. No Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(g)         Priority of Registrations. If the managing underwriter of a Demand Registration, Shelf Take-Down or Piggyback Registration shall advise the Company that in its reasonable opinion the number of Registrable Securities requested to be included in such Demand Registration, Shelf Take-Down or Piggyback Registration, as applicable, exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold, then the Company shall include in such Demand Registration Shelf-Takedown or Piggyback Registration, as applicable, the maximum number of Registrable Securities that such underwriter advises in good faith can be so sold without having such adverse effect, allocated (i) in the case of a Piggyback Registration with respect to an offering of Class A Common Stock for sale for the Company’s account, (A) first, to Class A Common Stock requested to be included by the Company, (B) second, to Registrable Securities requested by the Initial Holders to be included in such Piggyback Registration allocated among such requesting Initial Holders pro rata on the basis of the amount of Registrable Securities owned by each such Initial Holder or in such other manner as they may agree, (C) third, to Registrable Securities requested by all other Holders to be included in such Piggyback Registration allocated among such requesting Holders pro rata on the basis of the amount of Registrable Securities owned by each such Holder or in such other manner as they may agree, and (D) fourth, to Class A Common Stock requested to be included by all other stockholders to be included in such Piggyback Registration pursuant to written contractual piggyback registration rights allocated among such requesting holders pro rata on the basis of the number of shares of Class A Common Stock owned by each such Holder on an as-converted basis or in such other manner as they may agree, and (ii) in the case of a Demand Registration, Shelf Take-Down or other Piggyback Registration, (A) first, to Registrable Securities requested by the Initial Holders to be included in such Demand Registration or Shelf Take-Down, as applicable, allocated among such requesting Initial Holders pro rata on the basis of the amount of Registrable Securities owned by each such Initial Holder or in such other manner as they may agree, (B) second, with the written consent of the Initiating Holder, to Registrable Securities requested by all other Holders to be included in such Demand Registration or Shelf Take-Down, as applicable, allocated among such requesting Holders pro rata on the basis of the amount of Registrable Securities owned by each such Holder or in such other manner as they may agree, (C) third, to Class A Common Stock requested by all other stockholders to be included in such Demand Registration or Shelf Take-Down, as applicable, pursuant to written contractual piggyback registration rights allocated among such requesting holders pro rata on the basis of the number of shares of Class A Common Stock or in such other manner as they may agree and (D) fourth, to Class A Common Stock requested to be included by the Company.

(h)         Postponement; Suspensions.

(i)          The Company may postpone any filing or effectiveness of a Registration Statement or commencement of a Shelf Take-Down (or suspend the continued use of an effective Shelf Registration Statement) (each, a “Suspension”) (i) during the pendency of a stop order issued by the SEC suspending the use of such Registration Statement or (ii) for a period of up to sixty (60) days if the Company delivers to the Holders participating in such registration an officers’ certificate (a “Suspension Notice”) executed by two of the Company’s authorized officers stating that the Board has determined such postponement or suspension is necessary in order to avoid premature disclosure of material nonpublic information and the Company has a bona fide business purpose for not disclosing such information publicly at such time; provided, however, that the Company shall not be permitted to exercise a Suspension (i) more than twice during any 365-day period and (ii) unless for the full period of the Suspension, the Company does not offer or sell securities for its own account, does not permit registered sales by any holder of its securities and prohibits offers and sales by its directors and officers. Promptly following the cessation or discontinuance of the facts and circumstances forming the basis for any Suspension Notice, the Company shall use its reasonable best efforts to (i) amend the applicable Registration Statement and/or amend or supplement

Annex F-6

the related prospectus included therein to the extent necessary, (ii) take all other actions reasonably necessary, to allow the commencement of the Shelf Take-Down or the use of the Shelf Registration Statement to recommence as promptly as possible, and (iii) promptly provide written notice to such Holders (or a representative of such Holders) of the termination of any Suspension. In connection with a Demand Registration, prior to the termination of any Suspension, the Holders that made the request for Demand Registration will be entitled to withdraw such Holders’ Demand Notice. After receipt of a Suspension Notice, the Holders will suspend use of the applicable Registration Statement, prospectus or prospectus supplement in connection with any sale or purchase of, or offer to sell or purchase, such Holders’ Registrable Securities.

(ii)         Each Holder agrees that, except as required by applicable law, it shall treat as confidential the receipt of any Suspension Notice (provided that in no event shall such notice contain any material nonpublic information of the Company) and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by breach of the terms of this Agreement.

Section 3.            Registration Procedures.

(a)         If and whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its reasonable best efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable, and the Company shall as expeditiously as possible:

(i)          prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings required (including Financial Industry Regulatory Authority filings) in connection therewith and thereafter and (if the Registration Statement is not automatically effective upon filing) use its reasonable best efforts to cause such Registration Statement to become effective; provided that, before filing a Registration Statement (including any prospectus, amendments or supplements thereto and free writing prospectuses under Rule 433), the Company will furnish to Holders for such registration copies of all such documents proposed to be filed (including exhibits thereto), which documents will be subject to review of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and give the Holders participating in such registration an opportunity to comment on such documents and keep such Holders reasonably informed as to the registration process;

(ii)         prepare and file with the SEC such amendments and supplements to any Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (A) not less than ninety (90) days or, if such Registration Statement relates to an underwritten offering in the case of a Demand Registration Statement, such longer period as in the opinion of counsel for the managing underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or the maximum period of time permitted by the Securities Act in the case of a Shelf Registration Statement, or (B) such shorter period ending when all of the Registrable Securities covered by such Registration Statement have been disposed of (but in any event not before the expiration of any longer period required under the Securities Act) and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(iii)        furnish to each Selling Holder and the underwriters such number of copies, without charge, of any Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as such persons may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder; provided that, before amending or supplementing any Registration Statement, the Company shall furnish to the Holders a copy of each such proposed amendment or supplement and not file any such proposed amendment or supplement to which any Selling Holder reasonably objects. The Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the Selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and any such amendment or supplement thereto;

(iv)        use its reasonable best efforts to register or qualify any Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Selling Holder, and the managing underwriters, if any reasonably request, use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do any and

Annex F-7

all other acts and things that may be necessary or reasonably advisable to enable such Selling Holder and each underwriter, if any, to consummate the disposition of the seller’s Registrable Securities in such jurisdictions; provided that the Company will not be required to (i) qualify generally to do business in any such jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any jurisdiction where it is not then so subject or (iii) consent to general service of process in any such jurisdiction where it is not then so subject (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith);

(v)         during any time when a prospectus is required to be delivered under the Securities Act, promptly notify each Selling Holder upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and, as promptly as practicable, prepare and furnish to such Selling Holders a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)        provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement,

(vii)       cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(viii)      promptly notify the Initial Holders and each Selling Holder (i) when the Registration Statement, any prospectus supplement or any post-effective amendment to the Registration Statement has become effective (ii) of any written comments by the SEC or any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement any prospectus contained therein or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any of such purposes, (iv) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension, (v) if at the time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 3(a)(xii) below cease to be true and correct and (vi) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of such Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(ix)        make available for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to the applicable Registration Statement and any attorney, accountant or other agent retained by any such Selling Holder or underwriter all financial and other records, pertinent corporate documents and documents relating to the business of the Company reasonably requested by such Selling Holder, cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Selling Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement and make senior management of the Company available for customary due diligence and drafting activity; provided that any such person gaining access to information or personnel pursuant to this Section 3(a)(ix) shall (i) reasonably cooperate with the Company to limit any resulting disruption to the Company’s business and (ii) agree to use reasonable best efforts to protect the confidentiality of any information regarding the Company which the Company determines in good faith to be confidential, and of which determination such person is notified, unless (A) the release of such information is requested or required by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process, (B) the release of such information, in the opinion of such person, is required to be released by law or applicable legal process, (C) such information is or becomes publicly known without a breach of this Agreement, (D) such information is or becomes available to such person on a non-confidential basis from a source other than the Company or (E) such information is independently developed by such person. In the case of a proposed disclosure pursuant to (A) or (B) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure and, if requested by the Company, assist the Company in seeking to prevent or limit the proposed disclosure;

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(x)         in the case of an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters or any Selling Holder reasonably requests to be included therein, the purchase price being paid therefor by the underwriters and any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(xi)        reasonably cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority;

(xii)       in the case of an underwritten offering, enter into such customary agreements (including underwriting agreements with customary provisions in such forms as may be requested by the managing underwriters) and take all such other actions as the Selling Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(xiii)      in the case of an underwritten offering, make senior management of the Company available to assist to the extent reasonably requested by the managing underwriters of any Underwritten Offering to be made pursuant to such registration in the marketing of the Registrable Securities to be sold in the Underwritten Offering, including the participation of such members of the Company’s senior management in “road show” presentations and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in the Underwritten Offering, and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, in each case to the same extent as if the Company were engaged in a primary registered offering of its Common Stock (including using reasonable best efforts to procure customary lock-up agreements from each of the Company’s directors and officers who are not Holders hereunder);

(xiv)      use reasonable best efforts to: (a) obtain all consents of independent public accountants and reserve engineers required to be included in the Registration Statement and (b) in connection with each offering and sale of Registrable Securities, obtain one or more comfort letters, addressed to the underwriters and to the Selling Holders, dated the date of the underwriting agreement for such offering and the date of each closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the underwriters or Holders of a majority of the Registrable Securities being sold in such offering, as applicable, reasonably request;

(xv)       use reasonable best efforts to obtain: (a) all legal opinions from Company outside counsel (or internal counsel) required to be included in the Registration Statement and (b) in connection with each closing of a sale of Registrable Securities, legal opinions from Company outside counsel (or internal counsel if acceptable to the managing underwriters), addressed to the underwriters, dated as of the date of such closing, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(b)         As a condition precedent to the obligations of the Company to file any registration statement covering Registrable Securities, each Holder of Registrable Securities as to which any registration is being effected shall furnish the Company with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing. In the case of an underwritten offering, the Holder will conduct the Demand Registration or Shelf Take-Down in good faith consultation with the Board with respect to timing, size and marketing approach, with the objective of minimizing market disruption.

Each Holder agrees that (i) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(a)(v), such Holder shall forthwith discontinue its disposition of Registrable Securities pursuant to the Registration Statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(v); and (ii) upon receipt of any notice from the Company of the happening of any event of the kind described in clause (iii) of Section 3(a)(viii), such Holder shall discontinue its disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the notice described in clause (iv) of Section 3(a)(viii). The length of time that any

Annex F-9

Registration Statement is required to remain effective shall be extended by any period of time that such Registration Statement is unavailable for use pursuant to this paragraph, provided in no event shall any registration statement be required to remain effective after the date on which all Registrable Securities cease to be Registrable Securities.

Section 4.            Indemnification.

(a)         Indemnification by the Company. The Company agrees to indemnify and hold harmless to the fullest extent permitted by law, each Holder, any person who is or might be deemed to be a controlling person of the Holder or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, agents, Affiliates and shareholders (each such person being referred to herein as a “Covered Person”) against, and pay and reimburse such Covered Persons for any losses, claims, damages, liabilities, joint or several, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such Covered Person in connection with any investigation, proceeding or settlement thereof), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses” and, individually, each a “Loss”) to which such Covered Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus, preliminary prospectus or free writing prospectus, or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse such Covered Persons for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such Loss (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus, preliminary prospectus or free writing prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or in any application in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of any Holder specifically for inclusion therein (“Selling Holder Information”). In connection with an Underwritten Offering, the Company, if requested, will indemnify the underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Covered Persons and in such other manner as the underwriters may request in accordance with their standard practice.

(b)         Indemnification by the Holders. In connection with any Registration Statement in which a Holder is participating, each such Holder, severally and not jointly, will indemnify and hold harmless the Company, its directors and officers, employees, agents and any person who is or might be deemed to be a controlling person of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any Losses to which the Company or any such director or officer, employee, agent or controlling person may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus, preliminary prospectus or free writing prospectus, or any amendment thereof or supplement thereto, or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus, preliminary prospectus or free writing prospectus, or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with such Holder’s Selling Holder Information (and except insofar as such Losses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any underwriter furnished to the Company in writing by such underwriter expressly for use in such Registration Statement), and such Holder will reimburse the Company and each such director, officer,

Annex F-10

employee, agent and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided, that the obligation to indemnify and hold harmless shall be individual and several to each Holder and shall be limited to the amount of net proceeds received by such Holder from the sale of Registrable Securities covered by such Registration Statement.

(c)         Notices of Claims, etc. Any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim or the commencement of any proceeding with respect to which it seeks indemnification pursuant hereto; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably acceptable to such indemnified party; provided that (i) any indemnified party shall have the right to select and employ separate counsel and to participate in the defense of any such claim or proceeding, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party has agreed in writing to pay such fees or expenses or (B) the indemnifying party shall have failed to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or proceeding within a reasonable time after receipt of notice of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party or to pursue the defense of such claim in a reasonably vigorous manner or (C) the named parties to any proceeding (including impleaded parties) include both such indemnified and the indemnifying party, and such indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (i)(C) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable. Whether or not the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall consent to entry of any judgment or enter into any settlement which (x) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder, (y) involves any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (z) involves the imposition of equitable remedies or the imposition of any obligations on the indemnified party other than as a result of financial obligations for which such indemnified party would be entitled to indemnification hereunder.

The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the registration and sale of any securities by any person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(d)         Contribution. If the indemnification provided for in this Section 4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses (other than in accordance with its terms), then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 4(d) will be limited to an amount equal to the net proceeds to such Holder from the

Annex F-11

Registrable Securities sold pursuant to the Registration Statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Holder has otherwise been required to pay in respect of such Loss or any substantially similar Loss arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 5.            No Inconsistent Agreements or Superior Rights. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respect with the rights granted to the Initial Holders by this Agreement. The Company has not provided, and shall not provide, registration rights to any other holder of securities of the Company that give superior priority to, or otherwise materially impair, those granted to the Initial Holders by this Agreement.

Section 6.            Covenants Relating to Rule 144. The Company shall use its reasonable best efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and to take such further action as any Holder may reasonably request to enable Holders to sell Registrable Securities without registration under the Securities Act from time to time within the limitation of the exemptions provided by Rule 144. The Company shall, in connection with any request by a Holder in connection with a sale, transfer or other disposition by such Holder of any Registrable Securities pursuant to Rule 144 for the removal of any restrictive legend or similar restriction on such Registrable Securities, promptly cause the removal of such restrictive legend or restriction, make or cause to be made appropriate notifications on the books of the Company’s transfer agent and provide a customary opinion of counsel and instruction letter required by the Company’s transfer agent.

Section 7.            Registration Expenses. The Company shall be responsible for Registration Expenses hereunder.

Section 8.            Miscellaneous.

(a)         Term. This Agreement shall terminate upon such time as no Registrable Securities remain outstanding, except for the provisions of Section 4, Section 6 and this Section 7 shall survive such termination of this Agreement.

(b)         Other Holder Activities. Notwithstanding anything to the contrary in this Agreement, none of the provisions of this Agreement shall in any way limit a Holder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

(c)         Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the Company and Majority Consent; provided that an amendment to Section 2(d)(i) may not be amended without the separate written consent of Blackbeard and Greybeard, Section 2(d)(ii) may not be amended without the separate written consent of SoftVest and Section 2(d)(iii) may not be amended without the separate written consent of Horizon Kinetics; provided, however, that any Holder may waive a right or benefit accorded that Holder under this Agreement which waiver shall apply solely to that Holder and solely with respect to the specific purpose for which the waiver was given. Any failure of any party to comply with any term or provision of this Agreement may be waived by an instrument in writing signed by the Company and Majority Consent, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

(d)         No Third-Party Beneficiaries. Other than as set forth in Section 4 with respect to the indemnified parties and as expressly set forth elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, any rights or remedies under or by reason of this Agreement. Only the parties that are signatories to this Agreement shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to the provisions of this Agreement.

(e)         Assignment. The rights to cause the Company to register or offer Registrable Securities pursuant to this Agreement may be transferred (but only with all related obligations) by a Holder to a transferee or assignee of such securities only if such transferee executes a joinder agreement substantially in the form of Exhibit A hereto and such transferee or assignee will become a “Holder” for all purposes hereunder; provided, however that

Annex F-12

no Initial Holder may transfer its rights as an Initial Holder or under (ii) of “Majority Consent” to any transferee or assignee that is not also an Affiliate. In the event that an Initial Holder transfers all or any portion of the rights hereunder to one or more Affiliates, such Affiliate(s) shall be considered collectively with the Initial Holder for purposes of determining the number of Demand Registrations under Section 2(d)(i), (ii) and (iii), as applicable, and action by holders of a majority of the Registrable Shares held by the Initial Holder and its Affiliate(s) collectively shall represent an action of the Initial Holder for purposes of this Agreement.

(f)          Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

(g)         Severability. In the event that any provision of this Agreement is declared invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner that accomplishes, to the extent possible, the original purpose of such provision.

(h)         Counterparts. This Agreement may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by electronic means (including in pdf or tif format sent by electronic mail) by a party to the other party and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received.

(i)          Specific Performance; Remedies. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party shall not oppose the granting of such relief. The parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(j)          Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Texas. The parties hereto agree that any legal action or proceeding arising out of or relating to this Agreement shall be brought and determined in the Business Courts of the State of Texas in and for Dallas, Texas; provided, that if jurisdiction is not then available in such courts, then any such legal action or proceeding may be brought in any federal court located in the State of Texas or any other Texas state court. The parties hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. The parties hereto agree not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. The parties hereto further agree that notice as provided herein shall constitute sufficient service of process and further waive any argument that such service is insufficient. The parties hereto hereby irrevocably and unconditionally waive, and agree not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Annex F-13

(k)         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(K).

(l)          Notice. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall, in the case of each of (x) and (y), be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All such notices shall be addressed to the receiving party at such party’s address set forth below, or at such other address as the receiving party may from time to time furnish by notice as set forth in this Section 7(l):

If to the Holders, to:	Those addresses listed on Schedule A hereto
If to the Company, to:	PBT Land and Minerals, Inc.

Attention:
E-mail:

[Signature Page Follows]

Annex F-14

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first above written.

PBT LAND AND MINERALS, INC.
By:
Name:
Title:
HOLDERS:
BLACKBEARD SECURITY HOLDINGS, LLC
By:
Name:
Title:
GREYBEARD ENERGY, LLC
By:
Name:
Title:
SOFTVEST, L.P.
By:
Name:
Title:
HORIZON KINETICS ASSET MANAGEMENT LLC
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex F-15

Exhibit A

Form of Joinder Agreement

Reference is made to the Registration Rights Agreement, dated as of [•], 2026 (as amended from time to time, the “Registration Rights Agreement”), by and among PBT Land and Minerals, Inc. (the “Company”) and certain stockholders of the Company party thereto. The undersigned agrees, by execution hereof, to become a party to, and to be subject to the rights and obligations under, the Registration Rights Agreement.

[HOLDER]
By:
Name:
Title:
Address for Notice:

Acknowledged by:
PBT LAND AND MINERALS, INC.
By:
Name:
Title:

Annex F-16

Schedule A

The Holders

Name of Holder	Address of Holder	Email Address of Holder
Blackbeard Security Holdings, LLC	[•]	[•]
Greybeard Energy, LLC	[•]	[•]
SoftVest, L.P.	[•]	[•]
Horizon Kinetics Asset Management LLC	[•]	[•]

Annex F-17

Annex G

SHAREHOLDERS’ AGREEMENT by and among SOFTVEST, L.P., BLACKBEARD SECURITY HOLDINGS, LLC, GREYBEARD ENERGY, LLC, and PBT LAND AND MINERALS, INC. Dated as of [•], 2026

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT, dated as of [•], 2026 (this “Agreement”), is by and among (i) PBT Land and Minerals, Inc., a Texas corporation (the “Company”), (ii) SoftVest, L.P., a Delaware limited partnership (“SoftVest”), (iii) Blackbeard Security Holdings, LLC, a Delaware limited liability company (“Blackbeard”), and (iv) Greybeard Energy, LLC, a Delaware limited liability company (“Greybeard” ) (SoftVest, Blackbeard and Greybeard, together with each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 3.1(b) each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, the Company, PBT Sub, Inc., a Texas corporation and direct wholly owned subsidiary of the Company (“PBT Sub”), PBT Land and Minerals OpCo, LLC, a Texas limited liability company and direct wholly owned subsidiary of the Company, Blackbeard Holdings, LLC, a Delaware limited liability company (“Blackbeard Holdings”), Blackbeard and Greybeard have entered into that certain Combination Agreement (the “Combination Agreement”), dated as of July 28, 2026;

WHEREAS, concurrently with the entry into this Agreement, PBT Sub, Blackbeard Holdings, Blackbeard Operating, LLC, a Delaware limited liability company, Blackbeard RetainCo, LLC, a Texas limited liability company, and Pirate Fee MineralCo, LLC, a Texas limited liability company have entered into that certain Exchange Agreement (the “Exchange Agreement”), dated as of July 28, 2026;

WHEREAS, the Combination Agreement and the Exchange Agreement provide for, among other things, the business combination of certain Subsidiaries, assets, and properties of the Blackbeard Parties (as defined below) and Permian Basin Royalty Trust, an express trust organized under the laws of the State of Texas (“PBT”), on the terms and subject to the conditions set forth therein;

WHEREAS, the Shareholders and the Company deem it in their best interests to enter into this Agreement to set forth their respective rights, duties and obligations in connection with the consummation of the transactions contemplated by the Combination Agreement and the Exchange Agreement and the ongoing governance of the Company; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Blackbeard and Greybeard are entering into a registration rights agreement with respect to the Common Shares held by Blackbeard and Greybeard.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceptable Person” means, in respect of an Investor Nominee, an individual (i) whose appointment would not cause the Company to violate applicable Law, (ii) whose appointment would not cause the Company to violate the Company Governance Guidelines so long as the Company Governance Guidelines are applied on an equal basis to all directors of the Board and not in a manner that is intended to have a disproportionate and adverse effect on the Investor Nominees relative to the other directors of the Board, and (iii) who has not been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the Securities Act involving, in each case, an act of moral turpitude and who is not the subject of any order, decree, judgment or any other restriction or limitation by or of any Governmental Entity prohibiting service as a director of a public company.

“Action” means any threatened, pending or completed demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

Annex G-1

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person; provided, that in no event shall the Company or any of its Subsidiaries be deemed to be an Affiliate of any Shareholder.

“Blackbeard Parties” means Blackbeard, Greybeard and any of their Permitted Transferees that have executed and delivered to the Company a joinder to this Agreement, in each case, so long as they are Affiliates of NGP Energy Capital Management, L.L.C.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Fort Worth, Texas are authorized or required by applicable Law to be closed.

“Bylaws” means the bylaws of the Company, as the same may be amended and/or restated from time to time.

“Charter” means the certificate of formation of the Company, as the same may be amended and/or restated from time to time.

“Class A Shares” means the shares of Class A common stock, par value $0.01 per share, of the Company.

“Class B Shares” means the shares of Class B common stock, par value $0.01 per share, of the Company.

“Closing” means the Blackbeard Contribution Closing (as defined in the Combination Agreement).

“Common Shares” means, collectively, the Class A Shares and the Class B Shares.

“Company Governance Guidelines” means (i) the Company’s Corporate Governance Guidelines, and (ii) the Company’s Code of Business Conduct and Ethics, each of which have been adopted by the Company as of the date hereof in accordance with the rules and regulations of the NYSE.

“Contract” means, whether written or oral, any contract, agreement, arrangement, understanding, lease, sublease, license, sublicense, subcontract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Disinterested Director” means, with respect to any Related Party Transaction, each Independent Director of the Company other than any of the following: (i) with respect to any Related Party Transaction in which the Blackbeard Parties or any of their Permitted Transferees has a direct or indirect interest, any director designated by the Blackbeard Parties pursuant to Section 2.1(b)(i) or Section 2.1(b)(ii) or that is otherwise Affiliated with or employed by the Blackbeard Parties or any of their Permitted Transferees, (ii) with respect to any Related Party Transaction in which SoftVest or any of its Permitted Transferees has a direct or indirect interest, the director designated by SoftVest pursuant to Section 2.1(b)(iii) or that is otherwise Affiliated with or employed by the SoftVest or any of its Permitted Transferees, and (iii) with respect to any Related Party Transaction in which one or more individual directors has a direct or indirect interest, each such director.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (including any stock exchange upon which the Class A Shares are listed), whether domestic or foreign.

Annex G-2

“Independent Director” means an individual that qualifies as an independent director of the Company under Rule 303A(2) of the NYSE Listed Company Manual.

“Investor Nominee” means a Blackbeard Nominee, and/or a SoftVest Nominee, as applicable.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel.

“Master Services Agreement” means the master services agreement, dated as of the date hereof, by and between the Company and Operating, LLC, a Delaware limited liability company.

“NYSE” means The New York Stock Exchange, or any other exchange on which the Class A Shares (or any other securities of any successor entity of the Company) are then listed.

“Permitted Transferee” means:

(i)          with respect to any Blackbeard Party, (x) any controlled Affiliate of NGP Energy Capital Management, L.L.C. or (y) a controlled Affiliate of investment funds that are managed, sponsored or advised by NGP Energy Capital Management, L.L.C. (other than, for the avoidance of doubt, any direct or indirect portfolio company of the foregoing);

(ii)         with respect to SoftVest, (x) any controlled Affiliate of SoftVest Advisors, LLC, or (y) a controlled Affiliate of investment funds that are managed, sponsored or advised by SoftVest Advisors, LLC (other than, for the avoidance of doubt, any direct or indirect portfolio company of the foregoing);

(iii)        with respect to any other Shareholder that is an entity, a controlled Affiliate of such Shareholder (other than, for the avoidance of doubt, any direct or indirect portfolio company of the foregoing); and

(iv)        with respect to any Shareholder that is an individual, (a) by gift to, or for the benefit of, any parent, spouse or child of such Shareholder, (b) to a trust or other estate planning vehicle solely for the benefit of such Shareholder and/or any parent, spouse or child of such Shareholder, so long as such Shareholder retains sole and exclusive control over the voting and disposition of the applicable Common Shares, (c) upon the death of such Shareholder, by the will or other instrument taking effect at death of such Shareholder or by applicable Laws of descent and distribution to such Shareholder’s estate, executors, administrators and personal representatives, and then to such Shareholder’s heirs, legatees or distributes, or (d) to an entity of which the Shareholder is the 100% beneficial owner of the issued and outstanding Equity Securities.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Entity or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Registration” shall mean a registration effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Related Party” means, with respect to any Person, any (a) executive officer or director of such Person, (b) record or beneficial owner of five percent (5%) or more of the voting Equity Securities of such Person, (c) Affiliate or “associate” (or member of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or record or beneficial owner, or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

“Representative” means, with respect to any Person, the investors, financing sources, partners, employees, officers, directors, managers, consultants and representatives of such Person.

Annex G-3

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Significant Shareholder” means each Person or group (as used in Rule 13d-5 under the Exchange Act of 1934, as amended) that beneficially owns more than 15% of the issued and outstanding Common Shares, or any securities convertible into, exercisable for, exchangeable for, or that represent the right to receive Common Shares.

“Subsidiary” means each Person in which another Person (x) owns or controls, directly or indirectly, capital stock or other Equity Securities representing more than 50% of the outstanding voting stock or other Equity Securities or (y) is a general partner, manager, managing member or other controlling Person.

“Transfer” means to, directly or indirectly, sell, transfer, assign, donate, pledge, encumber, hypothecate, make any short sale, or similarly dispose of or distribute, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, donation, pledge, encumbrance, short sale hypothecation or similar disposition or distribution of, any Common Shares owned by a Person or any interest (including a beneficial interest) in any Common Shares owned by a Person, including establishing or increasing a put equivalent position, liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, transferring of any interest in any direct or indirect holding company holding Common Shares or through the issuance and redemption by any such holding company of its interest, or depositing into a voting trust or enter into a voting agreement or arrangement with respect to any such interests or grant any proxy or power of attorney with respect to, any Common Shares beneficially owned by such Person (except for revocable proxies delivered in connection with meetings of shareholders). “Transferee,” “Transferor,” “Transferred” and “Transferring” shall have correlative meanings. Notwithstanding the foregoing, the following transaction shall not constitute a Transfer of Common Shares for purposes hereunder (i) any exchange of Class B Shares for an equivalent number of Class A Shares in accordance with the terms and conditions of the OpCo LLC Agreement (as defined in the Combination Agreement), and (ii) any indirect Transfer of Common Shares solely as a result of a Transfer of Equity Securities of the Blackbeard Parties or SoftVest (or any of their respective parent companies, including by means of the Transfer (x) of limited partner interests in any investment funds or investment vehicles that are a controlling Affiliate of a Shareholder, or (y) Transfer of Common Shares to a continuation vehicle or similar investment vehicle established, sponsored or managed by (directly or indirectly), and that is a controlled Affiliate of, NGP Energy Capital Management, L.L.C. that is a single-asset or multi-asset “continuation fund” or “continuation vehicle” (as such terms are commonly used in the private equity industry) for the purpose of acquiring, holding and/or continuing the Blackbeard Parties’ or their respective Affiliates’ ownership in the Company).

“Underwriter” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any registerable securities as principal in an Underwritten Offering.

“Underwritten Offering” shall mean an offering registered under the Securities Act in which Common Shares are sold to an Underwriter for distribution to the public (including, for the avoidance of doubt, any non-marketed offering not involving a “roadshow,” commonly known as a “block trade”).

Section 1.2    Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) references to the terms Article, Section, paragraph, Annex, and Exhibit are references to the Articles, Sections, paragraphs, Annexes and Exhibits to this Agreement unless otherwise specified; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including Exhibits hereto; (c) references to “$” or “Dollars” shall mean United States dollars; (d) the words “include,” “includes,” “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) each of the Company and the Shareholders have participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in

Annex G-4

this Agreement; (j) a reference to any Person includes such Person’s permitted successors and assigns; (k) references to “days” mean calendar days unless Business Days are expressly specified; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (m) the terms “party”, “party hereto”, “parties” and “party hereto” shall mean a party to this Agreement and the parties to this Agreement, as applicable, unless otherwise specified; (n) with respect to the determination of any period of time, “from” means “from and including”; (o) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day; and (p) the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time may be amended, supplemented, restated or modified, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

Article II

GOVERNANCE AND ADDITIONAL AGREEMENTS

Section 2.1     Board Composition.

(a)         Initial Board Appointments. As of immediately following the Closing, the Board shall be comprised of seven directors, including (i) two directors designated by the Blackbeard Parties, who shall initially be Kaleb Smith and Peter Ray (any such director designated for nomination by the Blackbeard Parties pursuant to this Section 2.1 or Section 2.2, or any such person’s replacement, a “Blackbeard Nominee”, and, collectively, the “Blackbeard Nominees”), (ii) one Independent Director designated by SoftVest, who shall initially be Eric Oliver (any such Independent Director designated for nomination by SoftVest pursuant to this Section 2.1 or Section 2.2, or any such person’s replacement, a “SoftVest Nominee”), (iii) Jordan Barrett, the Chief Executive Officer of the Company, and (iv) three Independent Directors, who shall initially be Brian Ferguson, Ricky Burnett and [•] (any such directors, or any such person’s replacement, a “Designated Independent Director”); provided that, in each case, all such directors shall be Acceptable Persons. The Chairperson of the Board shall initially be Eric Oliver.

(b)         Nomination Rights. The Company agrees that, with respect to any annual meeting or special meeting of shareholders of the Company at which directors are to be elected to the Board (such meeting, any other annual meeting or special meeting of shareholders or any action by written consent of shareholders or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, each a “Shareholder Meeting”), the Company shall:

(i)          for so long as the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own more than 25% of the issued and outstanding Common Shares, nominate two designated Blackbeard Nominees who are Acceptable Persons for election to the Board;

(ii)         for so long as the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own at least 10% of the issued and outstanding Common Shares but less than or equal to 25% of the issued and outstanding Common Shares, nominate one designated Blackbeard Nominee who is an Acceptable Person for election to the Board;

(iii)        for so long as SoftVest, together with its Permitted Transferees, beneficially owns at least 5% of the issued and outstanding Common Shares, nominate one designated SoftVest Nominee who is an Acceptable Person and qualifies as an Independent Director for election to the Board, and, until the second anniversary of the date of this Agreement, such SoftVest nominee shall be appointed, if elected, as Chairperson of the Board;

Annex G-5

(iv)        for so long as both (x) the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own more than 25% of the issued and outstanding Common Shares, and (y) SoftVest, together with its Permitted Transferees, beneficially owns at least 5% of the issued and outstanding Common Shares (each of the beneficial ownership thresholds set forth in this Section 2.1(b), the “Director Nomination Thresholds”), the Company shall nominate the CEO and three Designated Independent Directors agreed to in good faith by the Blackbeard Parties and SoftVest (provided that the Blackbeard Parties and SoftVest will consider in good faith that one of the three Designated Independent Directors be a representative of another significant Company shareholder or, if no such representative is chosen as a designee, another mutually agreed upon Designated Independent Director shall be chosen in good faith by SoftVest and the Blackbeard Parties) (the CEO and three Designated Independent Directors are collectively referred to as the “Additional Nominees”).

(c)         Nomination Procedures. No delay by the Blackbeard Parties or SoftVest in designating for nomination an Investor Nominee shall impair their respective rights to subsequently designate for nomination their respective designees. If the Blackbeard Parties or SoftVest have designated for nomination fewer than the total number of Investor Nominees that the Blackbeard Parties or SoftVest are entitled to designate for nomination pursuant to Section 2.1(b), the Blackbeard Parties or SoftVest, as applicable, shall have the right, at any time, to designate for nomination such additional designee(s) to which it is entitled, in which case, the Company and the Shareholders shall take all necessary corporate actions, to the fullest extent permitted by applicable Law, to (x) enable the Blackbeard Parties or SoftVest, as applicable, to designate and effect the election or appointment of such additional individual(s), whether by increasing the size of the Board, or otherwise, and (y) effect the election or appointment of such additional individuals designated by the Blackbeard Parties or SoftVest, as applicable, to fill such newly-created directorships or to fill any other existing vacancies.

(d)         Additional Designees. Notwithstanding anything to the contrary in this Agreement, in no event shall the Shareholders, their Permitted Transferees, or any of their respective Affiliates or Representatives acting on their behalf, directly or indirectly, (i) take any action to designate or nominate candidates for election to the Board or otherwise seek representation on the Board (except to the extent expressly contemplated by Section 2.1(a) and Section 2.1(b)), (ii) seek the removal of any director of the Board (unless as a result of a Shareholder ceasing to meet its applicable Director Nomination Threshold), or (iii) request that the Company or its Representatives, directly or indirectly, amend or waive any provision of this Section 2.1(d) in a manner that would require public disclosure, including in the case of clauses (i) and (ii), by making, or in any way participating, directly or indirectly, in any “solicitation” of “proxies,” “consents” or “authorizations” to vote (as such terms are used in the rules of the SEC), seeking to advise or influence any Person with respect to the voting of any Common Shares, or conducting any other type of referendum in respect of Common Shares or from any holders of Common Shares (in each case other than as expressly contemplated by Section 4.5).

(e)         Resignations. If, at any time, the Blackbeard Parties or SoftVest fail to satisfy their respective Director Nomination Thresholds, (i) the Blackbeard Parties or SoftVest, as applicable, shall have no right to designate for nomination the applicable number of Investor Nominees, as applicable, and (ii) the Blackbeard Parties and/or SoftVest, as applicable, shall use their reasonable efforts to cause the appropriate number of applicable Investor Nominees, as applicable, to resign or be removed from the Board and any committees of the Company to the extent necessary to ensure that the number of Investor Nominees then serving on the Board do not exceed the number that the Blackbeard Parties or SoftVest, as applicable, would then be entitled to designate for nomination pursuant to Section 2.1(b). If at any time following an Investor Nominee’s appointment to the Board, any such Person ceases to be an Acceptable Person, then the Blackbeard Parties and/or SoftVest, as applicable, shall cause such Person to promptly resign from the Board. Any Investor Nominee may resign from the Board at any time effective upon receipt of written notice to the Chairperson of the Board (or, in the case of the Chairperson of the Board, to the other members of the Board).

(f)          Director Information Rights. The Investor Nominees shall be entitled to the same notice and information rights as all other members of the Board or any member of the applicable committee thereof.

Annex G-6

(g)         General. Each director of the Board shall serve for the time periods set forth in the Charter or Bylaws. The Charter and Bylaws, as they may be amended from time to time subject to the terms and conditions of this Agreement, shall not at any time be inconsistent with the terms of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that, for so long as (x) the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own at least 10% of the issued and outstanding Common Shares, or (y) SoftVest, together with its Permitted Transferees, beneficially own at least 5% of the issued and outstanding Common Shares of the issued and outstanding Common Shares, the Board shall be comprised of seven directors.

(h)         Vacancies. If a vacancy in the Board exists at any time as a result of the death, resignation, removal, or disqualification of, or other event involving, (i) any Investor Nominee, including as a result of any failure of an Investor Nominee to be elected, then the Blackbeard Parties or SoftVest, as applicable, shall have the right to designate a replacement who is an Acceptable Person to fill such vacancy (but only if the Blackbeard Parties or SoftVest, as applicable, would then be entitled to nominate such designee pursuant to Section 2.1(a) or Section 2.1(b), as applicable), and (ii) any Designated Independent Director, then, the Blackbeard Parties and SoftVest shall cooperate in good faith to designate a mutually agreeable replacement who is an Acceptable Person that is not Affiliated or employed by the Blackbeard Parties, SoftVest or their respective Affiliates to fill such vacancy (but only if the Blackbeard Parties and SoftVest are each entitled to nominate at least one Investor Nominee pursuant to Section 2.1(b) at such time and, if only one such Shareholder is then-entitled to nominate at least one Investor Nominee at such time, then such Shareholder shall be entitled to, in their sole discretion, nominate a replacement). The remaining directors of the Board and the Company shall take all necessary corporate actions, to the fullest extent permitted by applicable Law, at any time and from time to time to cause the vacancy created thereby to be filled by the individual so designated and to cause the Board to elect such designee to the Board as soon as possible.

(i)          Assurances. From the Closing until the date on which each of the Blackbeard Parties and SoftVest, as applicable, fail to satisfy their respective Director Nomination Thresholds, in furtherance and not in limitation of the provisions of this Section 2.1, the Company shall, to the fullest extent permitted by applicable Law, (i) include in the slate of nominees recommended by the Board for election at any meeting of shareholders (and in any election by written consent) called for the purpose of electing directors the persons nominated by the Blackbeard Parties and SoftVest, as applicable, pursuant to this Section 2.1, (ii) nominate and recommend each such individual to be elected as a director to the Board as provided herein, (iii) use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Board to be elected, including by (x) soliciting proxies or consents in favor thereof, and (y) causing officers of the Company who hold proxies (unless otherwise directed by the Company shareholder submitting such proxy) to vote such proxies in favor of the election of the applicable Investor Nominees, and (iv) until the second anniversary of the date of this Agreement, cause the Board to appoint and continuously maintain as Chairperson of the Board the SoftVest Nominee designated pursuant to Section 2.1(b); provided that, the Company shall only be required to take the actions specified in clauses (i) through (iv) to the extent (x) the Blackbeard Parties and SoftVest, as applicable, have complied in all material respects with their respective obligations under Section 2.2, and (y) the Blackbeard Parties or SoftVest, as applicable, are entitled to designate the applicable number of Investor Nominees pursuant to Section 2.1(b).

Section 2.2     Nomination Documents. Any Investor Nominee nominated in accordance with Section 2.1(b) shall be designated by the Blackbeard Parties and/or SoftVest, as applicable, in its or their discretion, as the case may be (and, if any such proposed designee is not an Acceptable Person, the Blackbeard Parties or SoftVest, as applicable, shall be entitled to continue designating a potential nominee until such proposed designee is an Acceptable Person), subject to such Investor Nominee’s execution and delivery to the Company of the Company’s standard director nomination documentation (which documentation shall include such nominee’s consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected).

Section 2.3    Compensation; Indemnification; Insurance. Each Investor Nominee shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for reasonable and documented out-of-pocket fees, costs and expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Nominee is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Nominee shall also be entitled to (i) any retainer, equity compensation or other fees or

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compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board, and (ii) the same directors’ and officers’ insurance coverage as the other directors of the Board.

Section 2.4     Committee Representation. The Company acknowledges and agrees that each committee of the Board (other than any special committee formed solely for the purpose of evaluating a transaction pursuant to the Related Party Transactions Policy) shall include, (i) for so long as the Blackbeard Parties are entitled to designate for nomination a Blackbeard Nominee pursuant to Section 2.1(b), one Blackbeard Nominee selected by the Blackbeard Parties serving as a member of such committee, and (ii) for so long as SoftVest is entitled to designate for nomination a SoftVest Nominee pursuant to Section 2.1(b), one SoftVest Nominee selected by SoftVest serving as a member of such committee; provided that, the foregoing rights shall be subject to any limitations or guidelines imposed by applicable Law, the Company Governance Guidelines, any stock exchange rules, including, in the case of the Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee, the requirement that the members of such committee consist solely of Independent Directors (subject to the Company’s ability to avail itself of any transition periods under stock exchange listing rules, including but not limited to those available to “controlled companies,” “emerging growth companies,” and “smaller reporting companies”).

Section 2.5     Advisory Committee. From the Closing until the date on which SoftVest and its Permitted Transferees no longer beneficially own at least 5% of the issued and outstanding Common Shares, the Company shall create and maintain an acquisition advisory committee composed of Company executive officers and designees of SoftVest and the Blackbeard Parties (who need not be Board members)  (the “Advisory Committee”). Regular meetings of the Advisory Committee shall be held on such dates and at such times as shall be determined by the Advisory Committee; provided that, the Advisory Committee shall have regular meetings at least once a month. The Company acknowledges and agrees that, (i) for so long as the Blackbeard Parties and their respective Permitted Transferees collectively beneficially own at least 5% of the issued and outstanding Common Shares, the Advisory Committee shall include, at the Blackbeard Parties’ election, at least one individual designated by the Blackbeard Parties who is an Acceptable Person, (ii) for so long as SoftVest and its Permitted Transferees beneficially own at least 5% of the issued and outstanding Common Shares, the Advisory Committee shall include, at SoftVest’s election, at least one individual designated by SoftVest who is an Acceptable Person, and (iii) the remaining members of the Advisory Committee shall include the named executive officers of the Company. Any action by the Advisory Committee shall require (x) a proper quorum (which shall include, at a minimum, the Blackbeard Parties’ designee to the Advisory Committee and SoftVest’s designee to the Advisory Committee) to be present, and (y) the affirmative vote of a majority of the members of the Advisory Committee; provided that, for purposes of clause (x), if a Blackbeard Party designee or a SoftVest designee, as applicable, is not present at two successive meetings, a quorum will be satisfied at the next successive meeting with the presence of a majority of the total number of members of the Advisory Committee and at least one Blackbeard Party designee or SoftVest designee, as applicable.

Article III

TRANSFERS OF EQUITY SECURITIES

Section 3.1     Transfers of Equity Securities.

(a)         For a period of 90 days following the date of this Agreement (the “Lock-up Period”), each of the Blackbeard Parties and SoftVest shall not, and shall cause their respective Permitted Transferees not to, Transfer any Common Shares, or any securities convertible into exercisable for, exchangeable for, or that represent the right to receive Common Shares, whether now owned or hereinafter acquired, that are beneficially owned by the Blackbeard Parties, SoftVest and their respective Permitted Transferees (such Equity Securities, the “Restricted Securities”). The foregoing restriction is expressly agreed to preclude each of the Blackbeard Parties, SoftVest and their respective Permitted Transferees, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which would reasonably be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Shareholder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Shareholder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities. Each of the Blackbeard Parties, SoftVest and their respective Permitted Transferees acknowledge, agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period.

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(b)         Following the Lock-Up Period, the Blackbeard Parties shall not, and shall cause their respective Permitted Transferees not to, collectively Transfer, in the aggregate over any 12-month period, any Common Shares representing more than 5% of the then currently issued and outstanding Common Shares (a “Material Transfer”), except pursuant to an Underwritten Offering. The provisions of this Section 3.1(b) shall not apply to (i) any in-kind distribution of Common Shares to the direct or indirect limited partners, members or equityholders of the Blackbeard Parties made in accordance with the governing documents of the applicable Blackbeard Party and (ii) any Transfer by virtue of the laws of the states of the Shareholders’ organization and the Shareholders’ respective organizational documents upon dissolution of any Shareholder; provided that, for the avoidance of doubt, any recipients of such in-kind distribution or Transfer who are not Affiliates of NGP Energy Capital Management, L.L.C. shall not be Blackbeard Parties or Permitted Transferees thereof and shall not have any of the rights and remedies specifically granted to the Blackbeard Parties pursuant to this Agreement (including any board designation rights granted pursuant to Article II).

(c)         The provisions of Section 3.1(a) and Section 3.1(b), shall not apply to any Transfer by the Blackbeard Parties or SoftVest or their respective Permitted Transferees of all (or a portion of) of their Common Shares or Restricted Securities to a Permitted Transferee; provided that in the case of Section 3.1(a), the Permitted Transferee is also (A) disregarded as separate from such Shareholder (or such Shareholder’s regarded tax owner) for U.S. federal income tax purposes or (B) a member of the affiliated group (as defined in Section 1504(a) of the Code) electing to file consolidated federal income tax returns of which the Company is the common parent. Notwithstanding anything to the contrary in this Agreement (and notwithstanding any Transfer of Common Shares), each Shareholder shall be liable hereunder for any failure by any of its Permitted Transferees to comply with the terms and conditions of this Agreement and the other governing documents of the Company.

(d)         No Transfer of Common Shares by (x) any Shareholder or its Permitted Transferees to any Permitted Transferee, or (y) the Blackbeard Parties or their respective Permitted Transferees to any other Person who, as of immediately following the consummation of such Transfer, would be a Significant Shareholder, shall be effective until such time as such Transferee has executed and delivered to the Company, as a condition precedent to such Transfer, a joinder to this Agreement substantially in the form of Exhibit A hereto (each, a “Joinder”).

(e)         Notwithstanding any other provision of this Agreement, each of the Blackbeard Parties and their Permitted Transferees acknowledges and agrees that it shall not, directly or indirectly, Transfer any of its Equity Securities (i) except as permitted under the Securities Act and other applicable federal or state securities Laws, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974, as amended, or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(f)          If, while a Permitted Transferee holds any Common Shares, a Permitted Transferee ceases to qualify for any reason as a Permitted Transferee in relation to the initial transferor Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferor Shareholder received such Common Shares (an “Unwinding Event”), then the relevant initial transferor Shareholder shall, and shall cause the applicable Permitted Transferee to: (i) promptly notify the other Shareholders and the Company of the pending occurrence of such Unwinding Event; and (ii) take all actions necessary, prior to such Unwinding Event, to effect a Transfer of all the Common Shares held by the relevant Permitted Transferee either back to such initial transferor Shareholder or, pursuant to this Section 3.1, to another Person that qualifies as a Permitted Transferee of such initial transferring Shareholder. From and after the occurrence of an Unwinding Event and until such time as the Common Shares held by the applicable Permitted Transferee are Transferred to the initial transferor Shareholder or another Permitted Transferee in accordance with this Section 3.1(e), such Common Shares shall be deemed to have no voting rights (and shall not be counted for quorum purposes) and shall not be entitled to receive any dividends, distributions, or other economic benefits or payments in respect thereof, and any purported exercise of voting rights or receipt of economic benefits with respect to such Common Shares during such period shall be void and of no force or effect.

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Section 3.2     Transfer of Governance and Other Rights. No Shareholder or any of its Permitted Transferees may Transfer any rights, remedies, obligations or liabilities specifically granted to such Person under this Agreement (including any board designation rights granted pursuant to Article II) to any Person and no such rights, remedies, obligations and liabilities shall inure to the benefit of any such Person; provided that, for the avoidance of doubt, following any indirect transfer of Common Shares by investment funds of a Shareholder to a continuation vehicle or similar investment vehicle established, sponsored or managed by (directly or indirectly), and that is a controlled Affiliate of, such investment fund’s investment manager or management company that is a single-asset or multi-asset “continuation fund” or “continuation vehicle” (as such terms are commonly used in the private equity industry), such Shareholder shall continue to hold the rights, remedies, obligations or liabilities held by such Shareholder as of immediately prior to the applicable indirect transfer.

Article IV

NOTICES; OTHER AGREEMENTS

Section 4.1     Notices. If a notice or other document is required to be sent hereunder to the Company or any Shareholder, such notice or other document shall be given in writing, shall be either personally delivered to the Company, or to the Shareholders, as applicable, or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (iii) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company and the Shareholders agree to receive notice under the Charter and Bylaws or under the Texas Business Organizations Code, or under the organizational documents and applicable entity law of any Subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company.

Section 4.2     Related Party Transactions Policy.

(a)         On or prior to the date hereof, the Company has adopted (i) the related party transactions and conflict of interest policy in the agreed form attached to this Agreement as Exhibit B (the “Related Party Transactions Policy”), and (ii) a code of business conduct and ethics in the agreed form attached to this Agreement as Exhibit C (the “Code of Business Conduct and Ethics”). The parties hereto acknowledge and agree that (i) any amendment to the Related Party Transactions Policy or the Code of Business Conduct and Ethics shall require the approval of the Board, including the affirmative vote of at a majority of the Independent Directors then-serving on the Board and (ii) no amendment to the Related Party Transactions Policy or the Code of Business Conduct and Ethics shall be proposed by any Shareholder that would contravene, or be contrary to, any provision of this Agreement, including this Section 4.2.

(b)         Each of the parties hereto acknowledge and agree that neither the Company nor any of its Subsidiaries shall enter into, approve, adopt or effect, any Contract, transaction or series of related transactions, directly or indirectly involving any Related Party of the Company or any of its Subsidiaries (other than any such Contract, transaction or series of related transactions that involves goods, services, property, or other consideration that is de minimis in nature) (each a “Related Party Transaction”), unless such Related Party Transaction (i) complies with the terms and conditions of the Related Party Transactions Policy, or (ii) has been previously approved by a majority of the Disinterested Directors. The Shareholders shall not, and shall cause their respective controlled Affiliates not to, take any action to cause the Company or any of its Subsidiaries to enter into or effect a Related Party Transaction without first complying with this Section 4.2.

(c)         For so long as the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own at least 25% of the issued and outstanding Common Shares, the Company shall not terminate, amend, restate or otherwise modify the terms and conditions of the Master Services Agreement without the prior written consent of the Blackbeard Parties. For the avoidance of doubt, following such time, (i) the

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Company may, in accordance with the terms and conditions of the Management Services Agreement, terminate, amend, restate and modify the terms and conditions of the Management Services Agreement (including to reduce, eliminate or otherwise modify any management fees payable to Blackbeard, its Affiliates and their Related Parties under the Management Services Agreement), and (ii) the terms and conditions of this Section 4.2(b) and the Related Party Transactions Policy shall apply to the Management Services Agreement (for so long as the Management Services Agreement constitutes a Related Party Transaction).

Section 4.3     Corporate Opportunities. For so long as, as applicable, (x) the Blackbeard Parties and their respective Permitted Transferees beneficially own at least 10% of the issued and outstanding Common Shares, and (y) SoftVest and its Permitted Transferees beneficially own at least 5% of the issued and outstanding Common Shares, and (z) the Company shall take all necessary corporate actions, to the fullest extent permitted by applicable Law, to ensure that the Charter includes a waiver of any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunity, and of any other “corporate opportunity” or similar restriction, in favor of the Blackbeard Parties, SoftVest, and their respective Affiliates, to the fullest extent permitted by Law, including pursuant to the fullest extent permitted by the Laws of the State of Texas and in accordance with Section 2.101(21) of the Texas Business Organizations Code.

Section 4.4     Further Assurances. The Company and the directors of the Board shall, to the fullest extent permitted by applicable Law, take all actions necessary at any time and from time to time ensure that the Charter and Bylaws facilitate and implement the terms and conditions of, and do not at any time conflict with any provision of, this Agreement.

Section 4.5     Voting of Shares. During the term of this Agreement and for so long as the Blackbeard Parties or SoftVest are entitled to designate for nomination an Investor Nominee pursuant to Section 2.1(b), each Shareholder hereby irrevocably and unconditionally covenants to, at any Shareholder Meeting:

(i) appear at such Shareholder Meeting (in person or by proxy) or otherwise cause all of the Common Shares beneficially owned by such Shareholder as of the record date of such meeting or consent (the “Covered Shares”) to be counted as present thereat for purposes of calculating a quorum (including by delivering to the Secretary (or other officer designated for such purpose) of the Company a duly executed proxy card);

(ii) vote, or cause to be voted, in person or by proxy, or, if applicable, deliver (or cause to be delivered) a written consent with respect to all Covered Shares that such Shareholder is entitled to vote at the time of any vote or action by written consent all Covered Shares in favor of the election or appointment of each Investor Nominee and Additional Nominee, for so long as SoftVest and the Blackbeard Parties have the right to designate the applicable Investor Nominee and Additional Nominees pursuant to, and have otherwise complied with, Section 2.1(b); and

(iii) refrain from withdrawing, modifying or conditioning such vote (whether by person or in proxy) prior to any such Shareholder Meeting.

Except as expressly set forth in this Section 4.5, none of the Blackbeard Parties, SoftVest, their Permitted Transferees, or their Representatives shall be under any obligation by virtue of this Agreement to vote in the same manner as recommended by the Board or any other Person, or in any other manner, other than in its sole discretion.

Section 4.6     Confidentiality.

(a)         Each of the Shareholders shall, and shall instruct their respective Representatives to, treat as confidential, and not to use or disclose, any and all confidential, non-public or proprietary information, know-how, knowledge and data (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof or whether pursuant to this Agreement or otherwise) to the extent relating to the Company any of its Subsidiaries provided by, or on behalf of, the Company, any of its Subsidiaries or their respective Representatives to such Shareholder, its Permitted Transferees or any of its Representatives pursuant to Section 4.6(a) (collectively, “Confidential Information”); provided, that the Shareholders and their respective

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Affiliates may use Confidential Information in connection with their respective investment in the Company, including to the extent necessary to prepare financial statements and securities filings; provided, further, that, with respect to any Shareholder, Confidential Information will not include any information that (A) is or becomes public knowledge other than as a result of any breach or violation of this Agreement, (B) is disclosed to such Shareholder, its Affiliates or its or their respective Representatives by a third party not known by such Shareholder, after reasonable inquiry, to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure, (C) is already in the possession of such Shareholder, its Affiliates or its or their respective Representatives prior to such information being furnished to such Shareholder, its Affiliates or its or their respective Representatives without violation of any obligations hereunder (and the source of such information was not known by such Shareholder, after reasonable inquiry, to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure), (D) is independently developed by such Shareholder or any of its Affiliates or Representatives without reference to or use of the Confidential Information, or (E) is approved in writing by the Company for disclosure to all of the Shareholders, their Affiliates or Representatives (as applicable).

(b)         If any Shareholder is requested or required by oral questions, interrogatories, requests for information of documents, subpoenas, civil investigative demand or similar process by any Governmental Entity or pursuant to Law to disclose or provide any Confidential Information, the Person that received such request or demand or is subject to such requirement shall, to the extent permitted by applicable Law, provide the Company with prior written notice thereof promptly after receipt of such request and the terms and circumstances surrounding such request so that the Company may seek a protective order or other appropriate remedy. Each party agrees to cooperate with the other party in connection with seeking any such order or other appropriate remedy. If such protective order is not promptly obtained, and the Person that received such request or demand is required, as advised by legal counsel, to disclose Confidential Information pursuant to applicable Law, such Person shall (a) furnish only that portion of the Confidential Information that such counsel advises is legally required to be disclosed and (b) exercise reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to the Confidential Information. Notwithstanding the foregoing, the Person that received such request or demand or is subject to such requirement may disclose Confidential Information, and the foregoing notice and other actions shall not be required, where such disclosure is required in connection with an audit, review or examination by a governmental regulatory or self-regulatory authority of competent jurisdiction that is not targeted at, and does not specifically reference, the Company, any of its Affiliates, the Confidential Information, or the transactions contemplated by the Combination Agreement and the Exchange Agreement.

(c)         The Company and each Shareholder acknowledges and agrees that the Investor Nominees may share any information, including any Confidential Information, about the Company and its Subsidiaries received by them (whether in their capacity as a member of the Board or a committee thereof) from or on behalf of the Company or its representatives with the applicable Shareholder(s) that designated such Investor Nominee; provided that, (i) such Shareholder agrees to, and to cause its Representatives to, hold such Confidential Information in confidence in accordance with Section 4.6 and to use such Confidential Information solely in connection with monitoring and managing its investment in the Company, (ii) such Investor Nominee shall only share such Confidential Information with only those directors, officers, and employees of the applicable Shareholder that are informed of the confidential nature of the information and the restrictions set forth in this Section 4.6, and (iii) such Investor Nominee shall not share any such Confidential Information with the applicable Shareholder(s) in the event that the Company or such Investor Nominee determines in good faith that such provision of Confidential Information would reasonably be likely to (A) result in a waiver of any attorney-client privilege, attorney work product protection, or similar privilege, (B) be commercially detrimental to the Company or any of its subsidiaries, (C) violate any applicable Law, agreement, or obligation of confidentiality owed to a third party, (D) conflict with any policy of the Company applicable to directors generally regarding the protection of confidential information or trading in the Company’s Equity Securities, or (E) relate to any actual or potential transaction, dispute or matter between the Company or any of its Subsidiaries, on the one hand, and the applicable Shareholder or any of its Affiliates, on the other hand; provided, further, that, in such event the circumstances described in clause (iii) arise, the Company, such Investor Nominee, and such Shareholder shall cooperate in good faith to develop alternative arrangements to provide such Shareholder with the benefit of any such Confidential Information in a manner that avoids any such harm or consequence.

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Section 4.7     Loss of Governance Rights. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that to the extent, at any time, (x) the Blackbeard Parties and their respective Permitted Transferees, or (y) SoftVest and its Permitted Transferees, as applicable, no longer beneficially own Common Shares in excess of any applicable ownership threshold specified in this Agreement (including in Section 2.1(b) in respect of director nomination rights), the Blackbeard Parties and SoftVest, as applicable, shall no longer have the rights associated with such ownership threshold and shall be deemed to have immediately, irrevocably and forever waived such rights (irrespective of any future acquisitions of Common Shares or other transactions).

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.1     Shareholder Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the Company and each other Shareholder that:

(a)         If such Shareholder is not a natural person, such Shareholder is an entity duly organized and validly existing under the laws of the jurisdiction of organization.

(b)         Such Shareholder has the legal capacity and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)         If such Shareholder is not a natural person, the execution and delivery of this Agreement, the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other company action of such Shareholder.

(d)         This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity (other than the filing of any required reports with the SEC).

(e)         The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) if such Shareholder is not a natural person, conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Shareholder is a party.

(f)          Except for this Agreement, such Shareholder is not bound by any other agreements or arrangements of any kind with any other party with respect to the Common Shares, including agreements or arrangements with respect to the acquisition or disposition of the Common Shares or any interest therein or the voting of the Common Shares (regardless of whether or not such agreements and arrangements are with the Company or any other Shareholder).

(g)         As of the date hereof, such Shareholder (i) is not a party to any agreement, arrangement or understanding relating to the sale, transfer, exchange or disposition of any Common Shares and (ii) does not have any present plan or intention to sell, exchange, transfer, or otherwise dispose of any Common Shares.

Section 5.2     Company Representations and Warranties. The Company represents and warrants to each Shareholder that:

(a)         The Company is a corporation duly organized and validly existing under the laws of Texas.

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(b)         The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)         The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Company.

(d)         This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity (other than the filing of any required reports with the SEC).

(e)         The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in any violation or breach of any provision of any of the organizational documents of the Company, (ii) conflict with or result in any violation or breach of any provision of any applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Company is a party.

Article VI

MISCELLANEOUS

Section 6.1     Governing Law; Jurisdiction.

(a)         This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Texas.

(b)         Any dispute that cannot be resolved between the parties will be instituted exclusively in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas, and each party hereby irrevocably consents to the exclusive jurisdiction in connection with any dispute or Action arising out of this Agreement. All disputes between the parties to this Agreement shall have exclusive jurisdiction and venue only in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas. Each party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas County United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas County or the United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas. To the extent that any party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described herein. Further, each party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas.

(c)         BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT

Annex G-14

THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 6.2     Binding Effect. This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.

Section 6.3     Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by the Company, SoftVest, and the Blackbeard Parties. For the avoidance of doubt, the execution by a Shareholder that is a Transferee of a joinder hereto in accordance with Article III shall not constitute an amendment hereto and need be signed only by the Company and such Transferee.

Section 6.4     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except to the extent expressly permitted pursuant to Article III; provided that, no assignment under this Section 6.4 shall relieve any assigning Person of any of its duties, liabilities, or obligations under this Agreement. Any purported direct or indirect assignment in violation of this Section 6.4 shall be null and void ab initio.

Section 6.5     Termination. Unless earlier terminated by the mutual agreement of the Company, the Blackbeard Parties, and SoftVest, this Agreement shall immediately and automatically terminate with respect to the Blackbeard Parties, and SoftVest, as applicable, at such time as such Person (or the Blackbeard Parties collectively) ceases to beneficially own at least 5% of the issued and outstanding Common Shares; provided that, Section 4.6 shall survive any such termination until the date that is two years after the first date on which any such Shareholder ceases to beneficially own greater than 5% of the issued and outstanding Common Shares. Notwithstanding the foregoing, the termination of this Agreement in respect of any Shareholder shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any terms of this Agreement occurring prior to such termination.

Section 6.6     Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief). Each party to this Agreement further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages or that there is an adequate remedy at law.

Section 6.7     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

Section 6.8     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

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Section 6.9     Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.10   Waiver. No course of dealing between or among the Company or any Shareholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.11   Entire Agreement. Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.

Section 6.12   No Third Party Beneficiaries. Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Agreement, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 6.13 only, Non-Recourse Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

Section 6.13   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain parties hereto may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Shareholders’ or their respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (collectively, the “Non-Recourse Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Non-Recourse Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 6.13 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

Section 6.14   Issuance of Additional Securities. If additional Equity Securities of the Company are issued to SoftVest or the Blackbeard Parties at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities or loans of the Company (or its Subsidiary, as applicable) exercisable for or exchangeable into Equity Securities or as a result of any stock split, subdivision, combination, reclassification or similar action by the Company, such additional Equity Securities, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

[Signature pages follow.]

Annex G-16

This Agreement is executed by the Company and by the other parties hereto to be effective as of the date first above written.

Company
PBT LAND AND MINERALS, INC.
By:
Name:
Title:

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SOFTVEST, L.P.
By:
Name:
Title:

Annex G-18

Blackbeard Parties:
BLACKBEARD SECURITY HOLDINGS, LLC
By:
Name:
Title:
GREYBEARD ENERGY, LLC
By:
Name:
Title:

Annex G-19

Exhibit A

Joinder Agreement

[***]

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Exhibit B

Related Party Transactions Policy

[***]

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Exhibit C

Conflicts of Interest Policy

[***]

Annex G-22

Annex H

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of July 28, 2026, is by and among SoftVest, L.P. (the “Unitholder”), and Blackbeard Security Holdings, LLC, a Delaware limited liability company (“Blackbeard”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Combination Agreement (as defined below).

WHEREAS, the Unitholder is the beneficial owner of 6,217,107 units of beneficial interest of Permian Basin Royalty Trust, an express trust organized under the laws of the State of Texas (“PBT,” and such units of PBT, the “Units,” and the Units held by the Unitholder as of the date hereof together with such additional Units as the Unitholder may acquire prior to the Expiration Date (as defined below), the “Subject Units”); and

WHEREAS, as a condition and in order to induce Blackbeard to enter into that certain Combination Agreement, dated as of the date hereof (the “Combination Agreement”), with PBT Land and Minerals, Inc., a Texas corporation (“NewCo”), PBT Sub, Inc., a Texas corporation and direct wholly owned subsidiary of NewCo (“NewCo Sub”), and PBT Land and Minerals OpCo, LLC, a Texas limited liability company and direct wholly owned subsidiary of NewCo (“OpCo” and, together with NewCo and NewCo Sub, the “NewCo Parties”), Blackbeard requested the Unitholder, and the Unitholder has agreed, to enter into this Agreement concurrently with the execution and delivery of the Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Voting Agreement

Section 1.01.        Voting Agreement. Beginning on the date hereof until the Expiration Date, the Unitholder hereby irrevocably and unconditionally agrees that at any meeting of the unitholders of PBT, however called, and at any adjournment or postponement thereof, and in connection with any written consent of the unitholders of PBT, or in any other circumstance in which the vote, consent or other approval of the unitholders of PBT is sought, the Unitholder shall, in each case to the fullest extent that its Subject Units are entitled to vote thereon or consent thereto, (a) appear at such meeting (in person or by proxy) or otherwise cause its Subject Units owned as of the record date of such meeting to be counted as present thereat for purposes of calculating a quorum (including by delivering to the Secretary of PBT a duly executed proxy card) and (b) vote (or cause to be voted), in person or by proxy, or, if applicable, deliver (or cause to be delivered) a written consent with respect to, all Subject Units that the Unitholder is entitled to vote at the time of any vote or action by written consent (i) in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions, and the Proposals, including the Trust Amendment, and any other matter that facilitates consummation of the Transactions, (ii) in favor of any proposal to adjourn a meeting of the unitholders of PBT to solicit additional proxies in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions if there are not sufficient votes at the time of the PBT Unitholder Meeting to obtain the PBT Unitholder Approval, and (iii) against any action or agreement that (x) would reasonably be expected to materially impede, interfere with, delay, or postpone the consummation of the Transactions (including satisfaction of the conditions to Closing under the Combination Agreement), (y) relates to any material asset purchase, lease or disposition by PBT or any of its Subsidiaries (including any PBT Competing Proposal) or any other transaction, proposal, agreement or action made in opposition to the adoption of the Combination Agreement or in competition or inconsistent with the Transactions or matters contemplated by the Combination Agreement that has not been approved by Blackbeard (other than, for the avoidance of doubt, any such purchase, lease or disposition contemplated by the Combination Agreement or the Transaction Documents), or (z) would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the NewCo Parties under the Combination Agreement or the Unitholder under this Agreement.

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Section 1.02.       PBT Unitholder Meeting. From the date hereof until the Expiration Date:

(a)  the Unitholder shall use its reasonable best efforts to convene a PBT Unitholder Meeting for the purpose of obtaining the PBT Unitholder Approval as promptly as reasonably practicable following the clearance of the Proxy Statement by the U.S. Securities and Exchange Commission (the “SEC”) and the declaration of effectiveness of the Registration Statement; and

(b)  the Unitholder will, if directed by Blackbeard in writing with reasonable advance notice prior to the PBT Unitholder Meeting, use its reasonable best efforts to postpone or adjourn the PBT Unitholder Meeting if there are not sufficient affirmative votes in person or by proxy at the PBT Unitholder Meeting to obtain the PBT Unitholder Approval to allow reasonable time for the solicitation of proxies for purposes of obtaining the PBT Unitholder Approval; provided that, (x) Blackbeard shall not make any request to adjourn or postpone the PBT Unitholder Meeting, and (y) the Unitholder shall use its reasonable best efforts to ensure that the PBT Unitholder Meeting is not postponed or adjourned, in each case without the Unitholder’s and Blackbeard’s mutual prior written consent, for more than ten (10) Business Days in the case of any individual adjournment or postponement or more than thirty (30) Business Days in the aggregate. The Unitholder shall cause NewCo to (i) include the recommendation of NewCo in favor of the PBT Unitholder Approval in the Proxy Statement, and (ii) use its reasonable best efforts to solicit votes of the PBT Unitholders in favor of the PBT Unitholder Approval. Following the dissemination of the definitive Proxy Statement and the Registration Statement, the Unitholder shall provide updates to Blackbeard with respect to the proxy solicitation for the PBT Unitholder Meeting (including interim results) as reasonably requested by Blackbeard in writing.

Section 1.03.       Other Matters. Notwithstanding anything to the contrary in this Agreement, the Unitholder shall remain free to vote the applicable Subject Units with respect to any matter, other than as set forth in Section 1.01, in any manner the Unitholder deems appropriate.

Article 2
Representations and Warranties of the Unitholder

The Unitholder represents and warrants to Blackbeard that:

Section 2.01.       Authorization; Binding Agreement. The execution, delivery and performance by the Unitholder of this Agreement and the consummation by the Unitholder of the transactions contemplated hereby are within the organizational powers of the Unitholder and have been duly authorized by all necessary action on the part of the Unitholder. This Agreement constitutes a legal, valid and binding Agreement of the Unitholder, enforceable against the Unitholder in accordance with its terms, subject to the Enforceability Exceptions. Other than as provided in the Combination Agreement and except for any filings by the Unitholder with the SEC, the execution, delivery and performance by the Unitholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by the Unitholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Entity, other than any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder.

Section 2.02.       Non-Contravention. The execution, delivery and performance by the Unitholder of this Agreement and the performance of its obligations hereunder do not and will not (i) violate the organizational documents of the Unitholder, (ii) violate any applicable Law, (iii) require any consent, payment, notice to, or other action by any Person under, constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration or to a loss of any benefit to which the Unitholder is entitled under any provision of any agreement or other instrument binding on the Unitholder, except as would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Lien on any asset of the Unitholder (including the Subject Units).

Section 2.03.       Ownership of Units. The Unitholder is the beneficial owner of, and has good and valid title to, the Subject Units, free and clear of any Liens (other than any Liens created by this Agreement or Liens arising under any applicable foreign or domestic securities Laws) or any restriction on the right to vote or otherwise dispose of the Subject Units. Except as otherwise provided in Article 1 of this Agreement, the Unitholder has, and

Annex H-2

will have at all times during the term of this Agreement, the sole and exclusive right to vote and direct the vote of, and to dispose of and direct the disposition of, the Subject Units, and there are no Contracts of any kind, contingent or otherwise, obligating the Unitholder to transfer, or cause to be transferred, any of its Subject Units, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Units. Except for this Agreement, none of the Subject Units are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney. For purposes of this Agreement, “beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act and, for the avoidance of doubt, beneficial ownership shall also include record ownership.

Section 2.04.       Total Units. Except for the Subject Units, the Unitholder does not beneficially own any equity interests, or any securities representing the right to purchase or otherwise receive any equity interests, of PBT.

Section 2.05.       Absence of Litigation. The Unitholder represents that there is no Action pending or, to the knowledge of the Unitholder, threatened against the Unitholder or any of its properties or assets (including the Subject Units) before (or, in the case of threatened Action, that would be before) or by any Governmental Entity or arbitrator that would reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder.

Section 2.06.       Other Agreements. Except for this Agreement, the Unitholder represents that neither it nor any of its Affiliates has granted any proxies or powers of attorney (or any other authorization or consent with respect to any of the Subject Units or otherwise subjected the Subject Units to any arrangement with respect to the voting of the Subject Units), in each case with respect to the matters set forth in Section 1.01 or that is inconsistent with the Unitholder’s obligations pursuant to this Agreement.

Section 2.07.       No Other Representations. The Unitholder acknowledges and agrees that, other than the representations expressly set forth in this Agreement, Blackbeard has not made, and is not making, any representations or warranties to Unitholder with respect to Blackbeard, the Combination Agreement or any other matter. The Unitholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article 3
Representations and Warranties of Blackbeard

Blackbeard represents and warrants to the Unitholder as follows:

Section 3.01.       Authorization; Binding Agreement. The execution, delivery and performance by Blackbeard of this Agreement and the consummation by Blackbeard of the transactions contemplated hereby are within the limited liability company powers of Blackbeard and have been duly authorized by necessary action on the part of Blackbeard. This Agreement constitutes a valid and binding agreement of Blackbeard, enforceable against Blackbeard in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.02.       Non-Contravention. The execution, delivery and performance by Blackbeard of this Agreement and the performance of its obligations hereunder do not and will not (a) violate the certificate of formation or limited liability company agreements (or other comparable Organizational Documents) of Blackbeard, (b) violate any applicable Law, and (c) other than the filing of a Schedule 13D with the SEC, require any consent, payment, notice to, or other action by any Person, except, with respect to clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact Blackbeard’s ability to perform its obligations hereunder.

Section 3.03.       No Other Representations. Blackbeard acknowledges and agrees that other than the representations expressly set forth in this Agreement, the Unitholder has not made, and is not making, any representations or warranties with respect to the Unitholder, the Combination Agreement or any other matter. Blackbeard hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Annex H-3

Article 4
Covenants of the Unitholder

Section 4.01.       Encumbrances on Subject Units. Except pursuant to the terms of this Agreement, from the date hereof until the Expiration Date the Unitholder shall not, without the prior written consent of Blackbeard (a) enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Units, or grant any proxy or power of attorney with respect thereto, (b) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of (including by gift, and whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to any derivative transaction), any Subject Units (or any beneficial ownership therein or portion thereof) during the term of this Agreement or consent to any of the foregoing (each, a “Transfer” (which defined term includes derivations of such defined term)), or (c) enter into any Contract with respect to the direct or indirect Transfer of any of the Subject Units; provided that, nothing in this Agreement shall prohibit the Unitholder from any Transfer of the Subject Units to an Affiliate of the Unitholder so long as (i) as a condition to such Transfer, such Affiliate executes and delivers to Blackbeard a written agreement, in form and substance reasonably acceptable to Blackbeard, to assume the Unitholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Unitholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Subject Units transferred as the Unitholder shall have made hereunder and (ii) the Unitholder remains jointly and severally liable with such Affiliate for the performance of its obligations set forth herein (any such Transfer, a “Permitted Transfer”). Any Transfer or attempted Transfer of any Subject Units in violation of this Section 4.01 shall, to the fullest extent permitted by Law, be null and void ab initio, with no further action required by or on behalf of Blackbeard. If any involuntary Transfer of any Subject Units shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Units subject to all of the restrictions, liabilities and rights under this Agreement.

Section 4.02.       No Solicitation. During the period from the date hereof until the Expiration Date, the Unitholder shall not, and shall cause its controlled Affiliates and shall direct its and their Representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any PBT Competing Proposal or the making of any proposal that could reasonably be expected to lead to a PBT Competing Proposal; (ii) participate in discussions or negotiations with, furnish non-public information relating to PBT to any Person in connection with a PBT Competing Proposal, to, or otherwise cooperate in any way with, any Person (other than the Parties to the Combination Agreement and their respective Affiliates and Representatives) that the Unitholder knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a PBT Competing Proposal; (iii) enter into or approve any agreement, letter of intent, agreement in principle, acquisition agreement or other agreement relating to a PBT Competing Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing. The Unitholder shall, and shall cause its controlled Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any Person (other than the Parties to the Combination Agreement and their respective Affiliates and Representatives) conducted prior to the date of this Agreement with respect to a PBT Competing Proposal.

Section 4.03.       Adjustments. In the event of any stock split, stock dividend or distribution, reorganization, recapitalization, readjustment, reclassification, combination, exchange, or the like of the Units, then the terms of this Agreement shall apply to the equity interests of PBT, or to the securities representing the right to purchase or otherwise receive equity interests of PBT, as applicable, received in respect of the Subject Units by the Unitholder immediately following the effectiveness of the events described in this Section 4.03, as though they were Subject Units hereunder.

Annex H-4

Section 4.04.       Additional Units. In the event that the Unitholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Units or other voting interests with respect to PBT, such Units or voting interests shall, without further action of the parties, be deemed Subject Units and, subject to the provisions of this Agreement, the number of Units held by the Unitholder shall be deemed amended accordingly, and such Units or voting interests shall automatically become subject to the terms of this Agreement. The Unitholder shall promptly notify Blackbeard of any such event.

Section 4.05.       NewCo Obligations. During the period from the date hereof until the Expiration Date, the Unitholder shall cause the NewCo Parties to comply with their respective obligations under Article I, Article II and Sections 6.4 (Conduct of Business of NewCo, NewCo Sub and OpCo Pending the Transactions), 7.1 (Registration Statement and Proxy Statement), 7.4 (Antitrust; Regulatory Efforts) and 7.7(c) (Tax Cooperation) of the Combination Agreement and to consummate each of the PBT Contribution Closing and the Blackbeard Contribution Closing pursuant to Sections 1.3 and 2.3 of the Combination Agreement, respectively, upon the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions precedent to the obligations of the NewCo Parties to effect the Closing set forth in Sections 9.1, 9.2, 9.4 and 9.5 of the Combination Agreement.

Article 5
Miscellaneous

Section 5.01.       Interpretation; Certain Definitions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, and schedules are to articles, sections and schedules of this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.

Section 5.02.       Further Assurances. Blackbeard and the Unitholder will, upon the reasonable request of any other party, execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to comply with their obligations under this Agreement.

Section 5.03.       No Ownership Interest. To the fullest extent permitted by applicable Law, nothing contained in this Agreement shall be deemed to vest in Blackbeard or its respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Subject Units. All rights, ownership and economic benefits of and relating to the Subject Units shall remain vested in and belong to the Unitholder, and Blackbeard shall have no authority to exercise any power or authority to direct the Unitholder in the voting or disposition of any of the Subject Units, except as otherwise expressly provided herein.

Annex H-5

Section 5.04.       Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Blackbeard, to:

c/o Blackbeard Operating, LLC
1751 River Run, Suite 405
Fort Worth, Texas 76107
Attention: Ricky Torlincasi
E-mail: rtorlincasi@blackbeardoperating.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins, L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams; Thomas G. Zentner;
Bryan E. Loocke; Sang Hun Lee
E-mail: dmcwilliams@velaw.com; tzentner@velaw.com;
bloocke@velaw.com; slee@velaw.com

if to the Unitholder to:

c/o SoftVest Advisors, LLC
400 Pine Street, Suite 1010
Abilene, TX 79601
Attention: Eric L. Oliver
E-mail: eric@softvest.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo; Jon Kubek; Dmitriy Molchanov
E-mail: eduardogallardo@paulhastings.com
jonkubek@paulhastings.com
dmitriymolchanov@paulhastings.com

or to such other address, electronic mail address for a party as shall be specified in a notice given in accordance with this Section 5.04; provided, however, that any notice received by electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or otherwise at the addressee’s location on any Business Day after 7:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.04 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.04.

Section 5.05.       Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall immediately and automatically terminate, and be of no further force or effect, without any notice or other action by any Person, upon the earliest to occur of (i) the consummation of the Transactions, (ii) the termination of the Combination Agreement in accordance with its terms, and (iii) the mutual written agreement of each party to this Agreement (any such date under clauses (i) through (iii) being referred to herein as the “Expiration Date”). Notwithstanding the foregoing, (x) the provisions set forth in Article 5 (other than Section 5.02 and Section 5.13)

Annex H-6

shall survive the termination of this Agreement and (y) no termination of this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any Fraud or willful and material breach of any covenant or other agreement contained in this Agreement that occurred prior to such termination. For purposes of this Agreement, “willful and material breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or would reasonably be expected to, result in a material breach of this Agreement.

Section 5.06.       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07.       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

Section 5.08.       Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law rules of such state.

Section 5.09.       Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement shall be brought and determined in the Business Courts of the State of Texas sitting in Dallas County, Texas; provided, that if jurisdiction is not then available in the Business Courts of Dallas County, Texas, then any such legal action or proceeding may be brought in any federal court located in the State of Texas or any other Texas state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11.        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or

Annex H-7

other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 5.12.       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13.       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled (without proof of actual damages and without being required to prove that money damages are an inadequate remedy) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 5.09, in addition to any other remedy to which they may be entitled at law or in equity. The parties further agree to (a) waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity and (b) not assert that a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason.

Section 5.14.       Non-Recourse. This Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the persons or entities that are expressly identified as parties hereto and no former, current or future equityholders, controlling persons, directors, officers, employees, incorporator, agents or Affiliates of any party hereto or any former, current or future shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, attorney, Affiliate, other Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any Action (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

Annex H-8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BLACKBEARD SECURITY HOLDINGS, LLC
By:	/s/ Jordan Barrett
	Name:	Jordan Barrett
	Title:	Chief Executive Officer
GREYBEARD ENERGY, LLC
By:	/s/ Kaleb Smith
	Name:	Kaleb Smith
	Title:	Chief Executive Officer
SOFTVEST, L.P.
By:	SoftVest GP I, LLC, as general Partner
By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Managing Member

[Signature Page to Voting and Support Agreement]

Annex H-9

Annex I

COMMITMENT AND BACKSTOP AGREEMENT

This COMMITMENT AND BACKSTOP AGREEMENT (this “Agreement”), dated July 28, 2026, is made and entered into by and among (i) PBT Land and Minerals, Inc., a Texas corporation (the “Company”), (ii) SoftVest, L.P., a Delaware limited partnership (“SoftVest”), (iii) Horizon Kinetics Asset Management LLC, a Delaware limited liability company, on behalf of itself and its affiliated companies (collectively, “Horizon Kinetics”), (iv) Blackbeard Security Holdings, LLC, a Texas limited liability company (“Blackbeard”), and (v) Greybeard Energy, LLC, a Delaware limited liability company (“Greybeard” and together with Blackbeard, the “Blackbeard Parties”). SoftVest, Horizon Kinetics, Blackbeard and Greybeard are collectively referred to as the “Commitment Parties” and SoftVest and Horizon Kinetics are together referred to as the “Backstop Purchasers.” The Company and the Commitment Parties are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, the Company, Blackbeard, Greybeard and other parties have entered into that certain combination agreement, dated as of the date hereof (the “Combination Agreement”) which, among other things, contemplates the acquisition by the Company and/or its subsidiaries of certain assets and liabilities owned by Permian Basin Royalty Trust (the “Trust”), Blackbeard and its affiliates (including Greybeard) (these and other transactions pursuant to the Combination Agreement are referred to herein as the “Business Combination”);

WHEREAS, Horizon Kinetics and SoftVest hold approximately 14.7% and 13.3%, respectively, of the outstanding units of the Trust (“Trust Units”) and each is expected to become a shareholder of the Company following the closing of the Business Combination;

WHEREAS, the Blackbeard Parties do not hold any Trust Units but are expected to become shareholders of the Company following the closing of the Business Combination;

WHEREAS, the distribution of shares of Class A Common Stock (as defined herein) to the holders of outstanding Trust Units by the Trust as part of the Business Combination is expected to be effected pursuant to a combined proxy statement/prospectus that are part of a registration statement on Form S-4 proposed to be filed in connection with the Business Combination (the “Business Combination Registration Statement”);

WHEREAS, concurrent with the Business Combination, the Company intends to conduct a rights offering (the “Rights Offering”) pursuant to which the Company will offer holders of Trust Units (the “Participants”) the right to subscribe on a pro rata basis for Class A common stock of the Company (the “Class A Common Stock”) to be registered on a registration statement on Form S-1 (together with the Business Combination Registration Statement, the “Registration Statements”) pursuant to the exercise of rights to be issued by the Company (the “Rights”);

WHEREAS, each Right carries with it a basic subscription right, which entitles each holder to purchase shares of Class A Common Stock for the Subscription Price (as defined below) (the “Basic Subscription Right”), and an over-subscription right, which entitles each holder that has exercised its Basic Subscription Right in full to subscribe for additional shares of Class A Common Stock, at the same Subscription Price, to the extent that shares of Class A Common Stock offered in the Rights Offering have not been purchased by other Participants (the “Over-Subscription Right”);

WHEREAS, concurrent with the Business Combination and the Rights Offering, the Company has offered to Blackbeard and Greybeard, and Blackbeard and Greybeard have agreed and committed, to purchase from the Company shares of Class A Common Stock at the Subscription Price (the “Subscription”), subject to the terms and conditions of this Agreement.

WHEREAS, the Company desires to receive gross proceeds of $120,000,000 (the “Gross Proceeds Amount”) in connection with the Rights Offering, the Backstop Commitment (as defined below) and the Subscription;

WHEREAS, the Company will issue (i) pursuant to the Rights Offering a number of shares of Class A Common Stock equal to the quotient, rounded down, of (a) the product of $120 million and 59.3% (or $71.16 million) divided by (b) the Subscription Price (as defined below) (the “Rights Offering Share Amount”) and

Annex I-1

(ii) pursuant to the Subscription a number of shares of Class A Common Stock equal to the quotient, rounded down, of (a) the product of $120 million and 40.7% (or $48.84 million) divided by (b) the Subscription Price (as defined below) (the “Subscription Share Amount”); and

WHEREAS, in order to provide assurance that the Company receives the Gross Proceeds Amount in connection with the Rights Offering and the Subscription, the Company has offered to the Backstop Purchasers the opportunity, and each Backstop Purchaser has agreed and committed, to purchase from the Company upon expiration of the Rights Offering, at the Subscription Price, shares of Class A Common Stock not otherwise sold in the Rights Offering, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.            Rights Offering; Backstop Commitment; Subscription.

(a)         Backstop Commitment.

(i)          Subject to the consummation of the Rights Offering and subject to the terms and conditions set forth herein, in order to provide assurance that the Rights Offering will be fully subscribed, each Backstop Purchaser hereby commits to purchase from the Company, and the Company hereby agrees to sell to such Backstop Purchaser, at the Subscription Price for the Rights Offering, any and all Unsubscribed Shares (the “Backstop Commitment”). It is agreed that the Unsubscribed Shares shall be allocated for the purposes of the Backstop Commitment among the Backstop Purchasers proportionally in accordance with their respective Backstop Percentage set forth on Schedule A attached hereto.

The Subscription Price shall be equal to 87.5% of the Five-Day VWAP. The Subscription Price shall be rounded to the nearest $0.01, with one-half of one cent rounded upward.

“Five-Day VWAP” means the arithmetic average of the Daily VWAPs for the five consecutive Trading Days immediately preceding the date on which the Subscription Price is first publicly disclosed by the Company through the filing or furnishing of a report with the Securities and Exchange Commission or the issuance of a broadly disseminated press release (the “Pricing Disclosure Date”).

“Daily VWAP” means, for any Trading Day, the volume-weighted average price of the Trust Units on the New York Stock Exchange for the period beginning at 9:30 a.m. and ending at 4:00 p.m., New York City time, on such Trading Day, as reported by Bloomberg through its “Volume at Price” function under the security-specific Bloomberg page for the Trust Units, or, if such information is unavailable from Bloomberg, by another nationally recognized financial-information service selected by the Company in good faith.

“Trading Day” means any day on which the principal national securities exchange on which the Trust Units are then listed or admitted to trading is open for regular trading and on which a closing sale price for the Trust Units is reported; provided that a day on which trading in the Trust Units is suspended for more than two hours during regular trading hours shall not constitute a Trading Day. If the Daily VWAP is unavailable for any relevant Trading Day, the Company shall determine the Daily VWAP for that Trading Day in good faith using a commercially reasonable methodology consistent with the methodology described above.

“Unsubscribed Shares” means a number of shares of Class A Common Stock equal to the excess, if any, of (i) the Rights Offering Share Amount, over (ii) the aggregate number of shares of Class A Common Stock that are purchased by Participants, including the Backstop Purchasers, in their capacity as Participants, in the Rights Offering pursuant to the exercise of the Rights.

(ii)         Within two (2) Business Days after the expiration of the Rights Offering period, the Company shall issue to each Backstop Purchaser a notice (the “Backstop Notice”) setting forth the number of shares of Class A Common Stock subscribed for in the Rights Offering pursuant to the exercise of the Rights by the Participants and the aggregate gross proceeds of the Rights Offering and, accordingly, the number of Unsubscribed

Annex I-2

Shares to be acquired by such Backstop Purchaser pursuant to the Backstop Commitment at the Subscription Price. Shares of Class A Common Stock acquired by the Backstop Purchasers pursuant to the Backstop Commitment are collectively referred to as the “Backstop Acquired Shares.”

(iii)        Unless this Agreement shall have been terminated pursuant to Section 5, the closing of the Backstop Commitment (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures on the date of the Blackbeard Contribution Closing (as defined in the Contribution Agreement) assuming the satisfaction or waiver (to the extent permitted herein and by applicable law) of the conditions set forth in Section 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or on such other date, time or at such place as agreed to in writing by the Company and the Backstop Purchasers (the date on which the Closing occurs, the “Closing Date”). As used herein “Business Day” shall means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law, executive order or regulation to close.

(iv)        At the Closing, the Company shall automatically (without a need for any further action on the part of, or notice to, the Company or any other Person) issue to the Backstop Purchasers the Backstop Acquired Shares in book entry form, free and clear of all liens (other than any restrictions on transfer arising under applicable securities laws), against payment by or on behalf of the Backstop Purchasers of the aggregate Subscription Price for all such shares by wire transfer in immediately available funds to the account designated by the Company in writing at least two (2) Business Days prior to the Closing. In furtherance of the foregoing, the Company shall cooperate with each Backstop Purchaser and take such actions as may be necessary to (i) instruct the Company’s transfer agent to issue the Backstop Acquired Shares to each Backstop Purchaser effective as of the Closing, and (ii) deliver to each Backstop Purchaser evidence thereof in a form customarily delivered by the Company’s transfer agent.

(b)         Exercise of Rights. Each Backstop Purchaser undertakes to exercise in full the Basic Rights allocated to it in the Rights Offering and to exercise to the fullest extent possible its Over-Subscription Rights in the Rights Offering, and to timely submit the funds related to such exercise.

(c)         Blackbeard and Greybeard Subscription.

(i)          Subject to the consummation of the Rights Offering and subject to the terms and conditions set forth herein, Blackbeard and Greybeard hereby commit to purchase from the Company, and the Company hereby agrees to sell to Blackbeard and Greybeard, a number of shares of Class A Common Stock equal to the Subscription Share Amount (the “Subscription Shares”) at the Subscription Price. It is understood that the Subscription Shares shall be allocated for the purposes of the Subscription among Blackbeard and Greybeard as follows: Blackbeard (93.86%) and Greybeard (6.14%).

(ii)         Unless this Agreement shall have been terminated pursuant to Section 5, the closing of the Subscription shall take place at the same time and in the same manner as the Closing, or on such other date, time or at such place as agreed to in writing by the Company, Blackbeard and Greybeard.

Section 2.            Representations and Warranties by each Commitment Party. Each Commitment Party represents and warrants, severally and not jointly, to the Company as follows:

(a)         Organization, Standing and Power. Such Commitment Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its state or country of organization and has all requisite corporate, partnership or limited liability company power and authority necessary to own, lease and operate its properties and to carry on its business as presently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Commitment Party to consummate the transactions contemplated by this Agreement. Such Commitment Party is duly licensed or qualified to do business as a foreign corporation, partnership or limited liability company in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Commitment Party to consummate the transactions contemplated by this Agreement.

Annex I-3

(b)         Authority; Execution and Delivery; Enforceability. Such Commitment Party has all requisite corporate, partnership or limited liability company (as the case may be) power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Commitment Party of this Agreement and the consummation by such Commitment Party of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or limited liability company (as the case may be) action on the part of such Commitment Party and no other corporate, partnership or limited liability company (as the case may be) proceedings on the part of such Commitment Party are necessary to approve this Agreement and to consummate the transactions contemplated hereby. Such Commitment Party has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement on behalf of the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)         Accredited Investor. Such Commitment Party is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”).

(d)         No Conflicts; Consents.

(i)          The execution, delivery and performance by such Commitment Party of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) conflict with, or result in any breach or violation of or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation under any contract binding upon such Commitment Party or any of its subsidiaries or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any lien upon any of the properties, rights or assets of such Commitment Party or any of its subsidiaries, (B) conflict with or result in any violation of any provision of such Commitment Party’s organizational documents, or (C) conflict with or violate any laws applicable to such Commitment Party or any of its subsidiaries or any of their respective properties, rights or assets, other than, in the case of clauses (A) and (C) above, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Commitment Party to consummate the transactions contemplated by this Agreement.

(ii)         No consent of, or registration, declaration or filing with any governmental authority is required to be obtained or made by such Commitment Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (A) the filing with the Securities and Exchange Commission (the “SEC”) of such reports under Sections 13 and 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) any consents, registrations, declarations or filings required to be obtained or made as a result of the identity, nature, business or operations of Company or any of its subsidiaries or affiliates, and (C) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Commitment Party to consummate the transactions contemplated by this Agreement.

(e)         Litigation. There is no action pending or, to the knowledge of such Commitment Party, threatened in writing against such Commitment Party or any of its subsidiaries or any of the directors or officers of such Commitment Party or any of its subsidiaries in their capacity as such, which, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Commitment Party to consummate the transactions contemplated by this Agreement.

(f)          Independent Investigation. Such Commitment Party acknowledges that (i) it has (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Backstop Commitment or the Subscription, as applicable, and the merits and risks of acquiring the Backstop Acquired Shares or the Subscription Shares, as applicable; (B) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (C) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment, and (ii) it has, independently

Annex I-4

and without reliance upon any statement, representation or warranty made by any person (including any of the Company’s financial advisors or other representatives), other than such statements, representations and warranties of the Company expressly contained in this Agreement, and based on such information described in the foregoing clause (i), made its own analysis and decision to enter into this Agreement and the transactions contemplated hereby and that it has not relied on the analysis and decision or due diligence investigation of any other Person (including any of the Company’s financial advisors or other representatives).

(g)         Financial Sophistication. Such Commitment Party, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions, including the Backstop Commitment or the Subscription, as applicable. Such Commitment Party is able to bear the economic risk of the acquisition of the Backstop Acquired Shares or the Subscription Shares, as applicable, and, at the present time, is able to afford a complete loss of such investment.

(h)         Investment Intent. Such Commitment Party is acquiring the Backstop Acquired Shares or Subscription Shares, as applicable, for its own account (or on behalf of accounts over which it exercises investment discretion), with the intention of holding such shares for investment and with no present intention of participating, directly or indirectly, in a distribution of the shares.

(i)          No Manipulation or Stabilization of Price. In connection with the Rights Offering, such Commitment Party has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company in order to facilitate the sale or resale of any securities of the Company, and it is not aware of any such action taken or to be taken by any person.

(j)          No Registration. Such Commitment Party understands (i) that the offer and sale of the Backstop Acquired Shares or Subscription Shares, as applicable, to be purchased by it pursuant to the terms of this Agreement have not been registered under the Securities Act or any state securities laws, (ii) the Company shall not be required to effect any registration or qualification of such shares under the Securities Act or any state securities laws, except pursuant to a certain registration rights agreement to be entered by and between the Company and the Commitment Parties, (iii) that the Backstop Acquired Shares and the Subscription Shares, as applicable, will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws, and (iv) that the Backstop Acquired Shares and the Subscription Shares, as applicable, may not be offered for sale, sold or otherwise transferred except pursuant to a registration statement under the Securities Act or in a transaction exempt from or not subject to registration under the Securities Act. Further, the following legends (or similar language) shall be placed on such certificate(s), if any, representing the Backstop Acquired Shares and the Subscription Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED AND/OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS PROVIDED THAT AT THE ISSUER’S REQUEST, THE TRANSFEROR THEREOF SHALL HAVE DELIVERED TO THE ISSUER AN OPINION OF COUNSEL (WHICH OPINION SHALL BE IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, OR (C) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT.

(k)         Removal of Legends. The legend set forth in Section 2(j) above shall be removed and the Company shall issue, or cause to be issued, a certificate (or book entry notation, as applicable) without such legend or any other legend to the holder of the applicable Backstop Acquired Shares or Subscription Shares, as applicable, upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository

Annex I-5

Trust Company (“DTC”), if (i) such shares are registered for resale under the Securities Act and sold pursuant to the effective registration statement registering the shares for resale, (ii) such shares are sold or transferred pursuant to and in compliance with Rule 144 under the Securities Act (“Rule 144”) or another similar exemption from registration, or (iii) the Company receives customary broker and holder representation letters from such Commitment Party addressed to the Company, an opinion of counsel of such Commitment Party addressed to the Company, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that such shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 as to such securities and without volume or manner-of-sale restrictions, and other customary required by the Company’s transfer agent in connection therewith. Certificates (or book entry notations) for such shares subject to legend removal hereunder will be transmitted by the Company to such Commitment Party or may be transmitted by the Company’s transfer agent to such Commitment Party by crediting the DTC account of such Commitment Party’s broker or other DTC participant as directed by such Commitment Party.

(l)          Sufficiency of Funds. Such Commitment Party has and will have available funds sufficient to pay the aggregate Subscription Price for all shares of Class A Common Stock to be purchased by such Commitment Party hereunder.

Section 3.            Representations and Warranties of the Company. The Company represents and warrants to each Commitment Party as follows:

(a)         Organization, Existence and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as presently conducted, except (other than with respect to the Company’s due incorporation, valid existence and good standing) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s business or prospect or its ability to consummate the Business Combination or the transaction contemplated by this Agreement (a “Company Material Adverse Effect”). The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Authorization; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, to the extent required by the rules of the New York Stock Exchange (“NYSE”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement on behalf of the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and equitable principles of general applicability.

(c)         Valid Issuance of Shares. All of the Backstop Acquired Shares and Subscription Shares to be issued pursuant to this Agreement will be, as of the date of their issuance, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, (i) will be validly issued, fully paid and nonassessable, (ii) will be free and clear of all liens (other than any restrictions on transfer arising under applicable securities laws), and (iii) will not be subject to any statutory or contractual preemptive rights or other similar rights of stockholders.

(d)         No Investment Company. The Company is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(e)         No Conflicts; Consents.

(i)          The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not,

Annex I-6

(A) conflict with, or result in any breach or violation of or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation under any Contract binding upon the Company or any of its subsidiaries or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any lien upon any of the properties, rights or assets of the Company or any of its subsidiaries, (B) conflict with or result in any violation of any provision of the Company governing documents or organizational documents of the Company’s subsidiaries, or (C) conflict with or violate any laws applicable to the Company or any of its subsidiaries or any of their respective properties, rights or assets, other than, in the case of clauses (A) and (C) above, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or lien that has not been or would not reasonably be expected to have Company Material Adverse Effect.

(ii)         Other than in connection with or in compliance with (A) the Texas Business Organizations Code, (B) the Securities Act, (C) the Exchange Act, (D) other applicable state or federal securities laws, and (E) any applicable requirements of NYSE, no consent of, or registration, declaration or filing with any governmental authority is necessary or required, under applicable law, to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents or filings that, if not obtained or made, would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

(f)          Litigation. There is no action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, any of the directors or officers of the Company or any of its subsidiaries in their capacity as such or affecting any of the business, operations, properties or assets of the Company or any of its subsidiaries which, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default with respect to any judgment that is applicable to the Company or any of its subsidiaries which, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)         SEC Reports; Financial Statements.

(i)          Each Registration Statement conforms in all material respects to the requirements of the Securities Act and the rules and regulations thereunder.

(ii)         Neither Registration Statement contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading.

(iii)        The consolidated financial statements (including all related notes and schedules) included in each Registration Statement (the “Financial Statements”) were prepared in all material respects in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iv)        The pro forma financial information and the related notes thereto included or incorporated by reference in each Registration Statement has been prepared in accordance with the rules and guidelines of the SEC with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation of such pro forma financial information, subject to the qualifications contained therein, are reasonable, and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(v)         The representations and warranties in subparagraphs (ii), (iii) and (iv) of this subsection shall not be made to the Blackbeard Parties with respect to the financial statements of US Land Guild Corp. Predecessor, Hilcorp Mineral and Royalty Interests, and Greybeard Mineral and Royalty Interests and information related to such entities included in the Registration Statements.

Annex I-7

Section 4.            Conditions.

(a)         Each Commitment Party’s obligation to purchase shares of Class A Common Stock pursuant to this Agreement is subject to the following conditions: (i) the Company shall be in compliance with its obligations under this Agreement in all material respects; and (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and the Closing except to the extent that the failure of any such representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b)         The Company’s obligations hereunder are subject to the following conditions: (i) the Commitment Parties shall be in compliance with their respective obligations under this Agreement in all material respects; (ii) the representations and warranties of the Commitment Parties hereunder shall be true and correct as of the date of this Agreement and the Closing except to the extent that the failure of any such representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Commitment Parties to consummate the transactions contemplated by this Agreement.

(c)         The Closing is further subject to the satisfaction or waiver of the following conditions: (i) consummation of the Rights Offering and delivery of the Backstop Notice to the Backstop Purchasers; and (ii) consummation of the Blackbeard Contribution Closing.

Section 5.            Termination.

(a)         By the Commitment Parties; Other. This Agreement shall terminate (i) automatically without any action by or on behalf of any Party or any other Person if the Combination Agreement is validly terminated in accordance with its terms, or (ii) upon the Parties’ mutual written consent.

(b)         Effect of Termination. The Company and the Commitment Parties hereby agree that any termination of this Agreement pursuant to this Section 5 (other than termination by one Party in the event of a willful and material breach of a Party of, or fraud with respect to, any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination), shall be without liability to the Company or any Commitment Party.

Section 6.            Governing Law. This Agreement and the legal relations between the Parties in connection with the transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

Section 7.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered personally, emailed (provided that such email states that it is a notice sent pursuant to this Section 7) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

PBT Land and Minerals, Inc.
c/o SoftVest Advisors, LLC
400 Pine Street, Suite 1010
Abilene, TX, 79601
Attention: Eric L. Oliver
Email: Eric@softvest.com

With copies (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo; Colin Diamond; Chris Centrich
E-mail: eduardogallardo@paulhastings.com
colindiamond@paulhastings.com
chriscentrich@paulhastings.com

Annex I-8

If to any Commitment Party, to the address set forth next to such Commitment Party’s name on Exhibit A hereto.

Section 8.            Specific Performance; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)         The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Business Courts of the State of Texas in and for Dallas, Texas or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, the United States District Court located in Dallas, Texas, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In the event a claim or action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party waives the defense, that there is an adequate remedy under applicable law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)         Any dispute, controversy, matter or claim between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Action arising out of this Agreement or any of the transactions contemplated hereby. All Disputes between the Parties relating to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas. Each Party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas County United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas County or the United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas.

(c)         To the extent that any Party or any of its affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 8(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas.

(d)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(d).

Annex I-9

Section 9.            Amendment; Waiver; Counterparts. This Agreement may not be modified, amended or supplemented, except by written instrument executed by the Parties. Any of the terms or provisions hereof may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts.

Section 10.          Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 11.          Expenses. Each Party shall pay its own fees and expenses in connection with the transactions contemplated hereby.

Section 12.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.          Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party. Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 14.          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each other Party, except that each Party may, upon prior written notice to the Company, assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of such Party, so long as such Party continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 15.          Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Closing; provided, however, that this Section 15 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance at or after the Closing.

[Signature Page Follows]

Annex I-10

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, all as of the date first set forth above.

COMPANY:
PBT LAND AND MINERALS., INC.
By:	/s/ Eric L. Oliver
Name: Eric L. Oliver
Title: Authorized Signatory
COMMITMENT PARTIES:
SOFTVEST, L.P. By: SoftVest GP I, LLC, as general partner
By:	/s/ Eric L. Oliver
Name: Eric L. Oliver
Title: President and Managing Member
HORIZON KINETICS ASSET MANAGEMENT LLC
By:	/s/ Jay Kesslen
Name: Jay Kesslen
Title: General Counsel
BLACKBEARD SECURITY HOLDINGS, LLC
By:	/s/ Jordan Barrett
Name: Jordan Barrett
Title: Chief Executive Officer
GREYBEARD ENERGY HOLDINGS, LLC
By:	/s/ Kaleb Smith
Name: Kaleb Smith
Title: Chief Executive Officer

[Signature page to Commitment and Backstop Agreement]

Annex I-11

Exhibit A

Notice Address of Participants

Participants	Notice Address
SoftVest, L.P.

SoftVest, L.P.
400 Pine St., Suite 1010
Abilene, TX, 79601
Attention: Kline Oliver and Eric Oliver
Email: kline@softvest.com, eric@softvest.com

With copies (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo; Colin Diamond, Chris Centrich
E-mail: eduardogallardo@paulhastings.com,
colindiamond@paulhastings.com, chriscentrich@paulhastings.com

Horizon Kinetics Asset Management LLC	Horizon Kinetics LLC 470 Park Avenue South New York, NY 10016 Attention: Jay Kesslen Email: jkesslen@horizonkinetics.com
Blackbeard Security Holdings, LLC

Blackbeard Security Holdings, LLC
C/O Blackbeard Operating, LLC
1751 River Run, Suite 405
Fort Worth, Texas 76107
Attn: Ricky Torlincasi
Email: rtorlincasi@blackbeardoperating.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams, Thomas G. Zentner, Bryan E. Loocke, Sang Hun Lee
Email: dmcwilliams@velaw.com, tzentner@velaw.com,
bloocke@velaw.com, slee@velaw.com

Greybeard Energy, LLC

Greybeard Energy, LLC
C/O Blackbeard Operating, LLC
1751 River Run, Suite 405
Fort Worth, Texas 76107
Attn: Ricky Torlincasi
Email: rtorlincasi@blackbeardoperating.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams, Thomas G. Zentner, Bryan E. Loocke, Sang Hun Lee
Email: dmcwilliams@velaw.com, tzentner@velaw.com,
bloocke@velaw.com, slee@velaw.com

Annex I-12

Schedule A

Backstop Purchaser Backstop Commitment Allocation Schedule

Backstop Purchaser	Backstop Percentage
SoftVest, L.P.	50%
Horizon Kinetics Asset Management LLC	50%

Annex I-13

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Limitation of Liability and Indemnification Under Certificate of Formation and Bylaws

The TBOC permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his or her duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he or she reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his or her conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties, but not for a breach of the director’s duty of loyalty or receipt of an improper benefit. New PBT’s certificate of formation provides that a director of the corporation will not be liable to the corporation or its shareholders for monetary damages for any act or omission by the director in the performance of his or her duties, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent, or officer of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from a corporation to the same extent that directors may seek indemnification and advancement of expenses from a corporation.

Further, New PBT’s certificate of formation and bylaws provide that we must indemnify New PBT’s directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to New PBT’s directors and officers, except for claims brought by us, and carry directors’ and officers’ insurance providing indemnification for New PBT’s directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We have also entered into, or will enter into in connection with the completion of the Business Combination contemplated hereby, indemnification agreements with each of New PBT’s directors and executive officers. The indemnification agreements provide, or will provide, among other things, for indemnification to the fullest extent permitted by the TBOC and New PBT’s certificate of formation and bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with New PBT’s approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee, or agent (including as a trustee, fiduciary, partner, or manager or in a similar capacity) of another enterprise or an employee benefit plan at New PBT’s request. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and New PBT’s certificate of formation and bylaws or the terms of the indemnification agreements.

We expect to maintain standard policies of insurance that provide coverage (i) to New PBT’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under any of the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1*†

Combination Agreement, dated as of July 28, 2026, by and among New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security, and Greybeard Energy (included as Annex B to the proxy statement/prospectus contained in this registration statement)

3.1*	Certificate of Formation of New PBT
3.2*	Amended Certificate of Formation of New PBT
3.3*	Form of A&R Certificate of Formation of New PBT (included as Annex C to the proxy statement/prospectus contained in this registration statement)
3.4*	Bylaws of New PBT
3.5*	Form of A&R Bylaws of New PBT (included as Annex D to the proxy statement/prospectus contained in this registration statement)
5.1***	Legal Opinion of Paul Hastings LLP
8.1***	Opinion of Paul Hastings LLP regarding certain U.S. federal income tax matters.
10.1*	Form of Shareholders’ Agreement (included as Annex G to the proxy statement/prospectus contained in this registration statement)
10.2*	Form of Registration Rights Agreement (included as Annex F to the proxy statement/prospectus contained in this registration statement)
10.3*	2026 Incentive Plan (included as Annex E to the proxy statement/prospectus contained in this registration statement)
10.4*	Voting and Support Agreement between Blackbeard Security and SoftVest, L.P. (included as Annex H to the proxy statement/prospectus contained in this registration statement)
10.5*

Commitment and Backstop Agreement, dated as of July 28, 2026, by and among New PBT, Blackbeard Security, Greybeard Energy, SoftVest L.P. and Horizon Kinetics Asset Management LLC (included as Annex I to the proxy statement/prospectus contained in this registration statement)

21.1*	List of Subsidiaries of New PBT

Exhibit	Description
23.1***	Consent of Paul Hastings LLP (included in Exhibit 5.1)
23.2***	Consent of Paul Hastings LLP (included in Exhibit 8.1)
23.3*	Consent of Ernst & Young LLP (PBT Land and Minerals, Inc. Predecessor)
23.4*	Consent of Ernst & Young LLP (PBT Land and Minerals, Inc.)
23.5*	Consent of Weaver and Tidwell, L.L.P. (Hilcorp Assets)
23.6*	Consent of Weaver & Tidwell, L.L.P. (Greybeard Assets)
23.7*	Consent of Weaver & Tidwell, L.L.P. (Trust)
23.8*	Consent of Cawley, Gillespie & Associates, Inc. (PBT Land and Minerals, Inc. Predecessor)
23.9*	Consent of Cawley, Gillespie & Associates, Inc. (Greybeard Assets)
23.10*	Consent of Cawley, Gillespie & Associates, Inc. (Trust)
99.1***	Proxy Card of Permian Basin Royalty Trust
99.2*	Consent of Ricky Burnett to be named as Director Nominee
99.3*	Consent of Brian Ferguson to be named as Director Nominee
99.4*	Consent of Peter Ray to be named as Director Nominee
99.5*	Consent of Kaleb Smith to be named as Director Nominee
99.6*	Consent of Jordan Barrett to be named as Director Nominee
99.7*

Report of Cawley, Gillespie & Associates, Inc., (Trust) reservoir engineer (incorporated by reference from Exhibit 23.1 in the Annual Report on Form 10-K for the year ended December 31, 2025 filed by the Trust on March 27, 2026)

99.8*	Report of Cawley, Gillespie and Associates, Inc. (PBT Land and Minerals, Inc. Predecessor), independent reserve engineer, as of December 31, 2025
99.9*	Report of Cawley, Gillespie and Associates, Inc. (PBT Land and Minerals, Inc. Predecessor), independent reserve engineer, as of December 31, 2024
99.10*	Report of Cawley, Gillespie and Associates, Inc. (Greybeard Assets), independent reserve engineer, as of December 31, 2025
99.11*	Report of Cawley, Gillespie and Associates, Inc. (Greybeard Assets), independent reserve engineer, as of December 31, 2024
99.12*	Report of Cawley, Gillespie and Associates, Inc. (Hilcorp), independent reserve engineer, as of December 31, 2024
107*	Filing Fee Table

____________

†        Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

*        Filed herewith.

**      Previously filed.

***    To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abilene, State of Texas, on July 28th, 2026.

PBT LAND AND MINERALS, INC.
By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	Chief Executive Officer, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the capacities indicated below on July 28, 2026.

Signature	Title	Date
/s/ Eric L. Oliver	Chief Executive Officer, Chief Financial Officer and Director	July 28, 2026
Eric L. Oliver	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)